As filed with the United States Securities and Exchange Commission on May 19, 2021.

Registration No. 333-253136

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 4

TO FORM S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

FOREST ROAD ACQUISITION CORP.

(Exact name of registrant as specified in its charter)

Delaware	6770	85-3222090
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1177 Avenue of the Americas, 5th Floor

New York, New York 10036

Telephone: (917) 310-3772

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Keith L. Horn

Chief Executive Officer

1177 Avenue of the Americas, 5th Floor

New York, New York 10036

(917) 310-3772

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Douglas S. Ellenoff, Esq. Stuart Neuhauser, Esq. Joshua N. Englard, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, New York 10105 (212) 370-1300	Monica J. Shilling, P.C. Michael Considine, P.C. Tamar Donikyan, Esq. Kirkland & Ellis LLP 2049 Century Park East Suite 3700 Los Angeles, California 90067 (310) 552-4200	Justin G. Hamill Steven B. Stokdyk Latham & Watkins LLP 885 Third Avenue New York, New York 10022 (212) 906-1200

Approximate date of commencement of proposed sale to the public: As soon as practicable after (i) this registration statement is declared effective and (ii) upon completion of the applicable transactions described in the enclosed proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended (“Securities Act”), or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered (1)	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common Stock, par value $0.0001 per share (2)	115,285,488	$0.27 (3)	$31,127,082	— (4)
Class X Common Stock, par value $0.0001 per share (5)	141,240,915	$0.27 (3)	$38,135,047	$3,443
Shares underlying Warrants to purchase shares of Class A Common Stock (6)	3,980,392	$10.745 (7)	$42,769,312	$4,666
Shares underlying Options to purchase shares of Class A Common Stock (8)	34,633,295	$10.745 (7)	$372,134,755	$40,600
TOTAL	295,140,090		$484,166,196 (3)	$48,709 (3)(9)

(1)

Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(2)

Represents (i) 101,755,844 shares of Class A Common Stock to be issued by Forest Road Acquisition Corp. (“Forest Road”) to the holders of certain common units of The Beachbody Company Group, LLC (“Beachbody”) and (ii) up to 13,529,644 shares of Class A Common Stock to be issued by Forest Road to holders of units of Myx Fitness Holdings, LLC.

(3)

Beachbody is a private company and no market exists for its securities. In accordance with Rule 457(f)(2) and (3), the registration fee payable is calculated on the basis of the book value of the Beachbody equity securities of $0.27 as of September 30, 2020, less $37.7 million cash payable in connection with the Transaction. Accordingly, the Proposed Maximum Aggregate Offering Price with respect to the shares acquired by Forest Road in exchange for the Class A Common Stock and Class X Common Stock is an aggregate $31,562,129. As a result, the Total Proposed Maximum Aggregate Offering Price that is the basis of the registration fee calculation is $446,466,196.

(4)	Combined fee in line below.
(5)	Represents shares of Class X Common Stock to be issued by Forest Road to holders of certain common units of Beachbody.
(6)	Represents shares underlying Warrants to be issued by Forest Road to holders of Beachbody warrants issued, outstanding and unexercised immediately prior to the Closing.
(7)

Pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, based on the average of the high and low trading prices of Forest Road Class A common stock on February 8, 2021 as reported by the New York Stock Exchange (within five business days prior to the date of this Registration Statement).

(8)	Represents shares underlying Options to be issued by Forest Road to holders of Beachbody options (vested and unvested) issued, outstanding and unexercised immediately prior to the Closing.
(9)	Previously paid.

The information in this proxy statement/prospectus is not complete and may be changed. Forest Road Acquisition Corp. may not issue the securities offered by this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission, of which this proxy statement/prospectus is a part, is declared effective. This proxy statement/prospectus does not constitute an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale of these securities is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION, DATED MAY 19, 2021

To the Stockholders of Forest Road Acquisition Corp.:

You are cordially invited to attend a special meeting in lieu of the 2021 annual meeting of stockholders (the “Special Meeting”) of Forest Road Acquisition Corp. (“Forest Road”), which will be held virtually at 10:00 a.m., Eastern Time, on [            ], 2021, at https://www.cstproxy.com/forestroadacquisition/sm2021. In light of ongoing developments related to the novel coronavirus, after careful consideration, we have determined that the Special Meeting will be a virtual meeting conducted exclusively via live webcast in order to facilitate stockholder attendance while safeguarding the health and safety of our stockholders, directors and management team. You or your proxyholder will be able to attend and vote at the Special Meeting by visiting https://www.cstproxy.com/forestroadacquisition/sm2021 and using a control number assigned by Continental Stock Transfer & Trust Company. To register and receive access to the virtual meeting, registered stockholders and beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in this proxy statement/prospectus.

On February 9, 2021, the Company (as defined below) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with BB Merger Sub, LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of the Company (“BB Merger Sub”), MFH Merger Sub, LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of the Company (“Myx Merger Sub”), The Beachbody Company Group, LLC (“Beachbody”) and Myx Fitness Holdings, LLC (“Myx” and, together with Beachbody, the “Target Companies”). The transactions contemplated by the Business Combination Agreement are referred to herein as the “Business Combination.” You are being asked to vote on the Business Combination.

It is proposed that, upon the effectiveness of the Business Combination (the “Closing”), Forest Road will change its name to “The Beachbody Company, Inc.” The Beachbody Company, Inc. and Forest Road, following the Business Combination, are both referred to herein as the “Company.”

As a result of and upon the Closing, among other things, all outstanding equity interests of Beachbody and Myx will be cancelled in exchange for the right to receive, in the aggregate, a number of shares of common stock (or, in the case of outstanding Beachbody options or warrants, options or warrants to purchase shares of common stock) in the Company that is approximately equal to the quotient obtained by dividing (x) $2,900,000,000 by (y) $10.00, provided, however, that (1) certain Beachbody equityholders will receive common stock in the Company with similar rights as those being issued to all other recipients of merger consideration, except that such common stock will carry 10 votes per share; (2) certain Myx equityholders will be entitled to receive, in lieu of their pro rata portion (based on their percentage ownership interests in Myx) of such shares, an amount in cash equal to the value of such shares, up to an aggregate amount of cash among all such equityholders not to exceed the result of $37.7 million minus certain payments to be made by Forest Road on behalf of Myx as set forth in the Merger Agreement; and (3) the foregoing consideration is subject to adjustment (x) in the case of the Beachbody equity interests, based on the transaction expenses of Beachbody and Forest Road, and (y) in the case of each of the Beachbody equity interests and the Myx equity interests, based on the date on which the Closing occurs (the “Closing Date”) and the related number of Myx units issuable to Beachbody, LLC, a Delaware limited liability company (“BB”) and wholly-owned subsidiary of Beachbody, upon conversion of instruments between Myx and BB, dated December 7, 2020 and March 4, 2021, pursuant to which BB funded Myx an aggregate of $15 million subject to certain terms and conditions, including (but not limited to) the right to convert, upon certain conditions, certain of BB’s rights under such instruments into equity interests of Myx.

In connection with the execution of the Merger Agreement, (i) Forest Road entered into subscription agreements with certain investors (the “Subscription Agreements”), pursuant to which such investors have agreed to purchase in connection with the Closing an aggregate of 22,500,000 shares of Class A Common Stock, par value $0.0001 per share, of the Company (the “Class A Common Stock”) for a purchase price of $10.00 per share, for an aggregate purchase price of $225,000,000 (together, the “PIPE”). The obligations of each party to consummate the PIPE are conditioned upon, among other things, customary closing conditions and the consummation of the transactions contemplated by the Merger Agreement.

Subject to approval by Forest Road stockholders of the proposal to approve the Business Combination, the proposal to approve the second amended and restated certificate of incorporation, and other proposals in this proxy statement/prospectus, the Company will adopt a multiple-class stock structure, comprised of Class A common stock, which will carry one vote per share, Class X common stock, which will carry ten votes per share, and Class C common stock. The Class X Common Stock carries substantially similar rights as the Class A Common Stock, except that each share of Class X Common Stock carries ten votes. The Class C common stock will have substantially the same rights as the Class A common stock, except it will not have any voting rights. Upon the Closing, Carl Daikeler and certain of his affiliated entities will hold a majority of outstanding shares of Class X common stock. See “Description of Securities — The Company’s Common Stock.”

Forest Road’s units, Class A common stock and warrants are traded on the New York Stock Exchange (the “NYSE”) under the symbols “FRX.U”, “FRX” and “FRX WS”, respectively. On May [    ], 2021, the closing sale prices of Forest Road’s units, Class A Common Stock and warrants were $[            ], $[            ] and $[            ], respectively. At the closing of the Business Combination, the units will separate into their component shares of common stock and warrants so that the units will no longer trade. Forest Road has applied for the listing of the common stock and warrants of the Company on the NYSE following the completion of the Business Combination under the symbols “BODY” and “BODY WS,” respectively.

Only holders of record of shares of Class A Common Stock and shares of Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock”), at the close of business on [            ], 2021 (the “record date”) are entitled to notice of and to vote and have their votes counted at the Special Meeting and any adjournments or postponements of the Special Meeting. A complete list of our stockholders of record entitled to vote at the Special Meeting will be available for 10 days before the special meeting at our principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the Special Meeting and electronically during the Special Meeting at https://www.cstproxy.com/forestroadacquisition/sm2021.

This proxy statement/prospectus provides you with detailed information about the Business Combination and other matters to be considered at the Special Meeting. We urge you to carefully read this entire document and the documents incorporated herein by reference. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 46 of this proxy statement/prospectus.

After careful consideration, our board of directors has unanimously approved the Merger Agreement and the transactions contemplated thereby and determined that each of the proposals to be presented at the Special Meeting is in the best interests of the Company and its stockholders, and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.

The existence of financial and personal interests of our directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of the Company and its stockholders and what may be best for a director’s personal interests when determining to recommend that stockholders vote for the proposals. See the sections entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” and “Beneficial Ownership of Securities” in the accompanying proxy statement/prospectus for a further discussion.

Your vote is very important. To ensure your representation at the Special Meeting, please complete and return the enclosed proxy card or submit your proxy by following the instructions contained in this proxy statement/prospectus/consent solicitation statement and on your proxy card. Please submit your proxy promptly whether or not you expect to participate in the meeting. Submitting a proxy now will NOT prevent you from being able to vote online during the virtual special meeting. If you hold your shares in “street name”, you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form you receive from your broker, bank or other nominee.

On behalf of our board of directors, I would like to thank you for your support of Forest Road and look forward to a successful completion of the Business Combination.

Very truly yours,

Keith L. Horn

Chief Executive Officer

Forest Road Acquisition Corp.

If you return your proxy card signed and without an indication of how you wish to vote, your shares will be voted in favor of each of the proposals.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST (1) IF YOU HOLD SHARES OF CLASS A COMMON STOCK THROUGH UNITS, ELECT TO SEPARATE YOUR UNITS INTO THE UNDERLYING PUBLIC SHARES AND PUBLIC WARRANTS PRIOR TO EXERCISING YOUR REDEMPTION RIGHTS WITH RESPECT TO THE PUBLIC SHARES, (2) SUBMIT A WRITTEN REQUEST TO THE TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE SPECIAL MEETING, THAT YOUR PUBLIC SHARES BE REDEEMED FOR CASH, AND (3) DELIVER YOUR SHARES OF CLASS A COMMON STOCK TO THE TRANSFER AGENT, PHYSICALLY OR ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT/WITHDRAWAL AT CUSTODIAN) SYSTEM, IN EACH CASE IN ACCORDANCE WITH THE PROCEDURES AND DEADLINES DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THE PUBLIC SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “SPECIAL MEETING OF THE STOCKHOLDERS — REDEMPTION RIGHTS” IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS FOR MORE SPECIFIC INSTRUCTIONS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying proxy statement/prospectus or determined that the accompanying proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying proxy statement/prospectus is dated [                ], 2021 and is first being mailed to the stockholders of Forest Road on or about May [    ], 2021.

FOREST ROAD ACQUISITION CORP.

1177 Avenue of the Americas, 5th Floor

New York, New York 10036

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [            ], 2021

TO THE STOCKHOLDERS OF FOREST ROAD ACQUISITION CORP.:

NOTICE IS HEREBY GIVEN that a special meeting in lieu of the 2021 annual meeting of stockholders (the “Special Meeting”) of Forest Road Acquisition Corp., a Delaware corporation (“Forest Road”), will be held at 10:00 am, Eastern Time, on [            ], 2021. In light of ongoing developments related to the novel coronavirus, after careful consideration, we have determined that the Special Meeting will be a virtual meeting conducted exclusively via live webcast in order to facilitate stockholder attendance while safeguarding the health and safety of our stockholders, directors and management team. You are cordially invited to attend the Special Meeting online by visiting https://www.cstproxy.com/forestroadacquisition/sm2021 and using a control number assigned by Continental Stock Transfer & Trust Company. To register and receive access to the virtual meeting, registered stockholders and beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in this proxy statement.

At the Special Meeting, you will be asked to consider and vote on the following proposals:

(1)

Proposal 1 — The Business Combination Proposal — To adopt and approve the Agreement and Plan of Merger dated as of February 9, 2021 (as amended or supplemented from time to time, the “Merger Agreement”) by and among Forest Road, BB Merger Sub, LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of Forest Road (“BB Merger Sub”), MFH Merger Sub, LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of Forest Road (“Myx Merger Sub”, and together with BB Merger Sub, the “Merger Subs”), The Beachbody Company Group, LLC, a Delaware limited liability company (“Beachbody”), and Myx Fitness Holdings, LLC, a Delaware limited liability company (“Myx”, and together with Beachbody, the “Target Companies”), and the transactions contemplated by the Merger Agreement (collectively, the “Business Combination”). Pursuant to the Merger Agreement, (1) BB Merger Sub will merge with and into Beachbody, with Beachbody surviving as a wholly-owned subsidiary of Forest Road (the “Surviving Beachbody Entity”); (2) Myx Merger Sub will merge with and into Myx, with Myx surviving as a wholly-owned subsidiary of Forest Road; and (3) the Surviving Beachbody Entity will merge with and into Forest Road (the “Merger”), with Forest Road surviving such merger (such surviving entity, the “Company”), as described in more detail in the attached proxy statement/prospectus. We refer to this proposal as the “Business Combination Proposal.”

(2)

Proposal 2 — The Organizational Document Proposal — To approve and adopt, assuming the Business Combination Proposal is approved and adopted, the second amended and restated certificate of incorporation of the Company (the “Proposed Charter”) and the proposed amended and restated bylaws of the Company to be in effect following the Business Combination, each of which, if approved, would take effect upon the Closing (we refer to this proposal as the “Organizational Document Proposal”);

(3)

Proposal No. 3(A) – (F) — the Advisory Charter Proposals — To approve and adopt, on a non-binding advisory basis, certain governance provisions in the Proposed Charter, which are being presented separately in accordance with SEC guidance to give stockholders the opportunity to present their separate views on important corporate governance provisions, as 6 sub-proposals (which we refer to, collectively, as the “Advisory Charter Proposals”):

•

Proposal No. 3(A): to reclassify the Company’s capital stock and to increase the total number of authorized shares and classes of stock to 2,000,000,000 shares, consisting of (i) 100,000,000 shares of preferred stock, par value $0.0001 per share, (ii) 1,600,000,000 shares of Class A Common Stock, par value $0.0001 per share, (iii) 200,000,000 shares of Class X Common Stock, par value $0.0001 per shares, and (iv) 100,000,000 shares of Class C Common Stock, par value $0.0001 per share (we refer to this as “Advisory Charter Proposal A”);

•

Proposal No. 3(B): to provide that holders of shares of the Company’s Class A Common Stock will be entitled to cast one vote per share of the Company’s Class A Common Stock and holders of shares of the Company’s Class X Common Stock will be entitled to cast 10 votes per share of the Company’s Class common stock on each matter properly submitted to the Company’s stockholders entitled to vote, until the earlier of (a) the date Carl Daikeler is no longer providing services to the Company as a senior executive officer or director of the Company or (b) the date on which the holders of Class X Common Stock as of the Closing Date have sold 75% of their shares (other than pursuant to a Permitted Transfer (as defined in the Proposed Charter), as opposed to each share of Forest Road Class A common stock and Forest Road Class B common stock being entitled to one vote per share on each matter properly submitted to Forest Road’s stockholders entitled to vote (we refer to this as “Advisory Charter Proposal B”);

•

Proposal No. 3(C): to provide that each member of the board of directors of the Company will be elected at each annual meeting of stockholders (or special meeting in lieu thereof), as opposed to Forest Road having three classes of directors, with only one class of directors being elected in each year and each class serving a three-year term (we refer to this as “Advisory Charter Proposal C”);

•

Proposal No. 3(D): to provide that any action required or permitted to be taken by the stockholders of the Company may not be taken by written consent, other than with respect to holders of preferred stock, who are permitted to take actions by written consent (we refer to this as “Advisory Charter Proposal D”);

•

Proposal No. 3(E): to provide that if the Delaware Court of Chancery lacks subject matter jurisdiction over a claim brought against or on behalf of the Company or any of its directors, officers, employees or stockholders, then the sole and exclusive forum for such action shall be another state or federal court located within the state of Delaware, unless the Court of Chancery (or such other state or federal court located within the state of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein, and to provide further that any cause of action arising under the Securities Act of 1933, as amended, that is asserted against the Company shall be brought in the federal district courts of the United States unless the Company consents in writing to an alternate forum, and to provide further that failure to enforce the forum selection clause of the Proposed Charter would cause the Company irreparable harm and entitle the Company to equitable relief to enforce the forum selection clause; provided that, notwithstanding the foregoing, the Proposed Charter will provide that the exclusive forum provision will not apply to suits brought to enforce a duty or liability created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction, as Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder and Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder (we refer to this as “Advisory Charter Proposal E”); and

•

Proposal No. 3(F): to provide that the bylaws of the Company may be amended, altered, rescinded or repealed or adopted either (x) by the Company’s board of directors or (y) the affirmative vote of the holders of at least two-thirds of the voting power of the capital stock of the Company (we refer to this as “Advisory Charter Proposal F”);

(4)

Proposal No. 4 — The NYSE Proposal — To approve, assuming the Business Combination Proposal and the Organizational Document Proposal are approved and adopted, for the purposes of complying with the applicable listing rules of the New York Stock Exchange (the “NYSE”), the issuance of more than 20% of our issued and outstanding common stock in connection with subscription agreements entered into in connection with the Business Combination that, in each case, may result in any Seller or any other investor acquiring shares pursuant to such subscription agreements owning more than 20% of our outstanding common stock, or more than 20% of the voting power, which could constitute a “change of control” under NYSE rules (we refer to this proposal as the “NYSE Proposal”);

(5)

Proposal No. 5 — The Incentive Plan Proposal — To approve and adopt, assuming the Business Combination Proposal, the Organizational Document Proposal and the NYSE Proposal are approved and adopted, The Beachbody Company, Inc. 2021 Incentive Award Plan, a copy of which is attached to the accompanying proxy statement as Annex C (we refer to this proposal as the “Incentive Plan Proposal”);

(6)

Proposal No. 6 — The ESPP Proposal — To approve and adopt, assuming the Business Combination Proposal, the Organizational Document Proposal and the NYSE Proposal are approved and adopted, The Beachbody Company, Inc. Employee Stock Purchase Plan, a copy of which is attached to the accompanying proxy statement as Annex D (we refer to this proposal as the “ESPP Proposal”);

(7)

Proposal No. 7 — The Director Election Proposal — to elect six directors, effective upon the Closing, to serve terms on our board of directors until the annual meeting of stockholders held in the year following the year of their election, or until such directors’ successors have been duly elected and qualified, or until such directors’ earlier death, resignation, retirement or removal (we refer to this proposal as the “Director Election Proposal” and, collectively with the Incentive Plan Proposal, Business Combination Proposal, Organizational Document Proposal, NYSE Proposal and ESPP Proposal, the “Condition Precedent Proposals”); and

(8)

Proposal No. 8 — The Adjournment Proposal — To approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the Condition Precedent Proposals or the Advisory Charter Proposals (we refer to this proposal as the “Adjournment Proposal”).

The above matters are more fully described in the accompanying proxy statement/prospectus, which also includes, as Annex A-1, a copy of the Merger Agreement. We urge you to read carefully the accompanying proxy statement/prospectus in its entirety, including the Annexes and accompanying financial statements.

The record date for the Special Meeting is [            ], 2021. Only holders of record of shares of Class A Common Stock and shares of Class B Common Stock at the close of business on the record date are entitled to notice of and to vote and have their votes counted at the Special Meeting and any adjournments or postponements of the Special Meeting. A complete list of Forest Road’s stockholders of record entitled to vote at the Special Meeting will be available for 10 days before the Special Meeting at Forest Road’s principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the Special Meeting and electronically during the Special Meeting at https://www.cstproxy.com/forestroadacquisition/sm2021.

Our Class A Common Stock and warrants are currently listed on the NYSE under the symbols “FRX” and “FRX WS,” respectively. Certain of our shares of Class A Common Stock and warrants currently trade as units consisting of one share of Class A Common Stock and one-third of one redeemable warrant, and are listed on the NYSE under the symbol “FRX.U.” The units will automatically separate into their component securities upon consummation of the Business Combination and, as a result, will no longer trade as an independent security. Upon the Closing, we intend to change our name from “Forest Road Acquisition Corp.” to “The Beachbody Company, Inc.” We intend to continue the listing of our Class A Common Stock and warrants on the NYSE under the symbols “BODY” and “BODY WS,” respectively, upon the Closing.

Pursuant to Forest Road’s Amended and Restated Charter (the “Existing Charter”), a holder of public shares (a “public stockholder”) may request that Forest Road redeem all or a portion of its public shares for cash if the Business Combination is consummated. You will be entitled to receive cash for any public shares to be redeemed only if you:

(a)

(i) hold public shares or (ii) hold public shares through units and you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and

(b)	prior to 5:00 p.m., Eastern Time, on [ ], 2021 (two business days prior to the vote at the Special Meeting), (i) submit a written request to Continental Stock Transfer & Trust Company, Forest Road’s

transfer agent (the “transfer agent”), that Forest Road redeem your public shares for cash and (ii) deliver your public shares to the transfer agent, physically or electronically through The Depository Trust Company (“DTC”).

Holders of units must elect to separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact the transfer agent directly and instruct it to do so. Public stockholders may elect to redeem all or a portion of their public shares even if they vote for the Business Combination Proposal. If the Business Combination is not consummated, the public shares will not be redeemed for cash. If a public stockholder properly exercises its right to redeem its public shares and timely delivers its shares to the transfer agent, we will redeem each public share for a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account (the “trust account”) established in connection with the Company’s initial public offering (the “IPO”), calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the trust account (net of taxes payable), divided by the number of then-outstanding public shares. As of May [    ], 2021, this would have amounted to approximately $[    ] per public share. If a public stockholder exercises its redemption rights, then it will be exchanging its redeemed public shares for cash and will no longer own such shares. Any request to redeem public shares, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing. Furthermore, if a holder of a public share delivers its certificate in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that we instruct our transfer agent to return the certificate (physically or electronically). The holder can make such request by contacting the transfer agent, at the address or email address listed in this proxy statement/prospectus. We will be required to honor such request only if made prior to the deadline for exercising redemption requests. See “Special Meeting of the Stockholders — Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares, without our prior consent. Accordingly, if a public stockholder, alone or acting in concert as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limitation would not be redeemed for cash, without our prior consent.

Under the Merger Agreement, the approval of each of the Conditions Precedent Proposals (i.e., the Business Combination Proposal, the Organizational Document Proposal, the NYSE Proposal, the Director Election Proposal, the Incentive Plan Proposal and the ESPP Proposal) is a condition to the consummation of the Business Combination. The adoption of each Condition Precedent Proposal is conditioned on the approval of all of the Condition Precedent Proposals. The Advisory Charter Proposals and the Adjournment Proposal are not conditioned on the approval of any other proposal. If our stockholders do not approve each of the Condition Precedent Proposals, the Business Combination may not be consummated.

Approval of each of the Business Combination Proposal, each of the Advisory Charter Proposals, the NYSE Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal requires the affirmative vote of holders of a majority of the votes cast by holders of shares of Class A Common Stock and Class B Common Stock present in person (which would include presence at the virtual special meeting) or by proxy at the Special Meeting and entitled to vote thereon, voting as a single class. Approval of the Organizational Document Proposal requires the affirmative vote of holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock entitled to vote thereon at the Special Meeting, voting as a single class. The election of the director nominees pursuant to the Director Election Proposal requires a plurality of the votes cast by holders of shares of Class A Common Stock and Class B Common Stock present in person (which would include presence at the virtual Special Meeting) or by proxy at the Special Meeting and entitled to vote thereon, voting as a single class.

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the annexes thereto) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. We urge you to read the accompanying proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares of Forest Road common stock, please contact Morrow Sodali LLC our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing FRX.info@investor.morrowsodali.com. This notice of special meeting and the proxy statement are available at .

By Order of the Board of Directors

Keith L. Horn Chief Executive Officer and Secretary
, 2021

i

FREQUENTLY USED TERMS

Definitions

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” and “Forest Road” refer to Forest Road Acquisition Corp.

In this document:

“2020 Plan” means The Beachbody Company Group, LLC 2020 Equity Compensation Plan. For additional information, see “Executive Compensation — Beachbody — Narrative to Summary Compensation Table —Equity Compensation” section of this proxy statement/prospectus.

“2021 Plan” means The Beachbody Company, Inc. 2021 Incentive Award Plan, a copy of which is attached to this proxy statement/prospectus as Annex C. For additional information, see “The Incentive Plan Proposal” section of this proxy statement/prospectus.

“Adjournment Proposal” means the proposal to be considered at the Special Meeting to adjourn the Special Meeting to a later date or dates, if necessary to permit further solicitation and vote of proxies if it is determined by Forest Road that more time is necessary or appropriate to approve one or more Proposals at the Special Meeting.

“Business Combination” means the transactions contemplated by the Merger Agreement.

“Business Combination Proposal” means the proposal to be considered at the Special Meeting to approve the Business Combination.

“Bylaws” mean the proposed amended and restated bylaws of the Company to be in effect following the Business Combination, a form of which is attached hereto as Annex B-2.

“Cantor” means Cantor Fitzgerald & Co., the representative of the underwriters in the IPO.

“Closing” means the closing of the Business Combination.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” refers to the combined company immediately following the Business Combination that shall be renamed “The Beachbody Company, Inc.” upon the Closing.

“Company Board” means the board of directors of the Company subsequent to the completion of the Business Combination.

“DGCL” means the Delaware General Corporation Law, as amended.

“Director Election Proposal” means the proposal to elect six directors, effective upon the Closing, to serve terms on our Board until the annual meeting of stockholders held in the year following the year of their election, or until such directors’ successors have been duly elected and qualified, or until such directors’ earlier death, resignation, retirement or removal.

“DLLCA” means the Delaware Limited Liability Company Act, as amended.

“DWAC” means The Depository Trust Company’s deposit/withdrawal at custodian system.

“ESPP” means The Beachbody Company, Inc. Employee Stock Purchase Plan, a copy of which is attached to this proxy statement/prospectus as Annex D. For additional information, see “The ESPP Proposal” section of this proxy statement/prospectus.

“ESPP Proposal” means the proposal to approve and adopt the ESPP.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Founder Shares” means the shares of Class B Common Stock purchased by the Sponsor.

“GAAP” means U.S. generally accepted accounting principles.

“Incentive Plan Proposal” means the proposal to approve and adopt the 2021 Plan

“IPO” means Forest Road’s initial public offering of its units, common stock and warrants pursuant to registration statements on Form S-1 declared effective by the SEC on November 30, 2020 (SEC File Nos. 333-249385 and 333-250943).

“NYSE” means the New York Stock Exchange.

“NYSE Proposal” means the proposal to approve the issuance of more than 20% of our issued and outstanding common stock pursuant to the Subscription Agreements in connection with the Business Combination.

“PIPE Investors” means the subscribers that agreed to purchase Class A Common Stock at the Closing pursuant to the PIPE, including, without limitation, as reflected in the Subscription Agreements.

“Proposed Charter” means the second amended and restated certificate of incorporation of the Company which, if approved, would take effect upon the Closing.

“Merger” means (i) the merger of Beachbody Merger Sub with and into Beachbody, with Beachbody continuing as a wholly-owned subsidiary of the Company, (ii) the merger of Myx Merger Sub into Myx, with Myx continuing as a wholly-owned subsidiary of the Company, and (iii) the merger of the surviving entity from the merger described in the preceding clause (i) with and into the Company, with the Company surviving such merger.

“Merger Agreement” means the Agreement and Plan of Merger, dated effective as of February 9, 2021 by and among Forest Road, the Merger Subs, Beachbody and Myx, as it may be amended and supplemented from time to time. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A-1.

“Merger Subs” means BB Merger Sub, LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of Forest Road, and MFH Merger Sub, LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of Forest Road.

“Public Stockholders” means the holders of Forest Road Class A common stock that were sold in the IPO (whether they were purchased in the IPO or thereafter in the open market).

“Public Shares” means Forest Road’s Class A common stock sold in the IPO (whether they were purchased in the IPO or thereafter in the open market).

“Record Date” means [            ], 2021.

“Redemption” means the redemption of Public Shares for the Redemption Price.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Sponsor” means Forest Road Acquisition Sponsor LLC, a Delaware limited liability company.

“Subscription Agreements” means the Subscription Agreements, dated February 9, 2021, entered into between Forest Road and each of the PIPE Investors for the PIPE.

“Transfer Agent” means Continental Stock Transfer & Trust Company.

v

TRADEMARKS

This proxy statement includes the trademark of Beachbody and Myx such as “Beachbody®,” “Beachbody on Demand®,” “Openfit®,” “Shakeology®,” “P90X®,” “MYX®,” “MYX™ bike” and others, which are protected under applicable intellectual property laws and are the property of Beachbody or its subsidiaries. This proxy statement/prospectus also contains trademarks, service marks, trade names and copyrights of other companies, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks and trade names.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this proxy statement/prospectus that are not purely historical are forward-looking statements. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. The information included in this proxy statement/prospectus in relation to the Target Companies have been provided by the Target Companies and their respective management teams, and forward-looking statements include statements relating to the expectations of the Target Companies’ management team, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement may include, for example, statements about:

•	Forest Road’s ability to complete the Business Combination, or, if we do not consummate the Business Combination, any other initial business combination;

•	the benefits of the Business Combination;

•	the future financial performance of the Company following the Business Combination;

•	expansion plans and opportunities; and

•	our potential ability to obtain financing to complete the Business Combination.

The forward-looking statements contained in this proxy statement/prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, the items in the following list, which summarizes some of the principal risks relating to the Business Combination and Forest Road’s and the Target Companies’ businesses:

•	satisfaction of conditions to the Business Combination;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•	the ability to obtain and/or maintain the listing of our Class A Common Stock on the NYSE following the Business Combination;

•	our ability to raise financing in the future;

•	our success in retaining or recruiting, or changes required in, our officers, key employees or directors following the Business Combination;

•

our officers and directors allocating their time to other businesses and potentially having conflicts of interest with our business or in approving the Business Combination, as a result of which they would then receive expense reimbursements;

•	our public securities’ potential liquidity and trading;

•	the use of proceeds not held in the trust account or available to us from interest income on the trust account balance;

•

economic downturns and political and market conditions beyond the Target Companies’ control, including a reduction in consumer discretionary spending that could adversely affect the Target Companies’ business, financial condition, results of operations and prospects;

•	the Target Companies’ projections, including for revenues, market share, expenses and profitability, are subject to significant risks, assumptions, estimates and uncertainties;

•

the requirements of being a public company, including compliance with the SEC’s requirements regarding internal controls over financial reporting, may strain the Company’s resources and divert management’s attention, and the increases in legal, accounting and compliance expenses that will result from the Business Combination may be greater than anticipated;

•	factors relating to the business, operations and financial performance of Beachbody and Myx, including:

○	Beachbody’s and Myx’s ability to effectively compete in the fitness and nutrition industries;

○	Beachbody’s and Myx’s ability to successfully acquire and integrate new operations;

○	Beachbody’s and Myx’s reliance on a few key products;

○	market conditions and global and economic factors beyond Beachbody’s and Myx’s control;

○	intense competition and competitive pressures from other companies worldwide in the industries in which the combined company will operate; and

○	litigation and the ability to adequately protect Beachbody’s and Myx’s intellectual property rights; and

•	other factors detailed under the section entitled “Risk Factors” herein.

Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. Before a stockholder grants its proxy or instructs how its votes should be cast or vote on the proposals set forth in this proxy statement/prospectus, it should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement may adversely affect Forest Road or the Target Companies.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the Special Meeting, including the Business Combination. The following questions and answers do not include all the information that is important to our stockholders. We urge our stockholders to read carefully this entire proxy statement/prospectus, including the annexes and other documents referred to herein.

Q:	Why am I receiving this proxy statement?

A:

Forest Road is proposing to consummate a business combination with the Target Companies. Forest Road, Beachbody Merger Sub, Myx Merger Sub, Beachbody and Myx have entered into the Merger Agreement, the terms of which are described in this proxy statement/prospectus. You are being asked to consider and vote on the Business Combination. The Merger Agreement, among other things, provides for (i) the merger of Beachbody Merger Sub with and into Beachbody, with Beachbody continuing as a wholly-owned subsidiary of the Company, (ii) the merger of Myx Merger Sub with and into Myx, with Myx continuing as a wholly-owned subsidiary of the Company, and (iii) the merger of the surviving entity from the merger described in the preceding clause (i) with and into the Company, with the Company surviving such merger.

Approval of the Business Combination Proposal requires the approval of holders of at least a majority of the shares of Class A Common Stock and Class B Common Stock that are voted in person (which would include presence at the virtual Special Meeting) or by proxy at the Special Meeting.

YOUR VOTE IS IMPORTANT. STOCKHOLDERS ARE URGED TO SUBMIT THEIR PROXIES AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS.

Q:	Why is Forest Road proposing the Business Combination?

A:

Forest Road was organized to effect a merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses or entities. See “The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”

Q:	What will the Target Companies’ equity holders receive in return for the acquisition of the Target Companies by Forest Road?

A:

Pursuant to the Merger Agreement, the aggregate consideration payable or issuable by Forest Road in exchange for the outstanding equity interests of Beachbody and Myx is comprised of: the right to receive, in the aggregate, a number of shares of common shares (or, in the case of outstanding Beachbody options and warrants, options and warrants, as applicable, to purchase shares of common shares) in the Company that is approximately equal to the quotient obtained by dividing (x) $2,900,000,000 by (y) $10.00, provided, however, that (1) certain Beachbody equityholders will receive common stock in the Company with similar rights as those being issued to all other recipients of merger consideration, except that such common stock will carry 10 votes per share; (2) certain Myx equityholders will be entitled to receive, in lieu of their pro rata portion (based on their percentage ownership interests in Myx) of such shares, an amount in cash equal to the value of such shares, up to an aggregate amount of cash among all such equityholders not to exceed the result of $37.7 million minus certain payments to be made by Forest Road on behalf of Myx as set forth in the Merger Agreement; and (3) the foregoing consideration is subject to adjustment (x) in the case of the Beachbody equity interests, based on the transaction expenses of Beachbody and Forest Road, and (y) in the case of each of the Beachbody equity interests and the Myx equity interests, based on the Closing Date and the related number of Myx units issuable to Beachbody, LLC, a Delaware limited liability company and wholly-owned subsidiary of Beachbody, upon conversion of instruments between Myx and BB, dated December 7, 2020, as amended by the first amendment thereto, dated as of February 9, 2021 and March 4,

2021, pursuant to which BB funded Myx an aggregate of $15 million subject to certain terms and conditions, including (but not limited to) the right to convert, upon certain conditions, certain of Beachbody, LLC’s rights under such instruments into equity interests of Myx.

Q:	Will Forest Road obtain new financing in connection with the Business Combination?

A:

Yes. In connection with the execution of the Merger Agreement, Forest Road and certain investors entered into Subscription Agreements pursuant to which such investors have agreed to purchase as of immediately prior to the Closing an aggregate of 22,500,000 shares of Class A Common Stock, par value $0.0001 per share, of the Company (the “Class A Common Stock”) for a purchase price of $10.00 per share, for an aggregate purchase price of $225,000,000 (together, the “PIPE”). The obligations of each party to consummate the PIPE are conditioned upon, among other things, customary closing conditions and the consummation of the transactions contemplated by the Merger Agreement.

Q:	What are the principal differences between Class A Common Stock and the Class X Common Stock that is proposed to be issued to certain persons in the Business Combination?

A:	The Class X Common Stock carries substantially similar rights as the Class A Common Stock, except that each share of Class X Common Stock carries 10 votes.

Q:

What voting interests will our current stockholders, the Sponsor, the PIPE Investors and the holders of equity interests in Beachbody and Myx that are receiving shares in the Company as consideration in the Business Combination (collectively, the “Target Company Equityholders”) hold in the Company immediately after the consummation of the Business Combination?

A:	We anticipate that, upon completion of the Business Combination, the voting interests in the Company will be as set forth in the table below.*

	Assuming No Redemptions of Public Shares(1)	Assuming Maximum Redemptions of Public Shares(2)
Forest Road’s Public Stockholders	1.9%	.8%
Forest Road’s Sponsor	.2%	.2%
PIPE Investors	1.4%	1.4%
Target Company Equityholders	96.5%	97.6%

(1)

Assumes that (i) none of the holders of public shares of Class A Common Stock exercise their redemption rights, (ii) there is no exercise at the Closing of the Sponsor’s 5,333,333 private placement warrants at an exercise price of $11.50 per share (which warrants are not exercisable until the later of 12 months from the closing of the IPO and 30 days after the completion of the Business Combination), (iii) none of the parties set forth above purchase shares of Class A Common Stock in the open market, (iv) there are no other issuances of equity interests of the Company prior to or in connection with the Closing (v) there is no exercise of the Beachbody warrants, (vi) there are no additional issuance of equity interests under the 2020 Plan, and (vii) there are no issuances of any shares of the Company’s Class A Common Stock following the Closing under the 2021 Plan.

(2)

Assumes that holders of 17,500,000 shares of Class A Common Stock exercise their redemption rights (representing the maximum amount of public shares that can be redeemed to satisfy the Minimum Cash Condition).

*Upon completion of the Business Combination, Forest Road’s public stockholders, the Sponsor, certain of the Target Company Equityholders and the PIPE Investors will hold shares of Class A Common Stock and Carl Daikeler and certain of his affiliated entities will hold shares of Class X Common Stock.

If the actual facts are different than the assumptions set forth above, the voting percentages set forth above will be different.

Following the Closing, Carl Daikeler and certain of his affiliated entities (collectively, the “Controlling Holders”), will own a majority of the Company’s outstanding Class X Common Stock, which stock carries 10 votes per share, and, therefore, will control a majority of the voting power of the Company’s outstanding common stock. As a result, the Company will be a “controlled company” within the meaning of the corporate governance standards of the New York Stock Exchange, which status permits the Company to elect not to comply with certain corporate governance requirements as further described herein.

The voting percentages set forth above were calculated based on the amounts set forth in the sources and uses table on pages 31 and 128 of this proxy statement/prospectus and do not take into account (i) warrants that will remain outstanding immediately following the Business Combination and may be exercised thereafter (commencing on the later of 12 months from the closing of the IPO and 30 days following the Closing for one share of Class A Common Stock for one share of Class A Common Stock, or (ii) the issuance of any shares upon completion of the Business Combination under the 2021 Plan, a copy of which is attached to this proxy statement as Annex C, but does include the shares owned by our Sponsor, which, on the effective date of the Business Combination, will convert into 7,500,000 shares of Class A Common Stock in accordance with the terms of the Existing Charter, subject to adjustment. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

If the actual facts are different than the assumptions set forth above, the voting percentages set forth above will be different. For example, there are currently outstanding an aggregate of 15,333,333 warrants to acquire our shares of Class A Common Stock, which are comprised of 5,333,333 private placement warrants held by our Sponsor and 10,000,000 warrants sold as part of the units in the Company’s IPO (the “public warrants”). Each of our outstanding warrants is exercisable commencing on the later of 12 months from the closing of the IPO and 30 days following the Closing for one share of Class A Common Stock for one share of Class A Common Stock. If we assume that each outstanding warrant is exercised and one share of Class A Common Stock is issued as a result of such exercise, with payment to Forest Road of the exercise price of $11.50 per warrant for one share, our fully-diluted share capital would increase by a total of 15,333,333 shares, with approximately $176,333,330 paid to Forest Road to exercise the warrants.

Q:	What interests do our initial stockholders, current officers, directors and advisors, and the Target Companies’ current owners have in the Business Combination?

A:

In considering the recommendation of our Board to vote in favor of the Business Combination, stockholders should be aware that, aside from their interests as stockholders, our Sponsor and our directors and officers and the Target Companies’ current owners have interests in the Business Combination that are different from, or in addition to, those of our other stockholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to our stockholders that they approve the Business Combination. Stockholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•	the fact that our Sponsor has waived its right to redeem any of the founder shares and public shares in connection with a stockholder vote to approve a proposed initial business combination;

•

the fact that our Sponsor paid an aggregate of $25,000 for the founder shares, which will convert into 7,500,000 shares of Class A Common Stock in accordance with the terms of the Existing Charter and such securities will have a significantly higher value at the time of the Business Combination, estimated at approximately $[            ] based on the closing price of $[            ] per public share on the NYSE on [            ], 2021;

•

the fact that our Sponsor has agreed to waive its rights to liquidating distributions from the trust account with respect to the founder shares if we fail to complete an initial business combination by November 30, 2022;

•

the fact that our Sponsor paid approximately $8,000,000 for 5,333,333 private placement warrants, each of such private placement warrants is exercisable commencing on the later of 12 months from the closing of the IPO and 30 days following the Closing for one share of Class A Common Stock at $11.50 per share; if we do not consummate an initial business combination by November 30, 2022, then the proceeds from the sale of the private placement warrants will be part of the liquidating distribution to the public stockholders and the warrants held by our Sponsor will be worthless; the warrants held by our Sponsor had an aggregate market value of approximately $[            ] based upon the closing price of $[            ] per warrant on the NYSE on [            ], 2021;

•

if the trust account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third-party for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the trust account to below: (i) $10.00 per public share; or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case, net of the interest which may be withdrawn to pay taxes and up to $100,000 of interest to pay dissolution expenses, except as to any claims by a third-party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act;

•

Kevin Mayer, a current director of Forest Road, is expected to be a director of the Company after the consummation of the Business Combination. As such, in the future he will receive any cash fees, stock options, stock awards or other remuneration that the Company’s board of directors determines to pay to him and any applicable compensation as described under section “Execution Compensation - Director Compensation”;

•

the fact that Cantor Fitzgerald & Company Co. (“Cantor”) and Guggenheim Securities, LLC (“Guggenheim Securities”), Forest Road’s PIPE placement agent and financial advisor, respectively, and underwriters in the IPO, will be entitled to receive a deferred underwriting commission and a placement agency and financial advisory fees, as applicable, upon completion of the Business Combination.

•

the fact that Raine who, with its affiliates, will beneficially own at least 12.5% of the Company upon completion of the Business Combination, will be entitled to receive an advisory fee of $10 million in connection with Raine’s engagement with Beachbody as its financial advisor; and

•

John Salter, a current director of Beachbody and co-founder and partner of Raine, Michael Heller and Ben Van de Bunt, current directors of Beachbody, and Mary Conlin are each expected to be directors of the Company after the consummation of the Business Combination. As such, in the future each of Messrs. Salter, Heller and Van de Bunt and Ms. Conlin will receive any cash fees, stock options, stock awards or other remuneration that the Company’s board of directors determines to pay them and any applicable compensation as described under section “Executive Compensation — Director Compensation.”

Please also see the sections “Certain Relationships and Related Person Transactions “Execution Compensation - Director Compensation” and “Beneficial Ownership of Securities” for more information on the interests and relationships of our Sponsor, current officers and directors, and the Target Companies’ current owners.

Q:	What happens to the funds deposited in the trust account after consummation of the Business Combination?

A:

Upon the completion of the IPO, a total of $300,000,000 was placed in a trust account maintained by Continental Stock Transfer & Trust Company, acting as trustee. As of [            ], 2021, there were investments and cash held in the trust account of approximately $[            ]. These funds will not be released until the earlier of the completion of our initial business combination and the redemption of our public shares if we are unable to complete an initial business combination by November 30, 2022, although we may withdraw the interest earned on the funds held in the trust account to pay taxes.

Q:	What happens if a substantial number of the public stockholders vote in favor of the Business Combination proposal and exercise their redemption rights?

A:

Forest Road’s public stockholders may vote in favor of the Business Combination and exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the trust account and the number of public stockholders are reduced as a result of redemptions by public stockholders. However, the consummation of the Business Combination is conditioned upon, among other things, approval by Forest Road’s stockholders of the Merger Agreement and the Business Combination. In addition, with fewer public shares and public stockholders, the trading market for Class A Common Stock may be less liquid than the market for shares of Class A Common Stock was prior to consummation of the Business Combination and the Company may not be able to meet the listing standards for the NYSE or another national securities exchange. In addition, with less funds available from the trust account, the working capital infusion from the trust account into the Company’s business will be reduced.

Q:	What conditions must be satisfied to complete the Business Combination?

A:

Unless waived by the parties to the Merger Agreement, and subject to applicable law, the consummation of the Business Combination is subject to a number of conditions set forth in the Merger Agreement including, among other things, (i) approval of the Business Combination and related agreements and transactions by certain respective equityholders of Forest Road, Beachbody and Myx, (ii) effectiveness of this proxy statement/prospectus and this registration statement, (iii) expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act (the “HSR Act”), (iv) receipt of approval for listing on the NYSE the shares of common stock of the Company to be issued in connection with the Mergers, and (v) the absence of any injunctions. In addition, unless waived pursuant to the terms thereof by the parties so entitled to waive, and subject to applicable law, if any of these conditions are not satisfied, the Business Combination may not be consummated. Furthermore, in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001.

Q:	What happens if the Business Combination is not consummated?

A:

If we are not able to complete the Business Combination or another initial business combination by November 30, 2022, we will cease all operations except for the purpose of winding up and redeeming our public shares and liquidating the trust account, in which case our public stockholders may only receive approximately $10.00 per share and our warrants will expire worthless. In addition, the underwriters of the IPO, including Cantor and Guggenheim Securities, agreed to waive their rights to their deferred underwriting commission held in the trust account in the event we do not complete our initial business combination within the required time period.

Q:	When do you expect the Business Combination to be completed?

A:

It is currently anticipated that the Business Combination will be consummated as soon as practicable following the Special Meeting, which is set for [            ], 2021; however, (i) such meeting could be adjourned if the Adjournment Proposal is adopted by our stockholders at the Special Meeting and we elect to adjourn the Special Meeting to a later date or dates to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, any of the Condition Precedent Proposals has not been approved, and (ii) the Closing will not occur until all conditions set forth in the Merger Agreement are satisfied or waived. For a description of the conditions for the completion of the Business Combination, see “The Business Combination Proposal — The Business Combination Agreement — Conditions to the Closing of the Business Combination.”

Q:	What proposals are stockholders being asked to vote upon?

A:

Under the Merger Agreement, the approval of the Condition Precedent Proposals is a condition to the consummation of the Business Combination. If our public stockholders do not approve each of the Condition Precedent Proposals, then the Business Combination may not be consummated.

In addition, as required by applicable SEC guidance to give stockholders the opportunity to present their separate views on important corporate governance provisions, the Company is requesting that our stockholders vote upon, on a non-binding advisory basis, a proposal to approve certain amendments contained in the Proposed Charter that materially affect stockholder rights, which are amendments that will be made to the Existing Charter as reflected in the Proposed Charter if the Organizational Document Proposal is approved. See “The Organizational Document Proposal.” This separate vote is not otherwise required by Delaware law separate and apart from the Organizational Document Proposal, but pursuant to SEC guidance, the Company is required to submit these provisions to our stockholders separately for approval. However, the stockholder vote regarding these proposals are advisory votes, and are not binding on the Company or our Board (separate and apart from the approval of the Organizational Document Proposal). Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Charter Proposals (separate and apart from approval of the Organizational Document Proposal).

In addition to the foregoing proposals, the stockholders also may be asked to consider and vote upon a proposal to adjourn the Special Meeting to a later date or dates to permit further solicitation and vote of proxies if (1) based upon the tabulated vote at the time of the Special Meeting, each of the Condition Precedent Proposals has not been approved and/or (2) Forest Road determines that one or more of the closing conditions under the Business Combination Agreement has not been satisfied. See “The Adjournment Proposal.”

Forest Road will hold the Special Meeting of our stockholders to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the Special Meeting. Stockholders should read it carefully.

After careful consideration, the Board has unanimously approved the Merger Agreement and the transactions contemplated thereby and determined that the Business Combination Proposal, the Organizational Document Proposal, each of the Advisory Charter Proposals, the NYSE Proposal, the Incentive Plan Proposal, the ESPP Proposal, the Director Election Proposal and the Adjournment Proposal is in the best interests of Forest Road and its stockholders and unanimously recommends that you vote “FOR” or give instruction to vote “FOR” each of these proposals.

The existence of financial and personal interests of our directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of the Company and its stockholders and what may be best for a director’s personal interests when determining to recommend that stockholders vote for the proposals. See the sections entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” and “Beneficial Ownership of Securities” in the accompanying proxy statement for a further discussion.

THE VOTE OF STOCKHOLDERS IS IMPORTANT. STOCKHOLDERS ARE URGED TO SUBMIT THEIR PROXIES AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS.

Q:	Do I have redemption rights?

A:

If you are a holder of public shares, you have the right to request that Forest Road redeem all or a portion of your public shares for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus. Public stockholders may elect to redeem all or a portion of such public stockholder’s public shares even if they vote for the Business Combination Proposal. We sometimes refer to these rights to elect to redeem all or a portion of the public shares into a pro rata portion of the cash held in the trust account as “redemption rights.” If you wish to exercise your redemption rights, please see the answer to the next question, “How do I exercise my redemption rights?”

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares, without our prior consent. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash, without our prior consent.

Our initial stockholders entered into a letter agreement, pursuant to which they have agreed to waive their redemption rights with respect to their founder shares and public shares in connection with the completion of a business combination.

The consummation of the Business Combination is conditioned upon, among other things, approval by Forest Road’s stockholders of the Merger Agreement and the Business Combination. Unless waived, if any of these conditions are not satisfied, the Business Combination may not be consummated. Furthermore, in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001. See “The Business Combination Proposal — The Merger Agreement.”

Q:	How do I exercise my redemption rights?

A:	If you are a holder of public shares and wish to exercise your right to redeem your public shares, you must:

(a)

hold public shares or (b) hold public shares through units and elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and

(b)

prior to 5:00 p.m., Eastern Time, on [            ], 2021 (two business days prior to the vote at the special meeting) (a) submit a written request to the transfer agent that the Company redeem your public shares for cash and (b) deliver your public shares to the transfer agent, physically or electronically through DTC.

The address of the transfer agent is listed under the question “Who can help answer my questions?” below.

Holders of units must elect to separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact the transfer agent directly and instruct it to do so.

Any holder of public shares will be entitled to request that their public shares be redeemed for a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the trust account (net of taxes payable), divided by the number of then-outstanding public shares. As of [            ], 2021, this would have amounted to approximately $[            ] per public share. However, the proceeds deposited in the trust account could become subject to the claims of our creditors, if any, which could have priority over the claims of our public stockholders, regardless of whether such public stockholders vote for or against the Business Combination Proposal. Therefore, the per share distribution from the trust account in such a situation may be less than originally anticipated due to such claims. Your vote on any proposal other than the Business Combination Proposal will have no impact on the amount you will receive upon exercise of your redemption rights. We anticipate that the funds to be distributed to public stockholders electing to redeem their public shares will be distributed promptly after the consummation of the Business Combination.

If you are a holder of public shares, you may exercise your redemption rights by submitting your request in writing to the transfer agent at the address listed at the end of this section.

Any request for redemption, once made by a holder of public shares, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing. If you deliver your shares for redemption to the transfer agent and later decide prior to Closing not to elect redemption, you may request that Forest Road instruct our transfer agent to return the shares (physically or electronically). You may make such request by contacting the transfer agent at the phone number or address listed at the end of this section. We will be required to honor such request only if made prior to the deadline for exercising redemption requests.

Any corrected or changed written exercise of redemption rights must be received by the transfer agent prior to the deadline for exercising redemption requests and, thereafter, with our consent, prior to Closing. No request for redemption will be honored unless the holder’s stock has been delivered (either physically or electronically) to the transfer agent by 5:00 p.m., Eastern Time, on [            ], 2021.

If a holder of public shares properly makes a request for redemption and the public shares are delivered as described above, then, if the Business Combination is consummated, the Company will redeem public shares for a pro rata portion of funds deposited in the trust account, calculated as of two business days prior to the consummation of the Business Combination. If you are a holder of public shares and you exercise your redemption rights, it will not result in the loss of any Forest Road warrants that you may hold

Q:	Will how I vote on the Business Combination proposal affect my ability to exercise redemption rights?

A:

No. You may exercise your redemption rights irrespective of whether you vote your Class A Common Stock for or against the Business Combination Proposal or any other proposal described by this proxy statement/prospectus. As a result, the Merger Agreement can be approved by stockholders who will redeem their public shares and no longer remain stockholders, leaving stockholders who choose not to redeem their shares holding shares in a company with a less liquid trading market, fewer stockholders, less cash and the potential inability to meet the listing standards of the NYSE.

Q:	If I am a holder of units, can I exercise redemption rights with respect to my units?

A:

No. Holders of outstanding units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold your units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the units into the underlying public shares and public warrants, or if you hold units registered in your own name, you must contact the transfer agent directly and instruct them to do so. If you fail to cause your public shares to be separated and delivered to the transfer agent by 5:00 p.m., Eastern Time, on [            ], 2021, you will not be able to exercise your redemption rights with respect to your public shares.

Q:	What are United States federal income tax considerations relating to the exercise of my redemption rights?

A:

Whether the redemption is subject to United States federal income tax depends on the particular facts and circumstances. Please see the section entitled “The Business Combination Proposal — United States Federal Income Tax Considerations of the Redemption.” We urge you to consult your tax advisors regarding the tax consequences of exercising your redemption rights.

Q:	Do I have appraisal rights in connection with the proposed Business Combination?

A:	No. Neither our stockholders nor our warrant holders have appraisal rights in connection with the Business Combination under the DGCL.

Q:	What do I need to do now?

A:

Forest Road urges you to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a stockholder and/or warrant holder of Forest Road Stockholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:	How do I vote?

A:

The Special Meeting will be held via live webcast at 10:00 a.m., Eastern Time, on [            ], 2021, at https://www.cstproxy.com/forestroadacquisition/sm2021. The Special Meeting can be accessed by visiting https://www.cstproxy.com/forestroadacquisition/sm2021, where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the Special Meeting by means of remote communication.

If you are a holder of record of shares of Forest Road common stock on the record date, you may vote at the Special Meeting or by submitting a proxy for the Special Meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the Special Meeting and vote, obtain a proxy from your broker, bank or nominee

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:

No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent.

As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote.” Broker non-votes will not be counted for the purposes of determining the existence of a quorum. Moreover, broker non-votes will have no effect on any of the proposals in this proxy statement, except that broker non-votes will have the same effect as a vote “AGAINST” the Organizational Document Proposal.

For the proposals in this proxy statement/prospectus, your broker will not have the discretionary authority to vote your shares. Accordingly, your bank, broker, or other nominee can vote your shares at the Special Meeting only if you provide instructions on how to vote. You should instruct your broker to vote your shares as soon as possible in accordance with directions you provide.

Q:	When and where will the Special Meeting be held?

A:

The Special Meeting will be held via live webcast at 10:00 am, Eastern Time, on [            ], 2021, at https://www.cstproxy.com/forestroadacquisition/sm2021, unless the Special Meeting is adjourned. The Special Meeting can be accessed by visiting https://www.cstproxy.com/forestroadacquisition/sm2021, where you will be able to listen to the Special Meeting live and vote during the Special Meeting. Please note that you will only be able to access the Special Meeting by means of remote communication.

Q:	Who is entitled to vote at the Special Meeting?

A:

Forest Road has fixed [            ], 2021 as the record date. If you were a stockholder of Forest Road at the close of business on the record date, you are entitled to vote on matters that come before the Special Meeting. However, a stockholder may only vote his or her shares if he or she is present in person (which would include presence at the virtual Special Meeting) or is represented by proxy at the Special Meeting.

Q:	How many votes do I have?

A:

Our stockholders are entitled to one vote at the Special Meeting for each share of common stock held of record as of the record date. As of the close of business on the record date, there were outstanding 37,500,000 shares of Forest Road common stock, of which 30,000,000 were outstanding public shares.

Q:	What constitutes a quorum?

A:

A quorum of our stockholders is necessary to hold a valid meeting. The presence (which would include presence at the virtual Special Meeting), in person or by proxy, of stockholders holding a majority of the shares of common stock entitled to vote at the Special Meeting constitutes a quorum at the Special Meeting. In the absence of a quorum, the chairperson of the Special Meeting has the power to adjourn the Special Meeting. As of the record date for the Special Meeting, 18,750,001 shares of Forest Road common stock would be required to achieve a quorum.

Q:	What vote is required to approve each proposal at the Special Meeting?

A:	The following votes are required for each proposal at the Special Meeting:

•

Business Combination Proposal: The approval of the Business Combination Proposal requires the affirmative vote of a majority of the votes cast by holders of Class A Common Stock and Class B Common Stock present in person or represented by proxy and entitled to vote at the Special Meeting, voting together as a single class.

•

Organizational Document Proposal: The approval of the Organizational Document Proposal requires the affirmative vote of holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock entitled to vote thereon at the Special Meeting, voting as a single class.

•

Advisory Charter Proposals: The approval of each of the Advisory Charter Proposals, each of which is a non-binding advisory vote, requires the affirmative vote of a majority of the votes cast by holders of Class A Common Stock and Class B Common Stock present in person or represented by proxy and entitled to vote at the Special Meeting, voting as a single class.

•

NYSE Proposal: The approval of the NYSE Proposal requires the affirmative vote of a majority of the votes cast by holders of Class A Common Stock and Class B Common Stock present in person or represented by proxy and entitled to vote at the special meeting, voting as a single class.

•

Director Election Proposal: The election of the director nominees pursuant to the director election proposal requires a plurality of the votes cast by holders of Class A Common Stock and Class B Common Stock present in person or represented by proxy and entitled to vote at the Special Meeting, voting as a single class.

•

Incentive Plan Proposal: The approval of the Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by holders of Class A Common Stock and Class B Common Stock present in person or represented by proxy and entitled to vote at the Special Meeting, voting as a single class.

•

The ESPP Proposal: The approval of the ESPP Proposal requires the affirmative vote of a majority of the votes cast by holders of Class A Common Stock and Class B Common Stock present in person or represented by proxy and entitled to vote at the Special Meeting, voting as a single class.

•

Adjournment Proposal: The approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of Class A Common Stock and Class B Common Stock present in person or represented by proxy and entitled to vote at the Special Meeting, voting as a single class.

Q:	What are the recommendations of the Board?

A:

The Board believes that the Business Combination Proposal and the other proposals to be presented at the Special Meeting are in the best interest of Forest Road’s stockholders and unanimously recommends that our stockholders vote “FOR” the Business Combination Proposal, “FOR” the Organizational Document Proposal, “FOR” each of the separate Advisory Charter Proposals, “FOR” the NYSE Proposal, “FOR” the Incentive Plan Proposal, “FOR” the ESPP Proposal, “FOR” each of the director nominees set forth in the Director Election Proposal, and “FOR” the Adjournment Proposal, in each case, if presented to the Special Meeting.

The existence of financial and personal interests of Forest Road’s directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of the Company and its stockholders and what may be best for a director’s personal interests when determining to recommend that stockholders vote for the proposals. These conflicts of interest include, among other things, that if we do not consummate an initial business combination by November 30, 2022, we may be forced to liquidate, and the 7,500,000 founder shares, 5,333,333 private placement warrants owned by our Sponsor, of which our directors and officers are members, would be worthless. See the sections entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” and “Beneficial Ownership of Securities” for more information.

Q:	How do our Sponsor and the other initial stockholders intend to vote their shares?

A:

Pursuant to the terms of the letter agreement entered into at the time of the IPO, our initial stockholders agreed to vote their founder shares and any public shares purchased by them, in favor of the Business Combination Proposal. As of the date of this proxy statement/prospectus, our initial stockholders own an aggregate of 7,500,000 shares of Forest Road common stock, which in the aggregate represent 20% of our total outstanding shares on the date of this proxy statement/prospectus.

Q:	May our Sponsor and the other initial stockholders purchase public shares or warrants prior to the Special Meeting?

A:

At any time prior to the Special Meeting, during a period when they are not then aware of any material non-public information regarding Forest Road or our securities, our initial stockholders, the Target Companies and/or their respective affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Forest Road common stock or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that the proposals presented to stockholders for approval at the Special Meeting are approved or to provide additional equity financing.

Any such share purchases and other transactions may thereby increase the likelihood of obtaining stockholder approval of the Business Combination. This may result in the completion of our Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.

Entering into any such incentive arrangements may have a depressive effect on shares of Forest Road common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Special Meeting.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the Special Meeting and would likely increase the chances that such proposals would be approved. As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. Forest Road will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be voted on at the Special Meeting. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Q:	What happens if I sell my shares of Forest Road common stock before the Special Meeting?

A:

The record date for the Special Meeting is earlier than the date of the Special Meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your shares of Forest Road common stock after the applicable record date, but before the Special Meeting, unless you grant a proxy to the transferee, you will retain your right to vote at the Special Meeting with respect to such shares, but the transferee, and not you, will have the ability to redeem such shares (if time permits).

Q:	How has the announcement of the Business Combination affected the trading price of the Company’s Class A Common Stock, warrants and units?

A:

On February 9, 2021, the last trading date before the public announcement of the Business Combination, the Company’s Class A Common Stock, warrants and units closed at $10.76, $2.71 and $11.63, respectively. On February 12, 2021, the trading date immediately prior to the date of this proxy statement/prospectus, the Company’s Class A Common Stock, warrants and units closed at $11.48, $2.20 and $12.06, respectively.

Q:	May I change my vote after I have mailed my signed proxy card?

A:

Yes. Stockholders may send a later-dated, signed proxy card to Forest Road’s Secretary at the address set forth below so that it is received by Forest Road’s secretary prior to the vote at the Special Meeting (which is scheduled to take place on [            ], 2021) or attend the Special Meeting in person (which would include presence at the virtual Special Meeting) and vote. Stockholders also may revoke their proxy by sending a notice of revocation to Forest Road’s Chief Executive Officer, which must be received by Forest Road’s Secretary prior to the vote at the Special Meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q:	What happens if I fail to take any action with respect to the Special Meeting?

A:

If you fail to take any action with respect to the Special Meeting and the Business Combination is approved by stockholders and consummated, you will become a stockholder and/or warrant holder of the Company. If you fail to take any action with respect to the Special Meeting and the Business Combination is not approved, you will remain a stockholder and/or warrant holder of Forest Road. However, if you fail to take any action with respect to the Special Meeting, you will nonetheless be able to elect to redeem your public shares in connection with the Business Combination, provided you follow the instructions in this proxy statement for redeeming your shares.

Q:	What should I do with my stock certificates, warrant certificates and/or unit certificates?

A:

Stockholders who exercise their redemption rights must deliver their stock certificates to the transfer agent (either physically or electronically) prior to 5:00 p.m., Eastern Time, on [            ], 2021 (two business days prior to the vote at the Special Meeting).

Forest Road warrant holders should not submit the certificates relating to their warrants. Public stockholders who do not elect to have their public shares redeemed for the pro rata share of the trust account should not submit the certificates relating to their public shares.

Upon effectiveness of the Business Combination, holders of Forest Road common stock and warrants will receive Class A Common Stock and warrants of the Company without needing to take any action and accordingly such holders should not submit the certificates relating to their common stock and warrants. In addition, before the Closing, each outstanding unit of Forest Road (each of which consists of one share of Class A Common Stock and one-third of one warrant to purchase one share of Class A Common Stock) will be separated into its component share of Class A Common Stock and warrant.

Q:	What should I do if I receive more than one set of voting materials?

A:

Stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your shares of Forest Road common stock.

Q:	Who can help answer my questions?

A:	If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

Forest Road Acquisition Corp.

1177 Avenue of the Americas, 5th Floor

New York, New York 10036

Tel: (917) 310-3722

Attn: Idan Shani, Chief Operating Officer

You also may obtain additional information about Forest Road from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.” If you are a holder of public shares and you intend to seek redemption of your shares, you will need to deliver your public shares (either physically or electronically) to the transfer agent at the address below prior to 5:00 p.m., Eastern Time, on [            ], 2021 (two business days prior to the vote at the Special Meeting). If you have questions regarding the certification of your position or delivery of your stock, please contact:

Mark Zimkind

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, New York 10004

E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the Special Meeting, including the Business Combination, you should read this entire document carefully, including the Merger Agreement, attached as Annex A-1 to this proxy statement/prospectus. The Merger Agreement is the legal document that governs the Business Combination and the other transactions that will be undertaken in connection therewith. The Merger Agreement is also described in detail in this proxy statement/prospectus in the section entitled “The Business Combination Agreement.” This proxy statement/prospectus also includes forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.”

Parties to the Business Combination

Forest Road

Forest Road is a blank check company incorporated as a Delaware corporation on September 24, 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities.

Our Class A Common Stock and warrants are currently listed on the NYSE under the symbols “FRX” and “FRX WS,” respectively. Certain of our shares of Class A Common Stock and warrants currently trade as units consisting of one share of Class A Common Stock and one-third of one redeemable warrant, and are listed on the NYSE under the symbol “FRX.U.” The units will automatically separate into their component securities upon consummation of the Business Combination and, as a result, will no longer trade as an independent security. Upon the Closing, we intend to change our name from “Forest Road Acquisition Corp.” to “The Beachbody Company, Inc.” We intend to continue the listing of our Class A Common Stock and warrants on the NYSE under the symbols “BODY” and “BODY WS,” respectively, upon the Closing.

Forest Road’s principal executive offices are located at 1177 Avenue of the Americas, 5th Floor, New York, New York 10036 and its phone number is (917) 310-3722.

Merger Subs

BB Merger Sub, LLC is a Delaware limited liability company and a direct, wholly-owned subsidiary of Forest Road formed on February 5, 2021. MFH Merger Sub, LLC is a Delaware limited liability company and a direct, wholly-owned subsidiary of Forest Road formed on February 5, 2021.

Merger Subs’ principal executive offices are located at 1177 Avenue of the Americas, 5th Floor, New York, New York 10036 and its phone number is (917) 310-3722.

Beachbody

The Beachbody Company Group, LLC, a Delaware limited liability company, is a health and wellness platform that provides fitness, nutrition and stress-reducing programs to its customers.

Beachbody’s principal executive offices are located at 3301 Exposition Blvd, Santa Monica, CA 90404 and its phone number is (310) 883-9000.

MYX

Myx Fitness Holdings, LLC, a Delaware limited liability company, is a fitness company that provides exercise bikes and fitness programs to its customers.

Myx’s principal executive offices are located at 19 West Elm St. Greenwich, CT 06830 and its phone number is (855) 699-2453.

Summary of the Merger Agreement

On February 9, 2021, Forest Road entered into the Merger Agreement with Beachbody Merger Sub, Myx Merger Sub, and the Target Companies. Upon the terms and subject to the conditions of the Merger Agreement, in accordance with the Delaware General Corporation Law, as amended and the Delaware Limited Liability Companies Act, as amended, (x) Beachbody Merger Sub will be merged with and into Beachbody, following which the separate existence of Beachbody Merger Sub will cease and Beachbody will continue as the surviving entity (the “Surviving Beachbody Entity”) and as a wholly-owned subsidiary of Forest Road, and all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Beachbody Merger Sub and Beachbody will become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Beachbody Entity (the “Beachbody Merger”); (y) Myx Merger Sub will be merged with and into Myx, following which the separate existence of Myx Merger Sub will cease and Myx will continue as the surviving entity (the “Surviving Myx Entity”) and as a wholly-owned subsidiary of Forest Road, and all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Myx Merger Sub and Myx will become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Myx Entity (the “Myx Merger”); and (z) immediately following the consummation of the Beachbody Merger, the Surviving Beachbody Entity will be merged with and into Forest Road, following which the separate existence of the Surviving Beachbody Entity will cease and Forest Road will continue as the Company, and all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Beachbody Entity and Forest Road will become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Company (the “Forest Road Merger”, and together with the Beachbody Merger and the Myx Merger, the “Mergers”. For additional information regarding the Merger Agreement, you are encouraged to carefully read the Merger Agreement in its entirety, which is attached to this Proxy Statement as Annex A-1, and to review the sections of this Proxy Statement entitled “The Business Combination Proposal — The Merger Agreement” and “The Business Combination Proposal — General; Structure of the Business Combination.”

Consideration Received under the Merger Agreement

In consideration for the consummation of the Business Combination and as a result of the Mergers, among other things, all outstanding equity interests of Beachbody and Myx will be cancelled in exchange for the right to receive, in the aggregate, a number of shares of common stock (or, in the case of outstanding Beachbody options, options to purchase shares of common stock) in the Company that is approximately equal to the quotient obtained by dividing (x) $2,900,000,000 by (y) $10.00, provided, however, that (1) certain Beachbody equityholders will receive common stock in the Company with similar rights as those being issued to all other recipients of merger consideration, except that such common stock will carry 10 votes per share; (2) certain Myx equityholders will be entitled to receive, in lieu of their pro rata portion (based on their percentage ownership interests in Myx) of such shares, an amount in cash equal to the value of such shares, up to an aggregate amount of cash among all such equityholders not to exceed the result of $37.7 million minus certain payments to be made by Forest Road on behalf of Myx as setforth in the Merger Agreement; and (3) the foregoing consideration is subject to adjustment (x) in the case of the Beachbody equity interests, based on the transaction expenses of Beachbody and Forest Road, and (y) in the case of each of the Beachbody equity interests and the Myx equity interests, based on the date on which the Closing occurs (the “Closing Date”) and the related number of Myx units issuable to Beachbody, LLC, a Delaware limited liability company (“BB”) and wholly-owned subsidiary of Beachbody, upon conversion of instruments between Myx and BB, dated December 7, 2020, as amended pursuant to the first amendment thereto, dated as of February 9, 2021 and March 4, 2021, pursuant to which BB funded Myx with an aggregate of $15 million subject to certain terms and conditions, including (but not limited to) the right to convert, upon certain conditions, certain of BB’s rights under such instruments into equity interests of Myx.

For additional information regarding the consideration payable under the Merger Agreement, see the section in this Proxy Statement entitled “The Business Combination Proposal — Consideration to be Received in the Business Combination.”

Conditions to Completion of the Merger Agreement

The Merger Agreement is subject to the satisfaction or waiver of certain customary closing conditions, including, among others:

•	The HSR Act approval;

•	Absence of laws or governmental orders prohibiting the Business Combination;

•	Required stockholder or member approvals from each of the Forest Road, Beachbody, and Myx;

•	The consummation of the PIPE Investment (and funding of the PIPE Investment Amount) prior to or substantially concurrently with the Closing;

•	The effectiveness of the Registration Statement;

•	The listing or approval for listing on NYSE of the Acquiror Class A Common Stock;

•	The accuracy of the representations and warranties of Myx, Beachbody and Forest Road as of the date of the Merger Agreement and as of the Closing (subject to customary materiality qualifiers);

•

Each of the covenants and agreements of Myx, Beachbody and Forest Road to be performed or complied with under the Merger Agreement prior to or at Closing having been performed or complied with in all material respects; and

•	Other customary SPAC deal conditions.

Other conditions to the obligation of Beachbody to consummate the Business Combination include, among others, the condition that the sum of (a) the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with any Redemptions), plus (b) the amount that has been funded pursuant to the PIPE Investment Financing totals no less than $350,000,000.

For additional information regarding the conditions to the completion of the Merger Agreement, see the section in this Proxy Statement entitled “The Business Combination Proposal – Conditions to the Closing of the Business Combination.”

Summary of the Registration Rights Agreement

At the Closing, Forest Road, Sponsor, and certain other stockholders of the Company will enter into a Registration Rights Agreement pursuant to which Forest Road will agree to register for resale certain shares of Forest Road Common Stock and other equity securities of Forest Road. Additionally, the Registration Rights Agreement provides for (a) certain restrictions on transfer with respect to the registrable securities held by certain stockholders, including Sponsor, immediately following the Closing and (b) customary “demand” and “piggyback” registration rights for certain stockholders (each as more fully described herein). For additional information regarding the Registration Rights Agreement, see the section in this Proxy Statement entitled “The Business Combination Proposal — Related Agreements; The Registration Rights Agreement.”

Related Agreements

Sponsor Agreements

On February 9, 2021, Forest Road entered into a Sponsor Agreement (the “Sponsor Agreement”), by and among Forest Road, Forest Road Acquisition Sponsor LLC, a Delaware limited liability company (the “Sponsor”), and Beachbody, whereby Sponsor agreed to, among other things, (a) vote in favor of approving the Merger Agreement and the Business Combination and (b) waive any adjustment to the conversion ratio with respect to shares of Forest Road common stock (the “Sponsor Shares”) held by Sponsor as set forth in Forest Road’s Existing Charter, in each case, subject to the terms and conditions set forth in the Sponsor Agreement.

Additionally, pursuant to the terms of the Sponsor Agreement, 50% of the Sponsor Shares will be unvested, and will vest, in equal tranches of 10% each, upon the occurrence of the Company’s last sale price on the New York Stock Exchange exceeding each of the following price-per-share thresholds for any 20 trading days within any consecutive 30-day trading period, commencing at least 180 days after the Closing Date: $12.00, $13.00, $14.00, $15.00 and $16.00 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) (each, a “Price Threshold”). Subject to the terms and conditions of the Sponsor Agreement, upon the consummation of a transaction involving a change of control at the Company on or prior to the date that is the tenth anniversary of the Closing Date, if the consideration payable to stockholders of the Company exceeds any of the Price Thresholds, such Price Threshold will be deemed satisfied and the related portion of unvested Sponsor Shares will be deemed vested, and the holders of such Sponsor Shares will be eligible to participate in such change of control transaction, provided, that if the consideration is payable in equity securities that are, or after the closing of such transaction, will be, publicly-traded, any remaining unvested Sponsor Shares will be converted into equity securities in the surviving company with similar rights, including vesting based on applicable Price Thresholds. Any Sponsor Shares that do not vest within 10 years after Closing will be forfeited.

Support Agreements

On February 9, 2021, Forest Road entered into a Member Support Agreement (the “Beachbody Support Agreement”), by and among Forest Road, Beachbody and certain equityholders of Beachbody (the “Beachbody Equityholders”). Under the Beachbody Support Agreement, the Beachbody Equityholders agreed vote or cause to be voted or to execute and deliver a written consent with respect to the Beachbody equity interests held by the Beachbody Equityholders adopting the Merger Agreement and approving the Business Combination. The Beachbody equity interests that are owned by the Beachbody Equityholders and subject to the Beachbody Support Agreement represent a majority of the outstanding voting power of Beachbody units (on an as converted basis).

On February 9, 2021, Forest Road entered into a Myx Support Agreement (the “Myx Support Agreement”), by and among Forest Road, Myx, Beachbody and a certain equityholder of Myx (the “Myx Equityholder”). Under the Myx Support Agreement, the Myx Equityholder agreed to vote or cause to be voted or to execute and deliver a written consent with respect to the Myx equity interests held by the Myx Equityholder adopting the Merger Agreement and approving the Business Combination. The Myx equity interests that are owned by the Myx Equityholder and subject to the Myx Support Agreement represent a majority of the outstanding voting power of Myx units.

Proposed Charter and Amended and Restated Bylaws of the Company

Prior to the Closing on or prior to the Closing Date, the Company will amend and restate (i) subject to receipt of stockholder approval, the Existing Charter by adopting the Proposed Charter and (ii) the current bylaws of the Company by adopting the Amended and Restated Bylaws of Company (the “Bylaws”), to establish a structure containing Class A common stock, which will carry such economic and voting rights as set forth in the Proposed Charter and the Bylaws, Class X common stock, which will carry the same rights as the Class A common stock, except which shall carry 10 votes per share, Class C common stock, which shall not carry any voting rights, and preferred stock, in each case as set forth in the Proposed Charter and the Bylaws (as more fully described herein).

Subscription Agreements

In connection with the execution of the Merger Agreement, Forest Road and certain investors entered into subscription agreements (the “Subscription Agreements”) pursuant to which such investors have agreed to purchase in connection with the Closing an aggregate of 22,500,000 shares of Class A Common Stock for a purchase price of $10.00 per share, for an aggregate purchase price of $225,000,000 (together, the “PIPE”). The obligations of each party to consummate the PIPE are conditioned upon, among other things, customary closing conditions and the consummation of the transactions contemplated by the Merger Agreement.

Equity Ownership Upon Closing

As of the date of this proxy statement/prospectus, there are 37,500,000 shares of Forest Road common stock outstanding, comprised of 30,000,000 shares of Class A common stock held by public stockholders and 7,500,000 shares of Class B common stock held by the Sponsor. In connection with the Closing, (i) each then-issued and outstanding share of Class B common stock will automatically convert into a share of Class A Common Stock on a one-for-one basis in accordance with the terms of the Existing Charter and (ii) the PIPE Investors will acquire 22,500,000 shares of Class A common stock. We anticipate that, upon completion of the Business Combination, the equity ownership in the Company will be as set forth in the table below.*

	Assuming No Redemptions of Public Shares(1)	Assuming Maximum Redemptions of Public Shares(2)
Forest Road’s Public Stockholders	9.6%	4.2%
Forest Road’s Sponsor	1.2%	1.3%
PIPE Investors	7.2%	7.6%
Target Company Equityholders	82.0%	86.9%

(1)

Assumes that (i) none of the holders of public shares of Class A Common Stock exercise their redemption rights, (ii) there is no exercise at the Closing of the Sponsor’s 5,333,333 private placement warrants at an exercise price of $11.50 per share (which warrants are not exercisable until the later of 12 months from the closing of the IPO and 30 days after the completion of the Business Combination), (iii) none of the parties set forth above purchase shares of Class A Common Stock in the open market, (iv) there are no other issuances of equity interests of the Company prior to or in connection with the Closing and (v) there are no issuances of any shares of the Company’s Class A Common Stock following the Closing under the 2021 Plan.

(2)

Assumes that holders of 17,500,000 shares of Class A Common Stock exercise their redemption rights (representing the maximum amount of public shares that can be redeemed to satisfy the Minimum Cash Condition).

*Upon completion of the Business Combination, Forest Road’s public stockholders, the Sponsor, certain of the Target Company Equityholders and the PIPE Investors will hold shares of Class A Common Stock and Carl Daikeler and certain of his affiliated entities will hold shares of Class X Common Stock.

If the actual facts are different than the assumptions set forth above, the ownership percentages set forth above will be different.

Following the Closing, Carl Daikeler and certain of his affiliated entities (collectively, the “Controlling Holders”), will own a majority of the Company’s outstanding Class X Common Stock, which carries 10 votes per share and, therefore, will control a majority of the voting power of the Company’s outstanding common stock. As a result, the Company will be a “controlled company” within the meaning of the corporate governance standards of the New York Stock Exchange, which status permits the Company to elect not to comply with certain corporate governance requirements as further described herein.

The voting percentages set forth above were calculated based on the amounts set forth in the sources and uses table on pages 31 and 128 of this proxy statement/prospectus and do not take into account (i) warrants that will remain outstanding immediately following the Business Combination and may be exercised thereafter (commencing on the later of 12 months from the closing of the IPO and 30 days following the Closing for one share of Class A Common Stock for one share of Class A Common Stock, or (ii) the issuance of any shares upon completion of the Business Combination under the 2021 Plan, a copy of which is attached to this proxy statement as Annex C, but does include the shares owned by our Sponsor, which, on the effective date of the Business Combination, will convert into 7,500,000 shares of Class A Common Stock in accordance with the terms of the Existing Charter, subject to adjustment. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

If the actual facts are different than the assumptions set forth above, the voting percentages set forth above will be different. For example, there are currently outstanding an aggregate of 15,333,333 warrants to acquire our shares of Class A Common Stock, which are comprised of 5,333,333 private placement warrants held by our Sponsor and 10,000,000 warrants sold as part of the units in the Company’s IPO (the “public warrants”). Each of our outstanding warrants is exercisable commencing on the later of 12 months from the closing of the IPO and 30 days following the Closing for one share of Class A Common Stock for one share of Class A Common Stock. If we assume that each outstanding warrant is exercised and one share of Class A Common Stock is issued as a result of such exercise, with payment to Forest Road of the exercise price of $11.50 per warrant for one share, our fully-diluted share capital would increase by a total of 15,333,333 shares, with approximately $176,333,330 paid to Forest Road to exercise the warrants.

Proposals to be Submitted at the Special Meeting

The Business Combination Proposal

Forest Road and the Target Companies have agreed to the Business Combination under the terms the Merger Agreement. Pursuant to the terms set forth in the Merger Agreement, subject to the satisfaction or waiver of the conditions to the Closing therein, the Merger Subs will merge with and into the Target Companies, with the Target Companies continuing as the surviving entities and becoming subsidiaries of the Company, and thereafter the Surviving Beachbody Entity shall merge with and into the Company, with the Company surviving such merger.

After consideration of the factors identified and discussed in the section entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination,” the Board concluded that the Business Combination met all of the requirements disclosed in the prospectus for our IPO, including that the business of Forest Road had a fair market value of at least 80% of the balance of the funds in the trust account at the time of execution of the Merger Agreement.

If any proposal is not approved by Forest Road’s stockholders at the Special Meeting, the Board may submit the Adjournment Proposal for a vote.

For additional information, see “The Business Combination Proposal” section of this proxy statement/prospectus.

The Organizational Document Proposal

If the Business Combination Proposal is approved and the Business Combination is to be consummated, prior to the Closing on or prior to the Closing Date, the Company will amend and restate the Existing Charter with the Proposed Charter under the DGCL, and amend and restate its bylaws to adopt the Bylaws, to, among other things:

•	change Forest Road’s name to “The Beachbody Company, Inc.”;

•

reclassify the Company’s capital stock and increase the total number of authorized shares of all classes of capital stock, par value of  $0.0001 per share, from 321,000,000 shares, consisting of 320,000,000 shares of common stock, including 300,000,000 shares of Class A common stock, and 20,000,000 shares of Class B common stock, and 1,000,000 shares of preferred stock, to 2,000,000,000 shares, consisting of 1,900,000,000 shares of common stock, including 1,600,000,000 shares of Class A common stock, par value $0.0001 per share, 200,000,000 shares of Class X common stock, par value $0.0001 per share, and 1,000,000,000 shares of Class C common stock, par value $0.0001 per share and 100,000,000 shares of preferred stock, par value $0.0001 per share;

•	declassify the Company’s Board;

•

amend the terms of the shares of common stock, in particular to provide that each share of Class A common stock of the Company has one vote and each share of Class X common stock has ten (10) votes until the earlier of (a) the date Carl Daikeler is no longer providing services to the Company as a senior executive officer or director of the Company or (b) the date on which the holders of Class X common stock as of the Closing Date have sold 75% of their shares (other than pursuant to a Permitted Transfer (as defined in the Proposed Charter). Upon the occurrence of such event, each share of Class X common stock will automatically convert into one share of Class A common stock. Additionally, shares of Class X common stock will automatically convert into shares of Class A common stock in connection with a Transfer (as defined in the Proposed Charter) to anyone other than a Qualified Stockholder (as defined in the Proposed Charter). Shares of Class C Common Stock will not be entitled to any votes. The Company intends to have the ability to issue shares of Class C common stock in future stock-based acquisition transactions, to fund employee equity incentive programs or otherwise, providing for participation in the economic power of the Company, which would result in diluted economic interests of holders of shares of Class A and Class X common stock, but would not dilute the voting power of such existing shareholders;

•	eliminate the ability of stockholders to act by written consent in lieu of a meeting, other than holders of preferred stock;

•	reaffirming the Court of Chancery of the State of Delaware as the sole and exclusive forum for any derivative action or proceeding brought on behalf of the Company, subject to certain limitations;

•	eliminate certain provisions specific to Forest Road’s status as a blank check company;

•

amend the Company’s current bylaws to implement changes conforming to the Existing Charter and to add a lock-up provision restricting transfer of shares by Beachbody Holders, the Sponsor, and their respective permitted Transferees for certain periods of time

The Proposed Charter and Bylaws differ in material respects from the Existing Charter and the Company’s current bylaws, respectively, and we urge stockholders to carefully consult the information set out in the Section “The Organizational Document Proposal” and the full text of the Proposed Charter, attached hereto as Annex B-1, and Bylaws, attached hereto as Annex B-2.

The Organizational Document Proposal is conditioned on the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, the Organizational Document Proposal will have no effect, even if approved by our stockholders.

The Advisory Charter Proposals

Our stockholders are also being asked to approve and adopt, on a non-binding advisory basis, in accordance with SEC guidance to give stockholders the opportunity to present their separate views on important corporate governance provisions, the Advisory Charter Proposals, which are those amendments that will be made to the Existing Charter as reflected in the Proposed Charter if the Organizational Document Proposal is approved.

For additional information, see “The Advisory Charter Proposals” section of this proxy statement/prospectus.

The NYSE Proposal

Assuming the Business Combination Proposal and the Organizational Document Proposal are approved, our stockholders are also being asked to approve the NYSE Proposal.

The NYSE proposal is a proposal to approve, assuming the Business Combination Proposal and the Organizational Document Proposal are approved and adopted, for the purposes of complying with the applicable listing rules of NYSE, the issuance of more than 20% of our issued and outstanding common stock in connection with Subscription Agreements entered into in connection with the Business Combination.

If the NYSE proposal is adopted, 22,500,000 shares of Class A Common Stock are issuable pursuant to the Subscription Agreements, which will represent approximately 75% of the Class A shares of our common stock outstanding immediately prior to the Closing, assuming (a) none of Forest Road’s public shareholders exercises redemption rights with respect to their public shares and (b) no exercise of Forest Road’s 15,333,333 outstanding warrants at an exercise price of $11.50 per share (which warrants are not exercisable until the later of 12 months from the closing of the IPO and 30 days after the completion of the Business Combination).

For additional information, see “The NYSE Proposal” section of this proxy statement.

The Incentive Plan Proposal

Assuming the Business Combination Proposal, the Organizational Document Proposal and the NYSE Proposal are approved, our stockholders are also being asked to approve the Incentive Plan Proposal.

We expect that, prior to the consummation of the Business Combination, our Board will approve and adopt the Incentive Plan. Our stockholders should carefully read the entire 2021 Plan, a copy of which is attached to this proxy statement/prospectus as Annex C, before voting on this proposal.

For additional information, see “The Incentive Plan Proposal” section of this proxy statement/prospectus.

The ESPP Proposal

Assuming the Business Combination Proposal, the Organizational Document Proposal and the NYSE Proposal are approved, our stockholders are also being asked to approve the ESPP Proposal.

We expect that, prior to the consummation of the Business Combination, our Board will approve and adopt the ESPP. Our stockholders should carefully read the entire ESPP, a copy of which is attached to this proxy statement/prospectus as Annex D, before voting on this proposal.

For additional information, see “The ESPP Proposal” section of this proxy statement/prospectus.

The Director Election Proposal

Assuming the Business Combination Proposal, the Organizational Document Proposal, the NYSE Proposal and the Incentive Plan Proposal are approved, our stockholders are also being asked to approve the Director Election Proposal.

Our Board has nominated six directors to serve on our Board, effective upon the Closing, with each director having a term that expires at the Company’s annual meeting of stockholders held in the year following the year of their election, or until such directors’ successors have been duly elected and qualified, or until such directors’ earlier death, resignation, retirement or removal.

For additional information, see “The Director Election Proposal” section of this proxy statement/prospectus.

The Adjournment Proposal

The Adjournment Proposal allows the Board to submit a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the Condition Precedent Proposals or the Advisory Charter Proposals.

For additional information, see “The Adjournment Proposal” section of this proxy statement/prospectus.

Date, Time and Place of Special Meeting of Forest Road’s Stockholders

The Special Meeting will be held via live webcast at 10:00 a.m., Eastern Time, on [            ], 2021, at https://www.cstproxy.com/forestroadacquisition/sm2021, to consider and vote upon the proposals to be submitted to the Special Meeting, including if necessary, the adjournment proposal. The Special Meeting can be accessed by visiting https://www.cstproxy.com/forestroadacquisition/sm2021, where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the Special Meeting by means of remote communication. Please have your control number, which can be found on your proxy card, to join the Special Meeting. If you do not have a control number, please contact the Continental Stock Transfer Company, the transfer agent.

Registering for the Special Meeting

Pre-registration at https://www.cstproxy.com/forestroadacquisition/sm2021 is recommended but is not required in order to attend.

Any stockholder wishing to attend the virtual meeting should register for the meeting by [            ], 2021. To register for the Special Meeting, please follow these instructions as applicable to the nature of your ownership of our common stock:

•

If your shares are registered in your name with Continental Stock Transfer & Trust Company and you wish to attend the online-only Special Meeting, go to https://www.cstproxy.com/forestroadacquisition/sm2021, enter the 12-digit control number included on your proxy card or notice of the meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the meeting you will need to log back into the meeting site using your control number. Pre-registration is recommended but is not required in order to attend.

•

Beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the virtual meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial stockholders who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the special meeting. After contacting Continental Stock Transfer & Trust Company, a beneficial holder will receive an e-mail prior to the meeting with a link and instructions for entering the virtual meeting. Beneficial stockholders should contact Continental Stock Transfer & Trust Company at least five (5) business days prior to the meeting date in order to ensure access.

Voting Power; Record Date

Stockholders will be entitled to vote or direct votes to be cast at the Special Meeting if they owned shares of Forest Road common stock at the close of business on [            ], 2021, which is the record date for the Special Meeting. Stockholders will have one vote for each share of common stock owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Our warrants do not have voting rights. On the record date, there were 37,500,000 shares of Forest Road common stock outstanding, of which 30,000,000 were public shares, with the rest being held by our Sponsor.

Quorum and Vote of Stockholders

A quorum of our stockholders is necessary to hold a valid meeting. The presence, in person (which would include presence at the virtual Special Meeting) or by proxy, of stockholders holding a majority of the shares entitled to vote at the Special Meeting constitutes a quorum at the special Meeting. In the absence of a quorum, the chairperson of the Special Meeting has the power to adjourn the Special Meeting. As of the record date for the Special Meeting, 18,750,001 shares of Forest Road common stock would be required to achieve a quorum.

Our Sponsor and our officers and directors at the time of the IPO entered into a letter agreement to vote their founder shares as well as any public shares purchased during or after the IPO, in favor of the Business Combination Proposal. As of the date hereof, our Sponsor owns approximately 20% of our total outstanding common stock.

The following votes are required for each proposal at the Special Meeting:

•

Business Combination Proposal: The approval of the Business Combination Proposal requires the affirmative vote of a majority of the votes cast by holders of Class A Common Stock and Class B Common Stock present in person or represented by proxy and entitled to vote at the Special Meeting, voting as a single class.

•

Organizational Document Proposal: The approval of the Organizational Document Proposal requires the affirmative vote of holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock entitled to vote thereon at the Special Meeting, voting as a single class.

•

Advisory Charter Proposals: The approval of each of the Advisory Charter Proposals, each of which is a non-binding advisory vote, requires the affirmative vote of a majority of the votes cast by holders of Class A Common Stock and Class B Common Stock present in person or represented by proxy and entitled to vote at the Special Meeting, voting as a single class.

•

NYSE Proposal: The approval of the NYSE Proposal requires the affirmative vote of a majority of the votes cast by holders of Class A Common Stock and Class B Common Stock present in person or represented by proxy and entitled to vote at the Special Meeting, voting as a single class.

•	Director Election Proposal: The election of the director nominees pursuant to the director election proposal requires a plurality of the votes cast by holders of Class A Common Stock and Class B

Common Stock present in person or represented by proxy and entitled to vote at the Special Meeting, voting as a single class.

•

Incentive Plan Proposal: The approval of the Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by holders of Class A Common Stock and Class B Common Stock present in person or represented by proxy and entitled to vote at the Special Meeting, voting as a single class.

•

The ESPP Proposal: The approval of the ESPP Proposal requires the affirmative vote of a majority of the votes cast by holders of Class A Common Stock and Class B Common Stock present in person or represented by proxy and entitled to vote at the Special Meeting, voting as a single class.

•

Adjournment Proposal: The approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of Class A Common Stock and Class B Common Stock present in person or represented by proxy and entitled to vote at the Special Meeting, voting as a single class.

With respect to each proposal in this proxy statement/prospectus (other than the Director Election Proposal), you may vote “FOR,” “AGAINST” or “ABSTAIN.” With respect to the Director Election Proposal, you may vote “FOR” or “WITHHOLD” with respect to each nominee.

If a stockholder fails to return a proxy card or fails to instruct a broker or other nominee how to vote, and does not attend the Special Meeting in person, then the stockholder’s shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting. If a valid quorum is established, any such failure to vote or to provide voting instructions will have the same effect as a vote “AGAINST” the Organizational Document Proposal, but will have no effect on the outcome of any other proposal in this proxy statement/prospectus.

Abstentions and “WITHHOLD” votes will be counted in connection with the determination of whether a valid quorum is established but their effect on the proposals in this proxy statement/prospectus differ as follows:

•

An abstention will have no effect on the Business Combination Proposal, the Advisory Charter Proposals, the Adjournment Proposal, and for the Director Election Proposal, a “WITHHOLD” vote will have the same effect as an abstention and will not count as a vote “FOR” or “AGAINST” a director because directors are elected by plurality voting.

•

In contrast, an abstention will have the same effect as a vote “AGAINST” the Organizational Document Proposal. Moreover, for purposes of the NYSE Proposal, the Incentive Plan Proposal and the ESPP Proposal, the NYSE considers an abstention vote as a “vote cast”, and therefore, an abstention will have the same effect as a vote “AGAINST” such proposals.

Redemption Rights

Pursuant to the Existing Charter, a public stockholder may request that Forest Road redeem all or a portion of such public stockholder’s public shares for cash if the Business Combination is consummated. You will be entitled to receive cash for any public shares to be redeemed only if you:

(i)

(a) hold public shares or (b) hold public shares through units and you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and

(ii)

prior to 5:00 p.m., Eastern Time, on [                ], 2021 (two business days prior to the vote at the Special Meeting) (a) submit a written request to the transfer agent that the Company redeem your public shares for cash and (b) deliver your public shares to the transfer agent, physically or electronically through DTC.

As noted above, holders of units must elect to separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. Holders may instruct their broker to do so, or if a holder holds units registered in its own name, the holder must contact the transfer agent directly and instruct it to do so. Public stockholders may elect to redeem all or a portion of such public stockholder’s public shares even if they vote for the Business Combination Proposal. If the Business Combination is not consummated, the public shares will not be redeemed for cash. If a public stockholder properly exercises its right to redeem its public shares and timely delivers its public shares to the transfer agent, Forest Road will redeem each share of Class A Common Stock for a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the trust account (net of taxes payable), divided by the number of then-outstanding public shares. If a public stockholder exercises its redemption rights, then it will be exchanging its redeemed public shares for cash and will no longer own such shares. Any request to redeem public shares, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing. Furthermore, if a holder of a public shares delivers its certificate in connection with an election of its redemption and subsequently decides prior to the Closing not to elect to exercise such rights, it may simply request that Forest Road instruct our transfer agent to return the certificate (physically or electronically). The holder can make such request by contacting the transfer agent, at the address or email address listed in this proxy statement/prospectus. We will be required to honor such request only if made prior to the deadline for exercising redemption requests. See “Special Meeting of the Stockholders — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares, without our prior consent. Accordingly, if a public stockholder, alone or acting in concert as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash, without our prior consent.

In order for public stockholders to exercise their redemption rights in respect of the Business Combination Proposal, public stockholders must properly exercise their right to redeem the public shares they hold no later than the close of the vote on the Business Combination Proposal and deliver their public shares (either physically or electronically) to the transfer agent prior to 5:00 p.m., Eastern Time, on [                ], 2021 (two business days prior to the vote at the Special Meeting). Immediately following the consummation of the Business Combination, the Company will satisfy the exercise of redemption rights by redeeming the public shares issued to the public stockholders that validly exercised their redemption rights.

Holders of our warrants will not have redemption rights with respect to the warrants.

Appraisal Rights

Neither our stockholders nor our warrant holders have appraisal rights in connection with the Business Combination under the DGCL.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. Forest Road has engaged Morrow Sodali LLC to assist in the solicitation of proxies.

If a stockholder grants a proxy, it may still vote its shares in person (which would include presence at the virtual special meeting) if it revokes its proxy before the Special Meeting. A stockholder also may change its vote by submitting a later-dated proxy as described in the section entitled “Special Meeting of the Stockholders — Revoking Your Proxy.”

Interests of Certain Persons in the Business Combination

In considering the recommendation of our Board to vote in favor of the Business Combination, stockholders should be aware that, aside from their interests as stockholders, our Sponsor and our directors, officers and advisors and the Target Companies’ current owners have interests in the Business Combination that are different from, or in addition to, those of our other stockholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to our stockholders that hey approve the Business Combination. Stockholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•	the fact that our Sponsor has waived its right to redeem any of the founder shares and public shares in connection with a stockholder vote to approve a proposed initial business combination;

•

the fact that our Sponsor paid an aggregate of $25,000 for the founder shares, which will convert into 7,500,000 shares of Class A Common Stock in accordance with the terms of the Existing Charter and such securities will have a significantly higher value at the time of the Business Combination, estimated at approximately $[                ] based on the closing price of $[                ] per public share on the NYSE on [                ], 2021;

•

the fact that our Sponsor has agreed to waive its rights to liquidating distributions from the trust account with respect to the founder shares if we fail to complete an initial business combination by November 30, 2022;

•

the fact that our Sponsor paid approximately $8,000,000 for 5,333,333 private placement warrants, each of such private placement warrants is exercisable commencing on the later of 12 months from the closing of the IPO and 30 days following the Closing for one share of Class A Common Stock for one share of Class A Common Stock at $11.50 per share; if we do not consummate an initial business combination by November 30, 2022, then the proceeds from the sale of the private placement warrants will be part of the liquidating distribution to the public stockholders and the warrants held by our Sponsor will be worthless; the warrants held by our Sponsor had an aggregate market value of approximately $[                ] based upon the closing price of $[                ] per warrant on the NYSE on [                ], 2021;

•

if the trust account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third-party for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the trust account to below: (i) $10.00 per public share; or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case, net of the interest which may be withdrawn to pay taxes and up to $100,000 of interest to pay dissolution expenses, except as to any claims by a third-party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act;

•

Kevin Mayer, a current director of Forest Road, is expected to be a director of the Company after the consummation of the Business Combination. As such, in the future he will receive any cash fees, stock options, stock awards or other remuneration that the Company’s board of directors determines to pay to him and any applicable compensation as described under section “Execution Compensation - Director Compensation”;

•

the fact that Cantor and Guggenheim Securities, Forest Road’s PIPE placement agent and financial advisor, respectively, and underwriters in the IPO, will be entitled to receive a deferred underwriting commission and a placement agency and financial advisory fees, as applicable, upon completion of the Business Combination;

•

the fact that Raine who, with its affiliates, will beneficially own at least 12.5% of the Company upon completion of the Business Combination, will be entitled to receive an advisory fee of $10 million in connection with Raine’s engagement with Beachbody as its financial advisor; and

•

John Salter, a current director of Beachbody and co-founder and partner of Raine, Michael Heller and Ben Van de Bunt, current directors of Beachbody, and Mary Conlin are each expected to be directors of the Company after the consummation of the Business Combination. As such, in the future each of Messrs. Salter, Heller and Van de Bunt and Ms. Conlin will receive any cash fees, stock options, stock awards or other remuneration that the Company’s board of directors determines to pay them and any applicable compensation as described under section “Executive Compensation — Director Compensation.”

At any time prior to the Special Meeting, during a period when they are not then aware of any material non-public information regarding Forest Road or our securities, our initial stockholders, the Target Companies and/or their respective affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Forest Road common stock or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that the proposals presented to stockholders for approval at the Special Meeting are approved or to provide additional equity financing. Any such share purchases and other transactions may thereby increase the likelihood of obtaining stockholder approval of the Business Combination. This may result in the completion of our Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.

Entering into any such incentive arrangements may have a depressive effect on shares of Forest Road common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Special Meeting.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the Special Meeting and would likely increase the chances that such proposals would be approved. As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. Forest Road will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be voted on at the Special Meeting. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

The existence of financial and personal interests of our directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of the Company and its stockholders and what may be best for a director’s personal interests when determining to recommend that stockholders vote for the proposals. See the sections entitled “Risk Factors”, “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” and “Beneficial Ownership of Securities” for more information and other risks.

Certain Other Benefits in the Business Combination

In addition to the interests of the Company’s directors and officers in the Business Combination, stockholders should be aware that Cantor and Guggenheim Securities have financial interests that are different from, or in addition to, the interests of our stockholders.

Each of Cantor and Guggenheim Securities was an underwriter in Forest Road’s IPO, and, upon consummation of the Business Combination, the underwriters of the IPO are entitled to $10,500,000 of deferred underwriting commission, of which Cantor is entitled to $7,000,000 and Guggenheim Securities is entitled to $3,500,000. The underwriters of the IPO have agreed to waive their rights to the deferred underwriting commission held in the trust account in the event Forest Road does not complete an initial business combination within 24 months of the closing of the IPO. Accordingly, if the Business Combination, or any other initial business combination, is not consummated by that time and Forest Road is therefore required to be liquidated, the underwriters of the initial public offering, including Cantor and Guggenheim Securities, will not receive any of the deferred underwriting commission and such funds will be returned to the Company’s public stockholders upon its liquidation.

Furthermore, Cantor was engaged by Forest Road as a placement agent with respect to the PIPE and Guggenheim Securities is engaged as one of Forest Road’s financial advisors. Forest Road decided to retain Cantor as a placement agent for the PIPE based primarily on Cantor’s extensive knowledge, strong market position and positive reputation in equity capital markets and its experienced and capable investment banking team. Similarly, Forest Road decided to retain Guggenheim Securities as its lead financial advisor based primarily on its leading investment banking franchise with a strong track record of advising on complex, transformational transactions and deep connectivity in the technology, media and telecommunications space.

In addition, under the terms of each of Cantor and Guggenheim Securities engagements, Forest Road agreed to reimburse Cantor and Guggenheim Securities, respectively, for their reasonable out-of-pocket expenses, including the fees and disbursements of its outside attorneys, and to indemnify each of Cantor and Guggenheim Securities and certain related parties against liabilities, including liabilities under federal securities laws, in each case, in connection with, as a result of, or relating to their respective engagements.

Each of Cantor and Guggenheim Securities therefore have an interest in the Company completing a business combination that will result in the payment of the deferred underwriting commission to the underwriters of the IPO, including Cantor and Guggenheim Securities. In considering approval of the Business Combination, the Company’s stockholders should consider the roles of Cantor and Guggenheim Securities in light of the deferred underwriting commission each of Cantor and Guggenheim Securities is entitled to receive if the Business Combination is consummated within 24 months of the closing of the IPO.

Recommendation of the Board

The Board believes that the Business Combination Proposal and the other proposals to be presented at the Special Meeting are in the best interest of Forest Road’s stockholders and unanimously recommends that our stockholders vote “FOR” the Business Combination Proposal, “FOR” the Organizational Document Proposal, “FOR” the separate Advisory Charter Proposal, “FOR” the NYSE Proposal, “FOR” the Incentive Plan Proposal, “FOR” the ESPP Proposal, “FOR” each of the director nominees set forth in the Director Election Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the Special Meeting.

Conditions to the Closing of the Business Combination

Unless waived by the parties to the Merger Agreement, and subject to applicable law, the consummation of the Business Combination is subject to a number of conditions set forth in the Merger Agreement including, among other things, approval by Forest Road’s stockholders of the Merger Agreement and the Business Combination, effectiveness of this proxy statement/prospectus and this registration statement, expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated thereunder (the “HSR Act”), receipt of approval for listing on the NYSE the shares of common stock of the Company to be issued in connection with the Mergers, and the absence of any injunctions. For more information about conditions to the consummation of the Business Combination, see “The Business Combination Proposal — The Merger Agreement — Conditions to the Closing of the Business Combination.”

Sources and Uses of Funds for the Business Combination

The following table summarizes the sources and uses for funding the Business Combination. Where actual amounts are not known or knowable, the figures below represent Forest Road’s good faith estimate of such amounts.

Sources and Uses of Proceeds

($ in millions)

Sources	No Redemption(1)	Max Redemption(2)
Cash Held in Trust Account(3)	$300.0	$300.0
Private Placement Equity Financing(4)	225.0	225.0
Seller Rollover Equity	2,862.3	2,862.3
Seller Rollover Net Cash(5)	62.5	62.5

Total Sources	$3,449.8	$3,449.8

Uses
Seller Rollover Equity	$2,862.3	$2,862.3
Cash Proceeds to Myx Shareholders	37.7	37.7

Total Seller Consideration / Pre Money Equity Value	2,900.0	2,900.0
Shareholder Redemptions	0.0	175.0
Net Cash to Balance Sheet(6)	486.8	311.8
Transaction Fees	63.0	63.0

Total Uses	$3,449.8	$3,449.8

(1)	Assumes that none of the holders of public shares of Class A Common Stock exercise their redemption rights.
(2)

Assumes that holders of 17,500,000 shares of Class A Common Stock exercise their redemption rights (representing the maximum amount of public shares that can be redeemed to satisfy the Minimum Cash Condition).

(3)

Represents the expected amount of the cash held in the Company’s trust account prior to the Closing (and prior to any redemption by Forest Road stockholders), excluding any interest earned on the funds.

(4)	Represents the proceeds from the PIPE as of the consummation of the Business Combination.
(5)	Represents Beachbody and Myx cash balances at December 31, 2020.
(6)

Represents the sum of proceeds from the PIPE as of the consummation of the Business Combination, cash held in the Company’s trust account prior to the Closing and existing cash of the Company on the balance sheet less expenses and less cash proceeds to Myx shareholders, including Beachbody and Myx cash balances at December 31, 2020.

United States Federal Income Tax Considerations

For a description of the United States federal income tax considerations of an exercise of redemption rights, please see “United States Federal Income Tax Considerations of the Redemption.”

Anticipated Accounting Treatment

For a discussion summarizing the anticipated accounting treatment of the Business Combination, please see “Anticipated Accounting Treatment.”

Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (‘‘FTC’’), certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The Business Combination is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the two filings of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. On February 24, 2021, Forest Road, Beachbody and Myx filed the required forms under the HSR Act with respect to the Business Combination with the Antitrust Division and the FTC and requested early termination.

At any time before or after consummation of the Business Combination, notwithstanding termination of the respective waiting periods under the HSR Act, the Department of Justice or the FTC, or any state or foreign governmental authority could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. Forest Road cannot assure you that the Antitrust Division, the FTC, any state attorney general or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, Forest Road cannot assure you as to its result.

None of Forest Road, Beachbody or Myx are aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the expiration of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Risk Factors

In evaluating the proposals to be presented at the special meeting, a stockholder should carefully read this proxy statement and especially consider the factors discussed in the section entitled “Risk Factors.”

Sources of Industry and Market Data

Where information has been sourced from a third-party, the source of such information has been identified. Unless otherwise indicated, the information contained in this proxy statement on the market environment, market developments, growth rates, market trends and competition in the markets in which Forest Road and the Target Companies operate is taken from publicly available sources, including third-party sources, or reflects Forest Road’s or the Target Companies’ estimates that are principally based on information from publicly available sources.

SELECTED HISTORICAL FINANCIAL INFORMATION OF FOREST ROAD

FOREST ROAD ACQUISITION CORP.

CONDENSED STATEMENTS OF OPERATIONS

	For the Three Months Ended March 31, 2021 (Unaudited)	From the period from September 24, 2020(Inception to December 31, 2020 (as restated) (Audited)
Formation and operating costs	$2,724,770	$531,404

Loss from operations	(2,724,770)	(531,404)

Other income (expense)
Interest income	20	10
Change in fair value of warrant liabilities	(13,870,243)	(3,608,275)
Interest income on marketable securities held in Trust account	4,432	—
Offering cost associated with warrants recorded as liabilities	—	(980,895)
Loss on sale of private placement warrants	—	(2,796,275)

Total other income (expense)	(13,865,791)	(7,385,435)

Net loss	$(16,590,561)	$(7,916,839)

Weighted average shares outstanding of Class A common stock	30,000,000	30,000,000

Basic and diluted net income per share, Class A common stock	$0.00	$0.00

Weighted average shares outstanding of Class B common stock	7,500,000	6,856,915

Basic and diluted net loss per share, Class B common stock	(2.21)	(1.15)

	March 31, 2021 (Unaudited)	December 31, 2020 (Audited)
Balance Sheet Data
Total assets	$300,989,798	$301,478,213
Total liabilities	$58,801,612	$42,699,466
Total commitments	$237,188,180	$253,778,740
Total stockholders’ equity	$5,000,006	$5,000,007

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF BEACHBODY

The following table shows selected historical financial information of Beachbody for the periods and as of the dates indicated.

The selected historical financial information of Beachbody as of December 31, 2020 and 2019, and for the years ended December 31, 2020, 2019 and 2018 was derived from the audited historical consolidated financial statements of Beachbody included elsewhere in this proxy statement/prospectus. The selected historical financial information of Beachbody for the three months ended March 31, 2021 and 2020 and the condensed consolidated balance sheet as of March 31, 2021 are derived from Beachbody’s unaudited interim condensed consolidated financial statements included elsewhere in this proxy statement/prospectus. In Beachbody management’s opinion, the unaudited interim condensed consolidated financial statements include all adjustments necessary to fairly state Beachbody’s financial position as of March 31, 2021 and the results of operations for the three months ended March 31, 2021 and 2020. As explained elsewhere in this proxy statement/prospectus, the financial information contained in this section relates to Beachbody, prior to and without giving pro forma effect to the impact of the Business Combination and, as a result, the results reflected in this section may not be indicative of the results of Beachbody going forward. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” included elsewhere in this proxy statement/prospectus.

The following selected historical financial information should be read together with the consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Beachbody” appearing elsewhere in this proxy statement/prospectus. The selected historical financial information in this section is not intended to replace Beachbody’s consolidated financial statements and the related notes. Beachbody’s historical results are not necessarily indicative of Beachbody’s future results.

	Three Months Ended March 31,		Year Ended December 31,
Statement of Operations Data	2021	2020	2020	2019	2018
	(amounts in thousands, except units and per unit amounts)
Revenue:
Digital	$95,150	$62,525	$334,804	$250,764	$210,726
Nutrition and other	131,069	106,811	528,778	505,015	579,563

Total revenue	226,219	169,336	863,582	755,779	790,289

Cost of revenue:
Digital	11,122	8,372	38,285	33,595	27,308
Nutrition and other	56,995	40,475	211,422	176,724	201,607

Total cost of revenue	68,117	48,847	249,707	210,319	228,915

Gross profit	158,102	120,489	613,875	545,460	561,374
Operating expenses:
Selling and marketing	144,696	94,226	464,000	384,376	401,141
Technology and development	27,089	21,333	93,036	84,132	91,189
General and administrative	17,946	15,184	64,818	56,899	63,096
Restructuring	—	—	(1,677)	1,171	6,555

Total operating expenses	189,731	130,743	620,177	526,578	561,981

Operating income (loss)	(31,629)	(10,254)	(6,302)	18,882	(607)
Interest expense	(123)	(95)	(527)	(790)	(268)
Other income, net	1,299	408	666	813	991

Income (loss) before income taxes	(30,454)	(9,941)	(6,163)	18,905	116
Income tax benefit (provision)	395	1,613	(15,269)	13,390	—

Net income (loss)	$(30,059)	$(8,328)	$(21,432)	$32,295	$116

Distribution and cumulative preferred return to Redeemable convertible preferred unit members	—	—	—	(349)	(21,752)

Net income available to common unit members (loss)	$(30,059)	$(8,328)	$(21,432)	$31,946	$(21,636)

Net income (loss) per common unit, basic	$(0.48)	$(0.14)	$(0.35)	$0.53	$(0.36)
Net income (loss) per common unit, diluted	$(0.48)	$(0.14)	$(0.35)	$0.45	$(0.36)
Weighted-average common units outstanding, basic	62,263,439	60,813,902	61,229,753	60,252,139	59,798,835
Weighted average common units outstanding, diluted	62,263,439	60,813,902	61,229,753	72,108,820	59,798,835

	As of March 31,	As of December 31,
Balance Sheet Data	2021	2020	2019
Total assets	$371,310	$356,253	$291,111
Total liabilities	299,437	256,995	203,709
Total mezzanine equity	98,110	98,110	98,245
Total members’ equity	(26,237)	1,148	(10,843)

Key Performance Indicators

Beachbody reports the following financial and operational key performance indicators, which are used by management to assess its performance:

Adjusted EBITDA. Beachbody defines and calculates Adjusted EBITDA as net income (loss) before the impact of interest income or expense, income tax (benefit) expense and depreciation and amortization, as further adjusted for the following items: equity-based compensation, transaction-related costs, restructuring and related costs and certain other non-core items. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Beachbody — Non-GAAP Information” for important information about the limitations of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable financial measure calculated in accordance with U.S. GAAP.

Digital Subscriptions.    Digital subscriptions include Beachbody On Demand, Nutrition+, and Openfit subscriptions. Digital subscriptions include paid and free-to-pay subscriptions. Free to pay subscriptions, on average, represent less than 3% of total digital subscriptions. Digital subscriptions are inclusive of all billing plans, currently for annual, semi-annual, quarterly and monthly billing intervals.

Nutritional Subscriptions.    Beachbody packages and synthesizes the content experience of digital subscriptions with nutritional subscriptions that work together. Beachbody Nutritional Subscriptions are monthly subscriptions to nutritional products such as, Shakeology, Beachbody Performance, BEACHBAR, Bevvy and Collagen.

Average Digital Retention. Beachbody uses month over month digital subscription retention to measure the retention of its digital subscriptions. Beachbody defines digital subscription retention as the average rate in which a subscription renews for a new billing cycle.

Daily Active Users to Monthly Active Users (DAU/MAU). Beachbody uses the ratio of daily active users to monthly active users to understand how frequently digital customers are utilizing its service in a given month. Beachbody defines a daily active user as a unique user streaming content on its platform in a given day. Beachbody defines monthly active user in this ratio as a unique user streaming content on its platform in that same month.

Average Monthly Streams per Average Active User. Beachbody uses average monthly streams per average active user to measure engagement, which is the leading indicator of retention for its digital subscribers. While the measure of a digital stream may vary across companies, Beachbody defines streams and total streams as the stream of a video for at least 25% of its length during a given period. Beachbody defines active user as an unique user streaming a program in a given period. Beachbody defines average monthly streams per active user as the total streams in the month divided by the average active users in the month.

The following table presents Beachbody’s key performance indicators for the periods indicated:

	As of March 31,		As of December 31,
	2020	2019	2020	2019	2018
Digital Subscriptions (millions)	2.7	1.9	2.6	1.7	1.5
Nutritional Subscriptions (millions)	0.4	0.4	0.4	0.3	0.4

	Three Months Ended March 31,		For The Year Ended December 31,
	2020	2019	2020	2019	2018
Average Digital Retention	95.8%	94.8%	95.5%	95.3%	94.1%
Total Streams (millions)	56	33	180	104	89
DAU/MAU	35.1%	30.0%	31.6%	29.2%	28.5%
Adjusted EBITDA (millions) (1)	$(11.7)	$2.7	$51.5	$78.4	$68.1

(1)

Adjusted EBITDA is a non-GAAP financial measure. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Beachbody — Non-GAAP Information” for the definition of and additional information about Adjusted EBITDA and reconciliation to net income (loss), the most directly comparable U.S. GAAP financial measure.

For important information about how Beachbody uses Digital Subscriptions, Nutritional Subscriptions, Average Digital Retention, Average Monthly Streams per Average Active User and Total Streams, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Beachbody.”

SELECTED HISTORICAL FINANCIAL INFORMATION OF MYX

The selected historical financial information of Myx as of and for the years ended December 31, 2020, 2019 and 2018 was derived from the audited historical consolidated financial statements of Myx included elsewhere in this proxy statement/prospectus. The selected historical financial information of Myx for the three months ended March 31, 2021 and 2020 and the consolidated balance sheets as of March 31, 2021 are derived from Myx’s unaudited interim consolidated financial statements included elsewhere in this proxy statement/prospectus. In Myx management’s opinion, the unaudited interim consolidated financial statements include all adjustments necessary to state fairly Myx’s financial position as of March 31, 2021 and the results of operations for the three months ended March 31, 2021 and 2020. As explained elsewhere in this proxy statement/prospectus, the financial information contained in this section relates to Myx, prior to and without giving pro forma effect to the impact of the Business Combination and, as a result, the results reflected in this section may not be indicative of the results of Myx going forward. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” included elsewhere in this proxy statement/prospectus.

The following selected historical financial information should be read together with the consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Myx” appearing elsewhere in this proxy statement/prospectus. The selected historical financial information in this section is not intended to replace Myx’s consolidated financial statements and the related notes. Myx’s historical results are not necessarily indicative of Myx’s future results.

	Three Months Ended March 31,		Year Ended December 31,
Statement of Operations Data	2021	2020	2020	2019	2018
			(amounts in thousands)
Net sales	$17,038	$647	$29,671	$—	$—
Cost of goods sold	17,456	739	34,051	—	—

Gross deficit	(418)	(92)	(4,380)	—	—

Operating expenses:
Selling and marketing expenses	4,789	759	9,243	766	131
Technology and development	813	430	1,950	1,565	997
General and administrative	3,017	644	6,484	1,686	821
Depreciation	13	13	55	63	34

Total operating expenses	8,631	1,846	17,732	4,080	1,983

Loss from operations	(9,049)	(1,938)	(22,112)	(4,080)	(1,983)

Other income (expense)	(91)	(53)	(156)	38	17
Loss from change in fair value of convertible instrument	(1,379)	—	(288)	—	—
Interest expense	(113)	(13)	(201)	—	—

Net loss	$(10,633)	$(2,004)	$(22,757)	$(4,042)	$(1,966)

	As of March 31,	As of December 31,
Balance Sheet Data	2021	2020	2019
		(amounts in thousands)
Total assets	$19,724	$18,129	$742
Total liabilities	50,768	39,939	725
Total members’ (deficit) equity	(31,044)	(21,810)	17

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial data (the “summary pro forma data”) gives effect to the Business Combination and related transactions described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” The Beachbody Merger is expected to be accounted for as a reverse recapitalization, whereby Forest Road will be treated as the acquired company and Beachbody is treated as the acquirer. Accordingly, for accounting purposes, the Beachbody Merger will be treated as the equivalent of Beachbody issuing stock for the net assets of Forest Road, accompanied by a recapitalization. The net assets of Forest Road will be stated at historical cost, with no goodwill or other intangible assets recorded. Subsequently, results of operations presented for the period prior to the Beachbody Merger will be those of Beachbody. The Myx Merger will be treated as a business combination in accordance with GAAP and will be accounted for using the acquisition accounting method. Beachbody will record the estimated fair value of assets acquired and liabilities assumed from Myx. Any excess amounts after allocating the estimated consideration to identifiable tangible and intangible assets acquired and liabilities assumed will be recorded as goodwill. The summary unaudited pro forma condensed combined balance sheet data as of March 31, 2021 gives the pro forma effect to the Business Combination and related transactions as if they had occurred on March 31, 2021. The summary unaudited pro forma condensed combined statement of operations data for the three months ended March 31, 2021 and year ended December 31, 2020 give pro forma effect to the Business Combination and related transactions as if they had been consummated on January 1, 2020.

The summary pro forma data have been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information of the combined company appearing elsewhere in this proxy statement/ prospectus and the accompanying notes. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical consolidated financial statements of Beachbody, Forest Road and Myx and related notes included in this proxy statement/ prospectus. The summary pro forma data have been presented for informational purposes only and are not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Business Combination and related transactions been completed as of the dates indicated. In addition, the summary pro forma data do not purport to project the future financial position or operating results of the combined company.

The following table presents summary pro forma data after giving effect to the Business Combination and related transactions, assuming two redemption scenarios as follows:

•

Assuming No Redemption—assumes that none of the holders of shares of Forest Road’s Class A common stock will exercise redemption rights with respect to their public shares for a pro rata share of the funds in the trust account; and

•

Assuming Maximum Redemption—assumes that holders of 17,500,000 Forest Road public shares will exercise their redemption rights for their pro rata share (approximately $10.00 per share) of the funds in Forest Road’s trust account. The Merger Agreement includes a condition that, at the Closing, Forest Road will have a minimum of $350.0 million in cash comprising the amount of cash in (i) the trust account (after reduction for the aggregate amount of payments required to be made in connection with any Redemption), plus (ii) aggregate amount of cash that has been funded pursuant to the PIPE Financing.

	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
	(in thousands, except share and per share data)
Summary Unaudited Pro Forma Condensed Combined
Statement of Operations Data Three Months Ended March 31, 2021
Total revenues	$243,257	$243,257
Gross profit (loss)	$157,684	$157,684
Operating loss	$(42,419)	$(42,419)
Net loss	$(55,425)	$(55,425)
Basic and diluted net loss per share	$(0.18)	$(0.19)
Basic and diluted weighted average shares outstanding	312,776,403	295,276,403

Summary Unaudited Pro Forma Condensed Combined
Statement of Operations Data Year Ended December 31, 2020
Total revenues	$893,253	$893,253
Gross profit (loss)	$609,496	$609,496
Operating loss	$(43,897)	$(43,897)
Net loss	$(60,910)	$(60,910)
Basic and diluted net loss per share	$(0.19)	$(0.21)
Basic and diluted weighted average shares outstanding	312,776,403	295,276,403

Selected Unaudited Pro Forma Condensed Combined
Balance Sheet Data as of March 31, 2021
Total assets	$1,000,252	$825,249
Total liabilities	$369,878	$369,878
Total stockholders’ equity	$630,374	$455,371

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER

SHARE FINANCIAL INFORMATION

The following table sets forth selected historical comparative share information for Beachbody, Forest Road and Myx and unaudited pro forma condensed combined per share information after giving effect to the Business Combination and related transactions, assuming two redemption scenarios as follows:

•

Assuming No Redemption—assumes that none of the holders of shares of Forest Road’s Class A common stock will exercise redemption rights with respect to their public shares for a pro rata share of the funds in the trust account; and

•

Assuming Maximum Redemption—assumes that holders of 17,500,000 Forest Road public shares will exercise their redemption rights for their pro rata share (approximately $10.00 per share) of the funds in Forest Road’s trust account. The Merger Agreement includes a condition that, at the Closing, Forest Road will have a minimum of $350.0 million in cash comprising the amount of cash in (i) the trust account (after reduction for the aggregate amount of payments required to be made in connection with any Redemption), plus (ii) aggregate amount of cash that has been funded pursuant to the PIPE Financing.

The pro forma book value information reflects the Business Combination and related transactions as if they had occurred on March 31, 2021. The weighted average shares outstanding and net income (loss) per share information give pro forma effect to the Business Combination and related transactions as if they had occurred on January 1, 2020.

This information is only a summary and should be read together with the selected historical financial information included elsewhere in this proxy statement/ prospectus and the historical financial statements of Beachbody, Forest Road and Myx and related notes that are included elsewhere in this proxy statement/ prospectus. The unaudited pro forma combined per share information of Beachbody, Forest Road and Myx is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/ prospectus.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of Beachbody, Forest Road and Myx would have been had the companies been combined during the periods presented.

			Combined Pro Forma		Beachbody equivalent pro forma per share data (3)
	Beachbody (Historical)	Forest Road (Historical) (4)	(Assuming No Redemption)	(Assuming Maximum Redemption)	(Assuming No Redemption)	(Assuming Maximum Redemption)
As of and for the Three Months Ended March 31, 2021(2)
Book value per share (1)	$(0.42)	$0.67	$2.02	$1.54	$6.77	$5.18
Weighted average shares outstanding of common stock—basic and diluted	62,263,439	7,500,000	312,776,403	295,276,403	242,996,759	242,996,759
Net loss per share of common stock—basic and diluted	$(0.48)	$(2.21)	$(0.18)	$(0.19)	$(0.60)	$(0.63)
For the Year Ended December 31, 2020(2)
Weighted average shares outstanding of common stock—basic and diluted	61,229,753	6,856,915	312,776,403	295,276,403	242,996,759	242,996,759
Net loss per share of common stock—basic and diluted	$(0.35)	$(1.15)	$(0.19)	$(0.21)	$(0.65)	$(0.69)

(1)	Book value per share = (Total equity excluding preferred shares)/shares outstanding.
(2)	There were no cash dividends declared in the periods presented.
(3)

The equivalent pro forma basic and diluted per share data for Beachbody is based on the exchange ratio set forth in the Merger Agreement. The weighted average shares outstanding includes Beachbody preferred units, which will be converted into shares of Forest Road common stock at the effective time of the Business Combination.

(4)

Net loss per share of common stock – basic and diluted of Forest Road represents the basic and diluted net loss per share of Class B common stock of Forest Road. Weighted average shares outstanding of common stock – basic and diluted of Forest Road represents the weighted average shares outstanding of Class B common stock of Forest Road. Book value per share of Forest Road represents the book value per share of Class B common stock of Forest Road.

TICKER SYMBOLS AND DIVIDEND INFORMATION

Forest Road

Units, Common Stock and Warrants

Our Class A Common Stock and warrants are currently listed on the NYSE under the symbols “FRX” and “FRX WS,” respectively. Certain of our shares of Class A Common Stock and warrants currently trade as units consisting of one share of Class A Common Stock and one redeemable warrant and are listed on the NYSE under the symbol “FRX.U.” The units will automatically separate into their component securities upon consummation of the Business Combination and, as a result, will no longer trade as an independent security. Upon the Closing, we intend to change our name from “Forest Road Acquisition Corp.” to “The Beachbody Company, Inc.” We intend to continue the listing of our Class A Common Stock and warrants on the NYSE under the symbols “BODY” and “BODY WS”, respectively upon the Closing.

Holders

As of March 22, 2021, there was one holder of record of our units, one holder of record of our Class A Common Stock and three holders of record of our warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose units, shares of Class A Common Stock and warrants are held of record by banks, brokers and other financial institutions.

Dividend Policy

Forest Road has not paid any cash dividends on its shares of common stock to date and does not intend to pay any cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon the Company’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to a Business Combination will be within the discretion of the Board at such time.

Beachbody

There is no public market for shares of Beachbody’s equity securities.

MYX

There is no public market for Myx’s equity securities.

SUMMARY RISK FACTORS

You should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the proposals presented in this proxy statement/prospectus. In particular, you should consider the risk factors described under “Risk Factors” beginning on page 45. Such risks include, but are not limited to, the following risks with respect to the Company subsequent to the Business Combination:

For the purposes of this section, “we,” “us” and “our” refers to the Company subsequent to the Business Combination.

Risks Related to Our Business and Industry

•	If we are unable to anticipate and satisfy consumer preferences and shifting views of health, fitness and nutrition, our business may be adversely affected.

•	The perception of the effects of our nutritional products may change over time, which could reduce customer demand.

•	If we are unable to sustain pricing levels for our products and services, our business could be adversely affected.

•

Our marketing strategy relies on the use of social media platforms and any negative publicity on such social media platforms may adversely affect the public perception of our brand, and changing terms or conditions or ways in which advertisers use their platforms may adversely affect our ability to engage with customers, both of which in turn could have a material and adverse effect on our business, results of operations and financial condition. In addition, our use of social media could subject us to fines or other penalties.

•	We may be unable to attract and retain customers, which would materially and adversely affect our business, results of operations and financial condition.

•

Our customers use their connected fitness products and fitness accessories to track and record their workouts. If our products fail to provide accurate metrics and data to our customers, our brand and reputation could be harmed and we may be unable to retain our customers.

•	Our business relies on sales of a few key products.

•	We may be unable to effectively integrate Myx’s business into our operations.

•

The failure or inability of our contract manufacturers to comply with the specifications and requirements of our products could result in product recall, which could adversely affect our reputation and subject us to significant liability should the consumption of any of our products cause or be claimed to cause illness or physical harm.

•	If any of our products are unacceptable to us or our customers, our business could be harmed.

•	Our business model relies on high quality customer service, and any negative impressions of our customer service experience may adversely affect our business and result in harm to our reputation.

•	The seasonal nature of our business could cause operating results to fluctuate.

•	If we fail to obtain and retain high-profile strategic relationships, or if the reputation of any of these parties is impaired, our business may suffer.

•	Our founder has control over all stockholder decisions because he controls a substantial majority of our voting power through “super” voting stock.

Risks Related to Expansion

•	There can be no assurance that we can further penetrate existing markets or that we can successfully expand our business into new markets.

•	We plan to expand into international markets, which will expose us to significant risks.

Risks Related to Our Personnel

•

We depend on our senior management team and other key employees, and the loss of one or more key personnel or an inability to attract, hire, integrate and retain highly skilled personnel could have an adverse effect on our business, financial condition and results of operations.

Risks Related to Data and Information Systems

•

We collect, store, process, and use personal information and other customer data which subjects us to legal obligations and laws and regulations related to data security and privacy, and any actual or perceived failure to meet those obligations could harm our business.

•

Any major disruption or failure of our information technology systems or websites, or our failure to successfully implement upgrades and new technology effectively, could adversely affect our business and operations.

Risks Related to Laws and Regulations

•	We face risks, such as unforeseen costs and potential liability in connection with content we produce, license and distribute through our various content delivery platforms.

•

Our nutritional products must comply with regulations of the Food and Drug Administration, or FDA, as well as state, local and applicable international regulations. Any non-compliance with the FDA or other applicable regulations could harm our business.

•

Our network marketing program could be found not to be in compliance with current or newly adopted laws or regulations in one or more markets, which could have a material adverse effect on our business.

•

Our products or services offered as part of automatically renewing subscriptions or memberships could be found not to be in compliance with laws or regulations in one or more markets, which could have a material adverse effect on our business.

•

Myx may be subject to warranty claims that could result in significant direct or indirect costs, or Myx could experience greater returns than expected, either of which could have an adverse effect on our business, financial condition, and results of operations.

RISK FACTORS

You should carefully consider all the following risk factors, together with all of the other information in this proxy statement/prospectus, including the financial information, before deciding how to vote or instruct your vote to be cast to approve the Proposals described in this proxy statement/prospectus.

The value of your investment following the completion of the Business Combination will be subject to significant risks affecting, among other things, the Company’s business, financial condition and results of operations. If any of the events described below occur, the Company’s post-Business Combination business and financial results could be adversely affected in material respects. This could result in a decline, which may be significant, in the trading price of the Company’s securities and you therefore may lose all or part of your investment. The risk factors described below are not necessarily exhaustive and you are encouraged to perform your own investigation with respect to the businesses of Forest Road and the Target Companies.

Throughout this section, references to the “Company” refer to the Company and its consolidated subsidiaries subsequent to the Business Combination as the context so requires.

Risks Related to the Business Combination

Forest Road’s stockholders will experience dilution due to the issuance of shares of common stock of the Company, and securities that are exchangeable for shares of common stock of the Company, to the Target Companies’ Security Holders as consideration in the Merger, the issuance of shares to the PIPE Investors in the PIPE Financing and the issuance to the Target Companies’ Security Holders of securities entitling them to a significant voting stake in the Company.

Based on the Target Companies’ and Forest Road’s current capitalization, we anticipate issuing to the Target Companies’ Equity Holders an aggregate of up to 256,526,403 shares of Company common stock pursuant to the Merger Agreement, and it is currently expected that Forest Road’s current stockholders would hold in the aggregate approximately 10.8% of the outstanding common stock of the Company. If any of the Public Shares are redeemed in connection with the Merger, the percentage of the outstanding common stock held by the Public Stockholders will decrease and the percentages of the outstanding common stock held immediately following the Business Combination by the Sponsor and outstanding common stock issuable to the Target Companies’ stockholders will increase. To the extent that any of the outstanding warrants are exercised for shares of Common Stock, or additional awards are issued under the 2020 Plan or 2021 Plan, Forest Road’s existing stockholders may experience substantial dilution. Such dilution could, among other things, limit the ability of Forest Road’s current stockholders to influence the Company’s management through the election of directors following the Business Combination.

The ability of Forest Road’s stockholders to exercise Redemption Rights with respect to Forest Road’s Public Shares may prevent Forest Road from completing the Business Combination or optimizing its capital structure.

Forest Road does not know how many stockholders will ultimately exercise their Redemption Rights in connection with the Business Combination. As such, the Business Combination is structured based on Forest Road’s expectations (and those of the other parties to the Merger Agreement) as to the number of shares that will be submitted for Redemption. In addition, if a larger number of shares are submitted for Redemption than Forest Road initially expected, Forest Road may need to seek to arrange for additional third-party financing to be able to have the minimum amount of cash required pursuant to the Merger Agreement.

Even if such third-party financing is available, Forest Road’s ability to obtain such financing is subject to restrictions set forth in the Merger Agreement, including the consent of the Target Companies, acting reasonably. For information regarding the parameters of such restrictions, please see the sections of this proxy statement/prospectus entitled “The Business Combination Proposal — The Merger Agreement — Covenants of the Parties” and “The Business Combination Proposal — The Merger Agreement — Closing Conditions.”

Furthermore, raising such additional financing may involve dilutive equity issuances at higher than desirable levels. For information on the consequences if the Business Combination is not completed or must be restructured, please see the section of this proxy statement/prospectus entitled “Risk Factors — Risks Related to Forest Road.”

Subsequent to the completion of the Business Combination, the Company may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition and its share price, which could cause you to lose some or all of your investment.

Forest Road cannot assure you that the due diligence Forest Road has conducted on the Target Companies will reveal all material issues that may be present with regard to the Target Companies, or that factors outside of Forest Road’s or the Target Companies’ control will not later arise. As a result of unidentified issues or factors outside of Forest Road’s or the Target Companies’ control, the Company may be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in reporting losses. Even if Forest Road’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with the preliminary risk analysis conducted by Forest Road. Even though these charges may be non-cash items that would not have an immediate impact on the Company’s liquidity, the fact that the Company reports charges of this nature could contribute to negative market perceptions about the Company or its securities. In addition, charges of this nature may cause the Company to violate leverage or other covenants to which it may be subject. Accordingly, any stockholders who choose to remain stockholders following the Business Combination could suffer a reduction in the value of their shares from any such write-down or write-downs.

The Company’s ability to be successful following the Business Combination will depend upon the efforts of the Company Board and the Target Companies’ key personnel and the loss of such persons could negatively impact the operations and profitability of the Company’s business following the Business Combination.

The Company’s ability to be successful following the Business Combination will be dependent upon the efforts of the Company Board and key personnel. Forest Road cannot assure you that, following the Business Combination, the Company Board and the Company’s key personnel will be effective or successful or remain with the Company. In addition to the other challenges they will face, such individuals may be unfamiliar with the requirements of operating a public company, which could cause the Company’s management to expend time and resources becoming familiar with such requirements.

The Company will be a holding company and its only material asset after completion of the Business Combination will be its interest in its subsidiaries, and it is accordingly dependent upon distributions made by their subsidiaries to pay taxes and pay dividends.

Upon completion of the Business Combination, the Company will be a holding company with no material assets other than the equity interests in its direct and indirect subsidiaries, including Beachbody, LLC and Myx. As a result, the Company will have no independent means of generating revenue or cash flow. The Company’s ability to pay taxes and pay dividends will depend on the financial results and cash flows of its subsidiaries and the distributions it receives from the its subsidiaries. Deterioration in the financial condition, earnings or cash flow of the such subsidiaries for any reason could limit or impair such subsidiaries’ ability to pay such distributions. Additionally, to the extent that the Company needs funds and its subsidiaries are restricted from making such distributions under applicable law or regulation or under the terms of any financing arrangements, or its subsidiaries are otherwise unable to provide such funds, it could materially adversely affect the Company’s liquidity and financial condition.

Dividends on the Company’s common stock, if any, will be paid at the discretion of the Company Board, which will consider, among other things, the Company’s business, operating results, financial condition, current and expected cash needs, plans for expansion and any legal or contractual limitations on its ability to pay such dividends. Financing arrangements may include restrictive covenants that restrict the Company’s ability to pay dividends or make other distributions to its stockholders. In addition, entities are generally prohibited under relevant law from making a distribution to a stockholder to the extent that, at the time of the distribution, after giving effect to the distribution, the liabilities of such entity (subject to certain exceptions) exceed the fair value of its assets. If the Company’s subsidiaries do not have sufficient funds to make distributions, the Company’s ability to declare and pay cash dividends may also be restricted or impaired.

Forest Road has not obtained an opinion from an independent investment banking firm or another independent firm, and consequently, you may have no assurance from an independent source that the terms of the Business Combination are fair to Forest Road from a financial point of view.

The Forest Road Board did not obtain a third-party valuation or fairness opinion in connection with their determination to approve the Business Combination. Forest Road is not required to obtain an opinion from an independent investment banking firm that is a member of FINRA or from another independent firm that the price it is paying is fair to Forest Road from a financial point of view. In analyzing the Business Combination, the Forest Road Board and Forest Road’s management conducted due diligence on the Target Companies and researched the industry in which the Target Companies operate and concluded that the Business Combination was in the best interest of its stockholders. Accordingly, Forest Road’s stockholders will be relying solely on the judgment of the Forest Road Board in determining the value of the Business Combination, and the Forest Road Board may not have properly valued such business. The lack of third-party valuation or fairness opinion may also lead an increased number of stockholders to vote against the Business Combination or demand Redemption of their shares, which could potentially impact our ability to consummate the Business Combination. For more information about our decision-making process, see the section entitled “The Business Combination Proposal — Forest Road Board’s Reasons for the Approval of the Business Combination.”

The NYSE may delist the Company’s securities from trading on its exchange, which could limit investors’ ability to make transactions in the Company’s securities and subject the Company to additional trading restrictions.

Forest Road’s securities are currently listed on the NYSE and it is anticipated that, following the Business Combination, the Company’s securities will be listed on the NYSE. However, Forest Road cannot assure you that the Company’s securities will continue to be listed on the NYSE in the future. In order to continue to maintain the listing of the Company’s securities on the NYSE, the Company must maintain certain financial, distribution and stock price levels. In addition to the listing requirements for the Company’s common stock, the NYSE imposes listing standards on warrants. Forest Road cannot assure you that the Company will be able to meet those initial listing requirements.

If the NYSE delists the Company’s securities from trading on its exchange and the Company is not able to list its securities on another national securities exchange, Forest Road expects the Company’s securities could be quoted on an over-the-counter market. If this were to occur, the Company could face significant material adverse consequences, including:

•	a limited availability of market quotations for its securities;

•	reduced liquidity for its securities;

•

a determination that the Company common stock is a “penny stock” which will require brokers trading in the common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for the Company’s securities;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The unaudited pro forma financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” may not be representative of the Company’s results if the Business Combination is completed.

Forest Road and the Target Companies currently operate as separate companies and have had no prior history as a combined entity, and the Target Companies’ and the Company’s operations have not previously been managed on a combined basis. The pro forma financial information included in this proxy statement/prospectus is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have actually occurred had the Business Combination been completed at or as of the dates indicated, nor is it indicative of the future operating results or financial position of the Company. The pro forma statement of operations does not reflect future nonrecurring charges resulting from the Business Combination. The unaudited pro forma financial information does not reflect future events that may occur after the Business Combination and does not consider potential impacts of future market conditions on revenues or expenses. The pro forma financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” has been derived from Forest Road’s and the Target Companies’ historical financial statements and certain adjustments and assumptions have been made regarding the Company after giving effect to the Business Combination. There may be differences between preliminary estimates in the pro forma financial information and the final acquisition accounting, which could result in material differences from the pro forma information presented in this proxy statement/prospectus in respect of the estimated financial position and results of operations of the Company.

In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate and other factors may affect the Company’s financial condition or results of operations following the Closing. Any potential decline in the Company’s financial condition or results of operations may cause significant variations in the stock price of the Company.

During the pendency of the Business Combination, Forest Road will not be able to enter into a business combination with another party because of restrictions in the Merger Agreement. Furthermore, certain provisions of the Merger Agreement will discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement.

Covenants in the Merger Agreement impede the ability of Forest Road to make acquisitions or complete other transactions that are not in the ordinary course of business pending completion of the Business Combination. As a result, Forest Road may be at a disadvantage to its competitors during that period. In addition, while the Merger Agreement is in effect, neither Forest Road nor the Target Companies may solicit, assist, facilitate the making, submission or announcement of, or intentionally encourage any alternative acquisition proposal, such as a merger, material sale of assets or equity interests or other business combination, with any third party, even though any such alternative acquisition could be favorable to Forest Road’s stockholders than the Business Combination. In addition, if the Business Combination is not completed, these provisions will make it more difficult to complete an alternative business combination following the termination of the Merger Agreement due to the passage of time during which these provisions have remained in effect.

If the conditions to the Merger Agreement are not met, the Business Combination may not occur.

Even if the Merger Agreement is approved by the stockholders of Forest Road and the Target Companies, specified conditions must be satisfied or waived before the parties to the Merger Agreement are obligated to complete the Business Combination. For a list of the material closing conditions contained in the Merger Agreement, see the section titled “The Business Combination Proposal — The Merger Agreement — Conditions to the Closing of the Business Combination.” Forest Road and the Target Companies may not satisfy all of the closing conditions in the Merger Agreement. If the closing conditions are not satisfied or waived, the Business Combination will not occur, or will be delayed pending later satisfaction or waiver, and such delay may cause

Forest Road and the Target Companies to each lose some or all of the intended benefits of the Business Combination.

The Proposed Charter and Bylaws will contain certain provisions, including anti-takeover provisions that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

The Proposed Charter will contain provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. Forest Road is also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. Together these provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for Forest Road’s securities. These provisions are described in the Section titled “Organizational Document Proposal.”

The Proposed Charter will not limit the ability of the Sponsor or its affiliates to compete with us.

The Sponsor and its affiliates engage in a broad spectrum of activities. In the ordinary course of their business activities, the Sponsor and its affiliates may engage in activities where their interests conflict with the Company’s interests or those of its stockholders. The Proposed Charter will provide that none of the Sponsor, any of its respective affiliates or any director who is not employed by the Company (including any non-employee director who serves as one of its officers in both his director and officer capacities) or his or her affiliates will have any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which the Company operates. The Sponsor and its affiliates also may pursue, in their capacities other than as directors of the Company Board, acquisition opportunities that may be complementary to the Company’s business, and, as a result, those acquisition opportunities may not be available to the Company. In addition, the Sponsor may have an interest in pursuing acquisitions, divestitures and other transactions that, in its judgment, could enhance its investment, even though such transactions might involve risks to you.

Forest Road’s officers and directors and/or their affiliates may enter into agreements concerning Forest Road’s securities prior to the Special Meeting, which may have the effect of increasing the likelihood of completion of the Business Combination or decreasing the value of the Forest Road Shares.

At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding Forest Road or its securities, Forest Road’s officers and directors and/or their affiliates may enter into a written plan to purchase Forest Road’s securities pursuant to Rule 10b5-1 of the Exchange Act, and may engage in other public market purchases, as well as private purchases, of securities. In addition, at any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding Forest Road or its securities, Forest Road’s officers and directors and/or their respective affiliates may (i) purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal or the other Proposals, (ii) execute agreements to purchase such shares from institutional and other investors in the future, and/or (iii) enter into transactions with institutional and other investors to provide such persons with incentives to acquire Public Shares or vote their Public Shares in favor of the Business Combination Proposal or the other Proposals. Such an agreement may include a contractual acknowledgement that such stockholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its Redemption Rights. In the event that Forest Road’s officers and directors or their affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their Redemption Rights, such selling Public Stockholders would be required to revoke their prior elections to redeem their shares. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer of shares or Warrants owned by the Sponsor for nominal value to such investors or holders.

The purpose of such share purchases and other transactions by Forest Road’s officers and directors and/or their respective affiliates would be to increase the likelihood of satisfaction of the requirements that (x) the holders of the requisite number of Forest Road Shares present and voting at the Special Meeting vote in favor of the Business Combination Proposal and the other Proposals and/or (y) that Forest Road will (without regard to any assets or liabilities of the Target Companies) have at least $5,000,001 in net tangible assets immediately prior to the Closing or satisfy the Cash Consideration Condition after taking into account holders of Public Shares that properly demanded Redemption of their shares into cash, when, in each case, it appears that such requirements would otherwise not be met.

Entering into any such arrangements may have a depressive effect on the Forest Road Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares it owns, either prior to or immediately after the Special Meeting.

As of the date of this proxy statement/prospectus, except as noted above, Forest Road’s directors and officers and their affiliates have not entered into any such agreements. Forest Road will file a Current Report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or the Redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

The Company’s business and operations could be negatively affected if it becomes subject to any securities litigation or stockholder activism, which could cause the Company to incur significant expense, hinder execution of business and growth strategy and impact its stock price.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Stockholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Volatility in the stock price of the Company’s common stock or other reasons may in the future cause it to become the target of securities litigation or stockholder activism. Securities litigation and stockholder activism, including potential proxy contests, could result in substantial costs and divert management’s and board of directors’ attention and resources from the Company’s business. Additionally, such securities litigation and stockholder activism could give rise to perceived uncertainties as to the Company’s future, adversely affect its relationships with service providers and make it more difficult to attract and retain qualified personnel. Also, the Company may be required to incur significant legal fees and other expenses related to any securities litigation and activist stockholder matters. Further, its stock price could be subject to significant fluctuation or otherwise be adversely affected by the events, risks and uncertainties of any securities litigation and stockholder activism.

Future resales of common stock after the consummation of the Business Combination may cause the market price of the Company’s securities to drop significantly, even if the Company’s business is doing well.

Pursuant to the Registration Rights Agreement, the Sponsor Agreement and the Bylaws, after the consummation of the Business Combination and subject to certain exceptions, the Sponsor, those receiving shares of Company stock as consideration pursuant to the Merger Agreement, directors, officers and employees of the Company receiving shares of Company stock upon the settlement or exercise of warrants, stock options or other equity awards, and warrantholders of the Company receiving shares of Company stock upon the settlement or exercise of such warrants (other than holders of the Company’s warrants that are currently listed) will be contractually restricted from selling or transferring any of their shares of common stock. Such restrictions begin at Closing and end, in the case of the shares that are restricted pursuant to the Bylaws, on the date that is 180 days after Closing and in the case of the shares restricted pursuant to the Registration Rights Agreement or the Sponsor Agreement, on such dates as are described in the section titled “The Business Combination Proposal — Related Agreements.”

However, following the expiration of the applicable lock-up period, such equityholders will not be restricted from selling shares of Company common stock held by them, other than by applicable securities laws. As such, sales of a substantial number of shares of Company common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of Company common stock. As restrictions on resale end and registration statements (filed after the Closing to provide for the resale of such shares from time to time) are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in the Company’s share price or the market price of Company common stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

Risks Related to Beachbody and Myx

Following the Business Combination, the Company will be a holding company with no direct operations that relies on dividends, distributions, loans and other payments, advances and transfers of funds from Beachbody and Myx to pay dividends, pay expenses and meet its other obligations. Accordingly, the Company’s stockholders and warrant holders will be subject to all of the risks of the businesses of Beachbody and Myx following the Business Combination.

For the purposes of this section, “we,” “us” and “our” refers to Beachbody and Myx, as applicable.

Risks Related to Our Business and Industry

If we are unable to anticipate and satisfy consumer preferences and shifting views of health, fitness and nutrition, our business may be adversely affected.

The fitness industry is highly susceptible to changes in consumer preferences. Our success depends on our ability to anticipate and satisfy consumer preferences relating to health, fitness and nutrition. Our business is, and all of our workouts and products are, subject to changing consumer preferences that cannot be predicted with certainty. Consumers’ preferences for health and fitness services and products, including the technology through which they consume these services and products, could shift rapidly to offerings different from what we offer, and we may be unable to anticipate and respond to such shifts in consumer preferences. It is also possible that competitors could introduce new products, services and/or technologies that negatively impact consumer preference for our workouts and products. In addition, developments or shifts in research or public opinion on the types of workouts and products we provide could negatively impact our business. Even if we are successful in anticipating consumer preferences, our ability to adequately react to and address those preferences will in part depend upon our continued ability to develop and introduce innovative, high-quality health and fitness services. Our failure to effectively introduce new health and fitness services that are accepted by consumers could result in a decrease in revenue, which could have a material adverse effect on our financial condition and adversely impact our business.

The perception of the effects of our nutritional products may change over time, which could reduce customer demand.

A substantial portion of our revenues is derived from our Shakeology line of products. We believe that these nutritional products have, or are perceived to have, positive effects on health, and compete in a market that relies on innovation and evolving consumer preferences. However, the nutritional industry is subject to changing consumer trends, demands and preferences. Additionally, the science underlying nutritious foods and dietary supplements is constantly evolving. Therefore, products once considered healthy may over time become disfavored by consumers or no longer be perceived as healthy. Trends within the food industry change often and our failure to anticipate, identify or react to changes in these trends could, among other things, lead to reduced consumer demand and spending reductions, and could adversely impact our business, financial condition and results of operations. Additionally, ingredients used in our products may become negatively perceived by consumers, resulting in reformulation of existing products to remove such ingredients, which may negatively affect taste or other qualities. Factors that may affect consumer perception of nutritional products include dietary trends and attention to different nutritional aspects of foods, concerns regarding the health effects of specific ingredients and nutrients, trends away from specific ingredients in products and increasing awareness of the environmental and social effects of product production. For example, conflicting scientific information on what constitutes good nutrition, diet trends and other weight loss trends may also adversely affect our business from time to time. Our success depends, in part, on our ability to anticipate the tastes and dietary habits of consumers and other consumer trends and to offer nutritional products that appeal to their needs and preferences on a timely and affordable basis. Failure to do so could have a material adverse effect on our financial condition and adversely impact our business.

We rely on consumer discretionary spending, which may be adversely affected by economic downturns and other macroeconomic conditions or trends.

Our business and operating results are subject to global economic conditions and their impact on consumer discretionary spending. Some of the factors that may negatively influence consumer spending include high levels of unemployment, higher consumer debt levels, reductions in net worth, declines in asset values and related market uncertainty, home foreclosures and reductions in home values, fluctuating interest rates and credit availability, fluctuating fuel and other energy costs, fluctuating commodity prices and general uncertainty regarding the overall future of the political and economic environment. Consumer purchases of discretionary items generally decline during periods of economic uncertainty, when disposable income is reduced or when there is a reduction in consumer confidence. If consumer purchases of subscriptions and products decline, our revenue may be adversely affected.

For example, the outbreak of the novel coronavirus (“COVID-19”), a virus causing potentially deadly respiratory tract infections, has negatively affected economic conditions regionally as well as globally and has caused a reduction in consumer spending. Efforts to contain the effect of the virus have included travel restrictions and restrictions on public gatherings. Many businesses have eliminated non-essential travel and canceled in-person events to reduce instances of employees and others being exposed to large public gatherings, and governments across the globe have restricted business activities and strongly encouraged, instituted orders or otherwise restricted individuals from leaving their home. These efforts have led to an increase in at-home gyms and workouts which has in turn led to an increase in our consumers, a trend which may be negatively impacted when commercial and office gyms reopen. The ultimate severity of the coronavirus outbreak and successful distribution and vaccine inoculation results are uncertain at this time and therefore we cannot predict the full impact it may have on our end markets or operations; however, the effect on our results could be material and adverse. Any significant or prolonged decrease in consumer spending on fitness or nutritional products could adversely affect the demand for our offerings, reducing our cash flows and revenues, and thereby materially harming our business, financial condition, results of operations and prospects.

COVID-19 has had a significant impact on the fitness sector and has increased demand for home fitness solutions as gyms across the country have either been shuttered by government orders or abandoned by members uncertain of their safety in those facilities. While we cannot predict the long-term impact on consumer behavior, we believe that a significant percentage of gym goers do not plan to return to the gym even after widespread distribution of the COVID-19 vaccine. The adoption of at-home connected fitness by the broad market consumer has been accelerated by the pandemic. In addition, COVID-19 has had an adverse impact on global supply chains, resulting in an increased uncertainty in shipping lead times as well as increased import and logistics costs. However, if a significant percentage of consumers return to the gym and do not continue at-home fitness, or import and logistics costs continue to increase, our business, financial condition, results of operations and prospects may be adversely affected.

If we are unable to sustain pricing levels for our products and services, our business could be adversely affected.

If we are unable to sustain pricing levels for our products and services, including our nutritional products, digital services and connected fitness products, whether due to competitive pressure or otherwise, our revenue and gross margins could be significantly reduced. Further, our decisions around the development of new ancillary products and services are grounded in assumptions about eventual pricing levels. If there is price compression in the market after these decisions are made, it could have a negative effect on our business.

Our success depends on our ability to maintain the value and reputation of our brands.

We believe that our brands are important to attracting and retaining customers. Maintaining, protecting, and enhancing our brands depends largely on the success of our marketing efforts, ability to provide consistent, high-quality products, services, features, content, and support, and our ability to successfully secure, maintain, and defend our rights to use our trademarks, logos and other intellectual property important to our brands. We believe that the importance of our brands will increase as competition further intensifies and brand promotion activities may require substantial expenditures. Our brands could be harmed if we fail to achieve these objectives or if our public image were to be tarnished by negative publicity. Unfavorable publicity about us, including our products, services, technology, subscriber service, content, personnel, industry, distribution and/or marketing channel, and suppliers could diminish confidence in, and the use of, our products and services. Such negative publicity also could have an adverse effect on the size, engagement and loyalty of our customer base and result in decreased revenue, which could have an adverse effect on our business, financial condition, and operating results.

Adverse publicity associated with our products, ingredients or network marketing program, or those of similar companies, could adversely affect our business.

The size of our distributor base and the results of our operations may be significantly affected by the perception of our company and similar companies. This perception is dependent upon opinions concerning:

•	the safety and quality of our products and nutritional supplement ingredients;

•	the safety and quality of similar products and ingredients distributed by other companies;

•	our distributors;

•	publicity concerning network marketing; and

•	the direct selling business generally.

Adverse publicity concerning any actual or purported failure of our Company or our distributors to comply with applicable laws and regulations regarding product claims and advertising, good manufacturing practices, the regulation of our network marketing business, the licensing of our products for sale in our target markets, or other aspects of our business, whether or not resulting in enforcement actions or the imposition of penalties, could have an adverse effect on the goodwill of our Company and could negatively affect our ability to attract, motivate and retain distributors, which would have a material adverse effect on our ability to generate revenue. We cannot ensure that all distributors will comply with applicable legal requirements relating to the advertising, sale, labeling, licensing or distribution of our products or promotion of the income opportunity.

In addition, our distributors’ and consumers’ perception of the safety and quality of our products and ingredients as well as similar products and ingredients distributed by other companies can be significantly influenced by national media attention, publicized scientific research or findings, widespread product liability claims and other publicity concerning our products or ingredients or similar products and ingredients distributed by other companies. Adverse publicity, whether or not accurate or resulting from consumers’ use or misuse of our products, that associates consumption of our products or ingredients or any similar products or ingredients with illness or other adverse effects, questions the benefits of our or similar products or claims that any such products are ineffective, inappropriately labeled or have inaccurate instructions as to their use, could have a material adverse effect on our reputation or the market demand for our products.

Our marketing strategy relies on the use of social media platforms and any negative publicity on such social media platforms may adversely affect the public perception of our brand, and changing terms or conditions or ways in which advertisers use their platforms may adversely affect our ability to engage with customers, both of which in turn could have a material and adverse effect on our business, results of operations and financial condition. In addition, our use of social media could subject us to fines or other penalties.

We rely on social media marketing through various social media platforms, such as Instagram, YouTube and Facebook, as a means to engage with our existing customers as well as attract new customers. Existing and new customers alike interact with the brand both organically, through posts by the Beachbody community, as well as through distributors via their own social media accounts. While the use of social media platforms allows us access to a broad audience of consumers and other interested persons, our use of, and reliance on, social media as a key marketing tool exposes us to significant risk of widespread negative publicity. Social media users generally have the ability to post information to social media platforms without filters or checks on accuracy of the content posted. Information concerning the Company or its many brands may be posted on such platforms at any time. Such information may be adverse to our interests or may be inaccurate, each of which can harm our reputation and value of our brands. The harm may be immediate without affording us an opportunity for redress or correction. In addition, social media platforms provide users with access to such a broad audience that collective action against our products and offerings, such as boycotts, can be more easily organized. If such actions were organized, we could suffer reputational damage. Social media platforms may be used to attack us, our information security systems, including through use of spam, spyware, ransomware, phishing and social engineering, viruses, worms, malware, distributed denial of service attacks, password attacks, “Man in the Middle” attacks, cybersquatting, impersonation of employees or officers, abuse of comments and message boards, fake reviews, doxing and swatting. As such, the dissemination of information on social media platforms and other online platforms could materially and adversely affect our business, results of operations and financial condition, regardless of the information’s accuracy.

Our reliance on social media platforms for advertising also subjects us to the risk that any change to the platforms’ algorithms, terms and conditions and/or ways in which advertisers may advertise on their platforms may adversely affect our ability to effectively engage with customers and sell our products, which in turn could have a material and adverse effect on our business, results of operations and financial condition.

In addition, our use of social media platforms as a marketing tool could also subject us to fines or other penalties. As laws and regulations, including those from the Federal Trade Commission, State Attorneys General, and other enforcement agencies rapidly evolve to govern the use of these platforms, the failure by us, our distributors, influencers, or other third parties acting at our direction to abide by applicable laws and regulations in the use of these platforms could materially and adversely impact our business, results of operations and financial condition or subject us to fines or other penalties.

We may be unable to attract and retain customers, which would materially and adversely affect our business, results of operations and financial condition.

The success of our business depends on our ability to attract and retain customers. Our marketing efforts may not be successful in attracting customers, and membership levels may materially decline over time. Customers may cancel their membership at any time. In addition, we experience attrition, and we must continually engage existing customers and attract new customers in order to maintain membership levels. Some of the factors that could lead to a decline in membership levels include, among other factors:

•	changing desires and behaviors of consumers or their perception of our brand;

•	changes in discretionary spending trends;

•	market maturity or saturation;

•	a decline in our ability to deliver quality service at a competitive price;

•	a failure to introduce new features, products or services that customers find engaging;

•	the introduction of new products or services, or changes to existing products and services, that are not favorably received;

•	technical or other problems that affect the customer experience;

•	an increase in membership fees due to inflation;

•	direct and indirect competition in our industry;

•	a decline in the public’s interest in health and fitness; and

•	a general deterioration of economic conditions or a change in consumer spending preferences or buying trends.

Any decrease in our average fees or higher membership costs may materially and adversely impact our results of operations and financial condition. Additionally, further expansion into international markets may create new challenges in attracting and retaining customers that we may not successfully address, as these markets carry unique risks as discussed below. As a result of these factors, we cannot be certain that our membership levels will be adequate to maintain or permit the expansion of our operations. A decline in membership levels would have an adverse effect on our business, results of operations and financial condition.

Our customers use their connected fitness products and fitness accessories to track and record their workouts. If our products fail to provide accurate metrics and data to our customers, our brand and reputation could be harmed, and we may be unable to retain our customers.

Our customers use their connected fitness products and fitness accessories to track and record certain metrics related to their workouts. Examples of metrics tracked on our platform currently include heartrate and calories burned. These metrics assist our customers in tracking their fitness journeys and understanding the effectiveness of their workouts. We anticipate introducing new metrics and features in the future. If the software used in our connected fitness products or on our platform malfunctions and fails to accurately track, display, or record customers workouts and metrics, we could face claims alleging that our products and services do not operate as advertised. Such reports and claims could result in negative publicity, product liability claims, and, in some cases, may require us to expend time and resources to refute such claims and defend against potential litigation. If our products and services fail to provide accurate metrics and data to our customers, or if there are reports or claims of inaccurate metrics and data or claims of inaccuracy regarding the overall health benefits of our products and services in the future, we may become the subject of negative publicity, litigation, regulatory proceedings, and warranty claims, and our brand, operating results, and business could be harmed.

Our business relies on sales of a few key products.

Our digital platforms which provide recurring subscription revenue also provide a significant portion of our revenue, accounting for approximately 42% of revenue for the three months ended March 31, 2021. Our Shakeology dietary supplement product also constitutes a significant portion of our revenue, accounting for approximately 35% of revenue for the three months ended March 31, 2021. If consumer demand for these products decreases significantly or we cease offering these products without a suitable replacement, our operations could be materially adversely affected. Despite these efforts, our financial performance currently remains dependent on a few products. Any significant diminished consumer interest in these products would adversely affect our business. We could also experience adverse financial consequences if we fail to sustain market interest in the newly-added Myx business. We may not be able to develop successful new products or implement successful enhancements to existing products. Any products that we do develop or enhance may not generate sufficient revenue to justify the cost of developing and marketing these products.

We operate in highly competitive markets and we may be unable to compete successfully against existing and future competitors.

Our products and services are offered in a highly competitive market. We face significant competition in every aspect of our business, including at-home fitness equipment and content, fitness clubs, nutritional products, dietary supplements, and health and wellness apps. Moreover, we expect the competition in our market to intensify in the future as new and existing competitors introduce new or enhanced products and services that compete with ours.

Our competitors may develop, or have already developed, products, features, content, services, or technologies that are similar to ours or that achieve greater acceptance, may undertake more successful product development efforts, create more compelling employment opportunities, or marketing campaigns, or may adopt more aggressive pricing policies. Our competitors may develop or acquire, or have already developed or acquired, intellectual property rights that significantly limit or prevent our ability to compete effectively in the public marketplace. In addition, our competitors may have significantly greater resources than us, allowing them to identify and capitalize more efficiently upon opportunities in new markets and consumer preferences and trends, quickly transition and adapt their products and services, devote greater resources to marketing, advertising and research and development, or be better positioned to withstand substantial price competition. If we are not able to compete effectively against our competitors, they may acquire and engage customers or generate revenue at the expense of our efforts, which could have an adverse effect on our business, financial condition, and operating results. The business of marketing nutritional products is highly competitive and sensitive to the introduction of new products, including various prescription drugs, which may rapidly capture a significant share of the market. These market segments include numerous manufacturers, distributors, marketers, retailers and physicians that actively compete for the business of consumers both in the United States and abroad. In addition, we anticipate that we will be subject to increasing competition in the future from large electronic commerce sellers. Some of these competitors have significantly greater financial, technical, product development, marketing and sales resources, greater name recognition, larger established subscriber bases, and better-developed distribution channels than we do. Our present or future competitors may be able to develop products that are comparable or superior to those we offer, adapt more quickly than we do to new technologies, evolving industry trends and standards or subscriber requirements, or devote greater resources to the development, promotion and sale of their products than we do. Accordingly, we may not be able to compete effectively in our markets and competition may intensify.

We are also subject to competition for the recruitment of distributors from other organizations, including those that market nutritional products, dietary and nutritional supplements, and personal care products as well as other types of products. Our ability to remain competitive depends, in part, on our success in recruiting and retaining coaches through an attractive compensation plan, the maintenance of an attractive product portfolio, and other incentives. We cannot ensure that our programs for recruitment and retention efforts will be successful.

We compete with other direct selling organizations, some of which have longer operating histories and higher visibility, name recognition and financial resources. The Company competes for new coaches on the basis of the culture, premium quality products and compensation plan. We envision the entry of many more direct selling organizations into the marketplace as this channel of distribution expands. There can be no assurance that the Company will be able to successfully meet the challenges posed by increased competition.

We also compete for the time, attention and commitment of its independent distributor force. Given that the pool of individuals interested in the business opportunities presented by direct selling tends to be limited in each market, the potential pool of distributors for our products is reduced to the extent other companies successfully recruit these individuals into their businesses. Although we believe that we offer an attractive business opportunity, there can be no assurance that other companies will not be able to recruit our existing distributors or deplete the pool of potential distributors in a given market.

We may be unable to effectively integrate the Myx business into our operations.

In connection with this transaction, we will acquire Myx, including the Myx brand name, its product line, and all existing equipment, inventory and facilities. The acquisition presents significant challenges for our management team. To be successful, we must effectively and efficiently integrate the Myx business into our organization, including the Myx product line, marketing and distribution system, production facilities, product development teams, and administrative and finance personnel and policies. We must also implement appropriate operational, financial and management systems and controls. We may encounter significant difficulties in this process, any one or more of which could adversely affect our business.

Additional risks relating to the acquisition include the following:

•

Our contract manufacturing experience is generally limited to the production of our dietary supplement products. We intend to continue Myx’s contract manufacturing operations, which are much more extensive than our own. We may be unable to operate Myx’s manufacturing operations in a cost-effective or timely manner.

Because of these and other risks, the Myx acquisition could fail to produce the revenue, earnings and business synergies that we anticipate, in which case our business would be adversely affected.

We have limited control over our suppliers, manufacturers, and logistics providers, which may subject us to significant risks, including the potential inability to produce or obtain quality products on a timely basis or in sufficient quantity in order to meet demand.

We have limited control over our suppliers, manufacturers, and logistics providers, which subjects us to risks, such as the following:

•	inability to satisfy demand for our products or other products or services that we currently offer or may offer in the future;

•	reduced control over delivery timing and product reliability;

•	reduced ability to monitor the manufacturing process and components used in our products;

•	limited ability to develop comprehensive manufacturing specifications that take into account any materials shortages or substitutions;

•	variance in the manufacturing capability of our third-party manufacturers;

•	price increases;

•	failure of a significant supplier, manufacturer, or logistics provider to perform its obligations to us for technical, market or other reasons;

•	difficulties in establishing additional supplier, manufacturer or logistics provider relationships if we experience difficulties with our existing suppliers, manufacturers, or logistics providers;

•	shortages of materials or components;

•	misappropriation of our intellectual property;

•

exposure to natural catastrophes, pandemics, political unrest, terrorism, labor disputes, and economic instability resulting in the disruption of trade from foreign countries in which our products are manufactured or the components thereof are sourced;

•	changes in local economic conditions in the jurisdictions where our suppliers, manufacturers, and logistics providers are located;

•

the imposition of new laws and regulations, including those relating to labor conditions, quality and safety standards, imports, duties, tariffs, taxes, and other charges on imports, as well as trade restrictions and restrictions on currency exchange or the transfer of funds; and

•	insufficient warranties and indemnities on ingredients or components supplied to our manufacturers or performance by these parties.

We also rely on our logistics providers, including last mile warehouse and delivery providers, to complete deliveries to customers. If any of these independent contractors do not perform their obligations or meet the expectations of us or our customers, our reputation and business could suffer.

The occurrence of any of these risks, especially during seasons of peak demand, could cause us to experience a significant disruption in our ability to produce and deliver our products to our customers.

The failure or inability of our contract manufacturers to comply with the specifications and requirements of our products could result in a product recall, which could adversely affect our reputation and subject us to significant liability should the consumption of any of our products cause or be claimed to cause illness or physical harm.

We sell nutritional products for human consumption, which involves risks such as product contamination or spoilage, product tampering, other adulteration, mislabeling and misbranding. We also sell stationary bikes. All of our products are manufactured by independent third-party contract manufacturers. In addition, we do not own a warehouse facility, instead it is managed for us by a third party. Under certain circumstances, we may be required to, or may voluntarily, recall or withdraw products.

A widespread recall or withdrawal of any of our products may negatively and significantly impact our sales and profitability for a period of time and could result in significant losses depending on the costs of the recall, destruction of product inventory, reduction in product availability, and reaction of competitors and consumers. We may also be subject to claims or lawsuits, including class actions lawsuits (which could significantly increase any adverse settlements or rulings), resulting in liability for actual or claimed injuries, illness or death. Any of these events could adversely affect our business, financial condition and results of operations. Even if a product liability claim or lawsuit is unsuccessful or is not fully pursued, the negative publicity surrounding any assertion that our products caused illness or physical harm could adversely affect our reputation with existing and potential consumers and its corporate and brand image. Moreover, claims or liabilities of this sort might not be covered by insurance or by any rights of indemnity or contribution that we may have against others. We maintain product liability and product recall insurance in an amount that we believe to be adequate. However, we may incur claims or liabilities for which it is not insured or that exceed the amount of its insurance coverage. A product liability judgment against us or a product recall could adversely affect our business, financial condition and results of operations.

If any of our products are unacceptable to us or our customers, our business could be harmed.

We have occasionally received, and may in the future continue to receive, shipments of products that fail to comply with our technical specifications or that fail to conform to our quality control standards. We have also received, and may in the future continue to receive, products that either meet our technical specifications but that are nonetheless unacceptable to us, or products that are otherwise unacceptable to us or our customers. Under these circumstances, unless we are able to obtain replacement products in a timely manner, we risk the loss of net revenue resulting from the inability to sell those products and related increased administrative and shipping costs. Additionally, if the unacceptability of our products is not discovered until after such products are purchased by our customers or riders, they could lose confidence in the quality of our products and our results of operations could suffer and our business could be harmed.

Our products and services may be affected from time to time by design and manufacturing defects that could adversely affect our business and result in harm to our reputation.

Through Myx, we will offer complex hardware and software products and services that can be affected by design and manufacturing defects. Sophisticated operating system software and applications, such as those which will be offered by us, often have issues that can unexpectedly interfere with the intended operation of hardware or software products. Defects may also exist in components and products that we source from third parties. Any such defects could make our products and services unsafe, create a risk of environmental or property damage and personal injury, and subject us to the hazards and uncertainties of product liability claims and related litigation. In addition, from time to time we may experience outages, service slowdowns, or errors that affect our fitness and wellness programming. As a result, our services may not perform as anticipated and may not meet customer expectations. There can be no assurance that we will be able to detect and fix all issues and defects in the hardware, software, and services we offer. Failure to do so could result in widespread technical and performance issues affecting our products and services and could lead to claims against us. We maintain general liability insurance; however, design and manufacturing defects, and claims related thereto, may subject us to judgments or settlements that result in damages materially in excess of the limits of our insurance coverage. In addition, we may be exposed to recalls, product replacements or modifications, write-offs of inventory, property, plant and equipment, or intangible assets, and significant warranty and other expenses such as litigation costs and regulatory fines. If we cannot successfully defend any large claim, maintain our general liability insurance on acceptable terms, or maintain adequate coverage against potential claims, our financial results could be adversely impacted. Further, quality problems could adversely affect the experience for users of our products and services, and result in harm to our reputation, loss of competitive advantage, poor market acceptance, reduced demand for our products and services, delay in new product and service introductions, and lost revenue.

We may incur material product liability claims, which could increase our costs and adversely affect our revenues and operating income.

Additionally, our nutritional and dietary supplement products consist of herbs, vitamins and minerals and other ingredients that are classified as foods or dietary supplements and are not subject to pre-market regulatory approval in the United States. Our products could contain contaminated substances, and some of our products contain innovative ingredients that do not have long histories of human consumption. We do not always conduct or sponsor clinical studies for our products and previously unknown adverse reactions resulting from human consumption of these ingredients could occur. As a marketer of dietary and nutritional supplements and other products that are ingested by consumers, we have been, and may again be, subjected to various product liability claims, including that the products contain contaminants, the products include inadequate instructions as to their uses, or the products include inadequate warnings concerning side effects and interactions with other substances. It is possible that widespread product liability claims could increase our costs, and adversely affect our revenues and operating income. Moreover, liability claims arising from a serious adverse event may increase our costs through higher insurance premiums and deductibles and may make it more difficult to secure adequate insurance coverage in the future. In addition, our product liability insurance may fail to cover future product liability claims thereby requiring us to pay substantial monetary damages and adversely affecting our business.

Our business model relies on high quality customer service, and any negative impressions of our customer service experience may adversely affect our business and result in harm to our reputation.

We rely on high quality overall customer service across all of our products and services. Positive customer service experiences help drive a positive reputation, increased sales and minimization of litigation. For example, once our streaming services and integrated connected-bike products are purchased, our customers rely on our high-touch delivery and set up service to deliver and install their equipment in a professional and efficient manner. Our customers also rely on our support services to resolve any issues related to the use of such services and content. Providing a high-quality customer experience is vital to our success in generating word-of-mouth referrals to drive sales and for retaining existing customers. The importance of high-quality support will increase as we expand our business and introduce new products and services. If we do not help our customers quickly resolve issues and provide effective ongoing support, our reputation may suffer and our ability to retain and attract customers, or to sell additional products and services to existing customers, could be harmed.

The seasonal nature of our business could cause operating results to fluctuate.

We have experienced and continue to expect fluctuations in quarterly results of operations due to the seasonal nature of our business. The months of January to May result in the greatest retail sales due to renewed consumer focus on healthy living following New Year’s Day, as well as significant subscriber enrollment around that time. This seasonality could cause the post combination company’s share price to fluctuate as the results of an interim financial period may not be indicative of its full year results. Seasonality also impacts relative revenue and profitability of each quarter of the year, both on a quarter-to-quarter and year-over-year basis.

If we fail to obtain and retain high-profile strategic relationships, or if the reputation of any of these parties is impaired, our business may suffer.

A principal component of our marketing program has been to develop relationships with high-profile persons, such as Arnold Schwarzenegger and Lebron James, to help us extend the reach of our brand. Although we have relationships with several well-known individuals in this manner, we may not be able to attract and build relationships with new persons in the future. In addition, if the actions of these parties were to damage their or our reputation, our relationships may be less attractive to our current or prospective customers. Any of these failures by us or these parties could materially and adversely affect our business and revenues.

Our operating results could be adversely affected if we are unable to accurately forecast consumer demand for our products and services and adequately manage our inventory.

To ensure adequate inventory supply, we must forecast inventory needs and expenses and place orders sufficiently in advance with our suppliers and manufacturers, based on our estimates of future demand for particular products and services. Failure to accurately forecast our needs may result in manufacturing delays or increased costs. Our ability to accurately forecast demand could be affected by many factors, including changes in consumer demand for our products and services, changes in demand for the products and services of our competitors, unanticipated changes in general market conditions, and the weakening of economic conditions or consumer confidence in future economic conditions. This risk may be exacerbated by the fact that we may not carry a significant amount of inventory and may not be able to satisfy short-term demand increases. If we fail to accurately forecast consumer demand, we may experience excess inventory levels or a shortage of products available for sale.

Inventory levels in excess of consumer demand may result in inventory write-downs or write-offs and the sale of excess inventory at discounted prices, which would cause our gross margins to suffer and could impair the strength and premium nature of our brand. Further, lower than forecasted demand could also result in excess manufacturing capacity or reduced manufacturing efficiencies, which could result in lower margins. Conversely, if we underestimate consumer demand, our suppliers and manufacturers may not be able to deliver products to meet our requirements or we may be subject to higher costs in order to secure the necessary production capacity. An inability to meet consumer demand and delays in the delivery of our products to our customers could result in reputational harm and damaged customer relationships and have an adverse effect on our business, financial condition, and operating results.

Our founder has control over all stockholder decisions because he controls a substantial majority of our voting power through our Class X Common Stock, or “super” voting stock.

Our founder, Carl Daikeler, will own or control “super” voting shares of the Company that will represent approximately 84.4% of the voting power of the Company, as of immediately after the Closing. Following the Closing, Mr. Daikeler and certain of his affiliated entities will own a majority of the Company’s outstanding Class X Common Stock, which stock carries 10 votes per share, and, therefore, will control a majority of the voting power of the Company’s outstanding common stock. The Class X Common Stock carries substantially similar rights as the Class A Common Stock, except that each share of Class X Common Stock carries 10 votes. Therefore, Mr. Daikeler alone can exercise voting control over a majority of our voting power. As a result, Mr. Daikeler has the ability to control the outcome of all matters submitted to our stockholders for approval, including the election, removal, and replacement of our directors, amendments to the Company’s organizational documents and approval of major corporate transactions. This concentrated control could give our founder the ability to delay, defer or prevent a change of control, merger, consolidation, or sale of all or substantially all of our assets that other stockholders support. Conversely, this concentrated control could allow our founder to consummate such a transaction that our other stockholders do not support. In addition, our founder may make long-term strategic investment decisions and take risks that may not be successful and may seriously harm our business.

The Class X Common Stock will automatically convert into Class A Common Stock if Mr. Daikeler no longer provides services to Beachbody as a senior executive officer or director or if the Controlling Holders have sold more than 75% of the shares of Class X Common Stock held by them at the time of the consummation of the Business Combination.

As our Chief Executive Officer, Mr. Daikeler has control over our day-to-day management and the implementation of major strategic investments of our company, subject to authorization and oversight by our board of directors. As a board member and officer, Mr. Daikeler owes a fiduciary duty to our stockholders and must act in good faith in a manner they reasonably believe to be in the best interests of our stockholders. As a stockholder, even a controlling stockholder, Mr. Daikeler is entitled to vote his shares, and shares over which he has voting control, in his own interests, which may not always be in the interests of our stockholders generally. Even if Mr. Daikeler’s employment with us is terminated, he will continue to have the ability to exercise the same significant voting power and potentially control the outcome of all matters submitted to our stockholders for approval.

The concentration of our stock ownership limits our stockholders’ ability to influence corporate matters.

Our Class X common stock has 10 votes per share, our Class A common stock has one vote per share, and our Class C common stock has no voting rights. Because our Class C common stock carries no voting rights, the issuance of the Class C common stock, including in future stock-based acquisition transactions, to fund employee equity incentive programs or otherwise could continue Mr. Daikeler’s current relative voting power and his ability to elect our directors and to determine the outcome of most matters submitted to a vote of our stockholders because, in the event of such an issuance of Class C common stock, the voting control of holders of Class X common stock would not be affected whereas the economic power of the Class X common stock would be diluted. This concentrated control limits or severely restricts other stockholders’ ability to influence corporate matters and we may take actions that some of our stockholders do not view as beneficial, which could reduce the market price of our Class A common stock and our Class C common stock.

Because the Company will be a “controlled company” within the meaning of the NYSE rules, our stockholders may not have certain corporate governance protections that are available to stockholders of companies that are not controlled companies

So long as more than 50% of the voting power for the election of directors of the Company is held by an individual, a group or another company, the Company will qualify as a “controlled company” within the meaning of the NYSE corporate governance standards. Following the completion of the Business Combination, Mr. Daikeler will control over 80% of the voting power of our outstanding capital stock. As a result, the Company will be a “controlled company” within the meaning of the NYSE corporate governance standards and will not be subject to the requirements that would otherwise require us to have: (i) a majority of independent directors; (ii) a nominating committee comprised solely of independent directors; (iii) compensation of our executive officers determined by a majority of the independent directors or a compensation committee comprised solely of independent directors; and (iv) director nominees selected, or recommended for the Board’s selection, either by a majority of the independent directors or a nominating committee comprised solely of independent directors.

Mr. Daikeler may have his interest in the Company diluted due to future equity issuances or his own actions in selling shares of Class X Common Stock, in each case, which could result in a loss of the “controlled company” exemption under the NYSE listing rules. The Company would then be required to comply with those provisions of the NYSE listing requirements.

We track certain operational and business metrics with internal methods that are subject to inherent challenges in measurement, and real or perceived inaccuracies in such metrics may harm our reputation and negatively affect our business.

We track certain operational and business metrics, including total workouts and average monthly workouts per connected fitness subscription, with internal methods, which are not independently verified by any third party and, are often reliant upon an interface with mobile operating systems, networks and standards that we do not control. Our internal methods have limitations and our process for tracking these metrics may change over time, which could result in unexpected changes to our metrics, including the metrics we report. If the internal methods we use under-count or over-count metrics related to our total workouts, average monthly workouts per connected fitness subscription or other metrics as a result of algorithm or other technical errors, the operational and business metrics that we report may not be accurate. In addition, limitations or errors with respect to how we measure certain operational and business metrics may affect our understanding of certain details of our business, which could affect our longer-term strategies. If our operational and business metrics are not accurate representations of our business, market penetration, retention or engagement; if we discover material inaccuracies in our metrics; or if the metrics we rely on to track our performance do not provide an accurate measurement of our business, our reputation may be harmed, and our operating and financial results could be adversely affected.

Risks Related to Expansion

There can be no assurance that we can further penetrate existing markets or that we can successfully expand our business into new markets.

Our ability to further penetrate existing markets in which we compete or to successfully expand our business into additional countries in Western Europe, Asia, or elsewhere, to the extent we believe that we have identified attractive geographic expansion opportunities in the future, are subject to numerous factors, many of which are out of our control. These factors may include, among others, challenges around supplement formulations, localization, harmonization, market size and acceptance, costs, competitors, geopolitical stability, labor market dynamics, legal and regulatory, culture and language, infrastructure, supply chain, payment processing, customer service, payment method, taxes, foreign exchange, and repatriation.

In addition, government regulations in both our domestic and international markets can delay or prevent the introduction, or require the reformulation or withdrawal, of some of our products, which could have a material adverse effect on our business, financial condition and results of operations. Also, our ability to increase market penetration in some countries may be limited by the finite number of persons in a given country inclined to pursue a direct selling business opportunity. Moreover, our growth will depend upon improved training and other activities that enhance distributor retention in our markets. We cannot assure you that our efforts to increase our market penetration and distributor retention in existing markets will be successful.

We plan to expand into international markets, which will expose us to significant risks.

We are currently expanding our operations to other countries, which requires significant resources and management attention and subjects us to regulatory, economic, and political risks in addition to those we already face in the United States. There are significant risks and costs inherent in doing business in international markets, including:

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difficulty establishing and managing international operations and the increased operations, travel, infrastructure, including establishment of local delivery service and customer service operations, and legal compliance costs associated with locations in different countries or regions;

•	the need to vary pricing and margins to effectively compete in international markets;

•	the need to adapt and localize products for specific countries, including obtaining rights to third-party intellectual property and potentially unique music rights or licenses used in each country;

•	increased competition from local providers of similar products and services;

•	the ability to obtain, protect and enforce intellectual property rights abroad;

•	the need to offer content and customer support in various languages;

•	difficulties in understanding and complying with local laws, regulations, and customs in other jurisdictions;

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complexity and other risks associated with current and future legal and regulatory requirements in other countries, including legal requirements related to advertising, our supplements and nutritional products, consumer protection, consumer product safety and data privacy;

•	varying levels of internet technology adoption and infrastructure, and increased or varying network and hosting service provider costs;

•	tariffs and other non-tariff barriers, such as quotas and local content rules, as well as tax consequences;

•	fluctuations in currency exchange rates and the requirements of currency control regulations, which might restrict or prohibit conversion of other currencies into U.S. dollars; and

•	political or social unrest or economic instability in a specific country or region in which we operate.

We have limited experience with international regulatory environments and market practices and may not be able to penetrate or successfully operate in the markets we choose to enter. In addition, we may incur significant expenses as a result of our international expansion, and we may not be successful. We may face limited brand recognition in parts of the world that could lead to non-acceptance or delayed acceptance of our products and services by consumers in new markets. We may also face challenges to acceptance of our fitness, supplements and nutritional products, and wellness content in new markets. Our failure to successfully manage these risks could harm our international operations and have an adverse effect on our business, financial condition, and operating results.

We may engage in merger and acquisition activities, which could require significant management attention, disrupt our business, dilute stockholder value, and adversely affect our operating results.

As part of our business strategy, we have made or may make investments in other companies, products, or technologies in the future. We may not be able to find suitable acquisition candidates and we may not be able to complete acquisitions on favorable terms, if at all, in the future. If we do complete acquisitions, we may not ultimately strengthen our competitive position or achieve our goals, and any acquisitions we complete could be viewed negatively by customers or investors. Moreover, an acquisition, investment, or business relationship may result in unforeseen operating difficulties and expenditures, including disrupting our ongoing operations, diverting management from their primary responsibilities, subjecting us to additional liabilities, increasing our expenses, and adversely impacting our business, financial condition, and operating results. Moreover, we may be exposed to unknown liabilities and the anticipated benefits of any acquisition, investment, or business relationship may not be realized, if, for example, we fail to successfully integrate such acquisitions, or the technologies associated with such acquisitions, into our company.

To pay for any such acquisitions, we would have to use cash, incur debt, or issue equity securities, each of which may affect our financial condition or the value of our capital stock and could result in dilution to our stockholders. Additionally, we may receive indications of interest from other parties interested in acquiring some or all of our business. The time required to evaluate such indications of interest could require significant attention from management, disrupt the ordinary functioning of our business, and could have an adverse effect on our business, financial condition, and operating results.

Covenants in the loan and security agreement governing our revolving credit facility may restrict our operations, and if we do not effectively manage our business to comply with these covenants, our financial condition could be adversely impacted.

We entered into a Credit Agreement with Bank of America in 2018, providing for a $35 million secured revolving line of credit. The revolving credit facility contains various restrictive covenants, including, among other things, minimum liquidity and revenue requirements, restrictions on our ability to dispose of assets, make acquisitions or investments, incur debt or liens, make certain distributions to our stockholders, or enter into certain types of related party transactions. These restrictions may restrict our current and future operations, particularly our ability to respond to certain changes in our business or industry or take future actions. Pursuant to the Credit Agreement, we granted the parties thereto a security interest in substantially all of our assets. See the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Amended and Restated Credit Agreement” for additional information.

Our ability to meet these restrictive covenants can be impacted by events beyond our control and we may be unable to do so. Our Credit Agreement provides that our breach or failure to satisfy certain covenants constitutes an event of default. Upon the occurrence of an event of default, our lenders could elect to declare all amounts outstanding under its debt agreements to be immediately due and payable. In addition, our lenders would have the right to proceed against the assets we provided as collateral. If the debt under our Credit Agreement was to be accelerated, we may not have sufficient cash on hand or be able to sell sufficient collateral to repay it, which would have an immediate adverse effect on our business and operating results.

Risks Related to Our Personnel

Increases in labor costs, including wages, could adversely affect our business, financial condition and results of operations.

The labor costs associated with our businesses are subject to many external factors, including unemployment levels, prevailing wage rates, minimum wage laws, potential collective bargaining arrangements, health insurance costs and other insurance costs and changes in employment and labor legislation or other workplace regulation. From time to time, legislative proposals are made to increase the federal minimum wage in the U.S., as well as the minimum wage in a number of individual states and municipalities, and to reform entitlement programs, such as health insurance and paid leave programs. As minimum wage rates increase or related laws and regulations change, we may need to increase not only the wage rates of our minimum wage employees, but also the wages paid to our other hourly or salaried employees. Our employees may seek to be represented by labor unions in the future or negotiate additional compensation. Any increase in the cost of our labor could have an adverse effect on our business, financial condition and results of operations or if we fail to pay such higher wages, we could suffer increased employee turnover. Increases in labor costs could force us to increase prices, which could adversely impact our visits. If competitive pressures or other factors prevent us from offsetting increased labor costs by increases in prices, our profitability may decline and could have a material adverse effect on our business, financial condition and results of operations.

If we cannot maintain our culture as we grow, we could lose the innovation, teamwork, and passion that we believe contribute to our success and our business may be harmed.

We believe that a critical component of our success has been our corporate culture. We have invested substantial time and resources in building our culture, which is based on our core purpose that we are here to help people achieve their goals and lead healthy, fulfilling lives. As we continue growing after the Merger and developing the infrastructure associated with being a public company, we will need to maintain our culture among a larger number of employees, dispersed across various geographic regions. Any failure to preserve our culture could negatively affect our future success, including our ability to retain and recruit personnel and to effectively focus on and pursue our corporate objectives.

We depend on our senior management team and other key employees, and the loss of one or more key personnel or an inability to attract, hire, integrate and retain highly skilled personnel could have an adverse effect on our business, financial condition and results of operations.

Our success depends largely upon the continued services of our senior management team and other key employees. We rely on our executives in setting our strategic direction, operating our business, identifying, recruiting and training key personnel, identifying growth opportunities, and leading general and administrative functions. From time to time, there may be changes in our executive management team resulting from the hiring or departure of executives, which could disrupt our business. Imperative to our success are also our fitness trainers, instructors and influencers, whom we rely on to develop safe, effective and fun workouts for our customers and to bring new, exciting and innovative fitness content to our platform. If we are unable to attract or retain creative and experienced trainers and nutritionists, we may not be able to generate workout content or dietary supplements on a scale or of a quality sufficient to retain or grow our membership base. The loss of one or more of our executive officers or other key employees, including any of our trainers, could have a serious adverse effect on our business. The replacement of one or more of our executive officers or other key employees would involve significant time and expense and may significantly delay or prevent the achievement of our business objectives. To continue to execute our growth strategy, we also must identify, hire and retain highly skilled personnel. Failure to identify, hire and retain necessary key personnel could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Data and Information Systems

We collect, store, process, and use personal information and other customer data, which subjects us to legal obligations and laws and regulations related to data security and privacy, and any actual or perceived failure to meet those obligations could harm our business.

We collect, process, store, and use a wide variety of data from current and prospective customers, including personal information, such as home addresses, phone numbers and geolocation. Federal, state, and international laws and regulations governing data privacy, data protection, and e-commerce transactions require us to safeguard our customers’ personal information.

Many jurisdictions continue to consider the need for greater regulation or reform to existing regulatory frameworks for data privacy and data protection. In the United States, all 50 states have now passed laws to regulate the actions that a business must take in the event of a data breach, such as prompt disclosure and notification to affected users and regulatory authorities. In addition to data breach notification laws, some states have also enacted statutes and rules governing the ways in which businesses may collect, use, and retain personal information, granting data privacy rights to certain individuals, or requiring businesses to reasonably protect certain types of personal information they hold or otherwise comply with certain data security requirements for personal information. One such example is the California Consumer Privacy Act which came into effect in 2020. The U.S. federal and state governments will likely continue to consider the need for greater regulation aimed at restricting certain uses of personal data. In the European Union (EU), the General Data Protection Regulation (GDPR) came into effect in 2018 and implemented stringent operational requirements for processors and controllers of personal data, including, for example, requiring expanded disclosures about how personal data is to be used, limitations on retention of information, mandatory data breach notifications, and higher standards for data controllers to demonstrate that they have obtained either valid consent or have another legal basis to justify their data processing activities. The GDPR provides that EU member states may make their own additional laws and regulations in relation to certain data processing activities, which could further limit our ability to use and share personal data and could require localized changes to our operating model. Recent legal developments in the EU have created complexity and uncertainty regarding transfers of personal information from the EU to “third countries,” especially the United States. For example, last year the Court of Justice of the EU invalidated the EU-U.S. Privacy Shield Framework (a mechanism for the transfer of personal information to the EU to the US) and made clear that reliance on standard contractual clauses (another mechanism for the transfer of personal information outside of the EU) alone may not be sufficient in all circumstances. In addition, after the United Kingdom, or UK, left the EU, the UK enacted the UK GDPR, which together with the amended UK Data Protection Act 2018 retains the GDPR in UK national law, but also creates complexity and uncertainty regarding transfers between the UK and the EU, which could further limit our ability to use and share personal data and require localized changes to our operating model. Other jurisdictions besides the United States, EU and UK also have laws governing data privacy and security, such as Brazil’s Lei Geral de Proteção de Dados (LGPD), or are considering the adoption of new laws. Furthermore, we may be required to disclose personal data pursuant to demands from individuals, privacy advocates, regulators, government agencies, and law enforcement agencies in various jurisdictions with conflicting privacy and security laws. This disclosure or refusal to disclose personal data may result in a breach of privacy and data protection policies, notices, laws, rules, court orders, and regulations and could result in proceedings or actions against us in the same or other jurisdictions, damage to our reputation and brand, and inability to provide our products and services to consumers in some jurisdictions.

In order for us to maintain or become compliant with applicable laws as they come into effect, it may require substantial expenditures of resources to continually evaluate our policies and processes and adapt to new requirements that are or become applicable to us. Complying with any additional or new regulatory requirements on a jurisdiction-by-jurisdiction basis may impose significant burdens and costs on our operations or require us to alter our business practices. While we strive to materially comply with data protection laws and regulations applicable to us, any failure or perceived failure by us to comply with applicable data privacy laws and regulations, including in relation to the collection of necessary end-user consents and providing end-users with sufficient information with respect to our use of their personal data, may result in fines and penalties imposed by regulators. For example, under the GDPR and UK GDPR, fines of up to €20 million (£17.5 million) or up to 4% of the total worldwide annual turnover of the preceding financial year, whichever is higher, may be assessed for non-compliance. In addition, we could also face governmental enforcement actions (including enforcement orders requiring us to cease collecting or processing data in a certain way), litigation and/or adverse publicity. Proceedings against us — regulatory, civil or otherwise — could force us to spend money and devote resources in the defense or settlement of, and remediation related to, such proceedings. Additionally, our international business expansion could be adversely affected if existing or future laws and regulations are interpreted or enforced in a manner that is inconsistent with our current business practices or that requires changes to these practices. If these laws and regulations materially limit our ability to collect, transfer, and use user data, our ability to continue our current operations without modification, develop new services or features of the products and expand our user base may be impaired.

Any major disruption or failure of our information technology systems or websites, or our failure to successfully implement upgrades and new technology effectively, could adversely affect our business and operations.

Certain of our information technology systems are designed and maintained by us and are critical for the efficient functioning of our business, including the manufacture and distribution of our connected fitness products, online sales of our connected fitness products, and the ability of our customers to access content on our platform. Our rapid growth has, in certain instances, strained these systems. As we grow, we continue to implement modifications and upgrades to our systems, and these activities subject us to inherent costs and risks associated with replacing and upgrading these systems, including, but not limited to, impairment of our ability to fulfill customer orders and other disruptions in our business operations. Further, our system implementations may not result in productivity improvements at a level that outweighs the costs of implementation, or at all. If we fail to successfully implement modifications and upgrades or expand the functionality of our information technology systems, we could experience increased costs associated with diminished productivity and operating inefficiencies related to the flow of goods through our supply chain.

In addition, any unexpected technological interruptions to our systems or websites would disrupt our operations, including our ability to timely ship and track product orders, project inventory requirements, manage our supply chain, sell our connected fitness products online, provide services to our customers, and otherwise adequately serve our customers.

Nearly all of our revenue is generated over the internet via our websites, mobile applications and third-party OTT services and websites. The operation of our direct-to-consumer e-commerce business through our mobile applications and websites depends on our ability to maintain the efficient and uninterrupted operation of online order-taking and fulfillment operations. Any system interruptions or delays could prevent potential customers from purchasing our products.

Moreover, the ability of our customers to access the content on our platform could be diminished by a number of factors, including customers’ inability to access the internet, the failure of our network or software systems, security breaches, or variability in subscriber traffic for our platform. Platform failures would be most impactful if they occurred during peak platform use periods, which generally occur before and after standard work hours. During these peak periods, there are a significant number of customers concurrently accessing our platform and if we are unable to provide uninterrupted access, our customers’ perception of our platform’s reliability may be damaged, our revenue could be reduced, our reputation could be harmed, and we may be required to issue credits or refunds, or risk losing customers.

In the event we experience significant disruptions, we may be unable to repair our systems in an efficient and timely manner which could have a material adverse effect on our business, financial condition, and operating results.

If we are unable to maintain a good relationship with Apple, our business will suffer.

The Apple App Store is a key primary distribution platform for our Beachbody app. We expect to generate a significant portion of our revenue through the platform for the foreseeable future. Any deterioration in our relationship with Apple would harm our business and revenue.

We are subject to Apple’s standard terms and conditions for application developers, which govern the promotion, distribution and operation of applications on their platform.

Our business would be harmed if:

•	Apple discontinues or limits access to its platform by us and other app developers;

•	Apple removes app from their store; or

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Apple modifies its terms of service or other policies, including fees charged to, or other restrictions on, us or other application developers, or change how the personal information of its users is made available to application developers on their platform or shared by users from Apple’s strong brand recognition and large user base.

If Apple loses its market position or otherwise falls out of favor with Internet users, we would need to identify additional channels for distributing our app, which would consume substantial resources and may not be effective. In addition, Apple has broad discretion to change its terms of service and other policies with respect to us and other developers, and those changes may be unfavorable to us.

If we suffer a security breach or otherwise fail to properly maintain the confidentiality and integrity of our data, including customer credit card, debit card and bank account information, our reputation and business could be materially and adversely affected.

In the ordinary course of business, we collect and transmit customer and employee data, including credit and debit card numbers, bank account information, driver’s license numbers, dates of birth and other highly sensitive personally identifiable information. We also use vendors and, as a result, we manage a number of third-party contractors who have access to our confidential information, including third party vendors of IT and data security systems and services.

We could be subject to a cyber incident or other adverse event that threatens the confidentiality, integrity or availability of information resources, including intentional attacks or unintentional events where parties gain unauthorized access to systems to disrupt operations, corrupt data or steal confidential information about customers, vendors and employees. A number of retailers and other companies have recently experienced serious cyber incidents and breaches of their information technology systems. As our reliance on technology has increased, so have the risks posed to our systems, both internal and those we have outsourced. Despite our efforts and processes to prevent breaches, our products and services, as well as our servers, computer systems, and those of third parties that we use in our operations are vulnerable to cybersecurity risks, including cyber-attacks such as viruses and worms, phishing attacks, denial-of-service attacks, physical or electronic break-ins, third-party or employee theft or misuse, and similar disruptions from unauthorized tampering with our servers and computer systems or those of third parties that we use in our operations, which could lead to interruptions, delays, loss of critical data, unauthorized access to customer data, and loss of consumer confidence. In addition, we may be the target of email scams that attempt to acquire personal information or company assets.

Some of the data we collect or process is sensitive and could be an attractive target of a criminal attack by malicious third parties with a wide range of motives and expertise, including lone wolves, organized criminal groups, “hacktivists,” disgruntled current or former employees and others. Because we accept electronic forms of payment from customers, our business requires the collection and retention of customer data, including credit and debit card numbers and other personally identifiable information in various information systems that we maintain and in those maintained by third parties with whom we contract to provide credit card processing. We also maintain important internal company data, such as personally identifiable information about our employees and information relating to our operations. The integrity and protection of customer, distributor, and employee data are critical to us.

Despite the security measures we have in place to comply with applicable laws and rules, our facilities and systems, and those of our third-party service providers (as well as their third-party service providers), may be vulnerable to security breaches, acts of cyber terrorism or sabotage, vandalism or theft, computer viruses, loss or corruption of data or programming or human errors or other similar events. Furthermore, the size and complexity of our information systems, and those of our third-party vendors (as well as their third-party service providers), make such systems potentially vulnerable to security breaches from inadvertent or intentional actions by our employees or vendors, or from attacks by malicious third parties. While we have agreements requiring our third-party service providers to use best practices for data security, we have no operational control over them. Because such attacks are increasing in sophistication and change frequently in nature, we and our third-party service providers may be unable to anticipate these attacks or implement adequate preventative measures, and any compromise of our systems, or those of our third-party vendors (as well as their third-party service providers), may not be discovered and remediated promptly. Changes in consumer behavior following a security breach or perceived security breach, act of cyber terrorism or sabotage, vandalism or theft, computer virus, loss or corruption of data or programming or human error or other similar event affecting a competitor, large retailer or financial institution may materially and adversely affect our business.

If our security and information systems, or those of our vendors, are compromised or if our employees fail to comply with these laws, regulations, or contract terms, and this information is obtained by unauthorized persons or used inappropriately, it could materially and adversely affect our reputation and could disrupt our operations and result in costly litigation, judgments, or penalties arising from violations of federal and state laws and payment card industry regulations, including those promulgated by industry groups, such as the Payment Card Industry Security Standards Council, National Automated Clearing House Association, or NACHA, Canadian Payments Association and individual credit card issuers. Under laws, regulations and contractual obligations, a cyber incident could also require us to notify customers, employees or other groups of the incident or could result in adverse publicity, loss of sales and profits, or an increase in fees payable to third parties. We could also incur penalties or remediation and other costs that could materially and adversely affect the operation of our business and results of operations. We maintain insurance coverage to address cyber incidents, and have also implemented processes, procedures and controls to help mitigate these risks; however, these measures do not guarantee that our reputation and financial results will not be adversely affected by such an incident.

We rely heavily on information systems, and any material failure, interruption or weakness may prevent us from effectively operating our business and damage our reputation.

We increasingly rely on information systems, including our technology-enabled platform through which we distribute workouts to our consumer base, point-of-sale processing systems and other information systems managed by third parties, to interact with our customers, billing information and other personally identifiable information, collection of cash, legal and regulatory compliance, management of our supply chain, accounting, staffing, payment of obligations, ACH transactions, credit and debit card transactions and other processes and procedures. Our ability to efficiently and effectively manage our business depends significantly on the reliability and capacity of these systems, and any potential failure of third parties to provide quality uninterrupted service is beyond our control.

Our operations depend upon our ability, and the ability of our third-party service providers (as well as their third-party service providers), to protect our computer equipment and systems against damage from physical theft, fire, power loss, telecommunications failure or other catastrophic events, as well as from internal and external security breaches, viruses, denial-of-service attacks and other disruptions. The failure of these systems to operate effectively, stemming from maintenance problems, upgrading or transitioning to new platforms, expanding our systems as we grow, a breach in security or other unanticipated problems could result in interruptions to or delays in our business and customer service and reduce efficiency in our operations. In addition, the implementation of technology changes and upgrades to maintain current and integrate new systems may also cause service interruptions, operational delays due to the learning curve associated with using a new system, transaction processing errors and system conversion delays and may cause us to fail to comply with applicable laws. If our information systems, or those of our third-party service providers (as well as their third-party service providers), fail and our or our providers’ third-party back-up or disaster recovery plans are not adequate to address such failures, our revenues and profits could be reduced, and the reputation of our brand and our business could be materially and adversely affected.

Risks Related to Laws and Regulations

We face risks, such as unforeseen costs and potential liability in connection with content we produce, license and distribute through our content delivery platform.

As a producer and distributor of content, we face potential liability for negligence, copyright and trademark infringement, violations for rights of publicity, or other claims based on the nature and content of materials that we produce, license and distribute. We also may face potential liability for content used in promoting workouts and products, including marketing materials. We may decide to remove content from our workouts or to discontinue or alter our production of types of content if we believe such content might not be well received by our customers or could be damaging to our brand and business.

To the extent we do not accurately anticipate costs or mitigate risks, including for content that we obtain but ultimately does not appear in our products, or if we become liable for content we produce, license or distribute, our business may suffer. Litigation to defend these claims could be costly and the expenses and damages arising from any liability could harm our results of operations. We may not be indemnified against claims or costs of these types and we may not have insurance coverage for these types of claims.

Our nutritional products must comply with regulations of the Food and Drug Administration, or FDA, as well as state, local and applicable international regulations. Any non-compliance with the FDA or other applicable regulations could harm our business.

Our products must comply with various FDA rules and regulations, including those regarding product manufacturing, marketing, food safety, required testing and appropriate labeling of our products. Conflicts between state and federal law regarding definitions of ingredients, as well as labeling requirements, may lead to non-compliance with state and local regulations. For example, states may maintain narrower definitions of ingredients, as well as more stringent labeling requirements, of which we are unaware. Any non-compliance at the state or local level could also adversely affect our business, financial condition and results of operations.

Because we do not manufacture our products directly, we must rely on these manufacturers to maintain compliance with regulatory requirements. Although we require our contract manufacturers to be compliant, we do not have direct control over such facilities. Failure of our contract manufacturers to comply with applicable regulations could have an adverse effect on our business.

Changes in the legal and regulatory environment could limit our business activities, increase our operating costs, reduce demand for our products or result in litigation.

Elements of our businesses, including the production, storage, distribution, sale, advertising, marketing, labeling, health and safety practices, transportation and use of many of our products, and sale of automatically renewing subscriptions, are subject to various laws and regulations administered by federal, state and local governmental agencies in the United States, as well as the laws and regulations administered by government entities and agencies outside the United States in markets in which our products or components thereof (such as packaging) may be made, manufactured or sold. These laws and regulations and interpretations thereof may change, sometimes dramatically, as a result of a variety of factors, including political, economic or social events. Such changes may include changes in:

•	food and drug laws (including FDA and international regulations);

•	laws related to product labeling;

•	advertising and marketing laws and practices;

•	laws and programs restricting the sale and advertising of products;

•	laws and programs aimed at reducing, restricting or eliminating ingredients present in our supplement products;

•	laws and programs aimed at discouraging the consumption of products or ingredients or altering the package or portion size of our products;

•	state consumer protection and disclosure laws;

•	taxation requirements, including the imposition or proposed imposition of new or increased taxes or other limitations on the sale of our products; competition laws;

•	anti-corruption laws, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, or FCPA, and the UK Bribery Act of 2010, or Bribery Act;

•	economic sanctions and anti-boycott laws, including laws administered by the U.S. Department of Treasury, Office of Foreign Assets Control and the European Union;

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laws relating to export, re-export, transfer, and import controls, including the Export Administration Regulations, the EU Dual Use Regulation, and the customs and import laws administered by the U.S. Customs and Border Protection;

•	labor and employment laws;

•	laws related to automatically renewing subscriptions and cancellation of such subscriptions;

•	data collection and privacy laws; and

•	environmental laws.

New laws, regulations or governmental policies and their related interpretations, or changes in any of the foregoing, including taxes or other limitations on the sale of our products, ingredients contained in our products or commodities used in the production of our products, may alter the environment in which we do business and, therefore, may impact our operating results or increase its costs or liabilities. In addition, if we fail to adhere to such laws and regulations, we could be subject to regulatory investigations, civil or criminal sanctions, as well as class action litigation, which has increased in its industry in recent years.

We are affected by extensive laws, governmental regulations, administrative determinations, court decisions and similar constraints both domestically and abroad.

In both domestic and foreign markets, the formulation, manufacturing, packaging, labeling, distribution, importation, exportation, licensing, sale and storage of our products are affected by extensive laws, governmental regulations, administrative determinations, court decisions and similar constraints. Such laws, regulations and other constraints may exist at the federal, state or local levels in the United States and at all levels of government in foreign jurisdictions. There can be no assurance that we or our distributors are in compliance with all of these regulations. Our failure or our distributors’ failure to comply with these regulations or new regulations could lead to the imposition of significant penalties or claims and could have a material adverse effect on our business. In addition, the adoption of new regulations or changes in the interpretations of existing regulations may result in significant compliance costs or discontinuation of product sales and may adversely affect the marketing of our products, resulting in significant loss of sales revenues.

Regulations related to conflict minerals may cause us to incur additional expenses and could limit the supply and increase the costs of certain metals used in the manufacturing of our products.

We are subject to requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which will require us to conduct due diligence on and disclose whether or not our products contain conflict minerals. The implementation of these requirements could adversely affect the sourcing, availability, and pricing of the materials used in the manufacture of components used in our products. In addition, we will incur additional costs to comply with the disclosure requirements, including costs related to conducting diligence procedures to determine the sources of minerals that may be used or necessary to the production of our products and, if applicable, potential changes to products, processes, or sources of supply as a consequence of such due diligence activities. It is also possible that we may face reputational harm if we determine that certain of our products contain minerals not determined to be conflict free or if we are unable to alter our products, processes, or sources of supply to avoid such materials.

Our network marketing program could be found not to be in compliance with current or newly adopted laws or regulations in one or more markets, which could have a material adverse effect on our business.

Our network marketing program is subject to a number of federal and state regulations administered by the Federal Trade Commission and various state agencies in the United States as well as regulations on direct selling in foreign markets administered by foreign agencies. We are subject to the risk that, in one or more markets, our network marketing program could be found not to be in compliance with applicable law or regulations. Regulations applicable to network marketing organizations generally are directed at preventing fraudulent or deceptive schemes, often referred to as “pyramid” or “chain sales” schemes, by ensuring that product sales ultimately are made to consumers and that advancement within an organization is based on sales of the organization’s products rather than investments in the organization or other non-retail sales-related criteria. The regulatory requirements concerning network marketing programs do not include “bright line” rules and are inherently fact-based, and thus, even in jurisdictions where we believe that our network marketing program is in full compliance with applicable laws or regulations governing network marketing systems, we are subject to the risk that these laws or regulations or the enforcement or interpretation of these laws and regulations by governmental agencies or courts can change. The failure of our network marketing program to comply with current or newly adopted regulations could have a material adverse effect on our business in a particular market or in general.

We are also subject to the risk of private party challenges to the legality of our network marketing program. The network marketing programs of other companies have been successfully challenged in the past. An adverse judicial determination with respect to our network marketing program, or in proceedings not involving us directly but which challenge the legality of network marketing systems, could have a material adverse effect on our business.

Our products or services offered as part of automatically renewing subscriptions or memberships could be found not to be in compliance with laws or regulations in one or more markets, which could have a material adverse effect on our business.

Certain of our products and services include subscriptions and memberships that automatically renew unless cancelled by the subscribing consumer. There are a number of consumer-protection regulations at the state and federal level that govern how automatically renewing subscriptions are offered, including the types of notices that must be provided to consumers upon sign-up, and the manner in which consumers are able to cancel such renewals. We are subject to the risk that, in one or more markets, our automatically renewing subscription products could be found not to be in compliance with applicable law or regulations. This could result in regulatory bodies or a private party bringing an action that challenges the legality of our subscription products. These actions, including those without merit, could result in us having to expend significant litigation costs to defend against such claims, incur penalties or pay damages as a result of legal judgments against us, or require us to change elements of our automatically renewing subscription products. Each of these could have a material adverse effect on our business.

Changes in legislation or requirements related to EFT, or our failure to comply with existing or future regulations, may materially and adversely impact our business.

We derive a significant amount of revenue from auto-renewal arrangements incorporated within our programs, which require express consent from our customers to commence. Any changes in the laws, regulations or interpretations of the laws regarding auto-renewal arrangements, or increased enforcement of such laws and/or regulations, could adversely affect our ability to engage or retain customers and harm our financial condition and operating performance. Our business relies heavily on the fact that our subscriptions continue on a recurring basis after the completion of any initial term requirements, and compliance with these laws and regulations and similar requirements may be onerous and expensive. In addition, variances and inconsistencies from jurisdiction to jurisdiction may further increase the cost of compliance and doing business. States that have fitness membership statutes may be applicable to us and could provide harsh penalties for violations, including membership contracts being void or voidable. Our failure to comply fully with these rules or requirements may subject us to fines, higher transaction fees, penalties, damages and civil liability and may result in the loss of our ability to accept EFT payments, which would have a material adverse effect on our business and in turn our results of operations and financial condition. In addition, any such costs, which may arise in the future as a result of changes to the legislation and regulations or in their interpretation, could individually or in the aggregate cause us to change or limit our business practice, which may make our business model less attractive to our customers.

We are subject to a number of risks related to ACH, credit card and debit card payments we accept.

We accept payments through ACH, credit card and debit card transactions. For ACH, credit card and debit card payments, we pay interchange and other fees, which may increase over time. An increase in those fees would require us to either increase the prices we charge for our subscriptions, which could cause us to lose customers, or suffer an increase in our operating expenses, either of which could harm our operating results.

If we or any of our processing vendors have problems with our billing software, or the billing software malfunctions, it could have an adverse effect on our customer satisfaction and could cause one or more of the major credit card companies to disallow our continued use of their payment products. In addition, if our billing software fails to work properly and, as a result, we do not automatically charge our customers’ credit cards, debit cards or bank accounts on a timely basis or at all, we could lose subscription revenue, which would harm our operating results.

If we fail to adequately control fraudulent ACH, credit card and debit card transactions, we may face civil liability, diminished public perception of our security measures and significantly higher ACH, credit card and debit card related costs, each of which could adversely affect our business, financial condition and results of operations. The termination of our ability to process payments through ACH transactions or on any major credit or debit card would significantly impair our ability to operate our business.

As consumer behavior shifts to use emerging forms of payment, there may be an increased reluctance to use ACH or credit cards for membership dues and point of sale transactions which could result in decreased revenues as consumers choose to give their business to competition with more convenient forms of payment. We may need to expand our information systems to support newer and emerging forms of payment methods, which may be time-consuming and expensive and may not realize a return on our investment.

We are subject to payment processing risk.

Our customers pay for our products and services using a variety of different payment methods, including credit and debit cards and gift cards. We rely on third parties to process payments. Acceptance and processing of these payment methods are subject to certain rules and regulations and require payment of interchange and other fees. To the extent there are disruptions in our payment processing systems, increases in payment processing fees, material changes in the payment ecosystem, such as large re-issuances of payment cards, delays in receiving payments from payment processors, or changes to rules or regulations concerning payment processing, our revenue, operating expenses and results of operation could be adversely impacted. We leverage our third-party payment processors to bill customers on our behalf. If these third parties become unwilling or unable to continue processing payments on our behalf, we would have to find alternative methods of collecting payments, which could adversely impact customer acquisition and retention. In addition, from time to time, we encounter fraudulent use of payment methods, which could impact our results of operation and if not adequately controlled and managed could create negative consumer perceptions of our service.

We are subject to governmental export and import controls and economic sanctions laws that could subject us to liability and impair our ability to compete in international markets.

The United States and various foreign governments have imposed controls, export license requirements, and restrictions on the import or export of technologies. Our products may be subject to U.S. export controls, which may require submission of a product classification and annual or semi-annual reports. Compliance with applicable regulatory requirements regarding the export of our products and services may create delays in the introduction of our products and services in international markets, prevent our international customers from accessing our products and services, and, in some cases, prevent the export of our products and services to some countries altogether.

Furthermore, U.S. export control laws and economic sanctions prohibit the provision of products and services to countries, governments, and persons targeted by U.S. sanctions. Even though we take precautions to prevent our products from being provided to targets of U.S. sanctions, our products and services could be provided to those targets or provided by our customers. Any such provision could have negative consequences, including government investigations, penalties, reputational harm. Our failure to obtain required import or export approval for our products could harm our international and domestic sales and adversely affect our revenue.

We could be subject to future enforcement action with respect to compliance with governmental export and import controls and economic sanctions laws that result in penalties, costs, and restrictions on export privileges that could have an adverse effect on our business, results of operations and financial condition.

Failure to comply with anti-corruption and anti-money laundering laws, including the FCPA and similar laws associated with our activities outside of the United States, could subject us to penalties and other adverse consequences.

We operate a global business and may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. We are subject to the Foreign Corrupt Practices Act, or the FCPA, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act, the U.K. Bribery Act, and possibly other anti-bribery and anti-money laundering laws in countries in which we conduct activities. These laws that prohibit companies and their employees and third-party intermediaries from corruptly promising, authorizing, offering, or providing, directly or indirectly, improper payments or anything of value to foreign government officials, political parties, and private-sector recipients for the purpose of obtaining or retaining business, directing business to any person, or securing any advantage. In addition, U.S. public companies are required to maintain records that accurately and fairly represent their transactions and have an adequate system of internal accounting controls. In many foreign countries, including countries in which we may conduct business, it may be a local custom that businesses engage in practices that are prohibited by the FCPA or other applicable laws and regulations. We face significant risks if we or any of our directors, officers, employees, agents or other parties or representatives fail to comply with these laws and governmental authorities in the United States and elsewhere could seek to impose substantial civil and/or criminal fines and penalties which could have a material adverse effect on our business, reputation, results of operations and financial condition.

We have begun to implement an anti-corruption compliance program and policies, procedures and training designed to foster compliance with these laws; however, our employees, contractors, and agents, and companies to which we outsource some of our business operations, may take actions in violation of our policies or applicable law. Any such violation could have an adverse effect on our reputation, business, operating results and prospects.

Any violation of the FCPA, other applicable anti-corruption laws, or anti-money laundering laws could result in whistleblower complaints, adverse media coverage, investigations, loss of export privileges, severe criminal or civil sanctions and, in the case of the FCPA, suspension or debarment from U.S. government contracts, any of which could have a materially adverse effect on our reputation, business, operating results, and prospects. In addition, responding to any enforcement action may result in a significant diversion of management’s attention and resources and significant defense costs and other professional fees.

Our intellectual property rights are valuable, and any inability to protect them could reduce the value of our products, services, and brand.

Our success depends in large part on our proprietary content and technology and our trademarks, copyrights, patents, trade secrets and other intellectual property rights. We rely on, and expect to continue to rely on, a combination of trademark, trade dress, domain name, copyright, trade secret and patent laws, as well as confidentiality and license agreements with our employees, contractors, consultants, and third parties with whom we have relationships, to establish and protect our brand and other intellectual property rights. However, our efforts to obtain and protect our intellectual property rights may not be sufficient or effective, and any of our intellectual property rights may be challenged, which could result in them being narrowed in scope or declared invalid or unenforceable. There can be no assurance that our intellectual property rights will be sufficient to protect against others offering products, services, or technologies that are substantially similar to ours and that compete with our business.

Effective protection of patents, trademarks, and domain names is expensive and can be difficult to maintain, both in terms of application and registration costs as well as the costs of defending and enforcing those rights. As we have grown, we have sought to obtain and protect our intellectual property rights in an increasing number of countries, a process that can be expensive and may not always be successful. For example, the U.S. Patent and Trademark Office and various foreign governmental patent agencies require compliance with a number of procedural requirements to complete the patent application process and to maintain issued patents, and noncompliance or non-payment could result in abandonment or lapse of a patent or patent application, resulting in partial or complete loss of patent rights in a relevant jurisdiction. Further, intellectual property protection may not be available to us in every country in which our products and services are available. For example, some foreign countries have compulsory licensing laws under which a patent owner must grant licenses to third parties. In addition, many countries limit the enforceability of patents against third parties, including government agencies or government contractors. In these countries, patents may provide limited or no benefit.

In order to protect our brand and intellectual property rights, we may be required to spend significant resources to monitor and protect these rights. Enforcement actions and litigation brought to protect and enforce our intellectual property rights could be costly, time-consuming, and distracting to management and could result in the impairment or loss of portions of our intellectual property. Furthermore, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims, and countersuits attacking the validity and enforceability of our intellectual property rights. Accordingly, we may not be able to prevent third parties from infringing upon or misappropriating our intellectual property. Our failure to secure, protect, and enforce our intellectual property rights could seriously damage our brand and our business.

We have been, and may in the future be, subject to claims that we infringed certain intellectual property rights of third parties, and such claims could result in costly litigation expenses or the loss of significant rights related to, among other things, our products and marketing activities, including as it relates to Myx stationary bike products.

There may be intellectual property rights held by others, including issued or pending patents, trademarks, and copyrights, and applications of the foregoing, that they allege cover significant aspects of our products, services, content, branding, or business methods. We have received in the past, and may receive in the future, communications from third parties, including practicing and non-practicing entities, claiming that we may have infringed, misused, or otherwise misappropriated their intellectual property rights. Moreover, companies in the stationary bicycle space are frequent targets of entities seeking to enforce their rights in their intellectual property, or to otherwise profit from royalties in connection with grants of licenses in their intellectual property. These intellectual property claims include enforcement of a broad variety of patents that cover various elements of stationary bicycle products.

Defending against intellectual property infringement claims may result in costly litigation expenses and diversion of technical and management personnel. It also may result in our inability to use certain technologies, content, branding, or business methods found to be in violation of another party’s rights. As a result of a dispute, we may have to develop non-infringing technology, enter into royalty or licensing agreements, revise our marketing activities, cease the sale of certain products, or take other actions to resolve the claims that would result in additional cost and expense to our business. Any of these results could materially adversely affect our ability to compete and our business, results of operations, and financial condition.

Our subscriber engagement on mobile devices depends upon effective operation with mobile operating systems, networks, and standards that we do not control.

A growing portion of our customers access our platform through Openfit/Beachbody on Demand (“BOD”) and there is no guarantee that popular mobile devices will continue to support Openfit/BOD or that mobile device users will use Openfit/BOD rather than competing products. We are dependent on the interoperability of Openfit/BOD with popular mobile operating systems that we do not control, such as Android and iOS, and any changes in such systems that degrade the functionality of our digital offering or give preferential treatment to competitors could adversely affect our platform’s usage on mobile devices. Additionally, in order to deliver high-quality mobile content, it is important that our digital offering is designed effectively and works well with a range of mobile technologies, systems, networks, and standards that we do not control. We may not be successful in developing relationships with key participants in the mobile industry or in developing products that operate effectively with these technologies, systems, networks, or standards. In the event that it is more difficult for our customers to access and use our platform on their mobile devices or customers find our mobile offerings do not effectively meet their needs, our competitors develop products and services that are perceived to operate more effectively on mobile devices, or if our customers choose not to access or use our platform on their mobile devices or use mobile products that do not offer access to our platform, our subscriber growth and subscriber engagement could be adversely impacted.

In addition, a portion of our customers access our products through over-the-top (“OTT”) services such as AppleTV and Roku. These OTT services are managed by third parties that we do not control, and any changes in such systems or services that degrade the functionality of our digital offering or give preferential treatment to competitors could adversely affect our platform’s usage through these services.

Myx may be subject to warranty claims that could result in significant direct or indirect costs, or Myx could experience greater returns than expected, either of which could have an adverse effect on our business, financial condition, and operating results.

Myx generally provides a minimum 12-month limited warranty on all of its bikes. The occurrence of any material defects in our products could make it liable for damages and warranty claims in excess of its current reserves, which could result in an adverse effect on our business prospects, liquidity, financial condition, and cash flows if warranty claims were to materially exceed anticipated levels. In addition, Myx could incur significant costs to correct any defects, warranty claims, or other problems, including costs related to product recalls. Any negative publicity related to the perceived quality and safety of its products could affect our brand image, decrease consumer and subscriber confidence and demand, and adversely affect our financial condition and operating results. Also, while its warranty is limited to repairs and returns, warranty claims may result in litigation, the occurrence of which could have an adverse effect on our business, financial condition, and operating results.

Changes in U.S. tax law may have an adverse effect on our business, financial condition and results of operations and affect the U.S. federal tax considerations of the purchase, ownership and disposition of the common stock.

Potential tax reforms in the U.S. may result in significant changes in the rules governing United States federal income taxation. Such changes may have an adverse effect on our business, financial condition and results of operations. Such changes may also affect the U.S. federal tax considerations of the purchase, ownership and disposition of our common stock.

We may be subject to obligations to collect and remit sales tax and other taxes, and we may be subject to tax liability for past sales, which could adversely harm our business.

State and local jurisdictions have differing rules and regulations governing sales, use, value added and other taxes, and these rules and regulations are subject to varying interpretations that may change over time. In particular, the applicability of such taxes to our trainings in various jurisdictions is unclear. While we do not believe we are currently required to collect and remit sales or similar taxes on our trainings in any jurisdiction in which we are not collecting such tax, we could face the possibility of tax assessments and audits. A successful assertion that we should be collecting sales, use, value added or other taxes on our trainings in those jurisdictions where we do not do so or have not historically done so could result in substantial tax liabilities and related penalties for past sales, discourage customers from purchasing our services or otherwise harm our business, results of operations and financial condition.

Risks Related to Being a Public Company

Our management team has limited experience managing a public company.

Most members of our management team have limited experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage our transition to being a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, results of operations and financial condition.

Our internal controls over financial reporting may not be effective and our independent registered public accounting firm may not be able to certify as to their effectiveness, which could have a significant and adverse effect on our business and reputation.

As a public company, we will be required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of controls over financial reporting. As an “emerging growth company,” as defined in the JOBS Act, our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal controls over financial reporting pursuant to Section 404 until the date we are no longer an emerging growth company. At such time, our independent registered public accounting firm may issue a report that is adverse in the event that it is not satisfied with the level at which our controls are documented, designed or operating.

To comply with the requirements of being a public company, we may need to undertake various actions, such as implementing additional internal controls and procedures and hiring additional accounting or internal audit staff. Testing and maintaining internal controls can divert our management’s attention from other matters that are important to the operation of our business. If we identify material weaknesses in our internal controls over financial reporting or are unable to comply with the requirements of Section 404 or assert that our internal controls over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal controls over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could be negatively affected, and we could become subject to investigations by the SEC or other regulatory authorities, which could require additional financial and management resources.

If securities or industry analysts do not publish research or reports about our business, if they adversely change their recommendations regarding our shares or if our results of operations do not meet their expectations, our share price and trading volume could decline.

The trading market for our shares will be influenced by the research and reports that industry or securities analysts publish about us or our business. We do not have any control over these analysts. Securities and industry analysts do not currently, and may never, publish research on us. If no securities or industry analysts commence coverage of us, the trading price of our shares would likely be negatively impacted. In the event securities or industry analysts initiated coverage, and one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our share price or trading volume to decline. Moreover, if one or more of the analysts who cover us downgrade our stock, or if our results of operations do not meet their expectations, our share price could decline.

As a public company, we will become subject to additional laws, regulations and stock exchange listing standards, which will impose additional costs on us and may strain our resources and divert our management’s attention.

As a company with publicly-traded securities, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the listing requirements of the NYSE and other applicable securities laws and regulations. These rules and regulations require that we adopt additional controls and procedures and disclosure, corporate governance and other practices thereby significantly increasing our legal, financial and other compliance costs. These new obligations will also make other aspects of our business more difficult, time-consuming or costly and increase demand on our personnel, systems and other resources. For example, to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we will need to commit significant resources, hire additional staff and provide additional management oversight. Furthermore, as a result of disclosure of information in this prospectus and in our Exchange Act and other filings required of a public company, our business and financial condition will become more visible, which we believe may give some of our competitors who may not be similarly required to disclose this type of information a competitive advantage. In addition to these added costs and burdens, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our common stock, fines, sanctions, other regulatory actions and civil litigation, any of which could negatively affect the price of our common stock.

Our Proposed Charter will provide that the Court of Chancery of the State of Delaware will be the exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our Proposed Charter which will become effective prior to the closing of the Merger will provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum, to the fullest extent permitted by law, for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents or our stockholders, (3) any action asserting a claim against us or any director or officer arising pursuant to any provision of the DGCL, (4) any action to interpret, apply, enforce or determine the validity of our Proposed Charter or Bylaws, or (5) any other action asserting a claim that is governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware or federal court located within the State of Delaware if the Court of Chancery does not have jurisdiction, in all cases subject to the court’s having jurisdiction over indispensable parties named as defendants. A complaint asserting a cause of action under the Securities Act of 1933, as amended, may be brought in state or federal court. With respect to the Securities Exchange Act of 1934, as amended, only claims brought derivatively under the Securities Exchange Act of 1934, as amended, would be subject to the forum selection clause described above. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation and bylaws has been challenged in legal proceedings, and it is possible that, in connection with any action, a court could find the choice of forum provisions contained in our Proposed Charter and Bylaws to be inapplicable or unenforceable in such action. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against us or our directors and officers. Alternatively, if a court were to find the choice of forum provision contained in our Proposed Charter and Bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, financial condition and operating results. Any person or entity purchasing or otherwise acquiring any interest in our shares of capital stock shall be deemed to have notice of and consented to this exclusive forum provision but will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

Our quarterly operating results and other operating metrics may fluctuate from quarter to quarter, which makes these metrics difficult to predict.

Our quarterly operating results and other operating metrics have fluctuated in the past and may continue to fluctuate from quarter to quarter. As a result, you should not rely on our past quarterly operating results as indicators of future performance. You should take into account the risks and uncertainties frequently encountered by companies in rapidly evolving markets. Our financial condition and operating results in any given quarter can be influenced by numerous factors, many of which we are unable to predict or are outside of our control, including:

•	the continued market acceptance of, and the growth of the connected fitness and wellness market;

•	our ability to maintain and attract new customers;

•	our development and improvement of the quality of the subscriber experience, including, enhancing existing and creating new content, services, nutritional supplements, technology, and features;

•	the continued development and upgrading of our technology platform;

•	the timing and success of new product, service, feature, and content introductions by us or our competitors or any other change in the competitive landscape of our market;

•	pricing pressure as a result of competition or otherwise;

•	delays or disruptions in our supply chain;

•	errors in our forecasting of the demand for our products and services, which could lead to lower revenue or increased costs, or both;

•	increases in marketing, sales, and other operating expenses that we may incur to grow and expand our operations and to remain competitive;

•	the continued maintenance and expansion of last mile delivery and maintenance services for our fitness products;

•	successful expansion into international markets;

•	seasonal fluctuations in subscriptions and usage of fitness products by our customers, each of which may change as our products and services evolve or as our business grows;

•	the diversification and growth of our revenue sources;

•	our ability to maintain gross margins and operating margins;

•	constraints on the availability of consumer financing or increased down payment requirements to finance purchases of our integrated fitness products;

•	system failures or breaches of security or privacy;

•	adverse litigation judgments, settlements, or other litigation-related costs, including content costs for past use;

•

changes in the legislative or regulatory environment, including with respect to privacy, consumer product safety, and advertising, or enforcement by government regulators, including fines, orders, or consent decrees;

•	fluctuations in currency exchange rates and changes in the proportion of our revenue and expenses denominated in foreign currencies;

•	changes in our effective tax rate;

•	changes in accounting standards, policies, guidance, interpretations, or principles; and

•	changes in business or macroeconomic conditions, including lower consumer confidence, recessionary conditions, increased unemployment rates, or stagnant or declining wages.

Any one of the factors above or the cumulative effect of some of the factors above may result in significant fluctuations in our operating results.

The variability and unpredictability of our quarterly operating results or other operating metrics could result in our failure to meet our expectations or those of analysts that cover us or investors with respect to revenue or other operating results for a particular period. If we fail to meet or exceed such expectations, the market price of our common stock could fall substantially, and we could face costly lawsuits, including securities class action suits.

The requirements of being a public company, including maintaining adequate internal control over our financial and management systems, may strain our resources, divert management’s attention, and affect our ability to attract and retain executive management and qualified board members.

As a public company we will incur significant legal, accounting, and other expenses that we did not incur as a private company. We will be subject to reporting requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, the rules subsequently implemented by the SEC, the rules and regulations of the listing standards of the NYSE, and other applicable securities rules and regulations. Compliance with these rules and regulations will likely strain our financial and management systems, internal controls, and employees.

The Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and operating results. Moreover, the Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures, and internal control, over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures, and internal control over, financial reporting to meet this standard, significant resources and management oversight may be required. If we have material weaknesses or deficiencies in our internal control over financial reporting, we may not detect errors on a timely basis and our consolidated financial statements may be materially misstated. Effective internal control is necessary for us to produce reliable financial reports and is important to prevent fraud.

In addition, we will be required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act when we cease to be an emerging growth company. We expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. As a result of the complexity involved in complying with the rules and regulations applicable to public companies, our management’s attention may be diverted from other business concerns, which could harm our business, operating results, and financial condition. Although we have already engaged additional resources to assist us in complying with these requirements, our finance team is small and we may need to hire more employees in the future, or engage outside consultants, which will increase our operating expenses.

We also expect that being a public company and complying with applicable rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to incur substantially higher costs to obtain and maintain the same or similar coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors and qualified executive officers.

Our ability to raise capital in the future may be limited.

Our business and operations may consume resources faster than we anticipate. In the future, we may need to raise additional funds through the issuance of new equity securities, debt or a combination of both. However, the lapse or waiver of any lock up restrictions or any sale or perception of a possible sale by our stockholders, and any related decline in the market price of our common stock, could impair our ability to raise capital. Separately, additional financing may not be available on favorable terms, or at all. If adequate funds are not available on acceptable terms, we may be unable to fund our capital requirements. If we issue new debt securities, the debt holders would have rights senior to common stockholders to make claims on our assets, and the terms of any debt could restrict our operations, including our ability to pay dividends on our common stock. If we issue additional equity securities, existing stockholders will experience dilution, and the new equity securities could have rights senior to those of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our stockholders bear the risk of our future securities offerings reducing the market price of our common stock and diluting their interest.

The forecasts of market growth and other projections included in this prospectus may prove to be inaccurate, and even if the markets in which we compete achieve the forecasted growth, we cannot assure you that our business will grow at a similar rate, if at all.

Growth forecasts and projections are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The forecasts in this prospectus relating to the expected growth in the fitness market, including estimates based on our own internal survey data, as well as any corresponding projections related to our potential performance, may prove to be inaccurate. Even if the markets experience the forecasted growth described in this prospectus, we may not grow our business at a similar rate, or at all. Our growth is subject to many factors, including our success in implementing our business strategy, which is subject to many risks and uncertainties. Accordingly, the forecasts of market growth included in this prospectus should not be taken as indicative of our future growth.

The Merger involves the integration of businesses that currently operate as independent businesses. Each of the companies will be required to devote attention and resources to integrating their business practices and operations following the Closing, and prior to the Merger, our attention and resources will be required to plan for such integration. The companies may encounter potential difficulties in the integration process including the following:

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the inability to successfully integrate the businesses, including operations, technologies, products and services, in a manner that permits Beachbody, Myx or the Company to achieve the cost savings and operating synergies anticipated to result from the Merger, which could result in the anticipated benefits of the Merger not being realized partly or wholly in the time frame currently anticipated or at all;

•	the necessity of coordinating geographically separated organizations, systems and facilities;

•	potential unknown liabilities and unforeseen expenses, delays or regulatory conditions associated with the Merger;

•	the integration of personnel with diverse business backgrounds and business cultures, while maintaining focus on providing consistent, high-quality products and services;

•	the consolidation and rationalization of information technology platforms and administrative infrastructures as well as accounting systems and related financial reporting activities; and

•	the challenge of preserving important relationships of both Beachbody and Myx and resolving potential conflicts that may arise.

Furthermore, it is possible that the integration process could result in the loss of talented employees or skilled workers of Beachbody and Myx. The loss of talented employees and skilled workers could adversely affect Beachbody’s, Myx’s or the Company’s ability to successfully conduct their respective businesses because of such employees’ experience and knowledge of the respective business. In addition, Beachbody, Myx, or the Company could be adversely affected by the diversion of our attention and any delays or difficulties encountered in connection with the integration of Beachbody and Myx. The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of the businesses. If Beachbody, Myx or the Company experience difficulties with the integration process, the anticipated benefits of the Merger may not be realized fully or at all, or may take longer to realize than expected. These integration matters could have an adverse effect on the business, results of operations, financial condition or prospects of Beachbody, Myx, or the Company during this transition period and for an undetermined period after completion of the Merger.

Risks Related to Forest Road

You have limited rights or interests in funds in the trust account. To liquidate your investment, therefore, you may be forced to sell your Public Shares or warrants, potentially at a loss.

Public Stockholders will be entitled to receive funds from the trust account only upon (i) such stockholder’s exercise of Redemption Rights in connection with Forest Road’s initial business combination (which will be the Business Combination should it occur) and then only in connection with those shares of Forest Road’s common stock that such stockholder properly elected to redeem, subject to the limitations described herein, (ii) the Redemption of any Public Shares properly tendered in connection with a stockholder vote to amend the Charter to (A) modify the substance or timing of Forest Road’s obligation to redeem 100% of the Public Shares if Forest Road does not complete an initial business combination by November 29, 2022 or (B) with respect to any other material provisions relating to stockholders’ rights or pre-business combination activity and (iii) the Redemption of Public Shares if Forest Road is unable to complete an initial business combination by November 29, 2022, subject to applicable law and as further described herein. In addition, if Forest Road’s plan to redeem its Public Shares if it is unable to complete an initial Business Combination by November 29, 2022 is not completed for any reason, compliance with Delaware law and the Charter may require that Forest Road submit a plan of dissolution to its then-existing stockholders for approval prior to the distribution of the proceeds held in Forest

Road’s trust account. In that case, Public Stockholders may be forced to wait beyond November 29, 2022 before they receive funds from the trust account. In no other circumstances will a Public Stockholder have any right or interest of any kind in the trust account. Accordingly, to liquidate your investment, you may be forced to sell your Public Shares or warrants, potentially at a loss.

If you or a “group” of stockholders are deemed to hold in excess of 15% of Forest Road’s Public Shares, you will lose the ability to redeem all such shares in excess of 15% of Forest Road’s Public Shares.

The Charter provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking Redemption Rights with respect to more than an aggregate of 15% of the shares sold in Forest Road’s IPO, which is referred to as the “Excess Shares.” However, such stockholders may vote all their shares (including Excess Shares) for or against the Business Combination. Your inability to redeem the Excess Shares will reduce your influence over Forest Road’s ability to complete the Business Combination and you could suffer a material loss on your investment in Forest Road if you sell Excess Shares in open market transactions. Additionally, you will not receive Redemption distributions with respect to the Excess Shares if Forest Road completes the Business Combination. As a result, you will continue to hold that number of Public Shares exceeding 15% and, in order to dispose of such shares, would be required to sell such shares in open market transactions, potentially at a loss.

Forest Road’s stockholders may be held liable for claims by third parties against Forest Road to the extent of distributions received by them upon Redemption of their shares.

If Forest Road is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against Forest Road which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Forest Road’s stockholders. Furthermore, because Forest Road intends to distribute the proceeds held in the trust account to Forest Road’s Public Stockholders promptly after expiration of the time Forest Road has to complete an initial business combination, this may be viewed or interpreted as giving preference to Forest Road’s Public Stockholders over any other potential creditors with respect to access to, or distributions from Forest Road’s assets. Furthermore, the Forest Road Board may be viewed as having breached its fiduciary duties to Forest Road or Forest Road’s creditors and/or having acted in bad faith, thereby exposing itself and Forest Road to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors. There is no assurance that claims will not be brought against Forest Road for these reasons.

Although Forest Road seeks to have all vendors, service providers (other than its independent auditors), prospective target businesses or other entities with which it does business execute agreements with Forest Road waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of Forest Road’s Public Stockholders, as well as distributions to Public Stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Public Stockholders or claims challenging the enforceability of the waiver.

If third parties bring claims against Forest Road, the proceeds held in the trust account could be reduced and the Redemption Price received by Public Stockholders may be less than $10.00 per share.

Forest Road’s placing of funds in the trust account may not protect those funds from third-party claims against Forest Road. Although Forest Road seeks to have all vendors, service providers (other than its independent registered public accounting firm), prospective target businesses or other entities with which it does business execute agreements with Forest Road waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of Forest Road’s Public Stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the trust account, including, but not limited to, fraudulent inducement, breach of fiduciary duty or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against Forest Road’s assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, Forest Road’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to Forest Road than any alternative.

Examples of possible instances where Forest Road may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Forest Road and agree not seek recourse against the trust account for any reason. Upon Redemption of Forest Road’s Public Shares, if Forest Road is unable to complete its initial business combination within the prescribed time frame, or upon the exercise of a Redemption Right in connection with the Business Combination, Forest Road will be required to provide for payment of claims of creditors that were not waived that may be brought against Forest Road within the ten years following Redemption. Accordingly, the Redemption Price received by Public Stockholders could be less than the $10.00 per share initially held in the trust account, due to claims of such creditors.

Pursuant to the Insider Letter Agreement, the Sponsor has agreed that it will be liable to Forest Road if and to the extent any claims by a vendor (other than Forest Road’s independent registered public accounting firm) for services rendered or products sold to Forest Road, or a prospective target business with which Forest Road has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under Forest Road’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. Forest Road believes that the Sponsor’s only assets are securities of Forest Road, and Forest Road has neither undertaken any efforts to independently verify whether the Sponsor has sufficient funds available to satisfy its indemnification obligations, nor asked the Sponsor to reserve for such obligations. As a result, if any such claims were successfully made against the trust account, the funds available for an initial business combination and Redemptions could be reduced to less than $10.00 per Public Share without any meaningful recourse against the Sponsor. In such event, Forest Road may not be able to complete an initial business combination, and you would receive such lesser amount per share in connection with any Redemption of your Public Shares.

None of Forest Road’s officers or directors will indemnify Forest Road for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Forest Road’s directors may decide not to enforce the indemnification obligations of the Sponsor under the Insider Letter Agreement, resulting in a reduction in the amount of funds in the trust account available for distribution to Forest Road’s Public Stockholders.

In the event that the proceeds in the trust account are reduced below the lesser of (i) $10.00 per Public Share or (ii) such lesser amount per share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, Forest Road’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While Forest Road currently expects that its independent directors would take legal action on behalf of Forest Road against the Sponsor to enforce their indemnification obligations to Forest Road, it is possible that Forest Road’s independent directors, in exercising their business judgment, may choose not to do so in any particular instance. If Forest Road’s independent directors choose not to enforce these indemnification obligations, there may be less funds in the trust account available for distribution to Forest Road’s Public Stockholders.

If, after Forest Road distributes the proceeds in the trust account to its Public Stockholders, Forest Road files a bankruptcy petition or an involuntary bankruptcy petition is filed against Forest Road that is not dismissed, a bankruptcy court may seek to recover such proceeds and the members of the Forest Road Board may be viewed as having breached their fiduciary duties to Forest Road’s creditors, thereby exposing the members of the Forest Road Board and Forest Road to claims of punitive damages.

If, after Forest Road distributes the proceeds in the trust account to its Public Stockholders, Forest Road files a bankruptcy petition or an involuntary bankruptcy petition is filed against Forest Road that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Forest Road’s stockholders. In addition, the Forest Road Board may be viewed as having breached its fiduciary duty to Forest Road’s creditors and/or having acted in bad faith, thereby exposing itself and Forest Road to claims of punitive damages, by paying Public Stockholders from the trust account prior to addressing the claims of creditors.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect the business, investments and results of operations of Forest Road.

Forest Road is subject to laws and regulations enacted by national, regional and local governments. In particular, Forest Road is required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on the business, investments and results of operations of Forest Road. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on Forest Road’s business and results of operations.

Your unexpired Warrants may be redeemed prior to their exercise at a time that is disadvantageous to you, thereby making your Warrants worthless.

Outstanding Warrants may be redeemed at any time after they become exercisable and prior to their expiration, at a price of $0.01 per Warrant, provided that the last reported sales price of the Company’s common stock equals or exceeds $18.00 per share for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date the Company sends the notice of Redemption to the Warrant holders. If and when the warrants become redeemable by the Company, the Company may not exercise its Redemption Rights if the issuance of shares of common stock upon exercise of the Warrants is not exempt from registration or qualification under applicable state blue sky laws or Forest Road is unable to effect such registration or qualification, subject to the Company’s obligation in such case to use its best efforts to register or qualify the shares of Class A common stock under the blue sky laws of the state of residence in those states in which the Warrants were initially offered by Forest Road in its IPO. Redemption of the outstanding Warrants could force you to (i) exercise your Warrants and pay the exercise price at a time when it may be disadvantageous for you to do so, (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) accept the nominal Redemption Price which, at the time the outstanding warrants are called for Redemption, is likely to be substantially less than the market value of your Warrants. None of the Private Placement Warrants will be redeemable by the Company so long as they are held by their initial purchasers or their permitted transferees.

Forest Road is an emerging growth company within the meaning of the Securities Act and Forest Road has taken advantage of certain exemptions from disclosure requirements available to emerging growth companies; this could make the Company’s securities less attractive to investors and may make it more difficult to compare the Company’s performance with other public companies.

Forest Road (and the Company following the Business Combination) is an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and has taken advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in Forest Road’s periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on certain executive compensation matters. As a result, Forest Road’s stockholders may not have access to certain information they may deem important. Forest Road and the Company may be an emerging growth company for up to five years from the IPO, although circumstances could cause the loss of that status earlier, including if the market value of the common stock of the Company held by non-affiliates exceeds $700 million as of any June 30 before that time, in which case the Company would no longer be an emerging growth company as of the following December 31. Forest Road cannot predict whether investors will find its (or the Company’s) securities less attractive because Forest Road (or the Company) rely on these exemptions. If some investors find the securities less attractive as a result of reliance on these exemptions, the trading prices of the Company’s securities may be lower than they otherwise would be, there may be a less active trading market for the Company’s securities and the trading prices of the securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. Forest Road has elected not to opt out of such extended transition period. Accordingly, when a standard is issued or revised and it has different application dates for public or private companies, Forest Road (or the Company following the Business Combination), as an emerging growth company, will adopt the new or revised standard at the time private companies adopt the new or revised standard, unless early adoption is permitted by the standard. This may make comparison of Forest Road’s and the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

SPECIAL MEETING OF THE STOCKHOLDERS

General

Forest Road is furnishing this proxy statement/prospectus to its stockholders as part of the solicitation of proxies by Forest Road’s Board for use at the Special Meeting to be held on [            ], 2021, and at any adjournments or postponements thereof. This proxy statement/prospectus is first being furnished to Forest Road’s stockholders on or about May [    ], 2021 in connection with the vote on the proposals described in this proxy statement/prospectus. This proxy statement/prospectus provides Forest Road’s stockholders with information they need to know to be able to vote or instruct their vote to be cast at the Special Meeting.

Date, Time and Place of Special Meeting

The Special Meeting will be held via live webcast at 10:00 a.m., Eastern Time, on [            ], 2021, at https://www.cstproxy.com/forestroadacquisition/sm2021, to consider and vote upon the proposals to be submitted to the Special Meeting, including if necessary, the adjournment proposal. The special meeting can be accessed by visiting https://www.cstproxy.com/forestroadacquisition/sm2021, where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the Special Meeting by means of remote communication. Please have your control number, which can be found on your proxy card, to join the Special Meeting. If you do not have a control number, please contact Continental Stock Transfer and Trust Company, the transfer agent.

Registering for the Special Meeting

Pre-registration at https://www.cstproxy.com/forestroadacquisition/sm2021 is recommended but is not required in order to attend.

Any stockholder wishing to attend the virtual meeting should register for the meeting by [            ], 2021. To register for the Special Meeting, please follow these instructions as applicable to the nature of your ownership of our common stock:

•	If your shares are registered in your name with Continental Stock Transfer & Trust Company and you wish to attend the online-only Special Meeting, go to

https://www.cstproxy.com/forestroadacquisition/sm2021, enter the 12-digit control number included on your proxy card or notice of the meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the meeting you will need to log back into the meeting site using your control number. Pre-registration is recommended but is not required in order to attend.

•

Beneficial stockholders (those holding shares through a stock brokerage account or a bank or other holder of record) who wish to attend the virtual meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial stockholders who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the special meeting. After contacting Continental Stock Transfer & Trust Company, a beneficial holder will receive an e-mail prior to the meeting with a link and instructions for entering the virtual meeting. Beneficial stockholders should contact Continental Stock Transfer & Trust Company at least five (5) business days prior to the meeting date in order to ensure access.

Purpose of the Special Meeting

At the Special Meeting, Forest Road is asking holders of its common stock:

•	To consider and vote upon a proposal to adopt and approve the Business Combination. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A-1;

•	To consider and vote upon a proposal to adopt and approve the Proposed Charter. A copy of the Proposed Charter is attached to this proxy statement/prospectus as Annex B-1;

•	To consider and vote upon, on a non-binding advisory basis, the Advisory Charter Proposals;

•	To consider and vote upon the NYSE Proposal;

•	To consider and vote upon the Director Election Proposal;

•	To consider and vote upon the Incentive Plan Proposal. A copy of the 2021 Plan is attached to this proxy statement/prospectus as Annex C;

•	To consider and vote upon the ESPP Proposal. A copy of the ESPP is attached to this proxy statement/prospectus as Annex D;

•	To consider and vote upon the Adjournment Proposal, if it is presented at the Special Meeting.

Recommendation of the Forest Road Board with Respect to the Proposals

The Board believes that the Business Combination Proposal and the other proposals to be presented at the Special Meeting are in the best interest of Forest Road’s stockholders and unanimously recommends that our stockholders vote “FOR” the Business Combination Proposal, “FOR” the Organizational Document Proposal, “FOR” each of the separate Advisory Charter Proposals, “FOR” the NYSE Proposal, “FOR” the Incentive Plan Proposal, “FOR” the ESPP Proposal, “FOR” each of the director nominees set forth in the Director Election Proposal, and “FOR” the Adjournment Proposal, in each case, if presented to the Special Meeting.

Record Date; Who is Entitled to Vote

We have fixed the close of business on [            ], 2021, as the “record date” for determining the stockholders entitled to notice of and to attend and vote at the Special Meeting. As of the close of business on [            ], 2021, there were 37,500,000 shares of Forest Road common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote per share at the special meeting.

Our initial stockholders and our other officers and directors at the time of the IPO entered into a letter agreement to vote their Class B common stock and any public shares purchased during or after the IPO, in favor of the Business Combination Proposal. As of the date hereof, our Sponsor owns approximately 20% of our total outstanding shares of Class A Common Stock and Class B Common Stock.

Quorum

The presence, in person (which would include presence at the virtual Special Meeting) or by proxy, of stockholders holding a majority of the shares entitled to vote at the Special Meeting constitutes a quorum at the Special Meeting.

Abstentions and Broker Non-Votes

With respect to each proposal in this proxy statement/prospectus (other than the director election proposal), you may vote “FOR,” “AGAINST” or “ABSTAIN.” With respect to the Director Election Proposal, you may vote “FOR” or “WITHHOLD” with respect to each nominee.

If a stockholder fails to return a proxy card or fails to instruct a broker or other nominee how to vote, and does not attend the Special Meeting in person, then the stockholder’s shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting. If a valid quorum is established, any such failure to vote or to provide voting instructions will have the same effect as a vote “AGAINST” the Organizational Document Proposal, but will have no effect on the outcome of any other proposal in this proxy statement/prospectus.

Abstentions and “WITHHOLD” votes will be counted in connection with the determination of whether a valid quorum is established but their effect on the proposals in this proxy statement/prospectus differ as follows:

•

An abstention will have no effect on the Business Combination Proposal, the Advisory Charter Proposals and the Adjournment Proposal, and for the Director Election Proposal, a “WITHHOLD” vote will have the same effect as an abstention and will not count as a vote “FOR” or “AGAINST” a director because directors are elected by plurality voting.

•

In contrast, an abstention will have the same effect as a vote “AGAINST” the Organizational Document Proposal. Moreover, for purposes of the NYSE Proposal, the Incentive Plan Proposal, and the ESPP Proposal, the NYSE considers an abstention vote as a “vote cast”, and therefore, an abstention will have the same effect as a vote “AGAINST” such proposals.

Vote Required for Approval

The following votes are required for each proposal at the special meeting:

•

Business Combination Proposal: The approval of the Business Combination Proposal requires the affirmative vote of a majority of the votes cast by holders of Class A Common Stock and Class B Common Stock present in person or represented by proxy and entitled to vote at the Special Meeting, voting together as a single class.

•

Organizational Document Proposal: The approval of the Organizational Document Proposal requires the affirmative vote of holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock entitled to vote thereon at the Special Meeting, voting as a single class.

•

Advisory Charter Proposals: The approval of each of the Advisory Charter Proposals, each of which is a non-binding advisory vote, requires the affirmative vote of a majority of the votes cast by holders of Class A Common Stock and Class B Common Stock present in person or represented by proxy and entitled to vote at the Special Meeting, voting as a single class.

•

NYSE Proposal: The approval of the NYSE Proposal requires the affirmative vote of a majority of the votes cast by holders of Class A Common Stock and Class B Common Stock present in person or represented by proxy and entitled to vote at the special meeting, voting as a single class.

•

Director Election Proposal: The election of the director nominees pursuant to the director election proposal requires a plurality of the votes cast by holders of Class A Common Stock and Class B Common Stock present in person or represented by proxy and entitled to vote at the Special Meeting, voting as a single class.

•

Incentive Plan Proposal: The approval of the Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by holders of Class A Common Stock and Class B Common Stock present in person or represented by proxy and entitled to vote at the Special Meeting, voting as a single class.

•

ESPP Proposal: The approval of the ESPP Proposal requires the affirmative vote of a majority of the votes cast by holders of Class A Common Stock and Class B Common Stock present in person or represented by proxy and entitled to vote at the Special Meeting, voting as a single class.

•

Adjournment Proposal: The approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of Class A Common Stock and Class B Common Stock present in person or represented by proxy and entitled to vote at the Special Meeting, voting as a single class.

Under the Merger Agreement, the approval of each of the Condition Precedent Proposals (i.e., the Business Combination Proposal, the Organizational Document Proposal, the NYSE Proposal, the Director Election Proposal, the Incentive Plan Proposal and the ESPP Proposal) is a condition to the consummation of the Business Combination. The adoption of each Condition Precedent Proposal is conditioned on the approval of all of the Condition Precedent Proposals. Each of the Advisory Charter Proposals and the Adjournment Proposal are not

conditioned on the approval of any other proposal. If our stockholders do not approve each of the Condition Precedent Proposals, the Business Combination may not be consummated.

Voting Your Shares

Each share of common stock that you own in your name entitles you to one vote. Your proxy card shows the number of shares of Forest Road common stock that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. There are two ways to vote your shares of Forest Road common stock at the special meeting.

•

You Can Vote by Signing and Returning the Enclosed Proxy Card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by Forest Road’s board “FOR” the Business Combination Proposal, “FOR” the Organizational Document Proposal, “FOR” each of the separate Advisory Charter Proposals, “FOR” the NYSE Proposal, “FOR” the Incentive Plan Proposal, “FOR” the ESPP Proposal, “FOR” each of the director nominees set forth in the Director Election Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the special meeting. Votes received after a matter has been voted upon at the Special Meeting will not be counted.

•

You Can Attend the Special Meeting and Vote in Person. We will be hosting the Special Meeting via live webcast. If you attend the Special Meeting, you may submit your vote at the Special Meeting online at https://www.cstproxy.com/forestroadacquisition/sm2021, in which case any votes that you previously submitted will be superseded by the vote that you cast at the Special Meeting. See “— Registering for the Special Meeting” above for further details on how to attend the Special Meeting.

Revoking Your Proxy

Stockholders may send a later-dated, signed proxy card to Forest Road’s Secretary at the address set forth below so that it is received by Forest Road’s Secretary prior to the vote at the Special Meeting (which is scheduled to take place [            ], 2021) or attend the Special Meeting in person (which would include presence at the virtual Special Meeting) and vote. Stockholders also may revoke their proxy by sending a notice of revocation to Forest Road’s Chief Executive Officer, which must be received by Forest Road’s Secretary prior to the vote at the Special Meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Who Can Answer Your Questions About Voting Your Shares

If you are a stockholder and have any questions about how to vote or direct a vote in respect of your shares of common stock, you may call Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing FRX.info@investor.morrowsodali.com.

Vote of Forest Road’s Sponsor, Directors and Officers

Forest Road entered into agreements with the Sponsor, directors and officers, pursuant to which each agreed to vote any shares of Forest Road common stock owned by them in favor of an initial business combination.

Forest Road’s Sponsor, directors and officers have waived any redemption rights, including with respect to any shares of common stock purchased in the IPO or in the aftermarket, in connection with the Business Combination. The shares held by our Sponsor have no redemption rights upon our liquidation and will be worthless if no Business Combination is effected by us by November 30, 2022. However, our initial stockholders are entitled to redemption rights upon our liquidation with respect to any public shares they may own.

Redemption Rights

Public stockholders may seek to redeem the public shares that they hold, regardless of whether they vote for the proposed Business Combination, against the proposed Business Combination or do not vote in relation to the proposed Business Combination. Any public stockholder may request redemption of their public shares for a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the trust account (net of taxes payable), divided by the number of then outstanding public shares. If a holder properly seeks redemption as described in this section and the Business Combination is consummated, the holder will no longer own these shares following the Business Combination.

Notwithstanding the foregoing, a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act) will be restricted from seeking redemption rights with respect to 15% or more of the public shares, without our prior consent. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash, without our prior consent.

Forest Road’s initial stockholders will not have redemption rights with respect to any shares of Forest Road common stock owned by them, directly or indirectly.

You will be entitled to receive cash for any public shares to be redeemed only if you:

(i)

(a) hold public shares or (b) hold public shares through units and you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and

(ii)

prior to 5:00 p.m., Eastern Time, on [            ], 2021 (two business days prior to the vote at the Special Meeting) (a) submit a written request to the transfer agent that the Company redeem your public shares for cash and (b) deliver your public shares to the transfer agent, physically or electronically through DTC.

If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Public shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC (Deposit/Withdrawal At Custodian) system. The transfer agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming stockholder. In the event the proposed Business Combination is not consummated this may result in an additional cost to stockholders for the return of their shares.

Holders of units must elect to separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact the transfer agent directly and instruct them to do so.

Any request to redeem public shares, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing. Furthermore, if a holder of a public share delivers its certificate in connection with an election of its redemption and subsequently decides prior to the Closing not to elect to exercise such rights, it may simply request that Forest Road instruct our transfer agent to return the certificate (physically or electronically). The holder can make such request by contacting the transfer agent, at the address or email address listed in this proxy statement. We will be required to honor such request only if made prior to the deadline for exercising redemption requests.

If the Business Combination is not approved or completed for any reason, then Forest Road’s public stockholders who elected to exercise their redemption rights will not be entitled to redeem their shares. In such case, Forest Road will promptly return any shares previously delivered by public holders.

The closing price of shares of Class A Common Stock on [            ], 2021 was $[            ]. As of [            ], 2021, the aggregate amount of investments and cash held in the trust account was approximately $[            ] or approximately $[            ] per public share. Prior to exercising redemption rights, stockholders should verify the market price of shares of Class A Common Stock as they may receive higher proceeds from the sale of their shares of Class A Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. Forest Road cannot assure our stockholders that they will be able to sell their shares of Class A Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in our securities when our stockholders wish to sell their shares.

If a public stockholder exercises its redemption rights, then it will be exchanging its redeemed public shares for cash and will no longer own those public shares. You will be entitled to receive cash for your public shares only if you properly exercise your right to redeem the public shares you hold, no later than the close of the vote on the business combination proposal, and deliver your public shares (either physically or electronically) to the transfer agent, prior to 5:00 p.m., Eastern Time, on [            ], 2021 (two business days prior to the vote at the special meeting), and the Business Combination is consummated.

Appraisal Rights

Neither Forest Road stockholders nor Forest Road warrant holders have appraisal rights in connection with the Business Combination under the DGCL.

Proxy Solicitation Costs

Forest Road is soliciting proxies on behalf of our Board. This solicitation is being made by mail but also may be made by telephone or in person. Forest Road and our directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Forest Road will bear the cost of the solicitation.

Forest Road has hired Morrow Sodali LLC to assist in the proxy solicitation process. Forest Road will pay that firm a fee of $35,000, plus disbursements. Such fee will be paid with non-trust account funds.

Forest Road will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Forest Road will reimburse them for their reasonable expenses.

Potential Purchases of Public Shares and/or Warrants

At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding Forest Road or our securities, our initial stockholders, the Target Companies and/or their respective affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Forest Road common stock or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that the proposals presented to stockholders for approval at the Special Meeting are approved, or to provide additional equity financing. Any such share purchases and other transactions may thereby increase the likelihood of obtaining stockholder approval of the Business Combination. This may result in the completion of our Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.

Entering into any such incentive arrangements may have a depressive effect on shares of Forest Road common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Special Meeting.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the Special Meeting and would likely increase the chances that such proposals would be approved. As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. Forest Road will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be voted on at the Special Meeting. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

The existence of financial and personal interests of our directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of the Company and its stockholders and what may be best for a director’s personal interests when determining to recommend that stockholders vote for the proposals. See the sections entitled “Risk Factors”, “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” and “Beneficial Ownership of Securities” for more information and other risks.

THE BUSINESS COMBINATION PROPOSAL

We are asking our stockholders to approve and adopt the Merger Agreement and the transactions contemplated thereby. Our stockholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement, which is attached as Annex A-1 to this proxy statement/prospectus. Please see the subsection entitled “The Merger Agreement” below, for additional information and a summary of certain terms of the Merger Agreement. You are urged to read carefully the Merger Agreement in its entirety before voting on this proposal.

Because we are holding a stockholder vote on the Business Combination, we may consummate the Business Combination only if it is approved by the affirmative vote for the proposal by the holders of a majority of shares of Class A Common Stock and Class B Common Stock who, being present and entitled to vote at the Special Meeting to approve the business combination proposal, vote at the Special Meeting, voting as a single class.

The Merger Agreement

This section describes the material provisions of the Merger Agreement, but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A-1 hereto, which is incorporated herein by reference. Stockholders and other interested parties are urged to read the Merger Agreement, carefully and in its entirety (and, if appropriate, with the advice of financial and legal counsel) because it is the primary legal document that governs the Business Combination.

The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement, including by the underlying disclosure letters (“disclosure letters”) which are not filed publicly and are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the Parties (as defined below) rather than establishing matters as facts. We do not believe that the disclosure letters contain information that is material to an investment decision. Additionally, the representations and warranties of the Parties to the Merger Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Merger Agreement or the summaries thereof in this proxy statement/prospectus as characterizations about the actual state of facts of the Parties.

General; Structure of the Business Combination

On February 9, 2021, Forest Road entered into the Merger Agreement with BB Merger Sub, LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of Forest Road (“BB Merger Sub”), MFH Merger Sub, LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of Forest Road (“Myx Merger Sub”), and the Target Companies (collectively, the “Parties” and each a “Party”), pursuant to which, at the Closing (as defined in the Merger Agreement), on the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the applicable provisions of the DGCL and DLLCA:

(a) BB Merger Sub will be merged with and into Beachbody, following which the separate existence of BB Merger Sub will cease and Beachbody will continue as the surviving entity (the “Surviving Beachbody Entity”) and a wholly-owned subsidiary of Forest Road, and all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of BB Merger Sub and Beachbody will become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Beachbody Entity (the “Beachbody Merger”);

(b) Myx Merger Sub will be merged with and into Myx, following which the separate existence of Myx Merger Sub will cease and Myx will continue as the surviving entity (the “Surviving Myx Entity”) and as a direct, wholly-owned subsidiary of Forest Road, and all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Myx Merger Sub and Myx will become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Myx Entity (the “Myx Merger”); and

(c) immediately following the consummation of the Beachbody Merger, the Surviving Beachbody Entity will be merged with and into Forest Road, following which the separate existence of the Surviving Beachbody Entity will cease and the Company will continue as the surviving entity, and all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Beachbody Entity and Forest Road will become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Company.

Following the Business Combination, the Company will change its name to The Beachbody Company, Inc.

Consideration to be Received in the Business Combination

In consideration for the consummation of the Business Combination:

(a) The Beachbody common units issued and outstanding immediately prior to the Closing, other than those held by Carl Daikeler and certain of his affiliated and related entities, will be automatically cancelled, extinguished and converted into the right to receive, in the aggregate, approximately 101,709,590 shares of Company Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), subject to adjustment as described below;

(b) The Beachbody common units issued and outstanding immediately prior to the Closing held by Carl Daikeler, the Ava Daikeler 2012 Irrevocable Trust and the Daniel Daikeler 2012 Irrevocable Trust will be automatically cancelled, extinguished and converted into the right to receive, in the aggregate, up to approximately 141,240,915 shares of Company Class X Common Stock, par value $0.0001 per share (“Class X Common Stock”) (which amount includes (i) 3,800,095 shares of Class X Common Stock to be issued to the Ava Daikeler 2012 Irrevocable Trust and (ii) 3,800,095 shares of Class X Common Stock to be issued to the Daniel Daikeler 2012 Irrevocable Trust, for both of which trusts Michael Heller serves as trustee and has voting power), which shares of Class X Common Stock will have substantially the same rights and privileges as the Class A Common Stock but will carry 10 votes per share, subject to adjustment as described below;

(c) The Beachbody warrants issued, outstanding and unexercised immediately prior to the Closing will be converted into warrants of the Company representing the right to receive, in the aggregate, approximately 3,980,392 shares of Class A Common Stock, on terms substantially similar to the Beachbody warrants, subject to adjustment as described below;

(d) The Beachbody options (whether vested or unvested) will be converted into options of the Company representing the right to purchase, in the aggregate, approximately 34,633,295 shares of Class A Common Stock, on terms substantially similar to the Beachbody options, subject to adjustment as described below;

(e) The Myx units issued and outstanding immediately prior to the Closing will be automatically cancelled, extinguished and converted into the right to receive, in the aggregate, approximately 13,529,644 shares of Class A Common Stock; provided, however, that (i) certain holders of Myx units will be entitled to receive, in lieu of their pro rata portion (based on their percentage ownership interests in Myx) of such shares of Class A Common Stock, an amount in cash equal to the value of such shares, up to an aggregate amount of cash among all such holders not to exceed the result of $37.7 million minus the payments to be made by Forest Road as described in subsections (f) – (i) below, and (ii) pursuant to the Myx Fitness Holdings, LLC 2020 Profits Interest Plan (the “Myx Equity Plan”), 25% of the consideration, whether

Class A Common Stock or cash (each such portion, the “Myx Class B Escrowed Consideration”), that a holder of Myx Class B Units (as defined in the Merger Agreement) would otherwise be entitled to receive pursuant to this subsection (e), will be held in escrow until such consideration is released or forfeited pursuant to the terms of the Myx Equity Plan, and in the case of forfeiture, such Myx Class B Escrowed Consideration will be distributed to the remaining holders of Myx units on a pro rata basis, in each of the foregoing subsections (i) and (ii), subject to adjustment as described below;

(f) Forest Road will make a cash payment sufficient to pay off and discharge in full all of Myx’s obligations under (i) the Credit Agreement, dated as of August 4, 2020, by and among Myx Fitness, LLC, a Delaware limited liability company (“Myx Fitness”), and JPMorgan Chase Bank, N.A., as amended from time to time, (ii) the Senior Secured Promissory Note and Security Agreement, dated as of January 1, 2020, by and between Myx Fitness and PALM MULTIFUNDS, LLC, a Delaware limited liability company, (iii) the Senior Secured Promissory Note and Security Agreement, dated as of July 31, 2020, by and between Myx Fitness and PALM QOZ1 TIER1, LLC, LLC, a Delaware limited liability company, and (iv) the Reimbursement Agreement, dated as of August 4, 2020, by and between PALM MULTIFUNDS, LLC, a Delaware limited liability company, and Myx Fitness, and, in each case, release all liens related thereto;

(g) Forest Road will make a cash payment sufficient to pay off and discharge in full the aggregate amount that is required to be distributed to certain holders of Myx units pursuant to the provisions in the Operating Agreement of Myx, dated as of November 6, 2020 (as amended from time to time, the “Myx Operating Agreement”), that are applicable to distributions to be made to holders of Myx units in connection with the Business Combination;

(h) Forest Road will make a cash payment equal to $100,000 to Myx Brands Holdings, LLC, a Delaware limited liability company (the “Myx Representative”), which payment will be held for the benefit of holders of Myx units and will be used for the purpose of paying for any third-party expenses incurred by the Myx Representative in connection with the Merger Agreement, to be released at a later date of the Myx Representative’s choosing to the remaining holders of Myx units pro rata in accordance with their percentage ownership interests in Myx; and

(i) Forest Road will make a cash payment sufficient to pay off and discharge in full the Closing Myx Transaction Expenses (as defined in the Merger Agreement).

Pursuant to an election notice by the holders of the Beachbody Series A Preferred Units (the “Beachbody Series A Election Notice”), all Beachbody Series A Preferred Units will convert to Beachbody common units on a one for one basis immediately prior to the Beachbody Merger, and following such conversion, each such as-converted Beachbody common unit will be treated as set forth in the preceding subsection (a).

The consideration available to holders of Beachbody equity interests as described in the foregoing subsections (a) – (d) is subject to upward adjustment if Forest Road’s FRX Transaction Expenses (as defined in the merger agreement) exceed a specified dollar threshold, and downward adjustment if Beachbody’s Transaction Expenses (as defined in the merger agreement) exceed a specified dollar threshold.

The consideration available to holders of Beachbody equity interests as described in the foregoing subsections (a) – (d), and to holders of Myx units as described in the foregoing subsection (e), is subject to adjustment based on the number of Myx units issuable to Beachbody, LLC, a Delaware limited liability company (“BB”) a wholly-owned subsidiary of Beachbody, upon conversion of instruments issued by Myx in favor of BB, dated December 7, 2020 as amended by the first amendment thereto, dated as of February 9, 2021 and March 4, 2021, pursuant to which Myx issued to BB instruments in an aggregate of $15 million, redeemable by BB on June 7, 2022 and subject to conversion upon certain events. The instruments are automatically convertible into Myx units upon a financing of total gross proceeds over a certain amount and upon a change of control involving BB. The number of Myx units issuable to BB upon exercise of such conversion right depends, among other things, on the date on which such conversion right is exercised.

Closing of the Business Combination

In accordance with the terms and subject to the conditions of the Merger Agreement, the closing of the Business Combination (the “Closing”) will take place (a) electronically by the mutual exchange of electronic signatures (including portable document format (PDF)) commencing as promptly as practicable (and in any event no later than 9:00 a.m. Eastern Time on the third Business Day) following the satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article IX of the Merger Agreement (other than those conditions that by their terms or nature are to be satisfied at the Closing; provided, that such conditions are satisfied or (to the extent permitted by applicable law) waived in writing) or (b) at such other place, time or date as Forest Road and Beachbody may mutually agree in writing. The date on which the Closing will occur is the “Closing Date”.

Conditions to the Closing of the Business Combination

Conditions to Obligations of all Parties

The respective obligations of Forest Road, Beachbody and Myx to consummate the Business Combination are subject to the satisfaction, or written waiver by all parties, of each of the following conditions:

•	All applicable waiting periods (and any extensions) under the HSR Act in respect of the Business Combination will have expired or been terminated.

•

There will be no law or Governmental Order (as defined in the Merger Agreement) by any Governmental Authority (as defined in the Merger Agreement) with competent jurisdiction and having jurisdiction over the parties with respect to the Business Combination that enjoins, prohibits or makes the Business Combination illegal.

•

Each of the (i) affirmative vote of the holders of the requisite number of shares of Forest Road Common Stock entitled to vote on the matters described in this proxy statement/prospectus approving the Condition Precedent Proposals (the “Required Forest Road Stockholder Approval”), (ii) affirmative vote of holders of a majority in interest of the Series A Preferred Units of Beachbody approving the Merger Agreement and the Business Combination, and (iii) affirmative vote of the Myx Representative approving the Merger Agreement and the Business Combination will have been obtained.

•

The registration statement of which this proxy statement/prospectus forms a part (the “Registration Statement”) will have become effective in accordance with the provisions of the Securities Act, no stop order will have been issued by the SEC that remains in effect with respect to the Registration Statement, and no proceeding seeking such a stop order will have been threatened or initiated by the SEC that remains pending.

Additional Conditions to Obligations of Forest Road and Beachbody

The respective obligations of Forest Road and Beachbody to consummate the Business Combination are subject to the satisfaction, or written waiver by each of Forest Road and Beachbody, of each of the following additional conditions:

•

The PIPE Investment (as defined in the Merger Agreement) (and the funding of the PIPE Investment Amount (as defined in the Merger Agreement)) will have been consummated or will be consummated substantially concurrently with the Closing as set forth in the applicable Subscription Agreements.

•	The Class A Common Stock will be listed or have been approved for listing on NYSE, subject only to official notice of issuance thereof.

Additional Conditions to Obligations of Forest Road Parties

The obligations of the Forest Road Parties to consummate, or cause to be consummated, the Business Combination are subject to the satisfaction, or written waiver by Forest Road, of each of the following additional conditions:

•

Each of the Beachbody and Myx representations and warranties regarding corporation organization, subsidiaries, due authorization, current capitalization, capitalization of subsidiaries and, solely with respect to Beachbody, information provided in this proxy statement/prospectus, will be true and correct, without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein, in all material respects as of the date of the Merger Agreement and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, will be true and correct in all material respects on and as of such earlier date). For purposes of determining whether a representation or warranty is true and correct in “all material respects” for purposes of this closing condition, only effects on Beachbody and its direct and indirect subsidiaries, and Myx and its direct and indirect subsidiaries, taken as a whole (the “Combined Company Group”) will be considered. The representations and warranties of Beachbody and Myx regarding the absence of a Company Material Adverse Effect from and after December 31, 2019 will be true and correct in all respects as of the date of the Merger Agreement and as of the Closing Date; provided, that for the avoidance of doubt, the words “Company Material Adverse Effect” in each of such representations and warranties of Beachbody and Myx will consider only effects on the Combined Company Group. All other representations and warranties of Beachbody and Myx contained in Article IV of the Merger Agreement will be true and correct, without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein, as of the date of the Merger Agreement and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, will be true and correct on and as of such earlier date), except, in each case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. For purposes of determining whether the failure of a representation and warranty to be true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect for purposes of this closing condition, only effects on the Combined Company Group will be considered.

•

The covenants and agreements of Beachbody and Myx in the Merger Agreement to be performed as of or prior to the Closing will have been performed in all material respects; provided that for purposes of this closing condition, a covenant and agreement of Beachbody or Myx will only be deemed to have not been performed if Beachbody or Myx, respectively, has materially breached such covenant or agreement and failed to cure within 20 days after written notice of such breach has been delivered to Beachbody or Myx (or, if earlier, the Termination Date (as defined below)).

•

Beachbody will have delivered to Forest Road a certificate signed by an officer of Beachbody, dated as of the Closing Date, certifying, to the knowledge and belief of such officer, that the conditions specified in preceding two bullets have been fulfilled.

•	The Beachbody Series A Election Notice will remain in full force and effect.

Additional Conditions to Obligations of Beachbody

The obligation of Beachbody to consummate, or cause to be consummated, the Business Combination is subject to the satisfaction, or written waiver by Beachbody, of each of the following additional conditions:

•

Each of the representations and warranties of the Forest Road Parties regarding organization, authorization, and capitalization will be true and correct (without giving any effect to any limitation as to “materiality” or any similar limitation set forth therein) in all material respects as of the Closing

Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, will be true and correct in all material respects on and as of such earlier date). The representations and warranties of the Forest Road Parties regarding the absence of an Acquiror Material Adverse Effect (as defined below) from and after November 24, 2020 will be true and correct in all respects as of the date of the Merger Agreement and as of the Closing Date. All other representations and warranties of the Forest Road Parties will be true and correct, without giving any effect to any limitation as to “materiality” or “Acquiror Material Adverse Effect” or any similar limitation set forth therein, as of the date of the Merger Agreement and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, will be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, an Acquiror Material Adverse Effect. “Acquiror Material Adverse Effect” means any change, event, circumstance, occurrence, effect, development or state of facts that, individually or in the aggregate, with any other change, event, circumstance, occurrence, effect, development or state of facts has had or would reasonably be expected to prevent or materially delay or materially impact the ability of the Forest Road Parties and Sponsor to consummate the Business Combination; provided, however, that the amount of redemptions pursuant to the Redemption or the failure to obtain the approval of the Company’s stockholders over the Acquiror Stockholder Matters (as defined in the Merger Agreement) will not be deemed to be an Acquiror Material Adverse Effect.

•

The covenants and agreements of the Forest Road Parties in the Merger Agreement to be performed as of or prior to the Closing will have been performed in all material respects; provided that for purposes of this closing condition a covenant or agreement of the Forest Road Parties will only be deemed to have not been performed if the Forest Road Parties have materially breached such covenant or agreement and failed to cure within 20 days after written notice of such breach has been delivered to Forest Road (or, if earlier, the Termination Date).

•

Forest Road will have delivered to Beachbody a certificate signed by an officer of Forest Road, dated as of the Closing Date, certifying, to the knowledge and belief of such officer, that the conditions specified in preceding two bullets have been fulfilled.

•

The amount of cash in (a) the trust account (after reduction for the aggregate amount of payments required to be made in connection with), plus (b) the aggregate amount of cash that has been funded pursuant to the PIPE Investment will not be less than $350,000,000.

Additional Conditions to Obligations of Myx

The obligation of Myx to consummate, or cause to be consummated, the Business Combination is subject to the satisfaction, or written waiver by Myx, of each of the following additional conditions:

•

Certain tax-related covenants and agreements of Beachbody and the Forest Road Parties described under “Additional Covenants of the Parties – Joint Covenants” below will have been performed by Beachbody and the Forest Road Parties, except where the failure by Beachbody or the Forest Road Parties to perform such covenants and agreements would not prevent the Myx Merger from qualifying as part of an exchange described in Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”).

•

The representations and warranties of the Forest Road Parties regarding taking or permitting to be taken any action or being aware of any fact or circumstance that would reasonably be expected to prevent the Business Combination from qualifying as an exchange under Section 351 of the Code will be true and correct (without giving any effect to any limitation as to “materiality” or “Acquiror Material Adverse Effect” or any similar limitation set forth therein) as of the date of this Agreement and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, will be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, an Acquiror Material Adverse Effect.

•

Each of Forest Road and Beachbody will have delivered to Myx a certificate signed by an officer of Forest Road and Beachbody (as applicable), dated as of the Closing Date, certifying that, to the knowledge and belief of such officer of Forest Road (with respect to the performance of the Forest Road Parties) and Beachbody (with respect to the performance of Beachbody), the condition specified in the first bullet above under this Section titled “Additional Conditions to Obligations of Myx” has been fulfilled, and Forest Road will have delivered to Myx a certificate signed by an officer of Forest Road, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer of Forest Road, the condition specified in the second bullet above under this Section titled “Additional Conditions to Obligations of Myx” has been fulfilled.

Limitations of Failure of a Condition

A Party may not rely on the failure of any condition to be satisfied if such failure was due to the failure of such Party to perform any of its obligations.

Termination

The Merger Agreement may be terminated and the transactions contemplated thereby (including the Business Combination) abandoned at any time prior to the Closing by:

•	mutual written agreement of Forest Road and Beachbody;

•

either Forest Road or Beachbody, if there will be in effect any law in any jurisdiction of competent authority or Governmental Order issued, promulgated, made, rendered or entered into by any court or other tribunal of competent jurisdiction that, in each case, permanently restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Business Combination and, in the case of any such Governmental Order, will have become final and nonappealable, except that the foregoing right to terminate will not be available to any Party that has failed to use its reasonable best efforts to resist, appeal, obtain consent pursuant to, resolve or lift, as applicable, such final and non-appealable order;

•

either Forest Road, Beachbody or Myx, if the Effective Time (as defined in the Merger Agreement) has not occurred by 11:59 p.m., Eastern Time, on August 10, 2021 (the “Termination Date”), subject to a 60 day extension for delays to the applicable waiting or review periods by any Governmental Authority or NYSE that would, or would reasonably be expected to, have the effect of delaying, impeding, hindering or preventing the review of the Business Combination or issuance of clearance or approval from such Governmental Authority to the extent required to satisfy this condition, except that the foregoing right to terminate will not be available to any Party whose breach of any provision of the Merger Agreement primarily causes or results in the failure of the Business Combination to be consummated by such times;

•	either Forest Road or Beachbody, if Forest Road fails to obtain the Required Forest Road Stockholder Approval;

•

Forest Road, in the event of a breach or failure to perform on the part of Beachbody resulting in the failure of a condition described in the first two bullets above under “Additional Conditions to Obligations of Forest Road Parties”, or any condition described above under “Additional Conditions to Obligations of Myx” to be satisfied, which is not capable of being cured by the Termination Date, or, if so capable of being cured, is not cured by Beachbody before the earlier of (i) the fifth Business Day immediately prior to the Termination Date and (ii) the 30th day following receipt of written notice from Forest Road of such breach or failure to perform, unless Forest Road is then in material breach of the

Merger Agreement that would result in the failure of a condition described in the first two bullets above under “Additional Conditions to Obligations of Beachbody”;

•

Beachbody, in the event of a breach or failure to perform on the part of any Forest Road Party resulting in the failure of a condition described in the first two bullets above under “Conditions to Obligations of Beachbody” to be satisfied, which is not capable of being cured by the Termination Date, or, if so capable of being cured, is not cured by such Forest Road Party before the earlier of (i) the fifth Business Day immediately prior to the Termination Date and (ii) the 30th day following receipt of written notice from Beachbody of such breach or failure to perform, unless Beachbody is then in material breach of the Merger Agreement that would result in the failure of a condition described at the beginning of this bullet.

Except as otherwise set forth in this paragraph, if the Merger Agreement is validly terminated as described above, the Merger Agreement will become void and have no effect, without any liability on the part of any Party or its respective affiliates, officers, directors, employees or stockholders, other than liability of any Party for any fraud or any willful and knowing material breach of the Merger Agreement by such Party occurring prior to such termination. Those certain provisions of the Merger Agreement related to claims against the trust account, confidentiality, publicity, the effect of termination and the provisions set forth under Article XI thereof (the “Surviving Provisions”) and the confidentiality agreements entered into by Forest Road with each of Myx and Beachbody, and any other sections which are required to survive in order to give appropriate effect to the Surviving Provisions, will in each case survive any termination of the Merger Agreement.

Fees and Expenses

Each Party is responsible for their own fees and expenses in connection with the Business Combination, provided, that if the Closing occurs, the penultimate paragraph above under the section titled “Consideration to be Received in the Business Combination” will apply to the consideration to be received by holders of Beachbody equity interests. The Target Companies will pay all filing fees in connection with the HSR Act, and such fees will be deemed 50% fees and expenses incurred by Forest Road, and 50% fees and expenses incurred by Beachbody.

Additional Covenants of the Parties

Joint Covenants

The Parties made certain joint covenants in the Merger Agreement including:

•

to use their reasonable best efforts to consummate the Business Combination (including (i) the satisfaction of the conditions described above under the heading “Conditions to the Closing of the Business Combination” and (ii) obtaining the PIPE Investment on terms and subject to the conditions set forth in the Subscription Agreement);

•

to use their reasonable best efforts to obtain, file with or deliver any consents of any Governmental Authorities or other Persons (as defined in the Merger Agreement) necessary to consummate the Business Combination, including making all required filings pursuant to the HSR Act with respect to the Business Combination within 10 business days following the date of the Merger Agreement, responding as promptly as reasonably practicable to any requests by any Governmental Authority for additional information and documentary material that may be requested pursuant to the HSR Act, keeping each other informed about any communications from any Governmental Authority regarding the Business Combination and giving each other a reasonable opportunity to review, and to consider in good faith the views of the other parties in connection with, any proposed written communication to any Governmental Authority relating to the Business Combination, not to participate in any substantive discussion or meeting with any Governmental Authority in connection with the Business Combination unless it consults with Beachbody, in the case of Forest Road, and Forest Road, in the case of either Beachbody or Myx, and gives such Party the opportunity to attend and participate in such meeting or discussion, requesting early termination of all waiting periods applicable to the Business Combination under the HSR Act, not extending any waiting period or comparable period under the HSR Act or entering into any agreement with any Governmental Authority not to consummate the Business Combination except with the prior written consent of the other Parties. Notwithstanding anything to the contrary, nothing in the Merger Agreement obligates any Party or any of its affiliates to agree to (i) sell, license or dispose of, or hold separate and agree to sell, license or dispose of, any entities or assets of either Beachbody or Myx or any of their respective subsidiaries or any entity or asset of such Party or any of its affiliates or any other Person or (ii) terminate, amend or assign any existing relationships and contractual rights or obligations. No Party will agree to any of the measures in the foregoing sentence with respect to any other Party or any of its affiliates, except with each of the other Parties’ prior written consent;

•

to cooperate with each other to prepare and make certain SEC filings, including this Registration Statement and the proxy statement/prospectus included herein, and causing the same to be declared effective under the Securities Act as promptly as practicable after such filing and to keep the same effective as long as is necessary to consummate the Business Combination and otherwise ensure that the information contained therein contains no untrue statement of material fact or material omission;

•

with respect to Forest Road, to take all action necessary to duly convene the Special Meeting as promptly as reasonably practicable after the completion of the SEC’s review of the proxy statement/prospectus for the purpose of voting upon the approval of the Acquiror Stockholder Matters, and providing Forest Road stockholders with an opportunity to elect to redeem pursuant to the Redemption, and using its reasonable best efforts to solicit from Forest Road stockholders proxies in favor of the Acquiror Stockholder Matters and to include in this proxy statement/prospectus the recommendation of the Board to our stockholders to vote in favor of the Acquiror Stockholder Matters;

•

with respect to the Board, if at any time prior to obtaining the approval of the Acquiror Stockholder Matters (as defined in the Merger Agreement), solely in response to a Forest Road Intervening Event (as defined below), to fail to make, amend, change , withdraw, modify, withhold or qualify the Acquiror Board Recommendation (a “Change in Recommendation”) if the Board determines in good faith, in consultation with its outside legal counsel, that in response to such Forest Road Intervening Event, a failure to make a Change in Recommendation would violate its fiduciary duties under applicable law, subject to certain obligations to negotiate in good faith with Beachbody and its representatives prior to making any such Change in Recommendation with regard to adjustments to the terms and conditions of the Merger Agreement that would enable Forest Road to proceed with its recommendation of the Merger Agreement and the Business Combination, and not make a Change in Recommendation. A “Forest Road Intervening Event” means any material change, event, circumstance, occurrence, effect, development or state of facts (x) that was not known or reasonably foreseeable to the Board as of the date hereof and that becomes known to the Board after the date of the Merger Agreement and prior to the receipt of the Acquiror Stockholder Approval (as defined in the Merger Agreement) and (y) that does not relate to an Alternate Business Combination Proposal (as defined in the Merger Agreement); provided, however, that (a) any change in the price or trading volume of the Company’s Common Stock and (b) any change, event, circumstance, occurrence, effect, development or state of facts that is excluded in determining whether a Company Material Adverse Effect (as described below under the heading “Company Material Adverse Effect”) has occurred or would reasonably be expected to occur pursuant to clauses (a), (b), (d), (e) and (f) of the description below (other than as expressly contemplated by the final proviso of clause (h) of the description of Company Material Adverse Effect) will in the case of clause (x) of this bullet be excluded for determining whether a Forest Road Intervening Event has occurred;

•

with respect to the Target Companies, to not take, or permit any of its affiliates or representatives to take, directly or indirectly, any action to solicit, engage in discussions with, enter into any agreement with, or encourage or provide information to, any Person that is not a Party or a Party’s affiliates or representatives concerning any merger or similar business combination or sale of substantially all assets or any other transaction that would in the case of the Target Companies, prohibit or delay the Business Combination, other than the Business Combination, or take any action in connection with a public offering of equity securities, and cease any and all discussions or negotiations with any Person conducted prior to the date hereof with respect to the foregoing;

•

with respect to Forest Road, to not take, or permit any of its affiliates or representatives to take, directly or indirectly, any action to solicit, engage in discussions with, enter into any agreement with, or encourage or provide information to, any Person that is not a Party or a Party’s affiliates or representatives concerning any offer, inquiry, proposal, indication of interest, written or oral relating to any other business combination involving Forest Road, and cease any and all discussions or negotiations with any Person conducted prior to the date hereof with respect to the foregoing;

•

to cooperate on certain tax matters, including allocation of values of the assets of the Target Companies, the intended tax treatment, transfer taxes, and requiring the consent of the Myx Representative with respect to certain tax filings and elections;

•

to maintain certain standards of confidentiality with respect to information provided in connection with the Merger Agreement and the Business Combination, and to prohibit, prior to the Closing, the issuance of any press releases or the making of any public announcement without the other Parties’ prior written consent, except that each Party may make any such announcement or other communication (i) if such announcement or other communication is required by applicable law or the rules of any stock exchange, (ii) to the extent such announcements or other communications contain only information previously disclosed in an approved public statement, and (iii) to Governmental Authorities in connection with any consents required to be made under this Agreement or in connection with the Business Combination, and to coordinate release of an initial joint press release and Forest Road’s Current Report on Form 8-K, filed on February 10, 2021;

•	to take certain post-Closing actions as necessary to give effect to the Business Combination; and

•

with respect to Forest Road, to take all actions necessary until the Closing to maintain qualification as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012.

Forest Road Covenants

Forest Road made certain other covenants in the Merger Agreement, including:

•

to indemnify each present and former director, manager and officer of each Target Company, and each of their respective subsidiaries against any liabilities incurred in connection with any action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, to the fullest extent that such Target Company or its subsidiaries would have been permitted to indemnify under applicable law and their respective certificate of incorporation, bylaws or other organizational documents in effect on the date of the Merger Agreement, including by maintaining for a period of six years from the Closing provisions regarding director and officer indemnification in such entity’s organizational documents that are no less favorable to such person than the provisions of such organizational documents as of the date of the Merger Agreement, and to maintain for a period of six years from the Closing directors’ and officers’ liability insurance on terms not less favorable than the terms of such current insurance coverage, except that none of Forest Road or any of its subsidiaries will be obligated to pay an aggregate premium for such insurance in excess of 300% of the annual premium payable in the aggregate by the Target Companies and their subsidiaries for such insurance policy for the year ended December 31, 2020;

•

to not take the following actions without Beachbody’s (in good faith consultation with Myx) written consent (not to be unreasonably conditioned, withheld or delayed) or as required by applicable law until the earlier of the Closing and the termination of the Merger Agreement;

•	change, modify or amend the Trust Agreement (as defined in the Merger Agreement) or the organizational documents of any Forest Road Party;

•

(A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding equity securities of any Forest Road Party, (B) split, combine or reclassify any equity securities of any Forest Road Party or (C) other than in connection with the Redemption or as otherwise required by Forest Road’s organizational documents in order to consummate the Business Combination, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any equity securities of any Forest Road Party;

•

make, change or revoke any tax election in a manner inconsistent with past practice, adopt, change or revoke any accounting method with respect to taxes, file or amend any tax return in a manner inconsistent with past practice, prosecute, settle or compromise any tax liability or any action related to any amount of taxes, enter into any closing agreement with respect to any tax, surrender any right to claim a refund of taxes, consent to any extension or waiver of the limitations period applicable to any tax claim or assessment, or enter into any tax allocation, tax sharing, tax indemnification or similar agreement or arrangement (other than any customary commercial agreement entered into in the ordinary course of business and not primarily relating to taxes), in each case with respect to each item in this bullet, to the extent such action would have a material and adverse impact on Forest Road or a Target Company;

•

enter into, renew or amend in any material respect, any transaction or contract with an affiliate of Forest Road (including, for the avoidance of doubt, (A) the Sponsor and (B) any person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

•

waive, release, compromise, settle or satisfy any pending or threatened material claim (which will include, but not be limited to, any pending or threatened action) or compromise or settle any liability, in each case other than compromises or settlements in an aggregate amount not greater than $500,000, subject to certain exceptions for litigation in respect of the Business Combination;

•

incur or assume any indebtedness or guarantee any indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of another person, other than any indebtedness (A) for borrowed money or guarantee or (B) incurred among wholly-owned subsidiaries of Forest Road;

•

(A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any equity securities other than (y) issuance of Forest Road Class A Common Stock in connection with the exercise of any Forest Road warrants outstanding on the date hereof or (z) issuance of Forest Road Class A Common Stock at not less than $10 per share in connection with the transactions contemplated by the Subscription Agreements or (B) amend, modify or waive any of the terms or rights set forth in, any Forest Road warrant or the applicable warrant agreement, including any amendment, modification or reduction of the warrant price set forth therein;

•	make any material change in accounting principles or methods of accounting, other than as may be required by GAAP;

•	enter into any agreement, or otherwise become obligated, to do any action prohibited by the foregoing sub-bullets;

•

to provide Beachbody with reasonable access to Forest Road’s books and records and to furnish financial and operating information as Beachbody may reasonably request solely for purposes of consummating the Business Combination, subject to customary exceptions and confidentiality requirements;

•

to take all commercially reasonable steps to cause acquisitions or dispositions of our Class A Common Stock that occurs in connection with the Business Combination by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Forest Road to be exempt under Rule 16b-3 promulgated under the Exchange Act;

•

to take all necessary action to appoint the agreed-upon initial post-Closing directors and officers of the Company, consisting of one director nominee to be designated by Sponsor, who will be reasonably acceptable to Beachbody, and such other director nominees to be designated by Beachbody pursuant to written notice to Forest Road, and certain initial officers of Forest Road as set forth in Beachbody’s disclosure letter;

•	to adopt the 2021 Plan and the ESPP;

•	to adopt the Proposed Charter and Bylaws;

•	to not permit any amendment or modification to the Subscription Agreements;

•	to timely file all required SEC reports;

•	to ensure that Forest Road remains listed as a public company on the NYSE; and

•	to provide certain employee benefits to Myx employees post-Closing (as described below under the heading “Employee Matters”).

Target Company Covenants

Each of the Target Companies made certain other covenants in the Merger Agreement, including:

•

to operate and to cause its subsidiaries to operate in the ordinary course of business, except as consented to in writing by Forest Road (such consent not to be unreasonably conditioned, withheld or delayed) and except as required by applicable law, and to refrain from taking (or allowing any of its subsidiaries to take) any of the following actions, except as consented to in writing by Forest Road (such consent not to be unreasonably conditioned, withheld or delayed where noted below):

•	to change or amend its certificate of formation, limited liability company agreement, certificate of incorporation, bylaws or other organizational documents;

•

to make, declare, set aside, establish a record date for or pay any dividend or distribution, other than any dividends or distributions from any wholly owned subsidiary of such Target Company either to such Target Company or any other wholly owned subsidiaries of such Target Company;

•

except in the ordinary course of business, to enter into, materially modify, materially amend, waive any material right under, terminate or fail to renew, certain material contracts or leases to which a Target Company or its subsidiaries is a party or by which it is bound (any consent to such action by Forest Road not to be unreasonably conditioned, withheld or delayed);

•

to (i) issue, deliver, sell, transfer, pledge or dispose of, or place any lien (other than a permitted lien) on, any equity securities of such Target Company or any of its subsidiaries (other than equity securities issued upon exercise of a Beachbody option, Beachbody warrant or Myx warrant) or (ii) issue or grant any equity securities of a Target Company or its subsidiaries;

•

to sell, assign, transfer, convey, lease, license, abandon, allow to lapse or expire, subject to or grant any lien (other than permitted liens) on, or otherwise dispose of, any material assets, rights or properties (including material owned intellectual property) of the Target Companies, other than certain matters in the ordinary course of business or transactions between such Target Company and any of its wholly owned subsidiaries or between any of such wholly owned subsidiaries (any consent to such action by Forest Road not to be unreasonably conditioned, withheld or delayed);

•

to disclose to any Person any trade secrets or any source code constituting owned intellectual property (in each case, other than pursuant to a written confidentiality agreement entered into in the ordinary course of business, or in connection with the Business Combination);

•

to (i) cancel or compromise any claim or indebtedness owed to such Target Company or any of its subsidiaries, (ii) settle any pending or threatened action, with certain exceptions or (iii) agree to modify in any respect materially adverse to such Target Company and its subsidiaries any confidentiality or similar contract to which such Target Company or any of its subsidiaries are a party;

•

except as otherwise required by the terms of any existing Target Company benefit plan, to (i) materially increase the compensation or benefits of any current or former key employee, except for annual increases of less than 10% in base salary or hourly wage rates made in the ordinary course of business to key employees, (ii) make any grant or promise of any severance, retention or termination payment or arrangement to any key employee, except for any severance or termination payments in connection with the termination of any key employee in the ordinary course of business, (iii) make any change in the key management structure of such Target Company or any of its subsidiaries, including the hiring of any individuals who would be, upon such hire, key employees, or the termination (other than for “cause” or due to death or disability) of key employees, (iv) take any action to accelerate any payments or benefits, or the funding of any payments or benefits, payable or to become payable to any key employees, or (v) establish, adopt, enter into, amend or terminate in any material respect any material Target Company benefit plan or any plan, program, policy or other arrangement that would be a Target Company benefit plan if in existence as of the date of signing, other than in the ordinary course of business (and other than an employment offer letter that does not contain severance and/or a transaction or retention payment);

•

to implement or announce any employee layoffs, furloughs, reductions in force, or similar actions that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar laws;

•

to (i) negotiate, modify, extend, or enter into any collective bargaining agreement or (ii) recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employee of such Target Company or any of its subsidiaries;

•

to waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any individual who is a key employee or with respect to any Trainer (as defined in the Merger Agreement) (any consent to such action by Forest Road not to be unreasonably conditioned, withheld or delayed);

•

to directly or indirectly acquire any business or any corporation or other entity or Person or division or substantial portion of the assets or a substantial equity interest thereof, in each case, that would be material to the Target Companies, taken as a whole, and other than in the ordinary course of business;

•

to make any loans or advance any money or other property to any Person, except for (A) advances in the ordinary course of business to employees, officers or independent contractors of such Target Company or any of its subsidiaries for expenses not to exceed $100,000 individually or $1,000,000 in the aggregate, (B) prepayments and deposits paid to suppliers of such Target Company Party or any of its subsidiaries in the ordinary course of business, (C) trade credit extended to customers of such Target Company or any of its subsidiaries in the ordinary course of business, and (D) certain ordinary course exceptions or loans or advances between such Target Company and any of its wholly owned subsidiaries or between any of such wholly owned subsidiaries;

•

to redeem, purchase, repurchase or otherwise acquire, or offer to redeem, purchase, repurchase or acquire, any equity securities of such Target Company or any of its subsidiaries, except for (i) the acquisition by such Target Company or any of its subsidiaries of any equity securities of such Target Company or its subsidiaries in connection with the forfeiture or cancellation of such interests and (ii) transactions between such Target Company and a wholly owned subsidiary of such Target Company or between wholly owned subsidiaries of such Target Company;

•

to adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any equity securities of such Target Company or any of its subsidiaries, except for any such transaction by a wholly owned subsidiary of such Target Company that remains a wholly owned subsidiary of such Target Company after consummation of such transaction;

•	to make any material change in accounting principles or methods of accounting, other than as may be required by GAAP;

•

to adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such Target Company or any of its subsidiaries (other than the Business Combination);

•

to make, change or revoke any tax election in a manner inconsistent with past practice, adopt, change or revoke any accounting method with respect to taxes, file or amend any tax return in a manner inconsistent with past practice, prosecute, settle or compromise any tax liability or any action, audit or other similar proceeding related to taxes, enter into any closing agreement with respect to any tax, surrender any right to claim a refund of taxes, consent to any extension or waiver of the limitations period applicable to any tax claim or assessment, or enter into any tax allocation, tax sharing, tax indemnification or similar agreement or arrangement (other than any customary commercial agreement entered into in the ordinary course of business and not primarily relating to taxes), in each case, to the extent such action would have a material and adverse impact on Forest Road or Beachbody and its subsidiaries or Myx and its subsidiaries (any consent to such action by Forest Road not to be unreasonably conditioned, withheld or delayed);

•

to (i) incur, create or assume any indebtedness, (ii) modify the terms of any indebtedness, or (iii) assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person for indebtedness, in each case, other than any (w) indebtedness in replacement of existing indebtedness for borrowed money on terms substantially consistent with or more favorable to such Target Company or its applicable subsidiary than the indebtedness being replaced, (x) indebtedness incurred in the ordinary course of business, the proceeds of which are used solely with respect to operational aspects of such Target Company and its subsidiaries and in an aggregate amount not to exceed $20 million, (y) indebtedness incurred between such Target Company and any of its wholly owned subsidiaries or between any of such wholly owned subsidiaries or (z) guarantees of indebtedness of a wholly owned subsidiary of such Target Company otherwise incurred in compliance with the Merger Agreement;

•

to fail to maintain in full force and effect material insurance policies covering such Target Company and its subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practices in a manner materially detrimental to such Target Company and its subsidiaries (any consent to such action by Forest Road not to be unreasonably conditioned, withheld or delayed);

•

to enter into any contract or amend in any material respect any existing contract with any holder of Beachbody equity securities or any holder of Myx equity securities or any affiliates thereof or any affiliates of such Target Company or its subsidiaries (excluding ordinary course payments of annual compensation, provision of benefits or reimbursement of expenses in respect of members or stockholders who are officers or directors of such Target Company or its subsidiaries in their capacity as an officer or director (any consent to such action by Forest Road not to be unreasonably conditioned, withheld or delayed); or

•	to enter into any contract, or otherwise become obligated, to do any of the foregoing.

Additional covenants that each of the Target Companies made include:

•

to provide Forest Road with reasonable access to the Target Companies’ books and records and to furnish financial and operating information as the Company may reasonably request, subject to customary exceptions and confidentiality requirements;

•	to release certain claims it and its affiliates may have against the trust account (see Trust Account Waiver below);

•

to provide Forest Road with required documentation for this proxy statement/prospectus, and providing Forest Road with prompt written notice of any developments that become known by such Target Company that would cause the proxy statement/prospectus to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading;

•

with respect to Beachbody, to deliver a valid executed FIRPTA certificate to Forest Road at Closing and, with respect to Myx, to deliver a valid completed and executed IRS Form W-9 for each holder of Myx equity securities;

•

with respect to Myx, to provide Forest Road with fully executed pay off letters in respect of the outstanding indebtedness of Myx described above in clause (f) of the section titled “Consideration to be Received in the Business Combination”;

•	to seek to obtain required approvals of the Business Combination from certain identified Target Company equityholders; and

•	to refrain from purchasing or selling any securities of Forest Road while in possession of material nonpublic information.

Employee Matters

Forest Road has made certain covenants with respect to employees of Myx as of immediately prior to the Closing (each, a “Continuing Employee”), including:

•

for a period of 12 months following the Closing, to cause the Company or the Surviving Myx Company, as applicable, to provide each Continuing Employee with (i) annual salary and incentive compensation opportunities (excluding equity compensation) that are no less than the annual salary and incentive compensation opportunities (excluding equity compensation) provided to such Continuing Employee immediately prior to the Closing Date, and (ii) employee benefits that are not less favorable in the aggregate to such Continuing Employee than those provided to such Continuing Employee immediately prior to the Closing Date;

•

from and after the Closing, to the Company or the Surviving Myx Entity, as applicable, to give or cause to be given to each Continuing Employee credit under each employee benefit plan established or maintained by Forest Road under which Continuing Employees are eligible to participate on or after the Closing (“New Plan”) to the same extent and for the same purpose as such service with Myx was credited on or prior to the Closing under the corresponding benefit plan maintained by Myx; and

•

with respect to each New Plan that is a group welfare benefit plan in which any Continuing Employee or spouse or dependent thereof may be eligible to participate on or after the Closing, to use commercially reasonable efforts to (i) waive, or cause its affiliates or insurance carrier to waive, all limitations as to certain conditions and requirements, if any, applicable to each Continuing Employee or spouse or dependent thereof, and any other similar restrictions that would prevent immediate or full participation by such Continuing Employee or eligible spouse or dependent thereof, under such New Plan, to the same extent satisfied or waived under a comparable benefit plan maintained by Myx in which such Continuing Employee participated, and (ii) provide or cause its affiliates to provide credit to each Continuing Employee or eligible spouse or dependent thereof for any co-payments, deductibles, out-of-pocket expenses and for any lifetime maximums paid by such Continuing Employee or eligible spouse or dependent thereof under the comparable benefit plan maintained by Myx during the relevant plan year up to and including the Closing to the same extent and for the same purpose as credited under such comparable benefit plan maintained by Myx as if such amounts had been paid under such New Plan.

Trust Account Waiver

Each of the Target Companies has agreed that it does not and will not at any time have any right, title, interest or claim of any kind in or to any assets in the trust account (or distributions therefrom to Forest Road’s public stockholders or to the underwriters of Forest Road’s initial public offering in respect of their deferred underwriting commissions held in the trust account, in each case as set forth in the Trust Agreement), and has waived any claims it, and its equityholders and affiliates, had or may have at any time against or with respect to the trust account (or distributions therefrom to Forest Road’s public stockholders) as a result of, or arising out of, any discussions, contracts or agreements (including the Merger Agreement and the Subscription Agreement) among Forest Road and the Target Companies and agreed not seek recourse against the trust account (or distributions therefrom to Forest Road’s public stockholders or to the underwriters of Forest Road’s initial public offering in respect of their deferred underwriting commissions held in the trust account, in each case as set forth in the Trust Agreement) for any reason whatsoever.

Representations and Warranties

The Merger Agreement contains customary representations and warranties by the parties thereto.

In the Merger Agreement, Forest Road makes customary representations and warranties regarding itself, BB Merger Sub, and Myx Merger Sub, including in relation to: organization, authority, non-contravention, litigation, required consents, trust account matters, brokers’ fees, Forest Road’s SEC filings and financial statements and liabilities relating thereto, prior business activities, taxes, capitalization, Forest Road’s listing on the NYSE, PIPE Investment matters, related party transactions, this proxy statement/prospectus, the absence of certain material adverse changes, indebtedness matters and the Sponsor Agreement.

In the Merger Agreement, each of the Target Companies makes representations and warranties regarding itself and its subsidiaries, including relating to: organization, authority, non-contravention, required consents, capitalization, financial statements, undisclosed liabilities, litigation, compliance with laws, material contracts and contractual defaults, benefit plans, labor matters, taxes, insurance, compliance with permits, title to tangible assets, real property, intellectual property and information security, environmental matters, the absence of certain material adverse changes, brokers’ fees, related party transactions, this proxy statement/prospectus and international trade and anti-corruption matters.

Company Material Adverse Effect

Under the Merger Agreement, certain representations and warranties of the Target Companies are qualified in whole or in party by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Under the Merger Agreement, certain representations and warranties of Forest Road are qualified in whole or in part by a material adverse effect on the ability of Forest Road to enter into and perform its obligations under the Merger Agreement standard for purposes of determining whether a breach of such representations and warranties has occurred.

Pursuant to the Merger Agreement, a material adverse effect with respect to the Target Companies and their subsidiaries (“Company Material Adverse Effect”) means any change, event, circumstance, occurrence, effect development or state of facts has had, or would reasonably be expected to have either (a) a material adverse effect on the business, assets, liabilities, operations, results of operations or financial condition of Target Companies, taken as a whole or (b) prevent or materially delay or materially impact the ability of the Target Companies to consummate the Business Combination.

However, in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect:

(a)	any change in applicable laws (including COVID-19 Measures (as defined in the Merger Agreement)) or GAAP or any official interpretation thereof;

(b)

any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally; or changes generally affecting the economy, markets or industry in which the Target Company and its subsidiaries operates;

(c)

the announcement of the Merger Agreement, the pendency or consummation of the Business Combination or the performance of the Merger Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees (it being understood that this clause will be disregarded for purposes of the representation and warranties in Section 4.04 of the Merger Agreement and the corresponding condition to Closing);

(d)

any earthquake, hurricane, tsunami, tornado, flood, mudslide, wildfire or other natural disaster, act of nature or other force majeure event or any epidemic, disease, outbreak or pandemic (including COVID-19);

(e)

any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Target Company and its subsidiaries operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel;

(f)

any failure of the Target Company and its subsidiaries to meet any projections, forecasts or budgets (provided, that this subsection (f) will not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Company Material Adverse Effect (to the extent such change or effect is not otherwise excluded from the definition of Company Material Adverse Effect));

(g)	any matter set forth on the disclosure letter of the applicable Target Company; or

(h)

any action taken by, or at the request of, the Forest Road Parties; provided, that in the case of clauses (a), (b), (d) and (e) such changes may be taken into account to the extent (but only to the extent) that such changes have had a disproportionate impact on the Target Company and its subsidiaries, taken as a whole, as compared to other industry participants in the industries or markets in which the Target Company and its subsidiaries operates.

No Survival of Representations and Warranties of Pre-Closing Covenants

Forest Road and Beachbody may, to the extent legally allowed and except as otherwise set forth in the Merger Agreement, extend the time for performance of any of the obligations or acts of the other Party, waive any inaccuracies in the representations and warranties of the other Party, and subject to the requirements of applicable law, waive compliance by the other party with any of the agreements or conditions contained in the Merger Agreement applicable to such Party. Any agreement on the part of Forest Road or Beachbody to any such extension of waiver will be valid only if set forth in an instrument in writing signed by such party, and any delay in exercising any right pursuant to this Merger Agreement will not constitute a waiver of such right.

The Merger Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing that is executed by each of the Parties in the same manner as the Merger Agreement and which makes reference to the Merger Agreement.

None of the representations, warranties, covenants, obligations or other agreements in the Merger Agreement or in any certificate, statement or instrument delivered pursuant to the Merger Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, will survive the Closing and will terminate and expire upon the occurrence of the Effective Time (and there will be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms apply in whole or in part at or after the Closing and then only with respect to any breaches occurring at or after the Closing and (b) Article XI of the Merger Agreement.

Related Agreements

The Sponsor Agreement

Concurrently with the execution of the Merger Agreement, Sponsor, Forest Road and Beachbody have entered into the Sponsor Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A-2 (the “Sponsor Agreement”), pursuant to which, among other things, Sponsor will (a) vote all of its Class B Common Stock in favor of approval of the Merger Agreement and the Business Combination, (b) agree to waive any adjustment to the conversion ratio set forth in Forest Road Organizational Documents with respect to the Class B Common Stock related to the issuance of Class A Common Stock pursuant to the PIPE Investment, (c) vote against proposals in opposition to the Merger Agreement, (d) vote against any change in the business of Forest Road or the Board, (e) against any proposal that would frustrate the Merger Agreement or the Business Combination, and (e) comply with and fully perform its obligations under that certain Letter Agreement, dated as of November 24, 2020, by and among Forest Road, its officers, its directors and Sponsor, including the transfer restrictions set forth therein irrespective of any release or waiver thereof, as if such transfer restrictions remain in effect until the valid termination of the Merger Agreement or the termination of the Sponsor Agreement.

Pursuant to the Sponsor Agreement, as of immediately prior to (but subject to) the Closing, all of the shares of Class B Common Stock and the shares of Class A Common Stock and Class A Common Stock issuable upon conversion of such Class B Common Stock in connection with the Closing (the “Sponsor Shares”) held by Sponsor as of immediately prior to the Closing will be unvested and will be subject to the vesting provisions set forth as follows:

•	50% of the unvested Sponsor Shares owned by Sponsor (or its affiliates and Permitted Transferees (as defined in the Merger Agreement)) as of the Closing will vest at the Closing.

•

The remaining 50% of unvested Sponsor Shares owned by Sponsor at Closing will vest in increments of 10% upon the occurrence of each of the dates on which the Class A Common Stock’s last sale price on the NYSE is greater than $12.00, $13.00, $14.00, $15.00 and $16.00, respectively, per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any consecutive 30-trading day period commencing at least 180 days after the Closing Date (each, a “Triggering Event”), and if any such Triggering Event has not occurred by the date that is the 10-year anniversary of the Closing, any Sponsor Shares that are as-yet unvested as of such time will be forfeited, and will be cancelled by the Company and will cease to exist.

In the event that there is a Company Sale (as defined below) after the Closing but on or prior to the 10th anniversary of the Closing Date that will result in the holders of Sponsor Shares receiving a Company Sale Price (as defined below) in cash in excess of the applicable price per share attributable to any Triggering Event, then immediately prior to the consummation of the Company Sale any such Triggering Event that has not previously occurred will be and the related vesting conditions will also be deemed to have occurred and the holders of such Sponsor Shares will be eligible to participate in such Company Sale. In the event of any business transaction that does not constitute a Company Sale, any remaining unvested Sponsor Shares will not be forfeited, will remain outstanding, and will remain subject to the applicable vesting triggering events described above. If the consideration in a Company Sale is equity securities of the surviving company or one of its affiliates that are (or will be at the closing of such Company Sale) publicly traded, any remaining unvested Sponsor Shares (not otherwise vested pursuant to the provisions described above) will not be forfeited and will instead be converted into such equity securities in the surviving entity and will remain subject to the remaining applicable vesting triggering events set forth in the Sponsor Agreement. A “Company Sale” means, for purposes of the Sponsor Agreement’s provisions regarding vesting of Sponsor Shares, (x) any transaction or series of related transactions that results in any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) acquiring equity securities that represent more than 50% of the total voting power of the then outstanding voting securities of the Company (or the equity interests of the surviving Person outstanding immediately after such transaction or transactions) or (y) a sale or disposition of all or substantially all of the assets of the Company and its subsidiaries on a consolidated basis, in each case other than a transaction or series of related transactions which results in at least 50% of the combined voting power of the then outstanding voting securities of the Company (or any successor to the Company) immediately following the closing of such transaction (or series of related transactions) being beneficially owned, directly or indirectly, by individuals and entities (or Affiliates of such individuals and entities) who were the beneficial owners, respectively, of equity securities representing more than 50% of the total voting power of the then outstanding voting securities of the Company immediately prior to such transaction (or series of related transactions). A “Company Sale Price” means the price per share for Company Common Stock in a Company Sale; provided that if and to the extent the price paid per share includes any escrows, holdbacks, deferred purchase price, earnouts or other contingent consideration, the Board will determine the price paid per share of Company Common Stock in such Company Sale in good faith, including the affirmative vote of the Director appointed by Sponsor if he is then on the Board. If and to the extent the price is payable in whole or in part with consideration other than cash, the price for such non-cash consideration will be determined as follows: (x) with respect to any securities: (A) the average of the closing prices of the sales of the securities on all securities exchanges on which the securities may at the time be listed averaged over a period of 21 days consisting of the day as of which such value is being determined and the 20 consecutive business days prior to such day or (B) if the information in (A) is not practically available, the value of each such security will be equal to the fair value thereof as of the date of valuation as determined by an independent, nationally recognized investment banking firm to be appointed with the mutual approval of Sponsor and the Board on the basis of an orderly sale to a willing, unaffiliated buyer in an arm’s-length transaction, taking into account all factors determinative of value as the investment banking firm determines relevant and (y) with respect to any other non-cash assets, the fair value thereof as of the date of valuation as determined by an independent, nationally recognized investment banking firm to be appointed with the mutual approval of Sponsor and the Board on the basis of an orderly sale to a willing, unaffiliated buyer in an arm’s-length transaction, taking into account all factors determinative of value as the investment banking firm determines relevant.

Subject to the limitations contemplated within the Sponsor Agreement, the Sponsor will have all of the rights of a stockholder of Forest Road with respect to the Sponsor Shares, including the right to receive dividends and/or distributions made to the holders of Company Common Stock and to voting rights generally granted to holders of Company Common Stock; provided, however, that other than transfers to a permitted transferee, the unvested Sponsor Shares may not otherwise be offered, sold, transferred, redeemed, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) by Sponsor, as the case may be, or be subject to execution, attachment or similar process, and will bear a customary legend with respect to such transfer restrictions.

The Sponsor Agreement will terminate in its entirety, and be of no further force or effect, upon the earliest to occur of (a) the Expiration Time (as defined in Sponsor Agreement) and (b) the valid termination of the Sponsor Agreement in accordance with its terms. Upon such termination of the Sponsor Agreement, all obligations of the parties thereunder will terminate, without any liability or other obligation on the part of any party thereto, except that such termination will not affect any liability of any Party for willful breach or fraud, and certain sections of the Sponsor Agreement will survive such termination.

The Beachbody Support Agreement

In connection with the execution of the Merger Agreement, Forest Road entered into a support agreement with Beachbody and certain equityholders of Beachbody (the “Beachbody Equityholders”), a copy of which is attached to this proxy statement/prospectus as Annex A-3 (the “Beachbody Support Agreement”). Pursuant to the Beachbody Support Agreement, Beachbody Equityholders agreed to, among other things, vote to adopt and approve, upon the effectiveness of the Registration Statement, the Merger Agreement, the Business Combination and all other documents and transactions contemplated thereby, in each case, subject to the terms and conditions of Beachbody Support Agreement.

Pursuant to the Beachbody Support Agreement, Beachbody Equityholders also agreed to, among other things, (a) vote or provide in favor of the Merger Agreement and the Business Combination, (b) authorize and approve the Business Combination as a Deemed Liquidation Event pursuant to the Amended and Restated Operating Agreement of Beachbody, dated as of September 18, 2020, as amended from time to time (the “Beachbody Operating Agreement”), (c) exercise the drag-along rights pursuant to and in accordance with the Beachbody Operating Agreement and the Second Amended and Restated Rights Agreement, dated as of December 28, 2020, by and among Beachbody and certain of Beachbody’s equityholders, and (c) deliver a duly executed copy of the Registration Rights Agreement at the Closing.

The Beachbody Support Agreement will terminate in its entirety, and be of no further force or effect, upon the earliest to occur of (a) the Expiration Time (as defined in the Beachbody Support Agreement) and (b) the valid termination of the Beachbody Support Agreement in accordance with its terms. Upon such termination of the Beachbody Support Agreement, all obligations of the parties thereunder will terminate, without any liability or other obligation on the part of any party thereto, except that such termination will not affect any liability of any Party for willful breach or fraud, and certain sections of the Beachbody Support Agreement will survive such termination.

The Myx Support Agreement

In connection with the execution of the Merger Agreement, Forest Road entered into a support agreement with Myx, the Myx Representative, and Beachbody, a copy of which is attached to this proxy statement/prospectus as Annex A-4 (the “Myx Support Agreement”). Pursuant to Myx Support Agreement, the Myx Representative agreed to, among other things, vote to adopt and approve, upon the effectiveness of the Registration Statement, the Merger Agreement, the Business Combination and all other documents and transactions contemplated thereby, in each case, subject to the terms and conditions of Myx Support Agreement.

Pursuant to Myx Support Agreement, the Myx Representative also agreed to, among other things, (a) vote or provide in favor of the Merger Agreement and the Business Combination, (b) authorize and approve the Business Combination as a Deemed Liquidation Event pursuant to the Myx Operating Agreement, and (c) exercise the drag-along rights pursuant to and in accordance with the Myx Operating Agreement.

The Myx Support Agreement will terminate in its entirety, and be of no further force or effect, upon the earliest to occur of (a) the Effective Time (as defined in Merger Agreement) and (b) the valid termination of the Merger Agreement in accordance with its terms. Upon such termination of the Myx Support Agreement, all obligations of the parties thereunder will terminate, without any liability or other obligation on the part of any party thereto, except that such termination will not affect any liability of any Party for willful breach or fraud, and certain sections of the Myx Support Agreement will survive such termination.

PIPE Financing

Concurrently with the execution of the Merger Agreement, Forest Road has entered into the Subscription Agreements with each of the PIPE Investors (as defined in the Merger Agreement), pursuant to which the PIPE Investors have agreed to subscribe for and purchase, and Forest Road has agreed to issue and sell to the PIPE Investors, an aggregate of 22,500,000 shares of our Class A Common Stock at a price of $10.00 per share, for aggregate gross proceeds of $225,000,000. The shares of our Class A Common Stock to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. Forest Road will grant the PIPE Investors (as defined in the Merger Agreement) certain registration rights in connection with the PIPE Investment. The PIPE Investment is contingent upon, among other things, the closing of the Business Combination.

The Registration Rights Agreement

The Merger Agreement contemplates that, at the Closing, Forest Road, Sponsor, Beachbody, certain equityholders of Beachbody (the “Beachbody Holders”) and Kevin Mayer will enter into a Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which the Company will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of Company common stock and other equity securities of the Company that are held by the parties thereto from time to time.

Additionally, the Registration Rights Agreement contains certain restrictions on transfer with respect to the shares of Common Stock held by the Beachbody Holders or Sponsor and its Permitted Transferees (as defined in the Registration Rights Agreement) immediately following the Closing (the “Lock-up Shares”), including a lock-up of such shares in the case of the Beachbody Holders and their respective permitted Transferees for the period beginning on the Closing Date and ending on the date that is 180 days after the Closing Date; and in the case of the Sponsor and its Permitted Transferees for the period beginning on the Closing Date and ending on the earlier of (i) the date that is 365 days after the Closing Date and (ii) subsequent to the Business Combination, (x) if the closing price of the Common Stock equals or exceeds $14.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property. The Registration Rights Agreement amends and restates the registration rights agreement that was entered into by Forest Road, Sponsor and the other parties thereto in connection with Forest Road’s initial public offering. The Registration Rights Agreement will terminate on the earlier of (a) the ten-year anniversary of the date of the Registration Rights Agreement or (b) with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities (as defined therein).

Background of the Business Combination

The terms of the Merger Agreement and ancillary agreements are the result of negotiations between representatives of us and the Target Companies. The following is a brief description of the background of these negotiations and related transactions.

Forest Road is a blank check company formed under the laws of the State of Delaware and was incorporated in Delaware on September 24, 2020. Forest Road was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, with the intent to focus specifically on a combination with a target business in the technology, media, and telecommunications space. Furthermore, on September 26, 2020, Forest Road engaged Guggenheim Securities, LLC (“Guggenheim Securities”) as a co-manager in Forest Road’s IPO and as its lead financial advisor and capital markets advisor to assist in any potential business combinations.

In September 2020, the Sponsor purchased 7,187,500 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.0035 per share. In November 2020, Forest Road effectuated a stock dividend of

0.0044 shares for each share outstanding, resulting in an aggregate of 7,503,750 outstanding Founder Shares. Up to 978,750 of these Founder Shares were subject to forfeiture, such that the Founder Shares would comprise 20% of the issued and outstanding shares of all classes of common stock of Forest Road after the IPO and the exercise, if any, of the over-allotment option.

On November 30, 2020, Forest Road completed its IPO of 30,000,000 units at a price of $10.00 per unit, generating gross proceeds of $300 million. Each unit consists of one (1) share of Class A Common Stock, par value $0.0001, and one-third (1/3) of one (1) warrant. Each whole warrant entitles the holder thereof to purchase one (1) share of Class A Common Stock at a price of $11.50 per share, subject to certain adjustments.

Concurrently with the completion of Forest Road’s IPO, the Sponsor purchased an aggregate of 5,333,333 private placement warrants at a price of $1.50 per warrant, or $8 million in the aggregate. Each whole private placement warrant entitles the holder thereof to purchase one (1) share of Class A Common Stock at a price of $11.50 per share, subject to certain adjustments.

In connection with the IPO, Forest Road’s underwriter was granted an over-allotment option to purchase up to an additional 3,915,000 units. The underwriter exercised the over-allotment option in part, purchasing 3,900,000 of the total possible 3,915,000 over-allotment units. This partial exercise of the over-allotment option resulted in the Sponsor’s forfeiture of 3,750 Founder Shares on November 30, 2020. The Founder Shares forfeited by the Sponsor were subsequently cancelled by Forest Road. Following the forfeiture and cancellation of these Founder Shares, the Sponsor held 7,500,000 Founders Shares, totaling 20% of the 37,500,000 issued and outstanding shares of all classes of common stock of Forest Road.

A registration statement relating to these securities was filed with the SEC and declared effective on November 24, 2020.

On November 25, 2020, the units began trading on the New York Stock Exchange (“NYSE”) under the symbol “FRX.U” and, starting January 15, 2021, shares of Class A common stock and warrants that are separated started trading on the NYSE under the symbols “FRX” and “FRX WS”, respectively.

Prior to the consummation of the IPO, neither Forest Road, nor anyone on its behalf, had any substantive discussions, formal or otherwise, with any business combination target with respect to a potential business combination transaction with Forest Road.

After its IPO, Forest Road commenced an active search for prospective businesses and assets to acquire, identifying over 200 potentially attractive business combination opportunities through its process. Forest Road conducted due diligence to varying degrees on such prospective businesses and assets, including review of such businesses’ management, business model, competitive landscape, and certain financials, in each case, to the extent available. In addition, representatives of Forest Road were contacted by additional potential targets that they had not previously identified through its search process. In total, following its IPO, representatives of Forest Road, its advisors and the Sponsor were contacted by or initiated contact with approximately 50 business combination opportunities in the broad technology, media and telecommunications space. Forest Road, with the assistance of Guggenheim Securities, reviewed opportunities on a rolling basis, including based on discussions and information received under confidentiality agreements entered into with a small number of potential counterparties. After reviewing and considering the foregoing opportunities, Forest Road continued to cull its list of prospects based on a core set of criteria including maturity of the business, size of the business, management team, public market readiness, and growth prospects. Following such reviews and discussions, and at various points in time, Forest Road discontinued its review of certain targets for one or various reasons, including maturity of the business, size of the business, growth prospects, a near-term path to profitability, public market readiness, including the state of financial systems or controls, or impact of COVID-19.

The Raine Group (“Raine”) is an integrated merchant banking, investment banking and private equity firm and is also a significant stockholder in Beachbody and has two directors on its board. From time to time, Raine assists Beachbody in considering various strategic alternatives. In particular, Raine introduced Beachbody to Myx in October 2020. Following diligence and negotiations, Beachbody and Myx entered into a letter of intent on November 11, 2020 providing for a business combination between Beachbody and Myx and a special purpose acquisition company. The letter of intent provided that Myx equity holders would receive an aggregate value equal to 6.5% of the value attributed to the combined company (20% or $30.0 million of which would be in the form of cash consideration, in Myx’s sole discretion). The letter of intent also provided that Myx would be entitled to appoint one director of the combined company and that the parties agreed to a 90-day exclusivity provision. The letter of intent also included a term sheet for a convertible instrument for Beachbody to provide Myx up to $10.0 million to fund its working capital needs. Following this letter of intent, Beachbody presented combined financial and other information for Beachbody and Myx to potential transaction parties and informed them that any transaction would involve both companies.

On November 28, 2020, Joseph Ravitch, Partner and Co-Founder of Raine, emailed Kevin Mayer, a member of Forest Road’s Strategic Advisory Committee, to introduce Mr. Mayer to John Salter. Mr. Salter oversees Raine’s investments in various assets, including Beachbody. In response to Mr. Ravitch’s email, Mr. Mayer communicated that he would not be able to speak until the afternoon of November 30, 2020 at the earliest and would schedule the introductory discussion, either with himself or others, at a later time.

Until agreeing to exclusivity with Beachbody, Forest Road engaged in a general active search process and reviewed, to the extent available, the management, business model, competitive landscape, and certain financials with respect to other potential target companies. During this time, Forest Road focused its active engagement to Beachbody and three other companies—a media company (“Company A”), a marketing company (“Company B”), and a music company (“Company C”)—that merited serious consideration based on Forest Road’s selection criteria (Companies A, B, and C, the “Potential Targets”). As further described below, throughout early December (up until agreeing to exclusivity with Beachbody), members of Forest Road’s management team, Strategic Advisory Committee, and Board engaged in discussions at varying levels of depth with the Potential Targets’ respective management teams and, with respect to two Potential Targets, their financial advisors.

On November 30, 2020, Mr. Mayer spoke with members of Company A’s management team regarding a potential transaction. Although preliminary transaction expectations were discussed, no earnest negotiations were had between the parties given that Company A was not running a formal sale process.

Also on November 30, 2020, Mr. Mayer spoke with Company B’s CEO regarding a potential transaction. Although Company B had begun to explore a variety of potential strategic transactions, such process was still in its nascent stages and thus the parties’ discussion was quite general and preliminary in nature.

On December 1, 2020, Mr. Salter, a director of Beachbody and Co-Founder and Partner of Raine, emailed Zachary Tarica, Forest Road’s Chief Investment Officer, to inquire of Forest Road’s interest and advised Forest Road that Raine’s portfolio company Beachbody was in the late stages of its initial meetings with various SPACs and believed that Beachbody and Forest Road would have to move quickly to integrate Forest Road into the process. Later that day, Messrs. Z. Tarica and J. Tarica had an introductory call with Mr. Salter in which, among other things, they discussed Beachbody’s business and the SPAC business combination process. Mr. Salter also provided further background and status of Beachbody’s ongoing review of strategic alternatives and the process that it was running at that time with respect to selecting a transaction party. As discussions progressed with Raine and Beachbody, Forest Road also maintained discussions with the three other Potential Targets it was still investigating.

Later that same day, Messrs. Z. Tarica and J. Tarica informed Messrs. Mayer and Thomas Staggs, a member of Forest Road’s Board, about their conversation with Mr. Salter. The gentlemen discussed the opportunity at length and Mr. Staggs noted that his brother-in-law was an employee of Beachbody. Mr. Stagg’s brother-in-law is the Executive Vice President in Finance of Beachbody and owned less than 1.0% of Beachbody’s equity interests on a fully-diluted basis (prior to giving effect to the Forest Road transaction). He was not involved in any of the transaction negotiations or discussions other than to participate in two diligence related calls, and

Mr. Staggs and his brother-in-law did not discuss the potential transaction during the time that negotiation and discussion were ongoing.

On December 2, 2020, Forest Road entered into a non-disclosure agreement with respect to the sharing of non-public information with Company A and Messrs. Mayer, Staggs, Z. Tarica, and J. Tarica met with members of Company A’s management team for a formal management presentation.

Also on December 2, 2020, Mr. J. Tarica spoke with Company C’s financial advisor regarding Company C’s sales process and a potential transaction.

On December 3, 2020, Forest Road and Beachbody entered into a non-disclosure agreement with respect to the sharing of non-public information. Beachbody again advised Forest Road that it was actively engaged in an ongoing process seeking strategic alternatives, and Forest Road acted quickly to explore the opportunity.

Later that same day, Forest Road was granted access to the virtual data room (“VDR”) that contained numerous financial, operational, and legal diligence materials regarding the Target Companies and commenced its initial business diligence regarding the Target Companies, including assessing the strength of Beachbody’s marketing and advertising, markets served, products and business operations and public company readiness.

On December 4, 2020, representatives of Forest Road, including Keith Horn, Forest Road’s Chief Executive Officer and Messrs. Z. Tarica and J. Tarica, attended, via videoconference, a management presentation to learn more about the Target Companies.

On December 5, 2020, representatives of Forest Road worked with Guggenheim Securities and Greenhill & Co., LLC (“Greenhill”) to develop financial questions to be discussed in a financial modeling session the following morning with representatives of Beachbody. Greenhill’s engagement was promptly formalized thereafter. Forest Road engaged Greenhill to provide services similar to and complementary with those provided by Guggenheim Securities. However, while Guggenheim provided services related to many of the target companies considered by Forest Road, based on the timing of its engagement, Greenhill, to date, only provided services with respect to Beachbody.

On December 6, 2020, Forest Road, Guggenheim Securities and Greenhill conducted a comprehensive financial modeling session with representatives of Beachbody.

Later that same day, Messrs. Z. Tarica, J. Tarica, Horn, Staggs, Mayer, along with Teresa Miles Walsh, a member of the Forest Road Board, Salil Mehta, Forest Road’s Chief Financial Officer, Idan Shani, Forest Road’s Chief Operating Officer, and Mark Burg, a member of Forest Road’s Strategic Advisory Committee, met to discuss, among other things, a preliminary approach to the framework and methodologies to be used to value the Target Companies. The purpose of the meeting was to determine the most appropriate valuation methodology for the Target Companies rather than to arrive at a specific valuation of the Target Companies. They discussed multiple valuation methodologies, including public trading comparables, precedent transactions, and discounted cash flow and whether it was more appropriate to use one method or multiple methods. Forest Road did not arrive at a valuation at this meeting. Guggenheim Securities and Greenhill worked jointly with representatives of Forest Road to prepare a presentation that guided these discussions.

On December 7, 2020, Beachbody made a $10.0 million investment in Myx to provide Myx with additional working capital. This investment was made through an instrument that provided for an 11% interest rate and a conversion into equity of Myx at 85% of the value of Myx in a transaction. The instrument did not affect the aggregate valuation of the Target Companies; however, its effect was a shift in the amount of equity in the combined company as between the existing Beachbody and Myx equity holders equal to the converted value of the instrument.

Also on December 7, 2020, Forest Road entered into a non-disclosure agreement with respect to the sharing of non-public information with Company C, following which certain representatives of Forest Road were granted access to Company C’s VDR, which included financial models and other business and commercial diligence materials. That same day, Messrs. Staggs, Mayer, Z. Tarica, and J. Tarica met with members of Company C’s management team for a formal management presentation in which they discussed Company C’s business model, financial forecast, and need for capital.

On December 8, 2020, following numerous internal meetings, Messrs. Mayer and Staggs had a call with Carl Daikeler, CEO and President of Beachbody, to discuss, among various other matters, the parties’ interest in pursuing a potential transaction. In that discussion, Mr. Daikeler provided the background of the agreement that Beachbody had with Myx regarding the acquisition of Myx. Following this call, Forest Road received a template letter of intent/term sheet (“LOI”) for the potential transaction from Raine that included a provision for the issuance of high-vote shares to the Controlling Holders.

Also on December 8, 2020, Messrs. J. Tarica and Z. Tarica spoke with Company B’s financial advisor regarding the sales process timeline and valuation expectations. Company B’s financial advisor informed Forest Road that it would be preparing materials in connection with Company B’s sales process and that Forest Road would be afforded an early look before a broader process was commenced. Though preliminary transaction expectations were discussed, no earnest negotiations were had between Company B and Forest Road given the early stage of Company B’s process.

On December 9, 2020, the Forest Road Board met to discuss the prospect of negotiating and submitting an LOI to Beachbody regarding a potential transaction. At this meeting, Mr. Staggs informed the Board of his brother-in-law’s employment with and equity ownership of Beachbody.

On December 10, 2020, Forest Road contacted Kirkland & Ellis LLP (“K&E”) with respect to serving as its mergers and acquisition counsel, which engagement was promptly formalized thereafter. Ellenoff, Grossman & Schole LLP (“EGS”), which served as Forest Road’s counsel in connection with its IPO, was engaged to continue as its capital markets counsel.

Also on December 10, 2020, representatives from Forest Road met with Guggenheim Securities and Greenhill to discuss Forest Road’s preliminary valuation framework and methodologies, as well as the driving assumptions of the financial model.

On December 10 and 11, 2020, Forest Road conducted additional videoconference diligence sessions with Beachbody management focused on matters such as overall operational performance, and Myx. Representatives from Guggenheim Securities and Greenhill were also present for these sessions. These videoconference meetings were focused on diligence regarding financials, marketing and business operations. In addition, Messrs. Z. Tarica, J. Tarica and Salter conducted two separate calls to discuss, among other things, the general terms of a potential transaction.

On the afternoon of December 11, 2020, representatives of K&E, Forest Road and the Sponsor discussed the draft LOI. Later that evening, representatives of K&E contacted representatives of Latham & Watkins LLP (“L&W”), Beachbody’s counsel, to discuss certain questions with respect to the LOI, following which K&E sent Forest Road a revised draft of the LOI for its review.

Also on December 11, 2020, Messrs. Z. Tarica, J. Tarica, and Mehta met with certain members of Company A’s management team to discuss historical and projected financials and Company A’s operating model.

Between December 11, 2020 and December 13, 2020, representatives of Forest Road, the Sponsor, Guggenheim Securities, Greenhill and K&E participated in multiple telephonic conference meetings to discuss the LOI, both generally and in respect of such advisors’ diligence conducted to date. In addition, on December 12, 2020, Forest Road, Guggenheim Securities and Greenhill discussed the approximate valuation of the Target Companies based on the valuation criteria discussed at the December 6, 2020 meeting.

On December 13, 2020, representatives of Forest Road submitted the LOI to Beachbody and Raine for their review, which provided for, among other things, an enterprise value of the Target Companies of $2.9 billion. As part of this initial draft, Forest Road removed Beachbody’s proposals from its form LOI that would have required the Sponsor to contribute to any financing shortfalls created by a lower-than-expected PIPE Investment and seek redemption waivers from Forest Road’s stockholders. Forest Road also clarified the standards by which shares issued as consideration in the merger would be subject to a “lock-up,” addressed the mechanics pertaining to the Sponsor earn out, and otherwise clarified or negotiated certain proposals including with respect to the proposed “high vote” shares, closing conditions, management and governance, and the proposed transaction timeline.

On December 15, 2020, representatives of Raine sent a further revised LOI to Forest Road. Open points in connection with the transaction included valuation, the impact of transaction expenses on merger consideration, the size of the PIPE Investment, the composition of the Company’s board of directors, the expected terms of the Merger Agreement, whether or not there would be an earn-out applicable to any of the shares of Forest Road held by the Sponsor and the mechanics related thereto and whether or not Forest Road would enter into an exclusivity agreement with Beachbody in connection with the proposed transaction.

On December 15, 2020, Mr. Z. Tarica met Mr. Daikeler at Beachbody’s offices to discuss certain open issues regarding the potential transaction and to continue to gather information about Beachbody’s business, including with respect to its competitive environment, core customer demographic profiles and its organization health, staffing and employment matters and public company readiness. Representatives of K&E discussed certain questions with representatives of L&W regarding the revised LOI and discussed the open points in detail. K&E revised the LOI overnight for Forest Road’s review and representatives of Forest Road, the Sponsor, Guggenheim Securities, Greenhill and K&E discussed the revised LOI on the morning of December 16, 2020. Following such call, K&E further revised the LOI at Forest Road’s request, and Forest Road provided such revised LOI to Beachbody, Raine and L&W later that same day. The revised draft focused on areas such as valuation, estimated pro forma ownership post-transaction, the Forest Road Board’s fiduciary duties, the impact of transaction expenses on merger consideration, and other expected Merger Agreement terms, including closing conditions.

On December 16, 2020, Messrs. Z. Tarica, J. Tarica, and Mehta met with certain members of Company A’s management team to discuss growth opportunities and potential targets with respect to combined or future merger opportunities.

Also on December 16, 2020, the Forest Road Board met to discuss the potential transaction and authorized Forest Road to enter into the LOI. The Board discussed, among other things, the proposed valuation, the structure of the transaction, the impact of Forest Road having to agree to exclusivity, the amount of cash to be provided and the proposed uses thereof, and Beachbody’s proposal that Forest Road accept an earnout applying to a portion of the Founder Shares. In discussing with the Forest Road Board whether to agree to exclusivity, Forest Road considered that the opportunity with the Target Companies was the only current opportunity that met all of Forest Road’s key criteria related to target size, public market readiness, and growth opportunities sufficient to enable Forest Road’s management team the opportunity to add significant value to the surviving company. Although there were positive attributes regarding a potential business combination with each of the other Potential Targets, Forest Road believed that Beachbody presented the most compelling opportunity given Forest Road’s selection criteria.

Over the course of the day, the parties traded various revisions of the LOI, with such revisions primarily focusing on the Forest Road Board’s obligation to recommend the transaction to the Forest Road stockholders in light of its fiduciary duties and the composition of the board of directors of the surviving company, until they reached agreement on the evening of December 17, 2020.

On December 17, 2020, Forest Road and Beachbody entered into the final, nonbinding LOI regarding the potential transaction. The final LOI included, among other things, a $2.9 billion pre-money equity valuation of the combined Target Companies, a 180-day lock-up of shares issued in the merger, the issuance of “high-vote” shares in connection with the transaction, registration rights in respect of such shares, and other provisions relating to closing conditions, transaction expenses, diligence requirements, a waiver against the trust account, and that the parties’ representations and warranties would not survive closing. The final, nonbinding LOI also included a 60-day mutual exclusivity period and, as a result, Forest Road was required to discontinue all conversations regarding other potential business opportunities. Accordingly, Forest Road reached out to each of the Potential Targets to inform them that they were unable to have further discussions regarding a potential transaction.

On December 17, 2020, Forest Road engaged a professional advisor to conduct certain tax, accounting and IT diligence, including with respect to the Target Companies.

At this time, Forest Road commenced its full due diligence and directed its legal and business advisors, including K&E, EGS, Guggenheim Securities and Greenhill, to commence their respective due diligence on the Target Companies.

On December 18, 2020, K&E, EGS and a professional advisor were granted access to the VDR. The VDR was organized into various specific folders housing documents related to corporate and organizational matters, financial records and materials, litigation, intellectual property, other material contracts and materials regarding Myx. Marketing information was also provided through the VDR.

On December 19, 2020, Guggenheim Securities and Greenhill, in coordination with Forest Road, K&E, and EGS, delivered to Beachbody and Raine a detailed due diligence request list addressing various topics related to the business, including financial, legal, and operational matters. The Target Companies began supplementing the VDR with these materials and these materials were reviewed by Forest Road, K&E, EGS, Guggenheim Securities and Greenhill.

In addition, between December 21, 2020 and December 24, 2020, Forest Road and its various advisors, including K&E, Guggenheim Securities and Greenhill, conducted 11 separate videoconference meetings with the Target Companies’ management and advisors providing detailed diligence on various aspects of the business, including matters related to legal and regulatory, financial, commercial and operational, and tax matters, Myx, coach compensation, growth opportunities and international expansion, employees, and technology. Throughout this week, Forest Road, with the aid of K&E, Guggenheim Securities and Greenhill, provided additional diligence questions and discussion topics, based, in part, on these videoconference meetings and their respective review of materials in the VDR, that were then later addressed by the Target Companies.

On December 24, 2020, representatives from Forest Road provided the Forest Road Board, via email, with an interim diligence update slideshow presentation, jointly prepared with Guggenheim Securities, Greenhill and K&E and included findings with respect to certain key performance indicators (such as subscriber growth, average digital retention, total streams, and subscriber engagement), the Target Companies’ financials, and broader market information (such as favorable macroeconomic tailwinds in the health and wellness market and structural shifts in consumer behavior).

Comprehensive diligence continued following the Christmas holiday and additional videoconference meetings were held on December 28, 2020 and December 30, 2020 to address specific financial diligence matters, including financial reporting, actual results versus budget, cash management and working capital results to date and projections, capital expenditures and future requirements, EBITDA margin analysis revenue by type, taxes and insurance, as well an analysis of SG&A spending by element. In addition, Forest Road discussed with Beachbody management the way Beachbody handled revenue recognition, accounting policies, internal control procedures and monthly reporting schedules as well as what steps were expected to be put in place to handle public company reporting requirements. During this time, Forest Road and its advisors, including K&E, Guggenheim Securities and Greenhill, also participated in various diligence telephone calls and exchanged additional due diligence requests and received materials with respect thereto. Areas of diligence included multilevel marketing considerations, relationships with coaches, content library and commercial diligence, nutritional supplements, marketing and financial matters, and other operational, legal and regulatory matters. A professional advisor also conducted diligence on various financial, tax and information technology matters. For example, additional requests were made and documents provided regarding coach and trainer agreements and compensation, products and related statistics, supply and manufacturing contracts, organizational and legal matters.

On January 4, 2021, Forest Road, the Target Companies and their respective advisors met to discuss and commence the PIPE Investment process. At this meeting, the parties discussed the overall timeline, allocation of drafting responsibility and certain other topics.

On January 6, 2021, an additional videoconference meeting was held to conduct certain financial and commercial diligence, including assessing the strength of Beachbody’s marketing and advertising, operations, coaches and trainers, products, supply chain, shipment, billing, customer service, and product logistics. On this same date, certain of Forest Road’s advisors, including K&E, Guggenheim Securities and Greenhill, submitted to Forest Road the summary of Forest Road’s advisors’ respective preliminary diligence findings. The Forest Road Board met on January 6, 2021 to discuss the diligence conducted to date. At that meeting, Mr. J. Tarica presented a summary of the financial diligence, which was prepared with the aid of Guggenheim Securities and Greenhill, to the Forest Road Board as part of its ongoing analysis and consideration regarding a possible transaction. Various questions and matters were raised by the Forest Road Board, which were discussed at this meeting.

Also on January 6, 2021, the Forest Road Board approved Forest Road to engage Credit Suisse Securities (USA) LLC (“Credit Suisse”) to act as placement agent for Forest Road in connection with the PIPE Investment and Raine, to act as co-placement agent.

During the month of January, Forest Road’s advisors, including K&E, Guggenheim Securities and Greenhill, continued their review of diligence materials in the VDR and submitted supplemental requests to the Target Companies’ advisors on December 31, 2020, January 4, 2021 and January 10, 2021, addressing the various questions raised by the Forest Road Board and such advisors.

On or about January 8, 2021, L&W informed K&E that, on December 29, 2020, certain existing shareholders of Beachbody, including a limited number of current management, sold $72.5 million of their existing equity in Beachbody to Raine and certain new investors, including Shalom Meckenzie, at an implied enterprise value of approximately $1.5 billion (the “December Sale”). After learning of the December Sale, Forest Road largely focused its efforts for several days away from negotiations to performing due diligence on the December Sale.

On January 8, 2021 and again on January 9, 2021, K&E requested a meeting with L&W to gather more information regarding the December Sale. On January 9, 2021, L&W provided the transaction documents underlying the December Sale, and on January 10, 2021, K&E spoke with L&W regarding the December Sale. On this call, L&W noted that (i) each selling unitholder was fully aware of the potential transaction with Forest Road and the valuation of Beachbody under such transaction, (ii) each non-selling unitholder had waived all rights of first refusal with respect to the December Sale, (iii) each selling unitholder was motivated to participate in the December Sale under the proposed terms for various reasons personal and unique to each selling unitholder, and (iv) no assurances were given to any selling unitholder regarding the issuance of any additional equity or incentive awards in connection with either the December Sale or the potential transaction with Forest Road.

While K&E continued its review of the December Sale, including the underlying transaction agreements, Forest Road spoke with various executives at Beachbody, including individuals that sold in the December Sale. Through these discussions, Forest Road confirmed (a) that each selling unitholder had a personal and unique reasons for selling in the December Sale, notwithstanding the discounted valuation (relative to the valuation under the potential transaction with Forest Road), (b) that each selling unitholder was aware of the potential transaction with Forest Road, and (c) that no selling unitholder was promised, nor were discussions ever held regarding, any additional equity grants or incentive units being issued by Beachbody as a result of the December Sale, and (d) that, following consummation of the December Sale, many selling unitholders retained a significant position in Beachbody options. Ultimately, Forest Road did not change its view of valuation after reviewing information regarding the December Sale given that it concluded that the sellers in the December Sale had agreed to sell their shares at a significant discount to Beachbody’s estimated value for a variety of personal reasons, including the fact that there was no certainty of close and even after close, sales of shares under Rule 144 would not be permitted for a significant period of time, and that Forest Road, in determining its valuation, took into account other factors such as, anticipated synergies, operating efficiencies, tax or other cost savings resulting from the Business Combination, which were not considered in the December Sale implied valuation.

On January 14, 2021, Beachbody engaged Bank of America to provide capital markets advisory services.

During the month of January and into early February, the parties negotiated the various definitive agreements with respect to the transaction.

Beginning with a conference call on December 21, 2020, K&E and the professional advisor of Forest Road commenced planning overall structuring and related tax matters. On January 8, 2021, K&E and a professional advisor presented to L&W and the Target Companies a proposed step plan for the structuring of the transaction. After various meetings and iterations, advisors for Forest Road and the Target Companies aligned on January 15, 2021 on the structure set forth in the Merger Agreement.

On January 12, 2021, L&W sent K&E proposed drafts of the proposed Charter, Bylaws and Registration Rights Agreement with respect to the Business Combination.

On January 14, 2021, K&E sent L&W an initial draft of the Merger Agreement for the proposed transaction. The initial draft of the Merger Agreement reflected the various business points from the LOI as well as additional enhanced representations and warranties of the Target Companies as a result of the due diligence completed to date. Also on January 14, 2021, K&E sent L&W an initial draft of the Sponsor Agreement.

Forest Road formally engaged Credit Suisse as its placement agent and Beachbody formally engaged Credit Suisse as its equity capital markets advisor on January 15, 2021, and, on January 15, 2021, Forest Road and the Target Companies commenced the PIPE investor meetings and wall crossing such potential PIPE investors.

Forest Road and Beachbody, with the assistance of K&E, EGS, L&W, Guggenheim Securities and Greenhill, prepared a presentation for potential PIPE investors, which was included with Forest Road’s Current Report on Form 8-K filed on February 10, 2021. This presentation included analyses concerning comparable companies, operational benchmarking and valuation benchmarking. These analyses were created specifically for potential PIPE investors and were not considered by the Forest Road Board in their review of the transaction.

In addition to providing placement agent services, on January 19, 2021, Beachbody retained Raine as its financial advisor.

A call among all advisors was held the evening of January 19, 2021, and the parties agreed to a final version of the Subscription Agreement on January 20, 2021 for posting to the data room for potential PIPE investors.

On January 21, 2021, K&E provided L&W and the Target Companies a list of remaining diligence requests. On January 22, 2021, K&E attended a videoconference meeting with the Target Companies and their advisors to address the remaining diligence requests.

Also on January 21, 2021, counsel to Myx provided comments to the Merger Agreement to L&W primarily related to representations and warranties, interim operating covenants and tax and employee matters.

On January 22, 2021, L&W sent K&E a revised draft of the Merger Agreement. The revised draft addressed matters such as risk allocation, the treatment of Beachbody and Myx equity, adjustments to the representations and warranties, covenants and closing conditions.

K&E discussed the changes to the Merger Agreement with Messrs. Horn and J. Tarica on January 24, 2021. K&E and L&W additionally conducted a telephonic conference meeting on January 25, 2021 to review various aspects of the Merger Agreement and proposed changes thereto.

On January 25, 2021, L&W sent a revised draft of the proposed Sponsor Agreement incorporating certain vesting and forfeiture provisions with respect to the Founder Shares of Forest Road held by the Sponsor.

During the week of January 25, 2021, K&E continued to discuss the Merger Agreement with Forest Road and certain of its other advisors, including EGS, Guggenheim Securities and Greenhill, multiple times and on January 28, 2021, K&E sent a revised draft to L&W. The revised draft reflected the divergent views on certain matters, including on the treatment of certain incentive equity and warrants, certainty of closing, breadth of representations and warranties, interim operating covenants and termination rights.

On January 28, 2021, Forest Road and Myx formalized their understanding regarding confidentiality by entering into a non-disclosure agreement.

On January 28, 2021, K&E sent Forest Road an initial summary of its due diligence findings. The scope of the summary report focused on matters relating to commercial relationships, regulatory matters, intellectual property and other legal matters. Certain diligence items resulted in enhanced representations and warranties in the Merger Agreement or provisions specifically addressing these matters. For example, the treatment of existing indebtedness and the economic impact of the $10 million instrument between Beachbody and Myx were addressed. Forest Road also completed future business planning to address potential or contingent liabilities should they arise.

On January 29, 2021, K&E and L&W conducted a telephonic conference meeting during which the parties reviewed the status of various ancillary documents and discussed certain open negotiation points regarding the transaction. K&E discussed these positions with Forest Road on January 29, 2021.

Later in the day on January 29, 2021, K&E sent L&W revised drafts of the proposed Charter, Bylaws and Registration Rights Agreement. On January 30, 2021, K&E sent L&W a revised draft of the Sponsor Agreement.

On January 30, 2021, counsel to Myx provided comments to the Merger Agreement to L&W primarily related to representations and warranties, allocation of Myx consideration and closing conditions.

During the week of February 1, 2021, K&E and L&W and their respective clients continued extensive negotiations on specific matters regarding the Merger Agreement and the various ancillary agreements, including the scope of support agreements, the triggers for conversion of the high-vote shares, lock-up periods and releases, and various representations and warranties in the Merger Agreement.

On February 1, 2021, L&W and K&E conducted a telephonic conference meeting during which the parties discussed outstanding items relating to the Sponsor Agreement and Merger Agreement and, following such conference, L&W sent K&E revised drafts of the proposed Charter, Bylaws, Registration Rights Agreement, and the Sponsor Agreement. L&W and K&E discussed these positions with their respective clients.

Also on February, 1, 2021, L&W sent a revised draft of the Merger Agreement to K&E. The revised draft reflected Beachbody’s position on certain matters, including treatment of certain transaction expenses, certainty of closing, breadth of representations and warranties, interim operating covenants and termination rights.

At various times on February 2, 2021, Messrs. Horn and Salter discussed certain material open business points reflected in the updated draft documents circulated by L&W, including the possible forfeiture of Founder Shares.

On February 3, 2021, the Forest Road Board met to review the status of the transaction and discuss, among other things, the open points of negotiation, the timing of events over the course of the coming week and the valuation of the Target Companies. At this meeting, the Forest Road Board also discussed with Forest Road’s management team, Guggenheim Securities and Greenhill various financial and valuation analyses regarding the Target Companies, including the context of such with respect to the December Sale.

On February 4, 2021, K&E sent L&W revised drafts of each of the Merger Agreement, Charter, Bylaws, and Registration Rights Agreement, each reflecting various open business points. Later that evening, L&W sent K&E revised drafts of the Charter, Bylaws and Registration Rights Agreement, reflecting Beachbody’s positions on these agreements, including with respect to when the Class X Common Stock would automatically convert into common and other thresholds and timing elements in the documents.

K&E and L&W convened a call on February 5, 2021 to walk through all the various agreements, including the Merger Agreement, and align on material business points that remained. Those included the sponsor lock-up period, the treatment of certain transaction expenses, equity dilution by certain warrants, the potential forfeiture of the Sponsor’s earnout and related matters.

K&E sent to L&W revised drafts of all transaction agreements on February 5, 2021 advancing various points, other than the material open business points.

On February 5, 2021, the parties convened a call to discuss the open business points. Attendance included Messrs. Horn, J. Tarica, and Salter, and their companies’ respective counsel. The principals were able to resolve certain of the matters, including treatment of certain transaction expenses and equity dilution by outstanding warrants, however other matters remained outstanding.

On the evening of February 5, 2021, Messrs. Horn, J. Tarica and Salter conducted a discussion in which the parties resolved the remaining open matters.

On February 6, 2021 and February 7, 2021, K&E and L&W revised the various transaction documents, sending numerous drafts between the respective counsel in an effort to finalize each of the Merger Agreement, Registration Rights Agreement, Support Agreements, Charter and Bylaws and other ancillary agreements. K&E and L&W had numerous discussions with their respective clients throughout the weekend regarding the open matters in the transaction agreements.

On February 8, 2021, L&W sent K&E a revised draft of the Merger Agreement reflecting additional comments from Myx that included a new closing condition related to the tax treatment of the transaction as it related to Myx.

On February 8, 2021, the Forest Road Board met and received an overview of the key aspects of the PIPE Investment process, the key terms of the Merger Agreement and the resolutions proposed to be adopted by the Forest Road Board. Monica Shilling and Michael Considine of K&E and Tamar Donikyan from EGS were present. At that meeting, K&E provided the Forest Road Board with a summary of the key terms of the Merger Agreement, advised the Board members of their fiduciary duties, and responded to questions asked by members of the Forest Road Board. K&E also informed the Board of the details of the new closing condition that had been proposed by the Target Companies. In connection with the discussion of the Merger Agreement, Mr. Staggs reminded the Forest Road Board that his brother-in-law works for, and is an equity holder of, Beachbody. Following review and discussions, the Merger Agreement and related documents and agreements were unanimously approved by the Forest Road Board, subject to final negotiations and modifications, including with guidance provided by the Board regarding the requested Myx closing condition, and the Board determined to recommend the approval of the Merger Agreement to the stockholders of Forest Road. The Board also concluded that the fair market value of the Target Companies was equal to at least 80% of the funds held in the trust account and that the transaction was in the best interest of Forest Road’s stockholders. In making these determinations, the Board considered, among other things, the implied valuation of the Target Companies relative to market multiples for generally comparable companies previously discussed at its February 3, 2021 meeting.

On the evening of February 8, 2021, the respective counsels for Forest Road and the Target Companies discussed the new closing condition regarding the intended tax treatment. After discussing with their respective clients, the parties reached mutually agreeable language on the inclusion of such closing condition and Forest Road’s ability to terminate the transaction if Beachbody were to cause the failure of that condition to be met.

On February 9, 2021, Forest Road formally engaged Robert W. Baird & Co. to provide certain financial services in connection with the Business Combination.

Also on February 9, 2021, Forest Road formally engaged Cantor Fitzgerald to act as co-placement agent for Forest Road in connection with the PIPE Investment. The Forest Road Board additionally approved the Forest Road PIPE transaction and the documents related thereto.

Between January 20, 2021 and February 9, 2021, K&E, EGS and L&W collectively negotiated the terms of the Subscription Agreements with prospective investors and responded to follow up questions and comments related thereto. During this time, prospective investors conveyed to Credit Suisse their initial proposed subscription amounts. During this process, several prospective investors requested the ability to purchase additional shares in the PIPE Investment. On February 9, 2021, a final version of the Subscription Agreement was distributed to the prospective investors, which reflected the outcome of the negotiations among the parties. On February 9, 2021, the PIPE Investors that had chosen to participate in the PIPE Investment indicated their final subscription amounts and delivered executed Subscription Agreements for purchases of an aggregate 22,500,000 shares of Forest Road Common Stock at $10.00 per share.

On February 8, 2021 and February 9, 2021, the parties finalized the transaction documents (or forms thereof) with respect to the proposed Business Combination based on the terms agreed upon by the parties and approved by their respective boards of directors, including the Support Agreements, the Subscription Agreements with each of the PIPE Investors, and the Merger Agreement and the exhibits thereto.

During February 9, 2021, K&E and L&W exchanged various drafts of each of the transaction agreements, preparing for execution, and conducted various telephonic conferences calls with respect thereto.

On the evening of February 9, 2021, all parties to the transaction convened a telephonic conference call to confirm final transaction documents had been exchanged and the transaction documents were executed.

On February 10, 2021, Forest Road and the Target Companies issued a joint press release publicly announcing the transaction.

On February 11, 2021, the Forest Road Board, acting by unanimous written consent, approved Forest Road’s adoption of an incentive equity plan and employee stock purchase plan, in the forms negotiated and agreed by the parties, conditioned upon the closing of the Business Combination.

On March 4, 2021, Beachbody provided an additional $5.0 million of funding to Myx pursuant to an instrument on the same terms as its December 7, 2020 convertible instrument.

On April 7, 2021, Myx issued to Beachbody a promissory note in an aggregate principal amount of up to $2.0 million at an interest rate of 11% and maturing October 7, 2022, of which $1.0 million was funded and outstanding as of the date of this prospectus.

The parties have continued and expect to continue regular discussions regarding the timing to consummate the Business Combination and necessary preparation in connection therewith.

Summary of Forest Road Financial Analysis

In connection with the valuation of the Target Companies, Forest Road reviewed certain financial information of certain publicly-traded companies, particularly, similar digital subscription, connected fitness and growth consumer health and wellness companies, selected based on the experience and the professional judgment of Forest Road’s management team, as compared to the historical and projected financial information of the Target Companies. Below is a summary of the material comparable company analysis prepared by Forest Road and reviewed by the Forest Road Board at its February 3, 2021 meeting.

In performing its analysis, Forest Road’s management team made certain assumptions with respect to, among other things, the ability of Beachbody to successfully integrate Myx into its operations, the ability of the Target Companies to attract and retain subscribers, the ability of the Target Companies to continue to compete in the health and wellness industry globally, the ability of the Target Companies to continue to retain and attract Coaches, trainers and influencers, no material disruption in the supply-chain relevant to the Target Companies’ products, that there will not be material changes to the regulatory environment, including with respect to the Company’s social commerce marketing strategy, that the Target Companies continue to be able to develop and properly market new digital fitness programming, and general business, market, political and economic conditions. Forest Road also assumed baseline growth consistent with the Target Companies’ historical trends and as set forth in the Target Companies’ projections, increased annual revenue by 2025 of approximately (i) $0.9 billion in growth of digital and nutritional subscriptions in North America expected from a 2.1x increase from historical annual marketing spend, (ii) $0.3 billion in growth from Beachbody’s expansion into 10 additional countries beyond North America and (iii) $0.8 billion from connected fitness revenue from MYXfitness equipment and digital subscriptions.

Many of these assumptions are beyond the control of Forest Road, Beachbody, Myx or any other parties to the Business Combination. None of Forest Road, Beachbody, Myx, or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in this analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, the analysis relating to the value of the Target Companies does not purport to be an appraisal or reflect the prices at which the Company’s securities may actually be valued or trade in the open market after the consummation of the Business Combination. Accordingly, the assumptions and estimates used in, and the results derived from, the below analysis are inherently subject to substantial uncertainty. The quantitative information presented below, to the extent that it is based on market data, is not necessarily indicative of current market conditions.

Comparable Company Analysis

Forest Road considered certain financial and operating data for certain publicly-traded companies, particularly, similar digital subscription, connected fitness and growth consumer health and wellness companies, which are highlighted below. None of the selected companies has characteristics identical to Beachbody or Myx. Forest Road reviewed the equity value, enterprise value (“EV”), revenue multiples (EV divided by revenue), EBITDA multiples (EV divided by EBITDA), revenue growth, EBITDA growth and EBITDA margin, of each of the comparable companies, which Forest Road management deemed relevant based on its professional judgment and expertise, and compared the same to the revenue and growth projections of Beachbody and Myx combined, determined in accordance with the valuation analysis described below:

	Trading Metrics
	Price at 2/1/2021	Discount from 52-Week High	Equity Value	Enterprise Value	EV / Revenue		EV / EBITDA
					2021E	2022E	2021E	2022E
Health & Wellness
Herbalife	$51.06	(5%)	$6,351	$8,602	1.4x	1.4x	9.2x	9.3x
Bellring	23.93	(7%)	3,287	3,942	3.5x	3.2x	17.9x	16.2x
Weight Watchers	24.88	(34%)	1,759	3,310	2.3x	2.2x	8.8x	8.3x
Simply Good Foods	29.09	(7%)	2,967	3,458	3.7x	3.5x	18.9x	17.6x
Medifast	232.58	(4%)	2,762	2,592	2.3x	2.1x	14.3x	13.7x
Mean					2.6x	2.5x	13.8x	13.0x
Median					2.3x	2.2x	14.3x	13.7x
High Growth Health & Wellness
Chewy	$101.44	(12%)	$43,521	$43,016	5.0x	4.1x	NM	136.9x
Freshpet	142.18	(4%)	6,185	6,063	14.4x	11.3x	90.3x	63.3x
Mean					9.7x	7.7x	90.3x	100.1x
Median					9.7x	7.7x	90.3x	100.1x
Fitness
Peloton	$146.79	(12%)	$51,799	$50,270	10.8x	8.2x	NM	NM
Planet Fitness	73.50	(17%)	6,412	7,786	11.6x	9.5x	27.2x	21.7x
Nautilus	26.58	(4%)	862	788	1.4x	1.3x	9.4x	7.6x
Mean					8.0x	6.3x	18.3x	14.6x
Median					1.8x	8.2x	18.3x	14.6x
Digital Subscription
Disney	$170.97	(6%)	$313,190	$377,598	5.1x	4.3x	34.3x	21.5x
Netflix	539.04	(8%)	245,626	253,837	8.5x	7.3x	38.7x	30.2x
Spotify	332.65	(6%)	65,396	55,466	4.8x	4.0x	NM	NM
Mean					6.1x	5.2x	36.5x	25.9x
Median					5.1x	4.3x	36.5x	25.9x
Overall Mean					5.8x	4.8x	26.9x	31.5x
Overall Median					4.8x	4.0x	18.4x	17.6x

	Operating Metrics
	Revenue Growth				EBITDA Growth				EBITDAMargin
	2020E	2021E	2022E	20-22 CAGR	2020E	2021E	2022E	20-22 CAGR	2020E	2021E	2022E
Health & Wellness
Herbalife	14%	10%	2%	6%	21%	8%	(2%)	3%	16%	15%	15%
Bellring	15%	11%	9%	10%	2%	9%	11%	10%	20%	20%	20%
Weight Watchers	(3%)	5%	4%	5%	(2%)	11%	5%	8%	25%	26%	27%
Simply Good Foods	0%	10%	6%	8%	42%	13%	8%	10%	19%	19%	20%
Medifast	29%	21%	13%	17%	52%	21%	5%	12%	16%	16%	15%
Mean	11%	11%	7%	9%	23%	12%	5%	9%	19%	19%	19%
Median	14%	10%	6%	8%	21%	11%	5%	10%	19%	19%	20%
High Growth Health & Wellness
Chewy	45%	26%	19%	23%	NM	NM	114%	NM	0%	2%	3%
Freshpet	30%	31%	27%	29%	57%	47%	43%	45%	14%	16%	18%
Mean	38%	29%	23%	26%	57%	47%	78%	45%	7%	9%	10%
Median	38%	29%	23%	26%	57%	47%	78%	45%	7%	9%	10%

	Operating Metrics
	Revenue Growth				EBITDA Growth				EBITDAMargin
	2020E	2021E	2022E	20-22 CAGR	2020E	2021E	2022E	20-22 CAGR	2020E	2021E	2022E
Fitness
Peloton	111%	61%	32%	45%	NM	95%	67%	81%	8%	10%	12%
Planet Fitness	(40%)	63%	23%	42%	(56%)	130%	26%	70%	30%	43%	44%
Nautilus	79%	(0%)	14%	7%	NM	(15%)	24%	3%	18%	15%	16%
Mean	50%	41%	23%	31%	(56%)	70%	39%	51%	19%	22%	24%
Median	79%	61%	23%	42%	(56%)	95%	26%	70%	18%	15%	16%
Digital Subscription
Disney	(3%)	11%	20%	15%	(37%)	15%	59%	35%	14%	15%	20%
Netflix	24%	20%	16%	18%	64%	28%	28%	28%	20%	22%	24%
Spotify	28%	22%	19%	21%	NM	NM	NM	NM	(3%)	0%	2%
Mean	16%	18%	19%	18%	14%	21%	44%	32%	11%	12%	15%
Median	24%	20%	19%	18%	14%	21%	44%	32%	14%	15%	20%
Overall Mean	25%	22%	16%	19%	16%	33%	32%	28%	15%	17%	18%
Overall Median	24%	20%	16%	17%	21%	15%	25%	12%	16%	16%	18%

The Board’s Reasons for the Approval of the Business Combination

The Board, in evaluating the transaction with the Target Companies, consulted with Forest Road’s management, K&E, EGS, Guggenheim Securities and Greenhill. In reaching its unanimous resolution (i) that the terms and conditions of the Merger Agreement and the transactions contemplated thereby, including the Business Combination, are advisable, fair to and in the best interests of Forest Road and its stockholders and (ii) to recommend that the stockholders approve the transactions contemplated by the Merger Agreement, the Board considered a wide variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of the Board may have given different weight to different factors. This explanation of the reasons for the Board’s approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

Before reaching its decision, the Board reviewed the results of the due diligence conducted by Forest Road’s management and advisors, which included:

•	extensive meetings and calls with Beachbody and Myx management to understand and analyze Beachbody’s and Myx’s respective businesses;

•	review of diligence materials and interviews conducted by K&E and Forest Road’s other advisors;

•	review of Beachbody’s and Myx’s respective consolidated financial statements;

•	research on industry trends;

•	research on comparable companies;

•	research on comparable transactions; and

•	reviews of certain projections provided by the Target Companies.

The factors considered by Forest Road’s Board included, but were not limited to, the following:

•	Well-Established Fitness and Wellness Platform. Beachbody’s brand has been built and strengthened over the past 22 years with a broad mix of fitness and wellness offerings that cater to the masses.

•

Successfully Transitioned to a Digital Platform. Beachbody has spent the last five years developing a digital direct to consumer content library that generated 137 million views year-to-date September 30, 2020.

•

Positioned to Capitalize on a Large and Growing Addressable Market. Beachbody’s holistic approach, coupling fitness and nutrition, allows it to gain market share in the $700+ billion healthy nutrition market and $830+ billion fitness market, while positioning Beachbody to capitalize on the disrupted post-COVID fitness landscape.

•

Attractive Post-COVID Fitness Landscape. COVID has had a material impact on consumer fitness patterns, with the closure of gyms and increased demand for at home fitness product offerings such as those offered by Beachbody and Myx.

•

Diversified Digital Platform. Beachbody’s sophisticated and data-driven marketing team successfully develops online and interactive customer experiences. Further, Beachbody maintains relationships with influencers and celebrities with large online followings that can be converted into potential customers over time.

•

Valuation. The aggregate merger consideration payable in the Business Combination reflects an attractive valuation relative to publicly listed companies and recent precedent transactions in the private market with certain characteristics comparable to Beachbody such as similar industry, end markets, growth profiles, and margin profiles. Taken together with Beachbody’s history of strong financial performance, projected revenue growth rate, high gross margins, and projected profitability, along with the caliber of investors involved in the PIPE financing, Forest Road believes the Business Combination presented a compelling acquisition opportunity for Forest Road and its stockholders. In evaluating the financial aspects of the Business Combination, the Forest Road Board reviewed a number of materials, including the transaction documents, historical financial results of the business and projections prepared by Beachbody’s management.

•

Robust and Complimentary Business Model. Beachbody generates lifetime revenue from sales of its digital and nutritional products and manages acquisition costs aggressively to generate profitable lifetime value from its customers.

•	Established Revenue Base with Attractive Growth Profile. Unaudited pro forma combined 2020 estimated revenue of $880 million with significant growth opportunities.

•	Rapidly Growing Subscriber Base. Digital subscriptions grew from 1.5 million in 2018 to 2.6 million as of September 30 2020. Beachbody is also in the nascent stages of international expansion.

•	Deep Content and IP Library. Beachbody’s library encompasses nearly 100 programs and over 2,300 workouts that generate approximately 1,700 hours of fitness content.

•

Seasoned Management Team. The Beachbody management team, which will remain in place, brings veteran leadership with highly relevant health, fitness and technology experience. CEO and Founder Carl Daikeler successfully transformed Beachbody from its origins as a supplement and DVD business into a multi-product digital platform.

•

Ability to Leverage Strong Business Foundation. The success and growth of Beachbody provides a blueprint for international expansion and positions the Company to capitalize on attractive acquisition opportunities.

•

Robust Research and Development Processes. Beachbody has rigorous procedures and protocols when developing, testing and bringing to market new nutrition products, ensuring an effective go-to-market strategy.

•	Intellectual Property Portfolio. Beachbody’s intellectual property rights, which includes ownership of its extensive content on the Beachbody On Demand and Openfit platforms.

In the course of its deliberations, Forest Road’s Board considered a variety of uncertainties, risks and other potentially negative reasons relevant to the Business Combination, including the below:

•

The risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within the expected time frame and the significant fees, expenses and time and effort of management associated with completing the Business Combination.

•

The risk that the Business Combination and transactions contemplated thereby might not be consummated or completed in a timely manner or that the closing might not occur despite our best efforts, including by reason of a failure to obtain the approval of our stockholders, litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin the consummation of the Business Combination.

•

Competition in the at-home connected fitness market is intense and, as a result, Beachbody may fail to attract and retain users, which may negatively impact Beachbody’s or Myx’s operations and growth prospects.

•

Economic downturns and market conditions beyond Beachbody’s control, including a reduction in consumer discretionary spending and the reopening of gyms post-COVID-19, could adversely affect its business, financial condition, results of operations and prospects.

•

The requirements of being a public company, including compliance with the SEC’s requirements regarding internal controls over financial reporting, may strain Beachbody’s resources and divert management’s attention, and the increases in legal, accounting and compliance expenses that will result from the Business Combination may be greater than Beachbody anticipates.

•	Beachbody’s multi-level marketing model may be subject to regulatory scrutiny.

•

Beachbody may invest in or acquire other businesses, or may invest or spend the proceeds of the Business Combination in ways with which the investors may not agree or which may not yield a return, and Beachbody’s business may suffer if it is unable to successfully integrate acquired businesses into its company or otherwise manage the growth associated with multiple acquisitions.

After considering the foregoing potentially negative and potentially positive reasons, the Board concluded, in its business judgment, that the potentially positive reasons relating to the Business Combination and the other related transactions outweighed the potentially negative reasons.

Certain Projected Financial Information

In connection with its consideration of the potential business combination, Forest Road’s Board was provided with the projections set forth below prepared by management of Beachbody (collectively, the “Projections”).

The Projections are included in this proxy statement/prospectus solely to provide Forest Road’s stockholders access to information made available in connection with the Forest Road Board’s consideration of the proposed Business Combination. The Projections should not be viewed as public guidance. Furthermore, the Projections do not take into account any circumstances or events occurring after the date on which the Projections were prepared, which was                     , 2020.

The Projections were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the SEC or the American Institute of Certified Public Accountants with respect to prospective financial information. The Projections have not been audited. Neither the independent registered public accounting firms of Beachbody nor Forest Road or any other independent accountants, have compiled, examined or performed any procedures with respect to the Projections contained herein, nor have they expressed any opinion or any other form of assurance on such information or their achievability, and the independent accounting firms of Beachbody and Forest Road assume no responsibility for, and disclaim any association with, the Projections, as further described in the section entitled “Cautionary Note Regarding Forward-Looking Statements”.

The Projections were prepared in good faith by Beachbody management based on their reasonable estimates and assumptions with respect to the expected future financial performance of Beachbody at the time the Projections were prepared and speak only as of that time.

While presented with numerical specificity, the Projections are forward-looking and reflect numerous estimates and assumptions including, but not limited to, future industry performance under various industry scenarios as well as assumptions for competition, general business, economic, market and financial conditions and matters specific to the businesses of Hillman, all of which are difficult to predict and many of which are beyond the preparing parties’ control including, among other things, the matters described in the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.”

The Projections were prepared solely for internal use to assist Forest Road in its evaluation of the Target Companies and the Business Combination. Beachbody has not warranted the accuracy, reliability, appropriateness or completeness of the projections to anyone, including Forest Road. Neither Beachbody’s management nor any of its respective representatives has made or makes any representations to any person regarding the ultimate performance of Beachbody relative to the Projections. The Projections are not fact. The Projections are not a guarantee of actual future performance. The future financial results of the Target Companies may differ materially from those expressed in the Projections due to factors beyond either of their ability to control or predict.

The Projections are not included in this proxy statement/prospectus in order to induce any Forest Road stockholders to vote in favor of any of the proposals at the special meeting.

We encourage you to review the financial statements of Beachbody and Myx included in this proxy statement/ prospectus, as well as the financial information in the sections entitled “Selected Historical Financial Information of Beachbody”, “Selected Historical Financial Information of Myx” and “Unaudited Pro Forma Combined Financial Information” in this proxy statement/prospectus and to not rely on any single financial measure.

Neither Forest Road nor Beachbody or any of their respective affiliates intends to, and, except to the extent required by applicable law, each of them expressly disclaims any obligation to, update, revise or correct the Projections to reflect circumstances existing or arising after the date such Projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the Projections are shown to be in error or any of the Projections otherwise would not be realized below:

(US$ in millions)	2020(3)	2021P(4)	2022P(4)	2023P(4)	2024P(4)	2025P(4)
Revenue (1)	$893	$1,112	$1,479	$1,958	$2,631	$3,294
Adjusted EBITDA (1)(2)	$31	$(30)	$66	$181	$348	$532

(1)	Revenue and Adjusted EBITDA includes Myx.
(2)

Adjusted EBITDA is defined as net income (loss) adjusted for depreciation and amortization, amortization of content assets, interest expense, income taxes, equity-based compensation, and other items that are not normal, recurring, operating expenses necessary to operate the Company’s business.

(3)	FY 2020 results.
(4)	Projected results.

Beachbody management also projected long-range (five-year) revenue growth from $893 million in 2020 to $3.3 billion by 2025, increasing revenue at a 30% compound annual growth rate (“CAGR”). The five-year period is consistent with the projections that have been provided annually to Beachbody’s board of managers for the past decade. The projections are driven by Beachbody’s content development-focused business plan, which has been a core competency of Beachbody for the past 22 years; the expected growth of the digital subscription, nutritional subscription and connected fitness total addressable market of approximately $1.5 trillion; and Beachbody’s market experience. The 30% revenue CAGR is comprised of (1) baseline revenue CAGR of 8% driven by historical annual average marketing spend, compared to a historical revenue CAGR of 8% from 2010 to 2020; (2) additional North American revenue CAGR of 12% based on growth of digital and nutritional subscriptions expected from a 2.1x increase from historical annual marketing spend; (3) additional revenue CAGR of 3% based on growth of digital and nutritional subscriptions from Beachbody’s expansion into 10 additional countries beyond North America; and (4) connected fitness revenue from MYXfitness equipment and digital subscriptions.

Beachbody also projected five-year Adjusted EBITDA growth from approximately $31 million in 2020 (or 3.5% of revenue) to $532 million by 2025 (or 16.1% of revenue). The growth in Adjusted EBITDA is based on achieving revenue projections over the five-year period, sales mix shifting toward digital subscriptions over time with higher gross margins, and leveraging fixed costs after the investment and start-up costs associated with Openfit and the Myx integration are complete.

Certain Benefits of the Company’s Directors and Officers and Others in the Business Combination

In considering the recommendation of our Board to vote in favor of the Business Combination, stockholders should be aware that, aside from their interests as stockholders, our Sponsor and our directors, officers and advisors and the Target Companies’ current owners have interests in the Business Combination that are different from, or in addition to, those of our other stockholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to our stockholders that hey approve the Business Combination. Stockholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•	the fact that our Sponsor has waived its right to redeem any of the founder shares and public shares in connection with a stockholder vote to approve a proposed initial business combination;

•

the fact that our Sponsor paid an aggregate of $25,000 for the founder shares, which will convert into 7,500,000 shares of Class A Common Stock in accordance with the terms of the Existing Charter and such securities will have a significantly higher value at the time of the Business Combination, estimated at approximately $[            ] based on the closing price of $[            ] per public share on the NYSE on [            ], 2021;

•

the fact that our Sponsor has agreed to waive its rights to liquidating distributions from the trust account with respect to the founder shares if we fail to complete an initial business combination by November 30, 2022;

•

the fact that our Sponsor paid approximately $8,000,000 for 5,333,333 private placement warrants, each of such private placement warrants is exercisable commencing on the later of 12 months from the closing of the IPO and 30 days following the Closing for one share of Class A Common Stock for one share of Class A Common Stock at $11.50 per share; if we do not consummate an initial business combination by November 30, 2022, then the proceeds from the sale of the private placement warrants will be part of the liquidating distribution to the public stockholders and the warrants held by our Sponsor will be worthless; the warrants held by our Sponsor had an aggregate market value of approximately $[            ] based upon the closing price of $[            ] per warrant on the NYSE on [            ], 2021;

•

if the trust account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third-party for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the trust account to below: (i) $10.00 per public share; or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case, net of the interest which may be withdrawn to pay taxes and up to $100,000 of interest to pay dissolution expenses, except as to any claims by a third-party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act;

•

Kevin Mayer, a current director of Forest Road, is expected to be a director of the Company after the consummation of the Business Combination. As such, in the future he will receive any cash fees, stock options, stock awards or other remuneration that the Company’s board of directors determines to pay to him and any applicable compensation as described under section “Execution Compensation - Director Compensation”;

•

the fact that Cantor and Guggenheim Securities, Forest Road’s PIPE placement agent and financial advisor, respectively, and underwriters in the IPO, will be entitled to receive a deferred underwriting commission and a placement agency and financial advisory fees, as applicable, upon completion of the Business Combination;

•

the fact that Raine who, with its affiliates, will beneficially own at least 12.5% of the Company upon completion of the Business Combination, will be entitled to receive an advisory fee of $10 million in connection with Raine’s engagement with Beachbody as its financial advisor; and

•

John Salter, a current director of Beachbody and co-founder and partner of Raine, Michael Heller and Ben Van de Bunt, current directors of Beachbody, and Mary Conlin are each expected to be directors of the Company after the consummation of the Business Combination. As such, in the future each of Messrs. Salter, Heller and Van de Bunt and Ms. Conlin will receive any cash fees, stock options, stock awards or other remuneration that the Company’s board of directors determines to pay them and any applicable compensation as described under section “Executive Compensation – Director Compensation.”

At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding Forest Road or our securities, our initial stockholders, the Target Companies and/or their respective affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Forest Road common stock or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that the proposals presented to stockholders for approval at the Special Meeting are approved or to provide additional equity financing. Any such share purchases and other transactions may thereby increase the likelihood of obtaining stockholder approval of the Business Combination. This may result in the completion of our Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.

Entering into any such incentive arrangements may have a depressive effect on shares of Forest Road common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Special Meeting.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the Special Meeting and would likely increase the chances that such proposals would be approved. As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. Forest Road will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be voted on at the Special Meeting. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

The existence of financial and personal interests of our directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of the Company and its stockholders and what may be best for a director’s personal interests when determining to recommend that stockholders vote for the proposals. See the sections entitled “Risk Factors”, “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” and “Beneficial Ownership of Securities” for more information and other risks.

Certain Other Benefits in the Business Combination

In addition to the interests of the Company’s directors and officers in the Business Combination, stockholders should be aware that Cantor and Guggenheim Securities have financial interests that are different from, or in addition to, the interests of our stockholders.

Each of Cantor and Guggenheim Securities was an underwriter in Forest Road’s IPO, and, upon consummation of the Business Combination, the underwriters of the IPO are entitled to $10,500,000 of deferred underwriting commission, of which Cantor is entitled to $7,000,000 and Guggenheim Securities is entitled to $3,500,000. The underwriters of the IPO have agreed to waive their rights to the deferred underwriting commission held in the trust account in the event Forest Road does not complete an initial business combination within 24 months of the closing of the IPO. Accordingly, if the Business Combination, or any other initial business combination, is not consummated by that time and Forest Road is therefore required to be liquidated, the underwriters of the initial public offering, including Cantor and Guggenheim Securities, will not receive any of the deferred underwriting commission and such funds will be returned to the Company’s public stockholders upon its liquidation.

Furthermore, Cantor is engaged by Forest Road as a placement agent with respect to the PIPE and Guggenheim Securities is engaged as one of its advisors. Forest Road decided to retain Cantor as a placement agent for the PIPE based primarily on Cantor’s extensive knowledge, strong market position and positive reputation in equity capital markets and its experienced and capable investment banking team. Similarly, Forest Road decided to retain Guggenheim Securities as its financial advisor based primarily on Guggenheim Securities’ experience, knowledge and reputation. Similarly, Forest Road decided to retain Guggenheim Securities as its lead financial advisor based primarily on its leading investment banking franchise with a strong track record of advising on complex, transformational transactions and deep connectivity in the technology, media and telecommunications space.

In addition, under the terms of each of Cantor and engagements, Forest Road agreed to reimburse Cantor and Guggenheim Securities, respectively, for their reasonable out-of-pocket expenses, including the fees and disbursements of its outside attorneys, and to indemnify each of Cantor and Guggenheim Securities and certain related parties against liabilities, including liabilities under federal securities laws, in each case, in connection with, as a result of, or relating to their respective engagements.

Each of Cantor and Guggenheim Securities therefore have an interest in the Company completing a business combination that will result in the payment of the deferred underwriting commission to the underwriters of the IPO, including Cantor and Guggenheim Securities. In considering approval of the Business Combination, the Company’s stockholders should consider the roles of Cantor and Guggenheim Securities in light of the deferred underwriting commission each of Cantor and Guggenheim Securities is entitled to receive if the Business Combination is consummated within 24 months of the closing of the IPO.

Satisfaction of 80% Test

It is a requirement under the Charter and NYSE rules that we complete one or more business combinations having an aggregate fair market value of at least 80% of the value of the assets held in the trust account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the trust account) at the time of our signing a definitive agreement in connection with our initial business combination.

As of the date of the execution of the Merger Agreement, the balance of funds in the trust account was approximately $300,000,000, and Forest Road had $10,500,000 of deferred underwriting commissions plus taxes payable on the income earned on the trust account. In reaching its conclusion that the Business Combination meets the 80% test, the board of directors looked at the Target Companies’ enterprise value of approximately $2.9 billion. In determining whether the enterprise value represents the fair market value of Target Companies, our board of directors considered all of the factors described in the section entitled “The Business Combination Proposal — The Board’s Reasons for Approval of the Business Combination,” and the fact that the purchase price for Target Companies was the result of an arm’s length negotiation. As a result, our board of directors concluded that the fair market value of the businesses acquired was significantly in excess of 80% of the assets held in the trust account. In light of the financial background and experience of the members of our management team and the board of directors, our board of directors believes that the members of our management team and the board of directors are qualified to determine whether the Business Combination meets the 80% test. Our board of directors did not seek or obtain an opinion of an outside fairness or valuation advisor as to whether the 80% test has been met.

Anticipated Accounting Treatment

Beachbody has been determined to be the accounting acquirer in the Business Combination based on the following predominate factors:

•

Beachbody’s existing stockholders will have the greatest voting interest in the combined entity under the no redemption and maximum redemption scenarios with over 95% of the voting interest in each scenario;

•	Beachbody will have the ability to nominate a majority of the members of the Board of Directors of the combined entity;

•	Beachbody’s senior management will be the senior management of the combined entity; and

•	Beachbody is the larger entity based on historical operating activity and has the larger employee base.

The Beachbody Merger is expected to be accounted for as a reverse recapitalization in accordance with GAAP, whereby Forest Road will be treated as the acquired company and Beachbody is treated as the acquirer. Accordingly, for accounting purposes, the Beachbody Merger will be treated as the equivalent of Beachbody issuing stock for the net assets of Forest Road, accompanied by a recapitalization. The net assets of Forest Road will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Beachbody Merger will be those of Beachbody.

The Myx Merger is expected to be treated as a business combination in accordance with GAAP and will be accounted for using the acquisition method. Beachbody will record the estimated fair value of assets acquired and liabilities assumed from Myx. Any excess amounts after allocating the estimated consideration to identifiable tangible and intangible assets acquired and liabilities assumed will be recorded as goodwill.

Exchange Listing

Forest Road’s units (each consisting of one share of Class A common stock and one-third of one warrant), Class A common stock and warrants (each to purchase one share of Class A common stock) are currently traded on the NYSE under the symbols “FRX.U”,” “FRX” and “FRX WS.” At the closing of the Business Combination, Forest Road’s units will separate into their component shares of the Company’s common stock and warrants so that the units will no longer trade separately under “FRX.U.” Forest Road has applied for the continued listing of the Company’s common stock and warrants on the NYSE under the ticker symbols “BODY” and “BODY WS” respectively.

Potential Purchases of Public Shares and/or Warrants

At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding Forest Road or our securities, our initial stockholders, the Target Companies and/or their respective affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Forest Road common stock or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that the proposals presented to stockholders for approval at the Special Meeting are approved or to provide additional equity financing. Any such share purchases and other transactions may thereby increase the likelihood of obtaining stockholder approval of the Business Combination. This may result in the completion of our Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.

Entering into any such incentive arrangements may have a depressive effect on shares of Forest Road common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Special Meeting.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the Special Meeting and would likely increase the chances that such proposals would be approved. As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. Forest Road will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be voted on at the Special Meeting. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

The existence of financial and personal interests of our directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of the Company and its stockholders and what may be best for a director’s personal interests when determining to recommend that stockholders vote for the proposals. See the sections entitled “Risk Factors” and “Beneficial Ownership of Securities” for more information and other risks.

Sources and Uses of Funds for the Business Combination

The following table summarizes the sources and uses for funding the Business Combination. Where actual amounts are not known or knowable, the figures below represent Forest Road’s good faith estimate of such amounts.

Sources and Uses of Proceeds

($ in millions)

Sources	No Redemption(1)	Max Redemption(2)
Cash Held in Trust Account(3)	$300.0	$300.0
Private Placement Equity Financing(4)	225.0	225.0
Seller Rollover Equity	2,862.3	2,862.3
Seller Rollover Net Cash(5)	62.5	62.5

Total Sources	$3,449.8	$3,449.8

(1)	Assumes that none of the holders of public shares of Class A Common Stock exercise their redemption rights.
(2)

Assumes that holders of 17,500,000 shares of Class A Common Stock exercise their redemption rights (representing the maximum amount of public shares that can be redeemed to satisfy the Minimum Cash Condition).

(3)

Represents the expected amount of the cash held in the Company’s trust account prior to the Closing (and prior to any redemption by Forest Road stockholders), excluding any interest earned on the funds.

(4)	Represents the proceeds from the PIPE as of the consummation of the Business Combination.
(5)	Represents Beachbody and Myx cash balances at December 31, 2020.

Uses	No Redemption(1)	Max Redemption(2)
Seller Rollover Equity	$2,862.3	$2,862.3
Cash Proceeds to Myx Shareholders	37.7	37.7

Total Seller Consideration / Pre Money Equity Value	2,900.0	2,900.0
Shareholder Redemptions	0.0	175.0
Net Cash to Balance Sheet(3)	486.8	311.8
Transaction Fees	63.0	63.0

Total Uses	$3,449.8	$3,449.8

(1)	Assumes that none of the holders of public shares of Class A Common Stock exercise their redemption rights.
(2)

Assumes that holders of 17,500,000 shares of Class A Common Stock exercise their redemption rights (representing the maximum amount of public shares that can be redeemed to satisfy the Minimum Cash Condition).

(3)

Represents the sum of proceeds from the PIPE as of the consummation of the Business Combination, cash held in the Company’s trust account prior to the Closing and existing cash of the Company on the balance sheet less expenses and less cash proceeds to Myx shareholders, including Beachbody and Myx cash balances at December 31, 2020.

Board of Forest Road Following the Business Combination

The initial board of directors of the Company will consist of six members. Immediately following the Closing Date, the Company’s board of directors will be as set forth in the section entitled “Management of the Company Following the Business Combination.”

Name; Headquarters

In connection with the Business Combination, Forest Road will change its name to The Beachbody Company, Inc. The Company will be headquartered at 3301 Exposition Blvd, Santa Monica, CA 90404.

Redemption Rights

Pursuant to the Existing Charter, a public stockholder may request that Forest Road redeem all or a portion of such public stockholder’s public shares for cash if the Business Combination is consummated. You will be entitled to receive cash for any public shares to be redeemed only if you:

(i)

(a) hold public shares or (b) hold public shares through units and you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and

(ii)

prior to 5:00 p.m., Eastern Time, on [            ], 2021 (two business days prior to the vote at the Special Meeting) (a) submit a written request to the transfer agent that the Company redeem your public shares for cash and (b) deliver your public shares to the transfer agent, physically or electronically through DTC.

As noted above, holders of units must elect to separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. Holders may instruct their broker to do so, or if a holder holds units registered in its own name, the holder must contact the transfer agent directly and instruct it to do so. Public stockholders may elect to redeem all or a portion of such public stockholder’s public shares even if they vote for the Business Combination Proposal. If the Business Combination is not consummated, the public shares will not be redeemed for cash. If a public stockholder properly exercises its right to redeem its public shares and timely delivers its public shares to the transfer agent, Forest Road will redeem each share of Class A Common Stock for a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the trust account (net of taxes payable), divided by the number of then-outstanding public shares. If a public stockholder exercises its redemption rights, then it will be exchanging its redeemed public shares for cash and will no longer own such shares. Any request to redeem public shares, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing. Furthermore, if a holder of a public shares delivers its certificate in connection with an election of its redemption and subsequently decides prior to the Closing not to elect to exercise such rights, it may simply request that Forest Road instruct our transfer agent to return the certificate (physically or electronically). The holder can make such request by contacting the transfer agent, at the address or email address listed in this proxy statement/prospectus. We will be required to honor such request only if made prior to the deadline for exercising redemption requests. See “Special Meeting of the Stockholders — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares, without our prior consent. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash, without our prior consent.

In order for public stockholders to exercise their redemption rights in respect of the Business Combination Proposal, public stockholders must properly exercise their right to redeem the public shares they hold no later than the close of the vote on the Business Combination Proposal and deliver their public shares (either physically or electronically) to the transfer agent prior to 5:00 p.m., Eastern Time, on [            ], 2021 (two business days prior to the vote at the Special Meeting). Immediately following the consummation of the Business Combination, the Company will satisfy the exercise of redemption rights by redeeming the public shares issued to the public stockholders that validly exercised their redemption rights.

Holders of our warrants will not have redemption rights with respect to the warrants.

Vote Required for Approval

The Closing is conditioned on the approval of the Business Combination Proposal, the Organizational Document Proposal, the NYSE Proposal, the Director Election Proposal, the Incentive Plan Proposal and the ESPP Proposal at the Special Meeting. The Business Combination Proposal is conditioned on the approval of the Organizational Document Proposal, the NYSE Proposal, the Director Election Proposal, the Incentive Plan Proposal and the ESPP Proposal.

The approval of the Business Combination Proposal (and consequently, the Merger Agreement and the Business Combination) requires the affirmative vote of a majority of the votes cast by holders of Class A Common Stock and Class B Common Stock present in person or represented by proxy and entitled to vote at the Special Meeting, voting as a single class. Failure to vote by proxy or to vote in person (which would include presence at the virtual Special Meeting) at the Special Meeting or an abstention from voting will have no effect on the outcome of the vote on the Business Combination Proposal.

As of the record date, our Sponsor, directors and officers have agreed to vote any shares of Class A Common Stock and Class B Common Stock owned by them in favor of the Business Combination.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

The existence of financial and personal interests of Forest Road’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what she, he or they may believe is in the best interests of Forest Road and its stockholders and what she, he or they may believe is best for herself, himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion.

THE ORGANIZATIONAL DOCUMENT PROPOSAL

Overview

Forest Road’s stockholders are being asked to approve and adopt, assuming the Business Combination Proposal is approved and adopted, the Proposed Charter and the Bylaws, each of which, if approved, would take effect upon the Closing. If the Business Combination Proposal is approved and the Business Combination is to be consummated, the Company will amend and restate the Existing Charter with the Proposed Charter under the DGCL and will amend and restate the Company’s current bylaws with the Bylaws, each as described below.

Comparison of Current Charter and Bylaws to Proposed Charter and Bylaws

The following is a summary of the key changes effected by the Proposed Charter relative to the Current Charter and of the Bylaws relative to the Company’s current bylaws. This summary is qualified in its entirety by reference to the full text of the Proposed Charter, a copy of which is included as Annex B-1, and the full text of the Bylaws, a copy of which is included as Annex B-2.

•	change Forest Road’s name to “The Beachbody Company, Inc.”;

•

reclassify the Company’s capital stock and increase the total number of authorized shares of all classes of capital stock, par value of  $0.0001 per share, from 321,000,000 shares, consisting of 320,000,000 shares of common stock, including 300,000,000 shares of Class A common stock, and 20,000,000 shares of Class B common stock, and 1,000,000 shares of preferred stock, to 2,000,000,000 shares, consisting of 1,900,000,000 shares of common stock, including 1,600,000,000 shares of Class A common stock, par value $0.0001 per share, 200,000,000 shares of Class X common stock, par value $0.0001 per share, and 100,000,000 shares of Class C common stock, par value $0.0001 per share and 100,000,000 shares of preferred stock, par value $0.0001 per share;

•	declassify the Company’s Board;

•

amend the terms of the shares of common stock, in particular to provide that each share of Class A common stock of the Company has one vote and each share of Class X common stock has ten (10) votes until the earlier of (a) the date Carl Daikeler is no longer providing services to the Company as a senior executive officer or director of the Company or (b) the date on which the holders of Class X common stock as of the Closing Date have sold 75% of their shares (other than pursuant to a Permitted Transfer (as defined in the Proposed Charter). Upon the occurrence of such event, each share of Class X common stock will automatically convert into one share of Class A common stock. Additionally, shares of Class X common stock will automatically convert into shares of Class A common stock in connection with a Transfer (as defined in the Proposed Charter) to anyone other than a Qualified Stockholder (as defined in the Proposed Charter). Shares of Class C Common Stock will not be entitled to any votes. The Company intends to have the ability to issue shares of Class C common stock in future stock-based acquisition transactions, to fund employee equity incentive programs or otherwise, providing for participation in the economic power of the Company, which would result in diluted economic interests of holders of shares of Class A and Class X common stock, but would not dilute the voting power of such existing shareholders;

•	eliminate the ability of stockholders to act by written consent in lieu of a meeting, other than holders of preferred stock;

•	reaffirming the Court of Chancery of the State of Delaware as the sole and exclusive forum for any derivative action or proceeding brought on behalf of the Company, subject to certain limitations;

•	eliminate certain provisions specific to Forest Road’s status as a blank check company; and

•

amend the Company’s current bylaws to implement changes conforming to the Existing Charter and to add a lock-up provision restricting transfer of shares by Beachbody Holders, the Sponsor, and their respective permitted Transferees for certain periods of time.

The Proposed Charter and Bylaws differ in material respects from the Existing Charter and the Company’s current bylaws, respectively, and we urge stockholders to carefully consult the full text of the Proposed Charter, attached hereto as Annex B-1, and the Bylaws, attached hereto as Annex B-2.

The Organizational Document Proposal is conditioned on the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, the Organizational Document Proposal will have no effect, even if approved by our public stockholders.

Reasons for the Amendments

Each of these amendments was negotiated as part of the Business Combination. The Board’s reasons for proposing each of these amendments to the Existing Charter and the Company’s current bylaws are set forth below.

In the judgment of the Forest Road Board, the Proposed Charter is necessary to address the needs of the post-Business Combination company. In particular:

•	the name of the new public entity is desirable to reflect the combined company’s ability to change;

•

the greater number of authorized shares of capital stock is desirable for the Company to have sufficient shares to complete the Business Combination and have additional authorized shares for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits; and

•

the provisions that relate to the operation of Forest Road as a blank check company prior to the consummation of its initial business combination will not be applicable to the Company (such as the obligation to dissolve and liquidate if a business combination is not consummated in a certain period of time).

For a discussion of the reasons for the approval of certain provisions in the Proposed Charter, see “The Advisory Charter Proposals — Reasons for the Approval of the Advisory Charter Proposals” below.

Authorized Capital Stock

Our Board believes that it is important for us to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to facilitate the transactions contemplated by the Business Combination, to support our growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions).

Forum

Our Board believes that making clear that if the Delaware Court of Chancery lacks subject matter jurisdiction over a claim brought against or on behalf of the Company or any of its directors, officers, employees or stockholders, then the sole and exclusive forum for such action shall be another state or federal court located within the state of Delaware, unless the Court of Chancery (or such other state or federal court located within the state of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein, and to provide further that any cause of action arising under the Securities Act that is asserted against the Company shall be brought in the federal district courts of the United States unless the Company consents in writing to an alternate forum, and to provide further that failure to enforce the forum selection clause of the Proposed Charter would cause the Company irreparable harm and entitle the Company to equitable relief to enforce the forum selection clause, will permit us to comply with the jurisdictional limitations imposed by the federal securities laws and to provide clear notice of such limitations to our stockholders. Notwithstanding the foregoing, the

Proposed Charter will provide that the exclusive forum provision will not apply to suits brought to enforce a duty or liability created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Similarly, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

Corporate Name and Perpetual Existence

Our Board believes that changing the post-business combination corporate name from “Forest Road Acquisition Corp.” to “The Beachbody Company, Inc.” and making the Company’s corporate existence perpetual is desirable to reflect the Business Combination with the Target Companies and to clearly identify the Company as the publicly traded entity. Additionally, perpetual existence is the usual period of existence for corporations, and our Board believes that it is the most appropriate period for the Company following the Business Combination.

Blank Check Company

Our Board has determined it is in the best interest of the Company to eliminate provisions specific to our status as a blank check company. This deletion is desirable because these provisions will serve no purpose following consummation of the Business Combination. For example, these proposed amendments remove the requirement to dissolve the Company and allow us to continue as a corporate entity with perpetual existence following consummation of the Business Combination.

Vote Required for Approval

The approval of the Organizational Document Proposal requires the affirmative vote of holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock entitled to vote thereon at the Special Meeting, voting as a single class. Abstentions, broker non-votes and the failure to vote on this proposal will have the same effect as a vote “AGAINST” this proposal.

Under the Merger Agreement, the approval of the Organizational Document Proposal is a condition to the consummation of the Business Combination. In addition, if the Business Combination Proposal, the NYSE Proposal, the Director Election Proposal, the Incentive Plan Proposal and ESPP Proposal are not approved, the Organizational Document Proposal will have no effect, even if approved by our public stockholders.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENT PROPOSAL.

The existence of financial and personal interests of Forest Road’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what she, he or they may believe is in the best interests of Forest Road and its stockholders and what she, he or they may believe is best for herself, himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion.

THE ADVISORY CHARTER PROPOSALS

Overview

As required by SEC guidance to give stockholders the opportunity to present their separate views on important corporate governance provisions, the Company is requesting that our stockholders vote upon, on a non-binding advisory basis, a proposal to approve certain governance provisions in the Proposed Charter, which are separately being presented in accordance with SEC guidance to give stockholders the opportunity to present their separate views on important corporate governance provisions and which will be voted upon on a non-binding advisory basis. This separate vote is not otherwise required by Delaware law separate and apart from the Organizational Document Proposal, but pursuant to SEC guidance, the Company is required to submit these provisions to our stockholders separately for approval. However, the stockholder vote regarding these proposals are advisory votes, and are not binding on the Company or our Board (separate and apart from the approval of the Organizational Document Proposal). Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Charter Proposals (separate and apart from approval of the Organizational Document Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, the Company intends that the Proposed Charter will take effect upon the Closing (assuming approval of the Organizational Document Proposal).

Advisory Charter Proposals

The following table sets forth a summary of the governance provisions applicable to the Advisory Charter Proposals. This summary is qualified by reference to the complete text of the Proposed Charter, a copy of which is attached to this proxy statement/prospectus as Annex B-1. All stockholders are encouraged to read the Proposed Charter in its entirety for a more complete description of its terms.

Advisory Charter Proposal	Current Charter	Proposed Charter
Advisory Proposal A – Changes in Share Capital	The Current Charter authorizes 321,000,000 shares, consisting of (a) 320,000,000 shares of common stock, including 300,000,000 shares of Class A common stock and 20,000,000 shares of Class B common stock, and (b) 1,000,000 shares of preferred stock.	The Proposed Charter would authorize 2,000,000,000 shares, consisting of (a) 1,900,000,000 shares of common stock, including 1,600,000,000 shares of Class A common stock, 200,000,000 shares of Class X common stock, and 100,000,000 shares of Class C common stock, and (b) 100,000,000 shares of preferred stock.

Advisory Proposal B – Voting Rights of Common Stock	The Current Charter provides that the holders of each share of common stock of Forest Road is entitled to one vote for each share on each matter properly submitted to the stockholders entitled to vote.	The Proposed Charter provides holders of shares of the Company’s Class A common stock will be entitled to cast one vote per Class A share, and holders of shares of Class X common stock will be entitled to cast 10 votes per Class X share on each matter properly submitted to the stockholders entitled to vote, until the earlier of (a) the date Carl Daikeler is no longer providing services to the Company as a senior executive officer or director of the Company or (b) the date on

Advisory Charter Proposal	Current Charter	Proposed Charter
which the holders of Class X common stock as of the Closing Date have sold 75% of their shares (other than pursuant to a Permitted Transfer (as defined in the Proposed Charter). Upon the occurrence of such event, each share of Class X common stock will automatically convert into one share of Class A common stock. Additionally, shares of Class X common stock will automatically convert into shares of Class A common stock in connection with a Transfer (as defined in the Proposed Charter) to anyone other than a Qualified Stockholder (as defined in the Proposed Charter). Shares of Class C Common Stock will not be entitled to any votes. The Company intends to have the ability to issue shares of Class C common stock in future stock-based acquisition transactions, to fund employee equity incentive programs or otherwise, providing for participation in the economic power of the Company, which would result in diluted economic interests of holders of shares of Class A and Class X common stock, but would not dilute the voting power of such existing shareholders.

Advisory Proposal C – Declassification of the Company’s Board	The Current Charter provides that the Forest Road Board is divided into three classes, with only one class of directors being elected in each year and each class serving a three-year term.	The Proposed Charter provides that the Company’s board of directors will consist of one class of directors only, whose term will continue to the next annual meeting of stockholders.

Advisory Proposal D – Limiting the Ability to Act by Written Consent	The Current Charter provides that any action required or permitted to be taken by the stockholders of Forest Road must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.	The Proposed Charter provides that any action required or permitted to be taken by the stockholders of the Company may not be effected by written consent, other than with respect to holders of the preferred stock, who are permitted to take actions by written consent.

Advisory Charter Proposal	Current Charter	Proposed Charter

Advisory Proposal E – Forum Selection	The Current Charter provides that the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, another state or federal court located within the State of Delaware, will be the exclusive forum for certain actions and claims.	The Proposed Charter will be consistent.
Advisory Proposal F – Required Vote to Amend the Bylaws	The Current Charter provides that the bylaws may only be adopted, amended, altered or repealed with the approval of a majority of the Forest Road Board or by the holders of a majority of Forest Road’s outstanding shares.	The Proposed Charter provides that the bylaws may be amended, altered, rescinded or repealed or adopted by the Company’s board of directors or the affirmative vote of the holders of at least two-thirds of the voting power of the capital stock of the Company.

Reasons for the Approval of the Advisory Charter Proposals

Advisory Charter Proposal A — Changes in Share Capital

The Proposed Charter is intended to provide adequate authorized share capital to (i) accommodate the issuance of shares of Class A common stock and Class X common stock as part of the stock consideration in the Business Combination and (ii) provide flexibility for future issuances of shares of stock of the Company if determined by the Company’s board of directors to be in the best interests of the Company after the consummation of the Business Combination without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

Advisory Charter Proposal B — Voting Rights of Common Stock

The Proposed Charter provides that holders of shares of Class X common stock will have 10 votes on each matter properly submitted to the stockholders entitled to vote, until the earlier of (a) the date Carl Daikeler is no longer providing services to the Company as a senior executive officer or director of the Company or (b) the date on which the holders of Class X common stock as of the Closing Date have sold 75% of their shares (other than pursuant to a Permitted Transfer (as defined in the Proposed Charter). Upon the occurrence of such event, each share of Class X common stock will automatically convert into one share of Class A common stock. Additionally, shares of Class X common stock will automatically convert into shares of Class A common stock in connection with a Transfer (as defined in the Proposed Charter) to anyone other than a Qualified Stockholder (as defined in the Proposed Charter). Because, upon consummation of the Business Combination, Mr. Daikeler will be the majority beneficial owner of shares of Class X common stock, and those shares are generally restricted from transfers, except in limited circumstances, this dual class stock structure provides Mr. Daikeler with the ability to control the outcome of matters requiring stockholder approval, even though he will own less than a majority of the shares of what will be the Company’s outstanding Class A and Class X common stock. We believe that our success rests on our ability to undertake a long-term view and Mr. Daikeler’s controlling interest will enhance the Company’s ability to focus on long-term value creation and help insulate the Company from short-term outside influences. Mr. Daikeler’s voting control also provides the Company with flexibility to employ various financing and transaction strategies involving the issuance of equity securities, while maintaining Mr. Daikeler’s control.

Advisory Charter Proposal C — Declassification of the Company’s Board of Directors

The Forest Road Board recognizes that corporate governance standards have continued to evolve in recent years, resulting in a majority of Fortune 500 companies having implemented annual director elections. Furthermore, a classified board structure may appear to reduce director accountability to stockholders since this structure does not permit stockholders to express a view on each director’s performance by means of an annual vote. The Forest Road Board also recognizes that many institutional investors and commentators now believe that the election of directors is the primary means for stockholders to influence corporate governance policies and to hold the board and management accountable for implementing those policies. Although the Forest Road Board believes that declassifying the Company’s board of directors is in the best interests of the Company’s stockholders, the board is aware that there may be disadvantages to a declassified board structure. For example, a classified board structure may provide increased board continuity and stability and encourages directors to focus on the long-term productivity of a company. Additionally, classified boards may provide additional protections against unwanted, and potentially unfair and abusive, takeover attempts and proxy contests, as they make it more difficult for a substantial stockholder to gain control of a board of directors without the cooperation or approval of incumbent directors. However, after considering the foregoing, the Forest Road Board believes that the declassification of the Forest Road Board under this proposal is in the best interests of the Company’s stockholders.

Advisory Charter Proposal D — Limiting the Ability to Act by Written Consent

The Forest Road Board believes that limiting the ability of stockholders other than holders of preferred stock to act by written consent is appropriate to protect the Company from unwarranted attempts to gain corporate control as it enters into its post-Business Combination phase. Prohibiting stockholders from taking action by written consent can limit unwarranted attempts to gain control by restricting stockholders from approving proposals unless such proposals are properly presented at a stockholder meeting called and held in accordance with the Proposed Charter and post-Business Combination Bylaws.

Advisory Charter Proposal E — Reaffirming the Court of Chancery of the State of Delaware as Exclusive Forum

Similar to that provided under the Current Charter, the Proposed Charter is intended to assist the Company in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims.

The Forest Road Board believes that the Delaware courts are best suited to address disputes involving such matters given that following the Business Combination, the Company will continue to be incorporated in Delaware and Delaware law generally applies to such matters. If the Court of Chancery does not have jurisdiction over the action, then other state district courts located in the State of Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions. If no state district court in the State of Delaware has jurisdiction over any such action, then a federal court located within the State of Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions. In addition, this amendment would promote judicial fairness and avoid conflicting results, as well as make the Company’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery. For these reasons, the Board believes that providing for the Court of Chancery as the exclusive forum for the types of disputes described above is in the best interests of the Company and its stockholders. At the same time, the Board believes that the Company should have the ability to consent to an alternative forum on a case-by-case basis where the Board of the Company determines that the Company’s interests and those of its stockholders are best served by permitting such a dispute to proceed in a forum other than in the Court of Chancery.

Notwithstanding the foregoing, the Proposed Charter will provide that the exclusive forum provision will not apply to suits brought to enforce a duty or liability created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Similarly, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

Advisory Charter Proposal F — Required Vote to Amend the Bylaws

The Forest Road Board believes that supermajority voting requirements described in Advisory Charter Proposal F is appropriate to protect all stockholders of the Company against the potential self-interested actions by one or a few large stockholders after the Business Combination. In reaching this conclusion, the Board is cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of shares of common stock following the Business Combination. With respect to Advisory Charter Proposal F, the ability of the majority of the Board to amend the bylaws remains unchanged.

Authorized Capital Stock

Our Board believes that it is important for us to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to facilitate the transactions contemplated by the Business Combination, to support our growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions).

Forum

Our Board believes that making clear that if the Delaware Court of Chancery lacks subject matter jurisdiction over a claim brought against or on behalf of the Company or any of its directors, officers, employees or stockholders, then the sole and exclusive forum for such action shall be another state or federal court located within the state of Delaware, unless the Court of Chancery (or such other state or federal court located within the state of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein, and to provide further that any cause of action arising under the Securities Act that is asserted against the Company shall be brought in the federal district courts of the United States unless the Company consents in writing to an alternate forum, and to provide further that failure to enforce the forum selection clause of the Proposed Charter would cause the Company irreparable harm and entitle the Company to equitable relief to enforce the forum selection clause, will permit us to comply with the jurisdictional limitations imposed by the federal securities laws and to provide clear notice of such limitations to our stockholders. This provision in the Proposed Charter will not address or apply to claims that arise under the Exchange Act; however, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

Corporate Name and Perpetual Existence

Our Board believes that changing the post-business combination corporate name from “Forest Road Acquisition Corp.” to “The Beachbody Company, Inc.” and making the Company’s corporate existence perpetual is desirable to reflect the Business Combination with the Target Companies and to clearly identify the Company as the publicly traded entity. Additionally, perpetual existence is the usual period of existence for corporations, and our Board believes that it is the most appropriate period for the Company following the Business Combination.

Blank Check Company

Our Board has determined it is in the best interest of the Company to eliminate provisions specific to our status as a blank check company. This deletion is desirable because these provisions will serve no purpose following consummation of the Business Combination. For example, these proposed amendments remove the requirement to dissolve the Company and allow us to continue as a corporate entity with perpetual existence following consummation of the Business Combination.

Vote Required for Approval

The approval of each of the Advisory Charter Proposals, each of which is a non-binding advisory vote, requires the affirmative vote of a majority of the votes cast by holders of Class A Common Stock and Class B

Common Stock present in person or represented by proxy and entitled to vote at the Special Meeting, voting as a single class. Failure to vote by proxy or to vote in person (which would include presence at the virtual Special Meeting) at the Special Meeting or an abstention from voting will have no effect on the outcome of the vote on the Advisory Charter Proposals.

As discussed above, the Advisory Charter Proposals are advisory votes and therefore are not binding on the Company or our Board. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Charter Proposals (separate and apart from approval of the Organizational Document Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on these Proposals, the Company intends that the Proposed Charter will take effect upon the Closing (assuming approval of the Organizational Document Proposal).

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE ADVISORY CHARTER PROPOSALS.

The existence of financial and personal interests of Forest Road’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what she, he or they may believe is in the best interests of Forest Road and its stockholders and what she, he or they may believe is best for herself, himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion.

THE NYSE PROPOSAL

Overview

Assuming the Business Combination Proposal, the Organizational Document, the Incentive Plan Proposal and ESPP Proposal are approved, our stockholders are also being asked to approve the NYSE proposal.

The NYSE Proposal is a proposal to approve, assuming the Business Combination Proposal, the Organizational Document Proposal, the Incentive Plan Proposal and ESPP Proposal are approved and adopted, for the purposes of complying with the applicable listing rules of the NYSE, the issuance of more than 20% of our issued and outstanding common stock (i) pursuant to the terms of the Merger Agreement and (iii) the issuance of Class A Common Stock pursuant to the Subscription Agreements in connection with the Business Combination that, in each case, may result in the Target Companies or the investors acquiring shares pursuant to the Subscription Agreements owning more than 20% of our outstanding common stock, or more than 20% of the voting power, which could constitute a “change of control” under NYSE rules.

If the NYSE proposal is adopted, (i) 22,500,000 shares of Class A Common Stock are issuable pursuant to the Subscription Agreements and (ii) up to 141,240,915 shares of Class X Common Stock will be issued to the Target Companies pursuant to the terms of the Merger Agreement, which will represent approximately 52% of the 312,776,403 shares of the Company’s common stock outstanding following the Business Combination, assuming (a) none of Forest Road’s public shareholders exercise redemption rights with respect to their public shares, and (b) no exercise of Forest Road’s 15,333,333 outstanding warrants at an exercise price of $11.50 per share (which warrants are not exercisable until the later of 12 months from the closing of the IPO and 30 days after the completion of the Business Combination).

Reasons for the Approval of the NYSE Proposal

We are seeking stockholder approval in order to comply with NYSE Listing Rules 312.03(c) and (d).

First, pursuant to Section 312.03(c) of the NYSE’s Listed Company Manual, stockholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if: (1) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or of securities convertible into or exercisable for common stock or (2) the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock. Upon the consummation of the Business Combination, (i) 22,500,000 shares of Class A Common Stock are issuable pursuant to the Subscription Agreements, (ii) up to 141,240,915 shares of Class X Common Stock will be issued to the Target Companies pursuant to the terms of the Merger Agreement, which will represent approximately 52% of the approximately 312,776,403 shares of our common stock outstanding following the Business Combination, assuming (assuming (a) none of Forest Road’s public shareholders exercises redemption rights with respect to their public shares, and (b) no exercise of Forest Road’s 15,333,333 outstanding warrants at an exercise price of $11.50 per share (which warrants are not exercisable until the later of 12 months from the closing of the IPO and 30 days after the completion of the Business Combination). Accordingly, the aggregate number of shares of common stock that the Company will issue in the Business Combination will exceed 20% of both the voting power and the shares of the Company’s common stock outstanding before such issuance, and for this reason, the Company is seeking the approval of its stockholders for the foregoing issuances.

Second, pursuant to Section 312.03(d) of the NYSE’s Listed Company Manual, stockholder approval is required prior to an issuance that will result in a change of control of the Company. Each of the issuances of shares of common stock in the Business Combination or pursuant to the Subscription Agreements could potentially result in a change of control of the Company. Accordingly, the Company is seeking the approval of its stockholders for such issuances.

Effect of the Proposal on Current Stockholders

If the NYSE proposal is adopted, (i) 22,500,000 shares of Class A Common Stock are issuable pursuant to the Subscription Agreements, (ii) up to 256,526,403 shares of Class A Common Stock or Class X Common Stock, as applicable will be issued to the Target Company equityholders pursuant to the terms of the Merger Agreement, which will represent approximately 82% of the approximately 312,776,403 shares of our common stock outstanding following the Business Combination, assuming (assuming (a) none of Forest Road’s public shareholders exercises redemption rights with respect to their public shares, and (b) no exercise of Forest Road’s 15,333,333 outstanding warrants at an exercise price of $11.50 per share (which warrants are not exercisable until the later of 12 months from the closing of the IPO and 30 days after the completion of the Business Combination).

In the event that this proposal is not approved by our stockholders, the Business Combination may not be consummated. In the event that this proposal is approved by our stockholders, but the Merger Agreement is terminated (without the Business Combination being consummated) prior to the issuance of shares of common stock pursuant to the Business Combination Agreement, Forest Road will not issue the shares of common stock.

Vote Required for Approval

The approval of the NYSE Proposal requires the affirmative vote of a majority of the votes cast by holders of Class A Common Stock and Class B Common Stock present in person or represented by proxy and entitled to vote at the special meeting, voting as a single class. Failure to vote by proxy or to vote in person (which would include presence at the virtual Special Meeting) at the Special Meeting will have no effect on the outcome of the vote on the NYSE Proposal. However, for purposes of this proposal, the NYSE considers an abstention vote as a “vote cast”, and therefore, an abstention will have the same effect as a vote “AGAINST” this proposal.

The NYSE Proposal is conditioned on the approval of the Business Combination Proposal, Organizational Document Proposal, the Incentive Plan Proposal, the Director Election Proposal and ESPP Proposal. Therefore, if the Business Combination Proposal, the Organizational Document Proposal, the Incentive Plan Proposal, the Director Election Proposal and ESPP Proposal are not approved, the NYSE Proposal will have no effect, even if approved by our public stockholders.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE NYSE PROPOSAL.

The existence of financial and personal interests of Forest Road’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what she, he or they may believe is in the best interests of Forest Road and its stockholders and what she, he or they may believe is best for herself, himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion.

THE INCENTIVE PLAN PROPOSAL

Proposal No. 5—The Incentive Plan Proposal

Overview

Forest Road is asking its shareholders to approve The Beachbody Company, Inc. 2021 Incentive Award Plan (the “2021 Plan”) and the material terms thereunder. The Forest Road board of directors adopted the 2021 Plan, prior to the Forest Road special meeting, subject to stockholder approval at the Forest Road special meeting.

The 2021 Plan is described in more detail below. A copy of the 2021 Plan is attached to this proxy statement/prospectus as Annex C.

The 2021 Plan

The purpose of the 2021 Plan is to enhance our ability to attract, retain and motivate persons who make (or are expected to make) important contributions to Beachbody by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. The Forest Road board of directors believes that equity awards are necessary to remain competitive in its industry and are essential to recruiting and retaining the highly qualified employees who help us meet our goals.

Description of the Material Features of the 2021 Plan

This section summarizes certain principal features of the 2021 Plan. The summary is qualified in its entirety by reference to the complete text of the 2021 Plan.

Eligibility and Administration

Employees, consultants and directors of the combined company and its subsidiaries, will be eligible to receive awards under the 2021 Plan. Following the Closing, the combined company is expected to have approximately 945 employees, approximately five non-employee directors and approximately 1,000 other individual service providers who will be eligible to receive awards under the 2021 Plan.

Following the Closing, the 2021 Plan will be administered by our board of directors, which may delegate its duties and responsibilities to one or more committees of our directors and/or officers (referred to collectively as the plan administrator), subject to the limitations imposed under the 2021 Plan, Section 16 of the Exchange Act, stock exchange rules and other applicable laws. The plan administrator will have the authority to take all actions and make all determinations under the 2021 Plan, to interpret the 2021 Plan and award agreements and to adopt, amend and repeal rules for the administration of the 2021 Plan as it deems advisable. The plan administrator will also have the authority to determine which eligible service providers receive awards, grant awards and set the terms and conditions of all awards under the 2021 Plan, including any vesting and vesting acceleration provisions, subject to the conditions and limitations in the 2021 Plan.

Shares Available for Awards

The initial aggregate number of shares of our Class A common stock that will be available for issuance under the 2021 Plan will be equal to 10% of the total number of outstanding shares of Class A and Class X common stock as of the Closing. In addition, the number of shares of Class A common stock available for issuance under the 2021 Plan will be annually increased on January 1 of each calendar year beginning in 2022 and ending in 2031 by an amount equal to the lesser of (i) five percent (5%) of the total number of shares of Class A and Class X common stock outstanding on the final day of the immediately preceding calendar year and

(ii) such smaller number of shares as is determined by our board of directors. Assuming a “no additional redemption” scenario, the estimated number of shares of our Class A and Class X common stock outstanding as of the Closing will be 312,776,403; therefore, based on this assumption the maximum potential initial share limit for the 2021 Plan as of the Closing will be 31,277,640. The maximum number of shares that may be issued pursuant to the exercise of incentive stock options (“ISOs”) granted under the 2021 Plan, will be 200,000,000.

If an award under the 2021 Plan is expires, lapses or is terminated, exchanged for or settled in cash, any shares subject to such award (or portion thereof) may, to the extent of such expiration, lapse, termination or cash settlement, be used again for new grants under the 2021 Plan. Shares tendered or withheld to satisfy the exercise price or tax withholding obligation for any award will not reduce the shares available for grant under the 2021 Plan. Further, the payment of dividend equivalents in cash in conjunction with any awards under the 2021 Plan will not reduce the shares available for grant under the 2021 Plan. However, the following shares may not be used again for grant under the 2021 Plan: (i) shares subject to stock appreciation rights (“SARs”) that are not issued in connection with the stock settlement of the SAR on exercise, and (ii) shares purchased on the open market with the cash proceeds from the exercise of options.

Awards granted under the 2021 Plan upon the assumption of, or in substitution for, awards authorized or outstanding under a qualifying equity plan maintained by an entity with which we enter into a merger or similar corporate transaction will not reduce the shares available for grant under the 2021 Plan but will count against the maximum number of shares that may be issued upon the exercise of ISOs.

The 2021 Plan provides that the sum of any cash compensation and the aggregate grant date fair value (determined as of the date of the grant under Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of all awards granted to a non-employee director as compensation for services as a non-employee director during any fiscal year, or director limit, may not exceed the amount equal to $750,000 (which limits shall not apply to the compensation for any non-employee who serves in any capacity in addition to that of a non-employee director for which he or she receives additional compensation).

Awards

The 2021 Plan provides for the grant of stock options, including ISOs and nonqualified stock options (“NSOs”), SARs, restricted stock, dividend equivalents, restricted stock units (“RSUs”) and other stock or cash based awards. Certain awards under the 2021 Plan may constitute or provide for payment of “nonqualified deferred compensation” under Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the 2021 Plan will be evidenced by award agreements, which will detail the terms and conditions of awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards other than cash awards generally will be settled in shares of our Class A common stock, but the applicable award agreement may provide for cash settlement of any award. A brief description of each award type follows.

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Stock Options and SARs. Stock options provide for the purchase of shares of our common stock in the future at an exercise price set on the grant date. ISOs, in contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. Unless otherwise determined by our board of directors, the exercise price of a stock option or SAR may not be less than 100% of the fair market value of the underlying share on the grant date (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to certain substitute awards granted in connection with a corporate transaction. The term of a stock option or SAR may not be longer than ten years (or five years in the case of ISOs granted to certain significant stockholders).

•	Restricted Stock. Restricted stock is an award of nontransferable shares of our common stock that are subject to certain vesting conditions and other restrictions.

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RSUs. RSUs are contractual promises to deliver shares of our common stock in the future, which may also remain forfeitable unless and until specified conditions are met and may be accompanied by the right to receive the equivalent value of dividends paid on shares of common stock prior to the delivery of the underlying shares (i.e., dividend equivalent rights). The plan administrator may provide that the delivery of the shares underlying RSUs will be deferred on a mandatory basis or at the election of the participant. The terms and conditions applicable to RSUs will be determined by the plan administrator, subject to the conditions and limitations contained in the 2021 Plan.

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Other Stock or Cash Based Awards. Other stock or cash based awards are awards of cash, fully vested shares of our common stock and other awards valued wholly or partially by referring to, or otherwise based on, shares of our common stock. Other stock or cash based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of compensation to which a participant is otherwise entitled.

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Dividend Equivalents. Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of our common stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of the dividend record dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator. Dividend equivalents payable with respect to an award prior to the vesting of such award instead will be paid out to the participant only to the extent that the vesting conditions are subsequently satisfied and the award vests.

Certain Transactions

The plan administrator has broad discretion to take action under the 2021 Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our common stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our stockholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the 2021 Plan and outstanding awards. In the event of a change in control (as defined in the 2021 Plan), to the extent that the surviving entity declines to continue, convert, assume or replace outstanding awards, then all such awards will become fully vested and exercisable in connection with the transaction.

Repricing

Our board of directors may, without approval of the stockholders, reduce the exercise price of any stock option or SAR, or cancel any stock option or SAR in exchange for cash, other awards or stock options or SARs with an exercise price per share that is less than the exercise price per share of the original stock options or SARs.

Plan Amendment and Termination

Our board of directors may amend or terminate the 2021 Plan at any time; however, no amendment, other than an amendment that increases the number of shares available under the 2021 Plan, may materially and adversely affect an award outstanding under the 2021 Plan without the consent of the affected participant, and stockholder approval will be obtained for any amendment to the extent necessary to comply with applicable laws. The 2021 Plan will remain in effect until the tenth anniversary of the date the Forest Road stockholders approve the 2021 Plan, unless earlier terminated. No awards may be granted under the 2021 Plan after its termination.

Foreign Participants, Claw-Back Provisions, Transferability and Participant Payments

The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. All awards will be subject to any company clawback policy as set forth in such claw-back policy or the applicable award agreement. Awards under the 2021 Plan are generally non-transferrable, except by will or the laws of descent and distribution, or, subject to the plan administrator’s consent, pursuant to a domestic relations order, and are generally exercisable only by the participant. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the 2021 Plan, the plan administrator may, in its discretion, accept cash or check, shares of our common stock that meet specified conditions, a “market sell order” or such other consideration as it deems suitable.

Material U.S. Federal Income Tax Consequences

The following is a general summary under current law of the principal United States federal income tax consequences related to awards under the 2021 Plan. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

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Non-Qualified Stock Options. If an optionee is granted an NSO under the 2021 Plan, the optionee should not have taxable income on the grant of the option. Generally, the optionee should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price paid for the shares. The optionee’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock on the date the optionee exercises such option. Any subsequent gain or loss will be taxable as a long-term or short-term capital gain or loss. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income.

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Incentive Stock Options. A participant receiving ISOs should not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant should not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares of our common stock received over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an ISO is held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfies the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met, the ISO will be treated as one that does not meet the requirements of the Code for ISOs and the participant will recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price, but not more than the excess of the fair market value of the shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss. We or our subsidiaries or affiliates generally are not entitled to a federal income tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.

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Other Awards. The current federal income tax consequences of other awards authorized under the 2021 Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as NSOs; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through a Section 83(b) election); RSUs, dividend equivalents and other stock or cash based awards are generally subject to tax at the time of payment. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income.

Section 409A of the Code

Certain types of awards under the 2021 Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest, penalties and additional state taxes). To the extent applicable, the 2021 Plan and awards granted under the 2021 Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary or appropriate by the plan administrator, the 2021 Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.

Plan Benefits

In connection with the Business Combination, we intend to approve and implement a compensation program (the “Director Compensation Program”), which is described in further detail elsewhere in this proxy statement/prospectus. Under the Director Compensation Program, in connection with the Closing, we expect to grant to each of our non-employee directors a restricted stock unit award covering shares of our Class A common stock under the 2021 Plan (each, a “RSU Award”); each of these RSU Awards will have an aggregate value of $200,000 and will vest in full on the date of the annual meeting occurring in calendar year 2022, subject to continued service.

Other than these RSU Awards, the benefits or amounts that may be received or allocated to directors, officers and employees under the 2021 Plan will be determined at the discretion of the plan administrator and are not currently determinable.

Name and Principal Position(s)	Value of RSU Awards ($)	Other Equity Awards (# of Shares)
Carl Daikeler, Co-Founder, Chairman and Chief Executive Officer	—	—
Robert Gifford, President and Chief Operating Officer	—	—
Jonathan Congdon, Co-Founder and Chief Executive Officer, Openfit	—	—
All current executive officers as a group (six (6) persons)	—	—
All current non-executive directors as a group (five (5) persons)	$1,000,000	—
All employees, including all current officers who are not executive officers, as a group (902 persons)	—	—

Vote Required for Approval

The approval of the Incentive Plan Proposal will require the affirmative vote of a majority of the votes cast by holders of Forest Road’s outstanding shares of Forest Road’s common stock represented at the special meeting by attendance via the virtual meeting website or by proxy and entitled to vote at the special meeting. Failure to vote by proxy or to vote in person (which would include presence at the virtual special meeting) at the special meeting will have no effect on the outcome of the vote on the Incentive Plan Proposal. However, for purposes of this proposal, the NYSE considers an abstention vote as a “vote cast”, and therefore, an abstention will have the same effect as a vote “AGAINST” this proposal.

The Incentive Plan Proposal is conditioned on the approval of the Business Combination Proposal, Organizational Document Proposal, the NYSE Proposal, the Director Election Proposal and ESPP Proposal. Therefore, if the Business Combination Proposal, the Organizational Document Proposal, the NYSE Proposal, the Director Elections Proposal and ESPP Proposal are not approved, the Incentive Plan Proposal will have no effect, even if approved by our public stockholders.

Recommendation of the Forest Road Board

THE FOREST ROAD BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE PLAN PROPOSAL.

The existence of financial and personal interests of Forest Road’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what she, he or they may believe is in the best interests of Forest Road and its stockholders and what she, he or they may believe is best for herself, himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion.

THE ESPP PROPOSAL

Proposal No. 6—The ESPP Proposal

Overview

Forest Road is asking its shareholders to approve The Beachbody Company, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”) and the material terms thereunder. The Forest Road board of directors approved the ESPP, prior to the Forest Road special meeting, subject to stockholder approval at the Forest Road special meeting.

The ESPP, if approved, will provide employees of the combined company and its participating subsidiaries with the opportunity to purchase shares of Beachbody Class A common stock at a discount through accumulated payroll deductions during successive offering periods. We believe that the ESPP enhances such employees’ sense of participation in performance, aligns their interests with those of stockholders, and is a necessary and powerful incentive and retention tool that benefits stockholders. Accordingly, the Board believes that approval of the ESPP is in the best interests of Forest Road and the Board recommends that stockholders vote for approval of the ESPP.

Description of the Material Features of the ESPP

The ESPP is described in more detail below. A copy of the ESPP is attached to this proxy statement/prospectus as Annex D.

Summary of the ESPP

This section summarizes certain principal features of the ESPP, which authorizes the grant of options to U.S. employees of Beachbody that are intended to qualify for favorable U.S. federal tax treatment under Section 423 of the Code. The summary is qualified in its entirety by reference to the complete text of the ESPP.

Purpose of the ESPP

The purpose of the ESPP is to assist eligible employees of the combined company and its participating subsidiaries in acquiring a stock ownership interest in Beachbody pursuant to a plan which is intended to qualify as an “employee stock purpose plan” within the meaning of Section 423(b) of the Code.

Eligibility and Administration

Unless otherwise determined by our board of directors, the compensation committee of our board of directors will administer and will have authority to interpret the terms of the ESPP and determine eligibility of participants. The plan administrator may designate certain of Beachbody’s subsidiaries as participating “designated subsidiaries” in the ESPP and may change these designations from time to time. Employees of Beachbody and its participating designated subsidiaries are eligible to participate in the ESPP if they meet the eligibility requirements under the ESPP established from time to time by the plan administrator. However, an employee may not be granted rights to purchase shares under the ESPP if such employee, immediately after the grant, would own (directly or through attribution) shares possessing 5% or more of the total combined voting power or value of all classes of common shares or other classes of shares.

If the grant of a purchase right under the ESPP to any eligible employee who is a citizen or resident of a foreign jurisdiction would be prohibited under the laws of such foreign jurisdiction or the grant of a purchase right to such employee in compliance with the laws of such foreign jurisdiction would cause the ESPP to violate the requirements of Section 423 of the Code, as determined by the plan administrator in its sole discretion, such employee will not be permitted to participate in the ESPP.

Eligible employees become participants in the ESPP by enrolling and authorizing payroll deductions by the deadline established by the administrator prior to the first day of the applicable offering period. Non-employee directors, as well as consultants, are not eligible to participate in the ESPP. Employees who choose not to participate, or are not eligible to participate at the start of an offering period but who become eligible thereafter, may enroll in any subsequent offering period.

Following the Closing, the combined company is expected to have approximately 908 employees who would be eligible to participate in the ESPP.

Shares Available for Awards

1% of the total outstanding shares of Beachbody Class A and Class X common stock upon the Closing are initially reserved for issuance under the ESPP, all of which will be issued as shares of Class A common stock. In addition, the number of shares of Class A common stock available for issuance under the ESPP will be annually increased on January 1 of each calendar year beginning in 2022 and ending in 2031 by an amount equal to the lesser of (a) one percent (1%) of the aggregate number of shares of Class A common stock and Class X common stock outstanding on the final day of the immediately preceding calendar year and (b) such smaller number of shares as is determined by our board of directors. Assuming a “no additional redemption” scenario, the estimated number of shares of our Class A and Class X common stock outstanding as of the Closing will be 312,776,403 shares; therefore, the maximum potential initial share limit for the ESPP as of the Closing will be 3,127,764 shares. The maximum number of shares that may be issued pursuant to the ESPP will be 100,000,000.

We cannot precisely predict the Beachbody share usage under the ESPP as it will depend on a range of factors including the level of Beachbody employee participation, the contribution rates of participants, the trading price of Beachbody common stock and Beachbody future hiring activity. Any shares distributed pursuant to the ESPP may consist, in whole or in part, of authorized and unissued common stock, treasury common stock or common stock purchased on the open market.

Participating in an Offering

•

Offering Periods and Purchase Periods. We intend for the ESPP to qualify under Section 423 of the Code and stock will be offered under the ESPP during offering periods. The length of the offering periods under the ESPP will be determined by the plan administrator and may be up to 27 months long. Employee payroll deductions will be used to purchase shares on each purchase date during an offering period. The number of purchase periods within, and purchase dates during, each offering period will be established by the plan administrator. Offering periods under the ESPP will commence when determined by the plan administrator. The plan administrator may, in its discretion, modify the terms of future offering periods.

•

Enrollment and Contributions. The ESPP permits participants to purchase shares through payroll deductions of up to a specified percentage of their eligible compensation (which, in the absence of a contrary designation, shall be 15% of eligible compensation), which will include a participant’s gross base compensation for services to us, including overtime payments, and excluding periodic bonuses, commissions, one-time bonuses, expense reimbursements, fringe benefits and other special payments. The plan administrator will establish a maximum number of shares that may be purchased by a participant during any offering period or purchase period, which, in the absence of a contrary designation, will be 5,000 shares for an offering period and/or a purchase period. In addition, no employee will be permitted to accrue the right to purchase stock under the ESPP at a rate in excess of $25,000 worth of shares during any calendar year during which such a purchase right is outstanding (based on the fair market value per share of our common stock as of the first day of the offering period).

•

Purchase Rights. On the first trading day of each offering period, each participant will automatically be granted an option to purchase shares of Beachbody common stock. The option will be exercised on the applicable purchase date(s) during the offering period to the extent of the payroll deductions accumulated during the offering period. Any remaining balance shall be carried forward to the next offering period unless the participant has elected to withdraw from the plan, as described below, or has ceased to be an eligible employee.

•

Purchase Price. The purchase price of the shares, in the absence of a contrary designation by the plan administrator, will be 85% of the lower of the fair market value of Beachbody common stock on the first trading day of the offering period or the applicable purchase date, which will be the final trading day of the applicable purchase period.

•

Withdrawal and Termination of Employment. Participants may voluntarily end their participation in the ESPP at any time during an offering period prior to the end of the offering period (or such longer or shorter period specified by the plan administrator), and will be paid their accrued payroll deductions that have not yet been used to purchase shares of common stock. Participation in the ESPP ends automatically upon a participant’s termination of employment.

Adjustments

In the event of certain transactions or events affecting our common stock, such as any stock dividend or other distribution, change in control, reorganization, merger, consolidation or other corporate transaction, the ESPP administrator will make equitable adjustments to the ESPP and outstanding rights. In addition, in the event of the foregoing transactions or events or certain significant transactions, including a change in control, the plan administrator may provide for (i) either the replacement of outstanding rights with other rights or property or termination of outstanding rights in exchange for cash, (ii) the assumption or substitution of outstanding rights by the successor or survivor corporation or parent or subsidiary thereof, (iii) the adjustment in the number and type of shares of stock subject to outstanding rights, (iv) the use of participants’ accumulated payroll deductions to purchase stock on a new purchase date prior to the next scheduled purchase date and termination of any rights under ongoing offering periods or (v) the termination of all outstanding rights.

Foreign Participants

The administrator may provide special terms, establish supplements to, or amendments, restatements or alternative versions of the ESPP, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States.

Transferability

A participant may not transfer rights granted under the ESPP other than by will or the laws of descent and distribution, and such rights are generally exercisable only by the participant.

Plan Amendment and Termination

The administrator may amend, suspend or terminate the ESPP at any time. However, stockholder approval will be obtained for any amendment that increases the aggregate number or changes the type of shares that may be sold pursuant to rights under the ESPP or changes the ESPP in any way that would be considered to be the adoption of a new plan within the meaning of Treasury Regulation Section 1.423-2(c)(4) or cause the ESPP to no longer be an employee stock purchase plan within the meaning of Section 423(b) of the Code.

Material U.S. Federal Income Tax Consequences

The material U.S. federal income tax consequences of the ESPP under current income tax law are summarized in the following discussion which deals with the general tax principles applicable to the ESPP, and is intended for general information only. The following discussion is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change. Other federal taxes and foreign, state and local income taxes, and employment, estate and gift tax considerations, are not discussed, and may vary depending on individual circumstances and from locality to locality.

The ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Section 423 of the Code. Under the applicable Code provisions, no income will be taxable to a participant until the sale or other disposition of the shares purchased under the ESPP. This means that an eligible employee will not recognize taxable income on the date the employee is granted an option under the ESPP. In addition, the employee will not recognize taxable income upon the purchase of shares. Upon such sale or disposition, the participant generally will be subject to tax in an amount that depends upon the length of time such shares are held by the participant prior to disposing of them. If the shares are sold or disposed of more than two years from the date of grant and more than one year from the date of purchase, or if the participant dies while holding the shares, the participant (or the participant’s estate) will recognize ordinary income measured as the lesser of (1) the excess of the fair market value of the shares at the time of such sale or disposition (or death) over the purchase price or (2) an amount equal to the discount (generally, 15%) from the fair market value of the shares as of the date of grant. Any additional gain will be treated as long-term capital gain. If the shares are held for the holding periods described above but are sold for a price that is less than the purchase price, there is no ordinary income and the participating employee has a long-term capital loss for the difference between the sale price and the purchase price.

If the shares are sold or otherwise disposed of before the expiration of the holding periods described above, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price and Beachbody will be entitled to a tax deduction for compensation expense in the amount of ordinary income recognized by the employee. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares were held following the date they were purchased by the participant prior to disposing of them. If the shares are sold or otherwise disposed of before the expiration of the holding periods described above but are sold for a price that is less than the purchase price, the participant will recognize ordinary income equal to the excess of the fair market value of the shares on the date of purchase over the purchase price (and Beachbody will be entitled to a corresponding deduction), but the participant generally will be able to report a capital loss equal to the difference between the sales price of the shares and the fair market value of the shares on the date of purchase.

Plan Benefits

Benefits under the ESPP will depend on the employees’ enrollment and contribution elections, and the fair market value of the shares at various future dates. Therefore, it is not possible to determine the benefits that will be received in the future by participants in the ESPP.

Vote Required for Approval

The approval of the ESPP Proposal will require the affirmative vote of a majority of the votes cast by holders of Forest Road’s outstanding shares of Forest Road’s common stock represented at the special meeting by attendance via the virtual meeting website or by proxy and entitled to vote at the special meeting. Failure to vote by proxy or to vote in person (which would include presence at the virtual special meeting) at the special meeting will have no effect on the outcome of the vote on the ESPP Proposal. However, for purposes of this proposal, the NYSE considers an abstention vote as a “vote cast”, and therefore, an abstention will have the same effect as a vote “AGAINST” this proposal.

The ESPP Proposal is conditioned on the approval of the Business Combination Proposal, Organizational Document Proposal, the Incentive Plan Proposal, the Director Election Proposal and NYSE Proposal. Therefore, if the Business Combination Proposal, the Organizational Document Proposal, the Incentive Plan Proposal, the Director Election Proposal and NYSE Proposal are not approved, the ESPP Proposal will have no effect, even if approved by our public stockholders.

Recommendation of the Forest Road Board

THE FOREST ROAD BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ESPP PROPOSAL.

The existence of financial and personal interests of Forest Road’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what she, he or they may believe is in the best interests of Forest Road and its stockholders and what she, he or they may believe is best for herself, himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion.

THE DIRECTOR ELECTION PROPOSAL

Overview

Stockholders are being asked to elect six directors to our board of directors, effective upon the Closing, with each director having a term that expires at the Company’s annual meeting of stockholders held in the year following the year of their election, or in each case until their respective successors are duly elected and qualified, or until their earlier death, resignation, retirement or removal.

Director Nominees

The Board has nominated each of Carl Daikeler, Mary Conlin, Michael Heller, John Salter, Ben Van de Bunt and Kevin Mayer to serve as directors of the Company. Please see the section entitled “Management of the Company Following the Business Combination” for more information on the experience of the nominees.

Vote Required for Approval

The election of the director nominees pursuant to the Director Election Proposal requires a plurality of the votes cast by holders of Class A Common Stock and Class B Common Stock present in person or represented by proxy and entitled to vote at the Special Meeting, voting as a single class. This means that a director nominee will be elected if such director receives more affirmative votes than any other nominee for the same position. Votes marked “FOR” a nominee will be counted in favor of such nominee. Failure to vote by proxy or to vote in person (which would include presence at the virtual Special Meeting) at the Special Meeting and “WITHHOLD” votes will have no effect on the vote since a plurality of the votes cast is required for the election of the director nominee. Cumulative voting is not permitted in the election of directors.

The Director Election Proposal is conditioned on the approval of the Business Combination Proposal, Organizational Document Proposal, the Incentive Plan Proposal, the NYSE Proposal and ESPP Proposal. Therefore, if the Business Combination Proposal, the Organizational Document Proposal, the Incentive Plan Proposal, the NYSE Proposal and ESPP Proposal are not approved, the Director Election Proposal will have no effect, even if approved by our public stockholders.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.

The existence of financial and personal interests of Forest Road’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what she, he or they may believe is in the best interests of Forest Road and its stockholders and what she, he or they may believe is best for herself, himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion.

THE ADJOURNMENT PROPOSAL

The Adjournment Proposal allows the Board to submit a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the Condition Precedent Proposals or the Advisory Charter Proposals.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is presented to the Special Meeting and is not approved by the stockholders, the Board may not be able to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the Condition Precedent Proposals. In such events, the Business Combination would not be completed.

Vote Required for Approval

The approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of Class A Common Stock and Class B Common Stock present in person or represented by proxy and entitled to vote at the Special Meeting, voting as a single class. Failure to vote by proxy or to vote in person (which would include presence at the virtual Special Meeting) at the Special Meeting or an abstention from voting will have no effect on the outcome of the vote on the Adjournment Proposal.

The Adjournment Proposal is not conditioned upon any other proposal.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of Forest Road’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what she, he or they may believe is in the best interests of Forest Road and its stockholders and what she, he or they may believe is best for herself, himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information presents the combination of the financial information of Beachbody, Forest Road and Myx adjusted to give effect to the Business Combination and related transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, as amended by the final rule, Release 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses”.

Forest Road, incorporated as a Delaware Corporation on September 24, 2020, is a blank check company whose purpose is to enter into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. On November 30, 2020, Forest Road consummated its initial public offering of 30,000,000 units, including 3,900,000 units issued pursuant to the partial exercise by the underwriters of their over-allotment option. Each unit consists of one share of Class A Common Stock, par value $0.0001 per share, and one-third of one redeemable warrant, with each whole warrant entitling the holder thereof to purchase one share of Class A Common Stock for $11.50 per share. The units were sold at a price of $10.00 per unit, generating gross proceeds to Forest Road of $300.0 million. On November 30, 2020, simultaneously with the closing of the initial public offering, Forest Road completed the private sale of an aggregate of 5,333,333 private placement warrants to the Sponsor at a purchase price of $1.50 per private placement warrant, generating gross proceeds to Forest Road of $8.0 million. Following the closing of the initial public offering, $300.0 million from the net proceeds of the sale of the units in the initial public offering and the sale of the private placement warrants was placed in a trust account and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act, which invest only in direct U.S. government treasury obligations. As of March 31, 2021, Forest Road had approximately $300.0 million held in the trust account.

The following describes the two operating entities:

•

Beachbody, a Delaware limited liability company, was founded in 1998 and is a leading holistic health and wellness platform with over 2.6 million digital subscriptions and over 0.4 million nutritional subscriptions. Beachbody has a 22-year track record of creating innovative training, nutrition and stress-reducing programs that have improved the lives of millions of customers. Beachbody makes fitness entertaining, approachable, effective and convenient, while fostering social connections that encourage subscribers to live healthier and more fulfilling lives.

•

Myx, a Delaware limited liability company, was founded in 2016 with the goal of redefining home fitness by offering best in-class connected fitness gear at an affordable price to a broad segment of the marketplace. Myx operates an interactive fitness platform that provides commercial-grade stationary bikes and accessories, and on-demand subscription-based instructor-led fitness classes that enable customers to have an all-in-one home fitness studio.

The unaudited pro forma condensed combined balance sheet as of March 31, 2021 combines the historical balance sheets of Beachbody, Forest Road and Myx on a pro forma basis as if the Business Combination and related transactions, summarized below, had been consummated on March 31, 2021. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2021 and year ended December 31, 2020 combine the historical statements of operations of Beachbody, Forest Road and Myx for such periods on a pro forma basis as if the Business Combination and related transactions, summarized below, had been consummated on January 1, 2020, the beginning of the earliest period presented. The Business Combination and related transactions contemplated in the Merger Agreement are as follows:

•	the Beachbody Merger;

•	the Myx Merger; and

•

the issuance and sale of 22,500,000 shares of Forest Road Class A Common Stock at a purchase price of $10.00 per share for an aggregate purchase price of $225,000,000 in the PIPE Financing pursuant to the Subscription Agreements.

The pro forma condensed combined financial information may not be useful in predicting the future financial condition and results of operations of the post-combination company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The information should be read together with the accompanying notes to the unaudited pro forma condensed combined financial statements, audited and unaudited financial statements of Beachbody, Forest Road and Myx, the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Beachbody,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Forest Road” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Myx”, and other information relating to Beachbody, Forest Road and Myx contained in this proxy statement/ prospectus, including the Merger Agreement and the description of certain terms thereof set forth in the section entitled “The Business Combination Proposal”.

Beachbody has been determined to be the accounting acquirer in the Business Combination based on the following predominate factors:

•

Beachbody’s existing stockholders will have the greatest voting interest in the combined entity under the no redemption and maximum redemption scenarios with over 95% of the voting interest in each scenario;

•	Beachbody will have the ability to nominate a majority of the members of the Board of Directors of the combined entity;

•	Beachbody’s senior management will be the senior management of the combined entity; and

•	Beachbody is the larger entity based on historical operating activity and has the larger employee base.

The Beachbody Merger is expected to be accounted for as a reverse recapitalization in accordance with GAAP, whereby Forest Road is treated as the acquired company and Beachbody is treated as the acquirer. Accordingly, for accounting purposes, the Beachbody Merger will be treated as the equivalent of Beachbody issuing stock for the net assets of Forest Road, accompanied by a recapitalization. The net assets of Forest Road will be stated at historical cost, with no goodwill or other intangible assets recorded. Subsequently, results of operations presented for the period prior to the Beachbody Merger will be those of Beachbody.

The Myx Merger is expected to be treated as a business combination in accordance with GAAP and will be accounted for using the acquisition method of accounting. Beachbody will record the estimated fair value of the assets acquired and liabilities assumed from Myx. Any excess amounts after allocating the estimated consideration to identifiable tangible and intangible assets acquired and liabilities assumed will be recorded as goodwill.

Upon the closing of the Business Combination, public stockholders are being offered the opportunity to redeem shares of Forest Road Class A common stock held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the trust account pursuant to Forest Road’s Existing Charter.

The unaudited pro forma condensed combined financial statements present two redemption scenarios as follows:

•

Assuming No Redemptions—assumes that none of the holders of shares of Forest Road’s Class A common stock will exercise redemption rights with respect to their public shares for a pro rata share of the funds in the trust account; and

•

Assuming Maximum Redemptions—assumes that holders of 17,500,000 Forest Road public shares will exercise their redemption rights for their pro rata share (approximately $10.00 per share) of the funds in Forest Road’s trust account. The Merger Agreement includes a condition that, at the Closing, Forest Road will have a minimum of $350.0 million in cash comprising the amount of cash in (i) the trust account (after reduction for the aggregate amount of payments required to be made in connection with any Redemption), plus (ii) aggregate amount of cash that has been funded pursuant to the PIPE Financing.

Beachbody has been determined to be the accounting acquirer under both scenarios based on the factors analyzed above.

Description of the Business Combination

On February 9, 2021, Forest Road, BB Merger Sub, Myx Merger Sub, Beachbody and Myx entered into the Merger Agreement. Pursuant to the Merger Agreement, (1) BB Merger Sub will merge with and into Beachbody, with Beachbody surviving as a wholly-owned subsidiary of Forest Road (the “Surviving Beachbody Entity”); (2) Myx Merger Sub will merge with and into Myx, with Myx surviving as a wholly-owned subsidiary of Forest Road; and (3) the Surviving Beachbody Entity will merge with and into Forest Road, with Forest Road surviving such merger. Concurrently with the execution of the Merger Agreement, Forest Road entered into the Subscription Agreements for the purchase of an aggregate of 22,500,000 shares of Class A Common Stock at a price of $10.00 per share, for aggregate gross proceeds of $225,000,000. For more information about the Business Combination, please see the section entitled “The Business Combination Proposal.” A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A-1.

The following summarizes the consideration issuable in the Business Combination in both the no redemption and maximum redemption scenarios:

(in thousands, except for share amounts)
Shares transferred at Closing—Beachbody(1)(2)	272,700,048
Shares transferred at Closing—Myx	13,529,644

Total shares transferred at Closing	286,229,692
Value per share(3)	$10.00

Total share consideration	$2,862,297
Cash consideration—Myx(4)	37,700

Total Consideration	$2,899,997

(1)

Shares transferred at Closing—Beachbody assumes the issuance of 29,703,289 shares underlying Beachbody options and warrants, which represents an aggregate 38,613,687 outstanding Beachbody options and warrants less implied share buybacks of approximately 8,910,398 options and warrants. Beachbody options and warrants do not represent legally outstanding shares of common stock at Closing.

(2)

Shares transferred at Closing—Beachbody includes 1,550,346 shares of Class A Common Stock issued to Beachbody equity holders upon conversion of an instrument between Beachbody and Myx, pursuant to which Beachbody funded Myx an aggregate $15.0 million subject to certain terms and conditions, including (but not limited to) the right to convert certain of Beachbody’s rights under such instrument into equity interests of Myx.

(3)	Share consideration is calculated using a $10.00 reference price. Actual total share consideration will be dependent on the value of the common stock at Closing.
(4)	Cash consideration includes the payoff of certain of Myx’s existing debt obligations, the Myx Preferred Amount, and cash payments paid as consideration for certain Myx Common Units.

The following summarizes the pro forma capitalization expected at the Closing under the no redemption and maximum redemption scenarios:

	Assuming No Redemptions (Shares)%		Assuming Max Redemptions (Shares)%
Beachbody equity holders—Class A Common Stock(1)	101,755,844	32.5%	101,755,844	34.5%
Beachbody equity holders—Class X Common Stock(5)	141,240,915	45.2%	141,240,915	47.8%
Myx equity holders—Class A Common Stock	13,529,644	4.3%	13,529,644	4.6%

Total shares issued in the Business Combination(2)	256,526,403	82.0%	256,526,403	86.9%
Forest Road’s public stockholders—Class A Common Stock	30,000,000	9.6%	12,500,000	4.2%
Holders of Forest Road’s sponsor shares—Class A Common Stock(3)	3,750,000	1.2%	3,750,000	1.3%
PIPE Investors—Class A Common Stock	22,500,000	7.2%	22,500,000	7.6%

Pro Forma Common Stock Outstanding(4)	312,776,403	100.0%	295,276,403	100.0%

(1)

Beachbody equity holders—Class A Common Stock includes 1,550,346 shares of Class A Common Stock issued to Beachbody equity holders upon conversion of instruments between Beachbody and Myx, pursuant to which Beachbody funded Myx an aggregate $15.0 million subject to certain terms and conditions, including (but not limited to) the right to convert certain of Beachbody’s rights under such instruments into equity interests of Myx.

(2)

Total shares issued in the Business Combination excludes 29,703,289 shares underlying Beachbody options and warrants, which represents an aggregate 38,613,687 outstanding Beachbody options and warrants less implied share buybacks of approximately 8,910,398 options and warrants. Beachbody options and warrants are subject to future exercise, vesting conditions, or a combination thereof, and will not be legally outstanding at Closing.

(3)

Holders of Forest Road’s Sponsor shares excludes 3,750,000 shares of Class A Common Stock subject to certain vesting restrictions pursuant to the Sponsor Agreement. The Sponsor Shares subject to future vesting are made up of five tranches which will vest upon the occurrence of each of the dates on which the Class A Common Stock’s last sale price on the NYSE is greater than $12.00, $13.00, $14.00, $15.00 and $16.00, respectively, per share for any 20 trading days within any consecutive 30-trading day period commencing at least 150 days after the Closing Date (each, a “Triggering Event”), and if any such Triggering Event has not occurred by the date that is the 10-year anniversary of the Closing, any Sponsor Shares that are as-yet unvested as of such time will be forfeited, and will be cancelled by the Company and will cease to exist. For illustrative purposes, the Company has elected not to show the Sponsor Shares subject to future vesting as part of the capitalization table as the Sponsor will not have possession of these shares until the Triggering Events are achieved. However, while the Sponsor Shares subject to future vesting are held in escrow, the Sponsor shall have full ownership rights, including the right to vote such shares and to receive dividends and distributions thereon.

(4)

Total pro forma common stock outstanding excludes 10,000,000 shares of Class A common stock of Forest Road issuable upon exercise of the Public Warrants and 5,333,333 shares of Class A common stock of Forest Road issuable upon exercise of the Private Warrants which are subject to future exercise and will not be legally outstanding at Closing.

(5)

The Class X Common Stock will have substantially the same rights and privileges as the Class A Common Stock but the Class X Common Stock will carry 10 votes per share. Recipients of the Class X Common Stock own a majority of the voting interest of Beachbody prior to the Business Combination.

Assumptions and estimates underlying the unaudited pro forma adjustments included in the unaudited pro forma condensed combined financial statements are described in the accompanying notes. The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination and related transactions occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial statements do not purport to project the future operating results or financial position of Forest Road following the completion of the Business Combination and related transactions. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF MARCH 31, 2021

(in thousands)

	As of March 31, 2021							As of March 31, 2021			As of March 31, 2021
	Beachbody (Historical)	Forest Road (Historical)	Myx (Historical)	Transaction Accounting Adjustments (Assuming No Redemptions) (Note 3 - RR)		Transaction Accounting Adjustments (Note 3 - PPA)		Pro Forma Combined (Assuming No Redemptions)	Additional Transaction Accounting Adjustments (Assuming Maximum Redemptions) (Note 3 - RR)		Pro Forma Combined (Assuming Maximum Redemptions)
Assets
Cash and cash equivalents	$47,649	$730	$2,990	$300,004	(a)	$(37,700	)(b)	$477,928	$(175,003	)(i)	$302,925
				(10,500	)(b)	(3,842	)(g)
				(46,403	)(c)
				225,000	(d)
Accounts receivable, net	3,338	—	—					3,338			3,338
Inventory, net	65,653	—	13,502					79,155			79,155
Prepaid expenses and other current assets	60,184	256	3,127	(6,293	)(c)			57,274			57,274

Total current assets	176,824	986	19,619	461,808		(41,542)		617,695	(175,003)		442,692

Property and equipment, net	81,905	—	71					81,976			81,976
Content assets, net	24,046	—	—					24,046			24,046
Intangible assets, net	19,540	—	—			62,600	(c)	82,140			82,140
Goodwill	18,981	—	—			142,033	(b)	161,014			161,014
Marketable securities held in Trust Account	—	300,004	—	(300,004	)(a)			—			—
Right-of-use asset, net	31,380	—	—					31,380			31,380
Other assets	18,634	—	34			(1,288	)(a)	2,001			2,001
						(15,379	)(b)

Total assets	$371,310	$300,990	$19,724	$161,804		$146,424		$1,000,252	$(175,003)		$825,249

Liabilities
Bank line of credit	$—	$—	$6,015	$—		$(6,015	)(e)	$—			$—
Accounts payable and accrued expenses	122,868	2,674	18,160	(5,791	)(c)	$(633	)(g)	137,278			137,278
Due to related party	—	21	6,672			(6,672	)(e)	21			21
Deferred revenue	106,897	—	3,243					110,140			110,140
Current portion of lease liabilities	9,929	—	—					9,929			9,929
Other current liabilities	3,024	—	—					3,024			3,024

Total current liabilities	242,718	2,69 5	34,090	(5,791)		(13,320)		260,392	—		260,392

Long-term debt	20,000							20,000			20,000
Long-term lease liabilities, net	29,128	—	—					29,128			29,128
Deferred tax liabilities	3,216	—	—			15,650	(d)	10,366			10,366
						(8,500	)(h)
Warrant liabilities	—	45,606	—					45,606			45,606
Deferred underwriters’ discount payable	—	10,500	—	(10,500	)(b)			—			—
Convertible instrument	—	—	16,667			(16,667	)(b)	—			—
Other liabilities	4,375	—	11					4,386			4,386

Total liabilities	299,437	58,801	50,768	(16,291)		(22,837)		369,878	—		369,878

Commitments and contingencies
Redeemable convertible Series A preferred units	98,110	—	—	(98,110	)(f)						—
Class A common stock subject to possible redemption	—	237,188	—	(237,188	)(e)			—			—
Stockholders’ equity/ Members’ equity (deficit)
Common units	584	—	—	(584	)(f)			—			—
Member’s deficit	—	—	(31,044)			31,044	(f)	—			—
Preferred stock	—	—	—					—			—
Class A common stock	—	1	—	2	(d)	1	(b)	17	(2	)(i)	15
				2	(e)
				10	(f)
				1	(g)
Class B common stock	—	1	—	(1	)(g)			—			—
Class X common stock				14	(f)			14			14
Additional paid-in capital	—	29,506	—	(39,901	)(c)	134,213	(b)	660,165	(175,001	)(i)	485,164
				224,998	(d)
				237,186	(e)
				98,670	(f)
				(24,507	)(h)
Accumulated other comprehensive loss	(102)	—	—					(102)			(102)
Retained earnings (accumulated deficit)	(26,719)	(24,507)	—	24,507	(h)	(3,209	)(g)	(29,720)			(29,720)
				(7,004	)(c)	(1,288	)(a)
						8,500	(h)

Total stockholders’ equity/ members’ equity (deficit)	(26,237)	5,001	(31,044)	513,393		169,261		630,374	(175,003)		455,371

Total liabilities and stockholders’ equity/ members’ equity (deficit)	$371,310	$300,990	$19,724	$161,804		$146,424		$1,000,252	$(175,003)		$825,249

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2021

(in thousands, except share and per share data)

	For the Three Months Ended March 31, 2021							For the Three Months Ended March 31, 2021		For the Three Months Ended March 31, 2021
	Beachbody (Historical)	Forest Road (Historical)	Myx (Historical)	Transaction Accounting Adjustments (Assuming No Redemptions) (Note 3 - RR)		Transaction Accounting Adjustments (Note 3 - PPA)		Pro Forma Combined (Assuming No Redemptions)	Additional Transaction Accounting Adjustments (Assuming Maximum Redemptions) (Note 3 - RR)	Pro Forma Combined (Assuming Maximum Redemptions)
Revenue:
Digital	$95,150	$—	$—			$—		$95,150		$95,150
Nutrition and other	131,069	—	—			—		131,069		131,069
Connected fitness	—	—	17,038			—		17,038		17,038

Total revenue	226,219	—	17,038	—		—		243,257	—	243,257
Cost of revenue:
Digital	11,122	—	—			—		11,122		11,122
Nutrition and other	56,995	—	—			—		56,995		56,995
Connected fitness	—	—	17,456			—		17,456		17,456

Total cost of revenue	68,117	—	17,456	—		—		85,573	—	85,573

Gross profit (loss)	158,102	—	(418)	—		—		157,684	—	157,684

Operating expenses:
Selling and marketing	144,696	—	4,789			—		149,485		149,485
Technology and development	27,089	—	813			—		27,902		27,902
General and administrative	17,946	2,725	3,029	199	(aa)	1,703	(aa)	22,716		22,716
				(2,253	)(bb)	(633	)(bb)
Restructuring	—	—	—			—		—		—

Total operating expenses	189,731	2,725	8,631	(2,054)		1,070		200,103	—	200,103

Operating loss	(31,629)	(2,725)	(9,049)	2,054		(1,070)		(42,419)	—	(42,419)
Other income (expenses)
Other income (expense), net	1,299	—	(91)					1,208		1,208
Offering cost associated with warrants recorded as liabilities	—	—	—					—		—
Change in fair value of warrant liabilities	—	(13,870)	—					(13,870)		(13,870)
Interest income on marketable securities held in Trust account		4	—					4		4
Loss from change in fair value of convertible instrument	—	—	(1,379)			1,379	(ee)	—		—
Interest expense	(123)	—	(113)			113	(ff)	(123)		(123)

Total other income (expenses)	1,176	(13,866)	(1,583)	—		1,492		(12,781)	—	(12,781)

Loss before income taxes	(30,453)	(16,591)	(10,632)	2,054		422		(55,200)	—	(55,200)
Income tax provisions (benefit)	(395)	—	—	514	(dd)	106	(gg)	225		225

Net loss	$(30,058)	$(16,591)	$(10,632)	$1,540		$316		$(55,425)	$—	$(55,425)
Net loss per share, basic and diluted	$(0.48)							$(0.18)		$(0.19)
Weighted average shares outstanding, basic and diluted	62,263,439							312,776,403		295,276,403

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2020

(in thousands, except share and per share data)

	For the year ended December 31, 2020	For the period September 24, 2020 (inception) through December 31, 2020	For the year ended December 31, 2020					For the year ended December 31, 2020		For the year ended December 31, 2020
	Beachbody (Historical)	Forest Road (Historical)	Myx (Historical)	Transaction Accounting Adjustments (Assuming No Redemptions) (Note 3 - RR)		Transaction Accounting Adjustments (Note 3 - PPA)		Pro Forma Combined (Assuming No Redemptions)	Additional Transaction Accounting Adjustments (Assuming Maximum Redemptions) (Note 3 - RR)	Pro Forma Combined (Assuming Maximum Redemptions)
Revenue:
Digital	$334,804	$—	$—			$—		$334,804		$334,804
Nutrition and other	528,778	—	—			—		528,778		528,778
Connected fitness	—	—	29,671			—		29,671		29,671

Total revenue	863,582	—	29,671	—		—		893,253	—	893,253
Cost of revenue:
Digital	38,285	—	—			—		38,285		38,285
Nutrition and other	211,422	—	—			—		211,422		211,422
Connected fitness	—	—	34,050			—		34,050		34,050

Total cost of revenue	249,707	—	34,050	—		—		283,757	—	283,757

Gross profit (loss)	613,875	—	(4,379)	—		—		609,496	—	609,496

Operating expenses:
Selling and marketing	464,000	—	9,243			—		473,243		473,243
Technology and development	93,036	—	1,950			—		94,986		94,986
General and administrative	64,818	531	6,540	797	(aa)	6,813	(aa)	86,841		86,841
				3,500	(cc)	3,842	(cc)
Restructuring	(1,677)	—	—			—		(1,677)		(1,677)

Total operating expenses	620,177	531	17,733	4,297		10,655		653,393	—	653,393

Operating loss	(6,302)	(531)	(22,112)	(4,297)		(10,655)		(43,897)	—	(43,897)
Other income (expenses)
Other income (expense), net	666	—	(156)			(1,288	)(dd)	(778)		(778)
Offering cost associated with warrants recorded as liabilities	—	(981)		(3,504	)(cc)			(4,485)		(4,485)
Change in fair value of warrant liabilities	—	(3,608)						(3,608)		(3,608)
Loss on sale of private placement warrants		(2,796)						(2,796)		(2,796)
Loss from change in fair value of convertible instrument	—	—	(288)			288	(ee)	—		—
Interest expense	(527)	—	(201)			201	(ff)	(527)		(527)

Total other income (expenses)	139	(7,385)	(645)	(3,504)		(799)		(12,194)	—	(12,194)
Loss before income taxes	(6,163)	(7,916)	(22,757)	(7,801)		(11,454)		(56,091)	—	(56,091)
Income tax provisions (benefit)	15,269	—	—	(1,950	)(dd)	(8,500	)(gg)	4,819		4,819

Net loss	$(21,432)	$(7,916)	$(22,757)	$(5,851)		$(2,954)		$(60,910)	$—	$(60,910)

Net loss per share, basic and diluted	$(0.35)							$(0.19)		$(0.21)
Weighted average shares outstanding, basic and diluted	61,229,753							312,776,403		295,276,403

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	Basis of Presentation

The Beachbody Merger is expected to be accounted for as a reverse recapitalization in accordance with GAAP, whereby Forest Road is treated as the acquired company and Beachbody is treated as the acquirer. Accordingly, for accounting purposes, the Beachbody Merger is expected to be treated as the equivalent of Beachbody issuing stock for the net assets of Forest Road, accompanied by a recapitalization. The net assets of Forest Road will be stated at historical cost, with no goodwill or other intangible assets recorded.

The Myx Merger is expected to be treated as a business combination in accordance with GAAP and will be accounted for using the acquisition method of accounting. Beachbody will record the estimated fair value of assets acquired and liabilities assumed from Myx. Any excess amounts after allocating the estimated consideration to identifiable tangible and intangible assets acquired and liabilities assumed will be recorded as goodwill.

The unaudited pro forma condensed combined balance sheet as of March 31, 2021 gives pro forma effect to the Business Combination and related transactions as if they had been consummated on March 31, 2021. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2021 and year ended December 31, 2020 give pro forma effect to the Business Combination and related transactions as if it had been consummated on January 1, 2020.

The unaudited pro forma condensed combined balance sheet as of March 31, 2021 has been prepared using, and should be read in conjunction with, the following:

•	Beachbody’s unaudited consolidated balance sheet as of March 31, 2021 and the related notes included elsewhere in this proxy statement/ prospectus;

•	Forest Road’s unaudited balance sheet as of March 31, 2021 and the related notes included elsewhere in this proxy statement/ prospectus; and

•	Myx’s unaudited balance sheet as of March 31, 2021 and the related notes included elsewhere in this proxy statement/ prospectus.

The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 has been prepared using, and should be read in conjunction with, the following:

•	Beachbody’s unaudited condensed consolidated statement of operations for the three months ended March 31, 2021 and the related notes included elsewhere in this proxy statement/ prospectus;

•	Forest Road’s unaudited statement of operations for the three months ended March 31, 2021 and the related notes included elsewhere in this proxy statement/ prospectus; and

•	Myx’s unaudited statement of operations for the three months ended March 31, 2021 and the related notes included elsewhere in this proxy statement/ prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 has been prepared using, and should be read in conjunction with, the following:

•	Beachbody’s audited consolidated statement of operations for the year ended December 31, 2020 and the related notes included elsewhere in this proxy statement/ prospectus;

•	Forest Road’s audited statement of operations for the period September 24, 2020 (inception) through December 31, 2020 and the related notes included elsewhere in this proxy statement/ prospectus; and

•	Myx’s audited statement of operations for the year ended December 31, 2020 and the related notes included elsewhere in this proxy statement/ prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Business Combination. In addition, for businesses acquired by Beachbody during the year ended December 31, 2020, the unaudited pro forma condensed combined financial information includes results from such businesses after the acquisitions. Acquisitions during the year ended December 31, 2020 did not meet the significance test thresholds that would have required pro forma presentation, as described in Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses”.

The pro forma adjustments reflecting the completion of the Business Combination and related transactions are based on currently available information and assumptions and methodologies that Forest Road believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Forest Road believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination and related transactions based on information available to management at the current time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination and related transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of Beachbody, Forest Road and Myx.

2.	Accounting Policies and Reclassifications

As part of the preparation of these unaudited pro forma condensed combined financial statements, certain reclassifications were made to align Beachbody’s, Myx’s and Forest Road’s financial statement presentation. Upon completion of the Business Combination, management will perform a comprehensive review of Beachbody’s, Myx’s and Forest Road’s accounting policies. As a result of the review, management may identify differences between the accounting policies of the three entities which, when conformed, could have a material impact on the financial statements of the post-combination company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information.

3.	Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and related transactions and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses”. Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and the option to present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Forest Road has elected not to present Management’s Adjustments and has only presented Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the post-combination company filed consolidated income tax returns during the periods presented.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined consolidated statement of operations are based upon the number of Forest Road’s shares outstanding, assuming the Business Combination and related transactions occurred on January 1, 2020.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2021 are as follows:

Reverse Recapitalization Adjustments (RR)

(a)	Reflects the reclassification of marketable securities held in the trust account that becomes available following the Business Combination and related transactions, assuming no redemption.

(b)	Reflects the settlement of $10.5 million in deferred underwriters’ discount.

(c)

Represents preliminary estimated transaction costs incurred by Forest Road and Beachbody of approximately $21.5 million and $27.7 million, respectively, for legal, financial advisory and other professional fees. Of these costs:

•	$3.5 million was deferred in prepaid expenses and other current assets and accrued in accounts payable and accrued expenses by Beachbody as of March 31, 2021;

•	$2.8 million was deferred in prepaid expenses and other current assets and paid by Beachbody as of March 31, 2021;

•	$2.3 million was accrued by FRX in accounts payable and accrued expenses and recognized in expense as of March 31, 2021;

•	$46.4 million was reflected as a reduction of cash, which represents the total preliminary estimated transaction costs less the amounts previously paid by Beachbody;

•

$7.0 million were not capitalized as part of the Beachbody Merger and reflected as a decrease in retained earnings. The costs, which include amounts allocated to the public and private placement warrant liabilities assumed as part of the Beachbody Merger, are expensed through retained earnings and included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 as discussed in Note (RR-cc) below; and

•

$39.9 million were capitalized and offset against the proceeds from the Beachbody Merger and the PIPE Financing and reflected as a decrease in additional paid-in capital. This amount represents the total preliminary estimated transaction costs less: 1) $2.3 million recognized in expense by FRX and reclassified to additional paid-in capital (refer to Note RR - h below); and 2) $7.0 million that were not capitalized as part of the business combination and reflected as a decrease in retained earnings.

(d)	Reflects proceeds of $225,000,000 from the issuance and sale of 22,500,000 shares of Forest Road Class A Common Stock at $10.00 per share in the PIPE Financing pursuant to the Subscription Agreements.

(e)	Reflects the reclassification of $237.2 million of Forest Road Class A Common Stock subject to possible redemption to permanent equity.

(f)

Reflects the recapitalization of Beachbody equity comprised of 10,068,841 Beachbody Series A Preferred Units and 62,263,439 Beachbody Common Units into 101,755,844 shares of Forest Road Class A Common Stock and 141,240,915 shares of Forest Road Class X Common Stock.

(g)	Reflects the conversion of Forest Road Class B Common Stock held by the Sponsor into Forest Road Class A Common Stock.

(h)	Reflects the elimination of Forest Road’s historical accumulated deficit.

(i)

Represents the redemption of the maximum number of shares of 17,500,000 shares of Forest Road Class A Common Stock for $175.0 million allocated to Class A common stock and additional paid-in capital using par value of $0.0001 per share and at a redemption price of $10.00 per share (based on the marketable securities held in the trust account as of March 31, 2021 of $300.0 million).

Purchase Price Allocation Adjustments (PPA)

(a)

Reflects the pro forma adjustment to Beachbody’s investment in the instrument between Beachbody and Myx to fair value at Closing. The fair value was determined using 1,550,346 shares issued to Beachbody equity holders upon conversion of the instrument and a $9.92 share price (as of May 14, 2021). The adjustment was recorded as a decrease to Beachbody’s investment in the instrument (recorded in Other assets) and a corresponding decrease in retained earnings on the unaudited pro forma condensed combined balance sheet. The fair value adjustment recorded through retained earnings is included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 as discussed in Note (PPA-dd) below.

(b)	The estimated consideration is as follows:

Estimated Consideration:
Cash consideration(1)	$37,700
Share consideration(3)	134,214
Fair value of Myxinstrument held by Beachbody(2)(3)	15,379

Total estimated consideration	$187,293

(1)	Cash consideration includes the payoff of certain of Myx’s existing debt obligations, the Myx Preferred Amount, and cash payments paid as consideration for certain Myx Common Units.

(2)

Fair value of Myx instrument held by Beachbody was determined using 1,550,346 shares of Class A common stock issued to Beachbody equity holders upon conversion of an instrument between Beachbody and Myx, pursuant to which Beachbody funded Myx an aggregate $15.0 million subject to certain terms and conditions, including (but not limited to) the right to convert certain of Beachbody’s rights under such instrument into equity interests of Myx.

(3)	Share consideration was determined using a $9.92 share price (as of May 14, 2021).

Under the acquisition method of accounting, the identifiable tangible and intangible assets acquired and liabilities assumed of Myx are recorded at the estimated acquisition date fair values. The pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the Myx Merger. For all assets acquired and liabilities assumed other than identified intangible assets and goodwill, the carrying value was assumed to equal fair value.

The final determination of the estimated fair value of the identifiable tangible and intangible assets acquired and liabilities assumed will be determined when management has completed the detailed valuations and necessary calculations. The final determination could differ materially from the preliminary amounts used in the pro forma adjustments and may include (1) changes in the fair values and useful lives of intangible assets, (2) changes in the fair value of other assets and liabilities, (3) the related tax impact of any changes made and (4) the related impact to goodwill of any change made. Any potential adjustments made could be material in relation to the preliminary values presented.

Accordingly, the pro forma purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed. There can be no assurances that these additional analyses and final valuations will not result in significant changes to the estimates of fair value set forth below.

The following table sets forth a preliminary allocation of the estimated consideration for the Myx Merger to the identifiable tangible and intangible assets acquired and liabilities assumed based on Myx’s March 31, 2021 balance sheet, with the excess recorded as goodwill:

Estimated Goodwill:
Cash and cash equivalents	$2,990
Inventory, net	13,502
Prepaid expenses and other current assets	3,127
Property and equipment, net	71
Intangible assets, net	62,600
Other assets	34

Total assets	82,324
Accounts payable and accrued expenses	18,160
Deferred revenue	3,243
Deferred tax liability	15,650
Other liabilities	11

Total liabilities	37,064

Net assets acquired(a)	45,260

Estimated consideration(b)	187,293

Estimated goodwill(b) - (a)	$142,033

In accordance with Accounting Standards Codification (“ASC”) Topic 350, Goodwill and Other Intangible Assets, goodwill will not be amortized, but instead will be tested for impairment at least annually or more frequently if certain indicators are present. In the event management determines that the value of goodwill has become impaired, an accounting charge for the amount of impairment during the quarter in which the determination is made may be recognized. Goodwill recognized is not expected to be deductible for tax purposes.

Total consideration was calculated based on a $9.92 share price (as of May 14, 2021). In the event that the share price increases or decreases by 10%, the impact on total consideration and goodwill would be as follows:

Change in stock price	Stock price	Estimated consideration	Goodwill
Decrease of 10%	$8.93	$172,334	$127,074
Increase of 10%	$10.91	$202,253	$156,993

(c)	The table below indicates the estimated fair value of each of the identifiable intangible assets:

	Preliminary Estimated Fair Value	Weighted Average Useful Life (Years)
Trade name / Trademark	$37,600	Indefinite
Developed technology	11,400	5
Customer relationships	10,200	3
Content library	3,400	3

	$62,600

The fair values of the trade name and trademark intangible assets were determined using an “income approach”, specifically, the relief-from royalty approach, which is a commonly accepted valuation approach. This approach is based on the assumption that in lieu of ownership, a firm would be willing to pay a royalty in order to exploit the related benefits of this asset. Therefore, a portion of Myx’s earnings, equal to the after-tax royalty that would have been paid for the use of the asset, can be attributed to the firm’s ownership. The fair value of the developed technology intangible asset was also determined by the relief-from-royalty approach. The fair values of the customer relationship intangible assets were determined by using an “income approach,” specifically a multi-period excess earnings approach, which is a commonly accepted valuation approach. Under this approach, the net earnings attributable to the asset or liability being measured are isolated using the discounted projected net cash flows. These projected cash flows are isolated from the projected cash flows of the combined asset group over the remaining economic life of the intangible asset or liability being measured. Both the amount and the duration of the cash flows are considered from a market participant perspective. Where appropriate, the net cash flows were adjusted to reflect the potential attrition of existing customers in the future, as existing customers are a “wasting” asset and are expected to decline over time. The fair value of the content library intangible assets were determined using a “cost approach”, which is a commonly accepted valuation approach. This approach uses the concept of replacement cost as an indicator of fair value; specifically, that a prudent investor would pay no more for an asset than the amount to recreate the asset.

(d)

Represents the deferred tax impact associated with the incremental differences in book and tax basis created from the preliminary purchase price allocation resulting from the step up in fair value of intangible assets. Deferred tax amounts determined based on an estimated combined blended statutory tax rate of 25.0%, based on jurisdictions where income has historically been generated. This estimate of deferred income tax liabilities is preliminary and is subject to change based upon a final determination of the fair value of assets acquired and liabilities assumed by jurisdiction.

(e)	Reflects the repayment of Myx’s bank line of credit and due to related party.

(f)	Represents the elimination of Myx’s historical Member’s deficit.

(g)

Represents preliminary estimated transaction costs of $3.8 million associated with the Myx Merger, which are expensed as incurred in accordance with GAAP. Of this amount, $0.6 million was accrued and recognized as an expense by Beachbody as of March 31, 2021. The cost expensed through retained earnings is included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 as discussed in Note (PPA-cc) below.

(h)

Represents the reversal of a portion of Beachbody’s deferred tax asset valuation allowance as result of the deferred tax liabilities recognized in the Myx Merger. The change in the deferred tax asset valuation allowance recognized through retained earnings is included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 as discussed in Note (PPA - gg) below.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2021 and year ended December 31, 2020 are as follows:

Reverse Recapitalization Adjustments (RR)

(aa)	Reflects the amortization of estimated share-based expense associated with stock options granted as part of the Beachbody Merger.

(bb)

Represents adjustment to eliminate transaction costs expensed by FRX during the three months ended March 31, 2021. These costs will be considered equity issuance costs of the post-combination company, and will be either capitalized as a reduction of additional paid-in capital or recognized in expense at the Closing. Transaction costs recognized in expense at Closing are reflected as if incurred on January 1, 2020, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed combined statements of operations, and accordingly, have been eliminated from the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021.

(cc)

Reflects preliminary estimated transaction costs related to the Beachbody Merger, which are not capitalized as part of the Beachbody Merger. These costs are reflected as if incurred on January 1, 2020, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed combined statements of operations. Additionally, the adjustment reflects amounts allocated to the public and private placement warrant liabilities that were assumed as part of the Beachbody Merger. This is a non-recurring item.

(dd)	Reflects the adjustment to income tax expense as a result of the tax impact on the pro forma adjustments at the estimated combined statutory tax rate of 25.0%.

Purchase Price Allocation (PPA)

(aa)	Reflects the amortization expense recorded associated with the intangible assets recognized in the Myx Merger.

(bb)

Represents adjustment to eliminate transaction costs related to the Myx Merger that was recorded by Beachbody during the three months ended March 31, 2021. Transaction costs related to the Myx Merger are reflected in Note (PPA - cc) as if incurred on January 1, 2020, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed combined statements of operations.

(cc)

Reflects preliminary estimated transaction costs related to the Myx Merger, which are expensed as incurred in accordance with GAAP. These costs, which include approximately $0.6 million previously recognized by Beachbody during the three months ended March 31, 2021, are reflected as if incurred on January 1, 2020, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed combined statements of operations. This is a non-recurring item.

(dd)

Reflects the fair value adjustment on the investment held by Beachbody in the instrument between Beachbody and Myx based on the 1,550,346 shares of Class A common stock issued to Beachbody equity holders upon conversion of an instrument into equity interests of Myx in the Myx Merger and a $9.92 share price (as of May 14, 2021). The fair value adjustment is reflected as if incurred on January 1, 2020, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed combined statement of operations. This is a non-recurring item.

(ee)	Reflects the elimination of the loss from change in fair value of convertible instrument, which is assumed to be converted to equity interests in Myx as part of the Myx Merger.

(ff)	Reflects the elimination of interest expense associated with Myx’s bank line of credit and due to related party, which were repaid as part of the Myx Merger.

(gg)

Reflects the adjustment to income tax expense as a result of the tax impact on the pro forma adjustments at the estimated combined statutory tax rate of 25.0% and the non-recurring income tax benefit associated with the partial reversal of the deferred tax asset valuation allowance as a result of the deferred tax liabilities recognized in the Myx Merger.

4. Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination and related transactions, assuming the shares were outstanding since January 1, 2020. As the Business Combination is being reflected as if it had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination and related transactions have been outstanding for the entire periods presented. When assuming maximum redemption, this calculation is adjusted to eliminate such shares for the entire period. Basic and diluted earnings per share are the same for each class of common stock because they are entitled to the same liquidation and dividend rights.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption for the three months ended March 31, 2021 and year ended December 31, 2020:

	Three Months Ended March 31, 2021		Year Ended December 31, 2020
	Assuming No Redemptions	Assuming Maximum Redemptions	Assuming No Redemptions	Assuming Maximum Redemptions
Pro forma net loss (in thousands)	$(55,425)	$(55,425)	$(60,910)	$(60,910)
Pro forma weighted average shares outstanding, basic and diluted	312,776,403	295,276,403	312,776,403	295,276,403
Pro forma net loss per share, basic and diluted	$(0.18)	$(0.19)	$(0.19)	$(0.21)

Pro forma weighted average shares calculation, basis and diluted
Forest Road public stockholders (3)	30,000,000	12,500,000	30,000,000	12,500,000
Holders of Forest Road sponsor shares (1)(3)	3,750,000	3,750,000	3,750,000	3,750,000
PIPE Investors	22,500,000	22,500,000	22,500,000	22,500,000
Current Beachbody equity holders (2)(3)	242,996,759	242,996,759	242,996,759	242,996,759
Current Myx equity holders	13,529,644	13,529,644	13,529,644	13,529,644

	312,776,403	295,276,403	312,776,403	295,276,403

(1)

The pro forma basic and diluted shares of the holders of Forest Road Sponsor shares exclude 3,750,000 shares of Class A Common Stock subject to certain vesting restrictions pursuant to the Sponsor Agreement. These shares are considered contingently issuable shares for which the milestones have not yet been achieved.

(2)

Current Beachbody equity holders includes 1,550,346 shares of Class A Common Stock issued to Beachbody equity holders upon conversion of an instrument between Beachbody and Myx pursuant to which Beachbody funded Myx an aggregate $15.0 million subject to certain terms and conditions, including (but not limited to) the right to convert certain of Beachbody’s rights under such instrument into equity interests of Myx.

(3)	The pro forma basic and diluted shares exclude the following because including them would be antidilutive:

•	34,633,295 unexercised Beachbody stock options

•	3,980,392 unexercised Beachbody warrants

•	10,000,000 unexercised FRX Public Warrants

•	5,333,333 unexercised FRX Private Warrants

INFORMATION ABOUT FOREST ROAD

General

We are a blank check company incorporated as a Delaware corporation on September 24, 2020 for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, recapitalization, exchangeable share transaction or other similar business transaction with one or more operating businesses or assets that we have not yet identified.

IPO

On November 30, 2020, Forest Road consummated its IPO of 30,000,000 units, which included 3,900,000 units issued pursuant to the partial exercise by the underwriters of their over-allotment option. Each unit consists of one share of Class A common stock and one-third of one redeemable warrant, with each whole warrant entitling the holder thereof to purchase one share of Class A common stock for $11.50 per share. The units were sold at a price of $10.00 per unit, generating gross proceeds of $300,000,000.

On November 30, 2020, simultaneously with the closing of the IPO, Forest Road completed the private sale of an aggregate of 5,333,333 warrants to Forest Road Acquisition Sponsor LLC at a purchase price of $1.50 per private placement warrant, generating gross proceeds to the Company of $8,000,000.

In addition, the 7,500,000 shares of Class B common stock held by the Sponsor (prior to the exercise of the over-allotment) included an aggregate of up to 978,750 founder shares subject to forfeiture by the Sponsor to the extent that the underwriter’s over-allotment option was not exercised in full. Since the underwriter exercised the over-allotment option in part and purchased 3,900,000 of the total possible 3,915,000 over-allotment units, the Sponsor forfeited 3,750 Class B common stock on November 30, 2020. The Class B common stock forfeited by the Sponsor were cancelled by the Company.

A total of $300,000,000, comprised of $292,000,000 of the proceeds from the IPO (which amount includes $10,500,000 of the underwriters’ deferred discount) and $8,000,000 of the proceeds of the sale of the private placement warrants, was placed in a U.S.-based trust account maintained by Continental Stock Transfer & Trust Company, acting as trustee. Except with respect to interest earned on the funds held in the trust account that may be released to Forest Road to pay its taxes (less up to $100,000 interest to pay dissolution expenses), the funds held in the trust account will not be released from the trust account until the earliest of (i) the completion of Forest Road’s initial business combination, (ii) the redemption of Forest Road’s public shares if Forest Road is unable to complete its initial business combination within 24 months from the closing of the IPO, subject to applicable law, or (iii) the redemption of Forest Road’s public shares properly submitted in connection with a stockholder vote to amend Forest Road’s Existing Charter to modify the substance or timing of Forest Road’s obligation to redeem 100% of Forest Road’s public shares if it has not consummated an initial business combination within 24 months from the closing of the IPO or with respect to any other material provisions relating to stockholders’ rights (including redemption rights) or pre-initial business combination activity.

After the payment of underwriting discounts and commissions (excluding the deferred portion of $8,050,000 in underwriting discounts and commissions, which amount will be payable upon consummation of an initial business combination if consummated) and approximately $1,000,000 in expenses relating to the IPO, approximately $1,000,000 of the net proceeds of the IPO and private placement was not deposited into the trust account and was retained by Forest Road for working capital purposes. The net proceeds deposited into the trust account remain on deposit in the trust account earning interest. As of March 31, 2021, there was approximately $300,000,000 in investments and cash held in the trust account and $730,435 of cash held outside the trust account available for working capital purposes.

Effecting a Business Combination

Fair Market Value of Target Business

Pursuant to NYSE listing rules, the target business or businesses that Forest Road acquires must collectively have a fair market value equal to at least 80% of the balance of the funds in the trust account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of the execution of a definitive agreement for Forest Road’s initial business combination. The fair market value of the target or targets will be determined by Forest Road’s board of directors based upon one or more standards generally accepted by the financial community, such as discounted cash flow valuation or value of comparable businesses. Our stockholders will be relying on the business judgment of Forest Road’s board of directors, which will have significant discretion in choosing the standard used to establish the fair market value of the target or targets, and different methods of valuation may vary greatly in outcome from one another. As discussed in the Section entitled “The Business Combination Proposal — Satisfaction of 80% Test,” the Forest Road board of directors determined that this test was met in connection with the Business Combination.

Stockholder Approval of the Business Combination

Forest Road is seeking stockholder approval of the Business Combination at the Special Meeting to which this proxy statement/prospectus relates and, in connection with such meeting, holders of public shares may redeem their shares for cash in accordance with the procedures described in this proxy statement/prospectus. Such redemption rights will be effected under the Existing Charter and the DGCL. Forest Road’s Sponsor and its directors and officers have agreed in a letter agreement with Forest Road (i) to vote (A) the Class B common stock (all of which are held by the Sponsor) and (B) any other common stock owned by the Sponsor or Forest Road’s directors and officers, in favor of the Business Combination; and (ii) to not redeem any public shares in connection with a stockholder vote to approve a proposed initial business combination, including the Business Combination, or a vote to amend the provisions of the Existing Charter relating to stockholders’ rights or pre-business combination activity. If the Business Combination is not completed, then public stockholders electing to exercise their redemption rights will not receive such payments and their shares will not be redeemed.

Forest Road will complete the Business Combination (or any other proposed business combination, if the Business Combination is not completed) only if Forest Road has net tangible assets of at least $5,000,001 upon the completion of the Business Combination, after giving effect to payments to public stockholders who exercise their redemption rights. Forest Road chose the net tangible asset threshold of $5,000,001 to ensure that it would avoid being subject to Rule 419 promulgated under the Securities Act of 1933, as amended.

Voting Restrictions in Connection with Special Meeting

Forest Road’s Sponsor and officers and directors at the time of the IPO entered into a letter agreement to vote the Class B common stock and any public shares purchased during or after the IPO, in favor of the Business Combination Proposal. As of the date hereof, our Sponsor owns approximately 20% of the total outstanding shares of Class A Common Stock and Class B Common Stock.

At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding Forest Road or our securities, or not otherwise restricted under Regulation M under the Exchange Act, the Sponsor, directors and officers, the Target Companies and/or their respective affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Forest Road common stock or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that the proposals presented to stockholders for approval at the Special Meeting are approved or to provide additional equity financing. Any such share purchases and other transactions may thereby increase the likelihood of obtaining stockholder approval of the Business Combination. This may result in the completion of our Business Combination that may not otherwise have been possible.

While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.

Liquidation if No Business Combination

Unless Forest Road submits and Forest Road stockholders approve an extension, if the Business Combination (or combination with another target business) is not completed by November 29, 2022, such condition will trigger Forest Road’s automatic winding up, dissolution and liquidation pursuant to the terms of the Charter. As a result, this has the same effect as if Forest Road had formally gone through a voluntary liquidation procedure under Delaware law. Accordingly, no vote would be required from Forest Road’s stockholders to commence such a voluntary winding up, dissolution and liquidation.

Forest Road’s Sponsor, officers and directors have entered into a letter agreement, pursuant to which they have waived their rights to liquidating distributions from the trust account with respect to any Class B common stock they hold if Forest Road fails to complete an initial business combination within 24 months from the closing of the IPO or any extended period of time that Forest Road may have to consummate an initial business combination as a result of an amendment to the Existing Charter. However, if Forest Road’s Sponsor or management team acquire public shares in or after the IPO, they will be entitled to liquidating distributions from the trust account with respect to such public shares if Forest Road fails to complete an initial business combination within the allotted 24-month time period.

Forest Road’s Sponsor, officers and directors have agreed, pursuant to a letter agreement, that they will not propose any amendment to the Existing Charter to modify the substance or timing of Forest Road’s obligation to redeem 100% of the public shares if Forest Road does not complete an initial business combination within 24 months from the closing of the IPO or with respect to any other material provisions relating to stockholders’ rights (including redemption rights) or pre-initial business combination activity, unless public stockholders are provided with the opportunity to redeem their public shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account (which interest shall be net of taxes payable), divided by the number of then outstanding public shares. However, Forest Road will only redeem our public shares so long as (after such redemption) Forest Road’s net tangible assets will be at least $5,000,001. If this optional redemption right is exercised with respect to an excessive number of public shares such that Forest Road cannot satisfy the net tangible asset requirement, Forest Road would not proceed with the amendment or the related redemption of the public shares at such time.

Forest Road expects that all costs and expenses associated with implementing a plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $1,250,000 of proceeds held outside the trust account. However, if those funds are not sufficient to cover the costs and expenses associated with implementing Forest Road’s plan of dissolution, to the extent that there is any interest accrued in the trust account not required to pay taxes, Forest Road may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

If all of the net proceeds of the IPO are expended, other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account and any tax payments or expenses for the dissolution of the trust, the per-share redemption amount received by stockholders upon our dissolution would be approximately $10.00. The proceeds deposited in the trust account could, however, become subject to the claims of our creditors which would have higher priority than the claims of public stockholders. The actual per-share redemption amount received by public stockholders may be substantially less than $10.00. Under Section 281(b) of the DGCL, Forest Road’s plan of dissolution must provide for all claims against it to be paid in full or make provision for payments to be made in full, as applicable, if there are sufficient assets. These claims must be paid or provided for before Forest Road can make any distribution of remaining assets to stockholders.

While Forest Road intends to pay such amounts, if any, Forest Road may not have funds sufficient to pay or provide for all creditors’ claims.

Although Forest Road will seek to have all vendors, service providers (other than our independent registered public accounting firm), prospective target businesses and other entities with which it does business execute agreements waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of public stockholders, there is no guarantee such agreements will be executed or even if such agreements are executed that they would be prevented from bringing claims against the trust account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, management will consider whether competitive alternatives are reasonably available and will only enter into an agreement with such third party if management believes that such third party’s engagement would be in the best interests of Forest Road under the circumstances. Examples of possible instances where Forest Road may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. The underwriters of the IPO and the independent registered public accounting firm will not execute agreements waiving such claims to the monies held in the trust account. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements will not seek recourse against the trust account for any reason. In order to protect the amounts held in the trust account, the Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold, or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the trust account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account, if less than $10.00 per public share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the trust account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act. However, Forest Road has not asked the Sponsor to reserve for such indemnification obligations, nor has Forest Road independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and Forest Road believes the Sponsor’s only assets are securities of Forest Road. Our Sponsor may be unable to satisfy those obligations. As a result, if any such claims were successfully made against the trust account, the funds available for an initial business combination and redemptions could be reduced to less than $10.00 per public share. In such event, Forest Road may not be able to complete an initial business combination, and public stockholders would receive such lesser amount per share in connection with any redemption of public shares. None of the officers or directors of Forest Road will indemnify Forest Road for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the trust account are reduced below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account if less than $10.00 per share due to reductions in the value of the trust assets, in each case less taxes payable, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, Forest Road’s independent directors would determine whether to take legal action against our sponsor to enforce its indemnification obligations. While Forest Road currently expect that the independent directors would take legal action on Forest Road’s behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that the independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, due to claims of creditors the actual value of the per-share redemption price may be less than $10.00 per share.

Forest Road will seek to reduce the possibility that the Sponsor will have to indemnify the trust account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements waiving any right, title, interest or claim of any kind in or to monies held in the trust account. The Sponsor will also not be liable as to any claims under the indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. We will have access to up to approximately $1,250,000 from the proceeds of the IPO with which to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately $100,000). If after liquidation it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received funds from our trust account could be liable for claims made by creditors.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of the trust account distributed to public stockholders upon the redemption of public shares in the event an initial business combination is not consummated within 24 months from the closing of the IPO may be considered a liquidating distribution under Delaware law. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.

Furthermore, if the pro rata portion of the trust account distributed to public stockholders upon the redemption of public shares in the event an initial business combination is not consummated within 24 months from the closing of the IPO is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful (potentially due to the imposition of legal proceedings that a party may bring or due to other circumstances that are currently unknown), then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution. If an initial business combination is not consummated within 24 months from the closing of the IPO, Forest Road will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account including interest earned on the funds held in the trust account (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, dissolve and liquidate, subject in each case to obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Accordingly, it is Forest Road’s intention to redeem public shares as soon as reasonably possible following our 24th month and, therefore, Forest Road does not intend to comply with those procedures. As such, stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of stockholders may extend well beyond the third anniversary of such date.

Because Forest Road will not be complying with Section 280, Section 281(b) of the DGCL requires Forest Road to adopt a plan, based on facts known at such time that will provide for payment of all existing and pending claims or claims that may be potentially brought against Forest Road within the subsequent 10 years. However, because Forest Road is a blank check company, rather than an operating company, and operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from vendors (e.g. lawyers and investment bankers) or prospective target businesses. As described above, pursuant to the obligation contained in the underwriting agreement, Forest Road will seek to have all vendors, service providers, prospective target businesses or other entities with which it does business execute agreements waiving any right, title, interest or claim of any kind in or to any monies held in the trust account. As a result of this obligation, the claims that could be made are significantly limited and the likelihood that any claim that would result in any liability extending to the trust account is remote. Further, the Sponsor may be liable only to the extent necessary to ensure that the amounts in the trust account are not reduced below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case net of the amount of interest withdrawn to pay taxes and will not be liable as to any claims under the indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims.

If Forest Road files a bankruptcy petition or an involuntary bankruptcy petition is filed against Forest Road that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in the bankruptcy estate and subject to the claims of third parties with priority over the claims of stockholders. To the extent any bankruptcy claims deplete the trust account, $10.00 per share may be unavailable to return to our public stockholders. Additionally, if a bankruptcy petition is filed by Forest Road or an involuntary bankruptcy petition is filed against Forest Road that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by stockholders. Furthermore, Forest Road’s board of directors may be viewed as having breached its fiduciary duty to creditors and/or may have acted in bad faith, and thereby exposing itself and Forest Road to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against Forest Road for these reasons.

Public stockholders will be entitled to receive funds from the trust account only (i) in the event of the redemption of public shares if an initial business combination is not completed within 24 months from the closing of the IPO, (ii) in connection with a stockholder vote to amend the Existing Charter to modify the substance or timing of the obligation to redeem 100% of public shares if an initial business combination is not completed within 24 months from the closing of the IPO or with respect to any other material provisions relating to stockholders’ rights (including redemption rights) or pre-initial business combination activity or (iii) if they redeem their respective shares for cash upon the completion of an initial business combination. In no other circumstances will a stockholder have any right or interest of any kind to or in the trust account. In the event we seek stockholder approval in connection with an initial business combination, a stockholder’s voting in connection with the business combination alone will not result in a stockholder’s redeeming its shares or an applicable pro rata share of the trust account. Such stockholder must have also exercised its redemption rights described above. These provisions of the Existing Charter, like all provisions of the Existing Charter, may be amended with a stockholder vote.

Employees

Forest Road currently has four officers. These individuals are not obligated to devote any specific number of hours to Forest Road’s matters but they devote as much of their time as they deem necessary and intend to continue doing so until an initial business combination has been consummated. The amount of time they devote in any time period will vary based on whether a target business has been selected for an initial business combination and the stage of the business combination process. Forest Road does not intend to have any full time employees prior to the consummation of the initial business combination.

Facilities

Forest Road currently maintain its executive offices at 1177 Avenue of the Americas, 5th Floor, New York, New York, 10036. Such space, utilities and secretarial and administrative services will be provided to Forest Road by its Sponsor. We consider our current office space adequate for our current operations.

Legal Proceedings

There are no legal proceedings pending against Forest Road.

Periodic Reporting and Audited Financial Statements

Forest Road has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the Securities and Exchange Commission.

Directors and Executive Officers

Forest Road’s current directors and officers are as follows:

Name	Age	Position
Keith L. Horn	63	Chief Executive Officer, Secretary and Director
Zachary Tarica	34	Chairperson of the Board of Directors and Chief Investment Officer
Idan Shani	39	Chief Operating Officer
Salil Mehta	57	Chief Financial Officer
Thomas Staggs	60	Director, Chairperson of the Strategic Advisory Committee
Peter Schlessel	59	Director
Martin Luther King III	63	Director
Teresa Miles Walsh	57	Director
Sheila A Stamps	63	Director

Keith L. Horn has served as Chief Executive Officer, Secretary, and director since inception. Mr. Horn is the founder and managing member of Loring Capital Advisors, LLC, a firm providing investment advisory and consulting services to hedge fund managers, asset management firms, and early-stage and start-up businesses, which Mr. Horn founded in 2016. From 2003 to 2015, Mr. Horn served as Chief Operating Officer and a member of the Management Committee and Valuation Committee of Elliott Management Corporation, a global multi-strategy firm, where he was responsible for global management and oversight of operational, support, and control functions of the firm’s investment advisory business. Prior to that, beginning in 1987, Mr. Horn spent 16 years at Merrill Lynch, Pierce, Fenner & Smith Incorporated, serving in various capacities, including Global Head of Leveraged Finance, Head of Latin America Debt, and Chief of Staff to the Chairman and President. Mr. Horn began his career in private practice as a corporate and securities attorney. In July 2019, Mr. Horn was appointed to the Strategic Advisory Board of Investcorp Strategic Capital Partners, a fund established to assemble a diverse portfolio of general partnership stakes in alternative asset managers. Since January 2019, Mr. Horn has served as a director of Caliper Holdings, a company engaged in the consumer and commercial ingredients food and beverage business. Since March 2018, Mr. Horn has served as a director of ShopOne Centers REIT, Inc., an owner and operator of shopping malls. From April 2016 to November 2019, Mr. Horn served on the board of directors of Empire Resorts, Inc. (NasdaqGM: NYNY), which operates in the gaming and hospitality industries (“Empire”). Mr. Horn served as Chairperson of Empire’s audit committee and as Chairperson of Empire’s special committee in its review and approval of an acquisition transaction pursuant to which Empire became a privately-held entity. Mr. Horn also serves on the board of directors for the Binghamton University Foundation and is a member of the Foundation investment committee. He is also a member of the board of directors of PeacePlayers International, a non-profit organization that uses the game of basketball to educate and unite children in areas of conflict around the world. Mr. Horn is an investor in and serves on the strategic advisory board of Forest Road. Mr. Horn received his J.D. (cum laude) from Georgetown University Law Center and holds B.A. degrees in Economics and Political Science from Binghamton University, where he graduated Phi Beta Kappa with highest honors. Mr. Horn is well-qualified to serve on our board of directors due to his extensive operating, investment and corporate finance experience, along with his board experience.

Zachary Tarica has served as Chairperson of the Board of Directors and Chief Investment Officer since inception. Mr. Tarica is the founder and Chief Executive Officer of Forest Road, a specialty finance company formed in May 2017 focused on tax credit lending across the entertainment, renewable energy, and real estate sectors, as well as film tax credit administration and tax credit brokerage. Prior to establishing Forest Road, Mr. Tarica served as a Credit Analyst at Brookfield Asset Management from June 2014 to May 2018. From 2008 to 2014, Mr. Tarica worked for Deutsche Bank as a distressed desk analyst focused on investing in special situations in the energy and infrastructure sectors. Mr. Tarica holds a B.S. degree in Business with a minor in Organizational Communications from Northeastern University. Mr. Tarica is well-qualified to serve on our board of directors due to his experience in the finance and media industries.

Thomas Staggs has served as a director since inception and serves as the Chairperson of the Strategic Advisory Committee. Mr. Staggs has been the Executive Chairman of Bertsch Industries, GmbH, a company engaged in the development, manufacturing, and marketing of eco-friendly water-soluble substitutes for plastic across a range of applications since August 2020. Since March 2017, Mr. Staggs has served as the Executive Chairman of Vejo, Inc., a nutrition company that manufactures and sells pod-based nutritional beverage blends and associated devices. Since June 2017, Mr. Staggs has been a member of the board of directors and the Chairperson of the audit committee of Spotify Technology S.A. (NYSE: SPOT). From 1990 to October 2016, Mr. Staggs held various positions at The Walt Disney Company, including as Chief Financial Officer, Chairman of Disney Parks and Resorts Worldwide, Chief Operating Officer, and Senior Advisor to the Chief Executive Officer. Since November 2018, Mr. Staggs has served as a director of PureForm Global Inc., a company engaged in development and sale of synthetically produced cannabidiol and other cannabinoids. Mr. Staggs has served as a member to the board of directors of Weta Digital, a digital visual effects company and the parent company of Weta Animated, since December 2020. Since August 2020, Mr. Staggs has served as a director of REQPay, a company engaged in development and management of a cloud-based construction management platform. In addition, Mr. Staggs serves on the boards of trustees of the University of Minnesota Carlson School of Management and the Center for Early Education. He also was previously a member of the board of directors at Euro Disney SCA from 2002 to February 2015. Mr. Staggs is an investor in and serves on the strategic advisory board of Forest Road. Mr. Staggs holds a B.S. in Business from the University of Minnesota and an M.B.A. from the Stanford Graduate School of Business. Mr. Staggs is well-qualified to serve on our board of directors due to his extensive experience in the entertainment industry, expertise in corporate finance and operations, as well as his public company experience.

Peter Schlessel has served as a director since November 2020. Mr. Schlessel has been a member of the board of directors of Village Roadshow Entertainment Group, an American co-producer and co-financier of major Hollywood motion pictures, since June 2018. Mr. Schlessel is a director of Redbox, an American and Canadian video rental company. From 2014 to February 2016, Mr. Schlessel served as the Chief Executive Officer of Focus Features of Universal Pictures, an American film production and distribution company. Prior to that, he co-founded and served as Chief Executive Officer of FilmDistrict, an independent movie distribution company, from 2010 to 2014. From 1989 to 2010, Mr. Schlessel served at various positions at Sony Pictures Entertainment and its Columbia Pictures division, including President of Worldwide Affairs and President of Worldwide Acquisitions of Sony Pictures Entertainment, President of Columbia Pictures, and President of Production of Columbia Pictures. Mr. Schlessel began his career in entertainment in 1989 as Director of Legal Affairs for RCA/Columbia Home Video. He received his B.S. degree in Psychology from Union College and his J.D. degree from University of Pennsylvania Law School. Mr. Schlessel is well-qualified to serve on our board of directors due to his extensive experience in the entertainment and media industries.

Martin Luther King III has served as a director since November 2020. The oldest son of Martin Luther King Jr. and Coretta Scott King, Mr. King is a celebrated human rights advocate who has devoted his life to promoting civil and global human rights. Since 2006, Mr. King has served as the founder and Chief Executive Officer of Realizing the Dream, a non-profit organization that continues the humanitarian and liberating work of his parents, through which he has spearheaded nonviolence training in Bosnia Herzegovina, India, Israel and Palestine, Kenya, Sri Lanka, and the United States. In 2011, Mr. King co-founded Bounce TV, an African American broadcast network. Mr. King served as the fourth President of the Southern Christian Leadership Conference from 1997 to 2004. Since 1997, Mr. King has been Chairman of the Nominating and Governance

Committee of the Board of MetWest, a mutual fund complex. Mr. King served as the President and Chief Executive Officer of The King Center, based in Atlanta, and remains a member of its board of directors. In 1986, he was elected to the Fulton County Board of Commissioners to represent more than 700,000 Georgia residents. He received a B.A. degree in Political Science from Morehouse College. Mr. King is well-qualified to serve on our board of directors due to his extensive experience in the broadcast network industry and dedication to human rights advocacy.

Teresa Miles Walsh has served as a director since November 2020. In 2003, Ms. Walsh founded Access Media Advisory, a boutique corporate advisory firm with offices in London and New York focused on media sector clients, and currently serves as its Chief Executive Officer and Managing Director. Since 2009, Ms. Walsh has served as the Partner and the Senior Banker of Media Investment Banking at Pickwick Capital Partners, LLC, an investment bank and fund placement advisory firm. From 1989 until 2002, Ms. Walsh held various investment banking positions at Merrill Lynch, Pierce, Fenner & Smith Incorporated, including Group Head and Managing Director of the European Media Investment Banking Group in London from 1997 until 2002. She has been a member of the board of directors of Upland Software, Inc. (Nasdaq: UPLD), a provider of cloud-based enterprise work management software, since March 2020. Ms. Walsh received her M.B.A. with distinction from the Fuqua School of Business at Duke University and has her Bachelor of Arts degree in Economics, Magna Cum Laude, also from Duke University. Ms. Walsh is well-qualified to serve on our board of directors due to her extensive experience in the media industry and corporate finance, as well as her public company experience.

Sheila A. Stamps has served as a director since November 2020. Since September 2020, Ms. Stamps has been a member of the board of directors, the audit committee, and the executive compensation committee of Pitney Bowes Inc. (NYSE: PBI), a technology company providing solutions and analytics to businesses. Since May 2018, Ms. Stamps has served as a member of the board of directors and the Chairperson of the audit committee of Atlas Air Worldwide Holdings, Inc. (Nasdaq: AAWW), an airfreight company. Since February 2014, Ms. Stamps has served as a member of the board of directors of CIT Group, Inc. (NYSE: CIT), a financial services company, and its banking subsidiary, CIT Bank, N.A. From July 2014 to July 2018, Ms. Stamps served as the Commissioner of the New York State Insurance Fund, a governmental insurance carrier. During her time at the New York State Insurance Fund, Ms. Stamps also served on the business operations committee and served as Chairperson of the audit committee. Ms. Stamps was the Executive Vice President of DBI, LLC, a private mortgage investment company, from 2011 to 2012. From 2008 to 2011, Ms. Stamps served as the Head of Fixed Income and Cash Management, a senior management member of the Investment Advisory Committee and the Real Estate Advisory Committee of New York State Common Retirement Fund. From 2005 to 2016, Ms. Stamps served as the Managing Director of Golden Seeds, Inc., an investment company. From 2003 to 2004, Ms. Stamps served as a Managing Director and Financial Institutions Group Head at Bank of America (formerly, FleetBoston Financial). From 1997 to 2003, Ms. Stamps held a number of executive positions in Bank One Corporation (now JPMorgan Chase), including Managing Director and Head of European Asset-Backed Securitization and a member of the Operating Management Committee. Ms. Stamps received her B.S. in Management Sciences from Duke University and her M.B.A. from University of Chicago. She was a fellow of Weatherhead Center for International Affairs at Harvard University and received her CERT Certificate in Cybersecurity Oversight from Carnegie Mellon University. Ms. Stamps is well-qualified to serve on our board of directors due to her extensive experience in the finance and investment sectors as well as her roles on public company boards.

Strategic Advisory Committee

Forest Road has formed a Strategic Advisory Committee, of which Mr. Staggs serves as Chairperson. The Strategic Advisory Committee, comprised of Mr. Staggs and our strategic advisors, assists management in its search of suitable acquisition targets. Mr. Staggs act as liaison to management and serves to coordinate and lead the strategic advisors’ efforts to assist the management team in their search for a business combination target. In addition to Mr. Staggs, the members of the Strategic Advisory Committee are as follows:

Kevin Mayer has served as a strategic advisor since November 2020. In November 2020, Mr. Mayer agreed to advise Access Industries with the title of Senior Advisor. From May 2020 to August 2020, Mr. Mayer served as Chief Executive Officer of TikTok Inc. and Chief Operating Officer of ByteDance Ltd., TikTok’s parent company. Prior to joining TikTok, Mr. Mayer oversaw the launch of Disney+ while serving as Chairman of Direct-to-Consumer & International division at Disney. After joining Disney in 1993, Mr. Mayer led strategy and business development for Disney’s interactive and television businesses worldwide. He later became Executive Vice President of the internet group, responsible for the operations, business plans, creative direction, and distribution of Disney’s popular websites, including ESPN.com and ABCNews.com. Mr. Mayer departed Disney in 2000 but returned in 2005, eventually rising to the role of Chief Strategy Officer before accepting the position of Chairman of Direct-to-Consumer & International until his departure in May 2020. Prior to rejoining Disney in 2005, Mr. Mayer served as a partner and head at L.E.K. Consulting’s Global Media and Entertainment practice. Prior to L.E.K., he held leading positions at interactive and internet businesses, including Chairman and Chief Executive Officer of Clear Channel Interactive, where he managed all aspects of new media business, including content, sales, business and technology development, and distribution. Mr. Mayer is an investor in, and serves on the strategic advisory board of, Forest Road. Mr. Mayer received his B.S. degree in Mechanical Engineering from Massachusetts Institute of Technology, a M.Sc. degree in Electrical Engineering from San Diego State University and an M.B.A. degree from Harvard University.

Shaquille “Shaq” O’Neal has served as a strategic advisor since November 2020. Mr. O’Neal is an American athlete, investor, and entrepreneur, and is regarded as one of the greatest players in NBA history. Mr. O’Neal was elected to both the Naismith Memorial Basketball Hall of Fame and FIBA Hall of Fame. Beyond basketball, Mr. O’Neal has made investments in Google prior to its initial public offering and Ring prior to its sale to Amazon. Mr. O’Neal currently owns multiple franchises, including Auntie Anne’s and Papa John’s Pizza, as well as several restaurants in Las Vegas. Mr. O’Neal moved into e-sports by assuming the role of General Manager of the Kings Guard (NBA 2K League), an e-sports team associated with the Sacramento Kings, in which he owns a minority stake. Mr. O’Neal serves on the board of directors of Papa John’s Pizza, as a national spokesperson for the non-profit Boys & Girls Clubs of America, and as a global spokesperson for Krispy Kreme. Mr. O’Neal received his B.A. degree in General Studies from Louisiana State University, an M.B.A. degree from University of Phoenix and an Ed.D degree in Human Resource Development from Barry University.

Mark Burg has served as a strategic advisor since November 2020. Mr. Burg is an entrepreneur, business executive and American film producer, best known for his work on the Saw film series and on the CBS sitcom Two and a Half Men. From November 2014 to December 2017, Mr. Burg served as Vice Chairman of Management and Production at Primary Wave Entertainment, a private music publishing and talent management company. In 2004, Mr. Burg founded the production company Twisted Pictures, which primarily focuses on the development and production of horror films. Mr. Burg personally financed the first production of the Saw films. He has received a ShoWest Award, a People’s Choice Award, has been recognized in the Guinness Book of World Records for the Most Successful Horror Movie Franchise, has been nominated for three Emmy Awards, and has received multiple awards for previous films. Mr. Burg is an investor in, and serves on the strategic advisory board of, Forest Road. Mr. Burg received his B.A. degree in Communications and Management from Ithaca College.

The strategic advisors are not under any fiduciary obligation to Forest Road nor will they perform board or committee functions, nor do they have any voting or decision-making capacity on Forest Road’s behalf. The strategic advisors are not required to devote any specific amount of time to Forest Road’s efforts or be subject to the fiduciary requirements to which Forest Road’s board members are subject. Accordingly, if a strategic advisor becomes aware of a business combination opportunity which is suitable for any of the entities to which they have fiduciary or contractual obligations, they will honor their fiduciary or contractual obligations to present such business combination opportunity to such entity, and only present it to Forest Road if such entity rejects the opportunity.

Number and Terms of Office of Officers and Directors

Forest Road’s board of directors consists of seven members and is divided into three classes with only one class of directors being elected in each year, and with each class (except for those directors appointed prior to the first annual meeting of stockholders) serving a three-year term. The term of office of the first class of directors, consisting of Peter Schlessel and Teresa Miles Walsh, will expire at the first annual meeting of stockholders. The term of office of the second class of directors, consisting of Martin Luther King III and Sheila A. Stamps, will expire at the second annual meeting of stockholders. The term of office of the third class of directors, consisting of Keith L. Horn, Zachary Tarica and Thomas Staggs, will expire at the third annual meeting of stockholders.

Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to such offices as it deems appropriate.

Director Independence

NYSE listing standards require that a majority of the board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. The board of directors has determined that Martin Luther King III, Peter Schlessel, Teresa Miles Walsh and Sheila A. Stamps are “independent directors” as defined in the NYSE listing standards and applicable SEC rules. The audit committee is entirely composed of independent directors meeting the NYSE’s additional requirements applicable to members of the audit committee. The independent directors have scheduled meetings at which only independent directors are present.

Officer and Director Compensation

No compensation will be paid to the Sponsor, officers and directors, or any of their respective affiliates, prior to or in connection with the consummation of an initial business combination. Commencing on the date that our securities were first listed on NYSE through the earlier of the consummation of an initial business combination and liquidation, Forest Road pay an entity affiliated with our Sponsor $10,000 per month for office space, secretarial and administrative services provided to members of our management team. Additionally, the Sponsor, executive officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Independent directors will review on a quarterly basis all payments that were made to the Sponsor, officers, directors or our or their affiliates.

We are not party to any agreements with our officers and directors that provide for benefits upon termination of employment.

Committees of the Board of Directors

The board of directors has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. The rules of the NYSE and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and the rules of the NYSE require that the compensation committee and the nominating and corporate governance committee of a listed company be comprised solely of independent directors. Each committee operates under a charter that has been approved by our board and will have the composition and responsibilities described below.

Audit Committee

The board of directors has established an audit committee. Teresa Miles Walsh, Martin Luther King III and Peter Schlessel are serving as members of the audit committee. Teresa Miles Walsh serves as chairperson of the audit committee. All members of our audit committee meet the independent director standard under NYSE listing standards and under Rule 10-A-3(b)(1) of the Exchange Act.

Each member of the audit committee is financially literate and the board of directors has determined that Teresa Miles Walsh qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

Forest Road has adopted an audit committee charter, which details the principal functions of the audit committee, including:

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assisting board oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent registered public accounting firm’s qualifications and independence, and (4) the performance of our internal audit function and independent registered public accounting firm; the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm and any other independent registered public accounting firm engaged by us;

•

pre-approving all audit and non-audit services to be provided by the independent registered public accounting firm or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures; reviewing and discussing with the independent registered public accounting firm all relationships the auditors have with us in order to evaluate their continued independence;

•

setting clear policies for audit partner rotation in compliance with applicable laws and regulations; obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (1) the independent registered public accounting firm’s internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•

meeting to review and discuss our annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm, including reviewing our specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•

reviewing with management, the independent, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

The board of directors has established a compensation committee. Martin Luther King III, Peter Schlessel and Teresa Miles Walsh serve as members of the compensation committee. Martin Luther King III serves as chairperson of the compensation committee. All members of the compensation committee meet the independent director standard under NYSE listing standards applicable to members of the compensation committee.

We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

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reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•

reviewing and making recommendations to our board of directors with respect to the compensation, and any incentive compensation and equity based plans that are subject to board approval of all of our other officers;

•	reviewing our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•	producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, as indicated above, other than the payment to an affiliate of the Sponsor of $10,000 per month, for up to 24 months, for office space, utilities and secretarial and administrative support and reimbursement of expenses, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our existing stockholders, officers, directors or any of their respective affiliates, prior to, or for any services they render in order to effectuate the consummation of an initial business combination. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NYSE and the SEC.

Nominating and Corporate Governance Committee

We have established a nominating and corporate governance committee. The members of our nominating and corporate governance are Peter Schlessel, Martin Luther King III and Teresa Miles Walsh. Peter Schlessel serves as chair of the nominating and corporate governance committee.

The primary purposes of our nominating and corporate governance committee will be to assist the board in:

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identifying, screening and reviewing individuals qualified to serve as directors and recommending to the board of directors candidates for nomination for election at the annual meeting of stockholders or to fill vacancies on the board of directors;

•	developing, recommending to the board of directors and overseeing implementation of our corporate governance guidelines;

•	coordinating and overseeing the annual self-evaluation of the board of directors, its committees, individual directors and management in the governance of the company; and

•	reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

The nominating and corporate governance committee is governed by a charter that complies with the rules of the NYSE.

Director Nominations

The nominating and corporate governance committee will recommend to the board of directors candidates for nomination for election at the annual meeting of the stockholders. Prior to the initial business combination, the board of directors will also consider director candidates recommended for nomination by holders of the Class B common stock during such times as they are seeking proposed nominees to stand for election at an annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Prior to the initial business combination, holders of public shares will not have the right to recommend director candidates for nomination to Forest Road’s board of directors.

Forest Road has not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.

Compensation Committee Interlocks and Insider Participation

None of Forest Road’s officers currently serves, and in the past year has not served, as a member of the compensation committee of any entity that has one or more officers serving on our board of directors.

Code of Business Conduct and Ethics

Forest Road has adopted a Code of Business Conduct and Ethics applicable to directors, officers and employees. A copy of the form of the Code of Business Conduct and Ethics, the audit committee, compensation committee and nominating and corporate governance committee charters are filed as exhibits to the Registration Statement relating to the IPO. This document may be reviewed by accessing the public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Business Conduct and Ethics and the charters of the committees will be provided without charge upon request. If any amendments to our Code of Business Conduct and Ethics other than technical amendments are made, administrative or other non-substantive amendments, or grant any waiver, including any implicit waiver, from a provision of the Code of Business Conduct and Ethics applicable to the principal executive officer, principal financial officer principal accounting officer or controller or persons performing similar functions requiring disclosure under applicable SEC or NYSE rules, the nature of such amendment or waiver will be disclosed on the Forest Road website.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS OF FOREST ROAD

The following discussion and analysis should be read in conjunction with the financial statements and related notes included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” appearing elsewhere in this proxy statement/prospectus.

Overview

Forest Road is a blank check company incorporated on September 24, 2020 as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

Forest Road’s registration statement for the IPO was declared effective on November 24, 2020. On November 30, 2020, Forest Road consummated its IPO of 30,000,000 units, which included 3,900,000 units issued pursuant to the partial exercise by the underwriters of their over-allotment option. Each unit consists of one share of Class A common stock and one-third of one redeemable warrant, with each whole warrant entitling the holder thereof to purchase one share of Class A common stock for $11.50 per share. The units were sold at a price of $10.00 per unit, generating gross proceeds of $300,000,000.

On November 30, 2020, simultaneously with the closing of the IPO, Forest Road completed the private sale of an aggregate of 5,333,333 warrants to Forest Road Acquisition Sponsor LLC at a purchase price of $1.50 per private placement warrant, generating gross proceeds to the Company of $8,000,000.

In addition, the 7,500,000 shares of Class B common stock held by the Sponsor (prior to the exercise of the over-allotment) included an aggregate of up to 978,750 Founder Shares subject to forfeiture by the Sponsor to the extent that the underwriter’s over-allotment option was not exercised in full. Since the underwriter exercised the over-allotment option in part and purchased 3,900,000 of the total possible 3,915,000 over-allotment units, the Sponsor forfeited 3,750 Class B common stock on November 30, 2020. The Class B common stock forfeited by the Sponsor were cancelled by the Company.

A total of $300,000,000, comprised of $292,000,000 of the proceeds from the IPO (which amount includes $10,500,000 of the underwriters’ deferred discount) and $8,000,000 of the proceeds of the sale of the private placement warrants, was placed in a U.S.-based trust account maintained by Continental Stock Transfer & Trust Company, acting as trustee. Except with respect to interest earned on the funds held in the trust account that may be released to Forest Road to pay its taxes (less up to $100,000 interest to pay dissolution expenses), the funds held in the trust account will not be released from the trust account until the earliest of (i) the completion of Forest Road’s initial business combination, (ii) the redemption of Forest Road’s public shares if Forest Road is unable to complete its initial business combination within 24 months from the closing of the IPO, subject to applicable law, or (iii) the redemption of Forest Road’s public shares properly submitted in connection with a stockholder vote to amend Forest Road’s Existing Charter to modify the substance or timing of Forest Road’s obligation to redeem 100% of Forest Road’s public shares if it has not consummated an initial business combination within 24 months from the closing of the IPO or with respect to any other material provisions relating to stockholders’ rights (including redemption rights) or pre-initial business combination activity.

If we are unable to complete an initial business combination by November 30, 2022, Forest Road will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to pay for our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish our public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our Board, dissolve and liquidate, subject in each case to obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

We intend to effectuate an initial business combination using cash from the proceeds of the IPO and the private placement, the proceeds of the sale of shares in connection with an initial business combination (pursuant to forward purchase agreements or backstop agreements entered into following the consummation of the IPO or otherwise), shares issued to the owners of the target, debt issued to bank or other lenders or the owners of the target, or a combination of the foregoing.

For the three months ended March 31, 2021, we had a net loss of $16,590,561. We incurred $2,724,770 of operating costs, consisting of public company operating expenses and costs related to preparing for the initial business combination. We had interest income of $20 of interest on the bank account and investment income of $4,432 from marketable securities held in trust account. For the three months ended March 31, 2021, the change in fair value of warrants resulted in an increase in the liability of approximately $13,870,243.

For the period from September 24, 2020 (Inception) through December 31, 2020, we had a net loss of $531,394. We incurred $531,404 of formation and operating costs (not charged against shareholders’ equity), consisting mostly of general and administrative expenses. We had interest income of $10 of interest on the bank account.

As a result of the restatement described in Note 2 “Restatement of Previously Issued Financial Statements” to the financial statements included herein, we classify the warrants issued in connection with our initial public offering and private placement as liabilities at their fair value and adjust the warrant instruments to fair value at each reporting period. These liabilities are subject to remeasurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. As part of the reclassification to warrant liability, we reclassed a portion of the offering costs associated with the IPO originally charged to stockholders’ equity, to an expense in the statement of operations in the amount of $980,895 based on a relative fair value basis. The fair value of the private warrants was greater than the cash received from the proceeds for the private placement warrants, resulting in a loss on sale of private placement warrants of $2,796,275. For the periods from September 24, 2020 (inception) through December 31, 2020, the change in fair value of warrants was an increase of approximately $3,608,275.

On February 9, 2021, Forest Road entered into the Merger Agreement.

Liquidity and Capital Resources

As of March 31, 2021, we had cash outside the trust account of $730,435 available for working capital needs. All remaining cash held in the trust account are generally unavailable for the Company’s use, prior to an initial business combination, and is restricted for use either in a business combination or to redeem common stock. Through March 31, 2021, the Company’s liquidity needs were satisfied through receipt of $25,000 from the sale of the founder shares, advances from the sponsor in an aggregate amount of $141,881 and the remaining net proceeds from the initial public offering and the sale of private placement warrants.

The Company anticipates that the $730,735 of cash held outside of the trust account as of March 31, 2021, will be sufficient to allow the Company to operate for at least the next 12 months, assuming that a business combination is not consummated during that time. Until consummation of our business combination, the Company will be using the funds not held in the trust account, and any additional Working Capital Loans (as defined in Note 5 to our financial statements) from the initial stockholders, the Company’s officers and directors, or their respective affiliates (which is described in Note 5 to our financial statements), for identifying and evaluating prospective acquisition candidates, performing business due diligence on prospective target businesses, traveling to and from the offices, plants or similar locations of prospective target businesses, reviewing corporate documents and material agreements of prospective target businesses, selecting the target business to acquire and structuring, negotiating and consummating the business combination.

The Company does not believe it will need to raise additional funds in order to meet the expenditures required for operating its business. However, if the Company’s estimates of the costs of undertaking in-depth due diligence and negotiating business combination is less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to the business combination. Moreover, the Company will need to raise additional capital through loans from its sponsor, officers, directors, or third parties. None of the sponsor, officers or directors are under any obligation to advance funds to, or to invest in, the Company. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of its business plan, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.

Derivative Warrant Liabilities

We do not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. We evaluate all of our financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is reassessed at the end of each reporting period.

We issued an aggregate of 15,333,333 warrants in connection with our initial public offering and private placement, which, as a result of the restatement described in Note 2 “Restatement of Previously Issued Financial Statements” to the financial statements included herein, are recognized as derivative liabilities in accordance with ASC 815-40. Accordingly, we recognize the warrants as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to remeasurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The fair value of warrants issued in connection with our initial public offering and private placement has been estimated using Monte Carlo simulations at each measurement date.

Off-Balance Sheet Financing Arrangements

We have no obligations, assets or liabilities which would be considered off-balance sheet arrangements. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements.

We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or entered into any non-financial agreements involving assets.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities other than an administrative agreement to reimburse the Sponsor for office space, secretarial and administrative services provided to members of our management team by the Sponsor, members of the Sponsor, and our management team or their affiliates in an amount not to exceed $10,000 per month in the event such space and/or services are utilized and we do not pay a third party directly for such services, from the date of closing of the Public Offering. Upon completion of a business combination or our liquidation, we will cease paying these monthly fees.

Critical Accounting Policies and Estimates

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the condensed financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following as our critical accounting policies:

Common Stock Subject to Possible Redemption

We account for common stock underlying public subunits subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Our common stock features certain redemption rights that are considered to be outside of our control and subject to the occurrence of uncertain future events. Accordingly, as of March 31, 2021 and December 31, 2020, 23,718,818 and 25,377,874 shares of Class A common stock subject to possible redemption are presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s condensed balance sheet.

Net Loss Per Common Stock

We comply with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net loss per share of common stock is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. We have not considered the effect of the warrants sold in the Initial Public Offering and Private Placement to purchase an aggregate of 15,333,333 shares of Class A common stock in the calculation of diluted earnings per share, since their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted earnings per common share is the same as basic earnings per common share for the period presented.

Our statement of operations includes a presentation of income per share for common stock subject to redemption in a manner similar to the two-class method of income per share. Net loss per share, basic and diluted for Class A common stock is calculated by dividing the investment income earned on the Trust Account, net of applicable income and franchise taxes by the weighted average number of shares of Class A common stock outstanding for the period. Net loss per share, basic and diluted for Class B common stock is calculated by dividing the net loss less income attributable to Class A common stock, by the weighted average number of shares of Class B common stock outstanding for the period.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the financial statements.

JOBS Act

The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We will qualify as an “emerging growth company” and under the JOBS Act will be allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an independent registered public accounting firm’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the independent registered public accounting firm’s report providing additional information about the audit and the financial statements (auditor discussion and analysis), and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of this offering or until we are no longer an “emerging growth company,” whichever is earlier.

BUSINESS OF BEACHBODY

Who We Are

We are a health and wellness platform providing fitness, nutrition and stress-reducing programs to our customers. With over 2.7 million digital subscriptions and 0.4 million nutritional subscriptions, we believe our ability to offer solutions in both the global fitness market and the global nutrition market under one platform positions us a leading holistic health and wellness platform. We have a 22-year track record of creating innovative training, nutrition and stress-reducing programs that have improved the lives of millions of customers. We make fitness entertaining, approachable, effective and convenient, while fostering social connections that encourage customers to live healthier and more fulfilling lives.

We are a results-oriented company at the intersection of wellness, technology and media. We developed one of the original fitness digital streaming platforms with an extensive library of content containing over 80 complete workout programs and over 2,300 streaming workouts. We measure the success of our library by customer engagement indicators including a metric that divides daily active users by monthly active users (“DAU/MAU”) and “streams” by our subscribers over the respective periods. While the measure of a digital stream may vary across companies, we define streams and total streams as the stream of a video for at least 25% of its length during a given period. For the three months ended March 31, 2021, our DAU/MAU was 35%. In 2020 our subscribers’ streams totaled 180 million and during the three months ended March 31, 2021 totaled 56 million. We also measure our success by month over month retention rates of our digital subscribers, which was approximately 96% as of March 31, 2021.

Driven by our commitment to help people achieve their goals and lead healthy, fulfilling lives, we have built or acquired digital platforms to engage with our customers and deliver differentiated experiences, including Beachbody on Demand and Openfit and upon shareholder approval, will acquire Myx. Our digital platforms include an extensive library with high production value and creatively diverse fitness content at a price point as low as $9.99 per month or $99.00 per year. In addition to each platform that has its own unique distribution channels, the content we produce drives a flywheel of new digital and nutritional subscriptions that helps fuel revenue growth.

Our premium nutrition products help make meal planning and healthy weight loss achievable without deprivation or starvation. Simplicity and proven strategies are at the core of what we do and many of our brands, including Shakeology, Beachbody Performance and Ladder, have been clinically designed to help our customers achieve their goals. By leveraging data about our customers, such as which content they are engaging with, we are able to make targeted recommendations that support improved results.

We have also built a social commerce platform that organically increases our customers, inspires participants to achieve their goals and generates cash flow that can be used to accelerate our digital and international businesses. This platform consists hundreds of thousands of micro influencers or Coaches, who help customers maintain their fitness program through positive reinforcement, accountability and an online/offline support community.

Our revenue is primarily generated from the sale of digital subscriptions and nutritional products that are often bundled together. Following the closing of this business combination, we will also generate revenue through connected fitness products with the acquisition of Myx. We believe that this acquisition will help increase future revenue through connected devices and additional digital subscriptions. We also intend to increase revenues through future international expansion and opportunistic acquisitions.

Our holistic health and wellness platform has generated significant revenue and subscriber growth since fully transitioning to digital. In the last three years:

•	Total revenue was $790.3 million in 2018, $755.8 million in 2019, $863.6 million in 2020 and $226.2 million for the three months ended March 31, 2021

•	Net income (loss) was $0.1 million in 2018, $32.3 million in 2019, $(21.4) million in 2020 and $(30.1) million for three months ended March 31, 2021

•

Adjusted EBITDA was $68.1 million in 2018, $78.4 million in 2019, $51.5 million in 2020 and $(11.7) million for three months ended March 31, 2021; with 2020 and 2021 results to date reflecting a significant increase in media spend driving subscriber and deferred revenue growth

•	Digital subscriptions were 1.5 million at the end of 2018, 1.7 million at the end of 2019, 2.6 million at the end of 2020 and 2.7 million as of March 31, 2021

•	Digital subscription month over month retention was 94.1% in 2018, 95.3% in 2019, 95.5% in 2020 and 95.8% for three months ended March 31, 2021

•	Nutritional subscriptions were 0.4 million at the end of 2018, 0.3 million at the end of 2019 and 0.4 million at the end of 2020 and as of March 31, 2021

See “Selected Consolidated Financial and Other Data — Non-GAAP Financial Measures” for information regarding our use of Adjusted EBITDA and a reconciliation of net income/loss to Adjusted EBITDA. For a definition of digital subscriptions, nutritional subscriptions and subscriber retention, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Business Model — Key Operational and Business Metrics.”

Our Industry and Opportunity

Overview

We are a global leader in the health, wellness and fitness industry with over 2.7 million digital subscriptions and over 0.4 million nutritional subscriptions as of March 31, 2021. Our total revenue was $790.3 million in 2018, $755.8 million in 2019 and $863.6 million in 2020 and $226.2 million for the three months ended March 31, 2021. We believe our growth has been driven by an increasing awareness on health and wellness by customers, an acceleration of consumer purchases of digital fitness products, increased demand for convenience and streaming services, and a desire to live a healthier life. In 2020, 99% of our revenue was generated in North America and we believe there is a large opportunity to expand internationally where many of these same trends exist.

Industry

We operate within the global health, wellness, and fitness industries, which are comprised of diverse products and offerings such as online/offline fitness solutions, nutritional offerings, mental health products and connected fitness devices. According to the Global Wellness Institute, the total spend on the global wellness industry in 2019 was $4.5 trillion, of which physical activity, healthy eating and nutrition represented over $1.5 trillion in spending. Additionally, according to IHRSA (International Health, Racquet & Sportsclub Association), 183 million and 62 million people had gym memberships globally and in the United States, respectively, in 2019.

Our approach to health, wellness and fitness addresses a massive and largely untapped market by bringing various aspects of well-being together in one place. We have focused our efforts on the technological disruption in the growing global health, wellness, and fitness industry since the launch of the beta version of the Beachbody on Demand digital platform in fourth quarter of 2015. A recent study from The New Consumer suggests that 66% of customers prefer home fitness solutions to gyms, and we believe that we will continue to benefit from this investment in technology and structural shift in the global wellness industry as users continue to transition to digital fitness, nutrition and mindfulness solutions.

By providing cost-effective content, which requires little to no equipment, and, with the acquisition of Myx, a lower cost connected indoor bike, we believe that we will be able to significantly expand the market for fitness engagement. And while the COVID-19 pandemic drove significant subscriber growth, 59% of Americans say they do not plan on renewing their gym membership since the pandemic has helped them find more affordable ways to exercise and live a healthier lifestyle.

Total Addressable Market

According to the Global Wellness Institute, the Total Addressable Market (TAM) is approximately $1.5 trillion and includes the physical activity and healthy eating/weight loss markets. More specifically, 3.7% of the world’s population, or 277 million people, are members of gyms, health clubs and fitness studios and/or participate in structured or independent/at-home fitness activities or classes on a regular basis. Additionally, approximately $700 billion is spent annually on healthy eating, weight loss and nutrition supplements. Given our holistic approach and wide library of health and wellness content, we believe our potential customer is any person who is interested in taking a proactive step forward in improving his or her life through fitness, nutrition, mindfulness or better recovery. With approximately 2.7 million digital subscriptions as of March 31, 2021, we believe we have penetrated approximately 1% of our total addressable global market of 277 million people globally.

Consumer Trends in Our Favor

Increasing Focus on Health and Wellness

The growing awareness of the benefits of exercise, proper nutrition, mindfulness, and recovery is driving increased participation and spend in health, wellness, and fitness. This trend has translated into consistent year-over-year growth of the fitness industry both in the United States and globally over the past two decades, even during times of economic recession. According to IHRSA, health club industry revenues in the United States grew at a 5.4% annual growth rate over the last ten years. Employers and health insurance companies are also investing in employee well-being by offering incentives for preventative health measures such as exercise. Additionally, recent studies from the NIH suggest that the combination of exercise and a proper diet are more effective than exercise alone. We believe that our holistic solution positions us well relative to companies who are focused on one aspect of health and wellness.

Democratization of Health and Wellness Through More Accessible Digital Solutions

Many consumers have found that digital health and wellness offerings are more convenient or accessible than offline solutions, which has helped accelerate consumer spending. In 2020, according to an LEK consulting study, consumer investment in digital fitness increased by 30%-35%, positioning the sector for faster growth in the future. Many of these customers plan on continuing to use these digital services, even as gyms reopen, and the online fitness market is expected to grow from $6 billion in 2019 to $59 billion by 2027. We believe this increased use of digital services will help democratize health and wellness. At an annual subscription price of $99 a year for Beachbody on Demand, we believe Beachbody is well positioned to continue to be a leading digital health and wellness platform.

Mobile and Streaming Services Provides Anytime, Anywhere Access to Fitness and Nutrition Programs

The quality, quantity and speed of streaming content has significantly changed media consumption patterns. Consumers can select from extensive catalogs of content across video programming, music, and gaming, allowing for personalized, on-demand consumption anywhere, anytime and at a great value. This trend continues to shape the health and fitness industry as app stores have made this content more accessible around the world. As a result, fitness and health related downloads reached 656 million in the second quarter of 2020, up from 446 million in the second quarter of 2019 and we believe we can continue to capitalize on this opportunity.

Demand for Convenience and On-Demand Solutions

Household trends, longer working hours and the rise of mobile technology make it challenging to balance time between family, work and personal health and wellness. According to the Pew Research Center, there has been an increase in dual income families from 49% in 1970 to 66% in 2016. We believe that busy lifestyles, less free time, more people working from home and changing household dynamics are driving demand for more convenient health, wellness, and fitness options.

Desire for Community and Shared Experiences Through Social Platforms

We believe consumers are increasingly spending on experiences and are seeking meaningful community connections, even in a digital world. Community has been a key attribute of transcendent health and wellness brands such as Peloton, Lululemon and Crossfit. Our recent introduction of BODgroups has enabled us to increase our emphasis on community and leverage the power of our Coach network to help people get results and live healthier lives through positive reinforcement, accountability, and an online/offline support network.

Our Competitive Advantages

We attribute our success to the following competitive strengths:

We Provide a Holistic Health and Wellness Solution in a Digital Ecosystem

We provide a holistic health and wellness solution powered by three distinct experiential platforms that seamlessly interact with each other. Beachbody On Demand is a leading digital subscription platform that maintains a comprehensive library of on-demand, highly produced and creatively diverse fitness content, while also providing nutritional programming aimed to make meal planning and healthy weight loss achievable. Openfit provides a comparable experience, but through a digitally streamed lens, leveraging the power of celebrity, mass social influence, story and live interactivity. Our acquisition of Myx will provide a complementary entrant into connected fitness, offering an indoor cycling experience, while encouraging broader cross training on and off the bike. Together, these platforms can create a community-driven digital ecosystem to increase and retain subscribers as well as increase engagement and will be the driving force behind our commitment to helping people achieve their goals and lead healthy, fulfilling lives.

Best-in-Class Content Creation Capabilities with One of the Largest Digital Fitness Catalogs in the Industry

Our digital libraries currently have access to over 2,300 fitness videos from 84 complete workout programs. Our production of content is one of our key core competencies as we leverage our expertise to attract new mass-market audiences and we have one of the largest digital fitness catalogs in the industry, powered by our best-in-class content creation capabilities. Our content library provides significant opportunities for sustainable growth due to the evergreen nature of our programs. We have world class training and live fitness classes that are accessible anywhere and deliver compelling value to our subscribers. Our disciplined and data-driven approach allows us to create and develop content in-house, utilizing teams to assess subscriber viewership and online and offline trends. We have three in-house studios that allow us to control our production quality and undergo rigorous testing and revisions to create compelling workouts. We also gather and study data and analytics to drive post-launch optimization. Our marketing and merchandising teams work in parallel to create branding opportunities, and also assemble product bundles to drive results and increase revenue.

Large and Growing Digital Subscriber Base Being Accelerated by a Social Commerce Platform and Relationships with Social Influencers and Celebrities

We have a large and growing digital subscriber base across each platform that continues to accelerate, driven by the burgeoning relationships that we have cultivated with our Coaches, social influencers and celebrity network. Coaches help attract and retain customers, while keeping them on track with their fitness and nutrition goals. Our roster of influencers and celebrities, including LeBron James and Arnold Schwarzenegger, helps to increase the visibility of our products and services. Our digital platforms have 2.7 million digital subscriptions as of March 31, 2021, up from nearly 1.5 million in 2018, with over 180 million streamed views in 2020 and 56 million streamed views for the three months ended March 31, 2021. We had a month over month retention of 96% for the three months ended March 31, 2021, with active subscribers averaging 13.6 workouts per month.

Compelling Unit Economics and Ability to Profitably Acquire Customers

We rely on a synergistic combination of direct marketing and social commerce to drive compelling lifetime value to cost of acquisition unit economics across our platforms. Our Coaches attract, motivate and retain customers with our fitness content and nutritional supplements. We believe that as customers get results with our programs, they become evangelists for our total solution. This in turn attracts more customers who form BOD groups on our proprietary social platform and compounds demand for future content releases. We have recently implemented live content that is only available to subscribers, and also have seen reductions in our customer acquisition costs following the launch of Openfit.

Compelling Financial Profile

Our 22-year track record of profitable growth is characterized by efficient customer acquisition, high retention, recurring revenue and rapid digital subscriber growth across our platforms. Our growth is attributable to a highly analytical and agile marketing approach and a social commerce platform, all of which contribute to efficient digital subscriber acquisition. Many of our digital subscribers also signup for nutrition subscriptions, which further contributes to revenue growth. We have a track record of generating strong returns from our marketing investments and believe we can accelerate these to significantly increase our total subscriber base and drive profitable long-term revenue growth. We see a substantial opportunity to increase customers as consumer demands shift to more at-home, digital and on-demand focused health and wellness options.

Mission Focused Founders Surrounded by Ambitious Management Team

Carl Daikeler and Jon Congdon founded Beachbody in 1998 with a bold mission — to help people achieve their goals and lead healthy, fulfilling lives. While the mission has remained consistent, the management team has evolved and strengthened into an ambitious world-class group highly focused on customer engagement. From emotional storytelling and social tools, first with the introduction of customer message board forums, to social media and now our proprietary social platform, we have proven our ability to innovate amidst changing consumer preferences and technological advancements. We continue to curate entrepreneurial, analytical and experienced management to innovate in product development, stabilize logistics, create new technology, better serve the customer and deliver highly tested and potent supplements. We remain as relentlessly focused on results as we were at inception.

Growth Opportunities

We believe there are several attractive opportunities to continue to drive long-term growth:

Integration of MYX into Our Connected Fitness Ecosystem

We plan to maximize the potential of MYX by leveraging our subscriber base, social commerce platform, marketing experience and content creation capabilities. The combined ecosystem will create a holistic at-home fitness and wellness experience with a connected device that delivers premium and diverse content at a compelling price point. MYX equipment will represent the foundation of our connected fitness offering and enable us to offer a holistic on-/off-bike approach to our customers. We will continue working with our Coaches and social influencers to highlight the benefits of our products and rapidly expand sales across our existing and new customer base.

Launch New Products and Expand Content Offering

We continually innovate to deliver new workouts, wellness programs and nutritional supplements to help our customers experience results. We have a proven track record of catering to changing customer preferences over our 22-year history. We are agile and work quickly to integrate feedback from our customers to stay up to date with new fitness trends. We use this real time data to create content to engage existing and new customers and leverage analytics to optimize products and drive engagement through multiple customer touchpoints. Total workouts streamed grew from 89 million in 2018, to over 104 million in 2019, 180 million in 2020, and 56 million for the three months ended March 31, 2021, demonstrating the engagement of our subscriber base.

Investment in Data and Marketing Technologies to Drive Subscription Growth

We believe we can increase our rate of subscriber growth and retention with new content offerings and an increased investment in media. We are constantly learning from our customers, Coaches, and influencers and can leverage this data in content creation and developing products that enhance customer lifetime value. We intend to continue increasing brand awareness and productivity of our social commerce channel. Our business model, working with third parties for logistics and supply chain, allows us to efficiently allocate capital, preserving valuable resources for customer acquisition and content creation.

International Expansion

We believe there is significant opportunity for both Openfit and Beachbody to grow internationally, particularly with the addition of the MYX bike. We currently distribute products in the United States, Canada, the United Kingdom and France with plans for expansion to Mexico in 2021 and Germany in 2022. We will continue to pursue disciplined international expansion by targeting developed countries where fitness and nutrition needs can be well-served with an in-home total solution at an affordable price.

Opportunistic Mergers and Acquisitions to Expand Our Offering and Leverage Our Platform

Our platform and ecosystem are well positioned to leverage our capabilities and growing subscriber base to offer new health, wellness and fitness options. We will continue to seek out capabilities that are accretive to our existing content base and can help us attract new customers, focusing on health and wellness with new innovations. We will benefit as a public company from further platform recognition and access to capital to help facilitate these transactions.

Our Product Offerings and Economic Model

Digital Subscriptions

Our digital subscriptions include Beachbody on Demand (BOD), launched in beta version in the fourth quarter of 2015, and Openfit, launched in 2019. The subscriptions are renewed on a monthly, quarterly, and annual basis and include unlimited access to an extensive library of live and on-demand fitness and nutrition content.

Our digital platforms provide a one stop shop for all types of fitness and nutrition content, with world famous brands such as P90X, Insanity, 21 Day Fix, 80 Day Obsession, Morning Melt-Down 100 and LIIFT4. The BOD platform gives users access to comprehensive, highly produced, and creatively diverse fitness content with dynamic trainers. We had over 2.7 million digital subscribers as of March 31, 2021, who have access to over 2,300 fitness, nutrition, mindfulness and recovery videos that can be accessed anywhere. BOD content is available on the web as well as iOS, Android, Roku and AppleTV.

Leveraging the power of celebrity, mass social influence, story and live interactivity, Openfit is a digital streaming platform for people who want to make the commitment to change their fitness and nutrition habits for the long term with the gratification of aligning that commitment with celebrities and influencers they admire and love to watch. Celebrity-influence is combined with live small group training supervised by a team of certified trainers offering real time feedback, motivation and professional instruction. Complemented by the acquisition of Ladder, which originally formulated its products to the specifications of founders LeBron James and Arnold Schwarzenegger, Openfit provides an original and exciting digital fitness and wellness resource. Openfit content can be streamed via iOS, Android, FireTV, Chromecast, Roku and AppleTV.

Digital subscriptions also help generate sales of our nutritional products, which are often sold together as bundles.

Nutritional Products

Our nutritional products include Shakeology, Beachbody Performance supplements and BEACHBARs. As part of our mission to be a total health and wellness solution for our consumers, our nutritional products are formulated and manufactured to high quality standards and complement our fitness and device offerings. Our research and development team rigorously assesses and develops new nutritional products that are in line with these goals, satisfies customer demand, and increases subscriptions and lifetime revenue. Shakeology, our premium nutrition shake, is clinically shown to help reduce cravings and promote healthy weight loss and formulated to help support healthy digestion and provide healthy energy with its proprietary formula of superfoods, phytonutrients, enzymes, fiber and protein, with no artificial sweeteners, flavors, colors or preservatives.

Beachbody Performance supplements include our pre-workout Energize, post-workout Recover and overnight recovery supplement Recharge, to reduce soreness and prepare the body for the next day’s workout. These products were created to meet a different need than Shakeology, which is a once-a-day premium nutrition shake that helps supplement a healthy diet.

BEACHBARs are low sugar, protein bars available in three flavors made with ingredients to help satisfy cravings without undermining our customers’ fitness and weight loss goals. We continue to research and develop additional nutritional products, and currently provide a variety of other nutritional supplements including collagen, fiber and greens “boosts.”

Connected Fitness Products

Our digital subscription offerings will be complemented by our entrance into connected fitness through the Myx acquisition. Our connected fitness products will include both Myx Fitness offerings launched in 2020: the MYX bike, a connected-stationary-bike with heart rate monitor, and MYX Plus, which includes the connected bike and heart rate monitor along with ancillary workout equipment such as a dumbbell, a kettlebell, resistance bands, a bike mat, an oversized exercise mat and a foam roller, creating an all-in-one home gym offering. The MYX bike is equipped with a unique swivel touch screen that enables users to engage with content beyond the indoor cycling experience and encourages broader cross-training, incorporating resistance training and yoga for a more holistic fitness experience and healthier results.

We believe that Myx’s focus on a holistic approach to fitness is the perfect fit for the Beachbody ecosystem, and together with Beachbody’s digital subscription offerings and nutritional products, will bring together a comprehensive in-home solution that provides personalization, live coaching, celebrity rides, nutritional supplements and healthy meal-planning.

We intend to provide Beachbody and Openfit content through the Myx Fitness touch screen. The content presented on the swivel touch screen will depend on the sales channel through which it was purchased, Beachbody or Openfit. We expect to sell the MYX/Openfit/Ladder offering to customers via our direct-to-consumer channel, retail and our current Openfit subscribers, and plan to offer the Beachbody content and supplements together with the MYX bike through BOD subscribers and Coaches.

The MYX bike is manufactured using commercial-grade equipment and includes a 21.5” 360-degree swivel screen. In the United States, the standard package sells for $1,299 and includes a Polar heart rate monitor with free delivery and set up. The MYX Plus package sells for $1,499. With approximately 27,500 bikes sold, MYX has been recognized as a leading brand in connected fitness by CNET, PC Magazine, USA Today, WIRED and Health.

Our Value Proposition

Our holistic approach to health and wellness provides the consumer with tools to succeed at a lower cost than most traditional gyms or fitness studios and nutrition/weight loss plans.

Our business model is characterized by developing compelling fitness and nutrition programs that are designed to provide the subscriber with results. This in turn attracts additional customers who see those results on social media. These consumers then become advocates for the company, which helps attract and retain new and existing consumers. This “virtuous cycle” of content, customer success, and new customer acquisition drives subscriber growth and recurring revenue opportunities.

Our monthly connected fitness subscription at an average price of $29.00 is less expensive than most monthly gym memberships, a fraction of the price of a personal training session, and less than the cost of one individual connected fitness class at a boutique studio. Boutique studio fitness classes typically cost between $25.00 and $45.00 per person per class and follow a strict schedule whereas our monthly connected fitness subscription covers the household and offers unlimited use, anytime, anywhere. Our on-demand library feature classes, spanning 5 to 60 minutes, provide our customers with flexibility and convenience.

Myx offers attractive 0% APR financing programs, which allow qualified customers to pay in monthly installments of as low as $37 for 36 months for a MYX bike. These financing programs have successfully broadened the base of customers by attracting consumers from a wider spectrum of ages and income levels.

Our nutritional products come in varying sizes and prices and are often bundled with digital content offerings. One of our most popular packages is the BOD and Shakeology Challenge pack, which is priced at $160 and comes with a one-month supply of Shakeology and an annual BOD membership.

Our Economic Model

Our Beachbody offerings provide access to our marketplace of Coaches, which are people who have signed up to use Beachbody’s products and organize groups on our proprietary social platform, BODgroups. On this platform, Coaches earn a share of the revenue generated by promoting our products and helping our customers succeed. They also earn additional bonuses for expanding this social network by building teams of Coaches. This marketplace, called Team Beachbody, is made up of hundreds of thousands of Coaches who get early access to each new program and receive a 25% discount on their purchases or a 25% commission on orders they generate through their efforts.

We also sell our digital subscription products, nutritional products and connected fitness products direct to consumer through our Beachbody and Openfit platforms. On Openfit, many of our influencers receive a commission on digital subscriptions or nutritional products that they help sell, however there is no commission paid on any subscriptions that are not sold through the social channels of these influencers.

Competition

We operate in the competitive and highly fragmented health and wellness market in which, given the holistic nature of our business, we face significant competition from multiple industry segments. Within fitness, we face significant competition from providers of at-home fitness solutions, connected fitness equipment and content, on-demand fitness offerings and health and wellness apps. We also face competition from weight management, dietary and nutritional supplement providers, and are sensitive to the introduction of new products or weight management plans, including various prescription drugs.

We are also subject to significant competition in attracting Coaches from other social commerce platforms, including those that market fitness solutions, weight management products and dietary and nutritional supplements. Our ability to remain competitive depends on our success in delivering results for our customers, maintaining our community, retaining Coaches through attractive compensation plans, and continuing to offer a vast content library as well as an attractive product portfolio.

Our competitors may develop, or have already developed, products, features, content, services, or technologies that are similar to ours or that achieve greater acceptance, may undertake more successful product development efforts, create more compelling marketing campaigns, or may adopt more aggressive pricing policies. Our competitors may develop or acquire, or have already developed or acquired, intellectual property rights that significantly limit or prevent our ability to compete effectively in the public marketplace. In addition, our competitors may have significantly greater resources than us, allowing them to identify and capitalize more efficiently upon opportunities in new markets and consumer preferences and trends, quickly transition and adapt their products and services, devote greater resources to marketing and advertising, or be better positioned to withstand substantial price competition. If we are not able to compete effectively against our competitors, they may acquire and engage customers or generate revenue at the expense of our efforts, which could have an adverse effect on our business, financial condition, and operating results.

Manufacturing

We rely on contract manufacturers to manufacture our nutritional products and Myx relies on contract manufacturers to manufacture its bikes and related equipment. The Myx contract manufacturers can schedule and purchase supplies independently or from our suppliers, according to contractual parameters. Nutritional ingredients are sourced according to our specifications from our approved suppliers. Outsourcing allows us to operate an asset-light business model and focus our efforts on innovation, sales and marketing. Our contract manufacturers are regularly audited by third parties and in the case of nutritionals they are audited by our Quality Assurance department, and comply with our rigorous Quality Assurance Protocols (QAPs) and specifications as well as follow industry good manufacturing practices (GMPs) and food safety guidelines. We believe our contract manufacturers have the capacity to meet our current and near-term supply needs. We monitor capacity and performance of our manufacturing partners and will qualify alternate suppliers as needed. We receive finished products from our contract manufacturers, which includes all packaging and ingredients used, as well as an agreed-upon charge for each item produced.

To mitigate against the risks related to a single source of supply, we qualify alternative suppliers and manufacturers when possible, and develop contingency plans for responding to disruptions, including maintaining adequate inventory of products.

Storage and Distribution

We outsource the storage and distribution of finished goods to third party logistics companies, with facilities geographically dispersed to help optimize shipping times to our customer base. In North America, our Beachbody products are currently distributed from Groveport, Ohio and shipped to US-based customers principally through FedEx, Smartpost or UPS and to our Canadian customers through a third-party specialty shipper. In Europe, our Beachbody products are distributed from Daventry, UK to customers via a European transport provider. We primarily distribute our products directly to consumers from our distribution centers, typically via Fedex. Usual delivery time is approximately five to seven days.

Myx outsources the storage and distribution of products through a third-party logistics provider, via separate distributions centers in California, New Jersey and Illinois, covering the entire United States.

Utilizing multiple partners from multiple locations enhances our geographic reach and allows us to further scale our distribution system and maintain flexibility, while reducing order fulfillment time and shipping costs, and expand our geographical reach. With our commitment to our customers-first approach, we will continue to invest to strengthen our operations’ coverage in locations we identify as strategic and cost-effective delivery markets throughout the United States, Canada and in new international regions.

Culture and People

Mission and Values

Like our brand, product and content offerings, our culture is dynamic, unique, and framed by our expansive vision and passion for community and collaboration. For our people, the purpose and function of our culture is clear, and operates as a shared language of values and as a way of getting things done that permeates through the many areas in which we operate as a company. Our culture is shaped by our Core Purpose: to help people achieve their goals and lead healthy, fulfilling lives. Our Core Purpose informs what we do, the products we develop, the people we hire and the business decisions we make, which helps us collaborate and interact with candor, passion and heart.

In furthering our Core Purpose, we employ the following business tenants, among others, in the way we operate:

•	Customers First: We have a customer-centered mindset that prioritizes a positive product and brand experience. We are proud to be innovators of a global, product-oriented, fitness-centered community.

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Constantly Moving Forward: We value innovation, continuous improvement, and challenging the status quo, all of which are keys to success in a competitive environment. We move quickly, take smart risks and learn from failures. We never let the fear of imperfection stop us from achieving great things.

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Team Members: We hire individuals who are great at what they do and encourage all our team members to think openly and creatively to solve tough, exciting problems. We empower our team members to think and act like owners.

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Diversity of Perspective: We know the importance and value of a team. We know our collective differences make us stronger and uphold the obligation to dissent and listen. We value inclusivity and we are proud that everyone can work to help solve difficult problems and have an impact.

Our Culture

To foster these values, we have committed to promote a culture that is informally professional. We are relaxed, comfortable and diverse, an inclusive group comprised of bright and talented people who are highly skilled and collaborative.

We offer generous benefits and compensation packages, such as parental leave, health and wellness offerings, product discounts, life insurance, and learning and development opportunities.

We are committed to equal pay, respecting all people and all beliefs, and creating a positive social impact.

Employees

We are extremely proud of our team which embodies a diverse mix of backgrounds, industries, and levels of experience. As of May 3, 2021 we employed 908 individuals across our Santa Monica, California headquarters, as well as our El Segundo, California, New York City, New York, Provo, Utah and Harpenden, United Kingdom locations.

Facilities

Our corporate headquarters are located in Santa Monica, California, where we occupy facilities totaling approximately 133,000 rentable square feet under a lease that expires in 2025. We use these facilities primarily for technology, product design, research and development, sales and marketing, supply chain and logistics, finance, legal, human resources, and information technology. We also have office space in El Segundo, California, Provo, Utah and Harpenden, United Kingdom, where we occupy approximately 53,000 aggregate rentable square feet under various leases that expire over the next 4 years.

In addition to our corporate headquarters and regional locations, we currently operate a production facility of approximately 19,400 square feet in Van Nuys, California where we produce our content. We intend to procure additional space as we add employees and expand geographically. We believe that our facilities are adequate to meet our needs for the immediate future and that suitable additional space will be available to accommodate any expansion of our operations as needed.

Intellectual Property

We believe our success, competitive advantages, and growth prospects depend in part upon our ability to develop and protect our technology and intellectual property rights. We rely upon a combination of patents, trademarks, trade secrets, copyrights, confidentiality agreements, contractual commitments and other legal rights to establish and protect our brands and intellectual property rights throughout the world. For example, we register and monitor third party trademarks worldwide and we have developed a robust enforcement program to protect our brands/trademarks, domains, copyrights to protect our intellectual property rights on various platforms including the web, borders/customs, and social channels to protect our brands, videos, DVDs and DVD kits, clothing, which have been and continue to be counterfeited. We have over 2,600 registered trademarks, 167 registered copyrights and eight patents (including five patents pending).

To minimize intellectual property infringement and counterfeiting, our team monitors domains, websites, eCommerce sites, social channels, distributors and other third parties through a third party platform that monitors eBay, Mercado Libre, YouTube, Vimeo, Instagram, Gumtree, Kijiji, Mercari and other platforms and sites in the

U.S. and worldwide to identify third parties who purport to sell our products including DVDs and videos. Additionally, we enter into agreements with our commercial partners, supply-chain vendors, employees and consultants to control access to, and clarify ownership of, our intellectual property and proprietary information.

Government Regulation

We are subject to many varying laws and regulations in the United States, Canada, the United Kingdom, the European Union and throughout the world, including those related to data privacy, data protection, data breach notification, content regulation, foods and dietary supplements, imports and exports, intellectual property, consumer protection, e-commerce, multi-level marketing, advertising, messaging, rights of publicity, health and safety, employment and labor, product liability, accessibility, competition, and taxation. These laws often require companies to implement specific information security controls to protect certain types of information, such as personal data, “special categories of personal data” or health data. While we strive to comply and remain compliant with each of these laws and regulations, they are constantly evolving and may be interpreted, applied, created, or amended in a manner that could require a change to our current compliance footprint, or harm our current or future business and operations. In addition, it is possible that certain governments may seek to block or limit our products and services or otherwise impose other restrictions that may affect the accessibility or usability of any or all of our products and services for an extended period of time or indefinitely.

With respect to data privacy and protection laws and regulations, in the European Union, the General Data Protection Regulation, or the GDPR, became effective in 2018. The GDPR is intended to create a single legal framework for privacy rights that applies across all EU member states, including France, which is currently the only country in the EU in which we operate. The GDPR created more stringent operational requirements for controllers and processors of personal data, including, for example, requiring enhanced disclosures to data subjects about how personal data is processed (including information about the profiling of individuals and automated individual decision-making), limiting retention periods of personal data, requiring mandatory data breach notification, and requiring additional policies and procedures to comply with the accountability principle under the GDPR. Similarly, other jurisdictions are instituting privacy and data security laws, rules, and regulations, which could increase our risk and compliance costs. As a result of Brexit, for example, we will need to continue compliance with the UK Data Protection Act of 2018 for privacy rights across the United Kingdom, the legal requirements of which largely follow the GDPR.

We are also subject to laws, rules, and regulations regarding cross-border transfers of personal data, including laws relating to the transfer of personal data outside the European Economic Area, or EEA, and the United Kingdom. We rely on transfer mechanisms permitted under these laws, including the standard contract clauses and intracompany data transfer agreements, which mechanisms have been subject to regulatory and judicial scrutiny. If these existing mechanisms for transferring personal data from the EEA, the United Kingdom, or other jurisdictions are unavailable, we may be unable to transfer personal data of employees or customers in those regions to the United States.

In addition to European data privacy rules, we are subject to privacy laws in the U.S. and Canada, the most comprehensive and strictest of which is the California Consumer Privacy Act, or CCPA. The CCPA requires us to provide clear notice to consumers about what data is collected about them, honor requests to opt-out of the sale of their personal data, and comply with certain requests related to their personal data, such as the right to access or delete their personal data. We will also be subject to the new California Privacy Rights Act (or, CPRA) which will take effect on January 1, 2023. The CPRA expands California’s consumer privacy law and builds upon the CCPA.

Additionally, along with our contract manufacturers, distributors and ingredients and packaging suppliers, we are subject to laws and regulations related to our food and nutritional products. In the United States, the federal agencies governing the manufacture, distribution and advertising of our products include, among others, the Federal Trade Commission, the Food and Drug Administration, the United States Department of Agriculture,

or USDA, the U.S. Environmental Protection Agency and similar state and local agencies. Under various statutes, these agencies, among other things, prescribe the requirements and establish the standards for labeling, manufacturing, quality, and safety and regulate marketing and advertising to consumers. Certain of these agencies, in certain circumstances, must not only enforce regulations that apply to our food and nutritional products, but also review the manufacturing processes and facilities used to produce these products to ensure compliance with applicable regulations in the United States.

We are also subject to laws and regulations regarding automatically renewing subscriber products and services as well as the status and determination of independent contractor status for our distributors, affiliates and influencers. Any changes in the laws, regulations or interpretations of these laws, or increased enforcement of such laws and/or regulations, could adversely affect our ability to retain customers, promote sales, and harm our financial condition and operating performance.

Legal Proceedings

From time to time, we may become involved in actions, claims, suits and other legal proceedings arising in the ordinary course of our business, including assertions by third parties relating to personal injuries sustained using our products and services, intellectual property infringement, breaches of contract or warranties or employment-related matters. We are not currently a party to any actions, claims, suits or other legal proceedings the outcome of which, if determined adversely to us, would individually or in the aggregate have a material adverse effect on our business, financial condition and results of operations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF BEACHBODY

The following discussion and analysis of the financial condition and results of operations of Beachbody should be read together with our unaudited condensed interim consolidated financial statements as of March 31, 2021 and for the three months ended March 31, 2021 and 2020, and our audited consolidated financial statements as of December 31, 2020 and 2019 and for the years ended December 31, 2020, 2019 and 2018, in each case together with related notes thereto, included elsewhere in this proxy/prospectus. The discussion and analysis should also be read together with the section entitled “Business of Beachbody” and our pro forma financial information as of and for the three months ended March 31, 2021. See “Unaudited Pro Forma Condensed Combined Financial Information.” The following discussion contains forward-looking statements. Our actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause future results to differ materially from those projected in the forward-looking statements include, but are not limited to, those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” For the purposes of this section, “we,” “us,” “our,” “the Company” and “Beachbody” refers to The Beachbody Company Group LLC, a Delaware limited liability company.

Overview of Our Business and History

Beachbody was founded in 1998 by Carl Daikeler and Jon Congdon with the mission of helping people achieve their goals and lead healthy, fulfilling lives. Headquartered in Santa Monica, CA, our comprehensive approach combines world-class fitness, nutrition and support to help people completely transform their lives— physically, mentally and financially.

We are the creator of some of the world’s most popular fitness programs, including P90X®, Insanity® and 21 Day Fix®, which transformed the in-home fitness market and disrupted the global fitness industry by making it accessible for people to get results—anytime, anywhere. We have also developed comprehensive nutrition-first programs, the Ultimate Portion Fix® and 2B Mindset®, which teach healthy eating habits and promote healthy, sustainable weight loss. All fitness and nutrition programs are available through our Beachbody On Demand ® streaming service. In addition, we offer nutritionals such as Shakeology® nutrition shakes and BEACHBAR® snack bars.

In 2019, we acquired Gixo and launched the Openfit platform, an all-in-one digital platform for fitness, nutrition and wellness. The Openfit platform provides certified trainer-led live group fitness experiences, a library of on-demand fitness programs, personalized nutritional plans, and virtual access to NASM (National Academy of Sports Medicine) certified trainers.

In 2020, we further expanded the Openfit platform with the acquisition of Ladder, the sports nutrition company founded by LeBron James and Arnold Schwarzenegger. With our shared commitment for a holistic approach to health and wellness, the Ladder brand and its performance supplements are now integrated into the Openfit platform and its supplement offerings.

Our goal is to continue to provide leading holistic health and wellness platforms. Leveraging our history of fitness content creation and our network of micro-influencers, whom we call Coaches, we have been successful in identifying market trends and expanding our market share. With our 2021 expansion into connected fitness, through the integration of Myx’s professional grade bike, tablet, connected fitness software, weights, and accessories, we plan to leverage our distribution, marketing and content creation capabilities to reach a wider health, wellness and fitness audience.

The health, wellness and fitness industry is undergoing a fundamental transition and we believe we are well positioned to capture additional market share as we operate at the center of three mega-trends: (1) digital content, (2) connected fitness and (3) consumer health & wellness.

•	Digital content: Digital is now a way of life. Our daily lives revolve around screens and content, and we are democratizing fitness content for everyone.

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Connected fitness: Now that more consumers are spending more time at-home, they want fitness solutions that are accessible and fit into their busy schedules. With the planned acquisition of Myx, we are capitalizing on the connected fitness trends.

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Consumer health & wellness: More people than ever are focused on their health & wellness, and we believe this trend will continue well into the future. With a branded line of premium nutrition products, we believe Beachbody and Ladder’s premium supplements are differentiated in the marketplace and have an opportunity to increase market share.

Key milestones in our growth history include:

HISTORICAL TIMELINE 22 YEARS OF INNOVATION NOTABLE FITNESS CONTENT PROGRAMS NOTABLE NUTRITIONAL PRODUCTS 1998-2006 2007-2015 2016-2018 2019-FORWARD STRATEGY LAUNCHED & GREW BUSINESS (Primary Driver: Content) LAUNCHED E-COMMERCE PLATFORM & INTRODUCED COACH MICRO-INFLUENCERS (Primary Drivers: Content & Nutrition) DIGITAL TRANSFORMATION (Primary Drivers: Digital Content & Nutrition) DIGITAL EXPANSION & INTRODUCTION OF MACRO-INFLUENCERS & CONNECTED FITNESS (Primary Drivers: Digital Content, Nutrition, Connected Fitness, International, M&A) PRODUCT INNOVATION Fitness VHS & DVD's Nutritional supplement Limited equipment offerings Shakeology & Shakeology Boost Ultimate Reset & 3-Day Refresh Beachbody Performance Launched Beachbody On Demand [BOD] Platform Expanded nutritional product lines (Vegan Shakeology expansion, seasonal flavors, Daily Sunshine, BEACHBARS) Launched Openfit platform with Gixo acquisition (2019) BODgroups launch (2020) Nutrition+ launch (2020) Expanded supplement portfolio Ladder acquisition & macro-influencer launch (2020) Connected fitness merger with Myx (est. May 2021) DIGITAL SUBSCRIPTIONS 0.0M 0.5M 1.0M 1.5M 2.0M 2.5M 3.0M 0.6M 0.8M 1.0M 1.5M 1.7M 2.6M 2.7M LAUNCHED BOD BETA VERSION LAUNCHED OPENFIT AS OF MARCH 31

Historically, our revenue has primarily been generated through a network of micro-influencers, social media marketing channels and direct response advertising. Components of revenue include recurring digital subscription revenue and revenue from the sale of nutritional and other products. In addition to selling individual products on a one-time basis, we also bundle products together at discounted prices, which offers customers the greatest opportunity to achieve their health and wellness goals for the total solution – “fitness and nutrition”. It is this bundled approach to marketing, and the successful launch of our Beachbody On Demand platform in 2015 that allowed us to have insight into customer usage patterns, improve customer retention and drive lifetime revenue.

For the three months ended March 31, 2021, as compared to the three months ended March 31, 2020:

•	Total revenue was $226.2 million, a 34% increase;

•	Digital subscriptions were 2.7 million at period end, a 41% increase;

•	Digital revenue was $95.2 million, a 52% increase;

•	Nutrition and other revenue was $131.1 million, a 23% increase;

•	Net loss was $30.1 million, compared to a net loss of $8.3 million; and

•	Adjusted EBITDA was $(11.7) million, compared to $2.7 million.

For the year ended December 31, 2020, as compared to the year ended December 31, 2019:

•	Total revenue was $863.6 million, a 14% increase;

•	Digital subscriptions were 2.6 million at period end, a 53% increase;

•	Digital revenue was $334.8 million, a 34% increase;

•	Nutrition and other revenue was $528.8 million, a 5% increase;

•	Net loss was $21.4 million, compared to net income of $32.3 million; and

•	Adjusted EBITDA was $51.5 million, compared to $78.4 million.

For the year ended December 31, 2019, as compared to the year ended December 31, 2018:

•	Total revenue was $755.8 million, a 4% decrease;

•	Digital subscriptions were 1.7 million at period end, a 13% increase;

•	Digital revenue was $250.8 million, a 19% increase;

•	Nutrition and other revenue was $505.0 million, a 13% decrease;

•	Net income was $32.3 million, compared to $0.1 million; and

•	Adjusted EBITDA was $78.4 million, compared to $68.1 million.

For a definition of digital subscriptions see the section titled “—Key Operational and Business Metrics.”

See the section titled “—Non-GAAP Information” for information regarding our use of Adjusted EBITDA and a reconciliation of net income (loss) to Adjusted EBITDA.

Impact of COVID-19

The novel coronavirus is having a significant impact on most businesses, including Beachbody and Myx. During the year ended December 31, 2020, we saw strong demand for our digital subscriptions as the government ordered closures and restrictions on gyms and as consumers were reluctant to return to gyms as the COVID-19 pandemic continued. We also experienced modestly slower product fulfillment to customers.

The ultimate impact of COVID-19 on our financial and operating results is unknown and will depend on the length of time that these disruptions exist and whether the demand for many of our digital subscriptions continue. COVID-19 has had a significant impact and may continue to have a significant impact, the full extent of which is unknown, but which could be material. Although COVID-19 increased consumer demand for our digital solutions, we believe the structural shift towards wellness and fitness solutions like our platform existed before the impact of COVID-19, and we anticipate that this structural change to the fitness industry will continue after COVID-19.

Beachbody and Myx have business continuity programs in place to ensure that employees are safe and that the businesses continue to function while employees are working remotely. The businesses have been closely monitoring the impact of working from home and the potential strain on internet connectivity but have not seen any adverse impact on the ability of the businesses to function and we have not seen any network connectivity issues that would have an adverse impact on our customers’ ability to access our product offerings.

Our Business Model

Our business model is based on our investments in customer acquisition to accelerate digital subscriber growth along with the bundling of nutritional products that increase customer revenue and drive incremental nutrition subscriptions. We believe this flywheel creates multiple layers of community that drives loyalty, retention and lifetime revenue.

Grow Our Digital Subscriber Base

We launched the beta version of our first digital platform, Beachbody On Demand, in the fourth quarter of 2015, and our second platform, Openfit, in 2019. As of March 31, 2021, we had approximately 2.7 million digital subscriptions, with over 180 million streamed views in 2020 and approximately 56 million streamed view during the three months ended March 31, 2021. We believe our historical success in growing our digital subscription base is due to our network of micro-influencers, or Coaches, who drive sales across their social networks, macro-influencers who drive sales to a broad customer base, our social media community groups that create a peer-to-peer marketplace, data-driven marketing, education-based multi-channel sales efforts and word-of-mouth referrals. In order to continue to grow our digital subscription base, we plan to continue to increase consumer awareness through brand and product marketing, the introduction of new fitness and nutrition content, and geographical expansion.

The acquisition of Myx will enable us to create an exciting connected fitness experience for a broader audience at a compelling price and affordable monthly subscription.

In addition to our digital subscriptions, we often bundle products and nutritional offerings specifically designed to complement fitness programs. We believe that the growth of our digital subscription base creates marketing opportunities to cross sell nutritional products and subscriptions. We package and synthesize the content experience with nutritional subscriptions that work together. This relationship of content expanding the lifestyle change to nutrition is at the core of the Beachbody lifetime value model.

Increase Engagement to Drive High Retention

We provide a holistic approach for customers to achieve their personal fitness and nutrition goals. We continuously improve our platforms to increase usage. We analyze millions of streams per month to help us develop new platform features, as well as create new on-trend fitness and nutrition content. Through the network of micro-influencers, we have developed fitness and nutrition communities that help customers achieve a level of accountability and motivation that optimizes results. Our retention has also increased as subscribers have elected to purchase annual plans instead of monthly or quarterly plans, and we continue to innovate our content and nutritional supplement line.

Engagement is the leading indicator of retention for our digital subscribers and is measured as a percentage of Daily Active Users to Monthly Active Users, known as DAU/MAU. We have consistently seen an increase in our DAU/MAU engagement per digital subscription. Total streams by our digital subscribers have grown significantly. We evaluate engagement on a daily basis given the seasonality in our digital subscribers’ streaming patterns. While the measure of a digital stream may vary across companies, we define streams and total streams as the stream of a video for at least 25% of its length during a given period.

For definitions of digital subscriptions, DAU/MAU, digital retention, and total streams, see the section titled “—Key Operational and Business Metrics.”

DIGITAL SUBSCRIPTIONS (in millions) 1.5 1.7 2.6 2.7 FY 2018 FY 2019 FY 2020 Q1 2021 DIGITAL RETENTION (month over month) 94.1% 95.3% 95.5% 95.9% FY 2018 FY 2019 FY 2020 Q1 2021 DAU/MAU (Daily Active Users / Monthly Active Users) 28.5% 29.2% 31.6% 35.1% FY 2018 FY 2019 FY 2020 Q1 2021 TOTAL STREAMS (in millions) 89 104 180 FY 2018 FY 2019 FY 2020 Q1 2021 Q1 Q2 Q3 Q4

Improve Profitability through Scaling Content Platform

The continued growth of our digital subscriptions will allow us to develop new fitness, nutrition and connected fitness products, which are expected to increase customer lifetime revenue. Additionally, we expect to leverage a significant portion of our content creation costs given the longevity of franchise titles (such as P90X, P90X2, P90X3, P90, P90X One on One), and we will continue to create new and original content given the proprietary knowledge, infrastructure, and talent we have to support our growth.

Our digital subscription gross margin was 88% for the three months ended March 31, 2021, 89% for the year ended December 31, 2020, and 87% in 2019 and 2018. The increase in gross margin from 2019 to the year ended December 31, 2020 was primarily driven by a change in the useful life of content assets from two years to three years based on our assessment of the longevity of the historical viewing and utilization patterns.

Maintain Compelling Unit Economics

Our financial model benefits from high digital subscription retention and high digital subscription and nutrition product margin. We offset sales and marketing investments with the gross margin earned, allowing for a defined payback. Thereafter, we seek to earn recurring, high-margin subscription revenue.

As we expand into connected fitness digital subscribers with the acquisition of Myx, develop new interactive platform features, increase our community of subscribers and transition more subscribers to annual plans, we believe we can maintain a high retention rate. In addition, with the growth of our connected fitness base over time, we expect to leverage Beachbody’s existing content creation capabilities to scale our fixed content production costs.

The Business Combination

Under the terms of the Merger Agreement, at the Closing, upon the terms and subject to the conditions of the Merger Agreement, in accordance with the DGCL and the DLLCA, (x) Beachbody Merger Sub will be merged with and into Beachbody, following which the separate existence of Beachbody Merger Sub will cease and Beachbody will continue as the surviving entity (the “Surviving Beachbody Entity”) and as a wholly- owned subsidiary of Forest Road, and all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Beachbody Merger Sub and Beachbody will become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Beachbody Entity (the “Beachbody Merger”); (y) Myx Merger Sub will be merged with and into Myx, following which the separate existence of Myx Merger Sub will cease and Myx will continue as the surviving entity (the “Surviving Myx Entity”) and as a wholly-owned subsidiary of Forest Road, and all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Myx Merger Sub and Myx will become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Myx Entity (the “Myx Merger”); and (z) immediately following the consummation of the Beachbody Merger, the Surviving Beachbody Entity will be merged with and into Forest Road, following which the separate existence of the Surviving Beachbody Entity will cease and Forest Road will continue as the surviving entity, and all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Beachbody Entity and Forest Road will become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Company (the “Forest Road Merger”, and together with the Beachbody Merger and the Myx Merger, the “Mergers”); (ii) as a result of the Mergers, among other things, all outstanding equity interests of Beachbody and Myx will be cancelled in exchange for the right to receive, in the aggregate, a number of shares of common stock (or, in the case of outstanding Beachbody options, options to purchase shares of common stock) in the Company that is approximately equal to the quotient obtained by dividing (x) $2,900,000,000 by (y) $10.00, provided, however, that (1) certain Beachbody equityholders will receive common stock in the Company with similar rights as those being issued to all other recipients of merger consideration, except that such common stock will carry 10 votes per share; (2) certain Myx equityholders will be entitled to receive, in lieu of their pro rata portion (based on their percentage ownership interests in Myx) of such shares, an amount in cash equal to the value of such shares, up to an aggregate amount of cash among all such equityholders not to exceed the result of $37.7 million minus certain payments to be made by Forest Road; and (3) the foregoing consideration is subject to adjustment (x) in the case of the Beachbody equity interests, based on the transaction expenses of Beachbody and Forest Road, and (y) in the case of each of the Beachbody equity interests and the Myx equity interests, based on the Closing Date and the related number of Myx units issuable to Beachbody, LLC, a Delaware limited liability company (“BB”) and wholly-owned subsidiary of Beachbody, upon conversion of instruments between Myx and BB, dated December 7, 2020 and March 4, 2021, pursuant to which BB funded Myx an aggregate of $15 million subject to certain terms and conditions, including (but not limited to) the right to convert, upon certain conditions, certain of BB’s rights under such instrument into equity interests of Myx; and (iii) upon the effective time of the Forest Road Merger (the “Effective Time”), the Company will immediately be renamed “The Beachbody Company, Inc.”, as described more fully in the section entitled “The Business Combination Proposal.” We refer to these transactions as the “Business Combination.”

We expect to be the accounting acquirer of Myx and have preliminarily allocated the estimated purchase price of approximately $187.3 million (based on Forest Road’s share price as of May 14, 2021 of $9.92) to Myx’s assets and liabilities in the pro forma balance sheet included elsewhere in this proxy statement/prospectus. This would result in, among other adjustments, pro forma increases of approximately $62.6 million in intangible assets and $142.0 million in goodwill, compared to Beachbody’s balance sheet as of March 31, 2021. The fair value measurement period for the Myx Acquisition will remain open upon the consummation of the Business Combination while we await further information and analyses to determine the acquisition date fair values of certain acquired assets and assumed liabilities. Additionally, following the Business Combination, we expect to incur one-time integration costs. We also plan to integrate Myx’s platform, services, assets and know-how with our operations over time, which we expect to result in substantial synergies and provide us with important competitive advantages. Expected synergies include expansion of Myx’s connected fitness content library, integration of corporate management and shared service functions and processes. Consequently, the future results we report for the combined business may not be comparable to Beachbody’s or Myx’s historical financial statements or the pro forma financial information included elsewhere in this proxy statement/prospectus.

Upon consummation of the Business Combination, Beachbody expects to be deemed the predecessor of the combined business, and the Company, as the parent company of the combined business, will continue as the SEC registrant, meaning that Beachbody’s financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC. The Beachbody Merger will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with U.S. GAAP. Myx will be treated as an acquired company for financial statement reporting purposes. The Business Combination is expected to have several significant impacts on our future reported financial position and results, as a consequence of reverse capitalization treatment (with respect to Forest Road) and acquisition accounting (with respect to Myx). These include an estimated increase in cash (as compared to our balance sheet at March 31, 2021) of between approximately $255.3 million, assuming maximum shareholder redemptions, and $430.3 million, assuming no shareholder redemptions. These pro forma cash amounts are net of (x) approximately $37.7 million in cash consideration payable to Myx members (including estimated purchase price adjustments pursuant to the Merger Agreement and certain seller transaction costs to be paid by the Company), and (y) total non-recurring transaction costs estimated at approximately $63.5 million (including acquisition-related advisory fees in connection with the Business Combination and deferred underwriting commissions in connection with Forest Road’s initial public offering, but excluding certain seller costs to be paid by the Company). A portion of the transaction costs will be treated as a reduction of equity (i.e., the deferred underwriting commissions and costs pertaining to the reverse recapitalization) and a portion will be expensed in the period in which the Business Combination closes (i.e., merger-related costs). The pro forma cash amounts include cash from (i) Forest Road’s trust account, the amount of which will depend on the level of shareholder redemptions, and (iii) the proceeds from the PIPE of approximately $225,000,000 that we expect to receive upon the consummation of the Business Combination. See “Unaudited Pro Forma Condensed Combined Financial Information.”

As a consequence of the Business Combination, Beachbody expects to become the successor to an SEC-registered and NYSE-listed company, which will require us to hire additional staff and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative resources and fees. Beachbody estimates that these incremental costs will range between approximately $10 million and $15 million per year.

Non-GAAP Information

This proxy statement/prospectus includes Adjusted EBITDA, which is a non-GAAP performance measure that we use to supplement our results presented in accordance with U.S. GAAP. We believe Adjusted EBITDA is useful in evaluating our operating performance, as it is similar to measures reported by our public competitors and is regularly used by security analysts, institutional investors and other interested parties in analyzing operating performance and prospects. Adjusted EBITDA is not intended to be a substitute for any U.S. GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of performance of other companies in other industries or within the same industry.

We define and calculate Adjusted EBITDA as net income (loss) adjusted for depreciation and amortization, amortization of content assets, interest expense, income taxes, equity-based compensation, and other items that are not normal, recurring, operating expenses necessary to operate the Company’s business as described in the reconciliation below.

We include this non-GAAP financial measure because it is used by management to evaluate Beachbody’s core operating performance and trends and to make strategic decisions regarding the allocation of capital and new investments. Adjusted EBITDA excludes certain expenses that are required in accordance with U.S. GAAP because they are non-cash (for example, in the case of depreciation and amortization, equity-based compensation) or are not related to our underlying business performance (for example, in the case of interest income and expense).

The table below presents our Adjusted EBITDA reconciled to our net income (loss), the closest U.S. GAAP measure, for the periods indicated:

(in thousands)	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019	2018
Net income (loss)	$(30,058)	$(8,328)	$(21,432)	$32,295	$116
Adjusted for:
Depreciation and amortization	13,726	10,144	44,257	44,659	52,487
Amortization of capitalized cloud computing implementation costs	168	—	186	—	—
Amortization of content development assets	2,817	1,481	7,485	8,495	6,199
Interest expense	123	95	527	790	268
Income tax provision (benefit)	(395)	(1,613)	15,269	(13,390)	—
Equity- based compensation	2,573	895	5,398	3,580	3,649
Transaction costs	633	—	1,467	852	21
Restructuring (gain) loss	—	—	(1,677)	1,171	6,555
One-time customer returns adjustment	—	—	—	705	—
Non-operating costs (1)	(1,331)	(6)	(20)	(761)	(1,161)

Adjusted EBITDA	$(11,744)	$2,668	$51,460	$78,396	$68,134

(1)	Non-operating primarily includes interest income and gain on investment in the Myx convertible instrument.

Factors Affecting Our Results

Our financial condition and results of operations have been, and will continue to be, affected by a number of factors, including the following:

Ability to Attract New Digital Subscriptions and Scale Our Platforms

Our long-term growth will depend in part on our continued ability to attract new digital subscriptions through the Beachbody On Demand and Openfit platforms as well as through Myx’s connected fitness offerings. If we cannot attract new digital subscriptions as quickly as we expect, our operating results may be adversely affected. The inability to grow our digital subscriptions would reduce efficiency in customer acquisition costs and slow growth.

Ability to Engage and Retain Our Existing Subscriptions

Our long-term growth will partially depend on our continued ability to retain existing subscriptions, both digital and for our nutritional products. Engagement is the leading indicator of retention for our digital subscribers, and we must continue to provide an experience that our subscribers enjoy. Product quality is key for retention of our nutritional customers. We cannot be sure that we will be successful in retaining subscriptions, or that retention levels will not materially decline due to any number of factors, such as harm to our brand, or our inability to anticipate and meet consumer preferences and successfully implement new platform features and content to meet those demands.

Ability to Invest

We will continue to make investments across our business to drive growth, and therefore we expect expenses to increase. We will continue to invest significant resources in selling and marketing to drive subscriber growth and demand for our products. We will also continue to invest in technology and development to enhance our platforms, develop new nutritional products and platform features, and update and expand our content offering. As cost of revenue, operating expenses, and capital expenditures increase as we invest in our business for long-term growth, we are likely to experience losses, delaying our ability to achieve profitability and adversely affecting cash flows.

Ability to Grow in New Geographies

Entering new geographic markets requires us to invest in selling and marketing, technology, and personnel, including by establishing additional offices, and potentially smaller local production studios. Our international growth will depend on our ability to sell digital subscriptions and associated nutritional products in international markets. Our international expansion has resulted in, and will continue to result in, increased costs and is subject to a variety of risks, including local competition, content localization, multilingual customer support, potentially complex delivery logistics, and compliance with foreign laws and regulations.

Seasonality

Historically, our revenue generally correlates with the popularity and timing of our fitness program launches. For example, in 2018, our revenue was highest in the second quarter, while in 2019, our revenue was highest in the first quarter, and in 2020, our revenue was highest in the third quarter. Each of these quarters featured a program launch. We have historically incurred higher selling and marketing expenses during these periods, which may continue.

Key Operational and Business Metrics

In addition to the measures presented in our consolidated financial statements, we use the following key operational and business metrics to evaluate our business, measure our performance, develop financial forecasts, and make strategic decisions.

	As of March 31,		As of December 31,
	2021	2020	2020	2019	2018
Digital Subscriptions (millions)	2.7	1.9	2.6	1.7	1.5
Nutritional Subscriptions (millions)	0.4	0.4	0.4	0.3	0.4

	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019	2018
Average Digital Retention	95.8%	94.8%	95.5%	95.3%	94.1%
Total Streams (millions)	56.0	33.2	179.6	104.0	89.0
DAU/MAU	35.1%	30.0%	31.6%	29.2%	28.5%

Revenue (millions)	$226.2	$169.3	$863.6	$755.8	$790.3
Gross profit (millions)	$158.1	$120.5	$613.9	$545.5	$561.4
Gross margin	70%	71%	71%	72%	71%

Net income (loss) (millions)	$(30.1)	$(8.3)	$(21.4)	$32.3	$0.1
Adjusted EBITDA (millions) (1)	$(11.7)	$2.7	$51.5	$78.4	$68.1

(1)

Please see the section titled “—Non-GAAP Information” for a reconciliation of net income (loss) to Adjusted EBITDA and an explanation for why we consider Adjusted EBITDA to be a helpful metric for investors.

Digital Subscriptions

Our ability to expand the number of digital subscriptions is an indicator of our market penetration and growth. Digital subscriptions include Beachbody On Demand, Nutrition+, and Openfit subscriptions. Digital subscriptions include paid and free-to-pay subscriptions. Free-to-pay subscriptions, on average, represent less than 3% of total digital subscriptions. Digital subscriptions are inclusive of all billing plans, currently for annual, semi-annual, quarterly and monthly billing intervals.

Nutritional Subscriptions

We package and synthesize the content experience of digital subscriptions with nutritional subscriptions that work together.

Nutritional Subscriptions are monthly subscriptions to nutritional products such as, Shakeology, Beachbody Performance, BEACHBAR, Bevvy and Collagen.

Average Digital Retention

We use month over month digital subscription retention to measure the retention of our digital subscriptions. We define digital subscription retention as the average rate in which a subscription renews for a new billing cycle.

Total Streams

We measure streams and total streams to quantify the number of fitness or nutrition programs viewed per subscription which is a leading indicator of customer engagement and retention. While the measure of a digital stream may vary across companies, to qualify as a stream on either our Beachbody on Demand or Openfit platforms, a program must be viewed for a minimum of 25% of the total running time.

Daily Active Users to Monthly Active Users (DAU/MAU)

We use the ratio of daily active users to monthly active users to measure how frequently digital subscribers are utilizing our service in a given month. We define a daily active user as a unique user streaming content on our platform in a given day. We define a monthly active user as a unique user streaming content on our platform in that same month.

Components of our Operating Results and Results of Operations

We have historically operated and managed our business in two operating segments, Beachbody and Other. For financial reporting purposes, we have one reportable segment, Beachbody. We identified the reportable segment based on the information used by management to monitor performance and make operating decisions. See Notes 1 and 22 of the notes to our consolidated financial statements included elsewhere in this proxy statement/prospectus for additional information regarding our reportable segment. We will describe our results and operations on a consolidated basis as the Other, non-reportable operating segment is not material to the understanding of our business taken as a whole. With the planned acquisition of Myx, we expect decisions regarding the allocation of resources and the assessment of operating performance may be based on realigned reportable segments. The following discussion of results of operations are based on our reportable segment for the periods presented.

(in thousands)	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019	2018
Revenue:
Digital	$95,150	$62,525	$334,804	$250,764	$210,726
Nutrition and other	131,069	106,811	528,778	505,015	579,563

Total revenue	226,219	169,336	863,582	755,779	790,289

Cost of revenue:
Digital	11,122	8,372	38,285	33,595	27,308
Nutrition and other	56,995	40,475	211,422	176,724	201,607

Total cost of revenue	68,117	48,847	249,707	210,319	228,915

Gross profit	158,102	120,489	613,875	545,460	561,374
Operating expenses:
Selling and marketing	144,696	94,226	464,000	384,376	401,141
Technology and development	27,089	21,333	93,036	84,132	91,189
General and administrative	17,946	15,184	64,818	56,899	63,096
Restructuring	—	—	(1,677)	1,171	6,555

Total operating expenses	189,731	130,743	620,177	526,578	561,981

Operating income (loss)	(31,629)	(10,254)	(6,302)	18,882	(607)
Interest expense	(123)	(95)	(527)	(790)	(268)
Other income, net	1,299	408	666	813	991

Income (loss) before income taxes	(30,453)	(9,941)	(6,163)	18,905	116
Income tax benefit (provision)	395	1,613	(15,269)	13,390	—

Net income (loss)	$(30,058)	$(8,328)	$(21,432)	$32,295	$116

Revenue

Revenue includes digital subscriptions, nutritional supplement subscriptions, one-time nutritional sales, and other fitness-related products. Subscription revenue is recognized ratably over the subscription period (up to 12 months). We often sell bundled products that combine Beachbody On Demand, Shakeology and/or other fitness and nutritional programs. We consider these sales to be revenue arrangements with multiple performance obligations and allocate the transaction price to each performance obligation based on its relative stand-alone selling price. We defer revenue when we receive payments in advance of delivery of products or the performance of services.

	Three Months Ended March 31,		2020 to 2021
	2021	2020	$ Change	% Change
	(dollars in thousands)
Revenue
Digital	$95,150	$62,525	$32,625	52%
Nutrition and other	131,069	106,811	24,258	23%

Total revenue	$226,219	$169,336	$56,883	34%

The increase in digital revenue for the three months ended March 31, 2021, as compared to the three months ended March 31, 2020, was primarily attributable to 41% growth in digital subscriptions from 1.9 million as of March 31, 2020 to 2.7 million as of March 31, 2021.

The increase in nutrition and other revenue for the three months ended March 31, 2021, as compared to the three months ended March 31, 2020, was primarily due to a $21.1 million increase in revenue from subscriptions to and one-time purchases of Beachbody Performance supplements and Shakeology, a $2.1 million increase in shipping revenue, and a $1.3 million increase in accessories revenue.

	Year Ended December 31,			2019 to 2020		2018 to 2019
	2020	2019	2018	$ Change	% Change	$ Change	% Change
	(dollars in thousands)
Revenue
Digital	$334,804	$250,764	$210,726	$84,040	34%	$40,038	19%
Nutrition and other	528,778	505,015	579,563	23,763	5%	(74,548)	(13%)

Total revenue	$863,582	$755,779	$790,289	$107,803	14%	$(34,510)	(4%)

The increase in digital revenue for the year ended December 31, 2020, as compared to the year ended December 31, 2019, was primarily attributable to 53% growth in digital subscriptions from 1.7 million as of December 31, 2019 to 2.6 million as of December 31, 2020.

The increase in nutrition and other revenue for the year ended December 31, 2020, as compared to the year ended December 31, 2019, was primarily due to an increase in nutritional subscriptions from 0.3 million as of December 31, 2019 to 0.4 million as of December 31, 2020, a $30.3 million increase in revenue from subscriptions and one-time purchases of Beachbody Performance Supplements, and an $11.0 million increase in accessories revenue related to our product launches, partially offset by a $12.4 million decrease in revenue related to certification and in-person events.

The increase in digital revenue for the year ended December 31, 2019, as compared to the year ended December 31, 2018, was primarily attributable to 13% growth in digital subscriptions from 1.5 million as of December 31, 2018 to 1.7 million as of December 31, 2019. In the last quarter of 2019, the Openfit platform launched with integration of Gixo-related technology improvements.

The decrease in nutrition and other revenue for the year ended December 31, 2019, as compared to the year ended December 31, 2018, was primarily due to a sales mix shift in the nutritional portfolio from a concentration of higher priced Shakeology towards Beachbody Performance Supplements, BEACHBAR and Collagen, which carry lower price points. While this sales mix shift negatively impacted total revenue temporarily, it increased customer satisfaction, served different customer needs, and increased subscriptions to other product offerings.

Cost of Revenue

Cost of revenue consists of nutritional product costs, including manufacturing costs, shipping and handling costs, packaging, fulfillment costs, warehousing costs, customer service, credit card processing costs, and certain allocated costs related to management, facilities, and personnel-related expenses associated with quality assurance and supply chain logistics. Cost of revenue also includes digital streaming costs, amortization and revision of content assets, depreciation of certain software and production equipment, and amortization of technology-based intangible assets.

	Three Months Ended March 31,		2020 to 2021
	2021	2020	$ Change	% Change
	(dollars in thousands)
Cost of revenue
Digital	$11,122	$8,372	$2,750	33%
Nutrition and other	56,995	40,475	16,520	41%

Total cost of revenue	$68,117	$48,847	$19,270	39%

Gross profit
Digital	$84,028	$54,153	$29,875	55%
Nutrition and other	74,074	66,336	7,738	12%

Total gross profit	$158,102	$120,489	$37,613	31%

Gross margin
Digital	88%	87%
Nutrition and other	57%	62%

The increase in digital cost of revenue for the three months ended March 31, 2021, as compared to the three months ended March 31, 2020, was primarily driven by a $1.3 million increase in content assets amortization due to a content asset library (new and existing content) with higher costs being amortized during the three months ended March 31, 2021 compared to the three months ended March 31, 2020. Additional streaming costs of $0.3 million, credit card processing expenses of $0.6 million, customer service of $0.2 million, and Openfit live training costs of $0.1 million were attributable to the increase in revenue. The digital gross margin was relatively flat from the three months ended March 31, 2020 to the three months ended March 31, 2021.

The increase in nutrition and other cost of revenue for the three months ended March 31, 2021, as compared to the three months ended March 31, 2020, was due to a $9.6 million increase in product costs, $3.6 million increase in shipping costs, $0.8 million increase in fulfillment, $1.3 million increase in customer service, and $0.3 million increase in credit card processing expenses primarily attributable to the increase in sales volume. Nutrition and other gross margin decreased as a result of higher freight and shipping rates during the three months ended March 31, 2021 in addition to increases in personnel-related costs and depreciation expense for which there is no commensurate revenue.

	Year Ended December 31,			2019 to 2020		2018 to 2019
	2020	2019	2018	$ Change	% Change	$ Change	% Change
	(dollars in thousands)
Cost of revenue
Digital	$38,285	$33,595	$27,308	$4,690	14%	$6,287	23%
Nutrition and other	211,422	176,724	201,607	34,698	20%	(24,883)	(12%)

Total cost of revenue	$249,707	$210,319	$228,915	$39,388	19%	$(18,596)	(8%)

Gross profit
Digital	$296,519	$217,169	$183,418	$79,350	37%	$33,751	18%
Nutrition and other	317,356	328,291	377,956	(10,935)	(3%)	(49,665)	(13%)

Total gross profit	$613,875	$545,460	$561,374	$68,415	13%	$(15,914)	(3%)

Gross margin
Digital	89%	87%	87%
Nutrition and other	60%	65%	65%

The increase in digital cost of revenue for the year ended December 31, 2020, as compared to the year ended December 31, 2019, was primarily driven by an additional $1.1 million in streaming costs and $1.7 million in credit card processing expenses attributable to the increase in revenue. Additional increases were due to a $1.1 million increase in Openfit live training costs and $1.6 million increase in the amortization of developed technology intangible assets related to the acquisition of Gixo in the third quarter of 2019. This was partially offset by a $1.0 million decrease in content assets amortization due to a change in useful life from two years to three years in 2020. This change in useful life was the primary driver of the increase in digital gross margin.

The increase in nutrition and other cost of revenue for the year ended December 31, 2020, as compared to the year ended December 31, 2019, was due to a $20.3 million increase in product costs primarily attributable to the increase in sales volume, as well as a $1.2 million increase in customer service, $1.9 million increase in fulfillment and $7.3 million increase in shipping costs from COVID-19 pandemic-related disruptions. As such, nutrition and other gross margin decreased.

The increase in digital cost of revenue for the year ended December 31, 2019, as compared to the year ended December 31, 2018, was primarily driven by a $2.3 million increase in content assets amortization, $1.3 million increase in web software depreciation, $1.6 million increase in Gixo acquisition-related intangible assets amortization, and $0.8 million increase in credit card processing expenses. Digital gross margin remained flat year-over-year.

The decrease in nutrition and other cost of revenue for the year ended December 31, 2019, as compared to the year ended December 31, 2018, was proportional to the reduction in revenue. Nutrition and other gross margin remained flat year-over-year.

Operating Expenses

Selling and Marketing

Selling and marketing expenses primarily include the cost of micro-influencer compensation, advertising, royalties, content revisions, promotions and events, and third-party sales commissions as well as the personnel-related expenses for employees and consultants associated with these areas.

We intend to continue to invest in our selling and marketing capabilities in the future and expect this expense to increase in future periods as we release new products and expand internationally. Selling and marketing expense as a percentage of total revenue may fluctuate from period to period based on total revenue and the timing of our investments.

	Three Months Ended March 31,		2020 to 2021
	2021	2020	$ Change	% Change
	(dollars in thousands)
Selling and marketing	$144,696	$94,226	$50,470	54%
As a percentage of total revenue	64.0%	55.6%

The increase in selling and marketing expense for the three months ended March 31, 2021, as compared to the three months ended March 31, 2020, was primarily due to an increase in media costs of $21.9 million to build awareness and conversion on our digital platforms, an $18.2 million increase in micro-influencer compensation and royalties at a similar percentage of sales to the prior year, and a $3.6 million increase in Coach events expense due to the pandemic-related cancellation of events during 2020.

Selling and marketing expense increased, as a percentage of total revenue, due to increased media costs to build awareness and drive subscriptions with associated future revenues as well as increased Coach events costs.

	Year Ended December 31,			2019 to 2020		2018 to 2019
	2020	2019	2018	$ Change	% Change	$ Change	% Change
	(dollars in thousands)
Selling and marketing	$464,000	$384,376	$401,141	$79,624	21%	$ (16,765)	(4%)
As a percentage of total revenue	53.7%	50.9%	50.8%

The increase in selling and marketing expense for the year ended December 31, 2020, as compared to the year ended December 31, 2019, was primarily due to an increase in media costs of $35.2 million to build awareness and conversion on our digital platforms, and an increase in micro-influencer compensation at a similar percentage of sales to the prior year.

Selling and marketing expense increased, as a percentage of total revenue, due to increased media costs to build awareness and drive subscriptions with associated future revenues.

The decrease in selling and marketing expense for the year ended December 31, 2019, as compared to the year ended December 31, 2018, was due to a reduction in media expenses. Selling and marketing expense as a percentage of total revenue remained relatively flat.

Technology and development

Technology and development expenses primarily include personnel-related expenses for employees and professional fees paid to consultants who create improvements to and maintain our enterprise systems applications, hardware and software. Expenses also include payroll and related costs for employees involved in the research and development of new and existing products and services, enterprise technology hosting expenses, depreciation of enterprise technology-related assets, software licenses and equipment leases.

	Three Months Ended March 31,		2020 to 2021
	2021	2020	$ Change	% Change
	(dollars in thousands)
Technology and development	$27,089	$21,333	$5,756	27%
As a percentage of total revenue	12.0%	12.6%

The increase in technology and development expense for the three months ended March 31, 2021, as compared to the three months ended March 31, 2020, was primarily due to a $3.3 million increase in personnel-related expenses and a $2.4 million increase in depreciation expense. Technology and development expense as a percentage of total revenue decreased by 60 basis points due to the leverage of fixed costs as revenue increased.

	Year Ended December 31,			2019 to 2020		2018 to 2019
	2020	2019	2018	$ Change	% Change	$ Change	% Change
	(dollars in thousands)
Technology and development	$93,036	$84,132	$91,189	$8,904	11%	$ (7,057)	(8%)
As a percentage of total revenue	10.8%	11.1%	11.5%

The increase in technology and development expense for the year ended December 31, 2020, as compared to the year ended December 31, 2019, was primarily due to an increase in personnel-related expenses to develop and deploy improvements to our digital platforms to enable greater acquisition and retention of subscribers. Technology and development expense as a percentage of total revenue decreased by 30 basis points due to leverage of fixed costs as revenue increased.

The decrease in technology and development expense for the year ended December 31, 2019, as compared to the year ended December 31, 2018 was primarily due to a decrease in depreciation as assets became fully depreciated as well as a decrease in support, maintenance and development of our former website, partially offset by an increase in personnel-related expenses due to headcount additions.

Technology and development expense as a percentage of total revenue for the year ended December 31, 2019, as compared to the year ended December 31, 2018, decreased by 40 basis points due to depreciation of certain assets reaching the end of their useful lives in 2019.

General and Administrative

General and administrative expense includes personnel-related expenses and facilities-related costs primarily for our executive, finance, accounting, legal and human resources functions. General and administrative expense also includes fees for professional services principally comprised of legal, audit, tax, and insurance.

Following the completion of the Mergers, we expect to incur additional general and administrative expenses as a result of operating as a public company, including expenses related to compliance and reporting obligations of public companies, and increased costs for insurance, investor relations, and professional services. As a result, we expect that our general and administrative expenses will increase in future periods and vary from period to period as a percentage of revenue, but we expect to leverage these expenses over time as we grow our revenue.

	Three Months Ended March 31,		2020 to 2021
	2021	2020	$ Change	% Change
	(dollars in thousands)
General and administrative	$17,946	$15,184	$2,762	18%
As a percentage of total revenue	7.9%	9.0%

The increase in general and administrative expenses for the three months ended March 31, 2021, as compared to the three months ended March 31, 2020, was primarily due to increases in professional services and other general corporate expenses. General and administrative expenses as a percentage of total revenue decreased by 110 basis points due to the leverage of fixed costs as revenue increased.

	Year Ended December 31,			2019 to 2020		2018 to 2019
	2020	2019	2018	$ Change	% Change	$ Change	% Change
	(dollars in thousands)
General and administrative	$64,818	$56,899	$63,096	$7,919	14%	$ (6,197)	(10%)
As a percentage of total revenue	7.5%	7.5%	8.0%

The increase in general and administrative expenses for the year ended December 31, 2020, as compared to the year ended December 31, 2019, was primarily due to personnel-related expenses which increased by $4.1 million and increases in legal, recruitment, and acquisition costs of $4.2 million.

The decrease in general and administrative expenses for the year ended December 31, 2019, as compared to the year ended December 31, 2018, was primarily related to a one-time bonus expense for certain employees in 2018 with no similar event occurring in 2019.

Restructuring

Restructuring relates to our 2017 and 2018 restructuring plans, which were initiated to realign business priorities and optimize operations to maximize digital subscription scale and growth. The charges incurred primarily relate to lease termination adjustments and employee-related costs, with the restructuring benefit related to lower final lease termination expenses compared to initial estimates.

No restructuring gains or losses were incurred during each of the three months ended March 31, 2021 and 2020.

	Year Ended December 31,			2019 to 2020		2018 to 2019
	2020	2019	2018	$ Change	% Change	$ Change	% Change
	(dollars in thousands)
Restructuring (gain) loss	$(1,677)	$1,171	$6,555	$(2,848)	(243%)	$(5,384)	(82%)

Restructuring benefit for 2020 reflects adjustments to the estimated liability associated with the 2017 restructuring lease terminations.

Restructuring charges incurred during 2019 reflect adjustments to the lease liability associated with the 2018 restructuring plan.

Restructuring charges incurred during 2018 reflect employee-related costs associated with our 2018 restructuring plan.

Other Income (Expenses)

Interest expense primarily consists of interest expense associated with our borrowings and amortization of debt issuance costs for our Credit Facility. Other income, net, consists of interest income earned on investments and gains (losses) on foreign currency.

	Three Months Ended March 31,		2020 to 2021
	2021	2020	$ Change	% Change
	(dollars in thousands)
Interest expense	$(123)	$(95)	$(29)	-31%
Other income, net	1,299	408	891	219%

The increase in interest expense for the three months ended March 31, 2021, as compared to the three months ended March 31, 2020, was primarily due to a longer period of outstanding borrowings in 2021 compared to 2020. The increase in other income, net was primarily due to the gain on the investment in the convertible instrument from Myx during the three months ended March 31, 2021; there was no similar investment during the three months ended March 31, 2020.

	Year Ended December 31,			2019 to 2020		2018 to 2019
	2020	2019	2018	$ Change	% Change	$ Change	% Change
	(dollars in thousands)
Interest expense	$(527)	$(790)	$(268)	$263	33%	$ (522)	(195%)
Other income, net	666	813	991	(147)	(18%)	(178)	(18%)

The decrease in interest expense for the year ended December 31, 2020, as compared to the year ended December 31, 2019, was primarily due to a shorter period of outstanding borrowings in 2020 compared to 2019. The decrease in other income, net was primarily due to lower interest income, partially offset by foreign currency gains.

The increase in interest expense for the year ended December 31, 2019, as compared to the year ended December 31, 2018 was primarily due to a longer period of outstanding borrowings on our Credit Facility in 2019 compared to 2018. The decrease in other income, net for the year ended December 31, 2019, as compared to the year ended December 31, 2018, was primarily due to a decrease in interest income with lower cash balances in 2019.

Income tax benefit (provision)

Income tax benefit (provision) consists of income taxes related to US federal and state jurisdictions as well as those foreign jurisdictions where we have business operations. Prior to April 2, 2019, we were treated as a partnership for US income tax purposes and not subject to US federal or state income taxation. Accordingly, no provision for US income taxes was recorded for the year ended December 31, 2018.

	Three Months Ended March 31,		2020 to 2021
	2021	2020	$ Change	% Change
	(dollars in thousands)
Income tax benefit (provision)	$395	$1,613	$ (1,218)	(76%)

The income tax benefit in the three months ended March 31, 2021 reflects the expected tax benefit, net of valuation allowance on the net loss during the three months ended March 31, 2021, as compared to the income tax benefit in the three months ended March 31, 2020 which reflects the expected tax benefit on the net loss during the three months ended March 31, 2020. No valuation allowance adjustment was necessary during the three months ended March 31, 2020.

	Year Ended December 31,			2019 to 2020		2018 to 2019
	2020	2019	2018	$ Change	% Change	$ Change	% Change
	(dollars in thousands)
Income tax benefit (provision)	$ (15,269)	$13,390	$—	$ (28,659)	(214%)	$ 13,390	n/m

The income tax provision in 2020 was related to full valuation allowances against our deferred tax assets.

The income tax benefit in 2019 was primarily related to our change in tax status effective April 2, 2019 from a partnership to a C-Corporation and the initial recognition of deferred tax assets.

Liquidity and Capital Resources

Our operations have been financed primarily through cash flow from operating activities and borrowings under our Credit Facility. As of March 31, 2021, we had cash and cash equivalents of $47.6 million and $12.0 million of borrowing capacity available under our Credit Facility (defined below).

We believe our existing cash and cash equivalent balances, cash flow from operations, and amounts available for borrowing under our Credit Facility will be sufficient to meet our working capital and capital expenditure needs for at least the next 12 months. Our future capital requirements may vary materially from those currently planned and will depend on many factors, including our rate of revenue growth, the timing and extent of growth initiatives, the expansion of selling and marketing activities, the timing of new nutrition product introductions, market acceptance of our nutrition products, and overall economic conditions. To the extent that current and anticipated future sources of liquidity are insufficient to fund our future business activities and requirements, we may be required to seek additional equity or debt financing. The sale of additional equity would result in additional dilution to our members. The incurrence of debt financing would result in debt service obligations and the instruments governing such debt could provide for operating and financing covenants that would restrict our operations. There can be no assurances that we will be able to raise additional capital. The inability to raise capital would adversely affect our ability to achieve our business objectives.

Amended and Restated Credit Agreement

On December 14, 2018, Beachbody, LLC, as borrower, and Beachbody Holdings, Inc. as a guarantor, entered into a credit agreement with Bank of America, N.A., as lender, administrative agent and letter of credit issuer for a $35 million revolving credit facility with a $10 million sublimit for letters of credit (the “Credit Facility”). During the three months ended March 31, 2021, the Credit Facility was amended to revise certain financial covenants. During the year ended December 31, 2020, the Credit Facility was amended, among other things, to extend the maturity date to December 14, 2021, amend certain pricing provisions and financial covenants, and amend the definitions of applicable rates based on our EBITDA. The Credit Facility was also amended whereby the Beachbody Company Group, LLC assumed the obligations under the Credit Facility. The Credit Facility was further amended in March 2021 to extend the maturity date to June 2022 and amend financial covenants.

As of March 31, 2021, we had $20.0 million outstanding under the Credit Facility and a letter of credit was issued for $3.0 million. As of December 31, 2020 and 2019, there were no borrowings outstanding and a letter of credit was issued for $3.0 million and $6.0 million, respectively. Borrowings may be either Eurodollar rate loans or base rate loans at our election. Eurodollar rate loans bear interest at an annual rate equal to the London Interbank Offered Rate (“LIBOR”) plus 1.75% to 2.25%, with a minimum LIBOR of 0.75%. Base rate loans are at the base rate, as defined in the Credit Facility, plus 0.75% to 1.25%. We also pay a 1.75% to 2.25% fee on the letters of credit outstanding and a 0.375% to 0.5% commitment fee on the unused Credit Facility. The Credit

Facility contains certain reporting and financial covenants which require us to maintain a minimum consolidated EBITDA amount and comply with a maximum capital expenditures amount. We were in compliance with all covenants as of March 31, 2021, December 31, 2020 and 2019.

Cash Flows

The following table summarizes our cash flows for the three months ended March 31, 2021 and 2020:

	Three Months Ended March 31,
	2021	2020
	(dollars in thousands)
Net cash provided by (used in) operating activities	$(8,880)	$9,387
Net cash used in investing activities	(18,299)	(10,114)
Net cash provided by financing activities	17,758	32,000

Operating Activities. Net cash used in operating activities of $8.9 million for the three months ended March 31, 2021 was primarily due to the net loss of $30.1 million, partially offset by non-cash adjustments of $19.3 million and the net change in operating assets and liabilities of $1.9 million. Non-cash adjustments primarily consisted of depreciation and amortization of $13.7 million, amortization of content assets of $2.8 million, equity-based compensation expense of $2.6 million, and provision for excess and obsolete inventory of $2.0 million. The increase in net operating assets and liabilities was primarily due to a $13.3 million increase in accounts payable and accrued expenses related to increased expenditures to support general business growth and a $9.2 million increase in deferred revenue as a result of an increase in digital subscriptions; partially offset by a $7.4 million increase in content assets as well as increases in inventory, accounts receivable, prepaid expenses, and other assets.

Net cash provided by operating activities of $9.4 million for the three months ended March 31, 2020 was primarily due to the net loss of $8.3 million, offset by non-cash adjustments of $12.0 million and the net change in operating assets and liabilities of $5.7 million. Non-cash adjustments primarily consisted of depreciation and amortization of $10.1 million, amortization of content assets of $1.5 million, equity-based compensation expense of $0.9 million, unrealized loss on derivative financial instruments of $0.6 million, and provision for excess and obsolete inventory of $0.4 million. The increase in net operating assets and liabilities was primarily due to a $15.2 million increase in deferred revenue as a result of an increase in digital subscriptions and a $4.8 million decrease in prepaid expenses; partially offset by a $4.4 million increase in content assets and a $1.8 million increase in inventory as well as an increase in other assets and decrease in other liabilities.

Investing Activities. Net cash used in investing activities for the three months ended March 31, 2021 of $18.3 million was related to capital expenditures of $13.3 million and the investment in a convertible instrument of $5.0 million.

Net cash used in investing activities for the three months ended March 31, 2020 of $10.1 million was related to capital expenditures.

Financing Activities. Net cash provided by financing activities of $17.8 million for the three months ended March 31, 2021 was primarily related to the $20.0 million borrowings under the Credit Facility, partially offset by the $2.2 million payment of deferred financing costs.

Net cash provided by financing activities of $32.0 million for the three months ended March 31, 2020 was related to the $32.0 million borrowings under the Credit Facility.

The following table summarizes our cash flows for the years ended December 31, 2020, 2019 and 2018:

	Year Ended December 31,
	2020	2019	2018
	(dollars in thousands)
Net cash provided by operating activities	$61,430	$42,017	$63,615
Net cash used in investing activities	(46,686)	(30,283)	(22,817)
Net cash provided by (used in) financing activities	165	(32,051)	(66,343)

Operating Activities. Net cash provided by operating activities of $61.4 million for 2020 was primarily due to non-cash adjustments of $75.1 million and the net change in operating assets and liabilities of $7.8 million, partially offset by net loss of $21.4 million. Non-cash adjustments primarily consisted of depreciation and amortization of $44.3 million, deferred income taxes of $15.6 million, amortization of content assets of $7.5 million, equity-based compensation expense and provision for excess and obsolete inventory. The increase in net operating assets and liabilities was primarily due to a $32.4 million increase in accounts payable and accrued expenses related to increased expenditures to support general business growth and a $24.8 million increase in deferred revenue as a result of an increase in digital subscriptions; partially offset by a $27.8 million increase in inventory as a result of building up nutritional products and accessories, $10.4 million decrease in other liabilities, and a $15.6 million increase in content assets.

Net cash provided by operating activities of $42.0 million for 2019 was primarily due to a net income of $32.3 million and non-cash adjustments of $45.3 million, partially offset by the net change in operating assets and liabilities of $35.6 million. Non-cash adjustments primarily consisted of depreciation and amortization of $44.7 million, amortization of content assets of $8.5 million, equity-based compensation expense and provision for excess and obsolete inventory, offset in part by the benefit from deferred income taxes. The increase in net operating assets and liabilities was primarily due to an $8.4 million increase in inventory levels, and a $10.4 million increase in content assets, partially offset by a $15.4 million decrease in accounts payable and accrued expenses.

Net cash provided by operating activities of $63.6 million for 2018 was primarily due to a net income of $0.1 million and non-cash adjustments of $66.2 million, partially offset by the net change in operating assets and liabilities of $2.7 million. Non-cash adjustments primarily consisted of depreciation and amortization, amortization of content assets, equity-based compensation expense, and provision for excess and obsolete inventory. The increase in net operating assets and liabilities was primarily due to increases in content assets, other assets and inventory driven by general growth; partially offset by a $20.7 million increase in deferred revenue related to an increase in Beachbody on Demand subscription revenue.

Investing Activities. Net cash used in investing activities for 2020 of $46.7 million was related to capital expenditures and the investment in a convertible instrument, partially offset by cash acquired through the acquisition of Ladder.

Net cash used in investing activities for 2019 of $30.3 million was primarily related to the capital expenditures of $23.8 million and the $6.5 million cash portion of the acquisition of Gixo, net of cash acquired.

Net cash used in investing activities for 2018 of $22.8 million was due to capital expenditures of approximately $23.9 million, partially offset by the proceeds from the sale and maturity of available-for-sale investments of $1.1 million.

Financing Activities. Net cash provided by financing activities of $0.2 million for 2020 was primarily related to the Holdings downstream merger, partially offset by deferred financing costs.

Net cash used in financing activities of $32.1 million for 2019 was primarily related to the $25.0 million repayment of borrowings under the Credit Facility and $7.1 million distributions to members.

Net cash used in financing activities of $66.3 million for 2018 was primarily related to the redemption of LNK’s Series A Preferred Units of $158.1 million and distributions to members of $28.7 million, partially offset by the net proceeds from the issuance of Series A Preferred Units to Raine of $95.6 million and borrowings under the Credit Facility of $25.0 million.

Contractual Obligations and Other Commitments

The following table summarizes our contractual cash obligations as of March 31, 2021:

	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
	(in thousands)
Operating lease obligations	$43,035	$7,455	$22,964	$12,616	$—
Finance lease obligations	448	161	284	3	—
Noncancelable service and inventory purchase obligations	72,416	62,104	7,812	2,500	—

Total	$115,899	$69,720	$31,060	$15,119	$—

The commitment amounts in the table above are associated with contracts that are enforceable and legally binding and that specify all significant terms, including fixed or minimum services to be used, fixed, minimum or variable price provisions, and the approximate timing of the actions under the contracts

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements as of March 31, 2021.

Quantitative and Qualitative Disclosure About Market Risk

Foreign Currency Risk

We are exposed to foreign currency exchange risk related to transactions in currencies other than the U.S. Dollar, which is our functional currency. Our foreign subsidiaries, sales, certain inventory purchases and operating expenses expose us to foreign currency exchange risk. For the three months ended March 31, 2021 and 2020, approximately 10% and 8%, respectively, of our revenue was in foreign currencies. For the years ended December 31, 2020, 2019 and 2018, approximately 9%, 8% and 8%, respectively, of our revenue was in foreign currencies. These sales were primarily denominated in Canadian dollars and British pounds.

We use derivative instruments to manage the effects of fluctuations in foreign currency exchange rates on our net cash flows. We primarily enter into option and forward contracts to hedge forecasted payments, typically for up to 12 months, for cost of revenue, selling and marketing expenses, general and administrative expenses and intercompany transactions not denominated in the local currencies of our foreign operations. We designate some of these instruments as cash flow hedges and records them at fair value as either assets or liabilities within the consolidated balance sheets. Some of these instruments are freestanding derivatives for which hedge accounting does not apply.

Changes in the fair value of cash flow hedges are recorded in accumulated other comprehensive income (loss) until the hedged forecasted transaction affects earnings. Deferred gains and losses associated with cash flow hedges of third-party payments are recognized in cost of revenue, selling and marketing or general and administrative expenses, as applicable, during the period when the hedged underlying transaction affects earnings. Changes in the fair value of certain derivatives for which hedge accounting does not apply are immediately recognized directly in earnings to cost of revenue.

A hypothetical 10% change in exchange rates, with the U.S. dollar as the functional and reporting currency, would not result in a material increase or decrease in cost of revenue and operating expenses.

The aggregate notional amount of foreign exchange derivative instruments at March 31, 2021, December 31, 2020 and 2019 was $33.1 million, $34.0 million and $23.1 million, respectively.

Interest Rate Risk

We are primarily exposed to changes in short-term interest rates with respect to our cost of borrowing under our Credit Facility. We monitor our cost of borrowing under our facility, taking into account our funding requirements, and our expectations for short-term rates in the future. As of March 31, 2021, outstanding borrowings under the Credit Facility were $20.0 million and a letter of credit was issued for $3.0 million. As of December 31, 2020 and 2019, there were no borrowings outstanding and a letter of credit was issued for $3.0 million and $6.0 million, respectively. A hypothetical 10% change in the interest rate on our Credit Facility for all periods presented would not have a material impact on our financial statements.

Inflation Risk

We do not believe that inflation has had a material effect on our business, financial condition or results of operations. If our costs become subject to significant inflationary pressures, we may not be able to fully offset such higher costs through price increases. Our inability or failure to do so could harm our business, financial condition, and operating results.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with GAAP. In preparing the consolidated financial statements, we make estimates and judgments that affect the reported amounts of assets, liabilities, members’ equity, revenue, expenses, and related disclosures. We re-evaluate our estimates on an on-going basis. Our estimates are based on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Because of the uncertainty inherent in these matters, actual results may differ from these estimates and could differ based upon other assumptions or conditions. The critical accounting policies that reflect our more significant judgments and estimates used in the preparation of our consolidated financial statements include those noted below.

Revenue Recognition

The Company records revenue when it fulfills its performance obligation to transfer control of the goods or services to its customers. Control of shipped items is generally transferred when the product is delivered to the customer. The amount of revenue recognized is the consideration that the Company expects it will be entitled to receive in exchange for transferring goods or services to its customers. Control of services, which are primarily digital subscriptions, transfers over time, and as such, revenue is recognized ratably over the subscription period (up to 12 months), using a mid-month convention. The Company sells a variety of bundled products that combine digital subscriptions, nutritional products and/or other fitness products. The Company considers these sales to be revenue arrangements with multiple performance obligations and allocates the transaction price to each performance obligation based on its relative stand-alone selling price. The Company defers revenue when it receives payments in advance of delivery of products or the performance of services. Revenue is recorded net of expected returns, discounts and credit card chargebacks, which are estimated using the Company’s historical experience. Revenue is presented net of sales and value added taxes collected from customers and remitted to applicable government agencies.

Goodwill and Intangible Assets

Goodwill represents the excess of the fair value of the consideration transferred over the fair value of the underlying identifiable assets and liabilities acquired in a business combination. Goodwill and intangible assets deemed to have an indefinite life are not amortized, but instead are assessed for impairment annually in the fourth quarter as of October 1. Additionally, if an event or change in circumstances occurs that would more likely than not reduce the fair value of the reporting unit below its carrying value, the Company would evaluate goodwill and other intangibles at that time.

In testing for goodwill impairment, the Company has the option to first assess qualitative factors to determine whether the existence of events or circumstances lead to a determination that it is more likely than not that the fair value of the reporting unit is less than its carrying amount. If, after assessing the totality of events and circumstances, the Company concludes that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, then performing the two-step impairment test is not required. If the Company concludes otherwise, the Company is required to perform the two-step impairment test. The goodwill impairment test is performed at the reporting unit level by comparing the estimated fair value of a reporting unit with its respective carrying value. If the estimated fair value exceeds the carrying value, goodwill at the reporting unit level is not impaired. If the estimated fair value is less than the carrying value, an impairment charge will be recorded to reduce the reporting unit to fair value.

The Company also evaluates qualitative factors to determine whether or not its indefinite lived intangible assets have been impaired and then performs a quantitative test if required.

Intangible assets deemed to have finite lives are amortized on a straight-line basis over their estimated useful lives, where the useful life is the period over which the asset is expected to contribute directly, or indirectly, to the Company’s future cash flows.

Equity-Based Compensation

The Company measures and recognizes expense for all equity-based awards based on their estimated fair values as of the grant date using the Black-Scholes option-pricing model. The Company recognizes the expense on a straight-line basis over the requisite service period, and forfeitures are accounted for as they occur. Equity-based compensation expense is included in cost of revenue, selling and marketing, technology and development, and general and administrative expense within the consolidated statements of operations.

Equity-based compensation expense for options granted to nonemployees is measured based on the fair value of the options issued, which is more reliably determined than the value of goods and services received. The fair value of the equity instruments issued is measured at the performance completion date.

Common Unit Valuations

The Company has historically granted common unit options at an exercise price equal to the fair value as determined by the Board of Managers on the date of grant. Given the absence of a public market for the Company’s common units, the Company was required to estimate the fair value of its common units at the time of each grant of an equity-based award. The Company utilized various valuation methodologies in accordance with the framework of the American Institute of Certified Public Accountants’ Technical Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation, to estimate the fair value of its common units. These estimates and assumptions include numerous objective and subjective factors to determine the fair value of the Company’s common units at each grant date, including the following factors:

•	Relevant precedent transaction including the Company’s capital units;

•	the liquidation preferences, rights, preferences, and privileges of the Company’s preferred units relative to the common units;

•	the Company’s actual operating and financial performance;

•	current business conditions and projections;

•	the Company’s stage of development;

•

the likelihood and timing of achieving a liquidity event for the common units underlying the options, such as an initial public offering, given prevailing market conditions; any adjustment necessary to recognize a lack of marketability of the common units underlying the granted options;

•	the market performance of comparable publicly traded companies; and

•	U.S. and global capital market conditions.

The Company and its Board of Managers believe this methodology is reasonable based upon its internal peer company analyses, and further supported by transactions involving the preferred units. If different assumptions had been made, equity-based compensation expense, net income (loss), and net income (loss) per unit could have been significantly different.

Income Taxes

Effective April 2, 2019, the Company made an election with the United States taxing authorities to change its entity status to a regarded C-Corporation from a regarded pass-through entity for income tax purposes. The consequences of this election were the recognition of a tax provision on the Company’s net income earned after that date and the recording of a net deferred tax asset as of the election date of $16.6 million as a benefit for income taxes from operations. The accumulated deficit and other comprehensive loss as of the election date have been eliminated against common units and Preferred Units with the allocation determined in accordance with the terms of the Beachbody, LLC Operating Agreement.

The Company is subject to income taxes in the United States, Canada, and the United Kingdom. The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined on the basis of the differences between the financial statement and tax basis of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

In evaluating its ability to recover deferred tax assets, the Company considers all available positive and negative evidence, including historical and current operating results, ongoing tax planning, and forecasts of future taxable income on a jurisdiction-by-jurisdiction basis. Based on the level of losses, the Company has established a valuation allowance to reduce its net deferred tax assets to the amount that is more likely than not to be realized.

The Company records uncertain tax positions on the basis of a two-step process in which (1) the Company determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, the Company recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.

The Company recognizes interest and penalties related to unrecognized tax benefits in interest expense and other income, net, respectively, in the accompanying consolidated statements of operations. Accrued interest and penalties are included in accrued expenses and other liabilities in the consolidated balance sheets.

Recent Accounting Pronouncements

See Note 1, Organization, Business and Summary of Accounting Policies, of the notes to our consolidated financial statements included elsewhere in this proxy/prospectus for recently adopted accounting pronouncements and recently issued accounting pronouncements not yet adopted as of the dates of the statement of financial position included in this proxy/prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF MYX

The following discussion and analysis of the financial condition and results of operations of Myx should be read together with Myx’s unaudited consolidated financial statements as of March 31, 2021 and for the three months ended March 31, 2021 and 2020, and the audited consolidated financial statements as of December 31, 2020, 2019 and 2018 and for the years then ended, together with related notes thereto, included elsewhere in this proxy statement/prospectus. The discussion and analysis should also be read together with the section entitled “Business of Beachbody”, the pro forma financial information as of and for the three months ended March 31, 2021 and the section entitled “Management Discussion and Analysis of Financial Condition and Results of Operations of Beachbody.” The following discussion contains forward-looking statements. Myx’s actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause future results to differ materially from those projected in the forward-looking statements include, but are not limited to, those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Overview

Myx’s principal business activities involve the sale of an interactive fitness platform consisting of a home studio that provides commercial- grade stationary bikes, fitness equipment, and a streaming application of fitness content to consumers across the United States. Myx offers two home studio products, The MYX and The MYX Plus, which both include a professional-grade Star Trac Stationary Bike, a 21.5” interactive tablet and a Polar OH1 Heart Rate Monitor. The MYX Plus package also includes three sets of dumbbells, a kettlebell, a resistance band, a 24” foam roller and two mats.

The revenue generated from the sale of home studio products represented 86% and 95% of net sales in the three months ended March 31, 2021 and the year ended December 31, 2020, respectively. The subscription for the streaming application is offered subsequent to the sale of the connected fitness platform at the time of delivery to the member. All content subscriptions are automatically renewed on a monthly basis unless terminated by the member.

Myx also operates a production studio in Greenwich, Connecticut to create all fitness class content that is offered on the streaming application. In addition to fitness content, Myx offers popular music across multiple genres and non-coach led content on the platform.

Key milestones in Myx’s history include:

•	November 17, 2016: Company founded

•	May 1, 2018: Myx Fitness name filed

•	October 2018: Myx heart rate and cross-training method piloted in Live studio classes

•	November 14, 2019: Myx Fitness launch announced and pre-orders began

•	January 8, 2020: CNET features Myx Fitness as the most innovative fitness tech of CES 2020

•	January 27, 2020: First Myx Fitness tablet is activated

•	June 23, 2020: iOS mobile streaming launches

•	July 21, 2020: Named PC Magazine Editors’ Choice

•	March 31, 2021: Sold 41,960 home studios to date

Key Trends, Opportunities, and Uncertainties

Impact of COVID-19

COVID-19 has had a significant impact on the fitness sector and has increased demand for home fitness solutions as gyms across the country have either been shuttered by government orders or abandoned by members uncertain of their safety in those facilities. Myx cannot predict the long-term impact on consumer behavior, but according to research from the Wall Street Journal published in January 2021, 66% of all consumers say they prefer working out at home to the gym. The adoption of at-home connected fitness by the broad market consumer has been accelerated by the pandemic. Myx was developed to meet the needs of this broad market consumer and views the shift to at-home fitness as a secular change that will continue.

COVID-19 has had an adverse impact on global supply chains, resulting in an increased uncertainty in shipping lead times as well as increased importing and logistics costs. Myx cannot predict if these costs will normalize to pre-pandemic levels with any level of certainty.

Competition

The growth in the home fitness market opportunity has attracted new competition. Myx combines high quality equipment with proprietary software and content to make the benefits of personal training accessible to its members. Myx has several patents pending and continues to innovate and invest in technology and development in order to remain differentiated from the market.

Regulatory

Myx is subject to varying laws and regulations, including those related to privacy, data protection, content regulation, intellectual property, consumer protection, e-commerce, marketing, advertising, messaging, rights of publicity, health and safety, employment and labor, product liability, accessibility, competition, customs and taxation. These laws have required us to implement specific information security controls to protect certain types of information, such as personal data, “special categories of personal data” or health data. These laws and regulations are constantly evolving and may be interpreted, applied, created, or amended in a manner that could increase our general and administrative costs and harm our current or future business and operations.

Myx’s hardware is manufactured in China. United States Customs and Border Protection implemented tariff legislation changes in February 2020 which increased duties on Chinese imports by an incremental 7.5% of total hardware costs.

Results of Operations

	Three Months Ended March 31,				Year Ended December 31,			2019 to 2020		2018 to 2019
(dollars in thousands)	2021	2020	$ Change	% Change	2020	2019	2018	$ Change	% Change	$ Change	% Change
Net sales	$17,038	$647	$16,391	2,533%	$29,671	$—	$—	$29,671	0%	$—	0%
Cost of sales	17,456	739	16,717	2,262%	34,051	—	—	34,051	0%	—	0%

Gross deficit	(418)	(92)	(326)	354%	(4,380)	—	—	(4,380)	0%	—	0%
Operating expenses:
Selling and marketing	4,789	759	4,030	531%	9,243	766	131	8,477	1,107%	635	485%
Technology and development	813	430	383	89%	1,950	1,565	997	385	25%	568	57%
General and administrative	3,016	644	2,372	368%	6,484	1,686	821	4,798	285%	865	105%
Depreciation	13	13	—		55	63	34	(8)	(13%)	29	85%

Total operating expenses	8,631	1,846	6,785	368%	17,732	4,080	1,983	13,652	335%	2,097	106%

Loss from operations	(9,049)	(1,938)	(7,111)	367%	(22,112)	(4,080)	(1,983)	(18,032)	442%	(2,097)	106%
Other income (expense), net	(91)	(53)	(38)	72%	(156)	38	17	(194)	(511%)	21	124%
Loss from change in fair value of convertible instrument	(1,379)	—	(1,379)	100%	(288)	—	—	(288)	0%	—	0%
Interest expense	(113)	(13)	(100)	769%	(201)	—	—	(201)	0%	—	0%

Net loss	$(10,632)	$(2,004)	$(8,628)	431%	$(22,757)	$(4,042)	$(1,966)	$(18,715)	463%	$(2,076)	106%

Net sales

Myx generates revenue through the sale of (i) the home studio product, which includes a commercial-grade stationary bike and tablet, fitness equipment and accessories and (ii) monthly subscriptions, which provide unlimited access to content on its library of on-demand fitness classes. Myx recognizes connected fitness product revenue, net of sales returns and discounts, when the product has been delivered to the customer. Revenue recognition for paid subscription fees are recognized ratably over the one-month subscription term.

Three months ended March 31, 2021 compared to three months ended March 31, 2020

Myx net sales for the three months ended March 31, 2021 were $17.0 million, as compared to net sales of $0.6 million for the three months ended March 31, 2020. Approximately $14.7 million and $0.6 million of net sales during the three months ended March 31, 2021 and 2020, respectively, was related to the sale of connected fitness products. Approximately $2.3 million and $0.0 million of net sales for the three months ended March 31, 2021 and 2020, respectively, was related to subscription revenue. During the three months ended March 31, 2021, Myx sold approximately 11,250 bikes, as compared to 1,050 bikes sold during the three months ended March 31, 2020. As of March 31, 2021, Myx had approximately 33,000 active subscribers, as compared to 500 active subscribers as of March 31, 2020.

Year ended December 31, 2020 compared to year ended December 31, 2019

Myx net sales for the year ended December 31, 2020 were $29.7 million, of which approximately $28.1 million was related to the sale of connected fitness products. Approximately $1.6 million of net sales for the year ended December 31, 2020 was related to subscription revenue. Myx began accepting customer orders in November 2019 and began delivering connected fitness products to customers in January 2020. During the year ended December 31, 2020, Myx sold approximately 27,500 bikes. As of December 31, 2020, Myx had approximately 22,000 active subscribers. No revenue was generated during the year ended December 31, 2019.

Year ended December 31, 2019 compared to year ended December 31, 2018

Orders began for the Myx home studio product in November 2019. No orders were fulfilled until January 2020, as such no revenue was generated during the years ended December 31, 2019 and 2018.

Cost of sales

Cost of sales consists of product costs, including hardware costs, duties and other applicable importing costs, shipping and handling costs, warehousing and logistics costs, costs associated with service calls and repairs of the product under warranty, costs for the customer care support team, and personnel-related expenses associated with supply chain and logistics. Cost of sales also includes digital streaming and hosting costs and music and other streaming content related costs.

Three months ended March 31, 2021 compared to three months ended March 31, 2020

Cost of sales was $17.5 million and $0.7 million for the three months ended March 31, 2021 and 2020, respectively, resulting in a gross deficit of $0.4 million and $0.1 million for the three months ended March 31, 2021 and 2020, respectively. The gross deficits were the result of the proportional representation of hardware sales to subscription sales during the period and the costs to support inbound and delivery logistics and service support for the hardware business. Myx expects the gross deficit to become positive as the connected fitness subscribers increase.

Year ended December 31, 2020 compared to year ended December 31, 2019

Myx cost of sales for the year ended December 31, 2020 was $34.1 million, resulting in a gross deficit of $4.4 million for the period. The gross deficit was a result of the proportional representation of hardware sales to subscription sales during the period and the costs to support inbound and delivery logistics and service support for the hardware business. Myx expects the gross deficit to become positive as the connected fitness subscribers increase. No cost of sales were incurred during the year ended December 31, 2019.

Year ended December 31, 2019 compared to year ended December 31, 2018

No cost of sales were incurred during the years ended December 31, 2019 and 2018.

Operating Expenses

Selling and marketing

Selling and marketing expense primarily includes the cost of media advertising, creative asset creation, and agency fees.

Three months ended March 31, 2021 compared to three months ended March 31, 2020

Selling and marketing expense was $4.8 million during the three months ended March 31, 2021, an increase of $4.0 million, or 531%, as compared to the three months ended March 31, 2020. The increase was due to digital marketing expenses to drive the sale of the connected fitness product on digital platforms and media testing into additional acquisition channels.

Year ended December 31, 2020 compared to year ended December 31, 2019

Selling and marketing expense was $9.2 million during the year ended December 31, 2020, an increase of $8.5 million, or 1,107%, as compared to the year ended December 31, 2019. The increase was due to digital marketing expenses to drive the sale of the connected fitness product on digital platforms.

Year ended December 31, 2019 compared to year ended December 31, 2018

Selling and marketing expense was $0.8 million during the year ended December 31, 2019, an increase of $0.6 million, or 485%, as compared to the year ended December 31, 2018. The increase was due to marketing expenses associated with the launch of the product for pre-sale in November 2019.

Technology and development

Technology and development expense primarily includes personnel related expenses for full-time employees and professional fees to consultants who create improvements to and maintain Myx’s systems applications, technology software and hardware. Technology and development expense also include software fees and hardware expenses associated with research and development prior to and post the launch of the product. Prior to the launch of the software for streaming content, Myx expensed all technology and development costs associated with preparing the product for launch as technology and development expense. After the launch, Myx expensed all technology and developments costs associated with research and development for improvement of the software.

Three months ended March 31, 2021 compared to three months ended March 31, 2020

Technology and development expense was $0.8 million during the three months ended March 31, 2021, an increase of $0.4 million, or 89%, as compared to the three months ended March 31, 2020. The increase was due to additional expenses associated with the technology consultants engaged to provide maintenance and development support to the Myx technology product.

Year ended December 31, 2020 compared to year ended December 31, 2019

Technology and development expense was $2.0 million during the year ended December 31, 2020, an increase of $0.4 million, or 25%, as compared to the year ended December 31, 2019. The increase was due to additional expenses associated with the technology consultants engaged to provide maintenance and development support to the Myx technology product.

Year ended December 31, 2019 compared to year ended December 31, 2018

Technology and development expense was $1.6 million during the year ended December 31, 2019, an increase of $0.6 million, or 57%, as compared to the year ended December 31, 2018. The increase was due to additional expenses associated with the technology consultants engaged to provide development support ahead of the launch of the product.

General and Administrative

General and administrative expense primarily includes costs associated with merchant processing fees, the costs associated with production of Myx digital content, merchant and consumer financing fees, uncollected sales tax liabilities, and personnel-related expenses for Myx executive functions. General and administrative expense also includes fees for professional services, principally comprised of legal, audit, tax and accounting services, and insurance.

Three months ended March 31, 2021 compared to three months ended March 31, 2020

General and administrative expense was $3.0 million during the three months ended March 31, 2021, an increase of $2.4 million, or 368%, as compared to the three months ended March 31, 2020. The increase was due to an increase of $0.9 million associated with merchant processing and consumer financing fees, $0.7 million in transaction related legal and audit fees, $0.3 million for additional production capacity to produce digital content, as well as an increase in headcount to provide management with support for revenue growth with the launch of the product.

Year ended December 31, 2020 compared to year ended December 31, 2019

General and administrative expense was $6.5 million during the year ended December 31, 2020, an increase of $4.8 million, or 284%, as compared to the year ended December 31, 2019. The increase was due to an increase of $2.2 million associated with merchant processing and consumer financing fees, $1.1 million in uncollected sales tax expense, $1.0 million for additional production capacity to produce digital content, as well as an increase in headcount to provide management with support for revenue growth with the launch of the product.

Year ended December 31, 2019 compared to year ended December 31, 2018

General and administrative expense was $1.7 million during the year ended December 31, 2019, an increase of $0.9 million, or 105%, as compared to the year ended December 31, 2018. The increase was due to an increase in consultant fees and headcount to prepare for the product launch.

Depreciation

Depreciation expense is related to the depreciation associated with Myx’s fixed assets.

Three months ended March 31, 2021 compared to three months ended March 31, 2020

Depreciation expense was approximately $13,000 for both the three months ended March 31, 2021 and 2020.

Year ended December 31, 2020 compared to year ended December 31, 2019

Depreciation expense was approximately $55,000 for the year ended December 31, 2020, a decrease of $8,000, or 13% as compared to the year ended December 31, 2019. The decrease was due to certain assets being fully depreciated in 2020 and lower capital expenditures in 2020 versus previous years.

Year ended December 31, 2019 compared to year ended December 31, 2018

Depreciation expense was approximately $63,000 during the year ended December 31, 2019 and $34,000 in the year ended December 31, 2018. The increase was due to the purchase of additional fixed assets to enhance the content development studio.

Other (expense) income, net

Other (expense) income, net consists of immaterial income not associated with primary operations, materials used during the pre-revenue phase of development, and collateral fees.

Three months ended March 31, 2021 compared to three months ended March 31, 2020

Other expense was $91,000 during the three months ended March 31, 2021, as compared to $53,000 for the three months ended March 31, 2020. Other expense during the three months ended March 31, 2021 was related to collateral fees for Myx’s borrowings. Other expense during the three months ended March 31, 2020 was related to losses from non-core operations.

Year ended December 31, 2020 compared to year ended December 31, 2019

Other expense was $0.2 million during the year ended December 31, 2020, as compared to income of approximately $38,000 during the year ended December 31, 2019. Other expense during the year ended December 31, 2020 was related to collateral fees for Myx’s borrowings. Other income during the year ended December 31, 2019 was related to income from non-core operations.

Year ended December 31, 2019 compared to year ended December 31, 2018

Other income was approximately $38,000 during the year ended December 31, 2019, as compared to $17,000 in the year ended December 31, 2018. The increase in other income was due to income from non-core operations.

Loss from change in fair value of convertible instrument

Loss from change in fair value of convertible instrument represents the change in fair value of the convertible instrument issued to Beachbody, LLC in December 2020 and March 2021.

Three months ended March 31, 2021 compared to three months ended March 31, 2020

Loss from the change in fair value of convertible instrument was $1.4 million during the three months ended March 31, 2021. The change in fair value represents adjustments to the inputs used in measuring the fair value of the convertible instrument from December 31, 2020 through March 31, 2021. There is no change in fair value during the three months ended March 31, 2020 as the instrument was issued in December 2020.

Year ended December 31, 2020 compared to year ended December 31, 2019

Loss from the change in fair value of convertible instrument was $0.3 million during the year ended December 31, 2020. The change in fair value represents adjustments to the inputs used in measuring the fair value of the convertible instrument from its issuance date through December 31, 2020. There is no change in fair value during the year ended December 31, 2019 as the instrument was issued in December 2020.

Year ended December 31, 2019 compared to year ended December 31, 2018

No change in fair value occurred during the years ended December 31, 2019 and 2018, as the instrument was issued in December 2020.

Interest expense

Interest expense is primarily related to Myx’s borrowings under its line of credit and related party loans.

Three months ended March 31, 2021 compared to three months ended March 31, 2020

Interest expense was approximately $113,000 in the three months ended March 31, 2021, as compared to approximately $13,000 in the three months ended March 31, 2020. Interest expense during the three months ended March 31, 2021 and March 31, 2020 was primarily related to borrowings on Myx’s related party loans.

Year ended December 31, 2020 compared to year ended December 31, 2019

Interest expense was approximately $0.2 million in the year ended December 31, 2020, primarily related to borrowings on Myx’s related party loans. No interest expense was incurred during the year ended December 31, 2019.

Year ended December 31, 2019 compared to year ended December 31, 2018

No interest expense was incurred during the years ended December 31, 2019 and 2018.

Liquidity and Capital Resources

Myx’s current liquidity needs relate mainly to working capital and expenses associated with market expansion of its product offerings. Since inception, Myx’s operations have been financed primarily through member’s equity contributions, issuance of equity instruments, related party loans, bank and other debt financing.

In January 2020, Myx received funds from Palm Multi Funds, a related party, in the amount of $0.9 million, at an annual interest rate of 6%. The balance increased to $1.5 million in March 2020, $2.4 million in June 2020 and, finally, $3.5 million in July 2020. The balance of $3.5 million was paid in full, including all accrued interest, in August 2020. In October 2020, the Palm Multi Funds promissory note was drawn on again in the amount of $0.5 million which increased to $3.0 million in November 2020. During December 2020, $2.5 million was paid off including interest, leaving an ending and current balance of $0.5 million as of March 31, 2021.

In July 2020, Myx received funds under a senior secured promissory note from PALM QOZ1 TIER 1, LLC, a related party, in the amount of $1.1 million, at an annual interest rate of 5% and maturing on June 15, 2021. Proceeds related to the promissory note amounts to $2.5 million through September 2020. During October 2020, the balance was increased to $6.0 million and remains outstanding as of March 31, 2021.

On August 4, 2020, Myx secured a line of credit with JPMorgan Chase Bank N.A. in the amount of $6.0 million. The line of credit bears an interest rate of LIBOR plus 150 basis points (1.93% at December 31, 2020) and matures on August 31, 2021. The line is secured with assets pledged by a related party company under common control. At March 31, 2021, the balance amounted to $6.0 million and remains outstanding.

On November 6, 2020 Myx issued and sold 1,269,773 Class A units for the amount of $1.0 million to Denali Investment Company, LLC. Proceeds net of issuance costs of the units was $0.9 million.

On December 7, 2020, Myx issued and sold a convertible instrument with a principal amount of $10.0 million to Beachbody, LLC. The instrument accrues a return of 11% per annum and has a maturity of June 7, 2022 or immediately prior to a change of control, as defined in the convertible note agreement. Beachbody, LLC may also elect to convert the outstanding principal into preferred equity units at a rate equal to 85% of the price per unit defined in a future qualified financing. On March 4, 2021, Myx increased the principal amount of the convertible instrument to $15.0 million under the same terms.

On February 2, 2021 Myx issued 106,196 Class C units in the form of a warrant to Core Health and Fitness, LLC, at an exercise price of $0.01 per unit. Class C units are nonvoting and thus have no control over the. management and affairs of the Company. The units are also subject to restrictions on sale and transferability, and therefore, the units are nonmarketable. Core is the primary manufacturer of the stationary bike sold by the Company and, in return for the Class C units granted, agreed to a price discount of $42 per unit over the next 25,000 units purchased.

On March 4, 2020, Myx increased the principal amount of the convertible instrument originally dated December 7, 2020 to Beachbody, LLC to $15.0 million.

On April 7, 2021, Myx entered into a promissory note with Beachbody, LLC to support working capital for up to $2.0 million. The note carries interest of 11% and matures on October 7, 2022.

Myx has evaluated its current financial position after reporting operating losses of approximately $10.6 million for the three months ended March 31, 2021, as well as net cash used in operating activities of approximately $7.7 million for the three months ended March 31, 2021. Myx also has a member’s deficit of approximately $31.0 million as of March 31, 2021. These matters create substantial doubt regarding Myx’s ability to continue as a going concern. Like many early stage companies, Myx’s financial plan underscores the need for capital investment for inventory, logistics, and marketing to fund its early stage growth.

Myx has developed a strategic plan in an effort to grow profitably which is mostly dependent on sales growth, the profitability of the product and Myx’s overall performance. However, Myx may seek additional financing prior to the closing of the Business Combination.

Following the Business Combination, the liquidity needs of the combined company will be determined based on the needs and strategy of the combined business, as discussed in the sections of this proxy statement/ prospectus entitled “Business of Beachbody” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Beachbody.”

Cash Flows

The following table summarizes Myx’s cash flows for the three months ended March 31, 2021 and 2020:

	Three Months Ended March 31,
	2021	2020
	(dollars in thousands)
Net cash used in operating activities	$(7,694)	$(1,339)
Net cash provided by financing activities	5,000	1,500

Operating Activities

Net cash used in operating activities of $7.7 million for the three months ended March 31, 2021 was primarily due to a net loss of $10.6 million, partially offset by the non cash change in fair value of convertible instrument of $1.4 million and the net change in operating assets and liabilities of $1.5 million. The net change in operating assets and liabilities was primary due a $5.2 million increase in accounts payable and accrued expenses and a $0.3 million increase in prepaid expenses related to an increase in expenditures to support general business growth, partially offset by a $0.8 million decrease in deferred revenue and a $3.3 million increase in inventory.

Net cash used in operating activities of $1.3 million for the three months ended March 31, 2020 was primarily due to a net loss of $2.0 million, partially offset by the net change in operating assets and liabilities of $0.7 million. The net change in operating assets and liabilities was primary due a $0.5 million increase in accounts payable and accrued expenses related to an increase in expenditures to support general business growth and a $0.7 million increase in deferred revenue, partially offset by a $0.4 million increase in inventory and a $0.2 million increase in prepaid expenses and other current assets.

Financing Activities

Net cash provided by financing activities of $5.0 million for the three months ended March 31, 2021 was related to the proceeds from the Beachbody, LLC instrument.

Net cash provided by financing activities of $1.5 million for the three months ended March 31, 2020 was related to the proceeds from the $1.5 million related party borrowings from Palm Multi Funds.

The following table summarizes Myx’s cash flows for the years ended December 31, 2020, 2019 and 2018:

	Year Ended December 31,
	2020	2019	2018
	(dollars in thousands)
Net cash used in operating activities	$(17,953)	$(3,835)	$(1,758)
Net cash used in investing activities	(5)	(25)	(65)
Net cash provided by financing activities	23,412	3,976	1,809

Operating Activities

Net cash used in operating activities of $18.0 million for the year ended December 31, 2020 was primarily due to a net loss of $22.8 million, partially offset by the net change in operating assets and liabilities of $4.4 million. The net change in operating assets and liabilities was primary due a $4.0 million increase in deferred revenue as a result of cash received for connected fitness product orders that had not been fulfilled and subscriptions, a $12.3 million increase in accounts payable and accrued expenses related to an increase in expenditures to support general business growth, partially offset by a $10.1 million increase in inventory, as a result of the product launch in January 2020 and a $1.8 million increase in prepaid expenses and other current assets.

Net cash used in operating activities of $3.8 million for the year ended December 31, 2019 was primarily due to a net loss of $4.0 million, partially offset by the net change in operating assets and liabilities of $0.1 million. The net increase in operating assets and liabilities of $0.1 million was primarily due to a $0.4 million increase in accounts payable and accrued expenses, $0.1 million increase in deferred revenue due to the pre-sale of the connected fitness product in November 2019, and a $0.4 million increase in prepaid expenses for inventory deposits and inventory received to begin fulfillment.

Net cash used in operating activities of $1.8 million for the year ended December 31, 2018 was primarily due to a net loss of $2.0 million, partially offset by an increase in accounts payable and accrued expenses.

Investing Activities

Cash used in investing activities for the year ended December 31, 2020 of $5,000 was related to equipment purchases associated with the content production studio.

Cash used in investing activities for the year ended December 31, 2019 of $25,000 was related to property and equipment purchases associated with the content production studio.

Cash used in investing activities for the year ended December 31, 2018 of $65,000 was related to property and equipment purchases associated with the content production studio.

Financing Activities

Net cash provided by financing activities of $23.4 million for the year ended December 31, 2020 was related to the proceeds from Myx’s borrowings under its $6.0 million secured line of credit, net related party loan proceeds of $6.5 million, proceeds from the $10.0 million Beachbody LLC instrument, and $0.9 million in net proceeds from issuance of Class A units.

Net cash used in financing activities of $4.0 million for the year ended December 31, 2019 was primarily related to members’ capital contributions.

Net cash used in financing activities of $1.8 million for the year ended December 31, 2018 was primarily related members’ capital contributions.

Contractual Obligations and Other Commitments

The following table summarizes Myx’s contractual cash obligations as of March 31, 2021:

	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
	(in thousands)
Operating lease obligations	$266	$125	$141	$—	$—

Total	$266	$125	$141	$—	$—

The commitment amounts in the table above are associated with contracts that are enforceable and legally binding and that specify all significant terms, including fixed or minimum services to be used, fixed, minimum or variable price provisions, and the approximate timing of the actions under the contracts.

Off-Balance Sheet Arrangements

Myx did not have any off-balance sheet arrangements as of March 31, 2021, December 31, 2020, 2019 or 2018.

Quantitative and Qualitative Disclosure About Market Risk

Myx’s exposure to foreign exchange risk, interest rate risk and inflation risk is not material as of March 31, 2021, December 31, 2020, 2019 or 2018.

Critical Accounting Policies and Estimates

Myx’s discussion and analysis of its financial condition and results of operations are based upon its consolidated financial statements, which have been prepared in accordance with Generally Accepted Accounting Principals (“GAAP”). In preparing the consolidated financial statements, management makes estimates and judgments that affect the reported amounts of assets, liabilities, members’ equity/deficit, revenue, expenses, and related disclosures. Myx re-evaluates its estimates on an on-going basis. Management’s estimates are based on historical experience and on various other assumptions that it believes to be reasonable under the circumstances. Because of the uncertainty inherent in these matters, actual results may differ from these estimates and could differ based upon other assumptions or conditions. The critical accounting policies that reflect the more significant judgments and estimates used in the preparation of Myx’s consolidated financial statements include those noted below.

Revenue Recognition

Myx generates revenue from the sale of connected fitness equipment (bikes, tablets, weights and accessories) and monthly subscription revenue for workout content. For sales of the connected fitness equipment, Myx determines the transaction price based on the consideration expected to be received. All products have discrete unit prices that represent fair value and each individual product is generally considered to be a separate performance obligation. Some items are given discounts to customers at the time of sale, which are netted with the revenue recognized from the product sale. Revenue is recognized for each product performance obligation at the point in time of fulfillment to the customer. For the hardware product offerings, this occurs when the connected fitness equipment is delivered to the customer.

Subsequent, or concurrent, with the sale of the connected fitness equipment, Myx also sells monthly workout subscriptions. Customers must have Myx-sold connected fitness equipment in order to be a subscription customer. There is a monthly fee to have access to the fitness content. There is no obligation of the customer to subscribe to the content and they may cancel at any time for any reason. Revenue is recognized over time (daily) associated with the value of the monthly subscription.

Myx maintains a deferred revenue balance for cash received for product orders that have not been fulfilled as well as pre-payment of the monthly subscription for the remaining days to fulfill the obligation of the content.

Valuation of Convertible Instrument

Myx elected the fair value option to account for its convertible instrument. Myx measures the convertible instrument at fair value based on significant inputs not observable in the market, which causes it to be classified as a Level 3 measurement within the fair value hierarchy. The valuation of the convertible instrument uses assumptions and estimates Myx believes would be made by a market participant in making the same valuation. Myx assesses these assumptions and estimates on an on-going basis as additional data impacting the assumptions and estimates are obtained. Changes in the fair value of the convertible instrument related to updated assumptions and estimates are recognized within the Consolidated Statements of Operations. The significant unobservable inputs used in the fair value measurement is the probability of Myx’s closing of a future qualified financing or change of control, which would trigger conversion of the convertible instrument, period in which outcomes are expected to be achieved and a discount rate.

Employee Profits Interest Plan

Myx adopted a profits interest plan for the purposes of incentivizing key employees and contractors towards common goal of growth of the company. According to the terms of the operating agreement, the Company is managed by a board of managers, which has complete and exclusive control of the management of the entity’s business and affairs, including the granting of profits units, which are Class B units. Class B membership units are nonvoting and thus have no control over the management and affairs of the Company. The units are also subject to restrictions on sale and transferability, therefore the units are nonmarketable. Myx estimated the fair value of units issued using the Discounted Cash Flow method to estimate the enterprise valuation of the Company with all known inputs driving towards the likely business outcomes at the date of grant.

Recent Accounting Pronouncements

See Note 2, Summary of Significant Accounting Policies, of the notes to Myx’s consolidated financial statements included elsewhere in this prospectus for recently adopted accounting pronouncements and recently issued accounting pronouncements not yet adopted as of the dates of the statement of financial position included in this prospectus.

MANAGEMENT OF THE COMPANY FOLLOWING THE BUSINESS COMBINATION

Unless the context requires otherwise, references to “Beachbody,” “we,” “us,” “our” and “the Company” in this section are to the business and operations of Beachbody prior to the Business Combination and the business and operations of the Company as directly or indirectly affected by Beachbody by virtue of the Company’s ownership of the business of Beachbody following the Business Combination.

The Company’s board of directors (“Board”) following the Business Combination is expected to be comprised of the following six directors: Carl Daikeler, Mary Conlin, Michael Heller, John Salter, Ben Van de Bunt and Kevin Mayer.

Each director will hold office until his or her term expires at the next annual meeting of stockholders in the year following the year of such director’s election or until his or her death, resignation, removal or the earlier termination of his or her term of office.

The following sets forth certain information known as of the date hereof concerning the persons who are expected to serve as directors and executive officers of the Company following the consummation of the Business Combination:

Name	Age	Position(s)
Executive Officers
Carl Daikeler	57	Co-Founder, Chairman and Chief Executive Officer
Jonathan Congdon	58	Co-Founder and Chief Executive Officer, Openfit
Sue Collyns	54	President and Chief Financial Officer
Jonathan Gelfand	48	Chief Legal Officer and Senior VP, Business Development
Robert Gifford	63	President and Chief Operating Officer
Michael Neimand	56	President, Beachbody
Kathy Vrabeck	58	Chief Strategy Officer

Non-Employee Directors
Mary Conlin	56	Director
Michael Heller	56	Director
Kevin Mayer	58	Director
John Salter	43	Director
Ben Van de Bunt	58	Director

Carl D. Daikeler has served as our Chairman and CEO since he co-founded Beachbody in 1998. Prior to Beachbody, Mr. Daikeler worked at Guthy-Renker assisting with new products for infomercials. He also runs the Beachbody Foundation, a non-profit organization contributing to a number of foundations such as the International Justice Mission, Hope Of The Valley, NAACP, The Lakota Tribe, Upward Bound House, Go Campaign, and Save-A-Warrior (SAW). Mr. Daikeler obtained a B.A. from Ithaca College.

Jonathan Congdon co-founded Beachbody in 1998. Since 2019 he has served as our Chief Executive Officer, Openfit and was previously our President and Chief Marketing Officer. Prior to Beachbody, Mr. Congdon worked at Guthy-Renker helping create and run the Select Network business with Carl Daikeler, which is how the 2 co-founders originally met. He serves on the St. John’s Health Center Foundation’s Board of Trustees and is a founding Board Member of the Careyes Foundation, which addresses youth education and community issues in the Costa Allegre region in Jalisco, Mexico. Mr. Congdon obtained a B.A. in Political Science from the University of California, Los Angeles.

Sue Collyns has served as our President and Chief Financial Officer since 2019 and served as Chief Financial Officer since joining the Company in 2014. Prior to joining Beachbody, LLC, from 2012 through 2014, she served as the Chief Financial Officer of Dun and Bradstreet, Credibility Corp., a privately held technology-based subscription company offering web solutions for businesses seeking to strengthen their credit score and business reputation. Ms. Collyns has also served in various executive roles, including Chief Operating Officer, Chief Financial Officer and Company Secretary, for California Pizza Kitchen, Inc., a casual dining restaurant chain, from 2001 through 2011. Ms. Collyns currently serves on the board of Myx Fitness Holdings, LLC, an at-home connected fitness platform consisting of an industry leading bike and home studio. Ms. Collyns also serves on the board of directors of Dine Brands Global, Inc. (NYSE: DIN), which owns, operates and franchises Applebee’s and IHOP restaurants, and is a member of the audit committee. Ms. Collyns also served on the board of directors for Potbelly Corporation, Waitr Holdings, Inc. and Zoes Kitchen, Inc., where she served in various roles, including audit committee chair and compensation committee chair, and was a member of its nominating and governance committees. Ms. Collyns obtained a B.A. in Economics from Macquarie University in Sydney, Australia and is a Certified Public Accountant.

Jonathan Gelfand is Chief Legal Officer and Senior Vice President, Business Development for The Beachbody Company Group and has been with the Company since May 2006. He advises the Company with respect to corporate governance, compliance, complex transactions, intellectual property registration and protection, advertising, privacy, marketing, regulatory and government affairs, litigation management and anti-piracy and counterfeit protection. He previously served as Chief Executive Officer and General Counsel for Miss A, LLC and Marketplace Products LLC, where he created two separate retail and direct response product companies and managed all business and legal aspects. Prior to joining the Company, he served as Senior Counsel for Sylmark, Inc. and, beforehand, as an Associate at Akin Gump Strauss Hauer & Feld, LLP. Mr. Gelfand became a Certified Information Privacy Professional (CIPP) for the United States in 2016 and for Europe in 2018. Mr. Gelfand obtained a B.A., cum laude, in Political Science from the University of California, San Diego, and a J.D. from Stanford University.

Robert Gifford has served as our President and Chief Operating Officer since March 2017. He oversees the company’s operational infrastructure, driving company efficiency, improving customer satisfaction and enabling long-term growth strategies. Prior to Beachbody, he served as the Head of Operations and Quality for the Ultrasound Division at Siemens Healthineers, a medical technology company, from 2016 through 2017. Mr. Gifford also served as a Corporate Officer, Senior Executive Vice President and President of Supply Chain Solutions, at Ingram Micro Inc., a privately held distribution company providing solutions to the technology and logistics industries, from 2010 through 2015. Mr. Gifford currently serves as a member of the board of directors of Logistyx Technologies, LLC, a transportation software company, and Benchmark Electronics, Inc. (NYSE: BHE), a public contract manufacturer company serving the defense, aerospace, medical and technology industries, where he chairs the Compensation Committee. Mr. Gifford has also served on the board of directors and in advisory roles for multiple non-profit organizations, including Second Harvest of Orange County, Second Harvest Heartland of Minnesota and The Nature Conservancy Minnesota, South Dakota and North Dakota Chapters. Mr. Gifford currently serves on the board of The Nature Conservancy of Nevada. Mr. Gifford obtained a B.S. from San Jose State University and an M.B.A. from Texas A&M University.

Kathy Vrabeck has served as our Chief Strategy Officer since May 2021. Prior to Beachbody, from October 2015 to April 2021 Ms. Vrabeck served as a Senior Client Partner at Korn Ferry, a global talent and organizational advisory firm, where she led Korn Ferry’s Consumer Digital sector. Prior to joining Korn Ferry in October 2015, she was a Partner at Heidrick & Struggles International, Inc., an executive search firm, where she served as both Global Sector Leader of their Media, Entertainment and Digital practice and partner-in-charge of the Los Angeles office. Prior to Heidrick & Struggles, Ms. Vrabeck held a number of leadership positions in digital media companies, including President, Legendary Digital at Legendary Entertainment from March 2009 to March 2011 where she was responsible for the creation, management and delivery of digital entertainment, with a focus on video games. From May 2007 to November 2008, Ms. Vrabeck was with Electronic Arts, Inc., a developer, marketer, publisher and distributor of video games, where she served as President, EA Casual Entertainment. Prior to that, Ms. Vrabeck held executive roles at Activision, Inc. from August 1999 to April 2006, including President, Activision Publishing. Ms. Vrabeck serves as Chair of the GameStop (NYSE:GME) board of directors, Chair of the board of directors of MediaAlpha, Inc. (NYSE:MAX), a public company specializing in end customer acquisition for insurance carriers, and as a member of the Stone Brewing Company board of directors. Ms. Vrabeck received a B.A. in French and economics from DePauw University and an M.B.A. from Indiana University.

Michael Neimand has served as President, Beachbody since 2016 and is responsible for our direct selling activities, Team Beachbody, and the direct selling division’s international expansion efforts. Mr. Neimand joined Beachbody in 2006 and has held various positions including Executive Vice-President. Prior to Beachbody, he served as Vice President of Sales and Initiatives at Herbalife and was at the company from 1995 through 2006 and also worked at BAE Systems, a global defense, security and aerospace company. Mr. Neimand obtained a B.A. from the University of California, Los Angeles.

Mary Conlin is expected to serve as a member of our Board upon consummation of the Business Combination. From 2001-2007 Ms. Conlin served as Director and Head of Marketing & Corporate Communications for Pixar Animation Studios, a computer animation studio which was acquired in 2006 by The Walt Disney Company, and has since retired. Prior to Pixar, from 1990-1996 and again from 1998-1999 she served as Director of International Distribution and Director of Worldwide Promotions for the theatrical division at Warner Bros. Pictures, a multinational film production company. Ms. Conlin started her career in advertising at VMLY&R, formerly known as Young & Rubicam. Since May 2020 she has served on the board of directors for Daily Journal Corp, a public publishing and technology company. Ms. Conlin obtained a B.A. from Princeton University 1986 and an M.B.A. from Harvard University 1990. We believe Ms. Conlin is qualified to serve on our board of directors due to her extensive leadership and marketing experience.

Kevin Mayer is expected to serve as a member of our Board upon consummation of the Business Combination. From May 2020 to August 2020, Mr. Mayer served as Chief Executive Officer of TikTok Inc. and Chief Operating Officer of ByteDance Ltd., TikTok’s parent company. Prior to joining TikTok, Mr. Mayer oversaw the launch of Disney+ while serving as Chairman of Direct-to-Consumer & International division at Disney, which he joined in 1993. Mr. Mayer departed Disney in 2000 but returned in 2005, eventually rising to the role of Chief Strategy Officer before accepting the position of Chairman of Direct-to-Consumer & International until his departure in May 2020. Prior to rejoining Disney in 2005, Mr. Mayer served as a partner and head at L.E.K. Consulting’s Global Media and Entertainment practice. Prior to L.E.K., he held leading positions at interactive and internet businesses, including Chairman and Chief Executive Officer of Clear Channel Interactive, where he managed all aspects of new media business, including content, sales, business and technology development, and distribution. Mr. Mayer is an investor in, and serves on the strategic advisory board of, Forest Road. Mr. Mayer received his B.S. degree in Mechanical Engineering from Massachusetts Institute of Technology, a M.Sc. degree in Electrical Engineering from San Diego State University and an M.B.A. degree from Harvard University.

Michael Heller has served as a member of our Board since November 2012. Mr. Heller is currently the Executive Chairman and Chief Executive Officer of the law firm Cozen O’Connor, an international law firm with approximately 800 attorneys. He is currently a member of the board of directors of Hanover Fire and Casualty Co., a property and casualty insurance carrier. Mr. Heller also sits on several nonprofit boards, including Thomas Jefferson University Hospital, Villanova Law School, CEO’s vs Cancer, Greater Philadelphia Chamber of Commerce and Philadelphia Alliance for Capital and Technologies. Mr. Heller obtained a B.A. with high honors from The Pennsylvania State University and a J.D. from Villanova University. We believe Mr. Heller is qualified to serve on our board of directors due to his extensive leadership experience and service on boards of directors.

John S. Salter has served as a member of our Board since December 2018. He is a co-founder and partner of The Raine Group LLC, an integrated merchant bank advising and investing in high growth sectors of technology, media and telecommunications, where he is responsible for Raine’s digital media and gaming practice. Prior to co-founding Raine in May 2009, he was the Global Head of Digital Media at UBS Investment Bank in the Technology, Media and Telecommunications Group. Prior to joining UBS Investment Bank, Mr. Salter worked for Volpe, Brown, Whelan & Co., a boutique investment bank focused on technology and health care companies. In addition, he serves as a member of a number of boards of directors including Zumba Fitness, a global dance fitness company; Huuuge Games, a video game developer on mobile devices and PCs; and Play Games 24x7, a leading Indian gaming company. Mr. Salter obtained a B.A. from Stanford University. We believe Mr. Salter is qualified to serve on our board of directors due to his extensive leadership and industry experience and service on boards of directors.

Ben Van de Bunt has served as a member of our Board since March 2019. He is an entrepreneur and co-owner of Silver Creek, Paramount Equity, LoanPal, FHR, Inspire Energy, Nestidd, Omni Energy, Good Finch and Rosewood Homes. Previously, Mr. Van de Bunt was Chief Executive Officer and President at Guthy-Renker from 1993 through 2013. He previously served as a member of the board of directors of Houlihan Lokey, Solar City, Guthy-Renker, Inspire Energy, GivePower and St. John’s Hospital. Mr. Van de Bunt obtained a B.A. of the University of California, Los Angeles, and a J.D. from Harvard Law School. We believe Mr. Van de Bunt is qualified to serve on our board of directors due to his extensive venture capital experience and service on boards of directors.

Corporate Governance Guidelines and Code of Business Conduct

The Board will adopt Corporate Governance Guidelines that address items such as the qualifications and responsibilities of its directors and director candidates and corporate governance policies and standards applicable. In addition, the Board will adopt a Code of Business Conduct and Ethics that applies to all of its employees, officers and directors, including its Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The full text of the Company’s Corporate Governance Guidelines and its Code of Business Conduct and Ethics will be posted on the Corporate Governance portion of the Company’s website. The Company intends to make any legally required disclosures regarding amendments to, or waivers of, provisions of its code of ethics on its website rather than by filing a Current Report on Form 8-K.

Board Composition

When considering whether directors and director nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Company’s board of directors to satisfy its oversight responsibilities effectively in light of its business and structure, the board of directors expects to focus primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above in order to provide an appropriate mix of experience and skills relevant to the size and nature of its business.

Controlled Company Status

Following the Closing, Beachbody, Carl Daikeler, will own a majority of the Company’s outstanding common stock and, therefore, will control a majority of the voting power of the Company’s outstanding common stock. As a result, the Company will be a “controlled company” within the meaning of the corporate governance standards of the New York Stock Exchange, which status permits the Company to elect not to comply with certain corporate governance requirements as further described herein.

Director Independence

As a result of the Company’s common stock being listed on the NYSE following consummation of the Business Combination, it will be required to comply with the applicable rules of such exchange in determining whether a director is independent. Prior to the completion of this Business Combination, the parties undertook a review of the independence of the individuals named above and have determined that each of Ms. Conlin and Messrs. Mayer, Salter and Van de Bunt qualifies as “independent” as defined under the applicable the NYSE rules.

Committees of the Board

The Company’s board of directors will direct the management of its business and affairs, as provided by Delaware law, and will conduct its business through meetings of the board of directors and standing committees. The Company will have a standing audit committee, compensation committee and nominating and corporate governance committee, each of which will operate under a written charter.

In addition, from time to time, special committees may be established under the direction of the board of directors when the board deems it necessary or advisable to address specific issues. Following the Business Combination, current copies of the Company’s committee charters will be posted on its website, www.TheBeachbodyCompany.com, as required by applicable SEC and the NYSE rules. The information on or available through any of such website is not deemed incorporated in this proxy statement/prospectus and does not form part of this proxy statement/prospectus.

Audit Committee

Upon the Closing, the Company’s audit committee will consist of Ms. Conlin and Messrs. Mayer and Salter. The Company’s board of directors has determined that each of these individuals meets the independence requirements of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act, Rule 10A-3 under the Exchange Act and the applicable listing standards of the NYSE. Each member of the Company’s audit committee meets the requirements for financial literacy under the applicable the NYSE rules. In arriving at this determination, the board has examined each audit committee member’s scope of experience and the nature of their prior and/or current employment.

The Company’s board of directors has determined that Mr. Mayer qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the NYSE rules. In making this determination, the Company’s board has considered Mr. Mayer’s formal education and previous and current experience in financial and accounting roles. Both the Company’s independent registered public accounting firm and management periodically will meet privately with the Company’s audit committee.

The audit committee’s responsibilities will include, among other things:

•	appointing, compensating, retaining, evaluating, terminating and overseeing the Company’s independent registered public accounting firm;

•	discussing with the Company’s independent registered public accounting firm their independence from management;

•	reviewing with the Company’s independent registered public accounting firm the scope and results of their audit;

•	pre-approving all audit and permissible non-audit services to be performed by the Company’s independent registered public accounting firm;

•

overseeing the financial reporting process and discussing with management and the Company’s independent registered public accounting firm the interim and annual financial statements that the Company files with the SEC;

•	reviewing and monitoring the Company’s accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; and

•	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Compensation Committee

Upon the Closing, the Company’s compensation committee will consist of Ms. Conlin and Messrs. Heller and Van de Bunt. Ms. Conlin and Messrs. Heller and Mr. Van de Bunt are non-employee directors, as defined in Rule 16b-3 promulgated under the Exchange Act. The Company’s board of directors has determined that Ms. Conlin and Mr. Van de Bunt are “independent” as defined under the applicable the NYSE listing standards, including the standards specific to members of a compensation committee. The compensation committee’s responsibilities include, among other things:

•

reviewing and approving corporate goals and objectives relevant to the compensation of the Company’s Chief Executive Officer, evaluating the performance of the Company’s Chief Executive Officer in light of these goals and objectives and setting or making recommendations to the Board regarding the compensation of the Company’s Chief Executive Officer;

•	reviewing and setting or making recommendations to the Company’s board of directors regarding the compensation of the Company’s other executive officers;

•	making recommendations to the Company’s board of directors regarding the compensation of the Company’s directors;

•	reviewing and approving or making recommendations to the Company’s board of directors regarding the Company’s incentive compensation and equity-based plans and arrangements; and

•	appointing and overseeing any compensation consultants.

•	We believe that the composition and functioning of the Company’s compensation committee meets the requirements for independence under the current the NYSE listing standards.

Nominating and Corporate Governance Committee

Upon the Closing, the Company’s nominating and corporate governance committee will consist of Ms. Conlin and Messrs. Heller and Van de Bunt. The Company’s board of directors has determined that each of Ms. Conlin and Mr. Van de Bunt is “independent” as defined under the applicable listing standards of the NYSE and SEC rules and regulations.

The nominating and corporate governance committee’s responsibilities include, among other things:

•	identifying individuals qualified to become members of the Company’s board of directors, consistent with criteria approved by the Company’s board of directors;

•	recommending to the Company’s board of directors the nominees for election to the Company’s board of directors at annual meetings of the Company’s stockholders;

•	overseeing an evaluation of the Company’s board of directors and its committees; and

•

developing and recommending to the Company’s board of directors a set of corporate governance guidelines. We believe that the composition and functioning of the Company’s nominating and corporate governance committee meets the requirements for independence under the current the NYSE listing standards.

The Company’s board of directors may from time to time establish other committees.

Code of Ethics

The Company will have a code of ethics that applies to all of its executive officers, directors and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The code of ethics will be available on the Company’s website, www.beachbody.com. The Company intends to make any legally required disclosures regarding amendments to, or waivers of, provisions of its code of ethics on its website rather than by filing a Current Report on Form 8-K.

Compensation Committee Interlocks and Insider Participation

None of the Company’s executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity, other than Beachbody, that has one or more executive officers serving as a member of the Company’s board of directors.

Related Person Policy of the Company

Upon consummation of the Business Combination, it is anticipated that the Company’s Board will adopt a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions.

A “Related Person Transaction” is a transaction, arrangement or relationship in which the Company or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:

•	any person who is, or at any time during the applicable period was, one of the Company’s executive officers or a member of the Company’s Board;

•	any person who is known by the Company to be the beneficial owner of more than 5% of our voting stock;

•

any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, officer or a beneficial owner of more than 5% of our voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of our voting stock; and

•

any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

It is also anticipated that the Company will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its audit committee charter, the audit committee will have the responsibility to review related person transactions.

Limitation on Liability and Indemnification Matters

The Company’s amended and restated articles of incorporation that will become effective immediately following the consummation of the Business Combination contain provisions that limit the liability of the Company’s directors for damages to the fullest extent permitted by Delaware law. Consequently, the Company’s directors will not be personally liable to the Company or its stockholders for damages as a result of an act or failure to act in his or her capacity as a director, unless:

•	the presumption that directors are acting in good faith, on an informed basis, and with a view to the interests of the corporation has been rebutted; and

•

it is proven that the director’s act or failure to act constituted a breach of his or her fiduciary duties as a director and such breach involved intentional misconduct, fraud or a knowing violation of law.

EXECUTIVE COMPENSATION

Forest Road

Prior to the consummation of the Business Combination, none of the executive officers or directors of Forest Road received any cash compensation for services rendered. The Sponsor, executive officers, directors and their respective affiliates are reimbursed for any out-of-pocket expenses related to identifying, investigating, negotiating and completing an initial business combination. The audit committee reviews on a quarterly basis all payments that were made to the Sponsor, executive officers, directors and our or their respective affiliates. We note that certain named executive officers have economic interests in our Sponsor. For more information about the interests of our Sponsor in the Business Combination, please see the section entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”

Beachbody

Throughout this section, unless otherwise noted, “Beachbody,” “we,” “us,” “our” and similar terms refer to Beachbody Company Group, LLC and its subsidiaries prior to the consummation of the Business Combination, and to Beachbody, LLC and its subsidiaries (other than Myx) after the Business Combination.

This section discusses the material components of the executive compensation program for the Beachbody executive officers who are named in the “2020 Summary Compensation Table” below. In 2020, the “named executive officers” and their positions with Beachbody were as follows:

•	Carl Daikeler, Co-Founder, Chairman and Chief Executive Officer;

•	Robert Gifford, President and Chief Operating Officer; and

•	Jonathan Congdon, Co-Founder, Chief Executive Officer, Openfit.

Following the Closing, the named executive officers will continue in their current positions.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt following the completion of the Business Combination may differ materially from the currently planned programs summarized in this discussion.

2020 Summary Compensation Table

The following table sets forth information concerning the compensation of the named executive officers for the year ended December 31, 2020:

Name and Principal Position	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Carl Daikeler	850,000	2,200	—	850,000	99,124	1,801,324
Co-Founder, Chairman and Chief Executive Officer
Robert Gifford	550,000	300	219,329	321,594	24,327	1,115,550
President and Chief Operating Officer
Jonathan Congdon	600,000	2,200	—	400,020	57,820	1,060,040
Co-Founder, Chief Executive Officer, Openfit

(1)	Amounts reflect payment of a service-based anniversary bonus as further described below in “— 2020 Bonuses.”

(2)

Amount reflects the aggregate grant date fair market value of Beachbody Options (as defined herein) granted under the 2020 Plan (as defined herein) to Mr. Gifford during the year ended December 31, 2020, computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation. See Note          of the audited consolidated financial statements included elsewhere in this proxy statement/prospectus for a discussion of the relevant assumptions used in calculating this amount.

(3)

Amounts reflect annual bonuses earned by each named executive officer in 2020, based on the achievement of pre-established performance goals, and which were paid in cash in 2021 as further described below in “— 2020 Bonuses.”

(4)	For 2020, “All Other Compensation” consists of the following:

Name	Carl Daikeler	Robert Gifford	Jonathan Congdon
401(k) Plan Matching Contributions(1)	$8,550	$3,808	$8,550
Car Allowance	12,000	12,000	12,000
Mobile Phone Allowance & Benefits	5,185	2,400	1,599
Work From Home Allowance	300	300	300
Life and AD&D Insurance	57,218	104	6,199
Company-Paid Health & Welfare Benefits	8,282	5,715	8,282
Company-Paid Disability Insurance(2)	7,589	—	14,143
Travel Expenses	—	—	6,747

TOTAL	$99,124	$24,327	$57,820

(1)

Amount reflects 401(k) plan matching contribution paid pursuant to our 401(k) plan. With respect to 2020, we over-paid the matching contribution to Mr. Daikeler, which over-contribution ($3,166) is expected to be repaid in 2021; the amount in the table reflects the corrected matching contribution.

(2)	Amount reflects Beachbody-paid disability coverage, which includes gross-up payments, as follows: $3,763 for Mr. Daikeler and $7,012 for Mr. Congdon.

Narrative to Summary Compensation Table

2020 Salaries

In 2020, the named executive officers received an annual base salary to compensate them for services rendered to our company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. The annual base salaries for Messrs. Daikeler, Gifford and Congdon for 2020 were $850,000, $550,000 and $600,000, respectively, as set forth above in the Summary Compensation Table in the column entitled “Salary.”

2020 Bonuses

The named executive officers were awarded service-based anniversary bonuses in 2020, based on length of service with Beachbody in an amount equal to $100 for each year of service. The actual anniversary bonuses awarded to each named executive officer in 2020 are set forth above in the Summary Compensation Table in the column entitled “Bonuses.”

In addition, each named executive officer was eligible to earn a cash incentive bonus based upon the achievement of pre-determined performance goals of Beachbody for 2020, including goals related to consolidated net revenue and adjusted EBITDA achievement, each of which comprised 50% of the participant’s bonus opportunity for 2020. Under the 2020 bonus program, participants were eligible to receive up to 150% of the participant’s target bonus opportunity if both the consolidated net revenue and adjusted EBITDA goals actually achieved was 120% of the applicable target goal.

The 2020 target bonuses for Messrs. Daikeler and Congdon were 100% and 66.7%, respectively, of the officer’s annual base salary. Mr. Gifford’s 2020 target bonus initially was 50% of his annual base salary and, effective as of June 29, 2020, increased to 66.7% of his annual base salary. We actually achieved 100% of our consolidated net revenue goal and 100% of our adjusted EBITDA goal for 2020. The actual annual cash bonuses awarded to each named executive officer for 2020 performance are set forth above in the Summary Compensation Table in the column entitled “Non-Equity Incentive Plan Compensation.”

Equity Compensation

We currently maintain the Beachbody Company Group, LLC 2020 Equity Compensation Plan, or the 2020 Plan, in order to provide our service providers the opportunity to acquire a proprietary interest in our success. We offer awards of options to purchase Beachbody common units (each, a “Beachbody Option”) to eligible service providers, including our named executive officers, pursuant to the 2020 Plan. For additional information about the 2020 Plan, please see the section titled, “— 2020 Equity Compensation Plan” below. As mentioned below, in connection with the completion of the Business Combination and the adoption of the 2021 Plan (as defined below), no further awards will be granted under the 2020 Plan.

In connection with the Business Combination, the Forest Road Board intends to adopt, and Forest Road’s stockholders will be asked to approve, the 2021 Incentive Award Plan, referred to below as the 2021 Plan, in order to facilitate the grant of cash and equity incentives to directors, employees (including our named executive officers) and consultants of the combined company and certain of its affiliates and to enable us to obtain and retain services of these individuals, which is essential to our long-term success. The 2021 Plan will become effective on the date on which it is adopted by the Forest Road Board, subject to approval by Forest Road’s stockholders. For additional information about the 2021 Plan, please see “The Incentive Plan Proposal” in this proxy statement/prospectus.

2020 Equity Grants

In 2020, we awarded a Beachbody Option to Mr. Gifford under the 2020 Plan covering 50,000 of our common units, or 167,972 shares of Class A Common Stock upon the consummation of the Business Combination. The Beachbody Option vests and becomes exercisable over a four-year period with respect to 25% of the units underlying the option on each annual anniversary of the vesting commencement date, subject to the executive’s continued service to Beachbody or its affiliates. All of the Beachbody Options held by Mr. Gifford as of December 31, 2020 are further described below in the section entitled, “— Outstanding Equity Awards at Fiscal Year-End.”

None of our other named executive officers received an incentive equity award in 2020.

Benefits and Perquisites

In 2020, the named executive officers participated in a 401(k) retirement savings plan maintained by Beachbody. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. In 2020, contributions made by participants in the 401(k) plan were matched up to a specified percentage of the employee contributions, and these matching contributions vest based on years of service. We anticipate that, following the Closing, our named executive officers will continue to participate in this 401(k) plan on the same terms as other full-time employees.

In 2020, the named executive officers participated in health and welfare plans maintained by Beachbody, including:

•	medical, dental and vision benefits;

•	medical and dependent care flexible spending accounts;

•	short-term and long-term disability insurance;

•	basic life and accidental death and dismemberment insurance;

•	supplemental life insurance; and

•	vacation and paid holidays.

Other Perquisites and Tax Gross-Ups

We also provide certain other perquisites to our named executive officers, including a car allowance, reimbursement for mobile phone expenses and reimbursement for expenses related to a named executive officer’s travel from his residence to our headquarters in Los Angeles. In addition, we make tax gross-up payments to cover the personal income taxes of Messrs. Daikeler and Congdon in connection with the long-term disability coverage we provided to these executives.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the number of Beachbody common units underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2020. Each equity award listed in the following table was granted under the 2020 Plan.

		Option Awards
Name	Grant Date	Vesting Commencement Date	Shares of Class A Common Stock Underlying Unexercised Options (#) Exercisable	Shares of Class A Common Stock Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Robert Gifford	March 6, 2017	March 6, 2017(1)	1,007,835	671,890	2.26	March 5, 2027
	June 16, 2020	June 16, 2020 (2)	—	167,972	2.51	June 15, 2030

(1)

This Beachbody Option vests and becomes exercisable over a five-year period with respect to 20% of the units underlying the option on each annual anniversary of the vesting commencement date, subject to the executive’s continued service with Beachbody or its affiliates through the applicable vesting date.

(2)

This Beachbody Option vests and becomes exercisable over a four-year period with respect to 25% of the units underlying the option on each annual anniversary of the vesting commencement date, subject to the executive’s continued service with Beachbody or its affiliates through the applicable vesting date.

Executive Compensation Arrangements — Existing Agreements

On January 13, 2017, we entered into an offer letter with Robert Gifford to serve as President and Chief Operating Officer, which we amended on January 20, 2017. Mr. Gifford’s employment under the offer letter is at-will and will continue until terminated at any time by either party. Pursuant to his offer letter, Mr. Gifford is entitled to receive an annual base salary of $550,000 per year. In addition, Mr. Gifford is eligible to participate in the health and welfare benefit plans and programs maintained by us for the benefit of our employees, the full cost of which is paid by Beachbody. Under the offer letter, Mr. Gifford is also eligible to receive an annual $12,000 car allowance, which is paid monthly.

Mr. Gifford is eligible to earn annual cash bonuses under our bonus program, based on the achievement of individual and/or Company performance goals. Under the offer letter, Mr. Gifford’s target bonus and maximum bonus opportunities are 50% and 75%, respectively, of his annual base salary. Effective as of June 29, 2020, Mr. Gifford’s target bonus and maximum bonus opportunities increased to 66.7% and 100%, respectively, of his annual base salary. The payment of any annual bonus, to the extent any such bonus becomes payable, will be contingent upon Mr. Gifford’s continued employment through the applicable payment date.

In connection with entering into his offer letter, Mr. Gifford was awarded a Beachbody Option covering 500,000 of our common units, or 1,679,725 shares of Class A Common Stock upon consummation of the Business Combination, with an exercise price equal to the fair market value per unit. The option vests as to 20% of the units underlying the option on each of the first five anniversaries of Mr. Gifford’s employment start date, subject to his continued employment with Beachbody through the applicable vesting date. Additional information on Mr. Gifford’s outstanding option awards can be found under the section titled “— Outstanding Equity Awards at Fiscal Year-End” above. In connection with his offer letter, Mr. Gifford also entered into Beachbody’s standard form of confidentiality agreement and arbitration agreement.

Beachbody has not entered into written employment agreements or offer letters with Messrs. Daikeler and Congdon.

Annual Bonus Plan

Beachbody maintains an annual bonus program in which each of the named executive officers participates. The named executive officers are eligible to receive bonuses under the bonus program upon Beachbody’s achievement of specified performance objectives and the named executive officer achieving individual goals. For more information on the 2020 Bonus Program, see the section entitled “— Narrative to Summary Compensation Table — 2020 Bonuses” above.

Director Compensation

In 2020, we did not provide compensation to our non-employee directors.

In connection with the Business Combination, we intend to approve and implement a compensation program (the “Director Compensation Program”) that consists of annual retainer fees and long-term equity awards for our non-employee directors (each, an “Eligible Director”). The material terms of the Director Compensation Program are described below.

Under the Director Compensation Program, in connection with the Closing, we expect to grant to each Eligible Director a restricted stock unit award covering shares of our Class A common stock under the 2021 Plan (each, a “RSU Award”) with an aggregate value of $200,000. These RSU Awards will vest in full on the date of the annual meeting occurring in calendar year 2022, subject to continued service.

The Director Compensation Program also will consist of the following components:

Cash Compensation:

•	Annual Retainer: $45,000

•	Annual Committee Chair Retainer:

○	Audit: $20,000

○	Compensation: $15,000

○	Nominating and Corporate Governance: $10,000

•	Annual Committee Member (Non-Chair) Retainer:

○	Audit: $10,000

○	Compensation: $7,500

○	Nominating and Corporate Governance: $5,000

The annual cash retainer will be paid in quarterly installments in arrears. Annual cash retainers will be pro-rated for any partial calendar quarter of service.

Equity Compensation:

•

Initial Grant: Each Eligible Director who is initially elected or appointed to serve on our Board after the Closing automatically shall be granted, on the date on which such Eligible Director is appointed or elected to serve on the Board, an RSU Award with an aggregate value of $200,000, pro-rated for the number of days that have elapsed since the last occurring annual meeting (or, if no annual meeting has then-occurred, the date of Closing).

Each Initial Grant will vest in full on the earlier to occur of the first anniversary of the grant date and the date of the next annual meeting following the grant date, subject to continued service.

•

Annual Grant: An Eligible Director who is serving on our Board as of the date of an annual meeting of stockholders (beginning with calendar year 2022) shall be granted, on the date of such annual meeting, an RSU Award with an aggregate value of $200,000.

Each Annual Grant will vest in full on the earlier to occur of the first anniversary of the grant date and the date of the next annual meeting following the grant date, subject to continued service.

In addition, each equity award granted to an Eligible Director under the Director Compensation Program will vest in full immediately prior to the occurrence of a “change in control” (as defined in the 2021 Plan). Compensation under the Director Compensation Program will be subject to the annual limits on non-employee director compensation set forth in the 2021 Plan.

Equity Incentive Plans

2020 Equity Compensation Plan

We maintain the 2020 Equity Compensation Plan (the “2020 Plan”), which was amended on December 28, 2020. In connection with the Business Combination, we expect to amend and restate the 2020 Plan, subject to and conditioned upon Closing. The material terms of the 2020 Plan, as amended and restated, are summarized below.

Termination

Following the effectiveness of the 2021 Plan, the 2020 Plan will terminate and we will not make any further awards under the 2020 Plan. However, any outstanding awards granted under the 2020 Plan will remain outstanding, subject to the terms of the 2020 Plan and applicable award agreement. Shares of our common stock subject to awards granted under the 2020 Plan that expire unexercised or are cancelled, terminated or forfeited in any manner without issuance of shares thereunder following the effective date of the 2021 Plan, will not become available for issuance under the 2021 Plan.

Eligibility and Administration

Our employees, non-employee directors and consultants are eligible to receive grants of nonqualified stock options, stock appreciation rights, or SARs, restricted stock and restricted stock unit awards that are valued in whole or in part by reference to shares of our common stock. The 2020 Plan is administered by our board of directors. Subject to the provisions of the 2020 Plan, the plan administrator has the authority and discretion to take any actions it deems necessary or advisable for the administration of the 2020 Plan.

Limitation on Awards and Shares Available

An aggregate 50,518,000 shares of our common stock (based on the exchange ratio set forth in the Merger Agreement) have been authorized for issuance under the 2020 Plan. The common shares offered under the 2020 Plan may be authorized but unissued units or reacquired units. In the event that an outstanding award expires or is cancelled for any reason, the shares allocable to the unexercised or otherwise canceled portion of such award are currently added back to the common shares available for issuance under the 2020 Plan.

Awards

The 2020 Plan provides for the grant of options, SARs restricted stock and restricted unit awards. All outstanding awards under the 2020 Plan are set forth in award agreements, which detail the terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations. A brief description of each award type follows:

•

Options and SARs. Awards of options provide for the purchase of our common shares in the future at an exercise price set on the grant date. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of an option or SAR may not be less than 100% of the fair market value of the underlying share on the grant date. The term of an option or SAR may not be longer than ten years.

•

Restricted Stock; Restricted Unit Awards. Restricted stock awards are grants of nontransferable common shares that are subject to certain vesting conditions and other restrictions, including performance goals. We also may grant restricted stock unit awards that have a value corresponding to the value of a share of our common stock.

Certain Transactions

In the event of certain changes in our capitalization such as a stock split, reverse stock split or spin-off, the plan administrator will make equitable adjustments to the 2020 Plan and outstanding awards. In the event of a corporate transaction, which includes us being a party to a merger or consolidation, or the sale of substantially all of our assets, the plan administrator has discretion to (i) provide that outstanding awards be continued or assumed or substituted by the acquiring or surviving entity, (ii) provide that all unexercised awards be terminated immediately prior to the corporate transaction (after giving option holders an opportunity to exercise their options), (iii) provide that all outstanding awards become fully vested and exercisable, (iv) provide for the cancellation of outstanding awards in consideration for cash (or another security) payments equal to the excess of the fair market value of the award over the exercise price of each award (if applicable) multiplied by the number of shares subject to the award or (v) provide for the cancellation of outstanding awards without payment.

Interests of Directors and Executive Officers in the Business Combination

Beachbody’s directors and executive officers have interests in the Business Combination that are different from, or in addition to, those of Forest Road’s shareholders generally. These interests include, among other things, the interests listed below:

Treatment of Equity Awards in Business Combination

As described further below, certain of Beachbody’s directors and executive officers hold outstanding equity awards under the 2020 Plan. The Merger Agreement provides that each Beachbody Option that is outstanding as of immediately prior to the Closing, whether vested or unvested, will be assumed by Forest Road and converted into a comparable option to purchase shares of Forest Road’s common stock (each, a “Converted Option”), based upon the BB Exchange Ratio (as defined in the Merger Agreement). Each Converted Option will otherwise be subject to the same terms and conditions as applied to the underlying Beachbody Option immediately prior to the Closing.

Option Awards Under the 2020 Plan

The following table sets forth, for each of Beachbody’s directors and executive officers, the number of common units subject to vested and unvested Beachbody Options held by the director or executive officer as of May 6, 2021, the latest practicable date to determine such amounts before the filing of this proxy statement/prospectus. Depending on when the Closing date occurs, certain Beachbody Options shown in the table may vest prior to the Closing date.

None of the unvested Beachbody Options held by Beachbody’s executive officers will, solely by virtue of the consummation of the Business Combination (whether alone or in connection with a termination of employment), accelerate and become exercisable.

Name	Vested Beachbody Options(1)	Unvested Beachbody Options(1)
Executive Officers
Carl Daikeler	—	—
Jonathan Congdon	—	—
Robert Gifford	1,385,773	461,924
Sue Collyns	3,050,381	201,567
Jonathan Gelfand	1,496,455	109,182
Michael Neimand	1,739,431	167,972
Directors
Michael Heller	—	—
John Salter	—	—
Ben Van de Bunt	117,580	50,392

(1)	Presented in shares of Class A Common Stock following the consummation of the Business Combination.

Severance Arrangements

Beachbody previously entered into offer letters with certain of its executive officers, which provide for (among other things) severance payments to be made in connection with qualifying terminations of employment. Each of Messrs. Gelfand and Neimand is entitled to a cash severance payment equal to 90 days of the executive’s then-current base salary, paid in accordance with Beachbody’s regular payroll practices, upon a termination of employment by Beachbody without cause.

Post-Closing Employment Agreements

We expect to enter into a new employment agreement with Sue Collins, Beachbody’s President and Chief Financial Officer, in connection with the Closing, the terms of which will be agreed upon between both Beachbody and Forest Road. The effectiveness of this employment agreement is subject to approval by the Company Board.

Post-Closing Director Compensation

As described above, in connection with the Business Combination, we intend on approving and implementing the Director Compensation Program, which consists of annual cash retainer fees and long-term equity awards for our non-employee directors (including Messrs. Heller, Salter and Van De Bunt). Under the Director Compensation Program, in connection with the Closing, we expect to grant to each of our non-employee directors a RSU Award under the 2021 Plan. Each of these RSU Awards will have an aggregate value of $200,000 and will vest in full on the date of the annual meeting occurring in calendar year 2022, subject to continued service.

The 2021 Plan

In connection with the Business Combination, the Forest Road Board will adopt the 2021 Plan, subject to approval by Forest Road’s shareholders.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Forest Road Related Person Transactions

Class B Common Stock

In September 2020, the Sponsor paid $25,000 to cover certain offering costs of Forest Road in exchange for 7,187,500 founder shares. In November 2020, Forest Road effected a 0.44 for 1 stock dividend for each share of Class B common stock outstanding, resulting in the Sponsor holding an aggregate of 7,500,000 founder shares (up to 978,750 shares of which are subject to forfeiture depending on the extent to which the underwriters’ over-allotment option is exercised). In connection with the IPO, the underwriter exercised the over-allotment option in part and purchased 3,900,000 of the total possible 3,915,000 over-allotment units. As a result, the Sponsor forfeited 3,750 Class B Common Stock on November 30, 2020, which were cancelled by Forest Road.

The Sponsor and the directors and officers have agreed not to transfer, assign or sell any of their Class B common stock until the earlier of  (A) one year after the completion of an initial business combination, or earlier if, subsequent to the initial Business Combination, the closing price of Forest Road’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Company’s initial Business Combination, and (B) the date on which Forest Road completes a liquidation, merger, capital stock exchange or other similar transaction after the initial Business Combination that results in all of stockholders of Forest Road having the right to exchange their common stock for cash, securities or other property.

Private Placement Warrants

On November 30, 2020, simultaneously with the closing of the IPO, Forest Road completed the private sale of an aggregate of 5,333,333 warrants to the Sponsor at a purchase price of $1.50 per private placement warrant, generating gross proceeds to the Company of $8,000,000.

Each private placement warrant is exercisable for one whole share of Class A Common Stock at a price of $11.50 per share. A portion of the proceeds from the sale of the private placement warrants to the Sponsor was added to the proceeds from the IPO held in the trust account. If the Company does not complete a business combination by November 30, 2022, the private placement warrants will expire worthless. The private placement warrants will be non-redeemable for cash and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and Forest Road’s officers and directors have agreed, subject to limited exceptions, not to transfer, assign or sell any of their private placement warrants until 30 days after the completion of the initial Business Combination.

Related Party Loans

On September 29, 2020, the Sponsor agreed to loan Forest Road an aggregate of up to $300,000 to cover expenses related to the IPO pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable upon the completion of the IPO. Prior to the consummation of the IPO, Forest Road borrowed approximately $     under the Note. On November 30, 2020, Forest Road repaid the Note in full to the Sponsor.

In addition, in order to finance transaction costs in connection with a business combination, the Sponsor or an affiliate of the Sponsor, or certain of Forest Road’s officers and directors may, but are not obligated to, loan Forest Road funds as may be required (“Working Capital Loans”). If Forest Road completes an initial business combination, Forest Road would repay the Working Capital Loans out of the proceeds of the trust account released to Forest Road. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the trust account. In the event that an initial business combination does not close, Forest Road may use a portion of proceeds held outside the trust account to repay the Working Capital Loans but no proceeds held in the trust account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of an initial business combination or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post business combination entity at a price of $1.50 per warrant. The warrants would be identical to the private placement warrants. To date, Forest Road had no borrowings under the Working Capital Loans.

Administrative Services Agreement

Forest Road entered into an agreement that provides that, subsequent to the closing of the IPO and continuing until the earlier of Forest Road’s consummation of an initial business combination or Forest Road’s liquidation, Forest Road will pay to an affiliate of the Sponsor a total of $10,000 per month for office space, secretarial and administrative services.

The Sponsor, executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Forest Road’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Forest Road’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers, directors or their affiliates.

Beachbody Related Party Transactions

Second Amended and Restated Rights Agreement

The Beachbody Company Group, LLC entered into a Second Amended and Restated Rights Agreement, dated December 28, 2020, with certain holders of the Company’s securities. The Second Amended and Restated Rights Agreement provided for certain rights and restrictions, including but not limited to registration rights, preemptive rights and limitation on transfers, and will be replaced by the Registration Rights Agreement at the Closing.

Van Nuys Studio

On August 27, 2018, the Company entered into a lease agreement for the property located at 7653 Burnet Avenue, Los Angeles, California, with Red Horse Real Estate Holdings, LLC (“Red Horse”), an affiliate of Carl Daikeler, Chairman of the Board of Directors and Chief Executive Officer to lease production studio space in Van Nuys, California (the “Van Nuys Studio”) owned by Red Horse. Total payments to Red Horse were $0.1 million for the three months ended March 31, 2021, $0.3 million in 2020 and 2019, and $0.1 million in 2018. There were no material amounts due to the related party as of March 31, 2021.

After Closing with the use of the proceeds, the Company intends to purchase the Van Nuys Studio property located at 7653 Burnet Avenue, Los Angeles, California for its appraised value of $5,140,000 from Red Horse, an affiliate of Carl Daikeler, Co-Founder, Chairman of the Board of Directors and Chief Executive Officer.

Consulting Agreement with an Immediate Family Member of our Chairman of the Board of Directors and Chief Executive Officer

Transform, LLC, an affiliate of Isabelle Daikeler, the spouse of Carl Daikeler, Co-Founder, Chairman of the board of directors and Chief Executive Officer, provides research, development, endorsement and consulting services for certain nutritional supplements to the Company. Total payments to Transform were $0.8 million for the three months ended March 31, 2021, $0.2 million for 2020, 2019 and 2018. No amount was due to the related party as of March 31, 2021.

Trademark License

On June 9, 2016, Beachbody, LLC and The Beachbody Foundation, a 501(c)(3) non-profit charitable foundation owned, funded and controlled independently by Carl Daikeler, Co-Founder, Chairman of the Board of Directors and Chief Executive Officer entered into a Trademark License Agreement that provided a limited license for the use of certain trademarks.

Legal Services with Cozen O’Connor

Michael Heller, a minority shareholder and member of the Board of Directors is also a shareholder and Chief Executive Officer of a law firm, Cozen O’Connor P.C., that provides legal services to the Company. Total payments to Cozen O’Connor were $0.5 million for the three months ended March 31, 2021, $1.7 million in 2020, $1.6 million in 2019 and $1.7 million in 2018. The Company’s accounts payable related to the firm was $0.1 million as of March 31, 2021.

Payments to Raine

In connection with the transaction, the Company will pay Raine an advisory fee of $10 million. John Salter, a member of the Board of Directors, is a Managing Director of Raine.

Stockholder Support Agreements

In connection with the execution of the Merger Agreement, the Supporting Holders, comprised of certain of Beachbody’s officers, directors, founders and their family members and 5% or greater holders of Beachbody’s stock, who collectively hold approximately     % of the issued and outstanding shares of Beachbody’s common stock on an as-converted basis, have entered into Support Agreements with Forest Road pursuant to which the Supporting Holders have agreed, among other things, to vote all of their respective shares of Beachbody’s stock in favor of the Merger at a meeting called to approve the Merger by Beachbody’s stockholders (or in an action by written consent approving the Merger).

Indemnification Agreements

We have entered into, and plan on entering into, indemnification agreements with each of our directors and executive officers. The indemnification agreements, our Proposed Charter and our Bylaws, which will become effective upon the completion of this offering, will require us to indemnify our directors to the fullest extent not prohibited by Delaware law. Subject to certain limitations, our Bylaws also require us to advance expenses incurred by our directors and officers. For more information regarding these agreements, see the section titled “Executive Compensation — Limitation of Liability and Indemnification of Directors and Officers.”

Related Person Transaction Policy Following the Business Combination

Upon consummation of the Business Combination, it is anticipated that the Company’s Board will adopt a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions.

A “Related Person Transaction” is a transaction, arrangement or relationship in which the Company or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:

•	any person who is, or at any time during the applicable period was, one of the Company’s executive officers or a member of the Company’s Board;

•	any person who is known by the Company to be the beneficial owner of more than 5% of our voting stock;

•

any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, officer or a beneficial owner of more than 5% of our voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of our voting stock; and

•

any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

It is also anticipated that the Company will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its audit committee charter, the audit committee will have the responsibility to review related person transactions.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information known to Forest Road regarding (i) the actual beneficial ownership of our voting common stock as of the record date (pre-Business Combination) and (ii) the expected beneficial ownership of our voting common stock immediately following the Closing (subject to customary closing adjustments contained in the Merger Agreement), assuming that:

(a) (1) none of the holders of public shares of Class A Common Stock exercises their redemption rights, (2) there is no exercise at the Closing of the 15,333,333 warrants at an exercise price of $11.50 per share, which warrants are not exercisable until the later of 12 months from the closing of the IPO and 30 days after the completion of the Business Combination under the Warrant Agreement governing such warrants, (3) none of the parties set forth below purchase shares of Class A Common Stock in the open market, (4) there are no other issuances of equity interests of the Company prior to or in connection with the Closing and (5) there are no issuances of any shares of the Company’s Class A Common Stock within the five business days following the Closing to additional private placement investors or following the Closing under the 2021 Plan (“Scenario A”) and alternatively that

(b) (1) all of the holders of public shares of Class A Common Stock exercise their redemption rights (representing the maximum amount of public shares that can be redeemed to satisfy the Maximum Cash Condition), (2) there is no exercise at the Closing of the 15,333,333 warrants at an exercise price of $11.50 per share, which warrants are not exercisable until the later of 12 months from the closing of the IPO and 30 days after the completion of the Business Combination under the Warrant Agreement governing such warrants, (3) none of the parties set forth below purchase shares of Class A Common Stock in the open market, (4) there are no other issuances of equity interests of the Company prior to or in connection with the Closing and (5) there are no issuances of any shares of the Company’s Class A Common Stock within the five business days following the Closing to additional private placement investors or following the Closing under the 2021 Plan (“Scenario B”).

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

Pursuant to the Existing Charter, each share of Class A Common Stock and each share of Class B Common Stock entitles the holder to one vote per share. Pursuant to the Proposed Charter, each share of Class X Common Stock will entitle the holder to ten votes per share. Shares of Class C Common Stock will not be entitled to any votes. The table below represents beneficial ownership of voting common stock, comprised of Class A Common Stock, and Class B Common Stock (which shares, upon the Closing, will be automatically converted into shares of Class A Common Stock in accordance with the Charter).

The beneficial ownership of our voting common stock prior to the Business Combination is based on 37,500,000 shares of common stock outstanding as of [            ], 2021, of which 30,000,000 shares were Class A Common Stock and 7,500,000 shares were Class B Common Stock.

The beneficial ownership of our voting common stock after the Business Combination, making the assumptions with respect to Scenario A as described above, is based on 312,776,403 shares of common stock outstanding, of which 171,535,488 shares will be Class A Common Stock and 141,240,915 shares will be Class X Common Stock. The beneficial ownership of our voting common stock after the Business Combination, making the assumptions with respect to Scenario B as described above, is based on 295,276,403 shares of common stock outstanding, of which 154,035,488 shares will be Class A Common Stock and 141,240,915 shares will be Class X Common Stock.

The expected beneficial ownership percentages set forth below do not take into account (i) warrants that will remain outstanding immediately following the Business Combination and may be exercised thereafter (which warrants are not exercisable until the later of 12 months from the closing of the IPO and 30 days after the completion of the Business Combination) or (ii) the issuance of any shares upon completion of the Business Combination under the 2021 Plan, a copy of which is attached to this proxy statement/prospectus as Annex C.

					After the Business Combination and PIPE Transaction
	Before the Business Combination and PIPE Transaction(2)				Assuming No Redemption					Assuming Maximum Redemption
Name and Address of Beneficial Owner	Number of Shares of Class A Common Stock	%	Number of Shares of Class B Common Stock	%	Number of Shares of Class X Common Stock	%	Number of Shares of Class A Common Stock	%	% of Total Voting Power	Number of Shares of Class X Common Stock	%	Number of Shares of Class A Common Stock	%	% of Total Voting Power
Forest Road Acquisition Sponsor LLC(3)	—	—	7,500,500	20%	—	—	3,750,000	2.2%	*	—	—	3,750,000	2.4%	*
Directors and Executive Officers of Forest Road(1):
Keith L. Horn(3)	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Zachary Tarica(3)	—	—	7,500,000	20%	—	—	3,750,000	2.2%	*	—	—	3,750,000	2.4%	*
Idan Shani(3)	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Salil Mehta(3)	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Thomas Staggs(3)	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Peter Schlessel(3)	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Martin Luther King III(3)	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Teresa Miles Walsh(3)	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Sheila A. Stamps(3)	—	—	—	—	—	—	—	—	—	—	—	—	—	—
All Directors and Executive Officers of FRX as a Group (9 Individuals)	—	—	7,500,000	20%	—	—	3,750,000	2.2%	*	—	—	3,750,000	2.4%	*
Directors and Executive Officers of the Combined Company After Consummation of the Business Combination [HK(1]:
Carl Daikeler(4)	—	—	—	—	133,640,725	94.6%	—	—	84.4%	133,640,725	94.6%	—	—	85.3%
Jonathan Congdon(5)	—	—	—	—	—	—	17,375,473	10.1%	1.1%	—	—	17,375,473	11.3%	1.1%
Sue Collyns	—	—	—	—	—	—	3,050,381	1.7%	*	—	—	3,050,381	1.9%	*
Jonathan Gelfand	—	—	—	—	—	—	1,496,455	*	*	—	—	1,496,455	*	*
Robert Gifford	—	—	—	—	—	—	1,385,773	*	*	—	—	1,385,773	*	*
Michael Heller(6)	—	—	—	—	7,600,190	5.4%	3,916,631	2.3%	5.0%	7,600,190	5.4%	3,916,631	2.5%	5.1%
Michael Neimand	—	—	—	—	—	—	1,739,431	1.0%	*	—	—	1,739,431	1.1%	*
John Salter(7)	—	—	—	—	—	—	39,158,243	22.8%	2.5%	—	—	39,158,243	25.4%	2.5%
Ben Van de Bunt	—	—	—	—	—	—	117,580	*	*	—	—	117,580	*	*
Kevin Mayer	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Kathy Vrabeck	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Mary Conlin	—	—	—	—	—	—	—	—	—	—	—	—	—	—
All Directors and Executive Officers of the Combined Company as a Group (12 individuals)	—	—	—	—	141,240,915	100%	68,239,967	38.1%	93.0%	141,240,915	100%	68,239,967	42.2%	94.1%
Five Percent Holders of the Combined Company After Consummation of the Business Combination:
Raine(7) (8)	—	—	—	—	—	—	39,158,243	22.8%	2.5%	—	—	39,158,243	25.4%	2.5%

*	less than one percent.
(1)	Unless otherwise noted, the business address for each of the following entities or individuals is c/o Forest Road Acquisition Corp., 1177 Avenue of the Americas, 5th Floor, New York, New York 10036.
(2)

Interests shown consist solely of founder shares, classified as Class B common stock. Such shares will automatically convert into shares of Class A common stock upon the consummation of our initial Business Combination on a one-for-one basis, subject to adjustment, as described in the section entitled “Description of Securities.”

(3)

Forest Road Acquisition Sponsor LLC, our Sponsor, is the record holder of the shares reported herein. The Forest Road Company, LLC is the managing member of our Sponsor and has voting and investment discretion with respect to the common stock held of record by our Sponsor. Zachary Tarica, our Chairperson and Chief Investment Officer, is the Chief Executive Officer of The Forest Road Company, LLC. By virtue of these relationships, Mr. Tarica may be deemed to have beneficial ownership of the securities held of record by our Sponsor. Each of our officers, directors and strategic advisors is, directly or indirectly, a member of our Sponsor or have direct or indirect economic interests in our Sponsor, and each of them disclaims any beneficial ownership of any shares held by our Sponsor except to the extent of his or her ultimate pecuniary interest.

(4)	Includes 133,640,725 shares owned by the Carl Daikeler & Isabelle Brousseau Daikeler Revocable Trust, over which Mr. Daikeler has sole voting and dispositive power.
(5)	Includes 17,375,473 shares owned by the Jonathan L. Congdon Revocable Trust, over which Mr. Congdon has sole voting and dispositive power.
(6)

Includes (i) 3,800,095 shares owned by the Ava Daikeler 2012 Irrevocable Trust and (ii) 3,800,095 shares owned by the Daniel Daikeler 2012 Irrevocable Trust, for both of which, Mr. Heller serves as trustee and has voting power.

(7)	Includes RPIII Rainsanity LP, an affiliate of Raine, as well as Raine co-investment vehicles. Mr. Salter serves as a Founding Partner at Raine and is a member of the Board of Directors.
(8)	The business address of this shareholder is 65 East 55th Street, 24th Floor, New York, NY 10022.

DESCRIPTION OF SECURITIES

The following description of the Company’s capital stock reflects the Company’s capital stock as it will exist as of the effective time of the Business Combination. The Company’s capital stock will be governed by the Company’s Proposed Charter, the Company’s Bylaws and the DGCL. This description is a summary and is not complete. We urge you to read the Company’s Proposed Charter, which will be in effect prior to the effective time of the Business Combination and a form of which is included as Annex B-1 to this proxy statement/prospectus and is incorporated herein by reference, in its entirety.

Authorized and Outstanding Capital Stock

The Proposed Charter authorizes the issuance of 2,000,000,000 shares, of which 1,600,000,000 shares will be shares of Class A common stock, par value $0.0001 per share, 200,000,000 shares will be shares of Class X common stock, par value $0.0001 per share, 100,000,000 shares will be shares of Class C common stock, par value $0.0001 per share, and 100,000,000 shares will be shares of preferred stock, par value $0.0001 per share.

As of [            ], 2021, the record date, Forest Road had approximately 30,000,000 units, each consisting of one share of Class A common stock and one-third of one redeemable warrant, 30,000,000 shares of Class A common stock, par value $0.0001 per share, and 15,333,333 warrants, each whole warrant exercisable for one share of Class A common stock, issued and outstanding and [        ] holders of record of common stock, [        ] holder of record of a unit and [        ] holders of record of warrants. After giving effect to the Business Combination, the Company will have approximately 171,535,488 shares of Class A common stock outstanding (assuming no redemptions), 141,240,915 shares of Class X common stock outstanding and no shares of Class C common stock outstanding.

The Company’s Common Stock

Class A Common Stock

Voting Rights

Holders of the Company’s Class A common stock will be entitled to cast one vote per Class A share. Generally, holders of all classes of the Company’s common stock vote together as a single class, and an action is approved by the Company’s stockholders if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, while directors are elected by a plurality of the votes cast. Holders of the Company’s Class A common stock will not be entitled to cumulate their votes in the election of directors.

Dividend Rights

Holders of the Company’s Class A common stock will share ratably (based on the number of shares of Class A common stock held) if and when any dividend is declared by the Company’s board of directors out of funds legally available therefor, subject to restrictions, whether statutory or contractual (including with respect to any outstanding indebtedness), on the declaration and payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock or any class or series of stock having a preference over, or the right to participate with, the Company’s Class A common stock with respect to the payment of dividends.

Liquidation, Dissolution and Winding Up

On the liquidation, dissolution, distribution of assets or winding up of the Company, each holder of the Company’s Class A common stock will be entitled, pro rata on a per share basis of total outstanding common stock of the Company, to all assets of the Company of whatever kind available for distribution to the holders of common stock, subject to the designations, preferences, limitations, restrictions and relative rights of any other class or series of preferred stock of the Company then outstanding.

Other Matters

No shares of the Company’s Class A common stock will be subject to redemption (except as described below under “Special Meeting – Redemption Rights”) or have preemptive rights to purchase additional shares of Class A common stock. Holders of shares of the Company’s Class A common stock do not have subscription, redemption or conversion rights. Upon completion of the Business Combination, all the outstanding shares of the Company’s Class A common stock will be validly issued, fully paid and non-assessable.

Class X Common Stock

Voting Rights

Holders of the Company’s Class X common stock will be entitled to cast 10 votes per Class X share. Generally, holders of all classes of the Company’s common stock vote together as a single class, and an action is approved by the Company’s stockholders if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, while directors are elected by a plurality of the votes cast. Holders of the Company’s Class X common stock will not be entitled to cumulate their votes in the election of directors. The Class X Common Stock will automatically convert into Class A Common Stock if Mr. Daikeler no longer provides services to Beachbody as a senior executive officer or director or if the Controlling Holders have sold more than 75% of the shares of Class X Common Stock held by them at the time of the consummation of the Business Combination.

Dividend Rights

Holders of the Company’s Class X common stock will share ratably (based on the number of shares of Class X common stock held) if and when any dividend is declared by the Company’s board of directors out of funds legally available therefor, subject to restrictions, whether statutory or contractual (including with respect to any outstanding indebtedness), on the declaration and payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock or any class or series of stock having a preference over, or the right to participate with, the Company’s Class X common stock with respect to the payment of dividends.

Liquidation Rights

On the liquidation, dissolution, distribution of assets or winding up of the Company, each holder of the Company’s Class X common stock will be entitled, pro rata on a per share basis of total outstanding common stock of the Company, to all assets of the Company of whatever kind available for distribution to the holders of common stock, subject to the designations, preferences, limitations, restrictions and relative rights of any other class or series of preferred stock of the Company then outstanding.

Transfers

Pursuant to the Proposed Charter, holders of the Company’s Class X common stock are generally restricted from transferring such shares, other than to a Permitted Class X Owner or in connection with a divorce or domestic relations order or decree.

Other Matters

No shares of the Company’s Class X common stock will be subject to redemption (except as described below under “Special Meeting of the Stockholders – Redemption Rights”) or have preemptive rights to purchase additional shares of Class X common stock. Holders of shares of the Company’s Class X common stock do not have subscription, redemption or conversion rights. Upon completion of the Business Combination, all outstanding shares of the Company’s Class X common stock will be validly issued, fully paid and non-assessable.

Class C Common Stock

The Class C common stock will have substantially the same rights as the Class A common stock, except it will not have any voting rights. The Company intends to have the ability to issue shares of Class C common stock to management in future stock-based acquisitions transactions, to fund employee equity incentive programs or otherwise, providing for participation in the economic power of the Company, which would result in diluted economic interests of holders of shares of Class A and Class X common stock, but would not dilute the voting power of such existing shareholders.

Preferred Stock

The Proposed Charter will provide that the Company’s board of directors has the authority, without action by the stockholders, to designate and issue shares of preferred stock in one or more classes or series, and the number of shares constituting any such class or series, and to fix the voting powers, designations, preferences, limitations, restrictions and relative rights of each class or series of preferred stock, including, without limitation, dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption, dissolution preferences, and treatment in the case of a merger, business combination transaction, or sale of the Company’s assets, which rights may be greater than the rights of the holders of the common stock. There will be no shares of preferred stock outstanding immediately upon consummation of the Business Combination.

The purpose of authorizing the Company’s board of directors to issue preferred stock and determine the rights and preferences of any classes or series of preferred stock is to eliminate delays associated with a stockholder vote on specific issuances. The simplified issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of the Company’s outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of the Company’s Class A common stock by restricting dividends on the Class A common stock, diluting the voting power of the Class A common stock or subordinating the dividend or liquidation rights of the Class A common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of the Company’s Class A common stock.

Warrants

Public Stockholders’ Warrants

There are currently outstanding an aggregate of 15,333,333 warrants, which, following the consummation of the Business Combination, will entitle the holder to acquire the Company’s Class A common stock. Each whole warrant will entitle the registered holder to purchase one share of the Company’s Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below, beginning 30 days after the Closing Date. A holder may exercise its warrants only for a whole number of shares of the Company’s Class A common stock. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless you hold at least three units, you will not be able to receive or trade a whole warrant. The warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

Redemption of Warrants for Cash

Once the warrants become exercisable, the Company may call the warrants for redemption for cash:

•	in whole and not in part; at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•

if, and only if, the closing price of the Company’s Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company’s for cash, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

The last of the redemption criterion discussed above prevents a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and the Company issues a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the Company’s Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

Redemption of warrants for shares of Class A common stock

Commencing 90 days after the warrants become exercisable, the Company may redeem the outstanding warrants for shares of the Company’s Class A common stock:

•	in whole and not in part (including both public warrants and private placement warrants);

•

at a price equal to a number of shares of the Company’s Class A common stock to be determined by reference to the table below, based on the redemption date and the “fair market value” of the Company’s Class A common stock, except as otherwise described below;

•	upon a minimum of 30 days’ prior written notice of redemption;

•

if, and only if, the last reported sale price of the Company’s Class A common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders;

•

if, and only if, the private placement warrants are also concurrently exchanged at the same price (equal to a number of shares of the Company’s Class A common stock) as the outstanding public warrants, as described above; and

•

if, and only if, there is an effective registration statement covering the shares of the Company’s Class A common stock issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-day redemption period after written notice of redemption is given.

The numbers in the table below represent the “redemption prices,” or the number of shares of the Company’s Class A common stock that a warrant holder will receive upon redemption by us pursuant to this redemption feature, based on the “fair market value” of the Company’s Class A common stock on the corresponding redemption date, determined based on the average of the last reported sales price for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant is adjusted. The adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant.

	Fair Market Value of the Company’s Class A Common Stock
Redemption Date (period to expiration of warrants)	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.365
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.365
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.365
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.365
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.365
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.364
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.364
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.364
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.364
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.364
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.364
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.364
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.364
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.363
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.363
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.363
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.362
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.362
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The “fair market value” of the Company’s Class A common stock means the average last reported sale price of the Company’s Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of the Company’s Class A common stock to be issued for each warrant redeemed will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365- or 366-day year, as applicable. For example, if the average last reported sale price of the Company’s Class A common stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at that time there are 57 months until the expiration of the warrants, the Company may choose to, pursuant to this redemption feature, redeem the warrants at a “redemption price” of 0.277 shares of Class A common stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the average last reported sale price of the Company’s Class A common stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, the Company may choose to, pursuant to this redemption feature, redeem the warrants at a “redemption price” of 0.298 shares of the Company’s Class A common stock for each whole warrant. Finally, as reflected in the table above, the Company can redeem the warrants for no consideration in the event that the warrants are “out of the money” (i.e., the trading price of the Company’s Class A common stock is below the exercise price of the warrants) and about to expire.

Any public warrants held by the Company’s officers or directors will be subject to this redemption feature, except that such officers and directors will only receive “fair market value” for such public warrants so redeemed (“fair market value” for such public warrants held by the Company’s officers or directors being defined as the last reported sale price of the public warrants on such redemption date).

The Company can redeem the warrants when the shares of the Company’s Class A common stock are trading at a price starting at $10.00, which is below the exercise price of $11.50. As a result, if the Company chooses to redeem the warrants when the shares of the Company’s Class A common stock are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of the Company’s Class A common stock than they would have received if they had chosen to wait to exercise their warrants for shares of the Company’s Class A common stock if and when such shares of the Company’s Class A common stock were trading at a price higher than the exercise price of $11.50.

No fractional shares of the Company’s Class A common stock will be issued upon redemption. If, upon redemption, a holder would be entitled to receive a fractional interest in a share, the Company will round down to the nearest whole number of the number of shares of the Company’s Class A common stock to be issued to the holder.

Redemption Procedures and Cashless Exercise

If the Company calls the warrants for redemption as described above, its management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” To exercise warrants on a cashless basis, the holders of exercised warrants would pay the exercise price by surrendering their warrants for that number of shares of the Company’s Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of the Company’s Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” of the shares of the Company’s Class A common stock over the exercise price of the warrants by (y) the fair market value. The “fair market value” will mean the average closing price of the Company’s Class A common stock for the ten (10) trading days ending on the third (3rd) trading day prior to the date on which the notice of redemption is sent to the holders of warrants or the warrant agent, as applicable. The notice of redemption will contain the information necessary to calculate the number of shares of the Company’s Class A common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. If the Company’s management calls the warrants for redemption and does not require the holders to exercise their warrants on a cashless basis, the holders of the private placement warrants and their permitted transferees would be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify the Company’s in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the Company’s Class A common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of the Company’s Class A common stock is increased by a share capitalization payable in shares of the Company’s Class A common stock, or by a split-up of common stock or other similar event, then, on the effective date of such share capitalization, split-up or similar event, the number of shares of the Company’s Class A common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to holders of common stock entitling holders to purchase the Company’s Class A common stock at a price less than the fair market value will be deemed a share capitalization of a number of shares of Class A common stock equal to the product of  (i) the number of shares of the Company’s Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for the Company’s Class A common stock) and (ii) the quotient of  (x) the price per share of the Company’s Class A common stock paid in such rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for shares of the Company’s Class A common stock, in determining the price payable for the Company’s Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of shares of the Company’s Class A common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Company’s Class A common stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if the Company, at any time while the warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of the Company’s Class A common stock on account of such the Company’s Class A common stock (or other securities into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends or (c) to satisfy the redemption rights of the holders of the Company’s Class A common stock in connection with the Business Combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of the Company’s Class A common stock in respect of such event.

If the number of outstanding shares of the Company’s Class A common stock is decreased by a consolidation, combination, reverse share split or reclassification of the Company’s Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of the Company’s Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of the Company’s Class A common stock.

Whenever the number of shares of the Company’s Class A common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of the Company’s Class A common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of the Company’s Class A common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding the Company’s Class A common stock (other than those described above or that solely affects the par value of such the Company’s Class A common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of outstanding the Company’s Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the Company’s Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of the Company’s Class A common stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised its warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of the Company’s Class A common stock in such a transaction is payable in the form of the Company’s Class A common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

The warrants are issued in registered form under a warrant agreement between Continental Stock Transfer and Trust Company, as warrant agent, and Forest Road. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, and that all other modifications or amendments will require the vote or written consent of the holders of at least 50% of the then outstanding public warrants, and, solely with respect to any amendment to the terms of the private placement warrants, a majority of the then outstanding private placement warrants. You should review a copy of the warrant agreement, which will be filed as an exhibit to this proxy solicitation/prospectus, for a complete description of the terms and conditions applicable to the warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive the Company’s Class A common stock. After the issuance of the Company’s Class A common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by holders of the Company’s Class A common stock.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round down to the nearest whole number the number of shares of the Company’s Class A common stock to be issued to the warrant holder.

Private Placement Warrants

The Private Placement Warrants (including the Company’s Class A common stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until thirty (30) days after the Closing Date (except in limited circumstances) and they will not be redeemable by the Company for cash so long as they are held by our initial stockholders or their permitted transferees. The initial purchasers of the private placement warrants, or their permitted transferees, have the option to exercise the private placement warrants on a cashless basis. Except as described in this section, the private placement warrants have terms and provisions that are identical to those of the warrants sold in our initial public offering, including that they may be redeemed for shares of the Company’s Class A common stock. If the Private Placement Warrants are held by holders other than the initial purchasers thereof or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the warrants included in the units being sold in our initial public offering.

Exclusive Forum

Our Proposed Charter will provide that, unless we consent in writing to the selection of an alternative form, the Chancery Court (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (1) any derivative action, suit or proceeding brought on our behalf;

(2) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or stockholders owed to us or our stockholders; (3) any action, suit or proceeding asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law, our amended and restated certificate of incorporation or our bylaws (as either may be amended from time to time); or (4) any action, suit or proceeding asserting a claim against us governed by the internal affairs doctrine.

Our Proposed Charter will provide that the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. If any such foreign action is filed in a court other than the courts in the State of Delaware in the name of any stockholder, such stockholder shall be deemed to have consented to (a) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce such actions and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the foreign action as agent for such stockholder. Our amended and restated certificate of incorporation will also provide that any person or entity purchasing or otherwise acquiring any interest in any of our securities shall be deemed to have notice of and consented to this choice of forum provision. It is possible that a court of law could rule that the choice of forum provision contained in our certificate of incorporation is inapplicable or unenforceable if it is challenged in a proceeding or otherwise. This choice of forum provision has important consequences for our shareholders.

Anti-Takeover Effects of Provisions of the Company’s Proposed Charter and Bylaws and Applicable Law

Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with such corporation for a period of three years from the time such person acquired 15% or more of such corporation’s voting stock, unless: (1) the board of directors of such corporation approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder, (2) the interested stockholder owns at least 85% of the outstanding voting stock of such corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans), or (3) the merger transaction is approved by the board of directors and at a meeting of stockholders, not by written consent, by the affirmative vote of 2/3 of the outstanding voting stock which is not owned by the interested stockholder. A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law. Under the Proposed Charter, the Company opted out of Section 203 of the DGCL, but will provide other similar restrictions regarding takeovers by interested stockholders.

Limitations on Liability and Indemnification of Officers and Directors

See the section captioned “Executive Compensation — Limitation of Liability and Indemnification of Directors and Officers.”

Transfer Agent

The transfer agent for the Company’s common stock following the Business Combination will be American Stock Transfer & Trust Company.

Listing of Common Stock

Forest Road has applied for the listing of the common stock and warrants of the Company on the NYSE following the completion of the Business Combination under the symbols “BODY” and “BODY WS,” respectively.

Capital Structure Prior to the Business Combination

The following is a summary of Forest Road’s authorized share capital prior to the Business Combination. On the effective date of the Business Combination, the currently issued and outstanding shares of Class B common stock will convert into 7,500,000 shares of Class A common stock, subject to adjustment, in accordance with the terms of the Existing Charter. In addition, each of Forest Road’s outstanding warrants will entitle the holder thereof to purchase one share of Class A common stock in accordance with its terms.

Units

Each unit had an offering price of $10.00 and consists of one share of Class A common stock and one-third of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of the shares of Company’s Class A common stock. This means only a whole warrant may be exercised at any given time by a warrant holder. For example, if a warrant holder holds one-third of one warrant to purchase a share of Class A common stock, such warrant will not be exercisable. If a warrant holder holds three-thirds of one warrant, such whole warrant will be exercisable for one share of Class A common stock at a price of $11.50 per share. The Class A common stock and warrants comprising the units began separate trading on the 52nd day following the date of the prospectus related to the IPO. Once the shares of Class A common stock and warrants commence separate trading, holders have the option to continue to hold units or separate their units into the component securities. Holders will need to have their brokers contact our transfer agent in order to separate the units into Class A common stock and warrants. No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

Common Stock

There are 37,500,000 shares of common stock outstanding, including:

•	30,000,000 shares of Class A common stock; and

•	7,500,000 shares of Class B common stock held by the Sponsor.

Stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Holders of Class A common stock and holders of Class B common stock will vote together as a single class on all matters submitted to a vote of our stockholders except as required by law. Unless specified in the Existing Charter, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of the shares of common stock that are voted is required to approve any such matter voted on by stockholders. The board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. Stockholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.

In accordance with NYSE corporate governance requirements, Forest Road is required to hold an annual meeting until no later than one year after our first fiscal year end following our listing on NYSE. Under Section 211(b) of the DGCL, Forest Road is, however, required to hold an annual meeting of stockholders for the purposes of electing directors in accordance with our bylaws, unless such election is made by written consent in lieu of such a meeting. Forest Road may not hold an annual meeting of stockholders to elect new directors prior to the consummation of our initial Business Combination, and thus we may not be in compliance with Section 211(b) of the DGCL, which requires an annual meeting. Therefore, if stockholders want to hold an annual meeting prior to the consummation of an initial business combination, they may attempt to force Forest Road to hold one by submitting an application to the Delaware Court of Chancery in accordance with Section 211(c) of the DGCL.

Forest Road will provide public stockholders with the opportunity to redeem all or a portion of the public shares upon the completion of an initial business combination at a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account calculated as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the trust account (which interest shall be net of taxes payable), divided by the number of then outstanding public shares, subject to the limitations described herein. The amount in the trust account is initially anticipated to be $10.00 per public share. The per share amount distributed to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions paid to the representative of the underwriters. Forest Road’s initial stockholders, Sponsor, officers and directors have entered into a letter agreement, pursuant to which they have agreed to waive their redemption rights with respect to any founder shares and public shares they hold in connection with the completion of our initial Business Combination. If a stockholder vote is not required by law and we do not decide to hold a stockholder vote for business or other legal reasons, Forest Road will, pursuant to the Existing Charter, conduct the redemptions pursuant to the tender offer rules of the SEC, and file tender offer documents with the SEC prior to completing our initial Business Combination. The Existing Charter requires these tender offer documents to contain substantially the same financial and other information about our initial Business Combination and the redemption rights as is required under the SEC’s proxy rules. If, however, a stockholder approval of the transaction is required by law, or it is decided to obtain stockholder approval for business or other legal reasons, Forest Road will, like many special purpose acquisition companies, offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If Forest Road seeks stockholder approval, the initial Business Combination will be completed only if a majority of the shares of common stock voted are voted in favor of our initial Business Combination. However, the participation of the Sponsor, officers, directors or their affiliates in privately-negotiated transactions, if any, could result in the approval of an initial business combination even if a majority of public stockholders vote, or indicate their intention to vote, against such initial business combination. For purposes of seeking approval of the majority of our outstanding shares of common stock, non-votes will have no effect on the approval of the Business Combination Proposal once a quorum is obtained.

If Forest Road seeks stockholder approval of an initial business combination and redemptions are not conducted in connection with our initial Business Combination pursuant to the tender offer rules, the Existing Charter provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than 15% of the public shares, without our prior consent. However, Forest Road would not be restricting stockholders’ ability to vote all of their shares for or against an initial business combination. Stockholders’ inability to redeem in excess of 15% will reduce their influence over Forest Road’s ability to complete an initial business combination, and such stockholders could suffer a material loss in their investment if they sell such shares on the open market. Additionally, such stockholders will not receive redemption distributions with respect to such shares if Forest Road complete our initial Business Combination. And, as a result, such stockholders will continue to hold that number of shares exceeding 15% and, in order to dispose such shares would be required to sell their shares in open market transactions, potentially at a loss.

Our initial stockholders, the Sponsor, officers and directors have agreed to vote any founder shares they hold and any public shares purchased during or after the IPO in favor of our initial Business Combination. As a result, in addition to the initial stockholders’ founder shares, we would need 11,250,000, or 30%, of the 30,000,000 public shares sold in the IPO to be voted in favor of an initial business combination in order to have the initial Business Combination approved (assuming all outstanding shares are voted and the over-allotment option is not exercised). Additionally, each public stockholder may elect to redeem their public shares irrespective of whether they vote for or against the Business Combination.

Pursuant to the Existing Charter, if Forest Road is unable to complete an initial business combination within 24 months from the closing of the IPO, Forest Road will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than 10 business days thereafter, redeem the public shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, liquidate and dissolve, subject in each case to obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. The initial stockholders have entered into agreements, pursuant to which they have agreed to waive their rights to liquidating distributions from the trust account with respect to their founder shares if we fail to complete an initial business combination within 24 months from the closing of the IPO or any extended period of time that Forest Road may have to consummate an initial business combination as a result of an amendment to the Existing Charter. However, if initial stockholders or management team acquire public shares in or after this offering, they will be entitled to liquidating distributions from the trust account with respect to such public shares if we fail to complete an initial business combination within the prescribed time period.

In the event of a liquidation, dissolution or winding up of the company after a business combination, stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of shares, if any, having preference over the common stock. Stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the common stock, except that Forest Road will provide public stockholders with the opportunity to redeem their public shares for cash at a per share price equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account (which interest shall be net of taxes payable), divided by the number of then outstanding public shares, upon the completion of an initial business combination, subject to the limitations described herein.

Founder Shares

The founder shares are designated as Class B common stock and, except as described below, are identical to the shares of Class A common stock included in the units being sold in the IPO, and holders of founder shares have the same stockholder rights as public stockholders, except that (i) the founder shares are subject to certain transfer restrictions, as described in more detail below, (ii) our initial stockholders, Sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed (A) to waive their redemption rights with respect to any founder shares and public shares they hold in connection with the completion of our initial Business Combination, (B) to waive their redemption rights with respect to any founder shares and public shares they hold in connection with a stockholder vote to approve an amendment to the Existing Charter to modify the substance or timing of our obligation to redeem 100% of our public shares if we have not consummated an initial business combination within 24 months from the closing of the IPO or with respect to any other material provisions relating to stockholders’ rights (including redemption rights) or pre-initial business combination activity and (C) to waive their rights to liquidating distributions from the trust account with respect to any founder shares they hold if we fail to complete our initial Business Combination within 24 months from the closing of the IPO or any extended period of time that we may have to consummate an initial business combination as a result of an amendment to our Existing Charter, although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if we fail to complete our initial Business Combination within such time period, and (iii) the founder shares are automatically convertible into Class A common stock upon the consummation of an initial business combination on a one-for-one basis, subject to adjustment as described herein and in our Proposed Charter. If we submit our initial Business Combination to our public stockholders for a vote, our initial stockholders have agreed to vote their founder shares and any public shares purchased during or after this offering in favor of our initial Business Combination.

The founder shares will automatically convert into shares of Class A common stock upon the consummation of our initial Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein.

With certain limited exceptions, the founder shares are not transferable, assignable or salable (except to our officers and directors and other persons or entities affiliated with our Sponsor, each of whom will be subject to the same transfer restrictions) until the earlier of (A) one year after the completion of our initial Business Combination or earlier if, subsequent to our initial Business Combination, the closing price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial Business Combination, and (B) the date following the completion of our initial Business Combination on which we complete a liquidation, merger, capital stock exchange or other similar transaction that results in all of our stockholders having the right to exchange their Class A common stock for cash, securities or other property.

Preferred Stock

Our Existing Charter authorizes 1,000,000 shares of preferred stock and provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors will be able to, without stockholder approval, issue shares of preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our board of directors to issue shares of preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred shares outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Warrants

Public Stockholders’ Warrants

Each whole warrant entitles the registered holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of the IPO and 30 days after the completion of our initial Business Combination, provided in each case that we have an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of Class A common stock. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless you purchase at least three units, you will not be able to receive or trade a whole warrant. The warrants will expire five years after the completion of our initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue a share of Class A common stock upon exercise of a warrant unless the share of Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of Class A common stock underlying such unit.

We have agreed that as soon as practicable, but in no event later than 15 business days after the closing of our initial Business Combination, we will use our best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A common stock issuable upon exercise of the warrants. We will use our best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of our initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if our Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of warrants

Once the warrants become exercisable, we may call the warrants for redemption for cash:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•

if, and only if, the closing price of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing once the warrants become exercisable and ending three business days before we send to the notice of redemption to the warrant holders.

If and when the warrants become redeemable by us for cash, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

If we call the warrants for redemption, our management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A common stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” of our Class A common stock (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” will mean the average closing price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after our initial Business Combination. If we call our warrants for redemption and our management does not take advantage of this option, the holders of the private placement warrants and their permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the Class A common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Class A common stock is increased by a share capitalization payable in shares of Class A common stock, or by a split-up of common stock or other similar event, then, on the effective date of such share capitalization, split-up or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to holders of common stock entitling holders to purchase Class A common stock at a price less than the fair market value will be deemed a share capitalization of a number of shares of Class A common stock equal to the product of (i) the number of shares of Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A common stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Class A common stock paid in such rights offering and divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for shares of Class A common stock, in determining the price payable for Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of shares of Class A common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Class A common stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A common stock on account of such Class A common stock (or other securities into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Class A common stock in connection with a proposed initial business combination, or (d) in connection with the redemption of our public shares upon our failure to complete our initial Business Combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A common stock in respect of such event.

If the number of outstanding shares of Class A common stock is decreased by a consolidation, combination, reverse share split or reclassification of Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding share of Class A common stock.

Whenever the number of shares of Class A common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A common stock so purchasable immediately thereafter.

In addition, if (x) we issue additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of our initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to our initial stockholders or their affiliates, without taking into account any founder shares held by our initial stockholders or such affiliates, as applicable, prior to such issuance), (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial Business Combination on the date of the consummation of our initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of our Class A common stock during the 20 trading day period starting on the trading day after the day on which we consummate our initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described under “— Redemption of warrants” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

In case of any reclassification or reorganization of the outstanding Class A common stock (other than those described above or that solely affects the par value of such Class A common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of Class A common stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A common stock in such a transaction is payable in the form of Class A common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

The warrants are issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, and that all other modifications or amendments will require the vote or written consent of the holders of at least a majority of the then outstanding public warrants, and, solely with respect to any amendment to the terms of the private placement warrants, a majority of the then outstanding private placement warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive Class A common stock. After the issuance of Class A common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of the number of shares of Class A common stock to be issued to the warrant holder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. See “Risk Factors — Our warrant agreement will designate the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our company.” This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Placement Warrants

The private placement warrants (including the Class A common stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until 30 days after the completion of our initial Business Combination (except, among other limited exceptions as described under “Principal Stockholders — Transfers of Founder Shares and Private Placement Warrants,” to our officers and directors and other persons or entities affiliated with the initial purchasers of the private placement warrants) and they will not be redeemable by us so long as they are held by the initial stockholders or their permitted transferees. The initial purchasers, or their permitted transferees, have the option to exercise the private placement warrants on a cashless basis. Except as described in this section, the private placement warrants have terms and provisions that are identical to those of the public warrants. If the private placement warrants are held by holders other than the initial purchasers or their permitted transferees, the private placement warrants will be redeemable by us for cash and exercisable by the holders on the same basis as the warrants included in the units.

If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” of our Class A common stock (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” will mean the average closing price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these warrants will be exercisable on a cashless basis so long as they are held by the initial purchasers or their permitted transferees is because it is not known at this time whether they will be affiliated with us following a business combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We expect to have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could exercise their warrants and sell the shares of Class A common stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

In order to finance transaction costs in connection with an intended initial business combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required on a non-interest-bearing basis. Up to $1,500,000 of such loans may be convertible into warrants of the post-Business Combination entity at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the private placement warrants.

Our initial stockholders have agreed not to transfer, assign or sell any of the private placement warrants (including the Class A common stock issuable upon exercise of any of these warrants) until the date that is 30 days after the date we complete our initial Business Combination, subject to certain exceptions.

Certain Anti-Takeover Provisions of Delaware Law and our Proposed Charter and Bylaws

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers upon completion of this offering. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

•	our board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•

after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•

on or subsequent to the date of the transaction, the initial Business Combination is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Forest Road’s authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of common stock then outstanding (as of the date of this proxy statement/prospectus, there were 37,500,000 shares of Forest Road common stock outstanding); or

•	the average weekly reported trading volume of the Class A common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, our initial stockholders will be able to sell their founder shares and private placement warrants, as applicable, pursuant to Rule 144 without registration one year after we have completed the Business Combination.

We anticipate that following the consummation of the Business Combination, we will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS OF THE REDEMPTION

The following is a description of the material U.S. federal income tax considerations for holders of our shares of Class A common stock that elect to have their Class A common stock redeemed for cash if the Business Combination is completed. The following description is the opinion of Ellenoff, Grossman & Schole LLP. This description applies only to Class A common stock that is held as a capital asset for U.S. federal income tax purposes. This description is limited to U.S. federal income tax considerations, and does not address estate or any gift tax considerations or considerations arising under the tax laws of any state, local or non-U.S. jurisdiction. This description does not address all of the U.S. federal income tax considerations that may be relevant to you in light of your particular circumstances, including the alternative minimum tax, the Medicare tax on applicable investment income and the different consequences that may apply if you are subject to special rules that apply to specific types of investors, such as:

•	financial institutions or financial services entities;

•	broker dealers;

•	insurance companies;

•	dealers or traders in securities subject to a mark-to-market method of accounting with respect to shares of Class A common stock;

•	persons holding Class A common stock as part of a “straddle,” hedge, integrated transaction or similar transaction;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	“specified foreign corporations” (including “controlled foreign corporations”), “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	U.S. expatriates or former long-term residents of the U.S.;

•	governments or agencies or instrumentalities thereof;

•	regulated investment companies (RICs) or real estate investment trusts (REITs);

•	persons subject to the alternative minimum tax provisions of the Code;

•	persons who received their shares of Class A common stock as compensation;

•	partnerships or other pass-through entities for U.S. federal income tax purposes;

•	tax-exempt entities;

•	the Sponsor, or affiliates or direct or indirect equity holders in the Sponsor; and

•	persons that own (actually or constructively) equity interests in either Target Company.

If you are an entity or arrangement treated as a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners will generally depend on the status of the partners and your activities. Partnerships and their partners (or other owners) should consult their tax advisors with respect to the consequences to them of electing to have their Class A common stock redeemed for cash if the Business Combination is completed.

This description is based on the Code and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, changes to any of which subsequent to the date of this proxy statement may affect the tax consequences described herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position. This description does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes). You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

Tax Consequences of the Business Combination For Holders Who Do Not Elect to Redeem

If you do not elect to have your Class A common stock redeemed for cash, then you will not have a sale, taxable exchange or taxable redemption of such Class A common stock as described below and you will recognize no taxable gain or loss as a result of the consummation of the Business Combination. In addition, we will not recognize any taxable gain or loss as a result of the consummation of the Business Combination.

Redemption of Class A Common Stock

In the event that a holder’s shares of Class A common stock are redeemed pursuant to the redemption provisions described in this proxy statement under the section entitled “Special Meeting — Redemption Rights”, the treatment of the redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or other exchange of shares of Class A common stock under Section 302 of the Code. If the redemption qualifies as a sale of shares of Class A common stock, a U.S. holder will be treated as described below under the section entitled “— U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock,” and a Non-U.S. holder will be treated as described under the section entitled “— Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock.” If the redemption does not qualify as a sale of shares of Class A common stock, a holder will be treated as receiving a corporate distribution with the tax consequences to a U.S. holder described below under the section entitled “— U.S. Holders — Taxation of Distributions,” and the tax consequences to a Non-U.S. holder described below under the section entitled “— Non-U.S. Holder — Taxation of Distributions.”

Whether a redemption of shares of Class A common stock qualifies for sale treatment will depend largely on the total number of shares of our stock treated as held by the redeemed holder before and after the redemption (including any stock constructively owned by the holder as a result of owning warrants and any of our stock that a holder would directly or indirectly acquire pursuant to the Business Combination) relative to all of our shares outstanding both before and after the redemption. The redemption of Class A common stock generally will be treated as a sale of Class A common stock (rather than as a corporate distribution) if the redemption (1) is “substantially disproportionate” with respect to the holder, (2) results in a “complete termination” of the holder’s interest in us or (3) is “not essentially equivalent to a dividend” with respect to the holder. These tests are explained more fully below.

In determining whether any of the foregoing tests result in a redemption qualifying for sale treatment, a holder takes into account not only shares of our stock actually owned by the holder, but also shares of our stock that are constructively owned by it. A holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the holder has an interest or that have an interest in such holder, as well as any stock that the holder has a right to acquire by exercise of an option, which would generally include Class A common stock which could be acquired pursuant to the exercise of warrants. Moreover, any of our stock that a holder directly or constructively acquires pursuant to the Business Combination generally should be included in determining the U.S. federal income tax treatment of the redemption, and the application of these tests generally also takes into account related transactions that occur contemporaneously with the redemption, including any contemporaneous purchases of Class A commons stock by the relevant holder and any issuances of Class A common stock (including pursuant to the PIPE).

In order to meet the substantially disproportionate test, the percentage of our outstanding voting stock actually and constructively owned by the holder immediately following the redemption of shares of Class A common stock must, among other requirements, be less than 80 percent (80%) of the percentage of our outstanding voting stock actually and constructively owned by the holder immediately before the redemption (taking into account both redemptions by other holders of Class A common stock and the Class A common stock to be issued pursuant to the Business Combination). There will be a complete termination of a holder’s interest if either (1) all of the shares of our stock actually and constructively owned by the holder are redeemed or (2) all of the shares of our stock actually owned by the holder are redeemed and the holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by specific family members and the holder does not constructively own any other stock.

The redemption of Class A common stock will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a holder’s proportionate interest in us will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation where such stockholder exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the foregoing tests is satisfied, then the redemption of shares of Class A common stock will be treated as a corporate distribution to the redeemed holder and the tax effects to such a U.S. holder will be as described below under the section entitled “U.S. Holders — Taxation of Distributions,” and the tax effects to such a Non-U.S. holder will be as described below under the section entitled “Non-U.S. Holders — Taxation of Distributions.” After the application of those rules, any remaining tax basis of the holder in the redeemed Class A common stock will be added to the holder’s adjusted tax basis in its remaining stock, or, if it has none, to the holder’s adjusted tax basis in its warrants or possibly in other stock constructively owned by it. A holder should consult with its own tax advisors as to the tax consequences of a redemption.

U.S. Holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of our shares of Class A common stock who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation purposes regardless of its source; or

•

an entity treated as a trust for U.S. federal income tax purposes if (i) a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. persons have the authority to control all substantial decisions of such trust or (ii) it has a valid election in effect under Treasury regulations to be treated as a U.S. person.

Taxation of Distributions. If our redemption of a U.S. holder’s shares of Class A common stock is treated as a corporate distribution, as described above under the section entitled “— Redemption of Class A Common Stock,” such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our Class A common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Class A common stock and will be treated as described below under the section entitled “— Redemption of Class A Common Stock — U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock.”

Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. It is unclear whether the redemption rights with respect to the Class A common stock described in this proxy statement may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock. If our redemption of a U.S. holder’s shares of Class A common stock is treated as a sale, taxable exchange or other taxable disposition, as described above under the section entitled “— Redemption of Class A Common Stock,” a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash and the U.S. holder’s adjusted tax basis in the shares of Class A common stock redeemed. A U.S. holder’s adjusted tax basis in its Class A common stock generally will equal the U.S. holder’s acquisition cost less any prior distributions paid to such U.S. holder with respect to its shares of Class A common stock treated as a return of capital. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the Class A common stock so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to Class A common stock described herein may suspend the running of the applicable holding period for this purpose. If the running of the holding period for Class A common stock is suspended, then non-corporate U.S. holders may not be able to satisfy the one-year holding period requirement for long-term capital gain treatment, in which case any gain on a redemption of the shares would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. Long-term capital gains recognized by noncorporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations. U.S. holders who hold different blocks of Class A common stock (shares of Class A common stock purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. holder.” A Non-U.S. holder is a beneficial owner of our Class A common stock who, or that is, for U.S. federal income tax purposes:

•	a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;

•	a foreign corporation; or

•	an estate or trust that is not a U.S. holder.

Taxation of Distributions. If our redemption of a Non-U.S. holder’s shares of Class A common stock is treated as a corporate distribution, as described above under the section entitled “— Redemption of Class A Common Stock,” to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), such distribution will constitute a dividend for U.S. federal income tax purposes and, provided such dividend is not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30 percent (30%), unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of our Class A common stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Class A common stock, which will be treated as described below under the section entitled “— Redemption of Class A Common Stock — Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock.”

The withholding tax described in the preceding paragraph does not apply to dividends paid to a Non-U.S. holder who provides an IRS Form W-8ECI certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. holder that is a corporation for U.S. federal income tax purposes and is receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30 percent (30%) (or a lower applicable income tax treaty rate).

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock. If our redemption of a U.S. holder’s shares of Class A common stock is treated as a sale or other taxable disposition, as described above under the section entitled “— Redemption of Class A Common Stock,” a Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of the redemption, unless:

•

the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder);

•	such Non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year in which the disposition takes place and certain other conditions are met; or

•

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held our Class A common stock and, in the circumstance in which shares of our Class A common stock are regularly traded on an established securities market, the Non- U.S. holder has owned, directly or constructively, more than 5% of our Class A common stock at any time within the shorter of the five-year period preceding the redemption or such Non-U.S. holder’s holding period for the shares of our Class A common stock. There can be no assurance that our Class A common stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. holder that is a corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” at a 30 percent (30%) rate (or lower income tax treaty rate). If the second bullet point applies to a Non-U.S. holder, such Non-U.S. holder will be subject to U.S. tax on such Non-U.S. holder’s net capital gain for such year (including any gain realized in connection with the redemption) at a tax rate of 30 percent (30%).

If the third bullet point above applies to a Non-U.S. holder, gain recognized by such holder in the redemption will be subject to tax at generally applicable U.S. federal income tax rates. In addition, we may be required to withhold U.S. federal income tax at a rate of fifteen percent (15%) of the amount realized upon such redemption. We believe that we are not, and have not been at any time since our formation, a United States real property holding corporation and we do not expect to be a United States real property holding corporation immediately after the Business Combination is completed.

Information Reporting and Backup Withholding

Dividend payments with respect to our Class A common stock and proceeds from the sale, taxable exchange or taxable redemption of our Class A common stock may be subject to information reporting to the IRS and possible United States backup withholding. Backup withholding will not apply, however, to a U.S. holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.

Amounts treated as dividends that are paid to a Non-U.S. holder are generally subject to reporting on IRS Form 1042-S even if the payments are exempt from withholding. A Non-U.S. holder generally will eliminate any other requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s United States federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

FATCA Withholding Taxes

Provisions commonly referred to as “FATCA” impose withholding of 30 percent (30%) on certain payments of dividends (including amounts treated as dividends received pursuant to a redemption of stock) on our Class A common stock. Previously, withholding with respect to the gross proceeds of a disposition of any stock, debt instrument, or other property that can produce U.S.-source dividends or interest was scheduled to begin on January 1, 2019; however, such withholding has been eliminated under proposed U.S. Treasury regulations, which can be relied on until final regulations become effective. In general, no such withholding will be required with respect to a U.S. holder or an individual Non-U.S. holder that timely provides the certifications required on a valid IRS Form W-9 or W-8, respectively. Holders potentially subject to withholding include “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). Under certain circumstances, a Non-U.S. holder might be eligible for refunds or credits of these withholding taxes, and a non-U.S. holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Non-U.S. holders should consult their tax advisers regarding the effects of FATCA on a redemption of Class A common stock.

APPRAISAL RIGHTS

Neither our stockholders nor our warrant holders have appraisal rights in connection with the Business Combination under the DGCL.

HOUSEHOLDING INFORMATION

Unless we have received contrary instructions, we may send a single copy of this proxy statement/prospectus to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if stockholders prefer to receive multiple sets of our disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below. Similarly, if an address is shared with another stockholder and together both of the stockholders would like to receive only a single set of our disclosure documents, the stockholders should follow these instructions:

If the shares are registered in the name of the stockholder, the stockholder should contact us at our offices at Forest Road Acquisition Corp., 1177 Avenue of the Americas, New York, New York 10036, to inform us of his or her request; or

If a bank, broker or other nominee holds the shares, the stockholder should contact the bank, broker or other nominee directly.

TRANSFER AGENT AND REGISTRAR

The transfer agent for our securities is Continental Stock Transfer & Trust Company and, following the Business Combination, will be American Stock Transfer & Trust Company.

SUBMISSION OF STOCKHOLDER PROPOSALS

The Board is aware of no other matter that may be brought before the Special Meeting. Under Delaware law, only business that is specified in the notice of Special Meeting to stockholders may be transacted at the Special Meeting.

FUTURE STOCKHOLDER PROPOSALS

For any proposal to be considered for inclusion in our proxy statement and form of proxy for submission to the stockholders at the Company’s 2022 annual meeting of stockholders, assuming consummation of the Business Combination, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act and the Company’s bylaws.

In addition, the Company’s bylaws provide notice procedures for stockholders to nominate a person as a director and to propose business to be considered by stockholders at a meeting. To be timely, a stockholder’s notice must be delivered to the Company at our offices at 3301 Exposition Blvd, Santa Monica, CA 90404, not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, which we anticipate will be the case for the 2022 annual meeting, notice by the stockholder to be timely must be so received no earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting and (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Company. Nominations and proposals also must satisfy other requirements set forth in the Company’s bylaws. The Chairman of the Board may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures.

WHERE YOU CAN FIND MORE INFORMATION

Forest Road files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on Forest Road at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov.

If you would like additional copies of this proxy statement or if you have questions about the Business Combination, you should contact via phone or in writing:

Forest Road Acquisition Corp.

1177 Avenue of the Americas, 5th Floor

New York, New York 10036

Tel: (917) 310-3722

Attn: Idan Shani, Chief Operating Officer

If you are a stockholder and would like to request documents, please do so no later than five (5) business days before the special meeting in order to receive them before the special meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

All information contained in this proxy statement/prospectus relating to Forest Road has been supplied by Forest Road, and all such information relating to the Target Companies has been supplied by the Target Companies. Information provided by either Forest Road or the Target Companies does not constitute any representation, estimate or projection of the other.

This document is a proxy statement/prospectus of Forest Road for the Special Meeting. Forest Road has not authorized anyone to give any information or make any representation about the Business Combination, Forest Road or the Target Companies that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this document unless the information specifically indicates that another date applies.

LEGAL MATTERS

Ellenoff Grossman & Schole LLP will pass upon the validity of the securities of the Company to be issued in connection with the Business Combination and upon certain U.S. federal income tax considerations to Forest Road’s stockholders as a result of the Business Combination and certain other legal matters related to this proxy statement/prospectus.

EXPERTS

The financial statement of Forest Road Acquisition Corp. as of December 31, 2020, appearing in this proxy statement/prospectus has been audited by WithumSmith+Brown, PC, independent registered accounting firm, as stated in their report thereon and included in this proxy statement/prospectus, in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Myx Fitness Holdings, LLC and subsidiaries as of December 31, 2020, 2019 and 2018, and for the years then ended, appearing in this proxy statement/prospectus have been audited by WithumSmith+Brown, independent registered public accountants, as stated in their report thereon and included in this proxy statement/prospectus, in reliance upon such report and experts in accounting and auditing.

The consolidated financial statements of The Beachbody Company Group, LLC at December 31, 2020 and 2019, and for each of the three years in the period ended December 31, 2020, included in the Proxy Statement/Prospectus of Forest Road Acquisition Corp., which is referred to and made a part of this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, Forest Road and the services that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of each of Forest Road’s annual report to stockholders and Forest Road’s proxy statement/prospectus. Upon written or oral request, Forest Road will deliver a separate copy of the annual report to stockholder and/or proxy statement/prospectus to any stockholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Stockholders receiving multiple copies of such documents may likewise request that Forest Road deliver single copies of such documents in the future. Stockholders receiving multiple copies of such documents may request that Forest Road deliver single copies of such documents in the future. Stockholders may notify Forest Road of their requests by calling or writing Forest Road at 1177 Avenue of the Americas, 5th Floor, New York, New York 10036 (if before the Business Combination) or 3301 Exposition Blvd. Santa Monica, CA 90404 (if after the Business Combination).

TRANSFER AGENT AND REGISTRAR

The transfer agent for Forest Road’s securities is Continental Stock Transfer & Trust Company and, following the Business Combination, will be American Stock Transfer & Trust Company.

SUBMISSION OF STOCKHOLDER PROPOSALS

The Board is aware of no other matter that may be brought before the Special Meeting. If any matter other than the Proposals or related matters should properly come before such meetings, however, the persons named in the enclosed proxies will vote proxies in accordance with their judgment on those matters.

WHERE YOU CAN FIND MORE INFORMATION

Forest Road files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may read and copy reports, proxy statements and other information filed by Forest Road with the SEC at the SEC web site, which contains reports, proxy statements and other information, at: http://www.sec.gov.

This proxy statement/prospectus is available without charge to stockholders of Forest Road upon written or oral request. If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the Proposals to be presented at the Special Meeting, you should contact Forest Road in writing at Keith L. Horn, Forest Road Acquisition Corp., 1177 Avenue of the Americas, 5th Floor, New York, New York 10036 or by telephone at (917) 310-3772.

If you have questions about the Proposals or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus, or need to obtain proxy cards or other information related to the proxy solicitation, please contact Morrow Sodali, the proxy solicitor for Forest Road, toll-free at (800) 662-5200 or collect at (203) 658-9400, or email at FRX.info@investor.morrowsodali.com. You will not be charged for any of the documents that you request.

To obtain timely delivery of the documents, you must request them no later than five business days before the date of the meeting, or no later than [            ], 2021.

Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/prospectus.

All information contained in this document relating to Forest Road has been supplied by Forest Road and all such information relating to the Target Companies has been supplied by the Target Companies. Information provided by Forest Road or the Target Companies does not constitute any representation, estimate or projection of the other.

FOREST ROAD ACQUISITION CORP.

FOREST ROAD ACQUISITION CORP.

CONDENSED BALANCE SHEETS

	March 31, 2021 (Unaudited)	December 31, 2020
Assets
Current assets:
Cash	$730,435	$1,183,830
Prepaid expenses	254,931	294,383

Total current assets	985,366	1,478,213
Marketable Securities Held in Trust account	300,004,432	300,000,000

Total assets	$300,989,798	$301,478,213

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$2,675,348	$409,896
Due to related party	20,600	—
Franchise tax payable	—	54,149

Total current liabilities	2,695,948	464,045
Warrant Liabilities	45,605,664	31,735,421
Deferred underwriters’ discount payable	10,500,000	10,500,000

Total liabilities	58,801,612	42,699,466

Commitments
Class A common stock subject to possible redemption, 23,718,818 and 25,377,874 shares at redemption value at March 31, 2021 and December 31, 2020, respectively	237,188,180	253,778,740

Stockholders’ equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Class A common stock, $0.0001 par value; 300,000,000 shares authorized; 6,281,182 shares and 4,622,126 shares issued and outstanding at March 31, 2021 and December 31, 2020, respectively (excluding 23,718,818 and 25,377,874 shares subject to possible redemption, respectively)	628	462
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 7,500,000 shares issued and outstanding at March 31, 2021 and December 31, 2020	750	750
Additional paid-in capital	29,506,028	12,915,634
Accumulated deficit	(24,507,400)	(7,916,839)

Total stockholders’ equity	5,000,006	5,000,007

Total liabilities and stockholders’ equity	$300,989,798	$301,478,213

The accompanying notes are an integral part of these unaudited condensed financial statements.

FOREST ROAD ACQUISITION CORP.

CONDENSED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2021

(Unaudited)

Operating costs	$2,724,770

Loss from operations	(2,724,770)

Other Income (Expense)
Interest income	20
Change in fair value of warrant liabilities	(13,870,243)
Interest income on marketable securities held in Trust account	4,432

Total other income (expense)	(13,865,791)

Net loss	$(16,590,561)

Weighted average shares outstanding – Class A common stock	30,000,000

Basic and diluted net income per share of common stock – Class A common stock	$0.00

Weighted average shares outstanding – Class B common stock	7,500,000

Basic and diluted net income per share of common stock – Class B common stock	$(2.21)

The accompanying notes are an integral part of these unaudited condensed financial statements.

FOREST ROAD ACQUISITION CORP.

CONDENSED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE THREE MONTHS ENDED MARCH 31, 2021

(Unaudited)

	Common Stock				Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance as of December 31, 2020	4,622,126	$462	7,500,000	$750	$12,915,634	$(7,916,839)	$5,000,007
Change in Class A common stock subject to possible redemption	1,659,056	166	—	—	16,590,394	—	16,590,560
Net loss	—	—	—	—	—	(16,590,561)	(16,590,561)

Balance as of March 31, 2021	6,281,182	$628	7,500,000	$750	$29,506,028	$(24,507,400)	$5,000,006

The accompanying notes are an integral part of these unaudited condensed financial statements.

FOREST ROAD ACQUISITION CORP.

CONDENSED STATEMENT OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2021

(Unaudited)

Cash Flows from Operating Activities:
Net loss	$(16,509,561)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of warrant liabilities	13,870,243
Interest income on trust account	(4,432)
Changes in current assets and current liabilities:
Prepaid assets	39,452
Accounts payable and accrued expenses	2,265,452
Due to related party	20,600
Franchise tax payable	(54,149)

Net cash used in operating activities	(453,395)

Net Change in Cash	(453,395)
Cash - Beginning	1,183,830

Cash - Ending	$730,435

Supplemental Disclosure of Non-cash Financing Activities:
Change in value of Class A common stock subject to possible redemption	$(16,590,560)

The accompanying notes are an integral part of these unaudited condensed financial statements.

FOREST ROAD ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1 — Organization and Business Operations

Organization and General

Forest Road Acquisition Corp. (the “Company” or “Forest Road”) was incorporated in Delaware on September 24, 2020. The Company was formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is not limited to a specific industry or sector for purposes of consummating a Business Combination; however, the Company intends to concentrate its efforts on identifying businesses in the technology, media and telecommunications industry. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

On February 9, 2021, Forest Road entered into an Agreement and Plan of Merger (the “Merger Agreement”) with BB Merger Sub, LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of Forest Road, MFH Merger Sub, LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of Forest Road, The Beachbody Company Group, LLC, a Delaware limited liability company, and Myx Fitness Holdings, LLC, a Delaware limited liability company.

On February 9, 2021, Forest Road and certain investors entered into subscription agreements (the “Subscription Agreements”) pursuant to which such investors have agreed to purchase in connection with the Closing an aggregate of 22.5 million shares of Class A common stock for a purchase price of $10.00 per share, for an aggregate purchase price of $225 million (the “PIPE Investment”). The obligations of each party to consummate the PIPE Investment are conditioned upon, among other things, customary closing conditions and the consummation of the transactions contemplated by the Merger Agreement.

As of March 31, 2021 and December 31, 2020, the Company had not yet commenced any operations. All activity through March 31, 2021, relates to the Company’s formation and the initial public offering (“IPO”) described below. The Company will not generate any operating revenues until after the completion of its initial business combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the IPO.

The Company’s sponsor is Forest Road Acquisition Sponsor LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s IPO was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on November 24, 2020 (the “Effective Date”). On November 30, 2020, the Company consummated the IPO of 30,000,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), including the issuance of 3,900,000 Units as a result of the underwriters’ partial exercise of their over-allotment option. Each Unit consists of one share of Class A common stock, $0.0001 par value, and one-third of one redeemable warrant entitling its holder to purchase one share of Class A common stock at a price of $11.50 per share. The Units were sold at an offering price of $10.00 per Unit, generating gross proceeds of $300,000,000 (Note 3).

Simultaneously with the closing of the IPO, the Company consummated the private placement (“Private Placement”) with the Sponsor of an aggregate of 5,333,333 warrants (“Private Placement Warrants”) to purchase Class A common stock, each at a price of $1.50 per Private Placement Warrant, generating total proceeds of $8,000,000 (Note 4).

Transaction costs amounted to $16,979,438, consisting of $6,000,000 of underwriting discount, $10,500,000 of deferred underwriters’ fee and $479,438 of other offering costs.

FOREST ROAD ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Trust Account

Following the closing of the IPO on November 30, 2020, an amount of $300,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the IPO and the sale of the Private Placement Warrants was placed in a trust account (“Trust Account”) which was invested in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act, which invest only in direct U.S. government treasury obligations, until the earlier of (a) the completion of the Company’s initial Business Combination, (b) the redemption of any public shares properly submitted in connection with a stockholder vote to amend the Company’s certificate of incorporation, or (c) the redemption of the Company’s public shares if the Company is unable to complete the initial Business Combination within 24 months from the closing of the IPO, or November 30, 2022 (the “Combination Period”).

Initial Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete a Business Combination with one or more operating businesses or assets that together have an aggregate fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting commissions) at the time of the Company’s signing a definitive agreement in connection with its initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires an interest in the target business or assets sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will only proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 either prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by applicable law or stock exchange rules and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the SEC and file tender offer documents with the SEC prior to completing a Business Combination.

If, however, stockholder approval of the transaction is required by applicable law or stock exchange rules, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer

FOREST ROAD ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5), and any Public Shares purchased during or after the IPO in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or do not vote at all.

Notwithstanding the above, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company. The Sponsor has agreed (a) to waive its redemption rights with respect to its Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to stockholders’ rights (including redemption rights) or pre-initial business combination activity, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period. The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares in or after the IPO, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period.

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.00 per Public Share and (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity

As of March 31, 2021, the Company had cash outside the Trust Account of $730,435 available for working capital needs. All remaining cash held in the Trust Account is generally unavailable for the Company’s use, prior

FOREST ROAD ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

to an initial Business Combination, and is restricted for use either in a Business Combination or to redeem common stock. As of March 31, 2021, none of the amount in the Trust Account was available to be withdrawn as described above.

Through March 31, 2021, the Company’s liquidity needs were satisfied through receipt of $25,000 from the sale of the founder shares, advances from the Sponsor in an aggregate amount of $141,881 and the remaining net proceeds from the IPO and the sale of Private Placement Warrants.

The Company anticipates that the $730,435 outside of the Trust Account as of March 31, 2021 will be sufficient to allow the Company to operate for at least the next 12 months from the issuance of the unaudited condensed financial statements, assuming that a Business Combination is not consummated during that time. Until consummation of its Business Combination, the Company will be using the funds not held in the Trust Account, and any additional Working Capital Loans (as defined in Note 5) from the initial stockholders, the Company’s officers and directors, or their respective affiliates (which is described in Note 5), for identifying and evaluating prospective acquisition candidates, performing business due diligence on prospective target businesses, traveling to and from the offices, plants or similar locations of prospective target businesses, reviewing corporate documents and material agreements of prospective target businesses, selecting the target business to acquire and structuring, negotiating and consummating the Business Combination.

The Company does not believe it will need to raise additional funds in order to meet the expenditures required for operating its business. However, if the Company’s estimates of the costs of undertaking in-depth due diligence and negotiating business combination is less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to the business combination. Moreover, the Company will need to raise additional capital through loans from its Sponsor, officers, directors, or third parties. None of the Sponsor, officers or directors is under any obligation to advance funds to, or to invest in, the Company. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of its business plan, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.

Risks and Uncertainties

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus (the “COVID-19 outbreak”). In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. The full impact of the COVID-19 outbreak continues to evolve. The impact of the COVID-19 outbreak on the Company’s financial position will depend on future developments, including the duration and spread of the outbreak and related advisories and restrictions. These developments and the impact of the COVID-19 outbreak on the financial markets and the overall economy are highly uncertain and cannot be predicted. If the financial markets and/or the overall economy are impacted for an extended period, the Company’s financial position may be materially adversely affected. Additionally, the Company’s ability to complete an initial Business Combination may be materially adversely affected due to significant governmental measures being implemented to contain the COVID-19 outbreak or treat its impact, including travel restrictions, the shutdown of businesses and quarantines, among others, which may limit the Company’s ability to have meetings with potential investors or affect the ability of a potential target company’s personnel, vendors and service providers to negotiate and consummate an initial Business Combination in a timely manner. The Company’s ability to consummate an initial business combination may also be dependent on the ability to raise additional equity and debt financing, which may be impacted by the COVID-19 outbreak and the resulting market downturn.

FOREST ROAD ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 2 — Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K, as amended, as of December 31, 2020 and for the period from September 24, 2020 (inception) through December 31, 2020 as filed with the SEC on May 3, 2021, which contains the audited financial statements and notes thereto. The interim results for the three months ended March 31, 2021 are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or for any future interim periods.

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of unaudited condensed financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

FOREST ROAD ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents.

Marketable Securities Held in Trust Account

At March 31, 2021 and December 31, 2020, the assets held in the Trust Account were money market funds. During the three months ended March 31, 2021, the Company did not withdraw any interest income from the Trust Account to pay its tax obligations.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation limit of $250,000. At March 31, 2021 and December 31, 2020, the Company has not experienced losses on this account and management believes the Company is not exposed to significant risk on such accounts.

Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in Accounting Standard Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A common stock subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of March 31, 2021 and December 31, 2020, 23,718,818 and 25,377,874 shares of Class A common stock subject to possible redemption are presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s condensed balance sheet.

Net Income (Loss) per Common Stock

Net income (loss) per share of common stock is computed by dividing net income (loss) by the weighted average number of common stock outstanding for the period. The Company has not considered the effect of warrants sold in the IPO and private placement to purchase 15,333,333 of Class A common stock in the calculation of diluted income (loss) per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.

The Company complies with accounting and disclosure requirements ASC Topic 260, “Earnings Per Share.” The Company’s statements of operations include a presentation of income (loss) per share for common stock subject to possible redemption in a manner similar to the two-class method of income (loss) per share. Net income per share of common stock, basic and diluted for Class A redeemable common stock is calculated by dividing the interest income earned on the Trust Account (totaling $4,432 for the three months ended March 31, 2021) by the weighted average number of Class A redeemable common stock outstanding since original issuance. Net loss per share of common stock, basic and diluted for Class B non-redeemable common stock is calculated by dividing the net income, adjusted for income attributable to Class A redeemable common stock, by the weighted average number of Class B non-redeemable common stock outstanding for the period. Class B non-redeemable common

FOREST ROAD ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

stock includes the Founder Shares as these shares do not have any redemption features and do not participate in the income earned on the Trust Account. The Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the period presented.

Warrant liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is reassessed at the end of each reporting period.

The Company accounts for its 15,333,333 common stock warrants issued in connection with its IPO (10,000,000) and Private Placement (5,333,333) as derivative warrant liabilities in accordance with ASC 815-40. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to remeasurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The fair value of warrants issued by the Company in connection with the IPO and Private Placement has been estimated using Monte Carlo simulations at each measurement date.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the Financial Accounting Standards Board (“FASB”) ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of March 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

FOREST ROAD ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Recent Accounting Standards

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s unaudited condensed financial statements.

Note 3 — Initial Public Offering

On November 30, 2020, the Company sold 30,000,000 Units at a price of $10.00 per Unit, including the issuance of 3,900,000 Units as a result of the underwriters’ partial exercise of their over-allotment option. Each Unit consists of one share of Class A common stock, par value $0.0001 per share and one-third of one redeemable warrant (each, a “Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 8).

Note 4 — Private Placement

Simultaneously with the closing of the IPO, the Sponsor purchased an aggregate of 5,333,333 Private Placement Warrants, at a price of $1.50 per unit, for an aggregate purchase price of $8,000,000. A portion of the proceeds from the Private Placement Warrants was added to the net proceeds from the IPO held in the Trust Account. Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at $11.50 per share. A portion of the proceeds from the Private Placement Warrants will be added to the proceeds from the IPO to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Warrants will expire worthless.

Note 5 — Related Party Transactions

Founder Shares

On September 29, 2020, the Sponsor paid $25,000 to cover certain offering costs of the Company in consideration of 7,187,500 shares of the Company’s Class B common stock (the “Founder Shares”). The Founder Shares included an aggregate of up to 937,500 shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment option was not exercised in full. On November 24, 2020, as part of an upsizing of the IPO, the Sponsor was issued an additional 316,250 Founder Shares by the Company, resulting in a increase in the total number of shares of Class B common stock outstanding from 7,187,500 to 7,503,750 (of which 978,750 were subject to surrender for no consideration depending on the extent to which the underwriters exercised their over-allotment option). On November 30, 2020, the underwriters partially exercised their over-allotment option and forfeited the remaining over-allotment option, hence, 975,000 Founder Shares were no longer subject to forfeiture and 3,750 Founder Shares were forfeited, resulting in an aggregate of 7,500,000 Founder Shares outstanding at March 31, 2021 and December 31, 2020.

Promissory Note — Related Party

The Sponsor had agreed to loan the Company an aggregate of up to $300,000 to be used for the payment of costs related to the IPO. The promissory note was non-interest bearing, unsecured and was due on the earlier of June 30, 2021 and the closing of the IPO. The promissory note was paid in full out of the IPO proceeds on November 30, 2020, As of March 31, 2021 and December 31, 2020, there was no balance outstanding under the promissory note.

FOREST ROAD ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Administrative Service Fee

The Company has agreed, commencing on the effective date of the IPO through the earlier of the Company’s consummation of a Business Combination or its liquidation, to pay an affiliate of the Sponsor a monthly fee of $10,000 for office space, administrative and support services. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the three months ended March 31, 2020, the Company has paid $30,000 of administrative fees.

Related Party Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor may, but is not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans, other than the interest on such proceeds that may be released for working capital purposes. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. As of March 31, 2021 and December 31, 2020, no Working Capital Loans were outstanding.

Note 6 — Commitments & Contingencies

Registration Rights

The holders of the Founder Shares, Private Placement Warrants, and warrants that may be issued upon conversion of Working Capital Loans (and any shares of common stock issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights pursuant to a registration rights agreement signed on the effective date of the IPO requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to shares of Class A common stock). The holders of these securities will be entitled to make up to three demands, excluding short-form registration demands, that the Company register such securities. In addition, the holders will have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriters Agreement

On November 30, 2020, the underwriters were paid a cash underwriting fee of 2% of the gross proceeds of the IPO, totaling $6,000,000. In addition, $0.35 per unit, or approximately $10,500,000 in the aggregate, will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

FOREST ROAD ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 7 — Warrants

Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 12 months from the closing of the IPO and (b) 30 days after the completion of a Business Combination. The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue any shares of Class A common stock upon exercise of a warrant unless the share of Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, it will use its best efforts to file with the SEC a registration statement registering the registration, under the Securities Act, of the Class A common stock issuable upon exercise of the warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its best efforts to qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of warrants for cash. Once the warrants become exercisable, the Company may call the warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the closing price of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like and for certain issuances of Class A common stock and equity-linked securities for capital raising purposes in connection with the closing of our initial business combination) for any 20 trading days within a 30-trading day period ending three business days before we send to the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, it may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

FOREST ROAD ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

If the Company has not completed the initial Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 8 — Stockholder’s Equity

Preferred Stock — The Company is authorized to issue a total of 1,000,000 shares of preferred stock at par value of $0.0001 each. At March 31, 2021 and December 31, 2020, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue a total of 300,000,000 shares of Class A common stock at par value of $0.0001 each. At March 31, 2021 and December 31, 2020, there were 6,281,182 and 4,622,126 shares issued and outstanding, respectively (excluding 23,718,818 and 25,377,874 shares, respectively on such dates, subject to possible redemption).

Class B Common Stock — The Company is authorized to issue a total of 20,000,000 shares of Class B common stock at par value of $0.0001 each. At March 31, 2021 and December 31, 2020, there were 7,500,000 shares of Class B common stock issued or outstanding.

Holders of Class A common stock and Class B common stock will vote together as a single class on all matters submitted to a vote of stockholders except as required by law. The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock or equity-linked securities are issued or deemed issued in connection with a Business Combination, the number of shares of Class A common stock issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the total number of shares of Class A common stock outstanding after such conversion (after giving effect to any redemptions of shares of Class A common stock by public stockholders), including the total number of shares of Class A common stock issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination, excluding any shares of Class A common stock or equity-linked securities or rights exercisable for or convertible into shares of Class A common stock issued, or to be issued, to any seller in a Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans, provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

Note 9 — Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1 - defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•

Level 2 - defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

FOREST ROAD ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

•

Level 3 - defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

At March 31, 2021, there were 10,000,000 Public Warrants and 5,333,333 Private Placement Warrants outstanding.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at March 31, 2021 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

	March 31, 2021	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Description
Warrant Liability – Public Warrants	$26,900,000	$26,900,000	$—	$—

Warrant Liability – Private Warrants	$18,705,664	$—	$—	$18,705,664

	$45,605,664	$26,900,000	$—	$18,705,664

The Company utilizes a Monte Carlo simulation model to value the warrants at each reporting period, with changes in fair value recognized in the statement of operations. The estimated fair value of the warrant liability is determined using Level 3 inputs. Inherent in a binomial options pricing model are assumptions related to expected share-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its shares of common stock based on historical volatility that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero. As of March 31, 2021, the public warrants were valued using the actual closing trading price on March 31, 2021.

The aforementioned warrant liabilities are not subject to qualified hedge accounting.

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period. There were no transfers between levels for the three months ended March 31, 2021, other than the transfer of the Public Warrants from Level 3 to Level 1.

The following table provides quantitative information regarding Level 3 fair value measurements:

	As of March 31, 2020	As of December 31, 2020
Stock price	$10.12	$10.50
Strike price	$11.50	$11.50
Term (in years)	5.0	5.0
Volatility	43.3%	31.3%
Risk-free rate	0.92%	0.44%
Dividend yield	0.0%	0.0%

FOREST ROAD ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 10 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the unaudited condensed financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of

Forest Road Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Forest Road Acquisition Corp. (the “Company”), as of December 31, 2020, the related statements of operations, changes in stockholders’ equity and cash flows for the period from September 24, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from September 24, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Restatement of Financial Statements

As discussed in Note 2 to the financial statements, the Securities and Exchange Commission issued a public statement entitled Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) (the “Public Statement”) on April 12, 2021, which discusses the accounting for certain warrants as liabilities. The Company previously accounted for its warrants as equity instruments. Management evaluated its warrants against the Public Statement, and determined that the warrants should be accounted for as liabilities. Accordingly, the 2020 financial statements have been restated to correct the accounting and related disclosure for the warrants.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York

May 3, 2021

FOREST ROAD ACQUISITION CORP.

BALANCE SHEET

DECEMBER 31, 2020 (As Restated)

Assets
Cash	$1,183,830
Prepaid assets	294,383

Total current assets	1,478,213
Marketable Securities held in Trust Account	300,000,000

Total Assets	$301,478,213

Liabilities and Stockholders’ Equity
Accounts payable	$409,896
Franchise tax payable	54,149

Total current liabilities	464,045
Warrant liabilities	31,735,421
Deferred underwriters’ discount payable	10,500,000

Total liabilities	42,699,466

Commitments
Class A common stock subject to possible redemption, 25,377,874 shares at redemption value	253,778,740

Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A common stock, $0.0001 par value; 300,000,000 shares authorized; 4,622,126 shares issued and outstanding (excluding 25,377,874 shares subject to possible redemption)	462
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 7,500,000 shares issued and outstanding	750
Additional paid-in capital	12,915,634
Accumulated deficit	(7,916,839)

Total stockholders’ equity	5,000,007

Total Liabilities and Stockholders’ Equity	$301,478,213

See accompanying notes to the financial statements.

FOREST ROAD ACQUISITION CORP.

STATEMENT OF OPERATIONS

FOR THE PERIOD FROM SEPTEMBER 24, 2020 (INCEPTION) TO DECEMBER 31, 2020 (As Restated)

Formation and operating costs	$531,404

Loss from operations	(531,404)

Other Income (Expense)
Interest income	10
Change in fair value of warrant liabilities	(3,608,275)
Offering cost associated with warrants recorded as liabilities	(980,895)
Loss on sale of private placement warrants	(2,796,275)

Total other income (expense)	(7,385,435)

Net loss	$(7,916,839)

Weighted average shares outstanding of Class A common stock	30,000,000

Basic and diluted net income per share, Class A common stock	$0.00

Weighted average shares outstanding of Class B common stock	6,856,915

Basic and diluted net loss per share, Class B common stock	$(1.15)

See accompanying notes to the financial statements.

FOREST ROAD ACQUISITION CORP.

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE PERIOD FROM SEPTEMBER 24, 2020 (INCEPTION) TO DECEMBER 31, 2020 (As Restated)

	Common Stock				Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance as of September 24, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Class B common stock issued to Sponsor	—	—	7,503,750	750	24,250	—	25,000
Sale of Units in Initial Public Offering net of underwriter discount and offering cost less fair value of public warrants	30,000,000	3,000	—	—	266,667,586	—	266,670,586
Forfeiture of 3,750 shares by initial stockholders	—	—	(3,750)	—	—	—	—
Class A common stock subject to possible redemption	(25,377,874)	(2,538)	—	—	(253,776,202)	—	(253,778,740)
Net loss	—	—	—	—	—	(7,916,839)	(7,916,839)

Balance as of December 31, 2020	4,622,126	$462	7,500,000	$750	$12,915,634	$(7,916,839)	$5,000,007

See accompanying notes to the financial statements.

FOREST ROAD ACQUISITION CORP.

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM SEPTEMBER 24, 2020 (INCEPTION) TO DECEMBER 31, 2020 (As Restated)

Cash Flows from Operating Activities:
Net loss	$(7,916,839)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of warrant liabilities	3,608,275
Loss on sale of private placement warrants	2,796,275
Changes in current assets and current liabilities:
Prepaid assets	(294,383)
Franchise tax payable	54,149
Accounts payable	409,896

Net cash used in operating activities	(1,342,627)

Cash Flows from Investing Activities:
Investment of cash into trust account	(300,000,000)

Net cash used in investing activities	(300,000,000)

Cash Flows from Financing Activities:
Proceeds from Initial Public Offering, net of underwriters’ discount	294,980,895
Proceeds from private placement warrants	8,000,000
Proceeds from Promissory note	141,881
Repayment of Promissory note	(141,881)
Proceeds from issuance of founder shares	25,000
Payments of offering costs	(479,438)

Net cash provided by financing activities	302,526,457

Net Change in Cash	1,183,830
Cash - Beginning	—

Cash - Ending	$1,183,830

Supplemental Disclosure of Non-cash Financing Activities:
Initial value of Class A common stock subject to possible redemption	$257,889,120

Change in value of Class A common stock subject to possible redemption	$(4,110,380)

Initial classification of warrant liabilities	$28,127,146

Deferred underwriters’ discount payable charged to additional paid-in capital	$10,500,000

See accompanying notes to the financial statements.

FOREST ROAD ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Note 1 — Organization and Business Operations

Organization and General

Forest Road Acquisition Corp. (the “Company”) was incorporated in Delaware on September 24, 2020. The Company was formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is not limited to a specific industry or sector for purposes of consummating a Business Combination; however, the Company intends to concentrate its efforts on identifying businesses in the technology, media and telecommunications industry. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2020, the Company had not yet commenced any operations. All activity through December 31, 2020, relates to the Company’s formation and the initial public offering (“IPO”) described below. The Company will not generate any operating revenues until after the completion of its initial business combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the IPO.

The Company’s sponsor is Forest Road Acquisition Sponsor LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s IPO was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on November 24, 2020 (the “Effective Date”). On November 30, 2020, the Company consummated the IPO of 30,000,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), including the issuance of 3,900,000 Units as a result of the underwriters’ partial exercise of their over-allotment option. Each Unit consists of one share of Class A common stock, $0.0001 par value, and one-third of one redeemable warrant entitling its holder to purchase one share of Class A common stock at a price of $11.50 per share. The Units were sold at an offering price of $10.00 per Unit, generating gross proceeds of $300,000,000 (Note 4).

Simultaneously with the closing of the IPO, the Company consummated the private placement (“Private Placement”) with the Sponsor of an aggregate of 5,333,333 warrants (“Private Placement Warrants”) to purchase Class A common stock, each at a price of $1.50 per Private Placement Warrant, generating total proceeds of $8,000,000 (Note 5).

Transaction costs amounted to $16,979,438, consisting of $6,000,000 of underwriting discount, $10,500,000 of deferred underwriters’ fee and $479,438 of other offering costs.

Trust Account

Following the closing of the IPO on November 30, 2020, an amount of $300,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the IPO and the sale of the Private Placement Warrants was placed in a trust account (“Trust Account”) which was invested in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act, which invest only in direct U.S. government treasury obligations, until the earlier of (a) the completion of the Company’s initial Business Combination, (b) the redemption of any public shares properly submitted in connection with a shareholder vote to amend the Company’s certificate of incorporation, or (c) the redemption of the Company’s public shares if the Company is unable to complete the initial Business Combination within 24 months from the closing of the IPO, or November 30, 2022 (the “Combination Period).

FOREST ROAD ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Initial Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete a Business Combination with one or more operating businesses or assets that together have an aggregate fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting commissions) at the time of the Company’s signing a definitive agreement in connection with its initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires an interest in the target business or assets sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will only proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 either prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by applicable law or stock exchange rules and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the SEC and file tender offer documents with the SEC prior to completing a Business Combination.

If, however, stockholder approval of the transaction is required by applicable law or stock exchange rules, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 6), and any Public Shares purchased during or after the IPO in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or do not vote at all.

Notwithstanding the above, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company. The Sponsor has agreed (a) to waive its redemption rights with respect to its Founder Shares and

FOREST ROAD ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to stockholders’ rights (including redemption rights) or pre-initial business combination activity, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period. The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares in or after the IPO, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period.

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.00 per Public Share and (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity

As of December 31, 2020, the Company had cash outside the Trust Account of $1,183,830 available for working capital needs. All remaining cash held in the Trust Account is generally unavailable for the Company’s use, prior to an initial Business Combination, and is restricted for use either in a Business Combination or to redeem common stock. As of December 31, 2020, none of the amount in the Trust Account was available to be withdrawn as described above.

Through December 31, 2020, the Company’s liquidity needs were satisfied through receipt of $25,000 from the sale of the founder shares, advances from the Sponsor in an aggregate amount of $141,881 and the remaining net proceeds from the IPO and the sale of Private Placement Warrants.

The Company anticipates that the $1,183,830 outside of the Trust Account as of December 31, 2020 will be sufficient to allow the Company to operate for at least the next 12 months from the issuance of the financial statements, assuming that a Business Combination is not consummated during that time. Until consummation of its Business Combination, the Company will be using the funds not held in the Trust Account, and any additional

FOREST ROAD ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Working Capital Loans (as defined in Note 6) from the initial stockholders, the Company’s officers and directors, or their respective affiliates (which is described in Note 6), for identifying and evaluating prospective acquisition candidates, performing business due diligence on prospective target businesses, traveling to and from the offices, plants or similar locations of prospective target businesses, reviewing corporate documents and material agreements of prospective target businesses, selecting the target business to acquire and structuring, negotiating and consummating the Business Combination.

The Company does not believe it will need to raise additional funds in order to meet the expenditures required for operating its business. However, if the Company’s estimates of the costs of undertaking in-depth due diligence and negotiating business combination is less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to the business combination. Moreover, the Company will need to raise additional capital through loans from its Sponsor, officers, directors, or third parties. None of the Sponsor, officers or directors is under any obligation to advance funds to, or to invest in, the Company. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of its business plan, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.

Risks and Uncertainties

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus (the “COVID-19 outbreak”). In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. The full impact of the COVID-19 outbreak continues to evolve. The impact of the COVID-19 outbreak on the Company’s financial position will depend on future developments, including the duration and spread of the outbreak and related advisories and restrictions. These developments and the impact of the COVID-19 outbreak on the financial markets and the overall economy are highly uncertain and cannot be predicted. If the financial markets and/or the overall economy are impacted for an extended period, the Company’s financial position may be materially adversely affected. Additionally, the Company’s ability to complete an initial Business Combination may be materially adversely affected due to significant governmental measures being implemented to contain the COVID-19 outbreak or treat its impact, including travel restrictions, the shutdown of businesses and quarantines, among others, which may limit the Company’s ability to have meetings with potential investors or affect the ability of a potential target company’s personnel, vendors and service providers to negotiate and consummate an initial Business Combination in a timely manner. The Company’s ability to consummate an initial business combination may also be dependent on the ability to raise additional equity and debt financing, which may be impacted by the COVID-19 outbreak and the resulting market downturn.

Note 2 — Restatement of Previously Issued Financial Statements

The Company previously accounted for its outstanding warrants as components of equity instead of as derivative liabilities. The warrant agreement governing the warrants includes a provision that provides for potential changes to the settlement amounts dependent upon the characteristics of the holder of the warrant.

Upon review of the “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (SPACs)” promulgated by the SEC on April 12, 2021, the Company’s management further evaluated the warrants under Accounting Standards Codification (“ASC”) Subtopic 815-40, Contracts in Entity’s Own Equity. ASC Section 815-40-15 addresses equity versus liability treatment and classification of equity-linked financial instruments, including warrants, and states that a warrant may be classified as a component of equity only if, among other things, the warrant is indexed to the issuer’s common

FOREST ROAD ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

stock. Under ASC Section 815-40-15, a warrant is not indexed to the issuer’s common stock if the terms of the warrant require an adjustment to the exercise price upon a specified event and that event is not an input to the fair value of the warrant. An instrument would be considered indexed to an entity’s own stock if its settlement amount were equal to the difference between the fair value of a fixed number of the entity’s equity shares and a fixed monetary amount or an instrument that includes variables that would be inputs to the fair value of a fixed-for-fixed forward or option on equity shares. Based on management’s evaluation, the Company’s audit committee, in consultation with management, concluded that the Company’s warrants are not indexed to the Company’s common stock in the manner contemplated by ASC Section 815-40-15 because the holder of the instrument is not an input into the pricing of a fixed-for-fixed option on equity shares.

As a result of the above, the Company is reclassifying the warrants as derivative liabilities in its previously issued financial statements. Under this accounting treatment, the Company is required to measure the fair value of the warrants at the end of each reporting period and recognize changes in the fair value from the prior period in the Company’s operating results for the current period.

The Company’s accounting for the warrants as components of equity instead of as derivative liabilities did not have any effect on the Company’s previously reported operating expenses, cash flows or cash.

	As Previously Reported	Adjustments	As Restated
Balance sheet as of November 30, 2020 (audited)
Warrant Liabilities	$—	$28,127,146	$28,127,146
Class A Common Stock Subject to Possible Redemption	286,016,268	(28,127,148)	257,889,120
Class A Common Stock	140	281	421
Additional Paid-in Capital	5,028,404	3,776,890	8,805,294
Accumulated Deficit	(29,293)	(3,777,169)	(3,806,462)
Stockholders’ Equity	5,000,001	2	5,000,003
Balance sheet as of December 31, 2020 (audited)
Warrant Liabilities	$—	$31,735,421	$31,735,421
Class A Common Stock Subject to Possible Redemption	285,514,160	(31,735,420)	253,778,740
Class A Common Stock	145	317	462
Additional Paid-in Capital	5,530,507	7,385,127	12,915,634
Accumulated Deficit	(531,394)	(7,385,445)	(7,916,839)
Stockholders’ Equity	5,000,008	(1)	5,000,007
Period from September 24, 2020 (inception) to December 31, 2020 (audited)
Formation and operating costs	$—	$(2,796,275)	$(2,796,275)
Change in fair value of warrant liabilities	—	(3,608,275)	(3,608,275)
Offering cost associated with warrants recorded as liabilities	—	(980,895)	(980,895)
Net loss	(531,394)	(7,385,445)	(7,916,839)
Basic and diluted net loss per share, Class B	(0.08)	(1.07)	(1.15)

FOREST ROAD ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Note 3 — Significant Accounting Policies

Basis of Presentation

The accompanying financial statements of the Company is presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). In the opinion of management, all adjustments (consisting of normal recurring adjustments) have been made that are necessary to present fairly the financial position, and the results of its operations and its cash flows.

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents.

Marketable Securities Held in Trust Account

At December 31, 2020, the assets held in the Trust Account were money market funds. During the period September 24, 2020 (inception) to December 31, 2020, the Company did not withdraw any of interest income from the Trust Account to pay its tax obligations.

FOREST ROAD ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. At December 31, 2020, the Company has not experienced losses on this account and management believes the Company is not exposed to significant risk on such accounts.

Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A common stock subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of December 31, 2020, 25,377,874 shares of Class A common stock subject to possible redemption are presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

Net Income (loss) per Common Stock

Net income (loss) per share of common stock is computed by dividing net income (loss) by the weighted average number of common stock outstanding for the period. The Company has not considered the effect of warrants sold in the IPO and private placement to purchase 15,333,333 shares of Class A common stock in the calculation of diluted income (loss) per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.

The Company complies with accounting and disclosure requirements ASC Topic 260, “Earnings Per Share.” The Company’s statements of operations include a presentation of income (loss) per share for common stock subject to possible redemption in a manner similar to the two-class method of income (loss) per share. Net income per share of common stock, basic and diluted for Class A redeemable common stock is calculated by dividing the interest income earned on the Trust Account (totaling $0 for the period September 24, 2020 (Inception) through December 31, 2020) by the weighted average number of Class A redeemable common stock outstanding since original issuance. Net loss per share of common stock, basic and diluted for Class B non-redeemable common stock is calculated by dividing the net income, adjusted for income attributable to Class A redeemable common stock, by the weighted average number of Class B non-redeemable common stock outstanding for the period. Class B non-redeemable common stock includes the Founder Shares as these shares do not have any redemption features and do not participate in the income earned on the Trust Account. The Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the period presented.

Warrant liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is reassessed at the end of each reporting period.

FOREST ROAD ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

The Company accounts for its 15,333,333 common stock warrants issued in connection with its IPO (10,000,000) and Private Placement (5,333,333) as derivative warrant liabilities in accordance with ASC 815-40. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to remeasurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The fair value of warrants issued by the Company in connection with the IPO and Private Placement has been estimated using Monte-Carlo simulations at each measurement date.

The following table reflects the calculation of basic and diluted net income (loss) per share of common stock (in dollars, except per share amounts):

For the period From September 24, 2020 (Inception) through December 31, 2020
Redeemable Class A common stock
Numerator: Earnings allocable to Redeemable Class A common stock
Interest income	$—

Net earnings	$—

Denominator: Weighted average redeemable Class A common stock
Redeemable Class A common stock, basic and diluted	30,000,000
Earnings/basic and diluted redeemable Class A common stock	$0.00

Non-redeemable Class B common stock
Numerator: Net income minus redeemable net earnings
Net income (loss)	$(7,196,839)

Redeemable net earnings	—
Non-redeemable net loss	$(7,196,839)

Denominator: weighted average non-redeemable Class B common stock
Non-redeemable Class B common stock, basic and diluted	6,856,915
Loss/ Basic and diluted non-redeemable common stock	$(1.15)

Offering Costs associated with the Initial Public Offering

Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the Public Offering. Offering costs were allocated on a relative fair value basis between stockholders’ equity and expense. The portion of offering costs allocated to the public warrants has been charged to expense. The portion of offering costs allocated to the public shares has been charged to stockholders’ equity. On December 31, 2020, offering costs totaled $16,979,438 (consisting of $6,000,000 of underwriting

FOREST ROAD ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

fees, $10,500,000 of deferred underwriting fees and $479,438 of other offering costs), of which $980,895 was charged to expense and $15,998,543 was charged to stockholders’ equity.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the Financial Accounting Standards Board (“FASB”) ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Recent Accounting Standards

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

Note 4 — Initial Public Offering

On November 30, 2020, the Company sold 30,000,000 Units at a price of $10.00 per Unit, including the issuance of 3,900,000 Units as a result of the underwriters’ partial exercise of their over-allotment option. Each Unit consists of one share of Class A common stock, par value $0.0001 per share and one-third of one redeemable warrant (each, a “Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 8).

Note 5 — Private Placement

Simultaneously with the closing of the IPO, the Sponsor purchased an aggregate of 5,333,333 Private Placement Warrants, at a price of $1.50 per unit, for an aggregate purchase price of $8,000,000. A portion of the proceeds from the Private Placement Warrants was added to the net proceeds from the IPO held in the Trust Account. Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at $11.50 per share. A portion of the proceeds from the Private Placement Warrants will be added to the proceeds from the IPO

FOREST ROAD ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Warrants will expire worthless.

Note 6 — Related Party Transactions

Founder Shares

On September 29, 2020, the Sponsor paid $25,000 to cover certain offering costs of the Company in consideration of 7,187,500 shares of the Company’s Class B common stock (the “Founder Shares”). The Founder Shares included an aggregate of up to 937,500 shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment option was not exercised in full. On November 24, 2020, as part of an upsizing of the IPO, the Sponsor was issued an additional 316,250 Founder Shares by the Company, resulting in a increase in the total number of shares of Class B common stock outstanding from 7,187,500 to 7,503,750 (of which 978,750 were subject to surrender for no consideration depending on the extent to which the underwriters exercised their over-allotment option). On November 30, 2020, the underwriters partially exercised their over-allotment option and forfeited the remaining over-allotment option, hence, 975,000 Founder Shares were no longer subject to forfeiture and 3,750 Founder Shares were forfeited, resulting in an aggregate of 7,500,000 Founder Shares outstanding at December 31, 2020.

Promissory Note — Related Party

The Sponsor had agreed to loan the Company an aggregate of up to $300,000 to be used for the payment of costs related to the IPO. The promissory note was non-interest bearing, unsecured and was due on the earlier of June 30, 2021 and the closing of the IPO. The Company had $141,881 in borrowings outstanding under the promissory note, which was repaid in full out of the offering proceeds not held in the Trust Account.

Administrative Service Fee

The Company has agreed, commencing on the effective date of the IPO through the earlier of the Company’s consummation of a Business Combination or its liquidation, to pay an affiliate of the Sponsor a monthly fee of $10,000 for office space, administrative and support services. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the period September 24, 2020 (inception) through December 31, 2020, the Company has paid $10,000 of administrative fees.

Related Party Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor may, but is not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans, other than the interest on such proceeds that may be released for working capital purposes. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest,

FOREST ROAD ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. As of December 31, 2020, no Working Capital Loans were outstanding.

Note 7 — Commitments & Contingencies

Registration Rights

The holders of the Founder Shares, Private Placement Warrants, and warrants that may be issued upon conversion of Working Capital Loans (and any shares of common stock issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights pursuant to a registration rights agreement signed on the effective date of the IPO requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to shares of Class A common stock). The holders of these securities will be entitled to make up to three demands, excluding short-form registration demands, that the Company register such securities. In addition, the holders will have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriters Agreement

On November 30, 2020, the underwriters were paid a cash underwriting fee of 2% of the gross proceeds of the IPO, totaling $6,000,000.

In addition, $0.35 per unit, or approximately $10,500,000 in the aggregate, will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Note 8 — Warrants

Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 12 months from the closing of the IPO and (b) 30 days after the completion of a Business Combination. The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue any shares of Class A common stock upon exercise of a warrant unless the share of Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, it will use its best efforts to file with the SEC a registration statement registering the registration, under the Securities Act, of the Class A common stock issuable upon exercise of the warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such

FOREST ROAD ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its best efforts to qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of warrants for cash. Once the warrants become exercisable, the Company may call the warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the closing price of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like and for certain issuances of Class A common stock and equity-linked securities for capital raising purposes in connection with the closing of our initial business combination) for any 20 trading days within a 30-trading day period ending three business days before we send to the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, it may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the Company has not completed the initial Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 9 — Stockholder’s Equity

Preferred Stock — The Company is authorized to issue a total of 1,000,000 shares of preferred stock at par value of $0.0001 each. At December 31, 2020, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue a total of 300,000,000 shares of Class A common stock at par value of $0.0001 each. At December 31, 2020, there were 4,622,126 shares issued and outstanding (excluding 25,377,874 shares subject to possible redemption)

Class B Common Stock — The Company is authorized to issue a total of 20,000,000 shares of Class B common stock at par value of $0.0001 each. At December 31, 2020, there were 7,500,000 shares of Class B common stock issued or outstanding.

Holders of Class A common stock and Class B common stock will vote together as a single class on all matters submitted to a vote of stockholders except as required by law. The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one

FOREST ROAD ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

basis, subject to adjustment. In the case that additional shares of Class A common stock or equity-linked securities are issued or deemed issued in connection with a Business Combination, the number of shares of Class A common stock issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the total number of shares of Class A common stock outstanding after such conversion (after giving effect to any redemptions of shares of Class A common stock by public stockholders), including the total number of shares of Class A common stock issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination, excluding any shares of Class A common stock or equity-linked securities or rights exercisable for or convertible into shares of Class A common stock issued, or to be issued, to any seller in a Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans, provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

NOTE 10 — Income Tax

The Company’s net deferred tax assets are as follows:

December 31, 2020
Deferred tax asset
Organizational costs/Start-up expenses	$100,224
Federal Net Operating loss	11,369

Total deferred tax asset	111,593
Valuation allowance	(111,593)

Deferred tax asset, net of allowance	$—

The income tax provision consists of the following:

December 31, 2020
Federal
Current	$—
Deferred	(111,593)
State
Current	—
Deferred	—
Change in valuation allowance	(111,593)

Income tax provision	$—

The Company’s net operating loss carryforward as of December 31, 2020 amounted to $54,139 which was available to offset future taxable income.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this

FOREST ROAD ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the period from September 24, 2020 (inception) through December 31, 2020, the change in the valuation allowance was $111,593.

A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2020 is as follows:

Statutory federal income tax rate	21.0%
State taxes, net of federal tax benefit	0.0%
Permanent Book/Tax Differences	-19.6%
Change in valuation allowance	-1.4%

Income tax provision	—%

The Company files income tax returns in the U.S. federal jurisdiction in various state and local jurisdictions and is subject to examination by the various taxing authorities, since inception.

Note 11 — Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1 - defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•

Level 2 - defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3 - defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

At December 31, 2020, assets held in the Trust Account were comprised of $300,000,000 in money market funds. During the year ended December 31, 2020, the Company did not withdraw any interest income from the Trust Account.

At December 31, 2020, there were 10,000,000 Public Warrants and 5,333,333 Private Placement Warrants outstanding.

FOREST ROAD ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2020 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

	December 31, 2020	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Description
Assets:
Money Market Funds held in Trust Account	$300,000,000	$300,000,000	$—	$—

Liabilities:
Warrant Liability – Public Warrants	$19,522,653	$—	$—	$19,522,653

Warrant Liability – Private Warrants	$12,212,768	$—	$—	$12,212,768

The Company utilizes a Monte Carlo simulation model to value the warrants at each reporting period, with changes in fair value recognized in the statement of operations. The estimated fair value of the warrant liability is determined using Level 3 inputs. Inherent in a binomial options pricing model are assumptions related to expected share-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock based on historical volatility that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero. However, inherent uncertainties are involved. If factors or assumptions change, the estimated fair values could be materially different.

The aforementioned warrant liabilities are not subject to qualified hedge accounting.

There were no transfers between Levels 1, 2 or 3 during the year ended December 31, 2020.

The following table provides quantitative information regarding Level 3 fair value measurements:

	At November 30, 2020 (Initial Measurement)	As of December 31, 2020
Stock price	$10.18	$10.50
Strike price	$11.50	$11.50
Term (in years)	5.0	5.0
Volatility	28.9%	31.3%
Risk-free rate	0.45%	0.44%
Dividend yield	0.0%	0.0%
Probability of completing a Business Combination	85.0%	90.0%

FOREST ROAD ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

The following table presents the changes in the fair value of warrant liabilities:

	Private Placement	Public	Warrant Liabilities
Fair value as of September 24, 2020 (inception)	$—	$—	$—
Initial measurement on November 30, 2020	10,796,275	17,330,871	28,127,146
Change in fair value recognized in earnings	1,416,493	2,191,782	3,608,275
Fair value as of December 31, 2020	$12,212,768	$19,522,653	$31,735,421

Level 3 financial liabilities consist of the Public Warrant and Private Placement Warrant liability for which there is no current market for these securities such that the determination of fair value requires significant judgment or estimation. Changes in fair value measurements categorized within Level 3 of the fair value hierarchy are analyzed each period based on changes in estimates or assumptions and recorded as appropriate.

Note 12 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than as described below and in Note 2, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

Merger Agreement

On February 9, 2021, Forest Road entered into an Agreement and Plan of Merger (the “Merger Agreement”) with BB Merger Sub, LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of Forest Road (“Beachbody Merger Sub”), MFH Merger Sub, LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of Forest Road (“Myx Merger Sub”), The Beachbody Company Group, LLC, a Delaware limited liability company (“Beachbody”), and Myx Fitness Holdings, LLC, a Delaware limited liability company (“Myx”).

Subscription Agreements

On February 9, 2021, Forest Road and certain investors entered into subscription agreements (the “Subscription Agreements”) pursuant to which such investors have agreed to purchase in connection with the Closing an aggregate of 22.5 million shares of Class A common stock for a purchase price of $10.00 per share, for an aggregate purchase price of $225 million (together, the “PIPE Investment”). The obligations of each party to consummate the PIPE Investment are conditioned upon, among other things, customary closing conditions and the consummation of the transactions contemplated by the Merger Agreement.

The Company evaluated subsequent events and transactions that occurred after the balance sheet date through the date that the financial statements were issued. Based upon this review, other than as described above, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

The Beachbody Company Group, LLC

Index to Unaudited Condensed Consolidated Financial Statements

March 31, 2021 and 2020

The Beachbody Company Group, LLC

Unaudited Condensed Consolidated Balance Sheets

(in thousands)	As of March 31, 2021	As of December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$47,649	$56,827
Accounts receivable, net	3,338	855
Inventory, net	65,653	65,354
Prepaid expenses	10,789	8,650
Other current assets	49,395	37,364

Total current assets	176,824	169,050

Property and equipment, net	81,905	80,169
Content assets, net	24,046	19,437
Intangible assets, net	19,540	21,120
Goodwill	18,981	18,981
Right-of-use assets, net	31,380	33,272
Other assets	18,634	14,224

Total assets	$371,310	$356,253

Liabilities, Mezzanine Equity and Members’ Equity (Deficit)
Current liabilities:
Accounts payable	$34,939	$28,981
Accrued expenses	87,929	79,955
Deferred revenue	106,897	97,504
Current portion of lease liabilities	9,929	10,371
Other current liabilities	3,024	3,106

Total current liabilities	242,718	219,917
Long-term debt	20,000	—
Long-term lease liabilities, net	29,128	31,252
Deferred tax liabilities	3,216	3,729
Other liabilities	4,375	2,097

Total liabilities	299,437	256,995

Commitments and contingencies (Note 12)

Mezzanine equity:
Redeemable convertible Series A preferred units	98,110	98,110
Members’ equity (deficit):
Common units	584	(1,989)
Accumulated other comprehensive loss	(102)	(202)
Retained earnings (accumulated deficit)	(26,719)	3,339

Total members’ equity (deficit)	(26,237)	1,148

Total liabilities, mezzanine equity and members’ equity (deficit)	$371,310	$356,253

See accompanying notes to unaudited condensed consolidated financial statements.

The Beachbody Company Group, LLC

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except for unit data)	Three Months Ended March 31,
	2021	2020
Revenue:
Digital	$95,150	$62,525
Nutrition and other	131,069	106,811

Total revenue	226,219	169,336

Cost of revenue:
Digital	11,122	8,372
Nutrition and other	56,995	40,475

Total cost of revenue	68,117	48,847

Gross profit	158,102	120,489

Operating expenses:
Selling and marketing	144,696	94,226
Technology and development	27,089	21,333
General and administrative	17,946	15,184

Total operating expenses	189,731	130,743

Operating loss	(31,629)	(10,254)

Interest expense	(123)	(95)

Other income, net	1,299	408

Loss before income taxes	(30,453)	(9,941)

Income tax benefit	395	1,613

Net loss	(30,058)	(8,328)

Distribution and cumulative preferred return to Redeemable convertible Series A preferred unit members	—	—

Net loss available to common unit members	$(30,058)	$(8,328)

Net loss per common unit, basic	$(0.48)	$(0.14)

Net loss per common unit, diluted	$(0.48)	$(0.14)

Weighted-average common units outstanding, basic	62,263,439	60,813,902

Weighted-average common units outstanding, diluted	62,263,439	60,813,902

See accompanying notes to unaudited condensed consolidated financial statements.

The Beachbody Company Group, LLC

Unaudited Condensed Consolidated Statements of Comprehensive Loss

(in thousands)	Three Months Ended March 31,
	2021	2020
Net loss	$(30,058)	$(8,328)
Other comprehensive income:
Change in fair value of derivative financial instruments, net of tax	(109)	410
Reclassification of losses on derivative financial instruments included in net loss	167	26
Foreign currency translation adjustment	42	(376)

Total other comprehensive income	100	60

Total comprehensive loss	$(29,958)	$(8,268)

See accompanying notes to unaudited condensed consolidated financial statements.

The Beachbody Company Group, LLC

Unaudited Condensed Consolidated Statements of Mezzanine Equity and Members’ Equity (Deficit)

(in thousands)	Redeemable Convertible Series A Preferred Units	Common Units	Accumulated Other Comprehensive Income (Loss)	Retained Earnings (Accumulated (Deficit)	Total Members’ Equity (Deficit)
Balances at December 31, 2019	$98,245	$(35,626)	$12	$24,771	$(10,843)
Net loss	—	—	—	(8,328)	(8,328)
Other comprehensive income	—	—	60	—	60
Equity-based compensation	—	895	—	—	895

Balances at March 31, 2020	$98,245	$(34,731)	$72	$16,443	$(18,216)

Balances at December 31, 2020	$98,110	$(1,989)	$(202)	$3,339	$1,148
Net loss	—	—	—	(30,058)	(30,058)
Other comprehensive income	—	—	100	—	100
Equity-based compensation	—	2,573	—	—	2,573

Balances at March 31, 2021	$98,110	$584	$(102)	$(26,719)	$(26,237)

See accompanying notes to unaudited condensed consolidated financial statements.

The Beachbody Company Group, LLC

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)	Three Months Ended March 31,
	2021	2020
Cash flows from operating activities:
Net loss	$(30,058)	$(8,328)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization expense	13,726	10,144
Allowance for doubtful accounts	—	32
Equity-based compensation	2,573	895
Amortization of content assets	2,817	1,481
Deferred income taxes	(528)	(1,482)
Unrealized gain (loss) on derivative financial instruments	75	580
Gain on investment in convertible instrument	(1,379)	—
Provision for excess and obsolete inventory	2,040	394
Changes in operating assets and liabilities:
Accounts receivable	(2,481)	(962)
Inventory	(2,321)	(1,827)
Content assets	(7,425)	(4,425)
Prepaid expenses	(2,139)	4,828
Other assets	(5,903)	(5,500)
Accounts payable	7,137	(5,700)
Accrued expenses	6,136	6,201
Reserve for returns	(88)	459
Deferred revenue	9,224	15,167
Other liabilities	(286)	(2,570)

Net cash provided by (used in) operating activities	(8,880)	9,387

Cash flows from investing activities:
Purchase of property and equipment	(13,299)	(10,114)
Investment in convertible instrument	(5,000)	—

Cash used in investing activities	(18,299)	(10,114)

Cash flows from financing activities:
Borrowings under Credit Facility	20,000	32,000
Deferred financing costs	(2,242)	—

Net cash provided by financing activities	17,758	32,000

Effect of exchange rates on cash	243	(740)
Net increase (decrease) in cash and cash equivalents	(9,178)	30,533
Cash and cash equivalents, beginning of period	56,827	41,564

Cash and cash equivalents, end of period	$47,649	$72,097

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$58	$15
Cash paid during the period for income taxes, net	$16	$26

Supplemental disclosure of noncash investing activities:
Property and equipment acquired but not yet paid for	$6,196	$3,659
Supplemental disclosure of noncash financing activities:
Deferred financing costs, accrued but not paid	$3,812	$—

See accompanying notes to unaudited condensed consolidated financial statements.

The Beachbody Company Group, LLC

Notes to Unaudited Condensed Consolidated Financial Statements

1.	Organization, Business and Summary of Accounting Policies

Organization and Description of Business

Beachbody, LLC (“Beachbody”), a Delaware limited liability company, was founded in 1998 and is a leading innovator of health, home fitness, nutrition, and weight-loss programs. Beachbody is focused on digital platform development, fitness content and brand creation, and proprietary nutritional product formulation across two brands: Beachbody and Openfit. The Beachbody On Demand streaming service with workouts from Beachbody’s programs such as P90X, Insanity, and 21 Day Fix, and Openfit, that includes live trainer-led workouts and personalized nutrition, are each available as an app on iOS and Android mobile devices; a streaming channel on OTT devices such as Apple TV, Roku, Amazon Fire, and Chromecast; and online. Beachbody’s revenue is primarily generated through a network of independent distributors (“Coaches” or “micro influencers”), internet marketing channels, and direct response advertising. Beachbody markets and sells its products primarily in the United States, United Kingdom, and Canada, and approximately 35% of the Beachbody’s revenues are attributable to Shakeology, Beachbody’s premium nutritional shake.

In August 2020, The Beachbody Company Group, LLC, a Delaware limited liability company, (“Beachbody Group”) was formed with Beachbody Holdings, Inc. (“Holdings”) as its sole member. In September 2020, in connection with the Ladder acquisition, described below, all outstanding units of Beachbody were exchanged for Beachbody Group units with Beachbody being the surviving entity and a direct subsidiary of Beachbody Group. The exchange of Beachbody units for Beachbody Group units was accounted for as a change in reporting entity with the historical financial statements of Beachbody presented prior to the exchange. Collectively, Beachbody and Beachbody Group are referred to as the “Company”.

In September 2020, the Company acquired Ladder, LLC (“Ladder”), a Delaware limited liability company. The aggregate consideration for Ladder was approximately $27.8 million, which consisted of the issuance of approximately 1.4 million common units based on the fair value of common units of $19.24 per unit.

On December 28, 2020, the Company and Holdings entered into an Agreement and Plan of Merger (the “Agreement”) whereby Holdings merged with the Company, and following the merger, members of Holdings became direct members of the Company, Holdings ceased to exist, and the Company became the surviving entity, (the “Holdings Downstream Merger”). Prior to the Holdings Downstream Merger, Holdings had de minimis operations, and held approximately 96% of the common units of the Company. The transfer of the equity interest was between entities under common control and was recorded at their carrying amounts on a prospective basis. In connection with the Holdings Downstream Merger, the Company exchanged the shares held by Holdings and issued shares to the underlying Holdings shareholders at a conversion rate of 1.0900214 (the “Exchange Ratio”). Common units and net loss per common unit prior to the Holdings Downstream Merger have been retroactively restated to reflect the Exchange Ratio.

As of March 31, 2021, RPIII Rainsanity LP (“Raine”) and its co-investors owned approximately 16%, and all other investors owned approximately 84% of the membership interests in the Company.

The members’ personal liability for the obligations or debts of the Company is limited. The Company’s operating agreement calls for the Company to be dissolved and terminated upon the earliest occurrence of the following events: bankruptcy of the Company, decision by a majority of both the common and Redeemable Convertible Series A Preferred Unit (“Preferred Unit”) holders to dissolve the Company, or the date the Company may otherwise be dissolved by operation of law or judicial decree.

The Beachbody Company Group, LLC

Notes to Unaudited Condensed Consolidated Financial Statements

Pending Business Combination

On February 9, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Forest Road Acquisition Corp, a special purpose acquisition company (“Forest Road”), BB Merger Sub, LLC, (“BB Merger Sub”), MFH Merger Sub, LLC (“Myx Merger Sub”), and Myx Fitness Holdings, LLC (“Myx”), pursuant to which, and subject to the approval of Forest Road’s shareholders, (1) BB Merger Sub will merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of Forest Road (the “Surviving Beachbody Entity”); (2) Myx Merger Sub will merge with and into Myx, with Myx surviving as a wholly-owned subsidiary of Forest Road; and (3) the Surviving Beachbody Entity will merge with and into Forest Road, with Forest Road surviving such merger (the “Surviving Company”, and such mergers the “Business Combination”). Upon consummation of the Business Combination all of the Company’s and Myx’s outstanding equity interests will be converted into the right to receive equity interests in the Surviving Company, except that certain Myx equity interests will be exchanged for cash consideration and will be cancelled pursuant to the terms of and subject to the adjustments set forth in the Merger Agreement. As the Business Combination has not consummated as of March 31, 2021, there is no impact of the operations of Forest Road or Myx in the financial statements of the Company.

Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The Company prepares its consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) as determined by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) and pursuant to the regulations of the U.S. Securities and Exchange Commission (“SEC”). The consolidated financial statements include the accounts of the Company and its controlled subsidiaries. All intercompany transactions and balances have been eliminated.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Significant estimates include, but are not limited to, the valuation of acquired intangible assets, revenue arrangements with multiple performance obligations, equity-based compensation, amortization of content assets, impairment of goodwill, and the useful lives and recoverability of long-lived assets. The Company bases these estimates on historical experience and on various other assumptions that it believes are reasonable under the circumstances, the results of which form the basis for making judgements about the carrying amounts of assets and liabilities. Actual results could differ from those estimates.

Unaudited Interim Condensed Financial Statements

The unaudited interim condensed consolidated financial statements have been prepared on the same basis as the audited annual consolidated financial statements and, in the opinion of management, include all adjustments consisting of only normal recurring adjustments necessary for the fair statement of the Company’s financial position as of March 31, 2021 and its results of operations and cash flows for the three months ended March 31, 2021 and 2020. The financial data and other financial information disclosed in the notes to these condensed consolidated financial statements related to the three-month periods are also unaudited. The results of operations for the three months ended March 31, 2021 are not necessarily indicative of the results expected for the full fiscal year or any other period.

The Beachbody Company Group, LLC

Notes to Unaudited Condensed Consolidated Financial Statements

These unaudited interim condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and the related notes included in the Company’s annual financial statements as of and for the fiscal year ended December 31, 2020.

Fair Value Option

The guidance in ASC 825, Financial Instruments, provides a fair value option election that allows entities to make an irrevocable election of fair value as the initial and subsequent measurement attribute for certain eligible financial assets and liabilities. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. The decision to elect the fair value option is determined on an instrument-by-instrument basis, must be applied to an entire instrument, and is irrevocable once elected. The Company elected to measure the investment in the convertible instruments from Myx using the fair value option at each reporting date. Assets and liabilities measured at fair value pursuant to this guidance are required to be reported separately in the consolidated balance sheets or the footnotes from those instruments using another measurement method.

For assets and liabilities that are measured using quoted prices in active markets for identical assets or liabilities, the total fair value is the published market price per unit multiplied by the number of units held without consideration of transaction costs (Level 1). Assets and liabilities that are measured using significant other observable inputs are valued by reference to similar assets or liabilities, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data (Level 2). For all remaining assets and liabilities for which there are no significant observable inputs, fair value is derived using an assessment of various discount rates, default risk, credit quality, and the overall capital market liquidity (Level 3). These valuations require significant judgment.

Fair values of cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses approximate the recorded value due to the short period of time to maturity. The fair value of derivative instruments is based on Level 2 inputs such as observable forward rates, spot rates, and foreign currency exchange rates. The Company’s investment in the convertible instrument is classified within Level 3 of the fair value hierarchy because its fair value is based on significant inputs that are unobservable in the market. The fair value of goodwill and intangible assets is based on a valuation performed by a third- party using Level 3 inputs.

Accounts Receivable, Net

The Company provides credit in the normal course of business to its customers. Accounts receivable consist primarily of credit card receivables arising from the sale of products to customers on an installment basis, which generally have payment terms ranging from one to three months. Receivables are individually insignificant and are due from a large number of geographically dispersed customers. Accounts receivable is reported net of allowances for doubtful accounts which were approximately zero as of March 31, 2021 and December 31, 2020. The allowance for doubtful accounts is evaluated and adjusted to reflect the Company’s expected credit losses based on collection history and an analysis of the accounts receivable aging. The change in the allowance for doubtful accounts during the three months ended March 31, 2021 and 2020 is as follows (in thousands):

	March 31,
	2021	2020
Balance, beginning of period	$(16)	$(69)
Charges	—	(32)
Write-offs	—	46

Balance, end of period	$(16)	$(55)

The Beachbody Company Group, LLC

Notes to Unaudited Condensed Consolidated Financial Statements

Business Combinations

The Company accounts for business combinations under the acquisition method of accounting. The cost of an acquired company is assigned to the tangible and identifiable assets purchased and the liabilities assumed on the basis of their fair values at the date of acquisition. Any excess of the purchase price over the fair value of tangible and intangible assets acquired is assigned to goodwill. The transaction costs associated with business combinations are expensed as they are incurred.

Investment in Convertible Instrument

In December 2020, the Company purchased a $10.0 million convertible instrument from Myx. The convertible instrument matures 18 months from issuance and bears interest of 11% per annum. The principal and accrued interest on the convertible instrument will automatically convert into preferred shares upon the closing by Myx of a convertible preferred equity financing with gross proceeds of at least $35.0 million (a “Qualified Financing”). The principal and accrued interest will be automatically converted into fully paid and non-assessable units of the preferred securities issued in such Qualified Financing at a conversion price equal to 85% of the lowest price per unit paid in cash by investors in such Qualified Financing. In March 2021, the Company increased the principal of the convertible instrument from Myx from $10.0 million to $15.0 million.

Upon a change in control involving the Company and a special purpose acquisition company, immediately prior to the change in control transaction, the principal and accrued interest will be automatically converted into preferred equity units of Myx at a conversion price equal to 85% of the price per unit contemplated in the change of control transaction. Such preferred equity units will automatically convert into common shares of the surviving entity.

The Company has elected to measure the investment in convertible instrument from Myx using the fair value option at each reporting date. Under the fair value option, bifurcation of an embedded derivative is not necessary, and all related gains and losses on the host contract and derivative due to change in the fair value will be reflected in other income, net in the condensed consolidated statements of operations. The convertible instrument is included within other assets in the condensed consolidated balance sheets. As of March 31, 2021, the fair value of the convertible instrument investment was $16.7 million.

The Company measures its investment in convertible instrument at fair value based on significant inputs not observable in the market, which causes it to be classified as a Level 3 measurement within the fair value hierarchy. The valuation of the investment in convertible instrument uses assumptions and estimates the Company believes would be made by a market participant in making the same valuation. The Company assess these assumptions and estimates on an on-going basis as additional data impacting the assumptions and estimates are obtained.

The fair value of the investment in convertible instrument may change significantly as additional data is obtained, impacting the Company’s assumptions regarding probabilities of outcomes used to estimate the fair value of the asset. In evaluating this information, considerable judgment is required to interpret the data used to develop the assumptions and estimates. The estimates of fair value may not be indicative of the amounts that could be realized in a current market exchange. Accordingly, the use of different market assumptions and/or different valuation techniques may have a material effect on the estimated fair value amounts, and such changes could materially impact the Company’s results of operations in future periods.

The Beachbody Company Group, LLC

Notes to Unaudited Condensed Consolidated Financial Statements

The following table provides quantitative information associated with the fair value measurement of the Company’s Level 3 inputs:

	Fair Value as of March 31, 2021	Valuation Technique	Unobservable Input Description	Input
Investment in convertible instrument	$16,667	Scenario-based analysis	Probability of Change of Control	90%
			Probability of Qualified Financing	10%
			Period in which outcomes are expected to be achieved	1.19 years
			Discount rate	20%

The convertible instrument was valued using a scenario-based analysis. Two primary scenarios were considered to arrive at the valuation conclusion for the convertible instrument. The first scenario considers the probability-weighted value of conversion at the stated discount to the issue price in a change in control event. The second scenario considers the probability-weighted value of conversion at the stated discount to the issue price in a Qualified Financing event. As of the date of the investment in the convertible instrument, an implied yield was calculated such that the sum of the value of the straight debt and the value of the conversion feature was equal to the principal investment amount. The implied yield of the investment is carried forward with a market adjustment and used as the primary discount rate for subsequent valuation dates.

The significant unobservable inputs used in the fair value measurement of the Company’s investment in convertible instrument are the probabilities of Myx closing of the future qualified financing or change of control, which would trigger conversion of the convertible instruments, probabilities as to the periods in which the outcomes are expected to be achieved and discount rate. Significant changes in the probabilities of the completion of the future qualified financing or change in control would result in a significantly higher or lower fair value measurement, respectively. Significant changes in the probabilities as the period in which outcomes will be achieved would result in a significantly lower or higher fair value measurement, respectively.

The following table presents changes in the Level 3 investment in convertible investment measured at fair value for the three months ended March 31, 2021:

Balance, December 31, 2020	$10,288
Investment in convertible instrument	5,000
Change in fair value	1,379

Balance, March 31, 2021	$16,667

For the three months ended March 31, 2021, the change in the fair value of the investment in convertible instrument resulted from an adjustment to the remaining period to the expected outcome, change in discount rate, change in probability of change of control and change in probability of qualified financing. No other changes in valuation techniques occurred during the three months ended March 31, 2021.

Revenue Recognition

The Company’s primary sources of revenue are from sales of digital subscriptions and nutritional products. The Company records revenue when it fulfills its performance obligation to transfer control of the goods or services to its customer. Control of shipped items is generally transferred when the product is delivered to the customer.

The Beachbody Company Group, LLC

Notes to Unaudited Condensed Consolidated Financial Statements

The amount of revenue recognized is the consideration that the Company expects it will be entitled to receive in exchange for transferring goods or services to its customers. Control of services, which are primarily digital subscriptions, transfers over time, and as such, revenue is recognized ratably over the subscription period (up to 12 months), using a mid-month convention. The Company sells a variety of bundled products that combine digital subscriptions, nutritional products, and/or other fitness products. The Company considers these sales to be revenue arrangements with multiple performance obligations and allocates the transaction price to each performance obligation based on its relative stand-alone selling price. The Company defers revenue when it receives payments in advance of delivery of products or the performance of services.

Revenue is recorded net of expected value of returns, discounts, and credit card chargebacks, which are estimated using the Company’s historical experience. Revenue is presented net of sales taxes and value added taxes (VAT and GST/HST) collected from customers and remitted to applicable government agencies.

The Company is the principal in all its relationships where third parties may sell or distribute the Company’s goods or services. Payments made to the third parties are recorded in selling and marketing expenses within the condensed consolidated statements of operations.

Recently Adopted Accounting Pronouncements or Accounting Pronouncements Not Yet Adopted

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which removes specific exceptions to the general principles in Topic 740 in addition to simplifying other areas of Topic 740. The guidance in this update is effective for public business entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020 and is effective for all other entities for fiscal years beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022, with early adoption permitted. The Company adopted ASU 2019-12 in the first quarter of 2021 and the adoption had no material impact to the Company’s consolidated financial statements.

2.	Revenue

The Company’s revenue disaggregated by geographic region is as follows (in thousands):

	Three Months Ended March 31,
	2021	2020
United States	$202,716	$155,024
Rest of world[1]	23,503	14,312

Total revenue	$226,219	$169,336

(1)	Consists of Canada and United Kingdom. In 2021, also includes France.

Deferred Revenue

Deferred revenue is recorded for nonrefundable cash payments received for the Company’s performance obligation to transfer, or stand ready to transfer, goods or services in the future. Deferred revenue consists of subscription fees billed that have not been recognized. During the three months ended March 31, 2021 and 2020, the Company recognized $55.6 million and $38.4 million, respectively of revenue that was included in the deferred revenue balance as of December 31, 2020 and 2019, respectively.

The Beachbody Company Group, LLC

Notes to Unaudited Condensed Consolidated Financial Statements

3.	Inventory, net

Inventory, net consists of the following (in thousands):

	March 31,	December 31,
	2021	2020
Raw materials and work in process	$26,657	$26,480
Finished goods	38,996	38,874

Total inventory	$65,653	$65,354

Adjustments to reduce the carrying value of excess and obsolete inventory down to the lower of cost or net realizable value were $2.0 million and $0.4 million during the three months ended March 31, 2021 and 2020, respectively, and are included in the unaudited condensed consolidated statements of operations as a component of nutrition and other cost of revenue.

4.	Other Current Assets

Other current assets consist of the following (in thousands):

	March 31,	December 31,
	2021	2020
Deferred coach costs	$31,769	$29,967
Deposits	8,784	3,035
Other	8,842	4,362

Total other current assets	$49,395	$37,364

5.	Property and Equipment, Net

Property and equipment, net consists of the following (in thousands):

	March 31,	December 31,
	2021	2020
Computer software	$195,133	$194,314
Leasehold improvements	24,197	24,197
Computer equipment	19,437	21,172
Computer software and web development projects in-process	13,617	12,380
Furniture, fixtures and equipment	7,010	7,016

Property and equipment, gross	259,394	259,079
Less: Accumulated depreciation	(177,489)	(178,910)

Property and equipment, net	$81,905	$80,169

The Beachbody Company Group, LLC

Notes to Unaudited Condensed Consolidated Financial Statements

The Company recorded depreciation expense related to property and equipment in the following expense categories of its unaudited condensed consolidated statements of operations as follows (in thousands):

	Three Months Ended March 31,
	2021	2020
Cost of revenue	$3,738	$3,039
Selling and marketing	451	516
Technology and development	7,311	4,937
General and administrative	646	802

Total depreciation	$12,146	$9,294

6.	Content Assets, Net

Content assets, net consist of the following (in thousands):

	March 31,	December 31,
	2021	2020
Released, less amortization	$21,190	$17,306
In production	2,856	2,131

Content assets, net	$24,046	$19,437

The Company expects $12.0 million of content assets to be amortized during the next 12 months and 100% within three years. The Company recorded amortization expense of $2.8 million and $1.5 million for content assets during the three months ended March 31, 2021 and 2020, respectively.

7.	Acquisitions

Ladder

On September 18, 2020, the Company acquired Ladder, a sports nutrition company, to enhance the Openfit platform by providing premium, NSF-certified supplements developed and endorsed by elite athletes.

The Company recognized the assets and liabilities of Ladder based on its preliminary estimates of their acquisition date fair values. The purchase price allocations are subject to change as the Company continues to gather information relevant to its determination of the fair value of the assets and liabilities acquired primarily related to, but not limited to, deferred income taxes. Any adjustments to the purchase price allocations will be made as soon as practicable but no later than one year from the acquisition date. There were no adjustments to

The Beachbody Company Group, LLC

Notes to Unaudited Condensed Consolidated Financial Statements

the purchase price allocations during the three months ended March 31, 2021. The following table summarizes the components of consideration and the preliminary fair value estimates of assets acquired and liabilities assumed (in thousands):

Purchase Price
Common units issued in connection with acquisition (1)	$27,889

Allocation
Goodwill	$11,606
Intangible assets:
Trade name	7,500
Customer-related	300
Formulae	1,950
Talent and representation contracts	10,300

20,050
Cash acquired	1,247
Other assets acquired	1,132
Liabilities acquired	(1,834)
Deferred tax liabilities	(4,312)

$27,889

(1)	The fair value of common units issued in connection with the acquisition was calculated based on 1,449,537 units of the Company multiplied by the estimated fair value per unit of $19.24.

The excess of the purchase price over the estimated fair values of the net assets acquired, including identifiable intangible assets, is recorded as goodwill. Goodwill is primarily attributable to the assembled workforce of Ladder and expected synergies from combining operations. Goodwill recognized was allocated to the Company’s Openfit operating segment and is generally not deductible for tax purposes. The revenue and operating loss from Ladder included in the Company’s unaudited condensed consolidated statements of operations for the three months ended March 31, 2021 was $0.4 million and $0.3 million, respectively.

The following unaudited pro forma financial information presents the combined results of operations as if Ladder had been combined with the Company as of January 1, 2020. The pro forma financial information includes the accounting effects of the business combination, including amortization of intangible assets. The unaudited pro forma financial information is presented for information purposes only and is not indicative of the results of operations that would have been achieved if the acquisition had taken place at the beginning of the periods presented, nor should it be taken as indication of the Company’s future consolidated results of operations.

Three Months Ended March 31, 2020
Pro forma combined:
Revenue	169,942
Net loss	(10,418)

8.	Goodwill and Acquired Intangible Assets

Goodwill

Goodwill was $19.0 million as of March 31, 2021 and December 31, 2020. There were no adjustments to goodwill during the three months ended March 31, 2021.

The Beachbody Company Group, LLC

Notes to Unaudited Condensed Consolidated Financial Statements

Intangible Assets, Net

Intangible assets as of March 31, 2021 and December 31, 2020 consisted of the following (in thousands):

	March 31, 2021			December 31, 2020
	Acquired Intangibles, Gross	Accumulated Amortization	Acquired Intangibles, Net	Acquired Intangibles, Gross	Accumulated Amortization	Acquired Intangibles, Net	Weighted-Average Remaining Useful Life (years)
Contract-based	$300	$(175)	$125	$300	$(150)	$150	1.3
Customer-related	700	(425)	275	700	(337)	363	0.8
Technology-based	6,200	(5,425)	775	6,200	(4,650)	1,550	0.3
Talent and representation contracts	10,300	(1,287)	9,013	10,300	(644)	9,656	3.5
Formulae	1,950	(98)	1,852	1,950	(49)	1,901	9.5
Trade name	7,500	—	7,500	7,500	—	7,500	Indefinite

	$26,950	$(7,410)	$19,540	$26,950	$(5,830)	$21,120

Amortization expense for acquired intangible assets was $1.6 million and $0.9 million during the three months ended March 31, 2021 and 2020, respectively. The estimated future amortization expense of acquired intangible assets as of March 31, 2021 is as follows (in thousands):

Nine months ended December 31, 2021	$3,090
Year ended December 31, 2022	2,933
Year ended December 31, 2023	2,770
Year ended December 31, 2024	2,126
Year ended December 31, 2025	195
Thereafter	926

$12,040

9.	Accrued Expenses

Accrued expenses consist of the followings (in thousands):

	March 31, 2021	December 31, 2020
Employee compensation and benefits	$12,849	$28,855
Coach costs	25,751	19,126
Inventory, shipping and fulfillment	9,858	10,244
Information technology	7,619	5,621
Sales and income taxes	4,517	4,132
Advertising	13,557	3,626
Other accrued expenses	13,778	8,351

Total accrued expenses	$87,929	$79,955

The Beachbody Company Group, LLC

Notes to Unaudited Condensed Consolidated Financial Statements

10.	Credit Facility

In December 2018, Beachbody, LLC, as borrower, and Beachbody Holdings, Inc. as a guarantor, entered into a credit agreement with Bank of America, N.A., as lender, administrative agent and letter of credit issuer for a $35 million revolving credit facility with a $10 million sublimit for letters of credit (the “Credit Facility”).

The Credit Facility was amended in April 2020 to extend the maturity date to December 2021, amend certain pricing provisions and financial covenants, and amend other provisions including the definition of applicable rates based on consolidated EBITDA pricing levels. The Credit Facility was further amended in September 2020, whereby Beachbody Group assumed the Company’s obligations under the Credit Facility, and also in March 2021 to extend the maturity date to June 2022 and amend financial covenants.

As of March 31, 2021 and December 31, 2020, there were $20.0 million and no borrowings outstanding, respectively, and a letter of credit was issued under the Credit Facility for $3.0 million and $3.0 million, respectively.

Borrowings may be either Eurodollar rate loans or base rate loans at the Company’s election. Eurodollar rate loans bear interest at an annual rate equal to the London Interbank Offered Rate (“LIBOR”) plus 1.75% to 2.25%. Base rate loans are at the base rate, as defined in the amended Credit Facility, plus 0.75% to 1.25%. The interest rate on the outstanding borrowings as of March 31, 2021 was 3.0%. The Company also pays a 1.75% to 2.25% fee on the letters of credit outstanding and a 0.375% to 0.5% commitment fee on the unused Credit Facility. The Company incurred $0.1 million of interest and $0.1 million of fees under the Credit Facility during each of the three months ended March 31, 2021 and 2020.

The Credit Facility contains certain reporting and financial covenants which require the Company to maintain a minimum consolidated EBITDA amount and comply with a maximum capital expenditures amount. The Company was in compliance with all covenants as of March 31, 2021.

11.	Leases

The Company leases facilities under noncancelable operating leases expiring through 2025 and certain equipment under a finance lease expiring in 2024.

At March 31, 2021 and December 31, 2020, the Company had operating lease liabilities of $38.7 million and $41.2 million, respectively, and right-of-use assets of $31.0 million and $32.9 million, respectively. As of March 31, 2020 and December 31, 2020, the Company had finance lease liabilities $0.4 million and $0.4 million, respectively, and right-of-use assets of $0.4 million and $0.4 million, respectively.

The Company’s leases do not require any contingent rental payments, impose any financial restrictions, or contain any residual value guarantees. Certain of the Company’s leases include renewal options and escalation clauses; renewal options have not been included in the calculation of lease liabilities and right-of-use assets as the Company is not reasonably certain to exercise these options. Variable expenses generally represent the Company’s share of the landlord operating expenses.

The Beachbody Company Group, LLC

Notes to Unaudited Condensed Consolidated Financial Statements

The following summarizes the Company’s leases (in thousands):

	Three Months Ended March 31,
	2021	2020
Finance lease costs:
Amortization of right-of-use assets	$37	$37
Interest on lease liabilities	4	6
Operating lease costs	2,393	2,460

Total lease costs	$2,434	$2,503

	Three Months Ended March 31,
	2021	2020
Cash paid for amounts included in the measurement of lease liabilities
Operating cash flows from finance leases	$4	$6
Operating cash flows from operating leases	3,067	3,101
Financing cash flows from finance leases	36	35

Weighted-average remaining lease term - finance leases	3.0	4.0
Weighted-average remaining lease term - operating leases	3.7	4.7

Weighted-average discount rate - finance leases	4.0%	4.0%
Weighted-average discount rate - operating leases	5.5%	5.5%

Maturities of our operating and finance leases, excluding short-term leases, are as follows (in thousands):

	Operating Leases	Finance Leases	Total
Nine Months Ended December 31, 2021	$7,455	161	7,616
Year ended December 31, 2022	11,183	161	11,344
Year ended December 31, 2023	11,781	123	11,904
Year ended December 31, 2024	12,616	3	12,619

Total	43,035	448	43,483
Less present value discount	(4,351)	(61)	(4,412)

Lease liabilities at March 31, 2021	$38,684	$387	$39,071

As the Company’s lease agreements do not provide an implicit rate, the discount rates used to determine the present value of lease payments are generally based on the Company’s estimated incremental borrowing rate for a secured borrowing of a similar term as the lease.

12.	Commitments and Contingencies

Inventory Purchase and Service Agreements

The Company has noncancelable inventory purchase and service agreements with multiple service providers which expire at varying dates through 2025. Service agreement obligations include amounts related to fitness and nutrition trainers, future events, information systems support, and other technology projects.

The Beachbody Company Group, LLC

Notes to Unaudited Condensed Consolidated Financial Statements

Future minimum payments under noncancelable service and inventory purchase agreements for the periods succeeding March 31, 2021 are as follows (in thousands):

Nine Months Ended December 31, 2021	$62,104
Year ended December 31, 2022	6,381
Year ended December 31, 2023	1,431
Year ended December 31, 2024	1,250
Year ended December 31, 2025	1,250

$72,416

The preceding table excludes royalty payments to fitness trainers, talent, and others that are based on future sales as such amounts cannot be reasonably estimated.

Contingencies

The Company is subject to litigation from time to time in the ordinary course of business. Such claims typically involve its products, intellectual property, and relationships with suppliers, customers, distributors, employees, and others. Contingent liabilities are recorded when it is both probable that a loss has occurred and the amount of the loss can be reasonable estimated. Although it is not possible to predict how litigation and other claims will be resolved, the Company does not believe that any currently identified claims or litigation matters will have a material adverse effect on its consolidated financial position or results of operations.

13.	Preferred Units

As of March 31, 2021, the Company has 20,137,681 authorized and 10,068,841 outstanding Preferred Units held by Raine and its co-investors.

The Preferred Units are convertible into common units, at the option of Raine, at any time, with no additional consideration required. The Preferred Units convert to common units at a rate of 1-for-1, subject to adjustment for certain events including unit split, unit dividend or recapitalization. The Preferred Units are subject to automatic conversion if the Company consummates an initial public offering that meets certain criteria.

Raine may redeem its Preferred Units at any time after December 14, 2024, at a price equal to the greater of (i) the fair market value of the common units into which such Preferred Units are convertible or (ii) approximately $9.93 per unit, or $100.0 million in aggregate (the “Capital Contribution”), reduced by general distributions previously made to Raine plus any declared but unpaid distributions as of the date of the redemption notice.

Raine is entitled to distributions, in the amount, if any, of available cash flows, as determined by a majority of the Board of Managers. Distributions are to be made to common unit members and Preferred Unit members in proportion to their percentage of ownership interests, with priority to certain tax distributions and distributions to reimburse Holdings and Raine for certain third-party expenses that have not been previously paid.

The redemption by Raine or the completion of an initial public offering are not solely within the control of the Company, and as such, the Preferred Units are classified as mezzanine members’ equity.

The Beachbody Company Group, LLC

Notes to Unaudited Condensed Consolidated Financial Statements

14.	Members’ Equity

As described in Note 1, in August 2020, the Beachbody Group was formed with Holdings as its sole member, and in September 2020, in connection with the Ladder acquisition, all outstanding units of Beachbody were exchanged for Beachbody Group units with Beachbody surviving as a direct subsidiary of Beachbody Group.

As described in Note 1, in December 2020, Holdings merged with the Company and following the merger, members of Holdings became direct members of the Company, Holdings ceased to exist, and the Company became the surviving entity. In connection with Holdings Downstream Merger, the Company exchanged the shares held by Holdings and the underlying Holdings’ shareholders at the Exchange Ratio.

As of March 31, 2021, 100,000,000 common units of Beachbody Group are authorized. As of March 31, 2021, and December 31, 2020, 62,263,439 and 62,263,439 common units, respectively, were outstanding.

Common Stock Units

As described in Note 7- Acquisitions, in September 2020, in connection with the Ladder acquisition, 1,449,537 common units were issued.

Accumulated Other Comprehensive Income (Loss)

The following tables summarize changes in accumulated other comprehensive income (loss), net of tax (in thousands):

	Unrealized Gain (Loss) on Derivatives	Foreign Currency Translation Adjustment	Total
Balances at December 31, 2019	(99)	111	12
Other comprehensive income (loss) before reclassifications	554	(376)	178
Amounts reclassified from accumulated other comprehensive income (loss)	26	—	26
Tax effect	(144)	—	(144)

Balances at March 31, 2020	$337	$(265)	$72

Balances at December 31, 2020	(246)	44	(202)
Other comprehensive income (loss) before reclassifications	(92)	42	(50)
Amounts reclassified from accumulated other comprehensive income (loss)	167	—	167
Tax effect	(17)	—	(17)

Balances at March 31, 2021	$(188)	$86	$(102)

15.	Equity-Based Compensation

Equity Compensation Plans

In connection with the September 2020 exchange of Beachbody units for Beachbody Group units by which Beachbody Group became the reporting entity, the Board of Managers approved the 2020 Beachbody Company Group LLC Equity Compensation Plan (the “2020 Plan”). Options previously granted by Beachbody pursuant to

The Beachbody Company Group, LLC

Notes to Unaudited Condensed Consolidated Financial Statements

the 2013 Beachbody LLC Compensation Plan (the “2013 Plan”) and outstanding at the time of the exchange were replaced with options to acquire shares of Beachbody Group common units pursuant to the 2020 Plan, with terms that were identical to the original options. In the accompanying unaudited condensed consolidated financial statements and notes, options issued under the 2013 Plan and respective compensation expense are presented as if such options had been issued and outstanding under the 2020 Plan for all previous periods.

All options and awards typically expire ten years from the date of grant if not exercised. In the event of a termination of employment, all unvested options are forfeited immediately. Generally, any vested options may be exercised within three months, depending upon the circumstances of termination, except for instances of termination “with cause” whereby any vested options or awards are forfeited immediately.

Under the 2020 Plan, up to 15,080,000 common units of the Company may be awarded to certain employees, consultants, and members of the Company’s Board of Managers through the granting of one or more of the following types of awards: (a) nonqualified unit options, (b) unit awards, and (c) unit appreciation rights. To date, the Company has granted nonqualified unit options with vesting periods ranging from three to five years. The Company issues new common units upon exercise of unit options.

Employees, consultants, and managers of the Company also participated in the Holdings 2007 Stock Incentive Plan (the “Holdings Plan”). Options to acquire common stock of Holdings under the Holdings Plan generally expire ten years from the date of grant. Upon adoption of the 2013 Plan, no further options were granted under the Holdings Plan; however, options remained outstanding (“Holdings Options”). In connection with the Holdings Downstream Merger, as described in Note 1, each Holdings Option that was outstanding and unexercised immediately prior to the Holdings Downstream Merger (“Holdings Converted Option”) was converted into an option to purchase, on the same terms and conditions as the Holdings Options, a number of common units of the Company equal to the number of shares of common stock that are subject to the Holdings Converted Option multiplied by the Exchange Ratio, at an exercise price per common unit equal to the exercise price per share of common stock applicable to such Holdings Converted Option divided by the Exchange Ratio. The Holdings Converted Options assumed as a result of the Holdings Downstream Merger were not remeasured as the fair value of the option before and after the Holdings Downstream Merger was the same.

A summary of the activity under the 2020 Plan is as follows:

	Unit Options Outstanding
	Number of Options	Weighted- Average Exercise Price (per option)	Weighted- Average Remaining Contractual Term (in years)
Outstanding at December 31, 2020	10,170,288	$7.04	5.70
Granted	265,000	$32.40
Forfeited	(126,044)	$8.34

Outstanding at March 31, 2021	10,309,244	$7.67	5.53

Exercisable at March 31, 2021	6,674,590	$6.21	3.94

Exercisable and expected to vest at March 31, 2021	10,309,244	$7.67	5.53

The Beachbody Company Group, LLC

Notes to Unaudited Condensed Consolidated Financial Statements

The fair value of each award as of the date of grant is estimated using a Black-Scholes option-pricing model. The following table summarizes the assumptions used to determine the fair value of option grants:

	Three Months Ended March 31,
	2021	2020
Risk-free rate	0.7%	0.6%
Dividend yield rate	0.0%	0.0%
Volatility	53.9%	53.4%
Expected term (in years)	6.2	6.2
Weighted-average exercise price	$32.40	$8.44

The vesting periods are based on the terms of the option grant agreements. The risk-free interest rates are based on the U.S. Treasury rates as of the grant dates for the expected terms of the options. The price volatilities represent calculated values based on the historical price volatilities of publicly traded companies within the Company’s industry group over the options’ expected terms. The expected terms of the options granted were estimated using the simplified method by taking an average of the vesting periods and the original contractual terms. The exercise prices represent the estimated fair values of one common unit of the Company’s equity on the grant dates.

A summary of the unvested option activity is as follows:

	Number of Options	Weighted- Average Grant Date Fair Value (per option)
Unvested at December 31, 2020	3,701,114	$4.34
Granted	265,000	16.50
Vested	(205,416)	4.40
Forfeited	(126,044)	3.98

Unvested at March 31, 2021	3,634,654	$5.23

The fair value of options granted during the three months ended March 31, 2021 and 2020 was $4.4 million, (or $16.50 weighted average per option) and $1.2 million (or $4.23 weighted average per option), respectively. The total fair value of awards which vested during the three months ended March 31, 2021 and 2020 was $0.9 million and $1.0 million, respectively.

Warrants

During the year ended December 31, 2020, the Company issued warrants for the purchase of 1,184,834 of the Company’s common units at an exercise price of $8.44 per unit. The warrants vest 25% at the grant date and 25% at each of the first, second, and third anniversaries of the grant date. The warrants have a 10-year contractual term. As of March 31, 2021, 296,208 warrants were exercisable. Compensation cost measured for the warrants will be recognized over the requisite service period, which is 4.25 years.

The Beachbody Company Group, LLC

Notes to Unaudited Condensed Consolidated Financial Statements

Equity-Based Compensation Expense

Equity-based compensation expense for the three months ended March 31, 2020 and 2019 was as follows (in thousands):

	Three Months Ended March 31,
	2021	2020
Cost of revenue	$91	$56
Selling and marketing	1,717	128
Technology and development	306	288
General and administrative	459	423

Total equity-based compensation	$2,573	$895

As of March 31, 2021, the total unrecognized equity-based compensation expense was $31.4 million and has a weighted-average recognition period of 3.20 years.

16.	Derivative Financial Instruments

As of March 31, 2021 and December 31, 2020, the notional amount of the Company’s outstanding foreign exchange options was $33.1 million and $34.0 million, respectively. There were no outstanding forward contracts as of March 31, 2021 and December 31, 2020.

The following table presents the fair value of the Company’s derivative instruments which are included in other current assets in the unaudited condensed consolidated balance sheets (in thousands):

	March 31, 2021	December 31, 2020
Derivatives designated as hedging instruments	$94	$134
Derivatives not designated as hedging instruments	23	30

Total derivative assets	$117	$164

There were no derivative liabilities as of March 31, 2021 and December 31, 2020.

The following table shows the pre-tax effects of the Company’s derivative instruments on its unaudited condensed consolidated statements of operations (in thousands):

	Three Months Ended March 31,
	2021	2020
(Losses) gains recognized in other comprehensive income (loss)	$(92)	$554
Losses reclassified from accumulated other comprehensive income (loss) into net income (loss) (1)	$(167)	$(26)
(Losses) gains recognized in net income (loss) on derivatives not designated as hedging instruments	$(21)	$104

(1)	Amounts reclassified from accumulated other comprehensive income (loss) into cost of revenue for the three months ended March 31, 2021 and 2020 were approximately $0.1 million and approximately zero,

The Beachbody Company Group, LLC

Notes to Unaudited Condensed Consolidated Financial Statements

respectively. Amounts reclassified from accumulated other comprehensive income (loss) into general and administrative expenses for the three months ended March 31, 2021 and 2020 were $0.1 million and approximately zero, respectively.

The Company expects that $0.3 million of existing losses recorded in accumulated other comprehensive income (loss) will be reclassified into net income (loss) over the next 12 months. The Company assessed its derivative instruments and determined that they were effective during the three months ended March 31, 2021 and 2020.

17.	Income Taxes

The Company recorded a benefit for income taxes of $0.4 million and $1.6 million for the three months ended March 31, 2021 and 2020, respectively. The Company’s effective benefit tax rate was 1.3% and 16.2% for the three months ended March 31, 2021 and 2020, respectively.

The Company evaluates its tax positions on a quarterly basis and revises its estimate accordingly. There are no material changes to the Company’s uncertain tax positions, interest, or penalties during the three months ended March 31, 2021.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was enacted into law, and the new legislation contains several key tax positions, including the five-year net operating loss carryback, an adjustment business interest limitation, and payroll tax deferral. The Company is required to recognize the effect of tax law changes in the period of enactment. The Company has assessed the applicability of the CARES Act and determined there to be no material impact to the Company other than its ability to use the entire $4.6 million of net operating loss carryback from 2020 to 2019 for federal income tax purposes. On December 27, 2020 the Consolidated Appropriations Act, 2021 was signed into law. It provides additional COVID-19 focused relief and extends certain provisions of the CARES Act. At this time, the Company does not believe that the Consolidated Appropriations Act, 2021 will have a material impact on our financial statements.

18.	Earnings per common unit

Basic net income per common unit is calculated by dividing net income allocable to common unit members (after adjustment for Preferred Unit members’ return) by the weighed-average number of common units outstanding during the period. Diluted net income per common unit adjusts net income and net income per common unit for the effect of all potentially dilutive shares of the Company’s common units.

The computation of earnings (loss) per common unit is as follows (in thousands, except unit and per unit information):

	Three Months Ended March 31,
	2021	2020
Numerator:
Net income (loss)	$(30,058)	$(8,328)

Net income (loss) available to common unit members-basic	$(30,058)	$(8,328)

Add: Third party reimbursements to Preferred Unit members	—	—

Net income (loss) available to common unit members-diluted	$(30,058)	$(8,328)

The Beachbody Company Group, LLC

Notes to Unaudited Condensed Consolidated Financial Statements

	Three Months Ended March 31,
	2021	2020
Denominator:
Weighted-average common units outstanding, basic	62,263,439	60,813,902

Dilutive effect of equity-based awards	—	—
Dilutive effect of Preferred Units	—	—

Weighted-average common units outstanding, diluted	62,263,439	60,813,902

Net income (loss) per common unit, basic	$(0.48)	$(0.14)
Net income (loss) per common unit, diluted	$(0.48)	$(0.14)

Basic net loss per common unit is the same as dilutive net loss per common unit for the three months ended March 31, 2021 and 2020 as the inclusion of all potential common units would have been antidilutive.

The following table presents the common units that are excluded from the computation of diluted net income (loss) per common unit as of the periods presented because including them would have been antidilutive.

	Three Months Ended March 31,
	2021	2020
Options	10,309,244	10,718,838
Warrants	1,184,834	—
Preferred Units	10,068,841	10,068,841

	21,562,919	20,787,679

19.	Related Party Transactions

In 2018, the Company entered into a lease agreement with a company owned by the controlling shareholder. Total payments to the related party were $0.1 million for each of the three months ended March 31, 2021 and 2020. There were no material amounts due to the related party as of March 31, 2021 and December 31, 2020.

The Company has a royalty agreement with a company related to a controlling shareholder. The related party assisted the Company with the development of several products and receives royalties based on the sales of these products. Total payments to the related party were $0.8 million and $0.1 million during the three months ended March 31, 2021 and 2020, respectively. As of March 31, 2021 and December 31, 2020, approximately zero and $0.7 million, respectively, was due to the related company pursuant to the royalty agreement.

A minority shareholder of Holdings is also a shareholder in a law firm that provides legal services to the Company. Total payments to the related party were $0.5 million and approximately zero during the three months ended March 31, 2021 and 2020, respectively. The Company’s accounts payable related to the firm was $0.1 million and $0.5 million as of March 31, 2021 and December 31, 2020.

20.	Segment Information

The Company applies ASC 280, Segment Reporting, in determining reportable segments for financial statement disclosure. Segment information is presented based on the financial information the Company uses to manage the business which is organized around our digital platforms. The Company has two operating segments, Beachbody and Other, and one reportable segment, Beachbody. The Beachbody segment primarily derives revenue from

The Beachbody Company Group, LLC

Notes to Unaudited Condensed Consolidated Financial Statements

Beachbody on Demand digital subscriptions, nutritional products, and other fitness related products. Other derives revenue primarily from Openfit digital subscriptions and nutritional products. The Company uses contribution as a measure of profit or loss, defined as revenue less directly attributable cost of revenue and certain selling and marketing expenses including media, Coach and social influencer compensation, royalties, and third-party sales commissions. Contribution does not include allocated costs as described below as the CODM does not include these costs in assessing performance. There are no inter-segment transactions. The Company manages its assets on a consolidated basis, and, as such, does not report asset information by segment.

Summary information by reportable segment is as follows (in thousands):

	Three Months Ended March 31,
	2021	2020
Beachbody:
Revenue	$221,750	$168,364
Contribution	46,475	50,695
Other:
Revenue	4,469	972
Contribution	(5,135)	(4,123)
Consolidated:
Revenue	226,219	169,336
Contribution	41,340	46,572

Reconciliation of consolidated contribution to loss before income taxes (in thousands):

	Three Months Ended March 31,
	2021	2020
Consolidated contribution	$41,340	$46,572
Amounts not directly related to segments:
Cost of revenue (1)	7,843	6,735
Selling and marketing (2)	20,091	13,574
Technology and development	27,089	21,333
General and administrative	17,946	15,184
Interest expense	123	95
Other income, net	(1,299)	(408)

Loss before income taxes	$(30,453)	$(9,941)

(1)

Cost of revenue not directly related to segments includes certain allocated costs related to management, facilities, and personnel-related expenses associated with quality assurance and supply chain logistics. Depreciation of certain software and production equipment and amortization of formulae and technology-based intangible assets are also included in this line.

(2)

Selling and marketing not directly related to segments includes indirect selling and marketing expenses and certain allocated personnel-related expenses for employees and consultants. Depreciation of certain software and amortization of contract-based intangible assets are also included in this line.

21.	Subsequent Events

The Company has evaluated subsequent events through May    , 2021, the date which the unaudited condensed consolidated financial statements were issued.

The Beachbody Company Group, LLC

Index to Consolidated Financial Statements

December 31, 2020, 2019 and 2018

Report of Independent Registered Public Accounting Firm

To the Members and the Board of Directors of The Beachbody Company Group, LLC

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of The Beachbody Company Group, LLC (the Company) as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive income (loss), mezzanine equity and members’ equity and cash flows for each of the three years in the period ended December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2011.

Los Angeles, California

March 30, 2021

The Beachbody Company Group, LLC

Consolidated Balance Sheets

(in thousands)	As of December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$56,827	$41,564
Accounts receivable, net	855	1,518
Inventory, net	65,354	39,728
Prepaid expenses	8,650	14,305
Other current assets	37,364	30,593

Total current assets	169,050	127,708

Property and equipment, net	80,169	81,958
Content assets, net	19,437	11,434
Intangible assets, net	21,120	5,200
Goodwill	18,981	7,657
Right-of-use assets, net	33,272	40,293
Deferred tax assets	—	15,979
Other assets	14,224	882

Total assets	$356,253	$291,111

Liabilities, Mezzanine Equity and Members’ Equity
Current liabilities:
Accounts payable	$28,981	$16,515
Accrued expenses	79,955	57,254
Deferred revenue	97,504	72,371
Current portion of lease liabilities	10,371	11,364
Other current liabilities	3,106	4,169

Total current liabilities	219,917	161,673
Long-term lease liabilities, net	31,252	39,051
Deferred tax liabilities	3,729	—
Other liabilities	2,097	2,985

Total liabilities	256,995	203,709

Commitments and contingencies (Note 13)

Mezzanine equity:
Redeemable convertible Series A preferred units	98,110	98,245
Members’ equity:
Common units	(1,989)	(35,626)
Accumulated other comprehensive income (loss)	(202)	12
Retained earnings	3,339	24,771

Total members’ equity	1,148	(10,843)

Total liabilities, mezzanine equity and members’ equity	$356,253	$291,111

See accompanying notes to consolidated financial statements.

The Beachbody Company Group, LLC

Consolidated Statements of Operations

(in thousands, except for unit data)	Year Ended December 31,
	2020	2019	2018
Revenue:
Digital	$334,804	$250,764	$210,726
Nutrition and other	528,778	505,015	579,563

Total revenue	863,582	755,779	790,289
Cost of revenue:
Digital	38,285	33,595	27,308
Nutrition and other	211,422	176,724	201,607

Total cost of revenue	249,707	210,319	228,915
Gross profit	613,875	545,460	561,374

Operating expenses:
Selling and marketing	464,000	384,376	401,141
Technology and development	93,036	84,132	91,189
General and administrative	64,818	56,899	63,096
Restructuring (gain) loss	(1,677)	1,171	6,555

Total operating expenses	620,177	526,578	561,981

Operating income (loss)	(6,302)	18,882	(607)

Interest expense	(527)	(790)	(268)

Other income, net	666	813	991

Income (loss) before income taxes	(6,163)	18,905	116

Income tax benefit (provision)	(15,269)	13,390	—

Net income (loss)	(21,432)	32,295	116
Distribution and cumulative preferred return to Redeemable convertible Series A preferred unit members	—	(349)	(21,752)

Net income (loss) available to common unit members	$(21,432)	$31,946	$(21,636)

Net income (loss) per common unit, basic	$(0.35)	$0.53	$(0.36)

Net income (loss) per common unit, diluted	$(0.35)	$0.45	$(0.36)

Weighted-average common units outstanding, basic	61,229,753	60,252,139	59,798,835

Weighted-average common units outstanding, diluted	61,229,753	72,108,820	59,798,835

See accompanying notes to consolidated financial statements.

The Beachbody Company Group, LLC

Consolidated Statements of Comprehensive Income (Loss)

(in thousands)	Year Ended December 31,
	2020	2019	2018
Net income (loss)	$(21,432)	$32,295	$116
Other comprehensive income (loss):
Unrealized gain on investments	—	—	3
Change in fair value of derivative financial instruments, net of tax	(239)	(686)	299
Reclassification of losses on derivative financial instruments included in net income (loss)	92	219	264
Foreign currency translation adjustment	(67)	110	(236)
Elimination of accumulated balances with election of C-corp tax status	—	2,061	—

Total other comprehensive income (loss)	(214)	1,704	330

Total comprehensive income (loss)	$(21,646)	$33,999	$446

See accompanying notes to consolidated financial statements.

The Beachbody Company Group, LLC

Consolidated Statements of Mezzanine Equity and Members’ Equity

(in thousands)	Redeemable Convertible Series A Preferred Units	Common Units	Accumulated Other Comprehensive Income (Loss)	Retained Earnings (Accumulated) (Deficit)	Total Members’ Equity
Balances at December 31, 2017	$92,107	$26,471	$(2,022)	$19,809	$44,258
Net income	—	—	—	116	116
Other comprehensive income	—	—	330	—	330
Members’ distributions	—	—	—	(28,681)	(28,681)
Equity-based compensation	—	3,649	—	—	3,649
Redemption of Series A Preferred Units	(92,107)	—	—	(65,984)	(65,984)
Issuance of Series A Preferred Units, net	95,641	—	—	—	—

Balances at December 31, 2018	95,641	30,120	(1,692)	(74,740)	(46,312)
Net income	—	—	—	7,524	7,524
Other comprehensive loss	—	—	(369)	—	(369)
Members’ distributions	—	—	—	(7,051)	(7,051)
Equity-based compensation	—	720	—	—	720

Balances at April 2, 2019	95,641	30,840	(2,061)	(74,267)	(45,488)
Elimination of accumulated balances with election of C-corp tax status	1,393	(77,721)	2,061	74,267	(1,393)

Balances at April 2, 2019 after elimination	97,034	(46,881)	—	—	(46,881)
Net income	—	—	—	24,771	24,771
Other comprehensive income	—	—	12	—	12
Members’ distributions	—	—	—	—	—
Equity-based compensation	—	2,860	—	—	2,860
Tax asset contribution	1,211	—	—	—	—
Common units issued in connection with acquisition	—	8,395	—	—	8,395

Balances at December 31, 2019	98,245	(35,626)	12	24,771	(10,843)
Net loss	—	—	—	(21,432)	(21,432)
Other comprehensive loss	—	—	(214)	—	(214)
Equity-based compensation	—	5,398	—	—	5,398
Tax asset contribution	(135)	—	—	—	—
Holdings downstream merger	—	350	—	—	350
Common units issued in connection with acquisition	—	27,889	—	—	27,889

Balances at December 31, 2020	$98,110	$(1,989)	$(202)	$3,339	$1,148

See accompanying notes to consolidated financial statements.

The Beachbody Company Group, LLC

Consolidated Statements of Cash Flows

(in thousands)	Year Ended December 31,
	2020	2019	2018
Cash flows from operating activities:
Net income (loss)	$(21,432)	$32,295	$116
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization expense	44,257	44,659	52,487
Allowance for doubtful accounts	87	528	1,319
Equity-based compensation	5,398	3,580	3,649
Amortization of content assets	7,485	8,495	6,199
Impairment and loss on disposal of property and equipment	6	198	250
Deferred income taxes	15,595	(14,451)	—
Unrealized gain (loss) on derivative financial instruments	(193)	(505)	566
Provision for excess and obsolete inventory	2,759	2,755	1,721
Change in fair value of convertible instrument	(288)	—	—
Changes in operating assets and liabilities:
Accounts receivable	642	526	(149)
Inventory	(27,754)	(8,418)	(2,208)
Content assets	(15,555)	(10,353)	(7,900)
Prepaid expenses	5,732	(5,514)	796
Other assets	(2,129)	6,093	(8,945)
Accounts payable	10,619	2,050	6,883
Accrued expenses	21,804	(17,488)	(4,724)
Deferred revenue	24,770	3,454	20,733
Other liabilities	(10,373)	(5,887)	(7,178)

Net cash provided by operating activities	61,430	42,017	63,615

Cash flows from investing activities:
Purchase of property and equipment	(37,933)	(23,810)	(23,912)
Investment in convertible instrument	(10,000)	—	—
Proceeds from sale and maturities of available-for-sale investments	—	—	1,095
Cash acquired (cash paid for acquisition, net of cash acquired)	1,247	(6,473)	—

Net cash used in investing activities	(46,686)	(30,283)	(22,817)

Cash flows from financing activities:
Redemption of Series A Preferred Units	—	—	(158,091)
Issuance of Series A Preferred Units	—	—	100,000
Issuance costs related to Series A Preferred Units	—	—	(4,359)
Borrowings under Credit Facility	32,000	—	25,000
Repayments under Credit Facility	(32,000)	(25,000)	—
Issuance costs related to Credit Facility	—	—	(212)
Members’ distributions	—	(7,051)	(28,681)
Deferred financing costs	(240)	—	—
Holdings downstream merger	405	—	—

Net cash provided by (used in) financing activities	165	(32,051)	(66,343)

Effect of exchange rates on cash	354	408	(1,210)
Net increase (decrease) in cash and cash equivalents	15,263	(19,909)	(26,755)
Cash and cash equivalents, beginning of year	41,564	61,473	88,228

Cash and cash equivalents, end of year	$56,827	$41,564	$61,473

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$206	$626	$90
Cash paid during the year for income taxes, net	$333	$1,054	$—
Supplemental disclosure of noncash investing activities:
Property and equipment acquired but not yet paid for	$5,614	$3,626	$3,348
Common units issued in connection with acquisition	$27,889	$8,395	$—
Supplemental disclosure of noncash financing activities:
Deferred financing costs, accrued but not paid	$1,593	$—	$—
Tax asset contribution	$(135)	$1,211	$—

See accompanying notes to consolidated financial statements.

The Beachbody Company Group, LLC

Notes to Consolidated Financial Statements

1.	Organization, Business and Summary of Accounting Policies

Organization and Description of Business

Beachbody, LLC (“Beachbody”), a Delaware limited liability company, was founded in 1998 and is a leading innovator of health, home fitness, nutrition, and weight-loss programs. Beachbody is focused on digital platform development, fitness content and brand creation, and proprietary nutritional product formulation across two brands: Beachbody and Openfit. The Beachbody On Demand streaming service with workouts from Beachbody’s programs such as P90X, Insanity, and 21 Day Fix, and Openfit, that includes live trainer-led workouts and personalized nutrition, are each available as an app on iOS and Android mobile devices; a streaming channel on OTT devices such as Apple TV, Roku, Amazon Fire, and Chromecast; and online. Beachbody’s revenue is primarily generated through a network of independent distributors (“Coaches” or “micro influencers”), internet marketing channels and direct response advertising. Beachbody markets and sells its products primarily in the United States, United Kingdom, and Canada, and approximately 38% of the Beachbody’s revenues are attributable to Shakeology, Beachbody’s premium nutritional shake.

Prior to December 14, 2018, Beachbody Holdings, Inc. (“Holdings”) owned approximately 81% and LNK BB HoldCo, LLC (“LNK”) owned approximately 19% of the membership interests in Beachbody. On December 14, 2018, RPIII Rainsanity LP (“Raine”) purchased an approximate 14% interest in Beachbody, and Beachbody immediately redeemed all of LNK’s ownership interest. In April 2019, Raine agreed to sell an aggregate 1,510,326 Redeemable Convertible Series A Preferred Units (“Preferred Unit”) of its membership interest to three co-investors.

On July 22, 2019, Beachbody completed the acquisition of Gixo, Inc. (“Gixo”) for a combination of cash and common units of Beachbody (see Note 7 – Acquisitions).

In August 2020, The Beachbody Company Group, LLC, a Delaware limited liability company, (“Beachbody Group”) was formed with Holdings as its sole member. In September 2020, in connection with the Ladder acquisition, described below, all outstanding units of Beachbody were exchanged for Beachbody Group units with Beachbody being the surviving entity and a direct subsidiary of Beachbody Group. The exchange of Beachbody units for Beachbody Group units was accounted for as a change in reporting entity with the historical financial statements of Beachbody presented prior to the exchange. Collectively, Beachbody and Beachbody Group are referred to as the “Company”.

In September 2020, the Company acquired Ladder, LLC (“Ladder”), a Delaware limited liability company. The aggregate consideration for Ladder was approximately $27.8 million, which consisted of the issuance of approximately 1.4 million common units based on the fair value of common units of $19.24 per unit.

On December 28, 2020, the Company and Holdings entered into an Agreement and Plan of Merger (the “Agreement”) whereby Holdings merged with the Company, and following the merger, members of Holdings became direct members of the Company, Holdings ceased to exist, and the Company became the surviving entity, (the “Holdings Downstream Merger”). Prior to the Holdings Downstream Merger, Holdings had de minimis operations, and held approximately 96% of the common units of the Company. The transfer of the equity interest was between entities under common control and was recorded at their carrying amounts on a prospective basis. In connection with the Holdings Downstream Merger, the Company exchanged the shares held by Holdings and issued shares to the underlying Holdings shareholders at a conversion rate of 1.0900214 (the “Exchange Ratio”). Common units and net income (loss) per common unit prior to the Holdings Downstream Merger have been retroactively restated to reflect the Exchange Ratio.

The Beachbody Company Group, LLC

Notes to Consolidated Financial Statements

As of December 31, 2020, Raine and its co-investors owned approximately 16%, and all other investors owned approximately 84% of the membership interests in the Company.

The members’ personal liability for the obligations or debts of the Company is limited. The Company’s operating agreement calls for the Company to be dissolved and terminated upon the earliest occurrence of the following events: bankruptcy of the Company, decision by a majority of both the common and Preferred Unit holders to dissolve the Company, or the date the Company may otherwise be dissolved by operation of law or judicial decree.

Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The Company prepares its consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) as determined by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) and pursuant to the regulations of the U.S. Securities and Exchange Commission (“SEC”). The consolidated financial statements include the accounts of the Company and its controlled subsidiaries. All intercompany transactions and balances have been eliminated.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Significant estimates include, but are not limited to, the valuation of acquired intangible assets, revenue arrangements with multiple performance obligations, equity-based compensation, impairment of goodwill, and the useful lives and recoverability of long-lived assets. The Company bases these estimates on historical experience and on various other assumptions that it believes are reasonable under the circumstances, the results of which form the basis for making judgements about the carrying amounts of assets and liabilities. Actual results could differ from those estimates.

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties, and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated. If a loss is reasonably possible and the loss or range of loss can be reasonably estimated, the Company discloses the possible loss or states that such an estimate cannot be made.

Fair Value Option

The guidance in ASC 825, Financial Instruments, provides a fair value option election that allows entities to make an irrevocable election of fair value as the initial and subsequent measurement attribute for certain eligible financial assets and liabilities. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. The decision to elect the fair value option is determined on an instrument-by-instrument basis, must be applied to an entire instrument, and is irrevocable once elected. The Company elected to measure the investment in the convertible instrument from Myx Fitness Holdings, LLC (“Myx”) using the fair value option at each reporting date. Assets and liabilities measured at fair value pursuant to this guidance are required to be reported separately in the consolidated balance sheets or the footnotes from those instruments using another measurement method.

The Beachbody Company Group, LLC

Notes to Consolidated Financial Statements

Fair Value Measurements

For assets and liabilities that are measured using quoted prices in active markets for identical assets or liabilities, the total fair value is the published market price per unit multiplied by the number of units held without consideration of transaction costs (Level 1). Assets and liabilities that are measured using significant other observable inputs are valued by reference to similar assets or liabilities, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data (Level 2). For all remaining assets and liabilities for which there are no significant observable inputs, fair value is derived using an assessment of various discount rates, default risk, credit quality, and the overall capital market liquidity (Level 3). These valuations require significant judgment.

Fair values of cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses approximate the recorded value due to the short period of time to maturity. The fair value of derivative instruments is based on Level 2 inputs such as observable forward rates, spot rates, and foreign currency exchange rates. The Company’s investment in the convertible instrument is classified within Level 3 of the fair value hierarchy because its fair value is based on significant inputs that are unobservable in the market. The fair value of goodwill and intangible assets is based on a valuation performed by a third-party using Level 3 inputs.

Cash and Cash Equivalents

Cash and cash equivalents include cash held in checking and money market funds. The Company also classifies amounts in transit from payment processors for customer credit and debit card transactions as cash equivalents. Highly liquid investments with original maturities of three months or less at the time of acquisition are considered cash equivalents. The Company maintains its cash in bank accounts, which at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company mitigates its risk by placing funds in high-credit quality financial institutions and utilizing nighty sweeps into U.S. Treasury funds for certain cash accounts. Consequently, the Company believes it is not exposed to any significant risk on its cash and cash equivalents balances.

Accounts Receivable, Net

The Company provides credit in the normal course of business to its customers. Accounts receivable consist primarily of credit card receivables arising from the sale of products to customers on an installment basis, which generally have payment terms ranging from one to three months. Receivables are individually insignificant and are due from a large number of geographically dispersed customers. Accounts receivable is reported net of allowances for doubtful accounts which were approximately zero and $0.1 million as of December 31, 2020 and 2019, respectively. The allowance for doubtful accounts is evaluated and adjusted to reflect the Company’s expected credit losses based on collection history and an analysis of the accounts receivable aging. The change in the allowance for doubtful accounts during the years ended December 31, 2020, 2019 and 2018 is as follows (in thousands):

	December 31,
	2020	2019	2018
Balance, beginning of year	$(69)	$(243)	$(454)
Charges	(87)	(528)	(1,318)
Write-offs	140	702	1,529

Balance, end of year	$(16)	$(69)	$(243)

The Beachbody Company Group, LLC

Notes to Consolidated Financial Statements

Inventory, Net

Inventory consists of raw materials, work in process, and finished goods. Inventory is accounted for using the first-in, first-out method and is valued at the lower of cost or net realizable value. The Company records a reserve or adjusts the carrying value of inventory based on assumptions regarding future demand for the Company’s products, planned product discontinuances, and the physical condition (e.g. age and quality) of the inventory.

Content Assets, Net

The Company capitalizes costs associated with the development and production of its fitness and weight-loss programs streamed on both the Beachbody on Demand and Openfit platforms. The Company capitalizes production costs as customer usage and retention data supports that future revenue will be earned. These costs are classified as non-current assets in the consolidated balance sheets.

Content assets are predominantly monetized as a film group and are amortized over the estimated useful life based on projected usage, which has been derived from historical viewing patterns, resulting in an accelerated amortization pattern. During the year ended December 31, 2020, the Company changed the useful life of its content assets from two years to three years given changes in the historical and estimated viewing patterns. During the years ended December 31, 2019 and 2018, content assets were amortized on a straight-line basis over their estimated useful lives of two years. Amortization begins when the program is first available for streaming by customers and is recorded in the consolidated statements of operations as a component of digital cost of revenue. When an event or change in circumstances indicates a change in projected usage, content assets are reviewed for potential impairment in aggregate at a group level. To date, the Company has not identified any such event or changes in circumstances.

The effect of the change in estimated useful life of content assets resulted in a $3.7 million decrease in net loss, or $0.06 per common unit, for the year ended December 31, 2020.

Property and Equipment, Net

Property and equipment, which includes computer software and web development costs, are stated at cost less accumulated depreciation. Depreciation is recorded on a straight-line basis over the estimated useful lives of the assets, which range from two to seven years. Leasehold improvements are depreciated over the shorter of the life of the assets or the remaining life of the related lease. Costs of maintenance, repairs, and minor replacements are expensed when incurred, while expenditures for major renewals and betterments that extend the useful life of an asset or provide additional utility are capitalized.

Software and web development projects in-process consist primarily of costs associated with internally developed software that has not yet been placed into service. The Company capitalizes eligible costs to acquire, develop, or modify internal-use software that are incurred subsequent to the preliminary project stage. Depreciation of these assets begins upon the initial usage of the software.

When property is sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in net income (loss).

Business Combinations

The Company accounts for business combinations under the acquisition method of accounting. The cost of an acquired company is assigned to the tangible and identifiable assets purchased and the liabilities assumed on the

The Beachbody Company Group, LLC

Notes to Consolidated Financial Statements

basis of their fair values at the date of acquisition. Any excess of the purchase price over the fair value of tangible and intangible assets acquired is assigned to goodwill. The transaction costs associated with business combinations are expensed as they are incurred.

Goodwill and Intangible Assets

Goodwill represents the excess of the fair value of the consideration transferred over the fair value of the underlying identifiable assets and liabilities acquired in a business combination. Goodwill and intangible assets deemed to have an indefinite life are not amortized, but instead are assessed for impairment annually in the fourth quarter as of October 1. Additionally, if an event or change in circumstances occurs that would more likely than not reduce the fair value of the reporting unit below its carrying value, the Company would evaluate goodwill and other intangibles at that time.

In testing for goodwill impairment, the Company has the option to first assess qualitative factors to determine whether the existence of events or circumstances lead to a determination that it is more likely than not that the fair value of the reporting unit is less than its carrying amount. If, after assessing the totality of events and circumstances, the Company concludes that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, then performing the two-step impairment test is not required. If the Company concludes otherwise, the Company is required to perform the two-step impairment test. The goodwill impairment test is performed at the reporting unit level by comparing the estimated fair value of a reporting unit with its respective carrying value. If the estimated fair value exceeds the carrying value, goodwill at the reporting unit level is not impaired. If the estimated fair value is less than the carrying value, an impairment charge will be recorded to reduce the reporting unit to fair value. As of December 31, 2020, the Company has two reporting units, and based upon the Company’s assessment of qualitative factors, it is not more likely than not that the fair value of the reporting unit is less than its carrying amount.

The Company also evaluates qualitative factors to determine whether or not its indefinite lived intangible assets have been impaired and then performs a quantitative test if required.

Intangible assets deemed to have finite lives are amortized on a straight-line basis over their estimated useful lives, where the useful life is the period over which the asset is expected to contribute directly, or indirectly, to the Company’s future cash flows.

Impairment of Long-Lived Assets

Management reviews long-lived assets (including property and equipment, content assets and acquired intangible assets) for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. Recoverability of assets is determined by comparing their carrying value to the forecasted undiscounted cash flows associated with the assets. If the evaluation of the forecasted cash flows indicates that the carrying value of the assets is not recoverable, the assets are written down to their fair value.

Leases

Effective January 1, 2019, the Company accounts for its leases of administrative offices and a production studio under ASC 842, Leases; the Company does not have any leases where it acts as a lessor. Under this guidance, arrangements meeting the definition of a lease are classified as operating or finance leases and are recorded on the consolidated balance sheets as both a right-of-use asset and lease liability, calculated by discounting fixed lease payments over the lease term at the rate implicit in the lease or the Company’s incremental borrowing rate. Lease liabilities are increased by interest and reduced by payments each period, and the right-of-use asset is

The Beachbody Company Group, LLC

Notes to Consolidated Financial Statements

amortized over the lease term. For operating leases, interest on the lease liability and the amortization of the right-of-use asset results in straight-lined rent expense over the lease term. For finance leases, interest on the lease liability and the amortization of the right-of-use asset results in front-loaded expense over the lease term. Variable lease expenses are recorded when incurred.

In calculating the right-of-use asset and lease liability, the Company elected to combine lease and non-lease components. Rental income on subleases is recognized on a straight-line basis over the estimated lease term. The Company excludes short-term leases having initial terms of 12 months or less as an accounting policy election and instead recognizes rent expense on a straight-line basis over the lease term for such leases.

The Company continues to account for leases in the prior period financial statements under ASC Topic 840. Rent for these operating leases is recognized on a straight-line basis over the lease term.

Investment in Convertible Instrument

In December 2020, the Company purchased a $10.0 million convertible instrument from Myx. The convertible instrument matures 18 months from issuance and bears interest of 11% per annum. The principal and accrued interest on the convertible instrument will automatically convert into preferred shares upon the closing by Myx of a convertible preferred equity financing with gross proceeds of at least $35.0 million (a “Qualified Financing”). The principal and accrued interest will be automatically converted into fully paid and non-assessable units of the preferred securities issued in such Qualified Financing at a conversion price equal to 85% of the lowest price per unit paid in cash by investors in such Qualified Financing.

Upon a change in control involving the Company and a special purpose acquisition company, immediately prior to the change in control transaction, the principal and accrued interest will be automatically converted into preferred equity units of Myx at a conversion price equal to 85% of the price per unit contemplated in the change of control transaction. Such preferred equity units will automatically convert into common shares of the surviving entity.

The Company has elected to measure the investment in convertible instrument from Myx using the fair value option at each reporting date. Under the fair value option, bifurcation of an embedded derivative is not necessary, and all related gains and losses on the host contract and derivative due to change in the fair value will be reflected in other income, net in the consolidated statements of operations. The convertible instrument is included within other assets in the consolidated balance sheets. As of December 31, 2020, the fair value of the convertible instrument investment was $10.3 million.

In March 2021, the Company increased the principal of the convertible instrument from $10.0 million to $15.0 million.

The Company measures its investment in convertible instrument at fair value based on significant inputs not observable in the market, which causes it to be classified as a Level 3 measurement within the fair value hierarchy. The valuation of the investment in convertible instrument uses assumptions and estimates the Company believes would be made by a market participant in making the same valuation. The Company assess these assumptions and estimates on an on-going basis as additional data impacting the assumptions and estimates are obtained.

The fair value of the investment in convertible instrument may change significantly as additional data is obtained, impacting the Company’s assumptions regarding probabilities of outcomes used to estimate the fair value of the asset. In evaluating this information, considerable judgment is required to interpret the data used to develop the assumptions and estimates. The estimates of fair value may not be indicative of the amounts that

The Beachbody Company Group, LLC

Notes to Consolidated Financial Statements

could be realized in a current market exchange. Accordingly, the use of different market assumptions and/or different valuation techniques may have a material effect on the estimated fair value amounts, and such changes could materially impact the Company’s results of operations in future periods.

The following table provides quantitative information associated with the fair value measurement of the Company’s Level 3 inputs:

	Fair Value as of December 31, 2020	Valuation Technique	Unobservable Input Description	Input
Investment in convertible instrument	$10,288	Scenario-based analysis	Probability of Change of Control	80%
			Probability of Qualified Financing	20%
			Period in which outcomes are expected to be achieved	1.43
			Discount rate	25%

The convertible instrument was valued using a scenario-based analysis. Two primary scenarios were considered to arrive at the valuation conclusion for the convertible instrument. The first scenario considers the probability-weighted value of conversion at the stated discount to the issue price in a change in control event. The second scenario considers the probability-weighted value of conversion at the stated discount to the issue price in a Qualified Financing event. As of the date of the investment in the convertible instrument, an implied yield was calculated such that the sum of the value of the straight debt and the value of the conversion feature was equal to the principal investment amount. The implied yield of the investment is carried forward with a market adjustment and used as the primary discount rate for subsequent valuation dates.

The significant unobservable inputs used in the fair value measurement of the Company’s investment in convertible instrument are the probabilities of Myx closing of the future qualified financing or change of control, which would trigger conversion of the convertible instruments, probabilities as to the periods in which the outcomes are expected to be achieved and discount rate. Significant changes in the probabilities of the completion of the future qualified financing or change in control would result in a significantly higher or lower fair value measurement, respectively. Significant changes in the probabilities as the period in which outcomes will be achieved would result in a significantly lower or higher fair value measurement, respectively.

The following table presents changes in the Level 3 investment in convertible investment measured at fair value for the year ended December 31, 2020:

Balance, December 31, 2019	$—
Investment in convertible instrument	10,000
Change in fair value	288

Balance, December 31, 2020	$10,288

For the year ended December 31, 2020, the change in the fair value of the investment in convertible instrument resulted from an adjustment to the remaining period to the expected outcome and change in discount rate. No other changes in valuation techniques or inputs occurred during the year ended December 31, 2020.

The Beachbody Company Group, LLC

Notes to Consolidated Financial Statements

Revenue Recognition

The Company’s primary sources of revenue are from sales of digital subscriptions and nutritional products. The Company records revenue when it fulfills its performance obligation to transfer control of the goods or services to its customer. Control of shipped items is generally transferred when the product is delivered to the customer. The amount of revenue recognized is the consideration that the Company expects it will be entitled to receive in exchange for transferring goods or services to its customers. Control of services, which are primarily digital subscriptions, transfers over time, and as such, revenue is recognized ratably over the subscription period (up to 12 months), using a mid-month convention. The Company sells a variety of bundled products that combine digital subscriptions, nutritional products, and/or other fitness products. The Company considers these sales to be revenue arrangements with multiple performance obligations and allocates the transaction price to each performance obligation based on its relative standalone selling price. The Company defers revenue when it receives payments in advance of delivery of products or the performance of services.

Revenue is recorded net of expected value of returns, discounts, and credit card chargebacks, which are estimated using the Company’s historical experience. Revenue is presented net of sales taxes and value added taxes (VAT and GST/HST) collected from customers and remitted to applicable government agencies.

The Company is the principal in all its relationships where third parties may sell or distribute the Company’s goods or services. Payments made to the third parties are recorded in selling and marketing expenses within the consolidated statements of operations.

Cost of Revenue

Cost of revenue consists of nutritional product costs, including manufacturing costs, shipping and handling costs, packaging, fulfillment costs, warehousing costs, customer service, credit card processing costs and certain allocated costs related to management, facilities, and personnel-related expenses associated with quality assurance and supply chain logistics. Cost of revenue also includes digital streaming costs, amortization of content assets, depreciation of certain software and production equipment, and amortization of formulae and technology-based intangible assets.

The costs associated with shipping goods to customers amounted to $36.3 million, $29.0 million and $32.0 million for the years ended December 31, 2020, 2019 and 2018, respectively.

Selling and Marketing

Selling and marketing expenses primarily include the costs of Coach and social influencer compensation, advertising, royalties, promotions and events, and third-party sales commissions as well as the personnel-related expenses for employees and consultants associated with these areas. Selling and marketing expenses also include depreciation of certain software and amortization of contract-based intangible assets.

The Company pays Coach commissions when commissionable sales are made. In cases where the underlying revenue is deferred, the Company also defers the Coach commissions and expenses these costs in the same period in which the underlying revenue is recognized. Deferred Coach commissions are included in other current assets in the consolidated balance sheets and were $29.8 million and $23.4 million as of December 31, 2020 and December 31, 2019, respectively.

Coaches are also eligible for various bonuses, recognition, and complimentary participation in events, including those based on sales volume. The Company expenses these costs in the period in which they are earned. These expenses as well as Coach commissions earned but not paid are included in accrued expenses in the consolidated balance sheets.

The Beachbody Company Group, LLC

Notes to Consolidated Financial Statements

Advertising costs are primarily comprised of social media, television media, and internet advertising expenses and also include print, radio, and infomercial production costs. Generally, television media costs are expensed at the time the media airs, while the costs to produce television infomercials are expensed as incurred. Total advertising expense, including the costs to produce infomercials, amounted to $98.2 million, $59.3 million and $74.6 million for the years ended December 31, 2020, 2019 and 2018, respectively.

Technology and development

Technology and development expenses primarily include personnel-related expenses for employees and professional fees paid to consultants who create improvements to and maintain our enterprise systems applications, hardware and software. Expenses also include payroll and related costs for employees involved in the research and development of new and existing products and services, enterprise technology hosting expenses, depreciation of enterprise technology-related assets, and equipment leases.

Research and development costs, which are expensed as incurred, were $4.6 million, $4.6 million and $4.8 million during the years ended December 31, 2020, 2019 and 2018, respectively.

Equity-Based Compensation

The Company measures and recognizes expense for all equity-based awards granted to employees based on their estimated fair values as of the grant date using the Black-Scholes option-pricing model. The Company recognizes the expense on a straight-line basis over the requisite service period, and forfeitures are accounted for as they occur. Equity-based compensation expense is included in cost of revenue, selling and marketing, technology and development, and general and administrative expense within the consolidated statements of operations.

Equity-based compensation expense for options granted to nonemployees is measured based on the fair value of the options issued, which is more reliably determined than the value of goods and services received. The fair value of the equity instruments issued is measured at the performance completion date.

Common Unit Valuations

The Company has historically granted common unit options at an exercise price equal to the fair value as determined by the Board of Managers on the date of grant. Given the absence of a public market for the Company’s common units, the Company estimated the fair value of its common units at the time of each grant of an equity-based award. The Company utilized various valuation methodologies in accordance with the framework of the American Institute of Certified Public Accountants’ Technical Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation, to estimate the fair value of its common units. These estimates and assumptions include numerous objective and subjective factors to determine the fair value of the Company’s common units at each grant date, including the following factors:

•	Relevant precedent transactions including the Company’s capital units;

•	the liquidation preferences, rights, preferences, and privileges of the Company’s preferred units relative to the common units;

•	the Company’s actual operating and financial performance;

•	current business conditions and projections;

•	the Company’s stage of development;

The Beachbody Company Group, LLC

Notes to Consolidated Financial Statements

•	the likelihood and timing of achieving a liquidity event for the common units underlying the stock options, such as an initial public offering, given prevailing market conditions;

•	any adjustment necessary to recognize a lack of marketability of the common units underlying the granted options;

•	the market performance of comparable publicly traded companies; and

•	U.S. and global capital market conditions.

The Company and its Board of Managers believe this methodology is reasonable based upon its internal peer company analyses, and further supported by transactions involving the preferred units. If different assumptions had been made, equity-based compensation expense, net income (loss), and net income (loss) per unit could have been significantly different.

Redeemable Convertible Series A Preferred Units

The Preferred Units are redeemable at a determinable price on a fixed or determinable date, at the option of the holder, or upon the occurrence of an event that is not solely within the control of the Company and therefore are classified outside of permanent members’ equity, in mezzanine members’ equity.

Derivative Financial Instruments

The Company uses derivative instruments to manage the effects of fluctuations in foreign currency exchange rates on the Company’s net cash flows. The Company primarily enters into option and forward contracts to hedge forecasted payments, typically for up to 12 months, for cost of revenue, selling and marketing expenses, general and administrative expenses, and intercompany transactions not denominated in the local currencies of the Company’s foreign operations. The Company designates certain of these instruments as cash flow hedges and records them at fair value as either assets or liabilities within the consolidated balance sheets. Certain of these instruments are freestanding derivatives for which hedge accounting does not apply.

Changes in the fair value of cash flow hedges are recorded in accumulated other comprehensive income (loss) until the hedged forecasted transaction affects earnings. Deferred gains and losses associated with cash flow hedges of third-party payments are recognized in cost of revenue, selling and marketing, or general and administrative expenses, as applicable, during the period when the hedged underlying transaction affects earnings. Changes in the fair value of certain derivatives for which hedge accounting does not apply are immediately recognized directly in earnings to cost of revenue.

The Company classifies cash flows related to derivative financial instruments as operating activities in the consolidated statements of cash flows.

Income Taxes

Effective April 2, 2019, the Company made an election with the United States taxing authorities to change its entity status to a regarded C-Corporation from a regarded pass-through entity for income tax purposes. The consequences of this election were the recognition of a tax provision on the Company’s net income earned after that date and the recording of a net deferred tax asset as of the election date of $16.6 million as a benefit for income taxes from operations. The accumulated deficit and other comprehensive loss as of the election date have been eliminated against common units and Preferred Units with the allocation determined in accordance with the terms of the Beachbody, LLC Operating Agreement.

The Beachbody Company Group, LLC

Notes to Consolidated Financial Statements

The Company is subject to income taxes in the United States, Canada, and the United Kingdom. The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined on the basis of the differences between the financial statement and tax basis of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

In evaluating its ability to recover deferred tax assets, the Company considers all available positive and negative evidence, including historical and current operating results, ongoing tax planning, and forecasts of future taxable income on a jurisdiction-by-jurisdiction basis. Based on the level of losses, the Company has established a valuation allowance to reduce its net deferred tax assets to the amount that is more likely than not to be realized.

The Company records uncertain tax positions on the basis of a two-step process in which (1) the Company determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, the Company recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.

The Company recognizes interest and penalties related to unrecognized tax benefits in interest expense and other income, net, respectively, in the accompanying consolidated statements of operations. Accrued interest and penalties are included in accrued expenses and other liabilities in the consolidated balance sheets.

Foreign Currency

The reporting currency for the consolidated financial statements of the Company is the U.S. dollar. The functional currency of the Company’s foreign subsidiaries is the local currency of the subsidiaries. The assets and liabilities of these subsidiaries are translated into U.S. dollars at exchange rates in effect at the end of each reporting period. Revenues and expenses for these subsidiaries are translated at average exchange rates in effect during the applicable period. Translation adjustments are included in accumulated other comprehensive income (loss) as a component of members’ equity. Gains and losses related to the recurring measurement and settlement of foreign currency transactions are included as a component of other income, net in the consolidated statements of operations and were gain of $0.2 million, loss of $0.1 million and gain of $0.1 million during the years ended December 31, 2020, 2019 and 2018, respectively.

Segments

Operating segments are defined as the components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in assessing performance and in deciding how to allocate resources to an individual segment. The Company’s CODM is its Chief Executive Officer, and the Company has determined that there are two operating segments, Beachbody and Other. For financial reporting purposes, there is one reportable segment, Beachbody. Other primarily comprises Openfit, which is an immaterial operating segment.

As of December 31, 2020 and 2019, the Company’s long-lived assets are located in the U.S.

The Beachbody Company Group, LLC

Notes to Consolidated Financial Statements

Earnings per unit

The Company follows the authoritative guidance which establishes standards regarding the computation of earnings per share (“EPS”) by companies that have issued securities other than common stock that contractually entitle the holder to participate in distribution and earnings or the contractual obligation to share in losses of a company. The guidance requires earnings to be hypothetically allocated between the common, preferred, and other participating unit holders based on their respective rights to receive non-forfeitable distributions, whether or not declared.

Basic net income (loss) per common unit is calculated by dividing net income (loss) allocable to common unit holders (after adjustment for Preferred Unit holders return) by the weighed-average number of common units outstanding during the period.

Diluted net income (loss) per common unit adjusts net income (loss) and net income (loss) per common unit for the effect of all potentially dilutive units of the Company’s common units.

Recently Adopted Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606), which amended the existing accounting standards for revenue recognition. ASU 2014-09 establishes principles for recognizing revenue upon the transfer of promised goods or services to customers, in an amount that reflects the expected consideration to be received in exchange for those goods or services. The Company adopted Topic 606 with a date of initial application of January 1, 2018 using the modified retrospective method applied to all contracts existing as of January 1, 2018. Results for the years ended December 31, 2020, 2019 and 2018 are presented under Topic 606. Given the nature of the Company’s products and the terms and conditions applicable to its sales to its customers, the timing and amount of revenue recognized based on the underlying principles of this guidance are generally consistent with the Company’s revenue recognition policy under previous guidance, and the adoption of Topic 606 did not have a significant impact on the consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which amended the existing accounting standards for leases. ASU 2016-02 is intended to increase transparency and comparability among organizations and requires the recognition of lease assets and lease liabilities on the balance sheet and the disclosure of key information about leasing arrangements. The Company early adopted the ASU effective January 1, 2019 using the additional (optional) approach by recording a right-of-use asset of $47.5 million after netting previously recorded lease assets and liabilities such as deferred rent and a lease liability of $59.1 million. There was no effect on opening retained earnings. The Company accounted for leases in the prior period financial statements under ASC Topic 840. In adopting the new standard, the Company elected to apply the practical expedients regarding the identification of leases, lease classification, indirect costs, and the combination of lease and non-lease components; the Company did not elect the use of hindsight in assessing the lease term. See Note 12 – Leases for additional information and disclosure on the Company’s leases.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This guidance introduces a new model for recognizing credit losses on financial instruments based on an estimate of current expected credit losses. ASU 2016-13 also provides updated guidance regarding the impairment of available-for-sale debt securities and includes additional disclosure requirements. The Company adopted this standard as of January 1, 2020 with an immaterial impact on the consolidated financial statements.

The Beachbody Company Group, LLC

Notes to Consolidated Financial Statements

In August 2018, the FASB issued ASU 2018-15, Intangibles — Goodwill and Other — Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract, to clarify the accounting for implementation costs of a hosting arrangement that is a service contract and align that accounting with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. The Company adopted this standard as of January 1, 2020 with an immaterial impact on the consolidated financial statements.

In March 2019, the FASB issued ASU 2019-02, Improvements to Accounting for Costs of Films and License Agreements for Program Materials, in order to align accounting for production costs for films and episodic content produced for television and streaming services. The standard revises presentation requirements, requires that an organization provide new disclosures about content that is either produced or licensed, addresses cash flow classification for license agreements, and addresses when an organization should assess films and license agreements for program material for impairment at the film-group level. The Company adopted this standard on a prospective basis as of January 1, 2020 with an immaterial impact on the consolidated financial statements.

Accounting Pronouncements Not Yet Adopted

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which removes specific exceptions to the general principles in Topic 740 in addition to simplifying other areas of Topic 740. The guidance in this update is effective for public business entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020 and is effective for all other entities for fiscal years beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022, with early adoption permitted. The Company is evaluating the impact of the adoption of this guidance on its consolidated financial statements.

2.	Revenue

The Company’s revenue disaggregated by geographic region is as follows (in thousands):

	Year Ended December 31,
	2020	2019	2018
United States	$786,186	$694,756	$723,485
Rest of world[1]	77,396	61,023	66,804

Total revenue	$863,582	$755,779	$790,289

(1)	Consists of Canada and United Kingdom. In 2020, also includes France.

Deferred Revenue

Deferred revenue is recorded for nonrefundable cash payments received for the Company’s performance obligation to transfer, or stand ready to transfer, goods or services in the future. Deferred revenue consists of subscription fees billed that have not been recognized. During the year ended December 31, 2020 and 2019, the Company recognized $67.7 and $64.0 million, respectively of revenue that was included in the deferred revenue balance as of December 31, 2019 and 2018, respectively.

The Beachbody Company Group, LLC

Notes to Consolidated Financial Statements

3.	Inventory, net

Inventory, net consists of the following (in thousands):

	December 31,
	2020	2019
Raw materials and work in process	$26,480	$13,328
Finished goods	38,874	26,400

Total inventory	$65,354	$39,728

Adjustments to reduce the carrying value of excess and obsolete inventory down to the lower of cost or net realizable value were $2.8 million, $2.8 million and $1.7 million during the years ended December 31, 2020, 2019 and 2018, respectively, and are included in the consolidated statements of operations as a component of nutrition and other cost of revenue. Inventory held on consignment was $0.1 million and $0.1 million at December 31, 2020 and 2019, respectively.

4.	Other Current Assets

Other current assets consist of the following (in thousands):

	December 31,
	2020	2019
Deferred coach costs	$29,967	$23,426
Other	7,397	7,167

Total other current assets	$37,364	$30,593

5.	Property and Equipment, Net

Property and equipment, net consists of the following (in thousands):

	December 31,
	2020	2019
Computer software	$194,314	$177,676
Leasehold improvements	24,197	26,776
Computer equipment	21,172	17,158
Computer software and web development projects in-process	12,380	10,013
Furniture, fixtures and equipment	7,016	7,677

Property and equipment, gross	259,079	239,300
Less: Accumulated depreciation	(178,910)	(157,342)

Property and equipment, net	$80,169	$81,958

The Beachbody Company Group, LLC

Notes to Consolidated Financial Statements

The Company recorded depreciation expense related to property and equipment in the following expense categories of its consolidated statements of operations as follows (in thousands):

	Year Ended December 31,
	2020	2019	2018
Cost of revenue	$13,619	$16,005	$21,026
Selling and marketing	2,220	2,067	2,412
Technology and development	21,274	21,114	25,144
General and administrative	3,014	3,773	3,905

Total depreciation	$40,127	$42,959	$52,487

During the years ended December 31, 2020, 2019 and 2018, the Company determined that certain capitalized website and software development projects had no future use. The Company recognized a loss on impairment of approximately zero, $0.2 million and $0.2 million in cost of revenue within the consolidated statements of operations during the years ended December 31, 2020, 2019 and 2018, respectively.

6.	Content Assets, Net

Content assets, net consist of the following (in thousands):

	December 31,
	2020	2019
Released, less amortization	$17,306	$7,925
In production	2,131	3,509

Content assets, net	$19,437	$11,434

The Company expects $9.9 million of content assets to be amortized during the next 12 months and 100% within three years. The Company recorded amortization expense of $7.5 million, $8.5 million and $6.2 million for content assets during the years ended December 31, 2020, 2019 and 2018, respectively.

7.	Acquisitions

Ladder

On September 18, 2020, the Company acquired Ladder, a sports nutrition company, to enhance the Openfit platform by providing premium, NSF-certified supplements developed and endorsed by elite athletes. Acquisition-related costs were $1.1 million and are included in general and administrative expenses in the consolidated statements of operations for the year ended December 31, 2020.

The Beachbody Company Group, LLC

Notes to Consolidated Financial Statements

The Company recognized the assets and liabilities of Ladder based on its preliminary estimates of their acquisition date fair values. The purchase price allocations are subject to change as the Company continues to gather information relevant to its determination of the fair value of the assets and liabilities acquired primarily related to, but not limited to, deferred income taxes. Any adjustments to the purchase price allocations will be made as soon as practicable but no later than one year from the acquisition date. The following table summarizes the components of consideration and the preliminary fair value estimates of assets acquired and liabilities assumed (in thousands):

Purchase Price
Common units issued in connection with acquisition (1)	$27,889

Allocation
Goodwill	$11,606
Intangible assets:
Trade name	7,500
Customer-related	300
Formulae	1,950
Talent and representation contracts	10,300

20,050

Cash acquired	1,247
Other assets acquired	1,132
Liabilities acquired	(1,834)
Deferred tax liabilities	(4,312)

$27,889

(1)	The fair value of common units issued in connection with the acquisition was calculated based on 1,449,537 units of the Company multiplied by the estimated fair value per unit of $19.24.

The excess of the purchase price over the estimated fair values of the net assets acquired, including identifiable intangible assets, is recorded as goodwill. Goodwill is primarily attributable to the assembled workforce of Ladder and expected synergies from combining operations. Goodwill recognized was allocated to the Company’s Openfit operating segment and is generally not deductible for tax purposes.

The revenue and operating loss from Ladder included in the Company’s consolidated statements of operations for the year ended December 31, 2020 were $0.7 million and $0.9 million, respectively.

The following unaudited pro forma financial information presents the combined results of operations as if Ladder had been combined with the Company as of January 1, 2019. The pro forma financial information includes the accounting effects of the business combination, including amortization of intangible assets. The unaudited pro forma financial information is presented for information purposes only and is not indicative of the results of operations that would have been achieved if the acquisition had taken place at the beginning of the periods presented, nor should it be taken as indication of the Company’s future consolidated results of operations.

	Year Ended December 31,
	2020	2019
Pro forma combined:
Revenue	$865,757	$757,174
Net (loss) income	(29,272)	24,308

The Beachbody Company Group, LLC

Notes to Consolidated Financial Statements

Gixo

On July 22, 2019, the Company acquired Gixo, a virtual fitness training company, to acquire technology and employee knowledge that would enhance the Openfit platform experience for the Company’s customers by creating trainer-led live group fitness integrated with personalized nutrition programming and tracking. The purchase price was approximately $14.9 million, net of cash acquired. Acquisition-related costs were $0.9 million and are included in general and administrative expenses in the consolidated statements of operations for the year ended December 31, 2019.

During the year ended December 31, 2020, the Company made an adjustment to the fair value of deferred income tax assets acquired. The following table summarizes the components of consideration and the final adjusted fair value of assets acquired and liabilities assumed (in thousands):

Purchase Price
Cash paid, net of cash acquired	$6,473
Common units issued in connection with acquisition	8,395

$14,868

Allocation
Goodwill	$7,375
Intangible assets:
Contract-based	300
Customer-related	400
Technology-based	6,200

6,900
Other assets acquired	141
Deferred tax assets	550
Liabilities acquired	(98)

$14,868

The excess of the purchase price over the estimated fair values of the net assets acquired, including identifiable intangible assets, is recorded as goodwill. Goodwill is generally not deductible for tax purposes.

Revenue and operating expenses from Gixo were not material during the year ended December 31, 2019.

8.	Goodwill and Acquired Intangible Assets

Changes in goodwill for the years ended December 31, 2020 and 2019 is as follows (in thousands):

	December 31,
	2020	2019
Goodwill, beginning of year	$7,657	$—
Acquisition	11,606	7,657
Other adjustments	(282)	—

Goodwill, end of year	$18,981	$7,657

The Beachbody Company Group, LLC

Notes to Consolidated Financial Statements

Intangible Assets, Net

Intangible assets as of December 31, 2020 and 2019 consisted of the following (in thousands):

	December 31, 2020			December 31, 2019			Weighted-Average Remaining Useful Life (years)
	Acquired Intangibles, Gross	Accumulated Amortization	Acquired Intangibles, Net	Acquired Intangibles, Gross	Accumulated Amortization	Acquired Intangibles, Net
Contract-based	$300	$(150)	$150	$300	$(50)	$250	1.5
Customer-related	700	(337)	363	400	(100)	300	1.0
Technology-based	6,200	(4,650)	1,550	6,200	(1,550)	4,650	0.5
Talent and representation contracts	10,300	(644)	9,656	—	—	—	3.8
Formulae	1,950	(49)	1,901	—	—	—	9.8
Trade name	7,500	—	7,500	—	—	—	Indefinite

	$26,950	$(5,830)	$21,120	$6,900	$(1,700)	$5,200

Amortization expense for acquired intangible assets was $4.1 million and $1.7 million during the years ended December 31, 2020 and 2019, respectively. The estimated future amortization expense of acquired intangible assets as of December 31, 2020 is as follows (in thousands):

Year ended December 31, 2021	4,670
Year ended December 31, 2022	2,933
Year ended December 31, 2023	2,770
Year ended December 31, 2024	2,126
Year ended December 31, 2025	195
Thereafter	926

$13,620

9.	Accrued Expenses

Accrued expenses consist of the following (in thousands):

	December 31,
	2020	2019
Employee compensation and benefits	$28,855	$21,833
Coach costs	19,126	14,159
Inventory, shipping and fulfillment	10,244	6,742
Information technology	5,621	4,219
Sales and income taxes	4,132	3,046
Advertising	3,626	616
Other accrued expenses	8,351	6,639

Total accrued expenses	$79,955	$57,254

The Beachbody Company Group, LLC

Notes to Consolidated Financial Statements

10.	Restructuring

In February 2017, the Company completed certain restructuring actions to more closely align with its business priorities (the “2017 Plan”). In February 2018, the Company implemented a restructuring plan to further optimize operations (the “2018 Plan”).

The following tables summarizes the Company’s restructuring costs activity (in thousands):

	Liability as of December 31, 2019	2017 Plan Adjustments	Payments / Utilization	Liability as of December 31, 2020
Lease termination costs	2,332	(1,677)	(224)	431

Total	$2,332	$(1,677)	$(224)	$431

	Liability as of December 31, 2018	2017 Plan Adjustments	Payments / Utilization	Liability as of December 31, 2019
Lease termination costs	4,288	1,171	(3,127)	2,332

Total	$4,288	$1,171	$(3,127)	$2,332

As of December 31, 2020 and 2019, the short-term portion of the liability of $0.1 million and $0.6 million, respectively, is included in accrued expenses and the long-term portion of the liability of $0.3 million and $1.7 million, respectively, is included in other liabilities in the consolidated balance sheets.

11.	Credit Facility

In December 2018, Beachbody, LLC, as borrower, and Beachbody Holdings, Inc. as a guarantor, entered into a credit agreement with Bank of America, N.A., as lender, administrative agent and letter of credit issuer for a $35 million revolving credit facility with a $10 million sublimit for letters of credit (the “Credit Facility”).

The Credit Facility was amended in April 2020 to extend the maturity date to December 2021, amend certain pricing provisions and financial covenants, and amend other provisions including the definition of applicable rates based on consolidated EBITDA pricing levels. The Credit Facility was further amended in September 2020, whereby Beachbody Group assumed the Company’s obligations under the Credit Facility, and also in March 2021 to extend the maturity date to June 2022 and amend financial covenants.

As of December 31, 2020 and 2019, there were no borrowings outstanding and a letter of credit was issued under the Credit Facility for $3.0 million and $6.0 million, respectively.

Borrowings may be either Eurodollar rate loans or base rate loans at the Company’s election. Eurodollar rate loans bear interest at an annual rate equal to the London Interbank Offered Rate (“LIBOR”) plus 1.75% to 2.25%. Base rate loans are at the base rate, as defined in the amended Credit Facility, plus 0.75% to 1.25%. The Company also pays a 1.75% to 2.25% fee on the letters of credit outstanding and a 0.375% to 0.5% commitment fee on the unused Credit Facility. The Company incurred $0.2 million and $0.6 million of interest and $0.1 million and approximately $0.1 million of fees under the Credit Facility during the years ended December 31, 2020 and 2019, respectively.

The Credit Facility contains certain reporting and financial covenants which require the Company to maintain a minimum consolidated EBITDA amount and comply with a maximum capital expenditures amount. The Company was in compliance with all covenants as of December 31, 2020.

The Beachbody Company Group, LLC

Notes to Consolidated Financial Statements

12.	Leases

The Company leases facilities under noncancelable operating leases expiring through 2025 and certain equipment under a finance lease expiring in 2024.

At December 31, 2020 and 2019, the Company had operating lease liabilities of $41.2 million and $49.8, respectively, and right-of-use assets of $32.9 million and $39.7 million, respectively. As of December 31, 2020 and 2019, the Company had finance lease liabilities $0.4 million and $0.6 million, respectively, and right-of-use assets of $0.4 million and $0.6 million, respectively.

The Company’s leases do not require any contingent rental payments, impose any financial restrictions, or contain any residual value guarantees. Certain of the Company’s leases include renewal options and escalation clauses; renewal options have not been included in the calculation of lease liabilities and right-of-use assets as the Company is not reasonably certain to exercise these options. Variable expenses generally represent the Company’s share of the landlord operating expenses.

The following summarizes the Company’s leases (in thousands):

	Year Ended December 31,
	2020	2019
Finance lease costs:
Amortization of right-of-use asset	$147	$144
Interest on lease liabilities	20	25
Operating lease costs	9,691	10,007
Short-term lease costs	166	411
Variable lease costs	303	1,329
Short-term sublease income	—	(383)

Total lease costs	$10,327	$11,533

	Year Ended December 31,
	2020	2019
Cash paid for amounts included in the measurement of lease liabilities
Operating cash flows from finance leases	$24	$25
Operating cash flows from operating leases	11,459	11,508
Financing cash flows from finance leases	141	134
Right-of-use asset obtained in exchange for new finance lease liabilities	—	662
Right-of-use asset obtained in exchange for new operating lease liabilities	421	46,788

Weighted-average remaining lease term- finance leases	3.3	4.3
Weighted-average remaining lease term- operating leases	4.0	4.9

Weighted-average discount rate- finance leases	4.0%	4.0%
Weighted-average discount rate- operating leases	5.5%	5.5%

The Beachbody Company Group, LLC

Notes to Consolidated Financial Statements

Maturities of our operating and finance leases, excluding short-term leases, are as follows (in thousands):

	Operating Leases	Finance Leases	Total
Year ended December 31, 2021	10,523	161	10,684
Year ended December 31, 2022	11,183	161	11,344
Year ended December 31, 2023	11,781	123	11,904
Year ended December 31, 2024	12,616	3	12,619
Year ended December 31, 2025	—	—	—
Thereafter	—	—	—

Total	46,103	448	46,551
Less present value discount	(4,903)	(25)	(4,928)

Lease liabilities at December 31, 2020	$41,200	$423	$41,623

As the Company’s lease agreements do not provide an implicit rate, the discount rates used to determine the present value of lease payments are generally based on the Company’s estimated incremental borrowing rate for a secured borrowing of a similar term as the lease.

Rent expense associated with the operating leases, accounted for under ASC Topic 840, was $9.0 million for the year ended December 31, 2018.

13.	Commitments and Contingencies

Inventory Purchase and Service Agreements

The Company has noncancelable inventory purchase and service agreements with multiple service providers which expire at varying dates through 2025. Service agreement obligations include amounts related to fitness and nutrition trainers, future events, information systems support, and other technology projects.

Future minimum payments under noncancelable service and inventory purchase agreements for the years succeeding December 31, 2020 are as follows (in thousands):

Year ended December 31, 2021	$55,702
Year ended December 31, 2022	4,367
Year ended December 31, 2023	1,431
Year ended December 31, 2024	2,469
And thereafter	1,250

$65,219

The preceding table excludes royalty payments to fitness trainers, talent and others that are based on future sales as such amounts cannot be reasonably estimated.

Contingencies

The Company is subject to litigation from time to time in the ordinary course of business. Such claims typically involve its products, intellectual property, and relationships with suppliers, customers, distributors, employees and others. Contingent liabilities are recorded when it is both probable that a loss has occurred and the amount of the loss can be reasonable estimated. Although it is not possible to predict how litigation and other claims will be resolved, the Company does not believe that any currently identified claims or litigation matters will have a material adverse effect on its consolidated financial position or results of operations.

The Beachbody Company Group, LLC

Notes to Consolidated Financial Statements

14.	Preferred Units

As of December 31, 2020, the Company has 20,137,681 authorized and 10,068,841 outstanding Preferred Units held by Raine and its co-investors. The Preferred Units were purchased by Raine on December 14, 2018 for approximately $9.93 per unit, or $100.0 million in aggregate (the “Capital Contribution”). The aggregate proceeds received by the Company were reduced by issuance costs of $4.4 million. The net proceeds of $95.6 million were used to redeem the Preferred Units held by LNK for $158.1 million, which represented LNK’s liquidation preference as of December 14, 2018.

In April 2019, Raine agreed to sell an aggregate 1,510,326 Preferred Units of its membership interest to three co-investors. No additional Preferred Units were issued by the Company, and the aggregate Preferred Units owned by Raine and its co-investors remained at 10,068,841.

The Preferred Units are convertible into common units, at the option of Raine, at any time, with no additional consideration required. The Preferred Units convert to common units at a rate of 1-for-1, subject to adjustment for certain events including unit split, unit dividend or recapitalization. The Preferred Units are subject to automatic conversion if the Company consummates an initial public offering that meets certain criteria.

Raine may redeem its Preferred Units at any time after December 14, 2024, at a price equal to the greater of (i) the fair market value of the common units into which such Preferred Units are convertible or (ii) the Capital Contribution, reduced by general distributions previously made to Raine plus any declared but unpaid distributions as of the date of the redemption notice.

Raine is entitled to distributions, in the amount, if any, of available cash flows, as determined by a majority of the Board of Managers. Distributions are to be made to common unit members and Preferred Unit members in proportion to their percentage of ownership interests, with priority to certain tax distributions and distributions to reimbursement Holdings and Raine for certain third-party expenses that have not been previously paid.

The redemption by Raine or the completion of an initial public offering are not solely within the control of the Company, and as such, the Preferred Units are classified as mezzanine members’ equity.

15.	Members’ Equity

As described in Note 1, in August 2020, Beachbody Group was formed with Holdings as its sole member, and in September 2020, in connection with the Ladder acquisition, all outstanding units of Beachbody were exchanged for Beachbody Group units with Beachbody surviving as a direct subsidiary of Beachbody Group.

As described in Note 1, in December 2020, Holdings merged with the Company and following the merger, members of Holdings became direct members of the Company, Holdings ceased to exist, and the Company became the surviving entity. In connection with Holdings Downstream Merger, the Company exchanged the shares held by Holdings and the underlying Holdings’ shareholders at the Exchange Ratio.

As of December 31, 2020, 100,000,000 common units of Beachbody Group are authorized. As of December 31, 2020 and 2019, 62,263,439 and 60,813,902 common units, respectively, were outstanding.

In connection with the Company’s April 2, 2019 election to change its entity status to a regarded C-Corporation from a regarded pass though entity for income tax purposes, the consolidated financial statements have been revised to reflect the elimination of the accumulated deficit and other comprehensive loss against common units and Preferred Units as detailed below with the allocation determined in accordance with the terms of the Beachbody, LLC Operating Agreement.

The Beachbody Company Group, LLC

Notes to Consolidated Financial Statements

(in thousands)	Redeemable Convertible Series A Preferred Units	Common Units	Accumulated Other Comprehensive Income (Loss)	Retained Earnings (Accumulated) (Deficit)	Total Members’ Equity
Balances at April 2, 2019 as originally reported	$95,641	$30,840	$(2,061)	$(74,267)	$(45,488)
Elimination of accumulated balances with election of C-corp tax status	1,393	(77,721)	2,061	74,267	(1,393)

Balances at April 2, 2019 as revised	$97,034	$(46,881)	$—	$—	$(46,881)

Balances at December 31, 2019 as originally reported	$96,852	$42,095	$(2,049)	$(49,496)	$(9,450)
Elimination of accumulated balances with election of C-corp tax status	1,393	(77,721)	2,061	74,267	(1,393)

Balances at December 31, 2019 as revised	$98,245	$(35,626)	$12	$24,771	$(10,843)

Common Units

As described in Note 7 - Acquisitions, in September 2020 in connection with the Ladder acquisition, 1,449,537 common units were issued as part of the purchase price consideration.

In July 2019, 1,015,067 common units were issued as part of the purchase price consideration in exchange for all of the outstanding shares of Gixo.

Accumulated Other Comprehensive Income (Loss)

The following table summarizes changes in accumulated other comprehensive income (loss), net of tax (in thousands):

	Unrealized Gain (Loss) on Investments	Unrealized Gain (Loss) on Derivatives	Foreign Currency Translation Adjustment	Total
Balances at December 31, 2017	$(3)	$(401)	$(1,618)	$(2,022)
Other comprehensive income (loss) before reclassifications	3	299	(236)	66
Amounts reclassified from accumulated other comprehensive income (loss)	—	264	—	264

Balances at December 31, 2018	—	162	(1,854)	(1,692)
Other comprehensive income (loss) before reclassifications	—	(369)	(1)	(370)
Amounts reclassified from accumulated other comprehensive income (loss)	—	1	—	1

Balances at April 2, 2019	—	(206)	(1,855)	(2,061)
Elimination of accumulated balances with election of C-corp tax status	—	206	1,855	2,061
Other comprehensive income (loss) before reclassifications	—	(365)	111	(254)
Amounts reclassified from accumulated other comprehensive income (loss)	—	218	—	218
Tax effect	—	48	—	48

Balances at December 31, 2019	—	(99)	111	12

The Beachbody Company Group, LLC

Notes to Consolidated Financial Statements

	Unrealized Gain (Loss) on Investments	Unrealized Gain (Loss) on Derivatives	Foreign Currency Translation Adjustment	Total
Other comprehensive income (loss) before reclassifications	—	(289)	(67)	(356)
Amounts reclassified from accumulated other comprehensive income (loss)	—	92	—	92
Tax effect	—	50	—	50

Balances at December 31, 2020	$—	$(246)	$44	$(202)

16.	Equity-Based Compensation

Equity Compensation Plans

In connection with the September 2020 exchange of Beachbody units for Beachbody Group units by which Beachbody Group became the reporting entity, the Board of Managers approved the 2020 Beachbody Company Group LLC Equity Compensation Plan (the “2020 Plan”). Options previously granted by Beachbody pursuant to the 2013 Beachbody LLC Compensation Plan (the “2013 Plan”) and outstanding at the time of the exchange were replaced with options to acquire shares of Beachbody Group common units pursuant to the 2020 Plan, with terms that were identical to the original options. In the accompanying consolidated financial statements and notes, options issued under the 2013 Plan and respective compensation expense are presented as if such options had been issued and outstanding under the 2020 Plan for all previous periods.

All options and awards typically expire ten years from the date of grant if not exercised. In the event of a termination of employment, all unvested options are forfeited immediately. Generally, any vested options may be exercised within three months, depending upon the circumstances of termination, except for instances of termination “with cause” whereby any vested options or awards are forfeited immediately.

Under the 2020 Plan, up to 15,080,000 common units of the Company may be awarded to certain employees, consultants, and members of the Company’s Board of Managers through the granting of one or more of the following types of awards: (a) nonqualified unit options, (b) unit awards, and (c) unit appreciation rights. To date, the Company has granted nonqualified unit options with vesting periods ranging from three to five years. The Company issues new common units upon exercise of unit options.

Employees, consultants, and managers of the Company also participated in the Holdings 2007 Stock Incentive Plan (the “Holdings Plan”). Options to acquire common stock of Holdings under the Holdings Plan generally expire ten years from the date of grant. Upon adoption of the 2013 Plan, no further options were granted under the Holdings Plan; however, options remained outstanding (“Holdings Options”). In connection with the Holdings Downstream Merger, as described in Note 1, each Holdings Option that was outstanding and unexercised immediately prior to the Holdings Downstream Merger (“Holdings Converted Option”) was converted into an option to purchase, on the same terms and conditions as the Holdings Options, a number of common units of the Company equal to the number of shares of common stock that are subject to the Holdings Converted Option multiplied by the Exchange Ratio, at an exercise price per common unit equal to the exercise price per share of common stock applicable to such Holdings Converted Option divided by the Exchange Ratio. The Holdings Converted Options assumed as a result of the Holdings Downstream Merger were not remeasured as the fair value of the option before and after the Holdings Downstream Merger was the same.

The Beachbody Company Group, LLC

Notes to Consolidated Financial Statements

A summary of the activity under the 2020 Plan is as follows:

	Unit Options Outstanding
	Number of Options	Weighted- Average Exercise Price (per option)	Weighted- Average Remaining Contractural Term (in years)
Outstanding at December 31, 2017	7,151,213	$6.85	7.36
Granted	760,000	5.68
Forfeited	(1,096,133)	7.74

Outstanding at December 31, 2018	6,815,080	6.57	6.57
Granted	2,347,176	8.27
Forfeited	(1,026,920)	7.13

Outstanding at December 31, 2019	8,135,336	6.99	6.63
Granted	1,440,200	9.77
Assumed in Holdings Downstream Merger	1,584,764	4.50
Forfeited	(990,012)	6.56

Outstanding at December 31, 2020	10,170,288	7.04	5.70

Exercisable at December 31, 2020	6,469,174	6.14	4.11

Exercisable and expected to vest at December 31, 2020	8,335,524	7.48	6.27

A summary of the activity under the Holdings Plan is as follows:

	Stock Options Outstanding
	Number of Options	Weighted- Average Exercise Price (per option)	Weighted- Average Remaining Contractural Term (in years)
Outstanding at December 31, 2017	3,699,850	3.11	2.85
Exercised	(43,400)	5.76
Forfeited	(282,100)	5.06
Expired	(1,714,300)	0.98

Outstanding at December 31, 2018	1,660,050	4.91	4.14
Forfeited	(195,300)	5.12

Outstanding at December 31, 2019	1,464,750	4.89	3.11
Expired	(10,850)	2.71
Converted with Holdings Downstream Merger	(1,453,900)	4.90

Outstanding at December 31, 2020	—	$—	—

Exercisable at December 31, 2020	—	$—	—

Exercisable and expected to vest at December 31, 2020	—	$—	—

The Beachbody Company Group, LLC

Notes to Consolidated Financial Statements

The fair value of each award as of the date of grant is estimated using a Black-Scholes option-pricing model. The following table summarizes the assumptions used to determine the fair value of option grants:

	Year Ended December 31,
	2020	2019	2018
Risk-free rate	0.49%	2.0%	2.81%
Dividend yield rate	0.00%	0.00%	0.0%
Volatility	54.93%	47.66%	47.19%
Expected term (in years)	6.22	6.37	6.37
Weighted-average exercise price	$10.05	$8.27	$5.68

The vesting periods are based on the terms of the option grant agreements. The risk-free interest rates are based on the U.S. Treasury rates as of the grant dates for the expected terms of the options. The price volatilities represent calculated values based on the historical price volatilities of publicly traded companies within the Company’s industry group over the options’ expected terms. The expected terms of the options granted were estimated using the simplified method by taking an average of the vesting periods and the original contractual terms. The exercise prices represent the estimated fair values of one common unit of the Company’s equity on the grant dates.

A summary of the unvested option activity is as follows:

	Number of Options	Weighted- Average Grant Date Fair Value (per option)
Unvested at December 31, 2017	3,839,858	3.83
Granted	760,000	2.83
Vested	(1,211,188)	3.33
Forfeited	(810,106)	4.08

Unvested at December 31, 2018	2,578,564	3.69
Granted	2,347,176	4.03
Vested	(432,332)	3.79
Forfeited	(984,602)	3.55

Unvested at December 31, 2019	3,508,806	3.95
Granted	1,440,200	5.16
Vested	(998,892)	3.95
Forfeited	(249,000)	4.24

Unvested at December 31, 2020	3,701,114	$4.34

The fair value of options granted during the years ended December 31, 2020, 2019 and 2018 was $7.4 million (or $5.16 weighted average per option), $9.3 million (or $4.03 weighted average per option) and $2.2 million (or $2.83 weighted average per option), respectively. The total fair value of awards which vested during the years ended December 31, 2020, 2019 and 2018 was $3.9 million, $1.6 million and $4.0 million, respectively.

Warrants

During the year ended December 31, 2020, the Company issued warrants for the purchase of 1,184,834 of the Company’s common units at an exercise price of $8.44 per unit. The warrants vest 25% at the grant date and 25% at each of the first, second, and third anniversaries of the grant date. The warrants have a 10-year contractual term. As of December 31, 2020, 296,208 warrants were exercisable.

The Beachbody Company Group, LLC

Notes to Consolidated Financial Statements

The fair value of the warrants, measured at the date of issuance was $14.89 per warrant. The fair value was estimated using a Black-Scholes option-pricing model using a risk-free interest rate of 0.7%, dividend yield of 0.0%, volatility of 56.0% and expected term of 10 years.

Compensation cost measured for the warrants will be recognized over the requisite service period, which is 4.25 years.

Equity-Based Compensation Expense

Equity-based compensation expense for the years ended December 31, 2020, 2019 and 2018 was as follows (in thousands):

	Year Ended December 31,
	2020	2019	2018
Cost of revenue	$216	$175	$218
Selling and marketing	2,169	843	1,453
Technology and development	1,294	857	570
General and administrative	1,719	1,705	1,408

Total equity-based compensation	$5,398	$3,580	$3,649

As of December 31, 2020, the total unrecognized equity-based compensation expense was $29.1 million and has a weighted-average recognition period of 3.23 years.

17.	Derivative Financial Instruments

As of December 31, 2020 and 2019, the notional amount of the Company’s outstanding foreign exchange options was $34.0 million and $23.1 million, respectively. There were no outstanding forward contracts as of December 31, 2020 and 2019.

The following table presents the fair value of the Company’s derivative instruments which are included in other current assets in the consolidated balance sheets (in thousands):

	December 31,
	2020	2019
Derivatives designated as hedging instruments	$134	$76
Derivatives not designated as hedging instruments	30	14

Total derivative assets	$164	$90

There were no derivative liabilities as of December 31, 2020 and 2019.

The Beachbody Company Group, LLC

Notes to Consolidated Financial Statements

The following table shows the pre-tax effects of the Company’s derivative instruments on its consolidated statements of operations (in thousands):

	December 31,
	2020	2019	2018
(Losses) gains recognized in other comprehensive income (loss)	$(289)	$(734)	$299
Losses reclassified from accumulated other comprehensive income (loss) into net income (loss) (1)	(92)	(219)	(264)
(Losses) gains recognized in net income (loss) on derivatives not designated as hedging instruments	(112)	(130)	15

(1)

Amounts reclassified from accumulated other comprehensive income ( loss) into cost of revenue for the years ended December 31, 2020, 2019 and 2018 were approximately zero, $0.1 million and $0.1 million, respectively. Amounts reclassified from accumulated other comprehensive income (loss) into general and administrative expenses for the years ended December 31, 2020, 2019 and 2018 were $0.1 million, $0.1 million and $0.2 million, respectively.

The Company expects that $0.4 million of existing losses recorded in accumulated other comprehensive income

(loss) will be reclassified into net income (loss) over the next 12 months. The Company assessed its derivative instruments and determined that they were effective during each of the years ended December 31, 2020 and 2019.

18.	Income Taxes

In April 2019, the Company changed its entity status to a regarded C-Corporation from a regarded pass-through entity for income tax purposes.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was enacted into law, and the new legislation contains several key tax positions, including the five-year net operating loss carryback, an adjustment business interest limitation, and payroll tax deferral. The Company is required to recognize the effect of tax law changes in the period of enactment. The Company has assessed the applicability of the CARES Act and determined there to be no material impact to the Company other than its ability to use the entire $4.6 million of net operating loss carryback from 2020 to 2019 for federal income tax purposes. On December 27, 2020 the Consolidated Appropriations Act, 2021 was signed into law. It provides additional COVID-19 focused relief and extends certain provisions of the CARES Act. At this time, the Company does not believe that the Consolidated Appropriations Act, 2021 will have a material impact on our financial statements.

The components of the Company’s income (loss) before income taxes are as follows (in thousands):

	Year Ended December 31,
	2020	2019
U.S.	$(8,120)	$15,219
Foreign	1,957	3,686

Income (loss) before income taxes	$(6,163)	$18,905

The Beachbody Company Group, LLC

Notes to Consolidated Financial Statements

The components of the income tax provision (benefit), net are as follows (in thousands):

	Year Ended December 31,
	2020	2019
Current:
Federal	$(481)	$477
State and local	(4)	331
Foreign	159	253

	(326)	1,061

Deferred:
Federal	11,759	(10,888)
State and local	3,791	(3,612)
Foreign	45	49

	15,595	(14,451)

Income tax provision (benefit), net	$15,269	$(13,390)

During the year ended December 31, 2020, the Company recorded a $16.2 million deferred tax expense to establish full valuation allowances against its U.S. and U.K. deferred tax assets as the Company concluded it is not more likely than not that it will be able to realize these deferred tax assets in a future period. The Company has certain deferred tax liabilities that will reverse in a different period than its deferred tax assets and has deferred tax liabilities with an indefinite reversal period resulting in a net deferred tax liability of $3.7 million after recording the valuation allowances.

The actual tax rate on income (loss) before income taxes reconciles to the applicable statutory federal income tax rate as follows:

	Year Ended December 31,
	2020	2019
Federal statutory rate	21.0%	21.0%
State income taxes net of federal benefit	0.5%	2.9%
Valuation allowance on deferred tax assets	(262.4)%	—
Deferred tax asset recorded at C-Corporation election	—	(88.0)%
R & D Credits (federal and state net of federal benefit)	14.2%	(2.3)%
Equity-based compensation	(9.1)%	1.7%
Pre-April 2, 2019 pass-through income not taxed at entity level	—	(8.4)%
Other	(11.9)%	2.3%

Effective tax rate	(247.7)%	(70.8)%

The Beachbody Company Group, LLC

Notes to Consolidated Financial Statements

Deferred tax assets and liabilities are as follows (in thousands):

	As of December 31,
	2020	2019
Deferred tax assets:
Tax basis step-up	$16,620	$18,422
Lease obligations	10,495	12,340
Equity-based compensation	5,467	4,705
Inventory	3,939	4,161
Net operating losses	6,483	2,922
Accrued employee compensation and benefits	2,129	1,585
Accrued expenses	932	716
Other	2,343	1,607

Total deferred tax assets	48,408	46,458

Deferred tax liabilities:
Property and equipment	(18,381)	(16,331)
Lease assets	(8,144)	(9,615)
Intangible assets	(3,770)	159
Prepaid expenses	(1,572)	(2,506)
Content assets	(4,096)	(2,186)

Total deferred tax liabilities	(35,963)	(30,479)

Net deferred tax assets before valuation allowance	12,445	15,979
Valuation allowance	(16,174)	—

Net deferred tax asset (liability)	$(3,729)	$15,979

Taxes on the net income of foreign corporate subsidiaries in excess of a deemed return on their intangible assets, or global intangible low-taxed income (“GILTI”), is recognized as an expense in the period the tax is incurred. We have not provided deferred taxes related to temporary differences that, on their reversal, will impact the amount of income subject to GILTI in the period tax is incurred.

As of December 31, 2020 and 2019, the Company had accumulated U.S. federal and state net operating loss carryforwards of $25.9 million and $18.8 million, respectively. Of the $25.9 million of federal net operating loss carryforwards, $2.3 million was generated before January 1, 2018 and subject to a 20-year carryforward period. The remaining $23.6 million can be carried forward indefinitely but is subject to an 80% taxable income limitation. The U.S. federal losses subject to carryforward limitations and state net operating loss carryforwards will begin to expire in 2037 and 2023, respectively. As of December 31, 2020 and 2019, we had accumulated U.S. federal and state research tax credits of $0.8 million and $0.3 million, respectively. The U.S. federal research tax credits will begin to expire in 2039. The U.S. state research tax credits do not expire.

The Beachbody Company Group, LLC

Notes to Consolidated Financial Statements

Uncertain Tax Positions

The following table summarizes the activity related to gross unrecognized tax benefits (in thousands):

	Year Ended December 31,
	2020	2019
Unrecognized tax benefits, beginning of year	$—	$—
Additions for current year tax positions	184	—

Unrecognized tax benefits (excluding interest and penalties), end of year	184	—
Interest and penalties associated with unrecognized tax benefits	—	—

Unrecognized tax benefits including interest and penalties, end of year	$184	$—

The total amount of gross unrecognized tax benefits, including interest and penalties, was $0.2 million and approximately zero as of December 31, 2020 and 2019, respectively. All of the unrecognized tax benefit was recorded as a reduction in our gross deferred tax assets, offset by a corresponding reduction in our valuation allowance.

Tax years ending on or after December 31, 2017 are subject to examination in the U.S., and tax years ending on or after December 31, 2018 are subject to examination in the U.K.

19.	Earnings per common unit

The computation of earnings (loss) per common unit is as follows (in thousands, except per unit information):

	Year Ended December 31,
	2020	2019	2018
Numerator:
Net income (loss)	$(21,432)	$32,295	$116
Less: Preferred Unit cumulative preferred return	—	—	(16,753)
Preferred Unit distribution	—	—	(4,746)
Third party reimbursements to Preferred Unit members	—	(349)	(253)

Net income (loss) available to common unit members-basic	$(21,432)	$31,946	$(21,636)

Add: Third party reimbursements to Preferred Unit members	—	349	—

Net income (loss) available to common unit members-diluted	$(21,432)	$32,295	$(21,636)

Denominator:
Weighted-average common units outstanding, basic	61,229,753	60,252,139	59,798,835

The Beachbody Company Group, LLC

Notes to Consolidated Financial Statements

	Year Ended December 31,
	2020	2019	2018
Dilutive effect of equity-based awards	—	1,787,840	—
Dilutive effect of Preferred Units	—	10,068,841	—

Weighted-average common units outstanding, diluted	61,229,753	72,108,820	59,798,835

Net income (loss) per common unit, basic	$(0.35)	$0.53	$(0.36)
Net income (loss) per common unit, diluted	$(0.35)	$0.45	$(0.36)

Basic net loss per common unit is the same as dilutive net loss per common unit for the years ended December 31, 2020 and 2018 as the inclusion of all potential common units would have been antidilutive.

As discussed in Note 14, the Preferred Unit members are entitled to distributions, in the amount of available cash flows, as determined by a majority of the Board of Managers. Distributions would be made to Preferred Unit members in proportion to their percentage of ownership interests. The computation of net income available to common unit holders for the year ended 2019 presented above does not include an allocation of available cash flows to Preferred Unit members as the amount is not readily determinable and non-discretionary. If the Preferred Unit members were allocated net income in proportion to their percentage of ownership interest, net income per common unit, basic would be $0.45.

The following table presents the potential common units that are excluded from the computation of diluted net income (loss) per common unit as of the periods presented because including them would have been antidilutive.

	Year Ended December 31,
	2020	2019	2018
Options	10,170,288	413,407	8,475,130
Warrants	1,184,834	—	—
Preferred Units	10,068,841	—	10,068,841

	21,423,963	413,407	18,543,971

20.	Employee Benefit Plan

The Company maintains a defined contribution 401(k) plan for the benefit of all employees who have met the eligibility requirements. Participants may contribute up to 75% of their eligible compensation, subject only to annual limitations set by the Internal Revenue Service. The Company matches 50% of participant contributions, up to 6% of the participant’s total compensation. For the years ended December 31, 2020, 2019 and 2018, the Company recorded expense for matching contributions of $2.0 million, $1.9 million and $1.7 million, respectively.

21.	Related Party Transactions

In 2018, the Company entered into a lease agreement with a company owned by a controlling shareholder. Total payments to the related party were $0.3 million, $0.3 million and $0.1 million for the years ended December 31, 2020, 2019 and 2018, respectively. There were no material amounts due to the related party as of December 31, 2020 and 2019.

The Company has a royalty agreement with a company related to a controlling shareholder. The related party assisted the Company with the development of several products and receives royalties based on the sales of these

The Beachbody Company Group, LLC

Notes to Consolidated Financial Statements

products. Total payments to the related party were $0.2 million in each of the years ended December 31, 2020, 2019 and 2018, respectively. As of December 31, 2020 and 2019, $0.7 million and approximately zero was due to the related company pursuant to the royalty agreement, respectively.

A minority shareholder of Holdings is also a shareholder in a law firm that provides legal services to the Company. Total payments to the related party were $1.7 million, $1.6 million and $1.7 million during the years ended December 31, 2020, 2019 and 2018, respectively. The Company’s accounts payable related to the firm was $0.5 million and $0.2 million during the years ended December 31, 2020 and 2019 respectively.

22.	Segment Information

The Company applies ASC 280, Segment Reporting, in determining reportable segments for financial statement disclosure. Segment information is presented based on the financial information the Company uses to manage the business which is organized around our digital platforms. The Company has two operating segments, Beachbody and Other, and one reportable segment, Beachbody. The Beachbody segment primarily derives revenue from Beachbody on Demand digital subscriptions, nutritional products, and other fitness related products. Other derives revenue primarily from Openfit digital subscriptions and nutritional products. The Company uses contribution as a measure of profit or loss, defined as revenue less directly attributable cost of revenue and certain selling and marketing expenses including media, Coach and social influencer compensation, royalties, and third-party sales commissions. Contribution does not include allocated costs as described below as the CODM does not include these costs in assessing performance. There are no inter-segment transactions. The Company manages its assets on a consolidated basis, and, as such, does not report asset information by segment.

Summary information by reportable segment is as follows (in thousands):

	Year Ended December 31,
	2020	2019	2018
Beachbody:
Revenue	$853,317	$752,375	$790,289
Contribution	255,800	261,322	251,400
Other:
Revenue	10,265	3,404	—
Contribution	(15,816)	(10,462)	—
Consolidated:
Revenue	863,582	755,779	790,289
Contribution	239,984	250,860	251,400

Reconciliation of consolidated contribution to income (loss) before income taxes (in thousands):

	Year Ended December 31,
	2020	2019	2018
Consolidated contribution	$239,984	$250,860	$251,400
Amounts not directly related to segments:
Cost of revenue (1)	28,668	28,372	32,229
Selling and marketing (2)	61,441	61,404	58,938
Technology and development	93,036	84,132	91,189

The Beachbody Company Group, LLC

Notes to Consolidated Financial Statements

	Year Ended December 31,
	2020	2019	2018
General and administrative	$64,818	$56,899	$63,096
Restructuring (gain) loss	(1,677)	1,171	6,555
Interest expense	527	790	268
Other income, net	(666)	(813)	(991)

Income (loss) before income taxes	$(6,163)	$18,905	$116

(1)

Cost of revenue not directly related to segments includes certain allocated costs related to management, facilities, and personnel-related expenses associated with quality assurance and supply chain logistics. Depreciation of certain software and production equipment and amortization of formulae and technology-based intangible assets are also included in this line.

(2)

Selling and marketing not directly related to segments includes indirect selling and marketing expenses and certain allocated personnel-related expenses for employees and consultants. Depreciation of certain software and amortization of contract-based intangible assets are also included in this line.

23.	Subsequent Events

The Company has evaluated subsequent events through March 30, 2021, the date which the consolidated financial statements were issued.

On February 9, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Forest Road Acquisition Corp, a special purpose acquisition company (“Forest Road”), BB Merger Sub, LLC, (“BB Merger Sub”), MFH Merger Sub, LLC (“Myx Merger Sub”), and Myx, pursuant to which, and subject to the approval of Forest Road’s shareholders, (1) BB Merger Sub will merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of Forest Road (the “Surviving Beachbody Entity”); (2) Myx Merger Sub will merge with and into Myx, with Myx surviving as a wholly-owned subsidiary of Forest Road; and (3) the Surviving Beachbody Entity will merge with and into Forest Road, with Forest Road surviving such merger (the “Surviving Company”, and such mergers the “Business Combination”). Upon consummation of the Business Combination all of the Company’s and Myx’s outstanding equity interests will be converted into the right to receive equity interests in the Surviving Company, except that certain Myx equity interests will be exchanged for cash consideration and will be cancelled pursuant to the terms of and subject to the adjustments set forth in the Merger Agreement. The transaction is expected to close in the second quarter of 2021.

Myx Fitness Holdings, LLC and Subsidiaries

December 31, 2020, 2019 and 2018

INDEPENDENT AUDITOR’S REPORT

To Management,

Myx Fitness Holdings, LLC and Subsidiaries:

Report on the Consolidated Financial Statements

We have audited the accompanying consolidated financial statements of Myx Fitness Holdings, LLC and Subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2020, 2019 and 2018 and the related consolidated statements of operations, changes in members’ capital (deficit), and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2020, 2019 and 2018, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered losses from operations for the years ended December 31, 2020, 2019 and 2018, which have caused significant decreases in members’ capital, resulting in a members’ deficit as of December 31, 2020. These matters create substantial doubt regarding the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ WithumSmith+Brown, PC

Red Bank, NJ

March 23, 2021

Myx Fitness Holdings, LLC and Subsidiaries

Consolidated Balance Sheets

December 31, 2020, 2019 and 2018

	2020	2019	2018
Assets
Current assets
Cash and cash equivalents	$5,683,633	$229,276	$114,098
Inventory	10,233,827	133,876	—
Prepaid expenses and other current assets	2,090,913	244,533	—

Total current assets	18,008,373	607,685	114,098
Property and equipment, net	83,287	133,986	171,634
Other assets	37,823	—	—

	$18,129,483	$741,671	$285,732

Liabilities and Members’ Capital (Deficit)

Current liabilities
Bank line of credit	$6,009,630	$—	$—
Accounts payable and accrued expenses	12,963,147	619,352	197,260
Due to related party	6,589,184	—	—
Deferred revenue	4,078,223	96,061	—

Total current liabilities	29,640,184	715,413	197,260
Non-current liabilities
Convertible instrument	10,288,176	—	—
Deferred rent	10,889	9,592	4,761

Total liabilities	39,939,249	725,005	202,021

Members’ capital (deficit)	(21,809,766)	16,666	83,711

	$18,129,483	$741,671	$285,732

The Notes to Consolidated Financial Statements are an integral part of these statements.

Myx Fitness Holdings, LLC and Subsidiaries

Consolidated Statements of Operations

Years Ended December 31, 2020, 2019 and 2018

	2020	2019	2018
Net sales	$29,670,633	$—	$—
Cost of goods sold	34,050,418	—	—

Gross deficit	(4,379,785)	—	—

Operating expenses
Selling and marketing expenses	9,243,127	766,002	130,725
Technology and development	1,950,285	1,565,448	996,789
General and administrative	6,484,462	1,686,114	820,720
Depreciation	55,288	63,055	34,402

	17,733,162	4,080,619	1,982,636

Loss from operations	(22,112,947)	(4,080,619)	(1,982,636)

Other income (expense)
Other income (expense)	(155,642)	37,771	16,710
Loss from change in fair value of convertible instrument	(288,176)	—	—
Interest expense	(200,693)	—	—

	(644,511)	37,771	16,710

Net loss	$(22,757,458)	$(4,042,848)	$(1,965,926)

The Notes to Consolidated Financial Statements are an integral part of these statements.

Myx Fitness Holdings, LLC and Subsidiaries

Consolidated Statements of Changes in Members’ Capital (Deficit)

Years Ended December 31, 2020, 2019 and 2018

	Class A		Class B		Accumulated
	Units	Amount	Units	Amount	Deficit	Total
January 1, 2018	8,089,363	$824,852	—	$—	$(583,923)	$240,929
Capital contributions	—	1,808,708	—	—	—	1,808,708
Net loss	—	—	—	—	(1,965,926)	(1,965,926)

December 31, 2018	8,089,363	2,633,560	—	—	(2,549,849)	83,711
Capital contributions	—	3,975,803	—	—	—	3,975,803
Net loss	—	—	—	—	(4,042,848)	(4,042,848)

December 31, 2019	8,089,363	6,609,363	—	—	(6,592,697)	16,666
Issuance of Class A units, net of issuance costs	1,269,773	911,636	—	—	—	911,636
Class B units granted as unit based compensation	—	—	1,154,335	19,390	—	19,390
Net loss	—	—	—	—	(22,757,458)	(22,757,458)

December 31, 2020	9,359,136	$7,520,999	1,154,335	$19,390	$(29,350,155)	$(21,809,766)

The Notes to Consolidated Financial Statements are an integral part of these statements.

Myx Fitness Holdings, LLC and Subsidiaries

Consolidated Statements of Cash Flows

Years Ended December 31, 2020, 2019 and 2018

	2020	2019	2018
Operating activities
Net loss	$(22,757,458)	$(4,042,848)	$(1,965,926)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	55,288	63,055	34,402
Loss from change in fair value of convertible instrument	288,176	—	—
Class B units granted as unit based compensation	19,390	—	—
Changes in operating assets and liabilities
Inventory	(10,099,951)	(133,876)	—
Prepaid expenses and other current assets	(1,846,380)	(244,533)	—
Other assets	(37,823)	—	—
Bank line of credit accrued interest	9,630	—	—
Accounts payable and accrued expenses	12,343,795	422,092	177,260
Due to related party	—	—	(8,412)
Related party accrued interest	89,184	—	—
Deferred revenue	3,982,162	96,061	—
Deferred rent	1,297	4,831	4,761

Net cash used in operating activities	(17,952,690)	(3,835,218)	(1,757,915)

Investing activities
Capital expenditures	(4,589)	(25,407)	(64,772)

Financing activities
Proceeds from bank line of credit	6,000,000	—	—
Proceeds from related party loans	12,544,000	—	—
Payments on related party loans	(6,044,000)	—	—
Proceeds from convertible instrument	10,000,000	—	—
Proceeds from issuance of Class A units, net of issuance costs	911,636	—	—
Capital contributions	—	3,975,803	1,808,708

Net cash provided by financing activities	23,411,636	3,975,803	1,808,708

Net change in cash and cash equivalents	5,454,357	115,178	(13,979)
Cash and cash equivalents
Beginning of year	229,276	114,098	128,077

End of year	$5,683,633	$229,276	$114,098

Supplemental disclosure of cash flow information
Cash paid during the year for:
Interest	$28,565	$—	$—

The Notes to Consolidated Financial Statements are an integral part of these statements.

Myx Fitness Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2020, 2019 and 2018

1.	NATURE OF BUSINESS OPERATIONS AND BASIS OF PRESENTATION

Myx Fitness, LLC (“Myx Fitness”), a Delaware limited liability company, was founded in 2016 with the goal of redefining home fitness by offering best in-class connected fitness gear at an affordable price to a broad segment of the marketplace. Myx Fitness will continue until dissolved in accordance with its governing documents.

Myx Fitness operates an interactive fitness platform that provides commercial-grade stationary bikes and accessories, and on-demand subscription-based instructor-led fitness classes that enable customers to have an all-in-one home fitness studio. The personalized digital content is provided through a bike-mounted tablet and a streaming application that provides access to the personalized Myx content experience, which includes heart rate-based training, AI-based smart recommendations and a 1:1 approach to coaching. Customers also have access to personalized data profiles, popular music across multiple genres, and non-coach led content. All production of classes occurs in the Myx Fitness studio in Greenwich, Connecticut.

Based in Greenwich, Connecticut, Myx Fitness primarily invested time developing the equipment and related software for 2019 and prior. Myx Fitness took pre-orders for its products in November 2019 and first recognized revenue in January 2020, when it began delivering hardware equipment to customers.

On November 6, 2020, Myx Fitness re-organized its corporate structure through the formation of Myx Fitness Holdings, LLC (“Holdings”), whose majority owner is Myx Brands Holdings, LLC (“MBH”). Holdings was created for the purpose of becoming a holding company that holds a 99.5% ownership interest in Myx Fitness and a 100% ownership interest in MFEH, LLC (“MFEH”), which, in turn, owns a 0.5% ownership interest in Myx Fitness.

Principles of Consolidation

The consolidated financial statements include the accounts of Holdings and its wholly owned subsidiaries, Myx Fitness and MFEH (collectively the “Company”). All significant inter-company balances and transactions have been eliminated in consolidation.

The Company prepares its consolidated financial statements in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The Company’s management has evaluated its current financial position after reporting operating losses which have resulted in a net loss of approximately $23,000,000, $4,000,000 and $2,000,000 for the years ended December 31, 2020, 2019 and 2018, respectively, as well as net cash used in operating activities of approximately $18,000,000, $3,800,000 and $1,800,000 for the years ended December 31, 2020, 2019 and 2018, respectively. These matters create substantial doubt regarding the Company’s ability to continue as a going concern.

Until June 2020, the operations of Myx Fitness were financed primarily through a certain member’s capital contributions. During 2020, the Company gained access to additional financing including a bank line of credit, issuance of Class A units, and the issuance of a convertible instrument. Management has developed a strategic plan in order to profitably grow, which is mostly dependent on sales growth, the profitability of the product and the Company’s overall performance.

The Company’s ability to fund operations is dependent on the financing received subsequent to the consolidated balance sheet date. The accompanying consolidated financial statements do not include any

Myx Fitness Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2020, 2019 and 2018

adjustments that might be necessary related to the recoverability or classification of recorded assets or the amounts or classifications of liabilities in the event management’s plan is not successful.

Impact of COVID-19

The Company cannot predict the long-term impact on its development timelines, revenue levels and its liquidity due to the worldwide spread of COVID-19. While it is reasonably possible that the virus could have an effect on the Company’s financial condition and results of operations, the full extent of such impact is not yet known. The Company is continuing to assess the impact the spread of COVID-19 may have on its operations.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Significant accounting policies followed by the Company in the preparation of the accompanying consolidated financial statements are summarized below:

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues, if applicable, and expenses during the reporting period. Significant estimates are used in the useful lives and recoverability of long-lived assets, the fair value of the convertible instrument and equity-based compensation. Actual results could differ from those estimates.

Cash, Cash Equivalents and Concentration of Credit Risk

Cash includes amounts on deposit in major financial institutions. The Company also classifies amounts in transit from payment processors for customer credit and debit card transactions as cash equivalents, meaning any instruments with maturities of three months or less.

The Company maintains cash balances at a U.S. bank. Cash accounts are generally non-interest bearing and are insured up to $250,000 by the Federal Deposit Insurance Corporation. Management monitors its cash balances and has not experienced any collection losses and does not believe the Company is exposed to any significant risk on its cash and cash equivalents balances.

Inventory

Inventory consists principally of connected exercise equipment (bikes, tablets, heart rate monitors and weights) and its value is determined under the FIFO (first-in, first-out) method. The Company has not experienced any risk of inventory obsolescence and maintains positive relationships with favorable terms with all key suppliers. Inventory is valued at the lower of cost or net realizable value. The Company’s inventory balance as of December 31, 2020, 2019 and 2018 amounted to approximately $10,200,000, $134,000 and $0, respectively. As of December 31, 2020 approximately $7,700,000 of the Company’s inventory consisted of inventory in-transit from suppliers, approximately $900,000 en route to customers and approximately $1,600,000 of inventory is finished goods on hand. As of December 31, 2019, inventory of approximately $134,000 is finished goods on hand. As of December 31, 2018, the Company maintained $0 in inventory.

Myx Fitness Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2020, 2019 and 2018

Vendor Deposits

Vendor deposits, included in prepaid assets on the consolidated balance sheets, amounting to approximately $1,300,000, $220,000 and $0 for the years ended December 31, 2020, 2019 and 2018, respectively, consist of amounts paid to vendors for assembly of the connected fitness equipment (see Note 2 – Revenue Recognition). Any amount paid, prior to custody of the connected fitness equipment, is recorded as a vendor deposit, which is reported as a component of prepaid expenses and other current assets. Once custody of the connected fitness equipment passes to the Company, the related vendor deposit is then reclassified to inventory.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation charges with respect to property and equipment have been made using the straight-line method. Expenditures for repairs and maintenance are charged to operations as incurred. Expenditures for betterments and major renewals are capitalized and therefore, included in property and equipment.

Impairment of Long-Lived Assets

The Company accounts for impairment of long-lived assets in accordance with professional standards, which require that if facts and circumstances indicate that the cost of fixed assets or other assets may be impaired, an evaluation of recoverability would be performed by comparing the estimated future undiscounted cash flows associated with the assets to the assets’ carrying values to determine if a write-down to market value or discounted cash flow value would be required. There were no such write-downs required during the years ended December 31, 2020, 2019 and 2018.

Fair Value

The Company follows the accounting guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 820 for its fair value measurements of financial assets and liabilities measured at fair value on a recurring basis. Fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability.

The accounting guidance requires fair value measurements be classified and disclosed in one of the following three categories:

Level 1: Quoted prices in active markets for identical assets or liabilities.

Level 2: Observable inputs other than Level 1 prices, for similar assets or liabilities that are directly or indirectly observable in the marketplace.

Level 3: Unobservable inputs which are supported by little or no market activity and that are financial instruments whose values are determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant judgment or estimation.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

Myx Fitness Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2020, 2019 and 2018

The carrying amounts of the bank line of credit, accounts payable and amounts due to related parties approximate fair value due to the short-term nature and maturity of these instruments.

The Company’s convertible instrument is classified within Level 3 of the fair value hierarchy because its fair value is based on significant inputs not unobservable in the market, see Note 5. Fair value with respect to the Company Profits Interest Plan is described further in the notes below.

Fair Value Option

As permitted under ASC 825, Financial Instruments, the Company has elected the fair value option to account for its convertible instrument. The Company records the convertible instrument at fair value with changes in fair value recorded in the consolidated statements of operations. As a result of applying the fair value option, direct costs and fees related to the convertible instrument were expensed as incurred and not deferred.

Income Taxes

For the years ended December 31, 2019 and 2018, the Company was treated as single member LLC for federal and state income tax purposes. Consequently, taxes were not payable by, or provided for, the Company. The member was taxed individually on its interest in the Company’s earnings, which continued indefinitely until dissolved by the Board of Directors.

After the reorganization (see Note 1) and the issuance of Class A units (see Note 7) on November 6, 2020, the Company is treated as a partnership for federal and state income tax purposes. Consequently, taxes are not payable by, or provided for, the Company. Members are taxed individually on their shares of the Company’s earnings in accordance with the regulations of its operating agreement.

The Company has a subsidiary, MFEH, which is an LLC. For tax purposes, it is treated as a C Corporation. Its deferred income tax assets and liabilities are recognized for the differences between the financial and income tax reporting bases of assets and liabilities based on the enacted tax rates and laws. The deferred income tax provision or benefit generally reflects the net change in the deferred income tax assets and liabilities during the year. The current income tax provision reflects the tax consequences of revenues and expenses currently taxable or deductible on the subsidiary’s various income tax returns for the year reported.

The accounting guidance for the balance sheet presentation of deferred tax assets and liabilities simplifies the current presentation, where deferred tax assets and liabilities are required to be separated into current and non-current amounts in a classified balance sheet, and requires that all deferred tax assets and liabilities, along with any related valuation allowance, be classified as non-current deferred tax assets or liabilities. The guidance does not change the existing requirement that only permits offsetting within a tax jurisdiction.

For the year ended December 31, 2020, MFEH incurred losses, therefore, there is no current income tax expense. Its deferred tax assets result primarily from a net operating loss carryforward. The deferred tax assets were fully reserved at December 31, 2020.

The Company follows professional standards regarding accounting for uncertainty in income taxes recognized in an entity’s consolidated financial statements and prescribes a recognition threshold of more-likely-than-not to be sustained upon examination. Measurement of the tax uncertainty occurs if the recognition threshold has been met. The standard also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition requirements. The Company has evaluated its tax positions and has concluded that there are no significant uncertain tax positions for either federal or state purposes. Further, there was no income tax interest or penalties in 2020, 2019 and 2018.

Myx Fitness Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2020, 2019 and 2018

Revenue Recognition

On January 1, 2019, the Company adopted FASB ASC 606 on a modified retrospective basis, which amended the accounting standards for revenue recognition. As a result, the new guidance was applied retrospectively to contracts which were not completed as of January 1, 2019. Contracts, if any, completed prior to January 1, 2019 were accounted for using the guidance in effect at that time. There was no cumulative effect adjustment resulting from the application of the new guidance, in particular due to the timing of the product launch relative to this change in policy. The new accounting guidance establishes principles for recognizing revenue upon the transfer of control of promised goods or services to customers in an amount that reflects the expected consideration received in exchange for those goods or services.

The Company’s potential contracts generally include sales of connected fitness equipment (bikes, tablets, weights and accessories) and monthly subscription revenue for workout content. For sales of the connected fitness equipment, the Company determines the transaction price based on the consideration expected to be received. All products have discrete unit prices that represent fair value and each individual product is generally considered to be a separate performance obligation. Some items are given discounts to customers at the time of sale, which are recognized at the same performance obligation time as the product for which the discount is associated. Revenue is recognized for each product performance obligation at the point in time of fulfillment to the customer. For the hardware product offerings, this occurs when the connected fitness equipment is delivered to the customer. Revenue from sources earned at a point in time amounted to approximately $28,100,000 for the year ended December 31, 2020.

Subsequent, or concurrent, with the sale of the connected fitness equipment, the Company also sells monthly workout subscriptions. Customers must have the Company-sold connected fitness equipment in order to be a subscription customer. There is a monthly fee to have access to the fitness content. There is no obligation of the customer to subscribe to the content and they may cancel at any time for any reason. Revenue is recognized over time (daily) associated with the value of the monthly subscription. Revenue from sources earned over time amounted to approximately $1,600,000.

The Company maintains a deferred revenue balance for product orders that have been placed but not fulfilled as well as pre-payment of the monthly subscription for the remaining days to fulfill the obligation of the content. As of December 31, 2020, 2019 and 2018, deferred revenue amounted to approximately $4,100,000, $96,000 and $0, respectively.

Selling and Marketing Expenses

The Company expenses the cost of selling, marketing and advertising costs as incurred. Advertising costs amounted to approximately $6,200,000, $190,000 and $15,000 for the years ended December 31, 2020, 2019 and 2018, respectively.

Technology and Development Expenses

Prior to the launch of the software for the streaming content, the Company expensed all technology and development costs associated with preparing the product for launch. After the launch, the Company expensed all technology and development costs associated with research and development for improvement of the software. These costs amounted to approximately $1,950,000, $1,565,000 and $997,000 for the years ended December 31, 2020, 2019 and 2018, respectively.

Myx Fitness Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2020, 2019 and 2018

Employee Profits Interest Plan

Holdings adopted a profits interest plan for the purposes of incentivizing key employees and contractors towards the common goal of the growth of the Company. According to the terms of its operating agreement, Holdings is managed by a board of managers, which has complete and exclusive control of the management of the entity’s business and affairs, including the granting of profits interest units, which are designated as Class B units. Class B membership units are nonvoting and thus have no control over the management and affairs of the Company. The units are also subject to restrictions on sale and transferability, and therefore the units are nonmarketable. The total number of Class B units available under this plan is 1,222,307.

In May 2020, the Company granted 681,513 Class B units to employees and contractors. These units vest over a four year period. In order to quantify the Fair Value of units issued, management used the income approach, specifically the Discounted Cash Flow method, to estimate the enterprise valuation of the Company with all known inputs driving towards the likely business outcomes at that time. When factoring in the probability of success of funding the business, debt obligations and the liquidation preference and interest of participating preferred Class A units as of that date, the fair value of Class B units granted in May 2020 was approximately $0.09 per unit. The compensation expense for the year ended December 31, 2020 was $10,690, with an increase in members equity for the same amount. The remaining unearned compensation expense for this issuance is approximately $53,000, upon additional vesting.

In November 2020, following the aforementioned reorganization of the corporate entities, the Company granted an additional 472,822 Class B units to employees and contractors. Using the same valuation approach and factoring in the probability of success of funding the business, debt obligations and the liquidation preference and interest of participating Class A units as of that date, the fair value of Class B units granted in November was approximately $0.44 per unit. The compensation expense for the year ended December 31, 2020 was $8,700, with an increase in members equity for the same amount. The remaining unearned compensation expense for this issuance is approximately $200,000, upon additional vesting.

Pending Accounting Pronouncements

In February 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842) superseding the leases requirements in Topic 840, Leases. Topic 842 specifies the accounting for leases to establish the principles that lessees and lessors shall apply to report useful information to users of financial statements about the amount, timing and uncertainty of cash flows arising from a lease. The ASU is the final version of Proposed Accounting Standards Update (Revised) 2013-270, Leases (Topic 842), which has been deleted. The updated standard will be effective for annual reporting periods beginning after December 15, 2021. The Company has not yet selected a transition method and is currently evaluating the effect the updated standard will have on the consolidated financial statements.

Myx Fitness Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2020, 2019 and 2018

3.	PROPERTY AND EQUIPMENT

The major classifications of property and equipment at December 31, 2020, 2019 and 2018 are as follows:

	2020	2019	2018
Asset class (estimated useful life)
Leasehold improvements (shorter of lease term or useful life)	$162,836	$162,836	$148,066
Furniture and fixtures (5 years)	27,862	27,862	27,862
Computer equipment (3 years)	46,141	41,552	30,915

	236,839	232,250	206,843
Less: Accumulated depreciation	153,552	98,264	35,209

	$83,287	$133,986	$171,634

Depreciation expense, charged to operations, amounted to approximately $55,000, $63,000 and $34,000 for the years ended December 31, 2020, 2019 and 2018, respectively.

4.	BANK LINE OF CREDIT

On August 4, 2020, the Company secured a line of credit with JPMorgan Chase Bank N.A. in the amount of $6,000,000. The line of credit bears an interest rate of LIBOR plus 150 basis points (1.93% at December 31, 2020) and matures on August 31, 2021. The line is secured with assets pledged by a related party company under common control. At December 31, 2020, the balance outstanding amounted to $6,000,000, with interest charged to operations amounting to approximately $44,000, of which $10,000 has been accrued as of December 31, 2020. The Company was in compliance with all covenants as of the date that these consolidated financial statements were available to be issued.

5.	CONVERTIBLE INSTRUMENT

On December 7, 2020, the Company issued and sold a convertible instrument with a principal amount of $10,000,000. The instrument accrues a return of 11% per annum and has a maturity of June 7, 2022 or immediately prior to a Change of Control, as defined in the agreement. The holder of the instrument may also elect to convert the outstanding principal and return it into preferred equity units at a rate equal to 85% of the price per unit defined in a future Qualified Financing, as defined in the agreement.

As described in Note 2, the Company elected the fair value option to account for its convertible instrument. As of December 31, 2020, the fair value of the convertible instrument was approximately $10,300,000.

The Company measures the convertible instrument at fair value based on significant inputs not observable in the market, which causes it to be classified as a Level 3 measurement within the fair value hierarchy. The valuation of the convertible instrument uses assumptions and estimates the Company believes would be made by a market participant in making the same valuation. The Company assess these assumptions and estimates on an on-going basis as additional data impacting the assumptions and estimates are obtained. Changes in the fair value of the convertible instrument related to updated assumptions and estimates are recognized within the consolidated statements of operations.

The fair value of the convertible instrument may change significantly as additional data is obtained, impacting the Company’s assumptions regarding probabilities of outcomes used to estimate the fair value of the liability. In evaluating this information, considerable judgment is required to interpret the data used to

Myx Fitness Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2020, 2019 and 2018

develop the assumptions and estimates. The estimates of fair value may not be indicative of the amounts that could be realized in a current market exchange. Accordingly, the use of different market assumptions and/or different valuation techniques may have a material effect on the estimated fair value amounts, and such changes could materially impact the Company’s results of operations in future periods.

Level 3 Disclosures

The following table provides quantitative information associated with the fair value measurement of the Company’s Level 3 inputs:

	Fair Value as of December 31, 2020	Valuation Technique	Unobservable Input Description	Input
Convertible instrument	$10,288,176	Scenario-based analysis	Probability of Change in Control	80%
			Probability of Qualified
			Financing	20%
			Period in which outcomes are expected to be achieved	0.3 years
			Discount rate	25.2%

The convertible instrument was valued using a scenario-based analysis. The first scenario considers the probability-weighted value of conversion at the stated discount to the issue price in a change in control event. The second scenario considers the probability-weighted value of conversion at the stated discount to the issue price in a qualified financing event. As of the issue date of the convertible instrument, an implied yield was calculated such that the sum of the value of the straight debt and the value of the conversion feature was equal to the principal investment amount. The implied yield of the convertible instrument is carried forward with a market adjustment and used as the primary discount rate for subsequent valuation dates.

The significant unobservable inputs used in the fair value measurement of the Company’s convertible instrument are the probabilities of the Company’s closing of the future qualified financing or change of control, which would trigger conversion of the convertible instrument, the period in which the outcomes are expected to be achieved and the discount rate. Significant changes in the probabilities of the completion of the future qualified financing or change in control would result in a significantly higher or lower fair value measurement, respectively. Significant changes in the probabilities of the period in which outcomes will be achieved would result in a significantly lower or higher fair value measurement, respectively.

The following table presents changes in the Level 3 convertible instrument measured at fair value for the year ended December 31, 2020:

Balance, December 31, 2019	$—
Issuance of convertible instrument	10,000,000
Change in fair value	288,176

Balance, December 31, 2020	$10,288,176

For the year ended December 31, 2020, the change in the fair value of the convertible instrument resulted from an adjustment to the expected outcome and change in discount rate for the remaining periods. No other changes in valuation techniques or inputs occurred during the year ended December 31, 2020.

Myx Fitness Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2020, 2019 and 2018

6.	COMMITMENTS AND CONTINGENCIES

Operating Lease Commitments

The Company leases production studio space from a related party under common control. The lease commenced in May of 2018 and carries a term of 5 years with payments escalating over the life of the lease.

Approximate minimum future lease payments required by the Company for years ending December 31 are approximately as follows:

2021	$125,000
2022	129,000
2023	43,000

$297,000

Litigation

In the normal course of business, the Company may be subject to proceedings, lawsuits and other claims and assessments. The Company has assessed its exposure for contingent liabilities and believes that any potential liability is not expected to have a material, if any, effect on its financial position, results of operations or cash flows.

Sales Tax

The Company is performing a sales tax nexus analysis and has determined that there is unpaid sales tax to various states. As of December 31, 2020, the Company accrued approximately $1,980,000 in unpaid sales tax of which approximately $1,086,000 was uncollected from customers. The uncollected portion of sales tax has been included in general and administrative expenses from operations. The final outcome has not been determined as of the date that these consolidated financial statements were available to be issued.

7.	MEMBERS’ EQUITY

On November 6, 2020, the Company raised funds in connection with the issuance of 1,269,773.41 units of Class A units for proceeds, net of issuance costs, totaling $911,636. Relevant terms related to the Class A units are described below.

Preferred Return

Outstanding capital contributions from the Class A members with respect to Class A units are subject to a preferred return of 7.5% per annum, accruing daily in arrears and compounded annually. The Board of Managers shall have discretion regarding the actual amounts to be distributed and timing of cash available for such a distribution.

As of December 31, 2020, the Company has not declared a preferred return.

Liquidation

In the event of one or a series of related transactions, events or occurrences resulting in (i) the liquidation, dissolution or winding up of the Company; (ii) the sale, exchange or other transfer of all or substantially all of the assets or outstanding units of the Company; or (iii) any merger, consolidation, reorganization, or other

Myx Fitness Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2020, 2019 and 2018

business transfer or combination of the Company or series of such transactions, as a result of which the members of the Company prior to such transaction are not in control of the surviving entity, then the cash available from the capital proceeds of such transaction, event or occurrence shall be distributed as follows:

1.

First, to the Class A members, pro rata in accordance with each Class A member’s respective percentage interest, as compared to all Class A members only, until the unrecovered capital of each Class A member is reduced to zero;

2.

Second, to Myx Brands Holdings, LLC (“MBH”), a Delaware limited liability company and member of the Company, and any of its affiliates holding units, until MBH has received aggregate distributions equal to an annual amount equal to the product of (i) 6.5% less the applicable interest rate(s) relating to the amount of guaranteed indebtedness multiplied by (ii) the principal amount of such indebtedness outstanding. The annual amount shall be prorated for any portion of the calendar year the continuing guaranty is or remains outstanding.

3.

Third, to Class A members, pro rata in accordance with each Class A member’s respective percentage interest, as compared to all Class A members only, until the unpaid preferred return of each Class A member is reduced to zero; and

4.	Fourth, the balance to the Class A members, the Class B members and Class C members, pro rata in accordance with their respective percentage interests.

Voting

For situations for which the approval of the members (rather than the approval of the Board on behalf of the Members) is required by applicable law, the members shall act through meetings and written consents. Except as otherwise required, a holder of a Class A Unit issued and outstanding will have one vote per Class A Unit. The actions taken by the members entitled to vote or consent at any meeting (as opposed to by written consent), however called and noticed, shall be as valid as though taken at a meeting duly held after regular call and notice if (but not until), either before, at or after the meeting, the members entitled to vote or consent as to whom it was improperly held signs a written waiver of notice or a consent to the holding of such meeting or an approval of the minutes thereof. The actions by the members entitled to vote or consent may be taken by vote of the members entitled to vote or consent at a meeting or by written consent (without a meeting and without a vote) so long as such consent is signed by the members having not less than the minimum number of units that would be necessary to authorize or take such action at a meeting at which all members entitled to vote thereon were present and voted. Prompt notice of the action so taken without a meeting shall be given to those members entitled to vote or consent who have not consented in writing. Any action taken pursuant to such written consent of the members shall have the same force and effect as if taken by the members at a meeting thereof.

Protective Provisions

The Holdings’ Operating Agreement restricts the Board of Managers from taking specific actions, whether solely or through Holdings or its’ Subsidiaries, without first (i) obtaining the prior approval of MBH and (ii) providing written notice to a related party so long as said related party remains employed at Palm Ventures, LLC. These restrictions include, but are not limited to, the following:

1.	Enter into any line of business not conducted, or proposed to be conducted, by Holdings or its Subsidiaries other than a reasonable extension of business or services currently employed by the Company.

Myx Fitness Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2020, 2019 and 2018

2.	Engage in any stock or asset acquisition of another entity or create or dissolve any subsidiary.

3.

Sell, convey, merge, reorganize or license Company properties or Subsidiaries outside of the normal course of business. Approved transactions may not exceed $100,000 individually or $200,000 in the aggregate within the fiscal year.

4.	Engage in any corporate reorganization, bankruptcy proceeding, voluntary liquidation or dissolution or sale of the Company.

5.

Incur, assume, guaranty or become a surety for any indebtedness outside of the ordinary course of business or in an amount in excess of $100,000 in any single transaction or $200,000 in the aggregate outstanding at any time. The Company may also not enter into any mortgage or pledge agreement of any assets or properties outside of the normal course of business. This does not include (i) purchase money security interests incurred in connection with any purchase of assets, (ii) statutory liens, or (iii) encumbrances otherwise incurred in the ordinary course of business.

6.	Purchase, redeem or otherwise acquire any securities, other than pursuant to agreements entered into in connection with equity incentive plans adopted by the Company.

7.

Enter into, engage, modify or amend any agreement or transaction with any affiliate of the Company other than the issuance of new securities with respect to indebtedness, the profits interest agreement, agreements not expressly prohibited by the Holdings’ Operating Agreement or commercial agreements entered into in the ordinary course of business.

8.	Declare or pay any distribution whether in cash, stock or property.

9.

Adopt, amend or terminate any contracts or terms of employment with any employee or officer whose annual compensation exceeds $100,000. Holdings also may not change the number of managers or create a committee of managers.

10.

Issue any equity securities or admit any additional members unless in connection with the issuance or exercise of Class B Units or admission of additional member in accordance with the Holdings’ Operating Agreement. The entity may not authorize or create a new class of security and may not alter the rights, preferences and privileges or the Class A, B and C Units.

11.

Adopt or materially amend or modify the annual budget and operating plan for any fiscal year. The Company also may not make any capital expenditures, individually and in the aggregate, in excess of $20,000 or amounts set forth in the Company’s annual budget.

12.	Modify any tax or accounting policy, practice or procedure except as required by applicable law or mandatory change in accounting principles generally accepted in the United States of America.

13.	Amend the organizational documents of Holdings or any subsidiary of Holdings or the Holdings’ Operating Agreement.

14.

Initiate or settle any action, suit, claim or proceeding that may impose any material obligation of Holdings or its subsidiaries or have a material adverse effect on the business as a whole. This includes all suits and claims in excess of $25,000.

8.	RELATED PARTY TRANSACTIONS

The Company leases production studio space, which is owned by a related party under common control, under an operating lease that requires monthly rental payments ranging from approximately $9,600 to $10,800 through April 2023. Under the agreement, the Company’s lease payments will increase by 3%

Myx Fitness Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2020, 2019 and 2018

annually which commenced on May 1, 2019. Rent expense related to this lease amounted to approximately $123,000, $123,000 and $82,000 for the years ended December 31, 2020, 2019 and 2018, respectively. As of December 31, 2020, there have not been any lease payments remitted to the lessor, which are included as a component of accrued expenses on the consolidated balance sheets.

For the years ended December 31, 2019 and 2018, a member of the Company contributed approximately $4,000,000 and $1,800,000, respectively, to be used in the Company’s operations.

In January 2020, the Company borrowed $945,000 from Palm Multi Funds at an annual interest rate of 6%. The balance increased to $1,500,000 in March 2020, $2,444,000 in June 2020 and, finally, $3,544,000 in July 2020. The amounts were paid in full along with all accrued interest in August 2020. In October 2020, the Company borrowed $500,000 increasing to $3,000,000 in November 2020. During December 2020, $2,500,000 was repaid, leaving an ending balance of $500,000 as of December 31, 2020.

In July 2020, the Company borrowed $1,100,000 under a senior secured promissory note from PALM QOZ1 TIER 1, LLC, a related party, at an annual interest rate of 5% which matures on June 15, 2021. The balance increased to $2,500,000 in September 2020 and then further to $6,000,000 in November 2020, which remained outstanding as of December 31, 2020.

Accrued interest on the related party promissory notes amounted to approximately $89,000 at December 31, 2020.

In August 2020, in conjunction with securing the line of credit with JPMorgan Chase Bank, the Company entered into a reimbursement agreement with Palm Multi Funds for a collateral fee of 5% of the funds secured from the bank. The fee is due upon the earlier of the repayment of the Credit Agreement with JPMorgan Chase or June 15, 2021.

9.	SUBSEQUENT EVENTS

The Company has evaluated subsequent events through March 23, 2021, the date which the consolidated financial statements were available to be issued. Based on this evaluation, the Company has determined that the following subsequent events have occurred that require disclosure in the consolidated financial statements:

Warrant Issuance

On February 2, 2021, the Company issued 106,196 Class C units in the form of a warrant to Core Health and Fitness, LLC, at an exercise price of $0.01 per unit.

Merger Agreement

On February 9, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Forest Road Acquisition Corp (“Forest Road”), a special purpose acquisition company, BB Merger Sub, LLC, (“BB Merger Sub”), MFH Merger Sub, LLC (“Myx Merger Sub”), and The Beachbody Company Group, LLC, (“Beachbody”), pursuant to which, and subject to the approval of Forest Road’s shareholders, (1) BB Merger Sub will merge with and into Beachbody, with Beachbody surviving as a wholly-owned subsidiary of Forest Road (the “Surviving Beachbody Entity”); (2) Myx Merger Sub will merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of Forest Road; and (3) the Surviving Beachbody Entity will merge with and into Forest Road, with Forest Road surviving such merger (the “Surviving Company”, and such mergers the “Business Combination”). Upon consummation of the Business Combination all of Beachbody’s and the Company’s outstanding equity

Myx Fitness Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2020, 2019 and 2018

interests will be converted into the right to receive equity interests in the Surviving Company, except that certain equity interests of the Company will be exchanged for cash consideration and will be cancelled pursuant to the terms of and subject to the adjustments set forth in the Merger Agreement.

Convertible Instrument

On March 4, 2021, the Company received additional proceeds by increasing the principal amount of the convertible instrument with Beachbody LLC to $15,000,000, under the same terms as detailed in Note 5.

Myx Fitness Holdings, LLC and Subsidiaries

March 31, 2021 and 2020

INDEPENDENT AUDITOR’S REVIEW REPORT

To Management,

Myx Fitness Holdings, LLC and Subsidiaries

Report on the Consolidated Financial Statements

We have reviewed the accompanying consolidated financial statements of Myx Fitness Holdings, LLC and Subsidiaries (the “Company”), which comprise the consolidated balance sheets as of March 31, 2021 and December 31, 2020 and the related consolidated statements of operations, changes in members’ deficit, and cash flows for the three-month periods ended March 31, 2021 and 2020, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the interim consolidated financial information in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control sufficient to provide a reasonable basis for the preparation and fair presentation of interim consolidated financial information in accordance with accounting principles generally accepted in the United States of America.

Auditor’s Responsibility

Our responsibility is to conduct our reviews in accordance with accounting standards generally accepted in the United States of America applicable to reviews of interim consolidated financial information. A review of interim consolidated financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the financial information. Accordingly, we do not express such an opinion.

Conclusion

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying interim consolidated financial information for it to be in accordance with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying interim consolidated financial information has been prepared assuming that the Company will continue as a going concern. Note 1 of the Company’s audited financial statements as of December 31, 2020 and 2019, and for the years then ended, includes a statement that a substantial doubt exists about the Company’s ability to continue as a going concern. Note 1 of the Company’s audited financial statements also discloses the events and conditions, management’s evaluation of the events and conditions, and management’s plans regarding these matters, including the fact that the Company has had recurring losses and net cash used in operating activities for the years ending December 31, 2020 and 2019. As further indicated in Note 1 of the accompanying interim consolidated financial information as of March 31, 2021, and for the three months then ended, the Company continued to incur net losses and net cash used in operating activities and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. The accompanying interim consolidated financial information does not include any adjustments that might result from the outcome of this uncertainty.

May 14, 2021

/s/    WithumSmith+Brown, PC

Myx Fitness Holdings, LLC and Subsidiaries

Consolidated Balance Sheets

March 31, 2021 and December 31, 2020

	March 31, 2021	December 31, 2020
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$2,989,816	$5,683,633
Inventory	13,501,813	10,233,827
Prepaid expenses and other current assets	3,127,758	2,090,913

Total current assets	19,619,387	18,008,373
Property and equipment, net	70,755	83,287
Other assets	34,000	37,823

	$19,724,142	$18,129,483

Liabilities and Members’ Deficit
Current liabilities
Bank line of credit	$6,014,633	$6,009,630
Accounts payable and accrued expenses	18,159,840	12,963,147
Due to related parties	6,672,009	6,589,184
Deferred revenue	3,243,410	4,078,223

Total current liabilities	34,089,892	29,640,184
Non-current liabilities
Convertible instrument	16,667,286	10,288,176
Deferred rent	10,916	10,889

Total liabilities	50,768,094	39,939,249

Members’ deficit	(31,043,952)	(21,809,766)

	$19,724,142	$18,129,483

See Independent Auditor’s Review Report.

The Notes to Consolidated Financial Statements are an integral part of these statements.

Myx Fitness Holdings, LLC and Subsidiaries

Consolidated Statements of Operations (Unaudited)

Three-Months Ended March 31, 2021 and 2020

	2021	2020
Net sales	$17,038,217	$647,458
Cost of goods sold	17,456,037	739,367

Gross deficit	(417,820)	(91,909)

Operating expenses
Selling and marketing expenses	4,789,271	758,909
Technology and development	813,159	430,399
General and administrative	3,016,529	643,790
Depreciation	12,532	12,788

	8,631,491	1,845,886

Loss from operations	(9,049,311)	(1,937,795)

Other expense
Other expense	(91,456)	(53,238)
Loss from change in fair value of convertible instrument	(1,379,110)	—
Interest expense	(112,682)	(12,858)

	(1,583,248)	(66,096)

Net loss	$(10,632,559)	$(2,003,891)

See Independent Auditor’s Review Report.

The Notes to Consolidated Financial Statements are an integral part of these statements.

Myx Fitness Holdings, LLC and Subsidiaries

Consolidated Statements of Changes in Members’ Deficit (Unaudited)

Three-Months Ended March 31, 2021 and 2020

	Class A		Class B		Class C		Accumulated Deficit	Total
	Units	Amount	Units	Amount	Units	Amount
January 1, 2021	9,359,136	$7,520,999	1,154,335	$19,390	—	$—	$(29,350,155)	$(21,809,766)
Class B unit based compensation	—	—	—	17,059	—	—	—	17,059
Issuance of Class C units, net of issuance costs	—	—	—	—	106,196	1,381,314	—	1,381,314
Net loss	—	—	—	—	—	—	(10,632,559)	(10,632,559)

March 31, 2021	9,359,136	$7,520,999	1,154,335	$36,449	106,196	$1,381,314	$(39,982,714)	$(31,043,952)

	Class A		Class B		Class C		Accumulated Deficit	Total
	Units	Amount	Units	Amount	Units	Amount
January 1, 2020	8,089,363	$6,609,363	—	$—	—	$—	$(6,592,697)	$16,666
Net loss	—	—	—	—	—	—	(2,003,891)	(2,003,891)

March 31, 2020	8,089,363	$6,609,363	—	$—	—	$—	$(8,596,588)	$(1,987,225)

See Independent Auditor’s Review Report.

The Notes to Consolidated Financial Statements are an integral part of these statements.

Myx Fitness Holdings, LLC and Subsidiaries

Consoldiated Statements of Cash Flows (Unaudited)

Three-Months Ended March 31, 2021 and 2020

	2021	2020
Operating activities
Net loss	$(10,632,559)	$(2,003,891)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	12,532	12,788
Loss from change in fair value of convertible instrument	1,379,110	—
Class B units granted as unit based compensation	17,059	—
Changes in operating assets and liabilities
Inventory	(3,267,986)	(441,456)
Prepaid expenses and other current assets	344,469	(158,650)
Other assets	3,823	—
Bank line of credit accrued interest	5,003	—
Accounts payable and accrued expenses	5,196,693	509,156
Related party accrued interest	82,825	12,858
Deferred revenue	(834,813)	651,873
Deferred rent	27	77,919

Net cash used in operating activities	(7,693,817)	(1,339,403)

Financing activities
Proceeds from related party loans	—	1,500,000
Proceeds from convertible instrument	5,000,000	—

Net cash provided by financing activities	5,000,000	1,500,000

Net change in cash and cash equivalents	(2,693,817)	160,597

Cash and cash equivalents
Beginning of period	5,683,633	229,276

End of period	$2,989,816	$389,873

Supplemental disclosure of cash flow information	$15,000	$—

See Independent Auditor’s Review Report.

The Notes to Consolidated Financial Statements are an integral part of these statements.

Myx Fitness Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Amounts relating to the periods ending March 31, 2021 and 2020 are unaudited)

1.	NATURE OF BUSINESS OPERATIONS AND BASIS OF PRESENTATION

Myx Fitness, LLC (“Myx Fitness”), a Delaware limited liability company, was founded in 2016 with the goal of redefining home fitness by offering best in-class connected fitness gear at an affordable price to a broad segment of the marketplace. Myx Fitness will continue until dissolved in accordance with its governing documents.

Myx Fitness operates an interactive fitness platform that provides commercial-grade stationary bikes and accessories, and on-demand subscription-based instructor-led fitness classes that enable customers to have an all-in-one home fitness studio. The personalized digital content is provided through a bike-mounted tablet and a streaming application that provides access to the personalized Myx content experience, which includes heart rate-based training, AI-based smart recommendations and a 1:1 approach to coaching. Customers also have access to personalized data profiles, popular music across multiple genres, and non-coach led content. All production of classes occurs in the Myx Fitness studio in Greenwich, Connecticut.

Based in Greenwich, Connecticut, Myx Fitness primarily invested time developing the equipment and related software for 2019 and prior. Myx Fitness took pre-orders for its products in November 2019 and first recognized revenue in January 2020, when it began delivering hardware equipment to customers.

On November 6, 2020, Myx Fitness re-organized its corporate structure through the formation of Myx Fitness Holdings, LLC (“Holdings”), whose majority owner is Myx Brands Holdings, LLC (“MBH”). Holdings was created for the purpose of becoming a holding company that holds a 99.5% ownership interest in Myx Fitness and a 100% ownership interest in MFEH, LLC (“MFEH”), which, in turn, owns a 0.5% ownership interest in Myx Fitness.

Merger Agreement

On February 9, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Forest Road Acquisition Corp, a special purpose acquisition company (“Forest Road”), BB Merger Sub, LLC, (“BB Merger Sub”), MFH Merger Sub, LLC (“Myx Merger Sub”), and The Beachbody Company Group, LLC, (“Beachbody”), pursuant to which, and subject to the approval of Forest Road’s shareholders, (1) BB Merger Sub will merge with and into Beachbody, with Beachbody surviving as a wholly-owned subsidiary of Forest Road (the “Surviving Beachbody Entity”); (2) Myx Merger Sub will merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of Forest Road; and (3) the Surviving Beachbody Entity will merge with and into Forest Road, with Forest Road surviving such merger (the “Surviving Company”, and such mergers the “Business Combination”). Upon consummation of the Business Combination all of Beachbody’s and the Company’s outstanding equity interests will be converted into the right to receive equity interests in the Surviving Company, except that certain equity interests of the Company will be exchanged for cash consideration and will be cancelled pursuant to the terms of and subject to the adjustments set forth in the Merger Agreement.

Principles of Consolidation

The consolidated financial statements include the accounts of Holdings and its wholly owned subsidiaries, Myx Fitness and MFEH (collectively the “Company”). All significant inter-company balances and transactions have been eliminated in consolidation.

Myx Fitness Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Amounts relating to the periods ending March 31, 2021 and 2020 are unaudited)

The Company prepares its consolidated financial statements in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The Company’s management has evaluated its current financial position after reporting operating losses which have resulted in a net loss of approximately $10,600,000 and $2,000,000 for the three-month periods ended March 31, 2021 and 2020, respectively, as well as net cash used in operating activities of approximately $7,700,000 and $1,300,000 for the three-month periods ended March 31, 2021 and 2020, respectively. These matters create substantial doubt regarding the Company’s ability to continue as a going concern.

Until June 2020, the operations of Myx Fitness were financed primarily through a certain member’s capital contributions. During 2020, the Company gained access to additional financing including a bank line of credit, issuance of Class A units, and the issuance of a convertible instrument. Management has developed a strategic plan in order to profitably grow, which is mostly dependent on sales growth, the profitability of the product and the Company’s overall performance.

In March 2021, the Company received financing needed to fund operations in the near-term. Further, the Company is anticipating a merger with a special-purpose acquisition company (“SPAC”) which may provide the capital infusion and resources to potentially alleviate any substantial doubt regarding the Company’s ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might be necessary related to the recoverability or classification of recorded assets or the amounts or classifications of liabilities in the event management’s plan is not successful.

Impact of COVID-19

The Company cannot predict the long-term impact on its development timelines, revenue levels and its liquidity due to the worldwide spread of COVID-19. While it is reasonably possible that the virus could have an effect on the Company’s financial condition and results of operations, the full extent of such impact is not yet known. The Company is continuing to assess the impact the spread of COVID-19 may have on its operations.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Significant accounting policies followed by the Company in the preparation of the accompanying consolidated financial statements are summarized below:

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues, if applicable, and expenses during the reporting period. Significant estimates are used in the useful lives and recoverability of long-lived assets, the fair value of the convertible instrument and equity-based compensation. Actual results could differ from those estimates.

Myx Fitness Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Amounts relating to the periods ending March 31, 2021 and 2020 are unaudited)

Cash, Cash Equivalents and Concentration of Credit Risk

Cash includes amounts on deposit in major financial institutions. The Company also classifies amounts in transit from payment processors for customer credit and debit card transactions as cash equivalents, meaning any instruments with maturities of three months or less.

The Company maintains cash balances at a U.S. bank. Cash accounts are generally non-interest bearing and are insured up to $250,000 by the Federal Deposit Insurance Corporation. Management monitors its cash balances and has not experienced any collection losses and does not believe the Company is exposed to any significant risk on its cash and cash equivalents balances.

Inventory

Inventory consists principally of connected exercise equipment (bikes, tablets, heart rate monitors and weights) and its value is determined under the FIFO (first-in, first-out) method. The Company has not experienced any risk of inventory obsolescence and maintains positive relationships with favorable terms with all key suppliers. Inventory is valued at the lower of cost or net realizable value. The Company’s inventory balance as of March 31, 2021 and December 31, 2020 amounted to approximately $13,500,000 and $10,200,000, respectively. As of March 31, 2021 and December 31, 2020, approximately $4,500,000 and $7,000,000 of the Company’s inventory consisted of inventory in-transit from suppliers, respectively, approximately $554,000 and $900,000 en route to customers, respectively, and approximately $8,500,000 and $1,600,000 of inventory is finished goods on hand, respectively.

Vendor Deposits

Vendor deposits, included in prepaid assets on the consolidated balance sheets, amounted to approximately $1,000,000 and $1,300,000 for the three months ended March 31, 2021 and the year ended December 31, 2020, respectively, consists of amounts paid to vendors for assembly of the connected fitness equipment (see Note 2 – Revenue Recognition). Any amount paid, prior to custody of the connected fitness equipment, is recorded as a vendor deposit, which is reported as a component of prepaid expenses and other current assets. Once custody of the connected fitness equipment passes to the Company, the related vendor deposit is then reclassified to inventory.

Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses amounted to approximately $18,200,000 and $13,000,000 for the three months ended March 31, 2021 and the year ended December 31, 2020, respectively. As of March 31, 2021, this consisted of approximately $12,900,000 of accounts payable, including current payments due to inventory vendors, approximately $3,100,000 of accrued expenses for services performed that had not been invoiced, approximately $1,600,000 of sales taxes payable, approximately $290,000 of warranty reserve for future service claims, approximately $50,000 of payroll liabilities and approximately $240,000 of accrued collateral fees (Note 9). As of December 31, 2020, this consisted of approximately $8,700,000 of accounts payable, including current payments due to inventory vendors, approximately $2,000,000 of sales taxes payable, approximately $1,800,000 of accrued expenses for services performed that had not been invoiced, approximately $280,000 of warranty reserve for future service claims, approximately $50,000 of payroll liabilities and approximately $160,000 of accrued collateral fee (Note 9).

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation charges with respect to property and equipment have been made using the straight-line method. Expenditures for repairs and

Myx Fitness Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Amounts relating to the periods ending March 31, 2021 and 2020 are unaudited)

maintenance are charged to operations as incurred. Expenditures for betterments and major renewals are capitalized and therefore, included in property and equipment.

Impairment of Long-Lived Assets

The Company accounts for impairment of long-lived assets in accordance with professional standards, which require that if facts and circumstances indicate that the cost of fixed assets or other assets may be impaired, an evaluation of recoverability would be performed by comparing the estimated future undiscounted cash flows associated with the assets to the assets’ carrying values to determine if a write-down to market value or discounted cash flow value would be required. There were no such write-downs required during the three months ended March 31, 2021 and the year ended December 31, 2020.

Fair Value

The Company follows the accounting guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 820 for its fair value measurements of financial assets and liabilities measured at fair value on a recurring basis. Fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability.

The accounting guidance requires fair value measurements be classified and disclosed in one of the following three categories:

Level 1: Quoted prices in active markets for identical assets or liabilities.

Level 2: Observable inputs other than Level 1 prices, for similar assets or liabilities that are directly or indirectly observable in the marketplace.

Level 3: Unobservable inputs which are supported by little or no market activity and that are financial instruments whose values are determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant judgment or estimation.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

The carrying amounts of the bank line of credit, accounts payable and amounts due to related parties approximate fair value due to the short-term nature and maturity of these instruments.

The Company’s convertible instrument is classified within Level 3 of the fair value hierarchy because its fair value is based on significant inputs not unobservable in the market (Note 5). Fair value with respect to the Company Profits Interest Plan is described further in the notes below.

Fair Value Option

As permitted under ASC 825, Financial Instruments, the Company has elected the fair value option to account for its convertible instrument. The Company records the convertible instrument at fair value with changes in fair value recorded in the consolidated statement of operations. As a result of applying the fair value option, direct costs and fees related to the convertible instrument was expensed as incurred and was not deferred.

Myx Fitness Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Amounts relating to the periods ending March 31, 2021 and 2020 are unaudited)

Unit-Based Compensation — Warrants

The Company accounts for unit-based compensation using the fair value recognition provisions of Financial Account Standards Board (“FASB”) ASC Topic 718, Compensation – Stock Compensation (“ASC 718”).

Equity-based compensation expense for all equity based compensation awards is based on the grant date fair value in accordance with the provisions of ASC 718. The Company measures and recognizes compensation expense net of an estimated forfeiture rate for all unit-based awards made to employees, directors and non-employees based on estimated fair values recognized over the requisite service period.

The fair value of options granted is estimated as of the grant date using the probability weighted settlement valuation model. This valuation model for unit-based compensation expense requires the Company to make assumptions and judgments about the variables used in the model, including the expected term (weighted-average period of time that the options granted are expected to be outstanding), volatility, and an assumed risk-free interest rate.

Income Taxes

Prior to November 6, 2020, the Company was treated as single member LLC for federal and state income tax purposes. Consequently, taxes were not payable by, or provided for, the Company. The member was taxed individually on its interest in the Company’s earnings, which continued indefinitely until dissolved by the Board of Directors.

After the reorganization (see Note 1) and the issuance of Class A units (see Note 8) on November 6, 2020, the Company is treated as a partnership for federal and state income tax purposes. Consequently, taxes are not payable by, or provided for, the Company. Members are taxed individually on their shares of the Company’s earnings in accordance with the regulations of its operating agreement.

The Company has a subsidiary, MFEH, which is an LLC. For tax purposes, it is treated as a C Corporation. Its deferred income tax assets and liabilities are recognized for the differences between the financial and income tax reporting bases of assets and liabilities based on the enacted tax rates and laws. The deferred income tax provision or benefit generally reflects the net change in the deferred income tax assets and liabilities during the year. The current income tax provision reflects the tax consequences of revenues and expenses currently taxable or deductible on the subsidiary’s various income tax returns for the year reported.

The accounting guidance for the balance sheet presentation of deferred tax assets and liabilities simplifies the current presentation, where deferred tax assets and liabilities are required to be separated into current and non-current amounts in a classified statement of financial position, and requires that all deferred tax assets and liabilities, along with any related valuation allowance, be classified as non-current deferred tax assets or liabilities. The guidance does not change the existing requirement that only permits offsetting within a tax jurisdiction.

For the three months ended March 31, 2021 and the year ended December 31, 2020, MFEH incurred losses, therefore, there is no current income tax expense. Its deferred tax assets result primarily from a net operating loss carryforward. The deferred tax assets were fully reserved at March 31, 2021 and December 31, 2020.

The Company follows professional standards regarding accounting for uncertainty in income taxes recognized in an entity’s consolidated financial statements and prescribes a recognition threshold of more-likely-than-not to be sustained upon examination. Measurement of the tax uncertainty occurs if the recognition threshold has been met. The standard also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition requirements. The Company has evaluated its tax positions and has concluded that there are no significant uncertain tax positions for

Myx Fitness Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Amounts relating to the periods ending March 31, 2021 and 2020 are unaudited)

either federal or state purposes. Further, there were no income tax interest or penalties for the three months ended March 31, 2021 and the year ended December 31, 2020.

Revenue Recognition

The Company’s potential contracts generally include sales of connected fitness equipment (bikes, tablets, weights and accessories) and monthly subscription revenue for workout content. For sales of the connected fitness equipment, the Company determines the transaction price based on the consideration expected to be received. All products have discrete unit prices that represent fair value and each individual product is generally considered to be a separate performance obligation. Some items are given discounts to customers at the time of sale, which are recognized at the same performance obligation time as the product for which the discount is associated. Revenue is recognized for each product performance obligation at the point in time of fulfillment to the customer. For the hardware product offerings, this occurs when the connected fitness equipment is delivered to the customer. Revenue from sources earned at a point in time amounted to approximately $14,700,000 and $639,000 for the three month periods ended March 31, 2021 and 2020, respectively.

Subsequent, or concurrent, with the sale of the connected fitness equipment, the Company also sells monthly workout subscriptions. Customers must have the Company-sold connected fitness equipment in order to be a subscription customer. There is a monthly fee to have access to the fitness content. There is no obligation of the customer to subscribe to the content and they may cancel at any time for any reason. Revenue is recognized over time (daily) associated with the value of the monthly subscription. Revenue from sources earned over time amounted to approximately $2,300,000 and $8,000 for the three month periods ended March 31, 2021 and 2020, respectively.

The Company maintains a deferred revenue balance for product orders that have been placed but not fulfilled as well as pre-payment of the monthly subscription for the remaining days to fulfill the obligation of the content. As of March 31, 2021 and December 31, 2020, deferred revenue amounted to approximately $3,200,000 and $4,100,000, respectively. Deferred revenue at January 1, 2020 amounted to approximately $100,000.

Selling and Marketing Expenses

The Company expenses the cost of selling, marketing and advertising costs as incurred. Advertising costs amounted to approximately $3,500,000 and $385,000 for the three month periods ended March 31, 2021 and 2020, respectively.

Technology and Development Expenses

The Company expenses all technology and development costs associated with research and development for improvement of the software. These costs amounted to approximately $813,000 and $430,000 for the three month periods ended March 31, 2021 and 2020, respectively.

Employee Profits Interest Plan

Holdings adopted a profits interest plan for the purposes of incentivizing key employees and contractors towards common goal of growth of the Company. According to the terms of its operating agreement, Holdings is managed by a board of managers, which has complete and exclusive control of the management of the entity’s business and affairs, including the granting of profits interest units, which are designated as

Myx Fitness Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Amounts relating to the periods ending March 31, 2021 and 2020 are unaudited)

Class B units. Class B membership units are nonvoting and thus have no control over the management and affairs of the Company. The units are also subject to restrictions on sale and transferability, and therefore the units are nonmarketable. The total number of Class B units available under this plan is 1,222,307.

In May 2020, the Company granted 681,513 Class B units to employees and contractors. These units vest over a four year period. In order to quantify the Fair Value of units issued, management used the income approach, specifically the Discounted Cash Flow method, to estimate the enterprise valuation of the Company with all known inputs driving towards the likely business outcomes at that time. When factoring in the probability of success of funding the business, debt obligations and the liquidation preference and interest of participating preferred Class A units as of that date, the fair value of Class B units granted in May 2020 was approximately $0.09 per unit. The compensation expense for the three months ended March 31, 2021 was approximately $4,000, with an increase in members equity for the same amount. The remaining unearned compensation expense for this issuance is approximately $49,000, upon additional vesting.

In November 2020, following the aforementioned reorganization of the corporate entities, the Company granted an additional 472,822 Class B units to employees and contractors. Using the same valuation approach and factoring in the probability of success of funding the business, debt obligations and the liquidation preference and interest of participating Class A units as of that date, the fair value of Class B units granted in November was approximately $0.44 per unit. The compensation expense for the three months ended March 31, 2021 was approximately $13,000, with an increase in members equity for the same amount. The remaining unearned compensation expense for this issuance is approximately $187,000, upon additional vesting.

Sales Tax

The Company’s policy is to record sales tax on the sale of its products as a liability, and does not include those amounts in revenue.

Pending Accounting Pronouncements

In February 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842) superseding the leases requirements in Topic 840, Leases. Topic 842 specifies the accounting for leases to establish the principles that lessees and lessors shall apply to report useful information to users of financial statements about the amount, timing and uncertainty of cash flows arising from a lease. The ASU is the final version of Proposed Accounting Standards Update (Revised) 2013-270, Leases (Topic 842), which has been deleted. The updated standard will be effective for annual reporting periods beginning after December 15, 2021. The Company has not yet selected a transition method and is currently evaluating the effect the updated standard will have on the financial statements.

ASU 2020-04 Reference Rate Reform

In connection with the upcoming elimination of the London Inter-bank Offered Rate (“LIBOR”) and other reference interest rates, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848) Facilitation of the Effects of Reference Reform on Financial Reporting. ASU 2020-04, which is available for contract modifications and hedging relationship modifications entered into or evaluated before December 31, 2022, provides certain practical expedients related to simplifying the accounting for contract modifications resulting from the change in terms from LIBOR to a new required interest rate benchmark. The Company is currently evaluating the effects of adopting this accounting standards update.

Myx Fitness Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Amounts relating to the periods ending March 31, 2021 and 2020 are unaudited)

3.	PROPERTY AND EQUIPMENT

The major classifications of property and equipment at March 31, 2021 and December 31, 2020 are as follows:

	March 31, 2021	December 31, 2020
Asset class (estimated useful life)
Leasehold improvements (shorter of lease term or useful life)	$162,836	$162,836
Furniture and fixtures (5 years)	27,862	27,862
Computer equipment (3 years)	46,141	46,141

	236,839	236,839
Less: Accumulated depreciation	166,084	153,552

	$70,755	$83,287

Depreciation expense, charged to operations, amounted to approximately $13,000 for each of the three month periods ended March 31, 2021 and 2020, respectively.

4.	BANK LINE OF CREDIT

On August 4, 2020, the Company secured a line of credit with JPMorgan Chase Bank N.A. in the amount of $6,000,000. The line of credit bears an interest rate of LIBOR plus 150 basis points (1.61% at March 31, 2021) and matures on August 31, 2021. The line is secured with assets pledged by a related party company under common control. At March 31, 2021 and December 31, 2020, the balance outstanding amounted to $6,000,000, with interest charged to operations amounting to approximately $30,000, of which $15,000 has been accrued as a component of the bank line of credit on the balance sheets as of March 31, 2021. The Company was in compliance with all covenants as of the date that these financial statements were available to be issued.

5.	CONVERTIBLE INSTRUMENT

On December 7, 2020, the Company issued and sold a convertible instrument with a principal amount of $10,000,000. On March 4, 2021, the principal amount of the instrument was increased to $15,000,000, which created two tranches of $10,000,000 and $5,000,000. The instrument accrues a return of 11% per annum. The $10,000,000 tranche has a maturity of June 7, 2022 or immediately prior to a Change of Control, as defined in the agreement. The $5,000,000 tranche has a maturity date of September 4, 2022 or immediately prior to a Change in Control, as defined in the agreement. The holder of the instrument may also elect to convert the outstanding principal and return it into preferred equity units at a rate equal to 85% of the price per unit defined in a future Qualified Financing, as defined in the agreement.

As described in Note 2, the Company elected the fair value option to account for its convertible instrument. As of March 31, 2021 and December 31, 2020, the fair value of the convertible instrument was approximately $16,700,000 and $10,300,000, respectively.

The Company measures the convertible instrument at fair value based on significant inputs not observable in the market, which causes it to be classified as a Level 3 measurement within the fair value hierarchy. The valuation of the convertible instrument uses assumptions and estimates the Company believes would be made by a market participant in making the same valuation. The Company assess these assumptions and estimates on an on-going basis as additional data impacting the assumptions and estimates are obtained.

Myx Fitness Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Amounts relating to the periods ending March 31, 2021 and 2020 are unaudited)

Changes in the fair value of the convertible instrument related to updated assumptions and estimates are recognized within the consolidated statements of operations.

The fair value of the convertible instrument may change significantly as additional data is obtained, impacting the Company’s assumptions regarding probabilities of outcomes used to estimate the fair value of the liability. In evaluating this information, considerable judgment is required to interpret the data used to develop the assumptions and estimates. The estimates of fair value may not be indicative of the amounts that could be realized in a current market exchange. Accordingly, the use of different market assumptions and/or different valuation techniques may have a material effect on the estimated fair value amounts, and such changes could materially impact the Company’s results of operations in future periods.

Level 3 Disclosures

The following table provides quantitative information associated with the fair value measurement of the Company’s Level 3 inputs:

	Fair Value as of March 31, 2021	Valuation Technique	Unobservable Input Description	Input
Convertible instrument	$16,667,286	Scenario-based analysis	Probability of Change in Control	90%

			Probability of Qualified Financing	10%

			Period in which outcomes are expected to be achieved	0.1 years

			Discount rate	19.8%
	Fair Value as of December 31, 2020	Valuation Technique	Unobservable Input Description	Input
Convertible instrument	$10,288,176	Scenario-based analysis	Probability of Change in Control	80%

			Probability of Qualified Financing	20%

			Period in which outcomes are expected to be achieved	0.1 years

			Discount rate	25.2%

The convertible instrument was valued using a scenario-based analysis. The first scenario considers the probability-weighted value of conversion at the stated discount to the issue price in a change in control event. The second scenario considers the probability-weighted value of conversion at the stated discount to the issue price in a qualified financing event. As of the issue date of the convertible instrument, an implied yield was calculated such that the sum of the value of the straight debt and the value of the conversion feature was equal to the principal investment amount. The implied yield of the convertible instrument is carried forward with a market adjustment and used as the primary discount rate for subsequent valuation dates.

The significant unobservable inputs used in the fair value measurement of the Company’s convertible instrument are the probabilities of the Company’s closing of the future qualified financing or change of control, which would trigger conversion of the convertible instrument, period in which the outcomes are expected to be achieved and discount rate. Significant changes in an of the probabilities of the completion of

Myx Fitness Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Amounts relating to the periods ending March 31, 2021 and 2020 are unaudited)

the future qualified financing or change in control would result in a significantly higher or lower fair value measurement, respectively. Significant changes in the probabilities as the period win which outcomes will be archived would result in a significantly lower or higher fair value measurement, respectively.

The following table presents changes in the Level 3 convertible instrument measured at fair value for the three months ended March 31, 2021 and the year ended December 31, 2020:

Balance, January 1, 2020	$—
Issuance of convertible instrument	10,000,000
Change in fair value	288,176

Balance, December 31, 2020	10,288,176
Increase in principal value	5,000,000
Change in fair value	1,379,110

Balance, March 31, 2021	$16,667,286

For the three months ended March 31, 2021 and the year ended December 31, 2020, the change in the fair value of the convertible instrument resulted from an adjustment to the expected outcome and change in discount rate for the remaining periods. No other changes in valuation techniques or inputs occurred during the three months ended March 31, 2021 or the year ended December 31, 2020.

6.	WARRANTS

On February 2, 2021, the Company issued 106,196 Class C units, in the form of a warrant, to Core Health and Fitness, LLC (“Core”), at an exercise price of $0.01 per unit. Class C units are nonvoting and thus have no control over the management and affairs of the Company. The units are also subject to restrictions on sale and transferability, and therefore, the units are nonmarketable. Core is the primary manufacturer of the stationary bike sold by the Company and, in return for the Class C units granted, agreed to a price discount of $42 per unit over the next 25,000 units purchased. The warrants have been recorded as equity on the statements of changes in members’ deficit due to the relative fair value of the warrants in connection with the reciprocated services. The fair value of the outstanding warrants was $1,381,314 and was recorded as an increase to prepaid expenses and a corresponding credit to members’ deficit as of March 31, 2021.

As of March 31, 2021, the Company has the following warrants outstanding:

Series of Units	Number of Units to be Purchased	Warrant Exercise Price Per Unit	Warrant Expiration Date
Class C	106,196	$0.01	February 2, 2026

7.	COMMITMENTS AND CONTINGENCIES

Operating Lease Commitments

The Company leases the production studio space from a related party under common control. The lease commenced in May of 2018 and carries a term of 5 years with payments escalating over the life of the lease.

Myx Fitness Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Amounts relating to the periods ending March 31, 2021 and 2020 are unaudited)

Approximate minimum future lease payments required by the Company for years ending December 31 are approximately as follows:

April — December 2021	$93,750
2022	129,000
2023	43,000

$265,750

Litigation

In the normal course of business, the Company may be subject to proceedings, lawsuits and other claims and assessments. The Company has assessed its exposure for contingent liabilities and believes that any potential liability is not expected to have a material, if any, effect on its financial position, results of operations or cash flows.

Sales Tax

The Company performed a sales tax nexus analysis and determined that there is unpaid sales tax to various states. As of March 31, 2021, the Company accrued approximately $1,600,000, which is reported as a component of accounts payable and accrued expenses, in unpaid sales tax of which approximately $600,000 was uncollected and accrued from customers during the year ended December 31, 2020. The final outcome in all states has not been determined as of the date that these financial statements were available to be issued.

8.	MEMBERS’ EQUITY

On November 6, 2020, the Company raised funds in connection with the issuance of 1,269,773.41 units of Class A units for proceeds, net of issuance costs, totaling $911,636. Relevant terms related to the Class A units are described below.

Preferred Return

Outstanding capital contributions from Class A members with respect to Class A units are subject to a preferred return of 7.5% per annum, accruing daily in arrears and compounded annually. The Board of Managers shall have discretion regarding the actual amounts to be distributed and timing of cash available for such a distribution.

As of March 31, 2021 and December 31, 2020, the Company has not declared a preferred return.

Liquidation

In the event of one or a series of related transactions, events or occurrences resulting in (i) the liquidation, dissolution or winding up of the Company; (ii) the sale, exchange or other transfer of all or substantially all of the assets or outstanding units of the Company; or (iii) any merger, consolidation, reorganization, or other business transfer or combination of the Company or series of such transactions, as a result of which the members of the Company prior to such transaction are not in control of the surviving entity, then the cash available from the capital proceeds of such transaction, event or occurrence shall be distributed as follows:

1.

First, to the Class A members, pro rata in accordance with each Class A member’s respective percentage interest, as compared to all Class A members only, until the unrecovered capital of each Class A member is reduced to zero;

Myx Fitness Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Amounts relating to the periods ending March 31, 2021 and 2020 are unaudited)

2.

Second, to Myx Brands Holdings, LLC (“MBH”), a Delaware limited liability company and member of the Company, and any of its Affiliates holding units, until MBH has received aggregate distributions equal to an annual amount equal to the product of (i) 6.5% less the applicable interest rate(s) relating to the amount of guaranteed indebtedness multiplied by (ii) the principal amount of such indebtedness outstanding. The annual amount shall be prorated for any portion of the calendar year the continuing guaranty is or remains outstanding.

3.

Third, to Class A members, pro rata in accordance with each Class A member’s respective percentage interest, as compared to all Class A members only, until the unpaid preferred return of each Class A member is reduced to zero; and

4.	Fourth, the balance to the Class A members, the Class B members and Class C members, pro rata in accordance with their respective percentage interests.

Voting

For situations for which the approval of the members (rather than the approval of the Board on behalf of the Members) is required by applicable law, the members shall act through meetings and written consents. Except as otherwise required, a holder of a Class A Unit issued and outstanding will have one vote per Class A Unit. The actions taken by the members entitled to vote or consent at any meeting (as opposed to by written consent), however called and noticed, shall be as valid as though taken at a meeting duly held after regular call and notice if (but not until), either before, at or after the meeting, the members entitled to vote or consent as to whom it was improperly held signs a written waiver of notice or a consent to the holding of such meeting or an approval of the minutes thereof. The actions by the members entitled to vote or consent may be taken by vote of the members entitled to vote or consent at a meeting or by written consent (without a meeting and without a vote) so long as such consent is signed by the members having not less than the minimum number of units that would be necessary to authorize or take such action at a meeting at which all members entitled to vote thereon were present and voted. Prompt notice of the action so taken without a meeting shall be given to those members entitled to vote or consent who have not consented in writing. Any action taken pursuant to such written consent of the members shall have the same force and effect as if taken by the members at a meeting thereof.

Protective Provisions

The Holdings’ Operating Agreement restricts the Board of Managers from taking specific actions, whether solely or through Holdings or its’ Subsidiaries, without first (i) obtaining the prior approval of MBH and (ii) providing written notice to a related party so long as said related party remains employed at Palm Ventures, LLC. These restrictions include, but are not limited to, the following:

1.	Enter into any line of business not conducted, or proposed to be conducted, by Holdings or its Subsidiaries other than a reasonable extension of business or services currently employed by the Company.

2.	Engage in any stock or asset acquisition of another entity or create or dissolve any subsidiary.

3.

Sell, convey, merge, reorganize or license Company properties or Subsidiaries outside of the normal course of business. Approved transactions may not exceed $100,000 individually or $200,000 in the aggregate within the fiscal year.

4.	Engage in any corporate reorganization, Bankruptcy proceeding, voluntary liquidation or dissolution or Sale of the Company.

Myx Fitness Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Amounts relating to the periods ending March 31, 2021 and 2020 are unaudited)

5.

Incur, assume, guaranty or become a surety for any indebtedness outside of the ordinary course of business or in an amount in excess of $100,000 in any single transaction or $200,000 in the aggregate outstanding at any time. The Company may also not enter into any mortgage or pledge agreement of any assets or properties outside of the normal course of business. This does not include (i) purchase money security interests incurred in connection with any purchase of assets, (ii) statutory liens, or (iii) encumbrances otherwise incurred in the ordinary course of business.

6.	Purchase, redeem or otherwise acquire any securities, other than pursuant to agreements entered into in connection with equity incentive plans adopted by the Company.

7.

Enter into, engage, modify or amend any agreement or transaction with any affiliate of the Company other than the issuance of new securities with respect to indebtedness, the profits interest agreement, agreements not expressly prohibited by the Holdings’ Operating Agreement or commercial agreements entered into in the ordinary course of business.

8.	Declare or pay any distribution whether in cash, stock or property.

9.

Adopt, amend or terminate any contracts or terms of employment with any employee or officer whose annual compensation exceeds $100,000. Holdings also may not change the number of managers or create a committee of managers.

10.

Issue any equity securities or admit any additional members unless in connection with the issuance or exercise of Class B Units or admission of additional member in accordance with the Holdings’ Operating Agreement. The entity may not authorize or create a new class of security and may not alter the rights, preferences and privileges or the Class A, B and C Units.

11.

Adopt or materially amend or modify the annual budget and operating plan for any fiscal year. The Company also may not make any capital expenditures, individually and in the aggregate, in excess of $20,000 or amounts set forth in the Company’s annual budget.

12.	Modify any tax or accounting policy, practice or procedure except as required by applicable law or mandatory change in accounting principles generally accepted in the United States of America.

13.	Amend the organizational documents of Holdings or any subsidiary of Holdings or the Holdings’ Operating Agreement.

14.

Initiate or settle any action, suit, claim or proceeding that may impose any material obligation of Holdings or its subsidiaries or have a material adverse effect on the business as a whole. This includes all suits and claims in excess of $25,000.

9.	RELATED PARTY TRANSACTIONS

The Company leases production studio space, which is owned by a related party under common control, under an operating lease that requires monthly rental payments ranging from approximately $9,600 to $10,800 through April 2023. Under the agreement, the Company’s lease payments will increase by 3% annually which commenced on May 1, 2019. Rent expense related to this lease amounted to approximately $31,000 for the three month periods ended March 31, 2021 and 2020. As of March 31, 2021, there have not been any lease payments remitted to the lessor, which are included as a component of accrued expenses on the balance sheets.

In January 2020, the Company borrowed $945,000 from Palm Multi Funds at an annual interest rate of 6%. The balance increased to $1,500,000 in March 2020, $2,444,000 in June 2020 and, finally, $3,544,000 in July 2020. The amounts were paid in full along with all accrued interest in August 2020. In October 2020,

Myx Fitness Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Amounts relating to the periods ending March 31, 2021 and 2020 are unaudited)

the Company borrowed $500,000 increasing to $3,000,000 in November 2020. During December 2020, $2,500,000 was repaid, leaving an ending balance of $500,000 as of March 31, 2021 and December 31, 2020.

In July 2020, the Company borrowed $1,100,000 under a senior secured promissory note from PALM QOZ1 TIER 1, LLC, a related party, at an annual interest rate of 5%, which matures on June 15, 2021. The balance increased to $2,500,000 in September 2020 and then further to $6,000,000 in November 2020, which remained outstanding as of March 31, 2021.

Accrued interest on the related party promissory notes amounted to approximately $172,000 and $89,000 at March 31, 2021 and December 31, 2020, respectively.

In August 2020, in conjunction with securing the line of credit with JPMorgan Chase Bank, the Company entered into a reimbursement agreement with Palm Multi Funds for a collateral fee of 5% of the funds secured from the bank. The fee is due upon the earlier of the repayment of the Credit Agreement with JPMorgan Chase or June 15, 2021.

10.	SUBSEQUENT EVENTS

The Company has evaluated subsequent events through May 14, 2021, the date which the consolidated financial statements were available to be issued. Based on this evaluation, the Company has determined that the following subsequent event has occurred that requires disclosure in the consolidated financial statements:

On April 7, 2021, the Company secured a related party note payable with Beachbody, LLC for the principal amount of up to $2,000,000. The note payable carries an interest rate of 11% and matures on October 7, 2022.

Annex A-1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

FOREST ROAD ACQUISITION CORP.,

BB MERGER SUB, LLC,

MFH MERGER SUB, LLC,

THE BEACHBODY COMPANY GROUP, LLC,

and

MYX FITNESS HOLDINGS, LLC

Dated as of February 9, 2021

A-1-1

Page
ARTICLE I CERTAIN DEFINITIONS		A-1-7

Section 1.01	Definitions	A-1-7
Section 1.02	Construction	A-1-23
Section 1.03	Knowledge	A-1-24
Section 1.04	Equitable Adjustments	A-1-24

ARTICLE II THE MERGERS		A-1-24

Section 2.01	The Mergers	A-1-24
Section 2.02	Effective Time	A-1-24
Section 2.03	Effect of the Mergers	A-1-25
Section 2.04	Governing Documents	A-1-25
Section 2.05	Directors and Officers of the Surviving BB Entity and the Surviving Myx Entity	A-1-26
Section 2.06	Further Assurances	A-1-26

ARTICLE III MERGER CONSIDERATION; CLOSING		A-1-26

Section 3.01	Effect of BB Merger	A-1-26
Section 3.02	Effect of Myx Merger	A-1-27
Section 3.03	Effect of Acquiror Merger	A-1-28
Section 3.04	[Reserved]	A-1-28
Section 3.05	Myx Payoff Amount	A-1-28
Section 3.06	Transaction Expenses	A-1-28
Section 3.07	Closing	A-1-30
Section 3.08	Withholding Rights.	A-1-30

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY PARTIES		A-1-30

Section 4.01	Corporate Organization of the Company Parties	A-1-30
Section 4.02	Subsidiaries	A-1-31
Section 4.03	Due Authorization	A-1-31
Section 4.04	No Conflict	A-1-31
Section 4.05	Governmental Authorities; Consents	A-1-32
Section 4.06	Current Capitalization	A-1-32
Section 4.07	Capitalization of Subsidiaries	A-1-33
Section 4.08	Financial Statements	A-1-33
Section 4.09	Undisclosed Liabilities	A-1-34
Section 4.10	Litigation and Proceedings	A-1-34
Section 4.11	Compliance with Laws	A-1-35
Section 4.12	BB Contracts; No Defaults	A-1-35
Section 4.13	Myx Contracts; No Defaults	A-1-37
Section 4.14	Company Party Benefit Plans	A-1-39
Section 4.15	Labor Matters	A-1-41
Section 4.16	Taxes	A-1-42
Section 4.17	Insurance	A-1-45
Section 4.18	Permits	A-1-46
Section 4.19	Equipment and Other Tangible Property	A-1-46

A-1-2

Page
Section 4.20	Real Property	A-1-46
Section 4.21	Intellectual Property and IT Security	A-1-47
Section 4.22	Environmental Matters	A-1-48
Section 4.23	Absence of Changes	A-1-48
Section 4.24	Brokers’ Fees	A-1-48
Section 4.25	Related Party Transactions	A-1-48
Section 4.26	Proxy Statement / Prospectus; Information Provided	A-1-49
Section 4.27	International Trade; Anti-Corruption.	A-1-49

ARTICLE V REPRESENTATIONS AND WARRANTIES OF ACQUIROR PARTIES		A-1-50

Section 5.01	Corporate Organization	A-1-50
Section 5.02	Due Authorization	A-1-50
Section 5.03	No Conflict	A-1-51
Section 5.04	Litigation and Proceedings	A-1-51
Section 5.05	Governmental Authorities; Consents	A-1-51
Section 5.06	Trust Account	A-1-52
Section 5.07	Brokers’ Fees	A-1-52
Section 5.08	SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities	A-1-53
Section 5.09	Business Activities	A-1-53
Section 5.10	Taxes	A-1-54
Section 5.11	Capitalization	A-1-55
Section 5.12	NYSE Stock Market Listing	A-1-56
Section 5.13	PIPE Investment	A-1-56
Section 5.14	Related Party Transactions.	A-1-57
Section 5.15	Proxy Statement / Prospectus.	A-1-57
Section 5.16	Absence of Changes.	A-1-57
Section 5.17	Indebtedness.	A-1-57
Section 5.18	Sponsor Agreement.	A-1-57

ARTICLE VI COVENANTS OF THE COMPANY PARTIES		A-1-57

Section 6.01	Conduct of Business	A-1-57
Section 6.02	Inspection	A-1-60
Section 6.03	No Claim Against the Trust Account	A-1-61
Section 6.04	Proxy Statement / Prospectus	A-1-62
Section 6.05	FIRPTA	A-1-63
Section 6.06	Pay-off Letters	A-1-63
Section 6.07	Company Party Approvals	A-1-63
Section 6.08	No Acquiror Common Stock Transactions	A-1-63

ARTICLE VII COVENANTS OF ACQUIROR		A-1-63

Section 7.01	Indemnification and Directors’ and Officers’ Insurance	A-1-63
Section 7.02	Conduct of Acquiror During the Interim Period	A-1-64
Section 7.03	Inspection	A-1-66
Section 7.04	Section 16 Matters	A-1-66
Section 7.05	Post-Closing Directors and Officers	A-1-66
Section 7.06	Incentive Equity Plan	A-1-66
Section 7.07	Acquiror Bylaws and Charter	A-1-67

A-1-3

Page
Section 7.08	PIPE Subscriptions	A-1-67
Section 7.09	Acquiror Public Filings	A-1-67
Section 7.10	NYSE Listing	A-1-67
Section 7.11	Employee Benefits	A-1-67

ARTICLE VIII JOINT COVENANTS		A-1-68

Section 8.01	Efforts to Consummate	A-1-68
Section 8.02	Registration Statement; Proxy Statement / Prospectus; Special Meeting	A-1-69
Section 8.03	Exclusivity	A-1-72
Section 8.04	Tax Matters	A-1-73
Section 8.05	Confidentiality; Publicity	A-1-75
Section 8.06	Post-Closing Cooperation; Further Assurances	A-1-76
Section 8.07	Qualification as an Emerging Growth Company	A-1-76

ARTICLE IX CONDITIONS TO OBLIGATIONS		A-1-76

Section 9.01	Conditions to Obligations of All Parties	A-1-76
Section 9.02	Additional Conditions to Obligations of Acquiror Parties	A-1-77
Section 9.03	Additional Conditions to the Obligations of BB	A-1-78
Section 9.04	Additional Conditions to the Obligations of Myx	A-1-79
Section 9.05	Frustration of Conditions	A-1-79

ARTICLE X TERMINATION/EFFECTIVENESS		A-1-79

Section 10.01	Termination	A-1-79
Section 10.02	Effect of Termination	A-1-80

ARTICLE XI MISCELLANEOUS		A-1-81

Section 11.01	Waiver	A-1-81
Section 11.02	Notices	A-1-81
Section 11.03	Assignment	A-1-82
Section 11.04	Rights of Third Parties	A-1-83
Section 11.05	Expenses	A-1-83
Section 11.06	Governing Law	A-1-83
Section 11.07	Captions; Counterparts	A-1-83
Section 11.08	Schedules and Exhibits	A-1-83
Section 11.09	Entire Agreement	A-1-83
Section 11.10	Amendments	A-1-83
Section 11.11	Severability	A-1-84
Section 11.12	Jurisdiction; WAIVER OF TRIAL BY JURY	A-1-84
Section 11.13	Enforcement	A-1-84
Section 11.14	Non-Recourse	A-1-84
Section 11.15	Nonsurvival of Representations, Warranties and Covenants	A-1-85
Section 11.16	Acknowledgements	A-1-85

EXHIBITS

Exhibit A	–	Form of Acquiror Charter
Exhibit B	–	Form of Acquiror Bylaws
Exhibit C	–	Form of Registration Rights Agreement

A-1-4

Exhibit D	–	Form of BB Certificate of Merger
Exhibit E	–	Form of Myx Certificate of Merger
Exhibit F	–	Form of Acquiror Certificate of Merger
Exhibit G	–	Form of Incentive Equity Plan
Exhibit H	–	Form of ESPP

A-1-5

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of February 9, 2021, by and among Forest Road Acquisition Corp., a Delaware corporation (“Acquiror”), BB Merger Sub, LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of Acquiror (“BB Merger Sub”), MFH Merger Sub, LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of Acquiror (“Myx Merger Sub”), The Beachbody Company Group, LLC, a Delaware limited liability company (“BB”), and Myx Fitness Holdings, LLC, a Delaware limited liability company (“Myx,” and together with BB, the “Company Parties”). Acquiror, BB, BB Merger Sub, Myx, and Myx Merger Sub are collectively referred to herein as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, Acquiror is a blank check company incorporated in Delaware and formed to acquire one or more operating businesses through a Business Combination;

WHEREAS, subject to the terms and conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (“DGCL”) and the Limited Liability Company Act of the State of Delaware (“DLLCA”) and other applicable Laws, (i) Myx Merger Sub shall be merged with and into Myx (the “Myx Merger”), with Myx being the surviving entity in the Myx Merger and continuing (immediately following the Myx Merger) as a wholly-owned (directly or indirectly) Subsidiary of Acquiror, (ii) BB Merger Sub shall be merged with and into BB (the “BB Merger”), with BB being the surviving entity in the BB Merger and continuing (immediately following the BB Merger) as a wholly-owned Subsidiary of Acquiror (the “Surviving BB Entity”), and (iii) immediately following the BB Merger, the Surviving BB Entity shall be merged with and into Acquiror and shall cease to exist, and Acquiror shall continue as the Surviving Acquiror Entity (the “Acquiror Merger,” and together with the Myx Merger and the BB Merger, the “Mergers”);

WHEREAS, for U.S. federal income tax purposes (and for purposes of any applicable state or local income tax that follows the U.S. federal income tax treatment), each of the Parties intends that (i) the BB Merger and the Acquiror Merger, taken together, will constitute an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code to which Acquiror and BB are parties under Section 368(b) of the Code, and (ii) the Myx Merger, taken together with the BB Merger, the Acquiror Merger and the PIPE Investment, will constitute a transaction that qualifies as an exchange under Section 351 of the Code and the Treasury Regulations thereunder (clauses (i) and (ii), the “Intended Income Tax Treatment”);

WHEREAS, the board of managers of BB has (i) determined that the Mergers and the other Transactions are in the best interests of BB and the members of BB, and (ii) approved this Agreement and the Transactions, on the terms and subject to the conditions of this Agreement;

WHEREAS, the board of managers of Myx has (i) determined that the Mergers and the other Transactions are in the best interests of Myx and the members of Myx, and (ii) approved this Agreement and the Transactions, on the terms and subject to the conditions of this Agreement;

WHEREAS, Acquiror, in its capacity as the sole member of BB Merger Sub and sole member of Myx Merger Sub, has approved this Agreement and the Transactions;

WHEREAS, the board of directors of Acquiror (the “Acquiror Board”) has (i) determined that the Mergers and the other Transactions are in the best interests of Acquiror and the stockholders of Acquiror, and declared it advisable, to enter into this Agreement, (ii) approved this Agreement and the Transactions, on the terms and subject to the conditions of this Agreement, and (iii) adopted a resolution recommending to its stockholders the Acquiror Stockholder Matters (the “Acquiror Board Recommendation”);

A-1-6

WHEREAS, on or prior to the date hereof, Acquiror has obtained commitments from certain investors for a private placement of shares of Acquiror Class A Common Stock (the “PIPE Investment”) pursuant to the terms of one or more Subscription Agreements (each, a “Subscription Agreement”), such private placement to be consummated immediately prior to the consummation of the Mergers;

WHEREAS, concurrently with the execution of this Agreement, Sponsor, Acquiror and BB have entered into the Sponsor Agreement (the “Sponsor Agreement”), dated as of the date hereof;

WHEREAS, concurrently with the execution of this Agreement, Acquiror, BB and certain BB Pre-Closing Holders have entered into the Beachbody Support Agreement (the “BB Support Agreement”), dated as of the date hereof;

WHEREAS, concurrently with the execution of this Agreement, Acquiror, BB, Myx and Myx Brands Holdings, LLC, a Delaware limited liability company (“Myx Representative”), have entered into the Myx Support Agreement (the “Myx Support Agreement”), dated as of the date hereof;

WHEREAS, at the Effective Time, Acquiror shall (i) subject to obtaining the approval from the Acquiror’s stockholders to the Acquiror Stockholder Matters, amend and restate the certificate of incorporation of Acquiror to be substantially in the form of Exhibit A attached hereto (with such changes as may be agreed in writing by the Acquiror and BB, the “Acquiror Charter”), and (ii) amend and restate the bylaws of Acquiror to be substantially in the form of Exhibit B attached hereto (with such changes as may be agreed in writing by the Acquiror and BB, the “Acquiror Bylaws”); and

WHEREAS, at the Closing, Surviving Acquiror Entity and the other parties thereto shall enter into the amended and restated registration rights agreement (with such changes as may be agreed in writing by the Acquiror, BB and Myx, the “Registration Rights Agreement”) substantially in the form of Exhibit C attached hereto.

NOW, THEREFORE, the Parties hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.01    Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings:

“Acquiror” has the meaning specified in the Preamble hereto.

“Acquiror Board” has the meaning specified in the Recitals hereto.

“Acquiror Board Recommendation” has the meaning specified in the Recitals hereto.

“Acquiror Bylaws” has the meaning specified in the Recitals hereto.

“Acquiror Certificate of Merger” has the meaning specified in Section 2.02(c).

“Acquiror Charter” has the meaning specified in the Recitals hereto.

“Acquiror Class A Common Stock” means the class A common stock, par value $0.0001 per share, of Acquiror.

“Acquiror Class B Common Stock” means the class B common stock, par value $0.0001 per share, of Acquiror.

A-1-7

“Acquiror Class X Common Stock” means the class X common stock, par value $0.0001 per share, of Acquiror.

“Acquiror Closing Statement” has the meaning specified in Section 3.06(a).

“Acquiror Common Stock” means the Acquiror Class A Common Stock and the Acquiror Class B Common Stock.

“Acquiror Intervening Event” means any material change, event, circumstance, occurrence, effect, development or state of facts (x) that was not known or reasonably foreseeable to the Acquiror Board as of the date hereof and that becomes known to the Acquiror Board after the date hereof and prior to the receipt of the Acquiror Stockholder Approval and (y) that does not relate to an Alternate Business Combination Proposal; provided, however, that (a) any change in the price or trading volume of Acquiror Common Stock and (b) any change, event, circumstance, occurrence, effect, development or state of facts that is excluded in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur pursuant to clauses (i), (ii), (iv), (v), and (vi) of the definition thereof (other than as expressly contemplated by the final proviso to the definition of Company Material Adverse Effect) shall in the case of clause (x) of this definition be excluded for purposes of determining whether an Acquiror Intervening Event has occurred.

“Acquiror Intervening Event Notice” has the meaning specified in Section 8.02(b)(ii).

“Acquiror Intervening Event Notice Period” has the meaning specified in Section 8.02(b)(ii).

“Acquiror Material Adverse Effect” means, any change, event, circumstance, occurrence, effect, development or state of facts that, individually or in the aggregate, with any other change, event, circumstance, occurrence, effect, development or state of facts has had or would reasonably be expected to prevent or materially delay or materially impact the ability of the Acquiror Parties and Sponsor to consummate the Transactions. Notwithstanding the foregoing, the amount of the Acquiror Stockholder Redemptions or the failure to obtain the Acquiror Stockholder Approval shall not be deemed to be an Acquiror Material Adverse Effect.

“Acquiror Merger” has the meaning specified in the Recitals hereto.

“Acquiror Organizational Documents” means the Certificate of Incorporation and Acquiror’s bylaws, as amended and in effect on the date hereof.

“Acquiror Parties” means, collectively, Acquiror, BB Merger Sub and Myx Merger Sub.

“Acquiror Preferred Stock” has the meaning specified in Section 5.11(a).

“Acquiror Stockholder Approval” means the vote of the stockholders of Acquiror set forth in the Proxy Statement / Prospectus to the extent required to approve the Acquiror Stockholder Matters.

“Acquiror Stockholder Matters” means (a) the adoption and approval of this Agreement and the Transactions (the “Business Combination Proposal”), (b) the adoption and approval of the issuance of shares of Acquiror Class A Common Stock in connection with the Transactions as may be required under NYSE listing requirements (the “NYSE Proposal”), (c) the adoption and approval of the amendments to the Certificate of Incorporation as contemplated by the Acquiror Charter attached as Exhibit A (the “Charter Proposal”) and to Acquiror’s bylaws as contemplated by the Acquiror Bylaws attached as Exhibit B hereto (as may be subsequently amended by mutual written agreement of the Acquiror and BB at any time before the effectiveness of the Registration Statement) (the “Bylaws Proposal,” and together with the Charter Proposal, the “Governing Document Proposals”), (d) the adoption and approval of the Incentive Equity Plan and ESPP (the “Equity Incentive Plan Proposal”), (e) the election of the members of the Acquiror Board as of the Closing in accordance

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with Section 7.05 (the “Director Election Proposal”), (f) approval of the change of Acquiror’s name to The Beachbody Company, Inc., (g) the adoption and approval of each other proposal that either the SEC or NYSE (or the respective staff members thereof) indicates is necessary in its comments to the Proxy Statement / Prospectus or in correspondence related thereto; (h) the adoption and approval of each other proposal reasonably agreed to by Acquiror and BB (after good faith consultation with Myx) as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Transaction Agreements, and (i) the adoption and approval of a proposal for the adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing.

“Acquiror Stockholder Redemption” has the meaning specified in Section 8.02(a)(i).

“Acquiror Transaction Expenses” means all fees, costs and expenses of Acquiror (inclusive of any deferred underwriting fees but excluding the costs of the PIPE Investment (other than any placement agent fees paid to Cantor Fitzgerald & Co.)) incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and conditions contained herein to be performed or complied with at or before Closing, and the consummation of the Transactions, including the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of Acquiror, as determined pursuant to Section 3.06(a).

“Acquiror Warrant” means a warrant entitling the holder to purchase shares of Acquiror Class A Common Stock.

“Acquisition Transaction” has the meaning specified in Section 8.03(a).

“Action” means any claim, action, suit, charge, complaint, audit, investigation, inquiry, assessment, arbitration or legal, judicial or administrative proceeding (whether at law or in equity) by or before any Governmental Authority.

“Additional SEC Reports” has the meaning specified in Section 5.08(a).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” means the ownership of a majority of the voting securities of the applicable Person or the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the applicable Person, whether through ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Agreement” has the meaning specified in the Preamble hereto.

“Alternate Business Combination Proposal” has the meaning set forth in Section 8.03(b).

“Anti-Corruption Laws” means all U.S. and non-U.S. Laws relating to the prevention of corruption, bribery, and money laundering, including the U.S. Foreign Corrupt Practices Act of 1977 and the UK Bribery Act of 2010.

“Audited Financial Statements” has the meaning specified in Section 4.08(b).

“Available Closing Acquiror Cash” means, without duplication, an amount equal to (a) all amounts in the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with the Acquiror Stockholder Redemption), plus (b) the aggregate amount of cash that has been funded to and remains with, or that will be funded concurrently with the Closing to, Acquiror pursuant to the Subscription Agreements as of immediately prior to the Closing.

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“BB” has the meaning specified in the Preamble hereto.

“BB Adjustment Amount” means the amount set forth on Schedule 1.01(b).

“BB Audited Financial Statements” has the meaning specified in Section 4.08(a).

“BB Certificate of Merger” has the meaning specified in Section 2.02(a).

“BB Closing Statement” has the meaning specified in Section 3.06(b).

“BB Closing Unit Consideration” means with respect to any (a) BB Common Unit held by the BB Pre-Closing Holders identified on Schedule 1.04, a number of shares of Acquiror Class X Common Stock equal to the BB Exchange Ratio, and (b) BB Common Unit held by any BB Pre-Closing Holder other than those described in the foregoing clause (a), a number of shares of Acquiror Class A Common Stock equal to the BB Exchange Ratio, in each case with fractional shares (determined on an aggregate basis for each BB Pre-Closing Holder after combining all fractional shares each such holder would otherwise receive) rounded down to the nearest whole share.

“BB Closing Unit Consideration Value” means (a) the BB Equity Value divided by (b) the BB Fully Diluted Number of Units.

“BB Common Units” means the common units of BB with the rights, preferences and privileges set forth in the BB Operating Agreement.

“BB Confidentiality Agreement” has the meaning specified in Section 11.09.

“BB Effective Time” has the meaning specified in Section 2.02(a).

“BB Equity Value” means the result of (a) $2,711,500,000 plus (b) the BB Adjustment Amount (which may be a positive or a negative number), plus (c) the Myx Instrument Value.

“BB Exchange Ratio” means the quotient of (a) the BB Closing Unit Consideration Value divided by (b) $10.

“BB Financial Statements” has the meaning specified in Section 4.08(a).

“BB Fully Diluted Number of Units” means the sum of (a) the total number of BB Common Units issued and outstanding immediately prior to the BB Effective Time, plus (b) the total number of BB Common Units issued or issuable upon the settlement of all BB Options and BB Warrants (whether or not then vested or exercisable) that are outstanding immediately prior to the BB Effective Time, minus (c) a number of BB Common Units equal to (i) the aggregate exercise price of the BB Options described in the foregoing clause (b) above divided by (ii) the BB Closing Unit Consideration.

“BB Interim Financial Statements” has the meaning specified in Section 4.08(a).

“BB Material Contracts” has the meaning specified in Section 4.12(a).

“BB Merger” has the meaning specified in the Recitals hereto.

“BB Merger Sub” has the meaning specified in the Preamble hereto.

“BB Most Recent Balance Sheet” has the meaning specified in Section 4.08(a).

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“BB Operating Agreement” means the Amended and Restated Operating Agreement of BB, dated as of September 18, 2020, as amended from time to time.

“BB Option” means each option to purchase BB Common Units pursuant to The Beachbody Company Group, LLC 2020 Equity Compensation Plan, as amended from time to time.

“BB Pre-Closing Holder” means each Person who holds BB Common Units immediately prior to the BB Effective Time.

“BB Series A Election Notice” means the written notice dated as of the date hereof and delivered to BB in accordance with Section 5.8(a) of the BB Operating Agreement, pursuant to which holders of the BB Series A Preferred Units elected to convert all of the BB Series A Preferred Units held by such holders into BB Common Units effective as of (and contingent upon) the Closing and waived certain rights with regard to a Deemed Liquidation Event (as defined in the BB Operating Agreement) under Section 4.12(d) of the BB Operating Agreement.

“BB Series A Preferred Units” means those units of BB designated as “Series A Preferred Units” in the BB Operating Agreement, with the rights, preferences and privileges set forth therein.

“BB Support Agreement” has the meaning specified in the Recitals hereto.

“BB Transaction Expenses” means all fees, costs and expenses of BB and its Subsidiaries collectively incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and conditions contained herein to be performed or complied with at or before Closing, and the consummation of the Transactions, including the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of BB and its Subsidiaries (including, for the avoidance of doubt, any fees, costs and expenses related to the PIPE Investment except as otherwise expressly set forth in the definition of Acquiror Transaction Expenses) and all severance, transaction-related bonuses, stay and pay bonuses, retention awards, change in control payments or other similar payments or benefits triggered, in whole or in part, by the Transactions and payable to any current or former contractor, employee, consultant or other individual service provider of BB in cash by any member of the Company Group in connection with the consummation of the Transactions (including the employer portion of any payroll, employment or similar Taxes imposed with respect to such amount), as determined pursuant to Section 3.06(b).

“BB Warrant” means each of (a) Warrant to Purchase Common Units, dated as of September 18, 2020, by and between BB and Schwarzenegger Blind Trust, and (b) Warrant to Purchase Common Units, dated as of September 18, 2020, by and between BB and Akron Supplement, LLC.

“Business Combination” has the meaning ascribed to such term in the Certificate of Incorporation.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close or unable to open.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Acquiror, as in effect on the date hereof.

“Change in Recommendation” has the meaning specified in Section 8.02(b)(ii).

“Closing” has the meaning specified in Section 3.07.

“Closing Date” has the meaning specified in Section 3.07.

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“Closing Filing” has the meaning specified in Section 8.05(c).

“Closing Myx Transaction Expenses” has the meaning specified in Section 3.06(c).

“Closing Press Release” has the meaning specified in Section 8.05(c).

“COBRA” has the meaning specified in Section 4.14(f).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Group” means each of (a) BB and its direct and indirect Subsidiaries, and (b) Myx and its direct and indirect Subsidiaries.

“Company Group Specified Representations” has the meaning specified in Section 9.02(a)(i).

“Company Material Adverse Effect” means, any change, event, circumstance, occurrence, effect, development or state of facts that, individually or in the aggregate, with any other change, event, circumstance, occurrence, effect, development or state of facts has had or would reasonably be expected to either (a) have a material adverse effect on the business, assets, liabilities, operations, results of operations or financial condition of the Company Group, taken as a whole, or (b) prevent or materially delay or materially impact the ability of the Company Parties to consummate the Transactions; provided, however, that in no event shall any of the following be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur: (i) any change in applicable Laws (including COVID-19 Measures) or GAAP or any official interpretation thereof, (ii) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, or any changes generally affecting the economy, markets or industry in which the Company Group operates, (iii) the announcement of this Agreement, the pendency or consummation of the Merger or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees (provided, that the exceptions in this clause (iii) shall not be deemed to apply to Section 4.04), (iv) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of nature or other force majeure event or any epidemic, disease, outbreak or pandemic (including COVID-19), (v) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Company Group operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, (vi) any failure of the Company Group, to meet any projections, forecasts or budgets (provided, that this clause (vi) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Company Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Company Material Adverse Effect)), (vii) any matter set forth on the Schedules, or (viii) any action taken by, or at the request of, the Acquiror Parties; provided, that in the case of clauses (i), (ii), (iv), and (v) such changes may be taken into account to the extent (but only to the extent) that such changes have had a disproportionate impact on the Company Group, taken as a whole, as compared to other industry participants in the industries or markets in which the Company Group operates.

“Company Parties” has the meaning specified in the Preamble hereto.

“Company Party Benefit Plan” has the meaning specified in Section 4.14(a).

“Company Party Employees” means, with respect to a Company Party, each employee of such Company Party or its respective Subsidiaries.

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“Company Party Impairment Effect” means any change, event, circumstance, occurrence, effect, development or statement of facts that, individually or in the aggregate, would reasonably be expected to prevent or materially delay or materially impair the ability of either Company Party to consummate the Transactions.

“Company Party Intellectual Property” means the Owned Intellectual Property and Licensed Intellectual Property.

“Company Party Service Provider” means, with respect to a Company Party, each Company Party Employee, officer, director, or other service provider of such Company Party or its respective Subsidiaries.

“Company Subsidiaries” has the meaning specified in Section 4.02.

“Confidentiality Agreements” has the meaning specified in Section 11.09.

“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, Governmental Order, consent, clearance or approval to be obtained from, filed with or delivered to, a Governmental Authority or other Person.

“Continuing Employee” has the meaning set forth in Section 7.11(a).

“Contracts” means any contracts, agreements, licenses, subcontracts, leases, subleases, concessions and purchase orders and other commitments or arrangements, in each case that are legally binding upon a Person or its properties or assets.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, directive, guidelines or recommendations by any Governmental Authority (including the Centers for Disease Control and the World Health Organization) in each case in connection with, related to or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (CARES) or any changes thereto.

“D&O Tail” has the meaning specified in Section 7.01(b).

“Data Security Requirements” means, collectively, all of the following to the extent governing the Processing of Personal Information or otherwise relating to data privacy, security, or security breach notification requirements and directly applicable to the Company Group: (a) all applicable Laws governing the data privacy, security or Processing of Personal Information, (b) binding industry standards applicable to the Company Group, including PCI-DSS, and (c) any obligations on any member of the Company Group under any Contracts.

“DGCL” has the meaning specified in the Recitals hereto.

“DLLCA” has the meaning specified in the Recitals hereto.

“Effective Time” has the meaning specified in Section 2.02(c).

“Enforceability Exceptions” has the meaning specified in Section 4.03.

“Environmental Laws” means any and all applicable Laws relating to pollution, human health and safety or protection of the environment (including natural resources), or the use, storage, emission, distribution, transport, handling, disposal or release of, or exposure of any Person to, Hazardous Materials.

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“Equity Securities” means, with respect to any Person, (a) any shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interest in, such Person, (b) any securities of such Person convertible into or exchangeable for cash or shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person, (c) any warrants, calls, options or other rights to acquire from such Person, or other obligations of such Person to issue, any shares of capital or capital stock or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable for shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person, (d) any restricted shares, stock appreciation rights, restricted units, performance units, contingent value rights, “phantom” stock or similar securities or rights issued by or with the approval of such Person that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital or capital stock or other voting securities of, other ownership interests in, or any business, products or assets of, such Person, and (e) any securities issued or issuable with respect to the securities or interests referred to in clauses (a) through (d) above in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

“ERISA” has the meaning specified in Section 4.14(a).

“ERISA Affiliate” has the meaning specified in Section 4.14(g).

“ESPP” has the meaning specified in Section 7.06.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Myx Intellectual Property” means the Intellectual Property set forth on Schedule 1.01(c).

“Financial Statements” has the meaning specified in Section 4.08(b).

“Flow-Thru Income Tax Returns” means income Tax Returns of Myx or its Subsidiaries for which the items of income, deduction, credit, gain or loss of Myx or its applicable Subsidiary are passed through and reported on the income Tax returns of the Myx Pre-Closing Holders under applicable Law.

“Fraud” means, with respect to a Party, an actual and intentional fraud with respect to the making of the representations and warranties pursuant to Article IV or Article V (as applicable); provided, that such actual and intentional fraud of such Person shall only be deemed to exist if any of the individuals included on Schedule 1.03(a) (in the case of Acquiror), Schedule 1.03(b) (in the case of BB) or Schedule 1.03(c) (in the case of Myx) had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by such Person pursuant to, in the case of the Company Parties, Article IV, or, in the case of Acquiror, Article V, in each case, as qualified by the Schedules to this Agreement, were actually breached when made, with the express intention that the other Parties to this Agreement rely thereon to their detriment.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Government Official” means any officer or employee of a Governmental Authority, including state-owned entities, or of a public organization or any person acting in an official capacity for or on behalf of any such Governmental Authority or on behalf of any such public organization.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, arbitral body (public or private) or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, ruling, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

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“Hazardous Material” means material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under Environmental Laws, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, per and polyfluoroalkyl substances, flammable or explosive substances, or pesticides.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated thereunder.

“Incentive Equity Plan” has the meaning specified in Section 7.06.

“Indebtedness” means, with respect to any Person as of any time, without duplication, (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, all indebtedness for borrowed money of such Person or indebtedness issued by such Person in substitution or exchange for borrowed money, (b) all indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, in each case, as of such time of such Person, (c) all obligations for the deferred purchase price of property or other services (other than trade payables incurred in the ordinary course of business that are not past due), (d) all obligations as lessee that are required to be capitalized in accordance with GAAP, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, to the extent drawn or claimed against, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person, and (h) all obligations of the type referred to in clauses (a) through (g) of this definition of any other Person, the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations. Notwithstanding anything to the contrary contained herein, “Indebtedness” of any Person shall not include any item that would otherwise constitute “Indebtedness” of such Person that is an obligation between such Person and any wholly-owned Subsidiary of such Person or between any two or more wholly-owned Subsidiaries of such Person.

“Intellectual Property” means all intellectual property rights, in any jurisdiction in the world, including: (a) patents, patent applications and patent disclosures and improvements thereto together with all reissuances, continuations, continuations-in-part, divisions, revisions, extensions, and reexaminations thereof, (b) trademarks, service marks, brand names, certification marks, trade dress, trade names, corporate names, logos and slogans, designs and Internet domain names, and any other indicia of source or origin together with all goodwill associated with each of the foregoing, (c) copyrights and copyrightable works and works of authorship, (d) intellectual property rights in Software (including object code and source code), (e) intellectual property rights in data, database, and collections of data, (f) intellectual property rights in usernames, keywords, tags, and other social media identifiers and accounts for all third-party social media sites, (g) Trade Secrets and know-how, (h) rights of publicity and commercial rights to a personal name, and (i) any other registrations and applications for any item referenced in any of the foregoing clauses and all rights in and to any for any item referenced in any of the foregoing clauses.

“Intended Income Tax Treatment” has the meaning specified in the Recitals hereto.

“Interim Financial Statements” has the meaning specified in Section 4.08(b).

“Interim Period” has the meaning specified in Section 6.01.

“IPO” has the meaning specified in Section 6.03.

“IPO Prospectus” has the meaning specified in Section 5.06.

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“IRS” has the meaning specified in Section 4.06(b).

“IT Systems” means Software, computer firmware or middleware, computer hardware, electronic data processing and telecommunications networks, network equipment, interfaces, platforms, peripherals, computer systems, co-location facilities, including any outsourced systems and processes, in each case, that are owned, leased, licensed by, or otherwise relied on by either Company Party or any of its Subsidiaries.

“JOBS Act” has the meaning specified in Section 8.07.

“JPM Credit Facility” means the Credit Agreement, dated as of August 4, 2020, by and among Myx Fitness, LLC and JPMorgan Chase Bank, N.A., as amended from time to time.

“Key Employee” means any Company Party Employee (a) whose most recent annual base compensation amount was in excess of $400,000 or (b) that holds an Executive Vice President title or higher.

“Law” means any statute, act, code, law (including common law), ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by either Company Party or its Subsidiaries.

“Leases” has the meaning specified in Section 4.20(a).

“Licensed Intellectual Property” has the meaning specified in Section 4.21(a).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, easement, license, option, right of first refusal, security interest or other lien of any kind.

“Losses” means all losses, damages, judgments, awards, Taxes, penalties, settlements and reasonable expenses (including reasonable attorneys’ fees); provided, that “Losses” include any punitive damages solely to the extent payable to a third party in connection with a third-party claim.

“Mergers” have the meaning specified in the Recitals hereto.

“Most Recent Balance Sheet” has the meaning specified in Section 4.08(b).

“Multiemployer Plan” has the meaning specified in Section 4.14(g).

“Myx” has the meaning specified in the Preamble hereto.

“Myx Audited Financial Statements” has the meaning specified in Section 4.08(b).

“Myx Available Cash Consideration” means $37,700,000 minus the Myx Payoff Amount.

“Myx Cash Consideration Statement” has the meaning specified in Section 3.02(a).

“Myx Cash Electing Unit” has the meaning specified in Section 3.02(a).

“Myx Cash Recipient” has the meaning specified in Section 3.02(a).

“Myx Certificate of Merger” has the meaning specified in Section 2.02(b).

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“Myx Class A Units” means the Class A Units of Myx with the rights, preferences and privileges set forth in the Myx Operating Agreement.

“Myx Class B Units” means the Class B Units of Myx with the rights, preferences and privileges set forth in the Myx Operating Agreement.

“Myx Class C Units” means the Class C Units of Myx with the rights, preferences and privileges set forth in the Myx Operating Agreement.

“Myx Closing Cash Consideration” has the meaning specified in Section 3.02(a).

“Myx Closing Statement” has the meaning specified in Section 3.06(c).

“Myx Closing Unit Consideration” means with respect to any Myx Common Unit held by the Myx Pre-Closing Holders, a number of shares of Acquiror Class A Common Stock equal to the Myx Exchange Ratio, in each case with fractional shares (determined on an aggregate basis for each Myx Pre-Closing Holder after combining all fractional shares each such holder would otherwise receive) rounded down to the nearest whole share.

“Myx Closing Unit Consideration Value” means (a) the Myx Equity Value divided by (b) the Myx Fully Diluted Number of Units.

“Myx Common Units” means each of the Myx Class A Units, the Myx Class B Units and the Myx Class C Units.

“Myx Confidentiality Agreement” has the meaning specified in Section 11.09.

“Myx Effective Time” has the meaning specified in Section 2.02(b).

“Myx Equity Plan” has the meaning specified in Section 3.02(b)(i).

“Myx Equity Value” means the result of $188,500,000 minus the Myx Payoff Amount.

“Myx Exchange Ratio” means the quotient of (a) the Myx Closing Unit Consideration Value divided by (b) $10.

“Myx Financial Statements” has the meaning specified in Section 4.08(b).

“Myx Fully Diluted Number of Units” means the sum of (a) the total number of Myx Class A Units issued and outstanding immediately prior to the Myx Effective Time, plus (b) the total number of Myx Class C Units issued or issuable upon the settlement of all Myx Warrants (whether or not then vested or exercisable) that are outstanding immediately prior to the Myx Effective Time, minus (c) a number of Myx Class C Units equal to the aggregate exercise price of the Myx Warrants described in the foregoing clause (b) divided by the Myx Closing Unit Consideration, plus (d) the total number of Myx Class B Units issued and outstanding immediately prior to the Myx Effective Time, plus (e) the number of Myx Instrument Converted Units.

“Myx Instrument” means the Instrument, dated as of December 7, 2020, by and between Myx and Beachbody, LLC, a Delaware limited liability company (and any other funding instrument entered into by the parties thereto between the Effective Time and Closing in compliance with Section 6.01).

“Myx Instrument Converted Units” means the number of Preferred Equity Units (as defined in the Myx Instrument) calculated in accordance with Schedule 1.01(d).

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“Myx Instrument Value” means the amount set forth on Schedule 1.01(e).

“Myx Interim Financial Statements” has the meaning specified in Section 4.08(b).

“Myx Material Contracts” has the meaning specified in Section 4.13(a).

“Myx Merger” has the meaning specified in the Recitals hereto.

“Myx Merger Sub” has the meaning specified in the Preamble hereto.

“Myx Most Recent Balance Sheet” has the meaning specified in Section 4.08(b).

“Myx Operating Agreement” means the Operating Agreement of Myx, dated as of November 6, 2020, as amended from time to time.

“Myx Payoff Amount” has the meaning specified in Section 3.05(a).

“Myx Pre-Closing Holder” means each Person who holds one or more Myx Common Units immediately prior to the Myx Effective Time.

“Myx Preferred Amount” means the amount set forth on Schedule 1.01(f).

“Myx Representative” has the meaning specified in the recitals hereto.

“Myx Representative Expense Fund” means $100,000.

“Myx Support Agreement” has the meaning specified in the Recitals hereto.

“Myx Tax Claim Notice” has the meaning specified in Section 8.04(d)(iv).

“Myx Tax Proceeding” has the meaning specified in Section 8.04(d)(iv).

“Myx Transaction Expenses” means all fees, costs and expenses of Myx and its Subsidiaries collectively incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and conditions contained herein to be performed or complied with at or before Closing, and the consummation of the Transactions, including the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of Myx and its Subsidiaries, and all severance, transaction-related bonuses, stay and pay bonuses, retention awards, change in control payments or other similar payments or benefits triggered, in whole or in part, by the Transactions and payable to any current or former contractor, employee, consultant or other individual service provider of Myx in cash by any member of the Company Group in connection with the consummation of the Transactions (including the employer portion of any payroll, employment or similar Taxes imposed with respect to such amount), as determined pursuant to Section 3.06(c).

“Myx Warrants” means the Warrant To Purchase Class C Units of Myx, dated as of February 2, 2021, by Myx in favor of Core Health and Fitness, LLC, a California limited liability company.

“New Plan” has the meaning set forth in Section 7.11(b).

“NYSE” means the New York Stock Exchange.

“OFAC” has the meaning specified in the definition of Sanctions Laws.

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“Open Source Code” has the meaning specified in Section 4.21(e).

“Organizational Documents” has the meaning specified in Section 4.01.

“Owned Intellectual Property” means all Intellectual Property that is owned or purported to be owned by any member of the Company Group (other than the Excluded Myx Intellectual Property).

“Palm MultiFund Note” means the Senior Secured Promissory Note and Security Agreement, dated as of January 1, 2020, by and between Myx Fitness, LLC, a Delaware limited liability company, and PALM MULTIFUNDS, LLC, a Delaware limited liability company.

“Palm Qoz1 Note” means the Senior Secured Promissory Note and Security Agreement, dated as of July 31, 2020, by and between Myx Fitness, LLC, a Delaware limited liability company, and PALM QOZ1 TIER1, LLC, LLC, a Delaware limited liability company.

“Palm Reimbursement Agreement” means the Reimbursement Agreement, dated as of August 4, 2020, by and between PALM MULTIFUNDS, LLC, a Delaware limited liability company, and Myx Fitness, LLC, a Delaware limited liability company.

“Party” has the meaning specified in the Preamble hereto.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” has the meaning specified in Section 4.11.

“Permitted Liens” means (a) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business, and that relate to amounts not yet delinquent or that are being contested in good faith through appropriate Actions, in each case only to the extent appropriate reserves have been established in accordance with GAAP, (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (c) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions and for which appropriate reserves have been established in accordance with GAAP, (d) Liens, encumbrances and restrictions on real property (including defects or imperfections of title, easements, encroachments, covenants, rights of way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property and similar restrictions of record and other similar charges or encumbrances) that (i) are matters of record and (ii) do not materially interfere with the present uses of such real property, (e) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, (f) Liens that secure obligations that are reflected as liabilities on the Most Recent Balance Sheet (which such Liens are referenced, or the existence of which such Liens is referred to, in the notes to Most Recent Balance Sheet), (g) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money in connection with workers’ compensation, unemployment insurance or other types of social security, and (h) Liens that do not, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company Group, taken as a whole.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Personal Information” means information that, alone or in combination with other information, identifies, describes, is reasonably capable of being associated with, or could reasonably be linked with an individual, including name, address, geolocation information, Internet Protocol (IP) addresses, financial information or other information that constitutes “personal information” or “personal data” under applicable Data Security Requirements.

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“PIPE Investment” has the meaning specified in the Recitals hereto.

“PIPE Investment Amount” has the meaning specified in Section 5.13.

“PIPE Investors” has the meaning specified in Section 5.13.

“Pre-Closing Holders” means, collectively, the BB Pre-Closing Holders and the Myx Pre-Closing Holders.

“Pre-Closing Tax Period” has the meaning specified in Section 8.04(d)(ii).

“Processing” means the collection, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium), including Personal Information.

“Proxy Clearance Date” has the meaning specified in Section 8.02(a)(i).

“Proxy Statement / Prospectus” has the meaning specified in Section 8.02(a)(i).

“Public Stockholders” has the meaning specified in Section 6.03.

“Registered Intellectual Property” has the meaning specified in Section 4.21(a).

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Registration Statement” has the meaning specified in Section 8.02(a)(i).

“Released Claims” has the meaning specified in Section 6.03.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, and consultants of such Person.

“Required Acquiror Stockholder Approval” means the approval of each Required Transaction Proposal by the affirmative vote of the holders of the requisite number of Acquiror Common Stock entitled to vote thereon, whether in person or by proxy at the Special Meeting (or any adjournment thereof), in accordance with the Acquiror Organizational Documents and applicable Law.

“Required BB Member Approval” means the approval of this Agreement and the Transactions by the affirmative vote or written consent of the holders of a Majority-in-Interest (as such term is defined in the BB Operating Agreement) of the BB Series A Preferred Units in accordance with the BB Operating Agreement and applicable Law.

“Required Myx Member Approval” means the approval of this Agreement and the Transactions by the affirmative vote or written consent of the Myx Representative in accordance with the Myx Operating Agreement and applicable Law.

“Required Transaction Proposals” means, collectively, the Business Combination Proposal, the NYSE Proposal, the Equity Incentive Plan Proposal, the Governing Document Proposals and the Director Election Proposal.

“Sanctioned Country” means any country or region that is or has in the past five years been the subject or target of a comprehensive embargo under Sanctions Laws (including Cuba, Iran, North Korea, Venezuela, Sudan, Syria, and the Crimea region of Ukraine).

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“Sanctions Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”) or the U.S. Department of State), the United Nations Security Council, and the European Union.

“Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under Sanctions Laws, including: (a) any Person listed on any U.S. or non-U.S. sanctions- or export-related restricted or prohibited party list, including OFAC’s Specially Designated Nationals and Blocked Persons List, OFAC’s Sectoral Sanctions Identification List, the Entity, Denied Persons and Unverified Lists maintained by the U.S. Department of Commerce, the UN Security Council Consolidated List, and the EU Consolidated List; (b) any Person that is, in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (a); or (c) any national of a Sanctioned Country.

“Schedules” means the disclosure schedules of the Company Parties or Acquiror, as applicable.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” has the meaning specified in Section 5.08(a).

“Securities Act” means the Securities Act of 1933.

“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Signing Filing” has the meaning specified in Section 8.05(c).

“Signing Press Release” has the meaning specified in Section 8.05(c).

“Software” means software and computer programs, whether in source code or object code form, and including (a) databases and collections of data, (b) software implementations of algorithms, models, and methodologies, firmware, application programming interfaces, (c) descriptions, schematics, specifications, flow charts and other work product used to design, plan, organize and develop any of the foregoing, and (d) documentation, including user documentation, user manuals and training materials, files, and records relating to any of the foregoing.

“Special Meeting” has the meaning specified in Section 8.02(b).

“Sponsor” means Forest Road Acquisition Sponsor LLC, a Delaware limited liability company.

“Sponsor Agreement” has the meaning specified in the Recitals hereto.

“Subscription Agreement” has the meaning specified in the Recitals hereto.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Surviving Acquiror Entity” means the surviving entity following the consummation of the Acquiror Merger.

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“Surviving BB Entity” has the meaning specified in the Recitals hereto.

“Surviving Entities” means, collectively, the Surviving Acquiror Entity and the Surviving Myx Entity.

“Surviving Myx Entity” means the surviving entity following the consummation of the Myx Merger.

“Surviving Provisions” has the meaning specified in Section 10.02.

“Tax” means (a) any federal, state, provincial, territorial, local, foreign and other tax, charge, impost, levy, duty, or governmental assessment of any kind in the nature of a tax, including alternative or add-on minimum, net income, franchise, gross income, adjusted gross income, gross receipts, employment related (including employee withholding or employer payroll), ad valorem, transfer, franchise, license, sales, use, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, or estimated tax, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto (or in lieu thereof), (b) any liability for, or in respect of, any item described in clause (a) of this definition as a result of being a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes, including under Treasury Regulations Section 1.1502-6 (or any similar or corresponding provision of state, local or foreign Law), and (c) any liability for, or in respect of, any item described in clauses (a) or (b) of this definition as a transferee or successor.

“Tax Return” means any return, report, statement, refund claim, declaration, information return, estimate or other document filed or required to be filed in respect of Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Termination Date” has the meaning specified in Section 10.01(c).

“Trade Controls” has the meaning specified in Section 4.27(a).

“Trade Secrets” means, collectively, trade secrets, know-how, confidential research and development information, formulae, confidential price and cost information, processes, and other confidential information or proprietary rights.

“Trainer” means each trainer listed on Schedule 1.01(g).

“Transaction Agreements” shall mean this Agreement, the Sponsor Agreement, the BB Support Agreement, the Myx Support Agreement, the Subscription Agreements, the Registration Rights Agreement, the Acquiror Charter, the Acquiror Bylaws, and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transaction Litigation” has the meaning specified in Section 8.01(c).

“Transactions” means the transaction contemplated by this Agreement, including the Mergers.

“Transfer Taxes” has the meaning specified in Section 8.04(c).

“Treasury Regulations” means the regulations promulgated under the Code.

“Trust Account” has the meaning specified in Section 5.06.

“Trust Agreement” has the meaning specified in Section 5.06.

“Trustee” has the meaning specified in Section 5.06.

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“Updated Acquiror Closing Statement” has the meaning specified in Section 3.06(a).

“Updated BB Closing Statement” has the meaning specified in Section 3.06(b).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws.

Section 1.02    Construction.

(a)    Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, and (vii) the phrase “to the extent” means the degree to which a thing extends (rather than if).

(b)    When used herein with respect to a Company Party or its Subsidiaries, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of such Company Party’s and its Subsidiaries’ business, consistent with past practice (including recent past practice in response to COVID-19 or COVID-19 Measures).

(c)    Unless the context of this Agreement otherwise requires, references to Contracts shall be deemed to include all subsequent amendments and other modifications thereto (subject to any restrictions on amendments or modifications set forth in this Agreement).

(d)    Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to Laws shall be construed as including all Laws consolidating, amending or replacing the Law.

(e)    The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(f)    Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(g)    All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(h)    The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than 9:00 a.m. Eastern Time on February 9, 2021 to the Party to which such information or material is to be provided or furnished (i) in the virtual “data room” maintained on Intralinks under the title “Project Core” or (ii) by delivery to such Party or its legal counsel via electronic mail or hard copy form.

(i)    References to “$” or “dollar” or “US$” shall be references to United States dollars unless otherwise specified.

(j)    Unless the context of this Agreement otherwise requires, references to (A) a Company Party shall be deemed to refer to each of BB and Myx, as applicable, (B) the Company Group shall be deemed to refer to

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each of (x) BB and its direct and indirect Subsidiaries and (y) Myx and its direct and indirect Subsidiaries, as applicable, and (C) Company Subsidiaries shall be deemed to refer to Subsidiaries of BB or of Myx, as applicable.

Section 1.03    Knowledge. As used herein, the phrase “to the knowledge of” shall mean the knowledge, following reasonable inquiry of direct reports, of (a) with respect to Acquiror, the individuals listed on Schedule 1.03(a), (b) with respect to BB, the individuals listed on Schedule 1.03(b), and (c) with respect to Myx, the individuals listed on Schedule 1.03(c).

Section 1.04    Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding BB Common Units, Myx Class A Units, Myx Class B Units, Myx Class C Units or shares of Acquiror Common Stock shall have been changed into a different number of units or shares or a different class, by reason of any unit or stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of units or shares, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of BB Common Units, Myx Class A Units, Myx Class B Units, Myx Class C Units or shares of Acquiror Common Stock, as applicable, will be appropriately adjusted to provide to the holders of BB Common Units, Myx Class A Units, Myx Class B Units, Myx Class C Units or shares of Acquiror Common Stock, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 1.04 shall not be construed to permit any Acquiror Party or Company Party to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement. For clarity, this Section 1.04 shall not apply to the issuance of Acquiror Common Stock pursuant to (a) the Subscription Agreements or (b) the conversion of Acquiror Class B Common Stock into Acquiror Class A Common Stock.

ARTICLE II

THE MERGERS

Section 2.01    The Mergers.

(a)    At the Effective Time, on the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the DGCL and the DLLCA:

(i)    BB Merger Sub shall consummate the BB Merger, pursuant to which BB Merger Sub shall be merged with and into BB, following which the separate existence of BB Merger Sub shall cease and BB shall continue as the Surviving BB Entity after the BB Merger and as a direct, wholly-owned Subsidiary of Acquiror;

(ii)    Myx Merger Sub shall consummate the Myx Merger, pursuant to which Myx Merger Sub shall be merged with and into Myx, following which the separate existence of Myx Merger Sub shall cease and Myx shall continue as the Surviving Myx Entity after the Myx Merger and as a direct, wholly-owned Subsidiary of Acquiror; and

(iii)    Immediately following the consummation of the BB Merger, the Surviving BB Entity shall consummate the Acquiror Merger, pursuant to which the Surviving BB Entity shall be merged with and into Acquiror, following which the separate existence of the Surviving BB Entity shall cease and Acquiror shall continue as the Surviving Acquiror Entity after the Acquiror Merger.

Section 2.02    Effective Time. On the terms and subject to the conditions set forth herein, on the Closing Date:

(a)    BB and BB Merger Sub shall cause the BB Merger to be consummated by filing a certificate of merger in substantially the form of Exhibit D attached hereto (the “BB Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL and the DLLCA, the

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time of such filing, or such later time as may be agreed in writing by BB and Acquiror and specified in the BB Certificate of Merger, will be the effective time of and constitute the consummation of the BB Merger (the “BB Effective Time”).

(b)    Immediately following the filing of the BB Certificate of Merger, Myx and Myx Merger Sub shall cause the Myx Merger to be consummated by filing a certificate of merger in substantially the form of Exhibit E attached hereto (the “Myx Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DLLCA, the time of such filing, or such later time as may be agreed in writing by Myx and Acquiror and specified in the Myx Certificate of Merger, will be the effective time of and constitute the consummation of the Myx Merger (the “Myx Effective Time”).

(c)    Immediately following the latter to occur of the Myx Effective Time and the BB Effective Time, Acquiror and BB shall cause the Acquiror Merger to be consummated by filing a certificate of merger in substantially the form of Exhibit F attached hereto (the “Acquiror Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL and the DLLCA, the time of such filing, or such later time as may be agreed in writing by BB and Acquiror and specified in the Acquiror Certificate of Merger, will be the effective time of and constitute the consummation of the Acquiror Merger (the “Effective Time”).

Section 2.03    Effect of the Mergers.

(a)    The effect of the BB Merger shall be as provided in this Agreement, the BB Certificate of Merger and the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the BB Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of BB Merger Sub and BB shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving BB Entity.

(b)    The effect of the Myx Merger shall be as provided in this Agreement, the Myx Certificate of Merger and the applicable provisions of the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Myx Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Myx Merger Sub and Myx shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Myx Entity.

(c)    The effect of the Acquiror Merger shall be as provided in this Agreement, the Acquiror Certificate of Merger and the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving BB Entity and Acquiror shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Acquiror Entity.

Section 2.04    Governing Documents.

(a)    At the BB Effective Time, the certificate of formation and limited liability company agreement of BB shall be amended and restated to be in the forms of certificate of formation and limited liability company agreement to be mutually agreed by Acquiror and BB prior to the Closing Date, which shall be the certificate of formation and limited liability company agreement of the Surviving BB Entity from and after the BB Effective Time until the Effective Time.

(b)    At the Myx Effective Time, the certificate of formation and limited liability company agreement of Myx shall be amended and restated to be in the form of the certificate of formation and limited liability company agreement of Myx Merger Sub, which shall be the certificate of formation and limited liability

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company agreement of the Surviving Myx Entity from and after the Myx Effective Time until thereafter amended in accordance with its terms and as provided by applicable Law, except that the name of the Surviving Myx Entity shall be “Myx Fitness Holdings, LLC”.

(c)    At the Effective Time, the certificate of incorporation and bylaws of Acquiror shall be amended and restated to be substantially in the forms of the Acquiror Charter and the Acquiror Bylaws attached hereto as Exhibit A and Exhibit B, which shall be the certificate of incorporation and the bylaws of the Surviving Acquiror Entity from and after the Effective Time until thereafter amended in accordance with its terms and as provided by applicable Law. The name of the Surviving Acquiror Entity immediately after the Effective Time shall be “The Beachbody Company, Inc.”.

Section 2.05    Directors and Officers of the Surviving BB Entity and the Surviving Myx Entity.

(a)    Immediately after the BB Effective Time, the board of managers and officers of the Surviving BB Entity shall be the board of managers and officers as set forth in the amended and restated limited liability company agreement of the Surviving BB Entity.

(b)    Immediately after the Myx Effective Time, the board of managers and officers of the Surviving Myx Entity shall be the board of managers and officers as set forth in the amended and restated limited liability company agreement of the Surviving Myx Entity.

Section 2.06    Further Assurances. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving BB Entity following the BB Merger, the Surviving Myx Entity following the Myx Merger and the Surviving Acquiror Entity following the Acquiror Merger (as applicable) with full right, title and possession to all assets, property, rights, privileges, powers and franchises of BB, BB Merger Sub, Myx, Myx Merger Sub, the Surviving BB Entity (as applicable), the applicable managers, officers and members of BB, BB Merger Sub, Myx, Myx Merger Sub, the Surviving BB Entity and Acquiror (or their designees) are fully authorized in the name of their respective companies to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE III

MERGER CONSIDERATION; CLOSING

Section 3.01    Effect of BB Merger. On the terms and subject to the conditions set forth herein, at the BB Effective Time, by virtue of the BB Merger and without any further action on the part of any Party or any other Person, the following shall occur:

(a)    BB Common Units. Each BB Common Unit issued and outstanding immediately prior to the BB Effective Time will be automatically cancelled and extinguished and converted into the right to receive the BB Closing Unit Consideration.

(b)    BB Series A Preferred Units. Pursuant to the BB Series A Election Notice, effective immediately prior to the BB Merger, each BB Series A Preferred Unit shall convert into one BB Common Unit with no further required action on the part of such any holder of BB Series A Preferred Units or BB.

(c)    BB Warrants. Each BB Warrant issued, outstanding and unexercised immediately prior to the BB Effective Time shall be assumed and converted into an Acquiror Warrant. Each such Acquiror Warrant as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the underlying BB Warrant immediately prior to the BB Effective Time (but taking into account any changes thereto by reason of this Agreement or the Transactions). Each such Acquiror Warrant as so assumed and

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converted shall be a warrant to purchase (i) that number of whole shares of Acquiror Class A Common Stock (rounded down to the nearest whole share) equal to the product of (A) the number of BB Common Units subject to such BB Warrant immediately prior to the BB Effective Time and (B) the BB Exchange Ratio, (ii) at an exercise price per share of Acquiror Class A Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (x) the exercise price per BB Common Unit applicable to such BB Warrant immediately prior to the BB Effective Time by (y) the BB Exchange Ratio.

(d)    BB Options. Each BB Option (whether vested or unvested) that is outstanding and unexercised as of immediately prior to the BB Effective Time shall be assumed and converted into an option to purchase shares of Acquiror Class A Common Stock (each, an “Acquiror Option”). Each such Acquiror Option as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the underlying BB Option immediately prior to the BB Effective Time (but taking into account any changes thereto by reason of this Agreement or the Transactions). Each such Acquiror Option as so assumed and converted shall be an option to acquire (i) that number of whole shares of Acquiror Class A Common Stock (rounded down to the nearest whole share) equal to the product of (A) the number of BB Common Units subject to such BB Option immediately prior to the BB Effective Time and (B) the BB Exchange Ratio, (ii) at an exercise price per share of Acquiror Class A Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (x) the exercise price per BB Common Unit applicable to such BB Option immediately prior to the BB Effective Time by (y) the BB Exchange Ratio. Notwithstanding anything in this Section 3.01(d) to the contrary, the exercise price and the number of shares of Acquiror Class A Common Stock subject to the Acquiror Option shall be determined in a manner consistent with the requirements of Section 409A of the Code.

(e)    Surviving BB Entity Equity Securities. The limited liability company interests of BB Merger Sub outstanding immediately prior to the BB Effective Time shall be converted into and become the limited liability company interests of the Surviving BB Entity, which shall constitute 100% of the outstanding Equity Securities of the Surviving BB Entity. From and after the BB Effective Time, the limited liability company interests of BB Merger Sub shall be deemed for all purposes to represent the number of membership interests into which they were converted in accordance with the immediately preceding sentence.

Section 3.02    Effect of Myx Merger. On the terms and subject to the conditions set forth herein, at the Myx Effective Time, by virtue of the Myx Merger and without any further action on the part of any Party or any other Person, the following shall occur:

(a)    Myx Common Units. Subject to Section 3.02(b) each Myx Common Unit issued and outstanding immediately prior to the Myx Effective Time other than the Myx Instrument Converted Units will be automatically cancelled and extinguished and converted into the right to receive the Myx Closing Unit Consideration; provided, however, Myx shall deliver a written statement (the “Myx Cash Consideration Statement”) to Acquiror and BB at least ten (10) Business Days before the Closing Date setting forth the Myx Pre-Closing Holders (each, a “Myx Cash Recipient”) that will be entitled to receive an amount in cash, without interest, equal to the Myx Closing Unit Consideration Value for each Myx Common Unit set forth on the Myx Cash Consideration Statement (each, a “Myx Cash Electing Unit”) for such Myx Cash Recipient (such cash amount to be received by each Myx Cash Recipient, the “Myx Closing Cash Consideration”) in lieu of receiving the Myx Closing Unit Consideration; provided, further, that the aggregate amount of Myx Closing Cash Consideration to be received by the Myx Cash Recipients shall in no event exceed the Myx Available Cash Consideration.

(b)    Myx Class B Units Escrow.

(i)    In accordance with the terms of the Myx Fitness Holdings, LLC 2020 Profits Interest Plan (the “Myx Equity Plan”), with respect to each Myx Class B Unit, 25% of the Myx Closing Unit Consideration and the Myx Closing Cash Consideration (each such portion, the “Myx Class B Escrowed Consideration”) that such Myx Class B Unit is entitled to receive in accordance with Section 3.02(a) shall be delivered to the Myx Representative and shall be held in escrow by the Myx

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Representative until such Myx Class B Escrowed Consideration is released or forfeited in accordance with the terms of the Myx Equity Plan; provided, that, for the avoidance of doubt, any shares of Acquiror Class A Common Stock held in escrow by the Myx Representative as part of the Myx Class B Escrowed Consideration shall be issued in the name of the Myx Pre-Closing Holder entitled to receive such shares pursuant to Section 3.02(a).

(ii)    In the event that any Myx Class B Escrowed Consideration is forfeited by a Myx Pre-Closing Holder in accordance with the terms of the Myx Equity Plan, such Myx Class B Escrowed Consideration shall be distributed by the Myx Representative to the remaining Myx Pre-Closing Holders on a pro rata basis (calculated as the quotient of (A) the Myx Common Units held by each such remaining Myx Pre-Closing Holder divided by (B) the Myx Fully Diluted Number of Units (as reduced by the number of Myx Class B Units held by the forfeiting Myx Pre-Closing Holder)).

(c)    Myx Warrants. Each Myx Warrant issued, outstanding and unexercised immediately prior to the Myx Effective Time shall be automatically terminated at the Myx Effective Time with no further required action on the part of such any holder of such Myx Warrant.

(d)    Surviving Myx Entity Equity Securities. The limited liability company interests of Myx Merger Sub outstanding immediately prior to the Myx Effective Time shall be converted into and become the limited liability company interests of the Surviving Myx Entity, which together with the Myx Common Units that would be issued in connection with the conversion of the Myx Instrument shall constitute 100% of the outstanding equity of the Surviving Myx Entity. From and after the Myx Effective Time, the limited liability company interests of Myx Merger Sub shall be deemed for all purposes to represent the number of membership interests into which they were converted in accordance with the immediately preceding sentence.

Section 3.03    Effect of Acquiror Merger. On the terms and subject to the conditions set forth herein, at the Effective Time, by virtue of the Acquiror Merger and without any further action on the part of any Party or any other Person, the limited liability company interests of the Surviving BB Entity outstanding immediately prior to the BB Effective Time shall be cancelled and extinguished and no consideration shall be paid therefor.

Section 3.04    [Reserved].

Section 3.05    Myx Payoff Amount.

(a)    At the Closing, immediately prior to the Myx Effective Time, the Acquiror shall cause the Trustee to release from the Trust Account an aggregate amount equal to the sum of (i) an amount of funds sufficient to pay off and discharge in full all of Myx’s obligations under the Myx Debt Payoff Letters, plus (ii) the Myx Preferred Amount, plus (iii) the Myx Representative Expense Fund, plus (iv) the Myx Transaction Expenses (such aggregate amount pursuant to clauses (i) – (iv), the “Myx Payoff Amount”), and shall pay, by wire transfer of immediately available funds, the Myx Payoff Amount out of such released funds pursuant to wire instructions provided to it by the Myx Representative for the applicable owed parties under the Myx Debt Payoff Letters or the Myx Operating Agreement, as applicable, at least two Business Days prior to Closing.

(b)    The Myx Representative Expense Fund shall be held by the Myx Representative as agent and for the benefit of the Myx Pre-Closing Holders in a segregated account and shall be used for the purposes of paying directly, or reimbursing the Myx Representative for, any third-party expenses pursuant to this Agreement. At such time as the Myx Representative determines to release any amount of the Myx Representative Expense Fund to the Myx Pre-Closing Holders, the Myx Representative shall distribute such amount among the Myx Pre-Closing Holders on a pro rata basis (calculated as the quotient of (i) the Myx Common Units held by each such remaining Myx Pre-Closing Holder divided by (ii) the total number of Myx Common Units outstanding).

Section 3.06    Transaction Expenses.

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(a)    On the date that is five Business Days prior to the Closing Date, Acquiror shall deliver to BB a written statement (the “Acquiror Closing Statement”) setting forth its good faith estimate and calculation of the Acquiror Transaction Expenses, including a detailed itemization of the components thereof and reasonable supporting documentation and detail therefor (including invoices), and determined pursuant to the definitions contained in this Agreement. From and after delivery of the Acquiror Closing Statement and through the Closing Date, (i) Acquiror shall promptly provide to BB any changes to the Acquiror Closing Statement (including any component thereof) (the “Updated Acquiror Closing Statement”), and (ii) BB shall have the right to review and comment on such calculations and estimates, Acquiror shall consider in good faith any such comments made by BB, and BB and Acquiror shall cooperate with each other through the Closing Date and use good faith efforts to resolve any differences regarding the calculations and estimates contained in the Updated Acquiror Closing Statement (and any updates or revisions as may be agreed to by BB and Acquiror shall be included in the Updated Acquiror Closing Statement). Acquiror shall, and shall cause its Representatives to, (x) reasonably cooperate with BB and its Representatives to the extent related to BB’s review of the Acquiror Closing Statement and Updated Acquiror Closing Statement and the calculations and estimates contained therein (including engaging in good faith discussions related thereto) and (y) provide access to personnel, books, records and other information during normal business hours to the extent related to the preparation of the Acquiror Closing Statement and Updated Acquiror Closing Statement and reasonably requested by BB or its Representatives in connection with such review; provided, that BB shall not, and shall cause its Representatives to not, unreasonably interfere with the business of Acquiror and its Subsidiaries in connection with any such access.

(b)    On the date that is five Business Days prior to the Closing Date, BB shall deliver to Acquiror a written statement (the “BB Closing Statement”) setting forth its good faith estimate and calculation of the BB Transaction Expenses, including a detailed itemization of the components thereof and reasonable supporting documentation and detail therefor (including invoices), and determined pursuant to the definitions contained in this Agreement. From and after delivery of the BB Closing Statement and through the Closing Date, (i) BB shall promptly provide to Acquiror any changes to the BB Closing Statement (including any component thereof) (the “Updated BB Closing Statement”), and (ii) Acquiror shall have the right to review and comment on such calculations and estimates, BB shall consider in good faith any such comments made by Acquiror, and BB and Acquiror shall cooperate with each other through the Closing Date and use good faith efforts to resolve any differences regarding the calculations and estimates contained in the Updated BB Closing Statement. BB shall, and shall cause its Representatives to, (x) reasonably cooperate with Acquiror and its Representatives to the extent related to Acquiror’s review of the BB Closing Statement and Updated BB Closing Statement and the calculations and estimates contained therein (including engaging in good faith discussions related thereto) and (y) provide access to personnel, books, records and other information during normal business hours to the extent related to the preparation of the BB Closing Statement and Updated BB Closing Statement and reasonably requested by Acquiror or its Representatives in connection with such review; provided, that Acquiror shall not, and shall cause its Representatives to not, unreasonably interfere with the business of BB and its Subsidiaries in connection with any such access.

(c)    On the date that is five Business Days prior to the Closing Date, Myx shall deliver to BB and Acquiror a written statement (the “Myx Closing Statement”) setting forth its good faith estimate and calculation of the Myx Transaction Expenses, including a detailed itemization of the components thereof and reasonable supporting documentation and detail therefor (including invoices), and determined pursuant to the definitions contained in this Agreement. From and after delivery of the Myx Closing Statement and through the Closing Date, (i) Myx shall promptly provide to BB and Acquiror any changes to the Myx Closing Statement (including any component thereof) (the “Updated Myx Closing Statement”), and (ii) BB and Acquiror shall have the right to review and comment on such calculations and estimates, Myx shall consider in good faith any such comments made by BB or Acquiror, and Myx, BB and Acquiror shall cooperate with each other through the Closing Date and use good faith efforts to resolve any differences regarding the calculations and estimates contained in the Updated Myx Closing Statement. Myx shall, and shall cause its Representatives to, (x) reasonably cooperate with BB and Acquiror and their respective Representatives to the extent related to BB’s or Acquiror’s review of the Myx Closing Statement and Updated Myx Closing Statement and the calculations and estimates contained

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therein (including engaging in good faith discussions related thereto) and (y) provide access to personnel, books, records and other information during normal business hours to the extent related to the preparation of the Myx Closing Statement and Updated Myx Closing Statement and reasonably requested by BB or Acquiror or their respective Representatives in connection with such review; provided, that each of BB and Acquiror shall not, and shall cause their respective Representatives to not, unreasonably interfere with the business of Myx and its Subsidiaries in connection with any such access. The Myx Transaction Expenses as set forth on the Myx Closing Statement or, if applicable, the Updated Myx Closing Statement, are “Closing Myx Transaction Expenses”.

Section 3.07    Closing. The closing of the Transactions (the “Closing”) shall take place (a) electronically by the mutual exchange of electronic signatures (including portable document format (PDF)) commencing as promptly as practicable (and in any event no later than 9:00 a.m. Eastern Time on the third Business Day) following the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article IX (other than those conditions that by their terms or nature are to be satisfied at the Closing; provided, that such conditions are satisfied or (to the extent permitted by applicable Law) waived in writing) or (b) at such other place, time or date as Acquiror and BB may mutually agree in writing. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

Section 3.08    Withholding Rights. Notwithstanding anything in this Agreement to the contrary, Acquiror, BB, Myx, BB Merger Sub, Myx Merger Sub, the Surviving BB Entity, the Surviving Myx Entity, the Surviving Acquiror Entity and their respective Affiliates and agents shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement, any amounts that are required to be deducted or withheld with respect to the making of such payments under applicable Law. To the extent that any amounts are to be withheld from value deliverable to the BB Pre-Closing Holders or the Myx Pre-Closing Holders (other than any such value that is subject to withholding because (a) it is properly treated as compensation for applicable Tax purposes, or (b) BB or Myx, as applicable, has failed to deliver the certificate and accompanying notice or forms described in Section 6.05), Acquiror shall use commercially reasonable efforts to provide notice to the applicable holder at least five days prior to the day the relevant withholding is to be made (and all Parties agree to use commercially reasonable efforts to cooperate to reduce or eliminate any such withholding). To the extent that any amounts are deducted or withheld consistent with the terms of this Section 3.08 and paid over to the appropriate Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY PARTIES

Except as set forth in the Schedules to this Agreement dated as of the date of this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face), each of BB and Myx severally (and not jointly) represents and warrants to Sponsor and the Acquiror Parties as follows, in each case as of the date hereof and as of the Closing Date, solely in respect of itself and, where applicable, its Subsidiaries:

Section 4.01    Corporate Organization of the Company Parties. Each Company Party has been duly formed, is validly existing and is in good standing under the Laws of the State of Delaware and has the limited liability company power and authority to own, operate and lease its properties, rights and assets and to conduct its business as it is now being conducted. The copies of the certificate of formation and operating agreement (collectively, “Organizational Documents”) of each Company Party, as in effect on the date hereof, previously made available by such Company Party to Acquiror are (a) true, correct and complete, (b) in full force and effect, and (c) have not been amended in any respect from the copies made available to Acquiror. Each Company Party is duly licensed or qualified and in good standing as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where

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failure to be so licensed or qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No Company Party is in violation of any of the provisions of its Organizational Documents, except where such violation has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.02    Subsidiaries. The respective Subsidiaries of BB and Myx, together with details of their respective jurisdiction of incorporation or organization and names of their respective equityholders and details of equity ownership, are set forth on Schedule 4.02 (the “Company Subsidiaries”). The Company Subsidiaries have been duly formed or organized, are validly existing under the laws of their jurisdiction of incorporation or organization and have the power and authority to own, operate and lease their properties, rights and assets and to conduct their business as it is now being conducted, except (other than with respect to due organization and valid existence) in each case has not had, and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each Company Subsidiary is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be in good standing or so licensed or qualified, except where the failure to be in good standing or so licensed or qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.03    Due Authorization. Each Company Party has the requisite corporate power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and (subject to the approvals described in Section 4.05 and upon receipt of the Required BB Member Approval or the Required Myx Member Approval, as applicable) to perform all obligations to be performed by it hereunder and thereunder and to consummate the Transactions and the transactions contemplated thereby. The execution, delivery and performance of this Agreement and such Transaction Agreements and the consummation of the Transactions and the transactions contemplated thereby have been duly authorized by the board of directors (or equivalent governing body) of each Company Party and, except for the Required BB Member Approval or the Required Myx Member Approval, as applicable, no other corporate proceeding on the part of either Company Party is necessary to authorize this Agreement or any Transaction Agreements or either Company Party’s performance hereunder or thereunder. This Agreement has been, and each such Transaction Agreement (when executed and delivered by each Company Party) will be, duly and validly executed and delivered by such Company Party and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement will constitute, a valid and binding obligation of such Company Party, enforceable against such Company Party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law (the “Enforceability Exceptions”).

Section 4.04    No Conflict. Except as set forth on Schedule 4.04, the execution, delivery and performance by each Company Party of this Agreement and the Transaction Agreements to which they are a party and the consummation by such Company Party of the Transactions and the transactions contemplated thereby do not and will not, (a) contravene or conflict with the certificate of incorporation, bylaws or other organizational documents of such Company Party or, in any material respect, its Subsidiaries, (b) subject to the approvals described in Section 4.05, contravene or conflict with or constitute a violation of any provision of any Law, Permit or Governmental Order binding upon or applicable to such Company Party or any of its Subsidiaries or any of their respective assets or properties, (c) subject to the approvals described in Section 4.05, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which such Company Party or any of its Subsidiaries is a party or by which any of their respective assets or properties may be bound or

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affected or any Permit of such Company Party or its Subsidiaries, or (d) result in the creation or imposition of any Lien on any asset, property or Equity Security of such Company Party or any of its Subsidiaries, except in the case of each of clauses (b) through (d) as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.05    Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Acquiror Parties contained in this Agreement, no action by, consent, approval, permit or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of either Company Party with respect to such Company Party’s execution, delivery and performance of this Agreement and the Transaction Agreements and the consummation of the Transactions and the transactions contemplated thereby, except for (a) applicable requirements of the HSR Act, (b) the filing of the (i) BB Certificate of Merger, (ii) Myx Certificate of Merger, and (iii) Acquiror Charter, each in accordance with the DGCL and DLLCA, and (c) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.06    Current Capitalization.

(a)    Schedule 4.06(a) sets forth the Equity Securities of BB (including the number and class or series (as applicable)) and the record ownership (including the percentage interests held thereby) thereof, and such Equity Securities are, free and clear of all Liens and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such ownership interests) and have not been issued in violation of preemptive or similar rights. With respect to each BB Option, Schedule 4.06(a) sets forth as of the date hereof: (i) the name of the holder thereof; (ii) the number of BB Common Units issuable upon the exercise of such BB Option; (iii) the exercise price thereof; (iv) the date of grant thereof, and (v) the vesting schedule for such BB Option. Each grant of a BB Option was made in accordance in all material respects with the terms of the applicable governing plan document and applicable Law. The outstanding Equity Securities of BB have been duly authorized and validly issued and are fully paid and non-assessable. There are no Equity Securities of BB authorized, reserved, issued or outstanding.

(b)    Schedule 4.06(b) sets forth the Equity Securities of Myx (including the number and class or series and distribution threshold (as applicable)) and the record ownership (including the percentage interests held thereby) thereof, and such Equity Securities are, free and clear of all Liens and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such ownership interests) and have not been issued in violation of preemptive or similar rights. The outstanding Equity Securities of Myx have been duly authorized and validly issued and are fully paid and non-assessable. There are no Equity Securities of Myx authorized, reserved, issued or outstanding. Each Myx Class B Unit constitutes a “profits interest” within the meaning of the Code, Treasury Regulations promulgated thereunder and any published guidance by the Internal Revenue Service (“IRS”) with respect thereto, including Revenue Procedure 93-27, 1993-2 C.B. 343, as clarified by Revenue Procedure 2001-43, 2001-2 C.B. 191.

(c)    Except as set forth on Schedule 4.06(a) or Schedule 4.06(b), there are no outstanding or authorized equity appreciation rights, phantom equity, profit participation or similar compensatory equity or equity-linked awards with respect to the Equity Securities of, or other equity or voting interest in, either Company Party. No Person is entitled to any preemptive or similar rights to subscribe for Equity Securities of either Company Party. There are no outstanding contractual obligations of either Company Party to repurchase, redeem or otherwise acquire any Equity Securities of such Company Party. There are no outstanding bonds, debentures, notes or other indebtedness of either Company Party having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which such Company Party’s members may vote. No Company Party is party to any shareholders agreement, voting agreement, proxies, registration rights agreement or other agreements or understandings relating to its equity interests.

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(d)    (i) There are no declared but unpaid dividends or distributions in respect of any Equity Securities of either Company Party and (ii) since December 31, 2019, no Company Party has made, declared, set aside, established a record date for or paid any dividends or distributions.

Section 4.07    Capitalization of Subsidiaries.

(a)    The outstanding shares of capital stock or other equity interests of each Company Party’s Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable. All of the outstanding Equity Securities in each Company Subsidiary are solely owned by a Company Party, directly or indirectly, free and clear of any Liens and have not been issued in violation of preemptive or similar rights. Except for Equity Securities owned by a Company Party or any wholly-owned Subsidiary of a Company Party, there are no Equity Securities of any Company Subsidiary authorized, reserved, issued or outstanding.

(b)    There are no outstanding or authorized equity appreciation rights, phantom equity, profit participation or similar compensatory equity or equity-linked awards with respect to the Equity Securities of, or other equity or voting interest in, any Company Subsidiary. No Person is entitled to any preemptive or similar rights to subscribe for Equity Securities of any Company Subsidiary. There are no outstanding contractual obligations of any Company Subsidiary to repurchase, redeem or otherwise acquire any Equity Securities of any Company Subsidiary. There are no outstanding bonds, debentures, notes or other indebtedness of any Company Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which such Subsidiaries’ stockholders may vote. No Company Subsidiary is a party to any shareholders agreement, voting agreement, proxies, registration rights agreement or other agreements or understandings relating to its equity interests.

(c)    Except for Equity Securities in any wholly-owned Subsidiary of a Company Party or as set forth on Schedule 4.07, no Company Party nor any of its Subsidiaries owns any Equity Securities in any Person. No shares of capital stock are held in treasury by any Company Subsidiary.

Section 4.08    Financial Statements.

(a)    Attached as Schedule 4.08(a) hereto are true, correct, accurate and complete copies of (i) the audited consolidated balance sheets of BB and its Subsidiaries as at December 31, 2019 and December 31, 2018, and the related audited consolidated statements of income and comprehensive income, shareholders’ equity and cash flows for the years then ended, together with the auditor’s reports thereon (the “BB Audited Financial Statements”), and (ii) the unaudited consolidated condensed balance sheet of BB as at September 30, 2020 (the “BB Most Recent Balance Sheet”), and the related unaudited consolidated condensed statements of income and comprehensive income, shareholders’ equity and cash flows for the nine-month periods ended September 30, 2020 and September 30, 2019 (the “BB Interim Financial Statements” and, together with the BB Audited Financial Statements, the “BB Financial Statements”).

(b)    Attached as Schedule 4.08(b) hereto are true, correct, accurate and complete copies of (i) the audited consolidated balance sheets of Myx and its Subsidiaries as at December 31, 2019 and December 31, 2018, and the related audited consolidated statements of income and comprehensive income, shareholders’ equity and cash flows for the years then ended, together with the auditor’s reports thereon (the “Myx Audited Financial Statements” and, together with the BB Audited Financial Statements, the “Audited Financial Statements”), and (ii) the unaudited consolidated condensed balance sheet of Myx as at September 30, 2020 (the “Myx Most Recent Balance Sheet” and, together with the BB Most Recent Balance Sheet, the “Most Recent Balance Sheet”) and the related unaudited consolidated condensed statements of income and comprehensive income, shareholders’ equity and cash flows for the nine-month periods ended September 30, 2020 and September 30, 2019 (the “Myx Interim Financial Statements” and, together with the Myx Audited Financial Statements, the “Myx Financial Statements”). The Myx Interim Financial Statements and the BB Interim Financial Statements are collectively referred to herein as the “Interim Financial Statements.” The Myx Financial Statements and the BB Financial Statements are collectively referred to herein as the “Financial Statements.”

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(c)    The Financial Statements present fairly, in all material respects, the consolidated financial position, cash flows, income, changes in equity and results of operations of the Company Group as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP during the periods involved (except in the case of the Interim Financial Statements for the absence of footnotes and other presentation items and for normal and recurring year-end adjustments in each case, the impact of which is not material) and were derived from, and accurately reflect, the books and records of the Company Group.

(d)    The Company Group has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Company Group is made known to the appropriate principal executive officer and its principal financial officer. To the knowledge of each Company Party, such disclosure controls and procedures are effective in timely alerting such Company Party’s principal executive officer and principal financial officer to material information required to be included in such Company Party’s financial statements.

(e)    The Company Group has established and maintains systems of internal accounting controls that are designed to provide reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for such Company Party’s assets. Each Company Party maintains and, for all periods covered by the Financial Statements, has maintained books and records of such Company Party in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of such Company Party and its Subsidiaries in all material respects.

(f)    Neither the Company Group nor the Company Group’s independent auditors has identified or been made aware of (after reasonable inquiry) any (i) “significant deficiency” in the internal controls over financial reporting of the Company Group, (ii) “material weakness” in the internal controls over financial reporting of the Company Group, or (iii) fraud, whether or not material, that involves management or other employees of the Company Group who have a significant role in the internal controls over financial reporting of the Company Group.

Section 4.09    Undisclosed Liabilities. Except as set forth on Schedule 4.09, as of the date hereof, no Company Party nor any of their respective Subsidiaries has any liability, debt or obligation, whether accrued, contingent, absolute, determined, determinable or otherwise, except for liabilities, debts or obligations (a) reflected or reserved for in the Most Recent Balance Sheet, (b) that have arisen since September 30, 2020 in the ordinary course of business of such Company Party and its Subsidiaries, none of which is a liability for a breach of contract, breach of warranty or infringement or violation of Law, (c) arising under this Agreement or the performance by such Company Party of its obligations hereunder, including transaction expenses, or (d) that would not be required to be set forth on a consolidated balance sheet of such Company Party and its Subsidiaries prepared in accordance with GAAP or that are less than $2 million individually or $10 million in the aggregate. No Company Party nor any of their respective Subsidiaries is a party to any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

Section 4.10    Litigation and Proceedings. As of the date hereof, there is no, and since January 1, 2018, there has been no, pending or, to the knowledge of each Company Party, threatened Actions by, against or affecting such Company Party or any of its Subsidiaries or any of their properties, rights or assets that would reasonably be expected to (a) involve an amount in controversy (not counting insurance deductibles) of at least $500,000 or (b) be, individually or in the aggregate, material to such Company Party and its Subsidiaries taken as a whole or would have a Company Party Impairment Effect. There is no, and since January 1, 2018 there has been no, Governmental Order imposed upon or, to the knowledge of each Company Party, threatened against such Company Party or any of its Subsidiaries or any of their properties, rights or assets that would reasonably be expected to be, individually or in the aggregate, material to such Company Party and its Subsidiaries taken as a whole or would reasonably be expected to have, individually or in the aggregate, a Company Party Impairment

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Effect. No Company Party nor any of their respective Subsidiaries is party to a settlement or similar agreement regarding any of the matters set forth in the two preceding sentences that contains any ongoing obligations, restrictions or liabilities (of any nature) that would reasonably be expected to be, individually or in the aggregate, material to such Company Party and its Subsidiaries taken as a whole or would reasonably be expected to have, individually or in the aggregate, a Company Party Impairment Effect.

Section 4.11    Compliance with Laws. Except where the failure to be, or to have been, in compliance with such Laws as has not, and would not, individually or in the aggregate, be material to such Company Party and its Subsidiaries, taken as a whole, or would reasonably be expected to have, individually or in the aggregate, a Company Party Impairment Effect, or as otherwise set forth on Schedule 4.11, each Company Party and its Subsidiaries are, and since January 1, 2018 have been, in compliance with all applicable Laws. Each Company Party and its Subsidiaries hold, and since January 1, 2018 have held, all licenses, approvals, consents, registrations, franchises and permits (the “Permits”) necessary for the lawful conduct of the business, except where the failure to so hold has not had, and would not be reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. From January 1, 2018, (a) to the knowledge of each Company Party, neither such Company Party nor any of its Subsidiaries has received any written notice of any violations of applicable Laws, Governmental Orders or Permits (other than allegations asserted by providers in connection with requests for claims adjustments by such providers in the ordinary course of business) and, (b) to the knowledge of such Company Party, no assertion or Action of any violation of any Law, Governmental Order or Permit by such Company Party or any of its Subsidiaries is currently threatened against such Company Party or any of its Subsidiaries (other than allegations asserted by providers in connection with requests for claims adjustments by such providers in the ordinary course of business), in each case of the foregoing clauses (a) and (b), except as has not had, and would not be reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No investigation or review by any Governmental Authority with respect to either Company Party or any of its Subsidiaries is pending or, to the knowledge of such Company Party, threatened, and no such investigations have been conducted by any Governmental Authority since January 1, 2018, in each case, except as has not had, and would not be reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.12    BB Contracts; No Defaults.

(a)    Schedule 4.12(a) contains a true and complete listing of all Contracts described in clauses (i) through (xvii) of this Section 4.12(a) to which, as of the date of this Agreement, BB or any of its Subsidiaries is a party or by which any of their respective assets is bound (together with all material amendments, waivers or other changes thereto) other than any purchase orders entered into in the ordinary course of business and any Company Party Benefit Plans (all such Contracts as described in clauses (i) through (xvii), collectively, the “BB Material Contracts”). True, correct and complete copies of the BB Material Contracts have been delivered to or made available to Acquiror or its agents or Representatives.

(i)    Each Contract that involves aggregate payments or consideration furnished (A) by BB or by any of its Subsidiaries of more than $5,000,000 or (B) to BB or to any of its Subsidiaries of more than $5,000,000, in each case, in the calendar year ended December 31, 2020 or any subsequent calendar year;

(ii)    Each Contract relating to Indebtedness with a principal amount (including the amount of any undrawn but available commitments thereunder) in excess of $5,000,000;

(iii)    Each Contract that is a purchase and sale or similar agreement for the acquisition of any Person or any business unit thereof or the disposition of any material assets of BB or any of its Subsidiaries (A) since January 1, 2018, in each case, involving payments in excess of $5,000,000 or (B) pursuant to which there are any material ongoing obligations;

(iv)    Each lease, rental or occupancy agreement, license, installment and conditional sale agreement and each other Contract with outstanding obligations that (A) provides for the ownership of,

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leasing of, occupancy of, title to, use of, or any leasehold or other interest in any real or personal property and (B) involves aggregate payments in excess of $5,000,000 in any calendar year, other than sales or purchase agreements in the ordinary course of business and sales of obsolete equipment;

(v)    Each joint venture Contract, agreement establishing an entity that is a partnership, limited liability company agreement or similar Contract (other than Contracts between wholly-owned Subsidiaries of BB) that is material to the business of BB and its Subsidiaries, taken as a whole;

(vi)    Each Contract requiring capital expenditures by BB or its Subsidiaries after the date of this Agreement in an amount in excess of $5,000,000 in the aggregate;

(vii)    Each Contract prohibiting or restricting in any material respect the ability of BB or its Subsidiaries to engage in any business, to solicit any potential customer, to operate in any geographical area or to compete with any Person, in each case, in any material respect, other than customary non-solicitation and no-hire provisions entered into in the ordinary course of business;

(viii)    Each license or other agreement (excluding (x) non-disclosure agreements, endorsement agreements, talent agreements, influencer agreements, appearance agreements, testimonial agreements, contractor services agreements, consulting services agreements, content licenses, (y) non-exclusive Intellectual Property licenses incidental to marketing, printing or advertising Contracts, and (z) licenses to Open Source Code, in each case, entered into in the ordinary course of business) under which BB or any of its Subsidiaries (A) is a licensee with respect to any item of Intellectual Property that is material to any business of BB or any of its Subsidiaries (excluding non-exclusive licenses in respect of commercially available, unmodified, “off-the-shelf software” or Contracts that would not reasonably be expected to result in a Company Material Adverse Effect with respect to BB if cancelled or terminated), (B) is a licensor or otherwise grants to a third party any rights to use any item of material Owned Intellectual Property owned by BB or any of its Subsidiaries (excluding non-exclusive licenses granted by BB or any of its Subsidiaries in the ordinary course of business), or (C) entered into to settle or resolve any Intellectual Property-related dispute, including settlement agreements, covenants not to sue, consent agreements, and co-existence agreements, in each case involving an amount in controversy of at least $1,000,000;

(ix)    Each Contract for the development of Intellectual Property by a third party that is material to the business of BB or any of its Subsidiaries (other than pursuant to BB’s standard form employee invention assignment or consulting or independent contractor agreements, copies of which have been provided to Acquiror, or any Contract entered into in the ordinary course of business) that involves aggregate payments or consideration furnished by BB or by any of its Subsidiaries of more than $1,000,000 in any calendar year;

(x)    Each employment Contract with any individual that (A) provides for annual base salary in excess of $1,000,000, (B) provides for the payment or accelerated vesting of any compensation or benefits in connection with the consummation of the Transactions, including any severance, retention, change of control, transaction, or similar payments, or (C) otherwise restricts the ability of BB or any of its Subsidiaries to terminate employment or engagement of such individual at any time for any reason or no reason without penalty or liability other than in the ordinary course of business or as otherwise required by Law;

(xi)    Each primary service contract with a Trainer which provides for or would reasonably be expected to provide for payments in excess of $1,000,000 in any 12-month period;

(xii)    Each collective bargaining agreement or other Contract (each, a “CBA”) with BB or any of its Subsidiaries, on the one hand, and any labor union, labor organization or works council representing employees of BB or such Subsidiary, on the other hand;

(xiii)    Each Contract that is a settlement, conciliation or similar agreement with any Governmental Authority or pursuant to which BB or any of its Subsidiaries will have any outstanding obligation in excess of $5,000,000 after the date of this Agreement;

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(xiv)    Each sales commission or brokerage Contract that involves annual payments in excess of $1,000,000 or is not cancellable on 30 calendar days’ notice without payment or penalty, in each case, other than royalty agreements with content talent and compensation to Team Beachbody distributors;

(xv)    Any Contract with (A) any Affiliate of BB (other than a Subsidiary of BB) or (B) any Affiliate or family member of any BB Pre-Closing Holder;

(xvi)    Any Contract that is a currency or interest hedging arrangement; and

(xvii)    Any commitment to enter into agreement of the type described in clauses (i) through (xvi) of this Section 4.12(a).

(b)    Except for any Contract that has terminated, or will terminate, upon the expiration of the stated term thereof prior to the Closing Date and except as would not reasonably be expected to be, individually or in the aggregate, material to BB and its Subsidiaries, taken as a whole, as of the date of this Agreement, each BB Material Contract is (i) in full force and effect and (ii) represents the legal, valid and binding obligations of BB or one of its Subsidiaries that is a party thereto and, to the knowledge of BB, represents the legal, valid and binding obligations of the other parties thereto, in each case, subject to the Enforceability Exceptions. Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to BB and its Subsidiaries taken as a whole, (w) neither BB, any of its Subsidiaries nor, to the knowledge of BB, any other party thereto is or is alleged to be in breach of or default under any BB Material Contract (x) since January 1, 2020, neither BB nor any of its Subsidiaries has received any written claim or notice of breach of or default under any such Contract, (y) to the knowledge of BB, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract (in each case, with or without notice or lapse of time or both), and (z) no party to any such Contract that is a customer of or supplier to BB or any of its Subsidiaries has, within the past 12 months, canceled or terminated its business with, or threatened in writing to cancel or terminate its business with, BB or any of its Subsidiaries.

Section 4.13    Myx Contracts; No Defaults.

(a)    Schedule 4.13(a) contains a true and complete listing of all Contracts described in clauses (i) through (xvi) of this Section 4.13(a) to which, as of the date of this Agreement, Myx or any of its Subsidiaries is a party or by which any of their respective assets is bound (together with all material amendments, waivers or other changes thereto) other than any purchase orders entered into in the ordinary course of business and any Company Party Benefit Plans (all such Contracts as described in clauses (i) through (xvi), collectively, the “Myx Material Contracts”). True, correct and complete copies of the Myx Material Contracts have been delivered to or made available to Acquiror or its agents or Representatives.

(i)    Each Contract that involves aggregate payments or consideration furnished (A) by Myx or by any of its Subsidiaries of more than $1,000,000 or (B) to Myx or to any of its Subsidiaries of more than $1,000,000, in each case, in the calendar year ended December 31, 2020 or any subsequent calendar year;

(ii)    Each Contract relating to Indebtedness with a principal amount (including the amount of any undrawn but available commitments thereunder) in excess of $2,500,000;

(iii)    Each Contract that is a purchase and sale or similar agreement for the acquisition of any Person or any business unit thereof or the disposition of any material assets of Myx or any of its Subsidiaries (A) since January 1, 2018, in each case, involving payments in excess of $2,500,000 or (B) pursuant to which there are any material ongoing obligations;

(iv)    Each lease, rental or occupancy agreement, license, installment and conditional sale agreement and each other Contract with outstanding obligations that (A) provides for the ownership of, leasing of, occupancy of, title to, use of, or any leasehold or other interest in any real or personal property and (B) involves aggregate payments in excess of $1,000,000 in any calendar year, other than sales or purchase agreements in the ordinary course of business and sales of obsolete equipment;

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(v)    Each joint venture Contract, agreement establishing an entity that is a partnership, limited liability company agreement or similar Contract (other than Contracts between wholly-owned Subsidiaries of Myx) that is material to the business of Myx and its Subsidiaries, taken as a whole;

(vi)    Each Contract requiring capital expenditures by Myx or its Subsidiaries after the date of this Agreement in an amount in excess of $1,000,000 in the aggregate;

(vii)    Each Contract prohibiting or restricting in any material respect the ability of Myx or its Subsidiaries to engage in any business, to solicit any potential customer, to operate in any geographical area or to compete with any Person, in each case, in any material respect, other than customary non-solicitation and no-hire provisions entered into in the ordinary course of business;

(viii)    Each license or other agreement (excluding (x) non-disclosure agreements, endorsement agreements, talent agreements, influencer agreements, appearance agreements, testimonial agreements, contractor services agreements, consulting services agreements, content licenses, (y) non-exclusive Intellectual Property licenses incidental to marketing, printing or advertising Contracts, and (z) licenses to Open Source Code, in each case, entered into in the ordinary course of business) under which Myx or any of its Subsidiaries (A) is a licensee with respect to any item of Intellectual Property that is material to any business of Myx or any of its Subsidiaries (excluding non-exclusive licenses in respect of commercially available, unmodified “off-the-shelf software” or Contracts that would not reasonably be expected to result in a Company Material Adverse Effect with respect to Myx if cancelled or terminated), (B) is a licensor or otherwise grants to a third party any rights to use any item of material Owned Intellectual Property owned by Myx or any of its Subsidiaries (excluding non-exclusive licenses granted by Myx or any of its Subsidiaries in the ordinary course of business), or (C) entered into to settle or resolve any Intellectual Property-related dispute, including settlement agreements, covenants not to sue, consent agreements, and co-existence agreements, in each case involving an amount in controversy of at least $1,000,000;

(ix)    Each Contract for the development of Intellectual Property by a third party that is material to the business of Myx or any of its Subsidiaries (other than pursuant to Myx’s standard form employee invention assignment or consulting or independent contractor agreements, copies of which have been provided to Acquiror), or any Contract entered into in the ordinary course of business that involves aggregate payments or consideration furnished by Myx or by any of its Subsidiaries of more than $500,000 in any calendar year;

(x)    Each employment Contract with any individual that (A) provides for annual base salary in excess of $400,000, (B) provides for the payment or accelerated vesting of any compensation or benefits in connection with the consummation of the Transactions, including any severance, retention, change of control, transaction, or similar payments, or (C) otherwise restricts the ability of Myx or any of its Subsidiaries to terminate employment or engagement of such individual at any time for any reason or no reason without penalty or liability other than in the ordinary course of business or as otherwise required by Law;

(xi)    Each CBA with Myx or any of its Subsidiaries, on the one hand, and any labor union, labor organization or works council representing employees of Myx or such Subsidiary, on the other hand;

(xii)    Each Contract that is a settlement, conciliation or similar agreement with any Governmental Authority or pursuant to which Myx or any of its Subsidiaries will have any outstanding obligation in excess of $1,000,000 after the date of this Agreement;

(xiii)    Each sales commission or brokerage Contract that involves annual payments in excess of $500,000 or is not cancellable on 30 calendar days’ notice without payment or penalty;

(xiv)    Any Contract with (A) any Affiliate of Myx (other than a Subsidiary of Myx) or (B) any Affiliate or family member of any Myx Pre-Closing Holder;

(xv)    Any Contract that is a currency or interest hedging arrangement; and

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(xvi)    Any commitment to enter into agreement of the type described in clauses (i) through (xv) of this Section 4.13(a).

(b)    Except for any Contract that has terminated, or will terminate, upon the expiration of the stated term thereof prior to the Closing Date and except as would not reasonably be expected to be, individually or in the aggregate, material to Myx and its Subsidiaries, taken as a whole, as of the date of this Agreement, each Myx Material Contract is (i) in full force and effect and (ii) represents the legal, valid and binding obligations of Myx or one of its Subsidiaries that is a party thereto and, to the knowledge of Myx, represents the legal, valid and binding obligations of the other parties thereto, in each case, subject to the Enforceability Exceptions. Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to Myx and its Subsidiaries taken as a whole, (w) neither Myx, any of its Subsidiaries nor, to the knowledge of Myx, any other party thereto is or is alleged to be in breach of or default under any Myx Material Contract, (x) since January 1, 2020, neither Myx nor any of its Subsidiaries has received any written claim or notice of breach of or default under any such Contract, (y) to the knowledge of Myx, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract (in each case, with or without notice or lapse of time or both), and (z) no party to any such Contract that is a customer of or supplier to Myx or any of its Subsidiaries has, within the past 12 months, canceled or terminated its business with, or threatened in writing to cancel or terminate its business with, Myx or any of its Subsidiaries.

Section 4.14    Company Party Benefit Plans.

(a)    Schedule 4.14(a) sets forth a true and complete list of each material Company Party Benefit Plan; provided, however, that any individual employment agreement (or offer letter) or individual consulting agreement that, in either case, is consistent in all material respects with the applicable template listed on Schedule 4.14(a), shall not be required to be listed on Schedule 4.14(a). For purposes of this Agreement a “Company Party Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any equity ownership, equity purchase, equity option, phantom equity, equity or other equity-based incentive award, severance, employment, consulting, retention, change-in-control, fringe benefit, bonus, incentive, deferred compensation, employee loan and all other benefit or compensation plans, agreements, programs, policies, Contracts or other arrangements, whether or not subject to ERISA, which are contributed to, required to be contributed to, sponsored by or maintained by a Company Party or any of its Subsidiaries for the benefit of any Company Party Service Provider of such Company Party or any of its Subsidiaries or under or with respect to which such Company Party or any of its Subsidiaries has any liability or obligation, contingent or otherwise, in any case, excluding any (i) statutory plan, program or arrangement that is both required under applicable Laws and maintained by Governmental Authority and (ii) Multiemployer Plan.

(b)    With respect to each Company Party Benefit Plan listed on Schedule 4.14(a), the applicable Company Party has delivered or made available to Acquiror copies of (i) such Company Party Benefit Plan and any trust agreement or other funding instrument relating to such plan, (ii) the most recent summary plan description, if any, required under ERISA with respect to such Company Party Benefit Plan, (iii) the most recent annual report on Form 5500 and all attachments with respect to each Company Party Benefit Plan (if applicable), (iv) the most recent actuarial valuation (if applicable) relating to such Company Party Benefit Plan, (v) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Party Benefit Plan, and (vi) any material or non-routine correspondence with any Governmental Authority within the past three years.

(c)    Except as would not, individually or in the aggregate, reasonably be expected to result in material liability to the Company Parties and their Subsidiaries, taken as a whole, (i) each Company Party Benefit Plan has been established, maintained, funded and in compliance with its terms and all applicable Laws, including ERISA and the Code, and (ii) all contributions, premiums or other payments that are due with respect to any

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Company Party Benefit Plan have been made and all such amounts due for any period ending on or before the Closing Date have been made or properly accrued and reflected in the applicable Company Party’s financial statements to the extent required by GAAP.

(d)    Each Company Party Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code (A) has received a favorable determination or opinion letter as to its qualification or (B) has been established under a standardized master and prototype or volume submitter plan for which a current favorable IRS advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and, to the applicable Company Party’s knowledge, nothing has occurred, whether by action or failure to act, that could reasonably be expected to adversely affect such qualification.

(e)    (i) No event has occurred and no condition exists that would subject a Company Party or any of its Subsidiaries, either directly or by reason of their affiliation with an ERISA Affiliate, to any material tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or other applicable Law, (ii) there do not exist any pending or, to the applicable Company Party’s knowledge, threatened Actions (other than routine claims for benefits), audits or investigations with respect to any Company Party Benefit Plan, (iii) there have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA, and (iv) no breaches of fiduciary duty (as determined under ERISA) with respect to any Company Party Benefit Plan have occurred that, in each case, either individually or in the aggregate, could reasonably be expected to result in material liability to a Company Party and any of its Subsidiaries, taken as a whole.

(f)    No Company Party Benefit Plan provides, nor has either Company Party or any of its respective Subsidiaries incurred, any current or projected liability in respect of post-employment or post-retirement or post-termination health, medical or life insurance benefits for current, former or retired Company Party Service Provider of such Company Party or any of its Subsidiaries, except (i) as required to avoid an excise tax under Section 4980B of the Code (“COBRA”) or similar applicable Law, (ii) coverage through the end of the calendar month in which a termination of employment occurs, or (iii) pursuant to an applicable agreement, plan or policy listed on Schedule 4.14(a) (including a template) requiring such Company Party or any of its Subsidiaries to pay or subsidize COBRA premiums for a terminated employee following the employee’s termination. No Company Party nor any of their respective Subsidiaries has incurred (whether or not assessed) any material Tax or other penalty with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable, or under Section 4980B, 4980D or 4980H of the Code.

(g)    No Company Party, its respective Subsidiaries, or its respective ERISA Affiliates sponsors, maintains, contributes to, is required to contribute to, or otherwise has or could reasonably be expected to have any current or contingent liability or obligation under or with respect to: (i) a multiemployer plan (as defined in Section 3(37) of ERISA or Section 4001(a)(3) of the Code) (a “Multiemployer Plan”), (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA) or any plan that is or was subject to Section 302 or Title IV of ERISA or Section 412 or Section 4971 of the Code, (iii) a “multiple employer plan” (within the meaning of Section 210 of ERISA or 413(c) of the Code), or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). For purposes of this Agreement, “ERISA Affiliate” means, with respect to a Company Party, any Person or entity (whether or not incorporated) other than the Company Parties or a Subsidiary of a Company Party that, together with such Company Party, is under common control or treated as one employer under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m), or (o) of the Code. Except as would not reasonably be expected to, individually or in the aggregate, constitute a Company Material Adverse Effect, no Company Party nor any of the Company Parties’ respective Subsidiaries has any current or contingent liability or obligation on account of at any time being considered a single employer under Section 414 of the Code with any other Person.

(h)    Except as set forth on Schedule 4.14(h), neither the execution and delivery of this Agreement by either Company Party nor the consummation of the Merger will (whether alone or in connection with any other

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event(s)) (i) result in the acceleration, funding, vesting or creation of any rights of any current or former Company Party Service Provider of such Company Party or its Subsidiaries to any compensatory payments or benefits or increases in any compensatory payments or benefits (including any loan forgiveness) under any Company Party Benefit Plan (or under any arrangement that would be a Company Party Benefit Plan if in effect as of the date of this Agreement), (ii) result in the payment to any current or former Company Party Service Provider of such Company Party or its Subsidiaries of any severance payments, or any increase in severance payments or benefits upon any termination of employment or service, or (iii) result in any “excess parachute payment” within the meaning of Section 280G of the Code (or corresponding provision of state law) to any Company Party Service Provider of such Company Party or its Subsidiaries who is a “disqualified individual” within the meaning of Section 280G of the Code.

(i)    Except as set forth on Schedule 4.14(i), no Company Party nor any of their respective Subsidiaries maintains any obligations to gross-up or reimburse any individual for any Tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

(j)    Each Company Party Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code is in material documentary compliance with, and has been maintained, operated and administered in all material respects in compliance with, Section 409A of the Code, and all applicable regulations, other guidance issued, and notices issued thereunder.

(k)    Without limiting the generality of Section 4.14(a) through Section 4.14(j) above, with respect to each Company Party Benefit Plan that is subject to the Laws of a jurisdiction other than the United States (whether or not United States Law also applies) (a “Foreign Plan”): (i) all employer and employee contributions to each Foreign Plan required by Law or by the terms of such Foreign Plan have been timely made in all material respects, or, if applicable, accrued in accordance with normal accounting practices; (ii) each Foreign Plan required to be registered has been registered and has been maintained in good standing in all material respects with applicable regulatory authorities; and (iii) no Foreign Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA) or has any material unfunded or underfunded liabilities.

Section 4.15    Labor Matters.

(a)    No Company Party nor any of their respective Subsidiaries is party to or bound by any CBA and no employees are represented by any labor union, other labor organization or works council with respect to their employment with such Company Party or any of its Subsidiaries. There are, and since January 1, 2018 there have been, no pending, or to the knowledge of each Company Party, threatened (i) labor organizing activities or representation or certification proceedings by any labor union, works council or other labor organization to organize any of the Company Party Employees, and (ii) material labor disputes, labor grievances, labor arbitrations, unfair labor practice charges, strikes, lockouts, picketing, hand billing, slowdowns, concerted refusals to work overtime, or work stoppages against or affecting a Company Party or any of its respective Subsidiaries.

(b)    Except as set forth on Schedule 4.15(b) or except where the failure to be, or to have been, in compliance with such Laws as has not, and would not, individually or in the aggregate, reasonably be expected to result in material liability to such Company Party and its Subsidiaries, taken as a whole, each Company Party and its respective Subsidiaries is, and since January 1, 2018 has been, in compliance in all material respects with all applicable Laws regarding labor, employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, employee classification (including the classification of independent contractors and exempt and non-exempt employees), discrimination, harassment or retaliation, whistleblowing, wages and hours, immigration (including the completion of Forms I-9 for all U.S. employees and the proper confirmation of employee visas), disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), COVID-19, affirmative action, workers’ compensation, labor relations, employee leave issues, employee trainings and notices, and unemployment insurance.

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(c)    Except as would not, individually or in the aggregate, reasonably be expected to result in material liability to the Company Parties and their Subsidiaries, taken as a whole: (i) each Company Party and its respective Subsidiaries have fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees, and other compensation that have come due and payable to such Company Party’s current or former directors, officers, employees or independent contractors under applicable Law, Contract or company policy, and (ii) each individual who is providing, or since January 1, 2018, has provided, services to a Company Party or its Subsidiaries and is, or was, classified and treated as an independent contractor, consultant, leased employee, or other non-employee service provider, is, and has been, properly classified and treated as such for all applicable purposes.

(d)    To the knowledge of the applicable Company Party, no Key Employee is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, nonsolicitation agreement, restrictive covenant or other obligation: (i) owed to such Company Party or any of its Subsidiaries; or (ii) owed to any third party with respect to such person’s right to be employed or engaged by such Company Party or any of its Subsidiaries.

(e)    Each Company Party and its Subsidiaries have reasonably investigated all formal sexual harassment or other discrimination or unlawful retaliation allegations raised in the last three years against any Key Employee. With respect to each such allegation with potential merit, the applicable Company Party or Subsidiary has taken prompt corrective action.

(f)    No material employee layoff, facility closure or shutdown (whether voluntary or by Governmental Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, salary or wages, or other workforce changes affecting Company Party Employees of either Company Party or any of its respective Subsidiaries has occurred since March 1, 2020 or is currently contemplated, planned or announced, including as a result of COVID-19 or any COVID-19 Measures.

(g)    Since January 1, 2018, no Company Party nor any of their respective Subsidiaries has implemented any plant closing or employee layoffs that would trigger notice obligations under the WARN Act.

(h)    As of the date hereof, no Company Party has received written notice that any Key Employee of such Company Party intends to terminate his or her employment with such Company Party prior to the one year anniversary of the Closing.

Section 4.16    Taxes.

(a)    Notwithstanding anything else in this Agreement, the following representations and warranties are provided only by BB and pertain only to BB and its Subsidiaries:

(i)    All material Tax Returns required by Law to be filed by the Company Group have been duly filed with the appropriate Governmental Authority, and all such Tax Returns are true, correct and complete in all material respects.

(ii)    All material amounts of Taxes due and owing by the Company Group (whether or not reflected on any Tax Return) have been duly paid to the appropriate Governmental Authority, and since the date of the Most Recent Balance Sheet, no member of the Company Group has incurred or accrued any material Tax liability or material amounts of taxable income or gain outside the ordinary course of business other than any liabilities incurred in connection with the Transactions.

(iii)     Each member of the Company Group has (A) withheld and deducted all material amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee, independent contractor, creditor, member, or any other third party, (B) duly and timely remitted such amounts to the appropriate Governmental Authority, and (C) complied in all material respects with applicable Laws with respect to Tax withholding, including all reporting and record keeping requirements.

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(iv)     No member of the Company Group is engaged in any material audit, administrative proceeding or judicial proceeding with respect to Taxes. No member of the Company Group is the subject of any dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have been resolved, and no such claims have been threatened in writing. All material deficiencies for Taxes asserted or assessed in writing against the Company Group have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn. No written claim has been made by any Governmental Authority in a jurisdiction where a member of the Company Group does not file a Tax Return that such entity is or may be subject to material Taxes or required to file a Tax Return in respect of material Taxes in that jurisdiction. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of the Company Group, and no written request for any such waiver or extension is currently pending.

(v)    No member of the Company Group (or any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for income tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(vi)    No member of the Company Group has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar or corresponding provision of state, local or foreign Law).

(vii)    No member of the Company Group will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in, or use of an improper, method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) entered into prior to the Closing; (C) installment sale or open transaction disposition made prior to the Closing; (D) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law); or (E) prepaid amount or deferred revenue received prior to the Closing outside the ordinary course of business. No member of the Company Group will be required to make any payment after the Closing Date as a result of an election under Section 965(h) of the Code.

(viii)    There are no Liens with respect to Taxes on any of the assets of the Company Group, other than Liens for Taxes not yet due and payable.

(ix)    No member of the Company Group (A) has been a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes other than such a group that includes only members of the Company Group, or (B) has any material liability for or in respect of the Taxes of any Person (other than a member of the Company Group) (1) as a result of being a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes, including under Treasury Regulations Section 1.1502-6 (or any similar or corresponding provision of state, local or foreign Law) or (2) as a transferee or successor, by Contract, assumption or operation of law, or otherwise (except, in each case, for liabilities pursuant to customary commercial contracts entered into in the ordinary course of business and not primarily relating to Taxes).

(x)    No member of the Company Group is a party to, or bound by, or has any obligation to any Governmental Authority or other Person under any Tax allocation, Tax sharing, Tax indemnification or similar agreement or arrangement (except, in each case, for liabilities pursuant to commercial contracts not primarily relating to Taxes).

(xi)    Schedule 4.16(a)(xi) sets forth the classification of each member of the Company Group for U.S. federal income Tax purposes.

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(xii)    No member of the Company Group has applied for or received any relief from Taxes under COVID-19 Measures, the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster or any similar Law, including by claiming an employee retention credit or deferring any amount of employer or employee payroll Taxes.

(xiii)    No member of the Company Group has taken any action (or permitted any action to be taken), nor is aware of any fact or circumstance, that would reasonably be expected to prevent the Mergers from qualifying for the Intended Income Tax Treatment.

(xiv)    Each member of the Company Group has complied in all material respects with Laws relating to escheat and unclaimed property.

(b)    Notwithstanding anything else in this Agreement, the following representations and warranties are provided only by Myx and pertain only to Myx and its Subsidiaries:

(i)    All material Tax Returns required by Law to be filed by the Company Group have been duly filed with the appropriate Governmental Authority, and all such Tax Returns are true, correct and complete in all material respects.

(ii)    All material amounts of Taxes due and owing by the Company Group (whether or not reflected on any Tax Return) have been duly paid to the appropriate Governmental Authority, and since the date of the Most Recent Balance Sheet, no member of the Company Group has incurred or accrued any material Tax liability or material amounts of taxable income or gain outside the ordinary course of business other than any liabilities incurred in connection with the Transactions.

(iii)     Each member of the Company Group has (A) withheld and deducted all material amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee, independent contractor, creditor, member, or any other third party, (B) duly and timely remitted such amounts to the appropriate Governmental Authority, and (C) complied in all material respects with applicable Laws with respect to Tax withholding, including all reporting and record keeping requirements.

(iv)     No member of the Company Group is engaged in any material audit, administrative proceeding or judicial proceeding with respect to Taxes. No member of the Company Group is the subject of any dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have been resolved, and no such claims have been threatened in writing. All material deficiencies for Taxes asserted or assessed in writing against the Company Group have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn. No written claim has been made by any Governmental Authority in a jurisdiction where a member of the Company Group does not file a Tax Return that such entity is or may be subject to material Taxes or required to file a Tax Return in respect of material Taxes in that jurisdiction. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of the Company Group, and no written request for any such waiver or extension is currently pending.

(v)    No member of the Company Group (or any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for income tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(vi)    No member of the Company Group has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar or corresponding provision of state, local or foreign Law).

(vii)    No member of the Company Group will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion

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thereof) ending after the Closing Date as a result of any: (A) change in, or use of an improper, method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) entered into prior to the Closing; (C) installment sale or open transaction disposition made prior to the Closing; (D) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law); or (E) prepaid amount or deferred revenue received prior to the Closing outside the ordinary course of business. No member of the Company Group will be required to make any payment after the Closing Date as a result of an election under Section 965(h) of the Code.

(viii)    There are no Liens with respect to Taxes on any of the assets of the Company Group, other than Liens for Taxes not yet due and payable.

(ix)    No member of the Company Group (A) has been a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes other than such a group that includes only members of the Company Group, or (B) has any material liability for or in respect of the Taxes of any Person (other than a member of the Company Group) (1) as a result of being a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes, including under Treasury Regulations Section 1.1502-6 (or any similar or corresponding provision of state, local or foreign Law) or (2) as a transferee or successor, by Contract, assumption or operation of law, or otherwise (except, in each case, for liabilities pursuant to commercial contracts not primarily relating to Taxes).

(x)    No member of the Company Group is a party to, or bound by, or has any obligation to any Governmental Authority or other Person under any Tax allocation, Tax sharing, Tax indemnification or similar agreement or arrangement (except, in each case, for liabilities pursuant to customary commercial contracts entered into in the ordinary course of business not primarily relating to Taxes).

(xi)    For U.S. federal (and applicable state and local) income Tax purposes, each of Myx and its Subsidiaries is, and since its formation has been, classified as a disregarded entity or partnership (and not as a publicly traded partnership within the meaning of Section 7704(b) of the Code). Since its formation, no material assets (other than cash) have been contributed to Myx.

(xii)    No member of the Company Group has applied for or received any relief from Taxes under COVID-19 Measures, the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster or any similar Law, including by claiming an employee retention credit or deferring any amount of employer or employee payroll Taxes.

(xiii)    Myx and each of its Subsidiaries that is classified as a partnership for U.S. federal (and applicable state and local) income tax purposes has a valid election in effect under Section 754 of the Code (and any similar or corresponding provision of state or local Law).

(xiv)    None of the assets of Myx or any of its Subsidiaries constitutes a “section 197(f)(9) intangible” within the meaning of Treasury Regulations Section 1.197-2(h)(1)(i), and neither Myx nor any of its Subsidiaries is subject, and the Acquiror and its Subsidiaries will not be subject after the Closing, to any limitation under Section 197(f)(9) of the Code on the ability to amortize any intangible asset of Myx or any of its Subsidiaries described under Section 197 of the Code.

(xv)    No member of the Company Group has taken any action (or permitted any action to be taken), nor is aware of any fact or circumstance, that would reasonably be expected to prevent the Mergers from qualifying for the Intended Income Tax Treatment.

(xvi)    Each member of the Company Group has complied in all material respects with Laws relating to escheat and unclaimed property.

Section 4.17    Insurance. Schedule 4.17 contains a list of all material policies or programs of self-insurance of property, fire and casualty, product liability, workers’ compensation and other forms of insurance held by, or

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for the benefit of, either Company Party or its Subsidiaries as of the date of this Agreement. With respect to each such insurance policy required to be listed on Schedule 4.17, except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) all premiums due have been paid (other than retroactive or retrospective premium adjustments and adjustments in the respect of self-funded general liability and automobile liability fronting programs, self-funded health programs and self-funded general liability and automobile liability front programs, self-funded health programs and self-funded workers’ compensation programs that are not yet, but may be, required to be paid with respect to any period end prior to the Closing Date), (b) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, (c) no Company Party nor any of their respective Subsidiaries is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to each Company Party’s knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under the policy, and to the knowledge of each Company Party, no such action has been threatened, and (d) as of the date hereof, no written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received other than in connection with ordinary renewals.

Section 4.18    Permits. Except for such failures to hold all Permits or be in compliance as would not reasonably be expected to be, individually or in the aggregate, material to such Company Party and its Subsidiaries taken as a whole, each member of the Company Group, (a) holds all Permits, and (b) is in compliance with the terms of all Permits necessary for the ownership and operation of its business. No event has occurred with respect to any of the Permits which permits, or after the giving of notice or lapse of time or both would permit, revocation, cancellation or termination thereof, or would result in any other material impairment of the rights of the holder of any such Permit, except where the revocation, cancellation, termination or material impairment would not reasonably be expected to be, individually or in the aggregate, material to a member of the Company Group. Except as would not reasonably be expected to be, individually or in the aggregate, material to a Company Party and its Subsidiaries taken as a whole, there is no pending or, to the knowledge of such Company Party, threatened (orally or in writing) legal proceeding with any Governmental Authority having jurisdiction or authority over the operations of such Company Party or any of its Subsidiaries that would reasonably be expected to impair the validity of any Permit, or result in the revocation, cancellation, termination or material impairment of any Permit.

Section 4.19    Equipment and Other Tangible Property. Each Company Party or one of its Subsidiaries owns and has good title to all material equipment and other tangible property and assets reflected on the books of such Company Party and its Subsidiaries as owned by such Company Party or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens, except as would not be material, individually or in the aggregate, to a Company Party and its Subsidiaries, taken as a whole.

Section 4.20    Real Property.

(a)    Schedule 4.20(a) contains a true, correct and complete list, as of the date of this Agreement, of all Leased Real Property including the address of each Leased Real Property. Each Company Party has made available to Acquiror true, correct and complete copies of the material Contracts pursuant to which such Company Party or any of its Subsidiaries use or occupy (or have been granted an option to use or occupy) the Leased Real Property or is otherwise a party with respect to the Leased Real Property (the “Leases”). Each Company Party or one of its Subsidiaries has a valid and subsisting leasehold estate in all Leased Real Property, and to the knowledge of such Company Party, there are no material disputes with respect to any material Lease, in each case, subject only to Permitted Liens. With respect to each Lease and except as would be, individually or in the aggregate, material to a Company Party or its Subsidiaries, taken as a whole, (i) such Lease is valid, binding and enforceable and in full force and effect against such Company Party or one of its Subsidiaries and, to such Company Party’s knowledge, the other party thereto, subject to the Enforceability Exceptions, and each such Lease is in full force and effect, (ii) each Lease has not been amended or modified except as reflected in the

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modifications, amendments, supplements, waivers and side letters made available to Acquiror, (iii) no Company Party nor any of their respective Subsidiaries has received or given any written notice of default or breach under any of the Leases and to the knowledge of such Company Party, neither such Company Party nor its Subsidiaries has received oral notice of any default or breach that has not been cured, and (iv) to the knowledge of such Company Party, there does not exist under any Lease any event or condition which, with notice or lapse of time or both, would become a default or breach by such Company Party or one of its Subsidiaries or, in each case, to such Company Party’s knowledge, the other party thereto.

(b)    No Company Party nor any of their respective Subsidiaries is in material default or material violation of, or not in material compliance with, any legal requirements applicable to its occupancy of the Leased Real Property.

(c)    No member of the Company Group owns any land, buildings or other real property.

Section 4.21    Intellectual Property and IT Security.

(a)    Schedule 4.21(a) sets forth a complete and correct list of all (i) registrations or applications for the following that are included in the Owned Intellectual Property: (A) trademarks, (B) patents, (C) copyrights, and (D) internet domain names, specifying as to each item, as applicable, the owner(s) of record, jurisdiction of application or registration, the application or registration number and the date of application or registration (“Registered Intellectual Property”). Excluding any pending applications included in the Registered Intellectual Property, each item of material Registered Intellectual Property is subsisting, valid and, to the knowledge of each Company Party, enforceable. A member of the Company Group (i) solely and exclusively owns all right, title and interest in and to the Owned Intellectual Property and (ii) has the right to use pursuant to a written license all other Intellectual Property used in or necessary for the operation of the respective businesses of the Company Group, as presently conducted (other than the Excluded Myx Intellectual Property, “Licensed Intellectual Property”), in each case, free and clear of all Liens other than Permitted Liens.

(b)    To the knowledge of each Company Party, neither the execution of this Agreement nor the consummation of the Transactions will result in: (i) the loss or impairment of the Company Group’s right to own or use any of its material Company Party Intellectual Property, or (ii) the payment of any additional consideration for the Company Group’s right to own or use any of its Company Party Intellectual Property.

(c)    There is not, and there has not in the last three years been, any Action pending, threatened or received in writing, by the Company Group with respect to Intellectual Property, except as would not be expected to be material to the Company Group. To the knowledge of each Company Party, neither the Company Group nor the conduct of its respective businesses infringes, misappropriates or otherwise violates, or has, in the past three years, infringed, misappropriated or otherwise violated, any Intellectual Property of any third party. To the knowledge of each Company Party, no third party is currently infringing, misappropriating, diluting or otherwise violating, or has, in the last three years, infringed, misappropriated, diluted or otherwise violated, any of the Owned Intellectual Property, except as would not be expected to be material to the Company Group.

(d)    The Company Group has taken commercially reasonable steps under the circumstances to maintain, preserve, and protect all material Owned Intellectual Property. Each current or former employee, consultant and independent contractor of the Company Group who has contributed to or participated in the creation of any material Owned Intellectual Property has executed and delivered to a member of the Company Group either a (i) “work-for-hire” agreement under which a member of the Company Group is deemed to be the owner or author of all Intellectual Property rights created or developed by such Person, or (ii) a written assignment by such Person (by way of a present grant of assignment) in favor of the applicable member of the Company Group of all right, title and interest in and to such Intellectual Property, and in case of the foregoing clauses (i) and (ii), that also prohibits such Person, where commercially reasonable or customary, from using or disclosing any Trade Secrets included in the Owned Intellectual Property. To the knowledge of each Company Party, no Person is in material breach of any such agreement.

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(e)    Each Company Party and its Subsidiaries is in possession of the source code and object code for all Software constituting their material Owned Intellectual Property (“Owned Software”). Each Company Party and its Subsidiaries has not incorporated any “open source”, “copyleft” or analogous license (including any license approved by the Open Source Initiative and listed at http://www.opensource.org/licenses) (“Open Source Code”) into Owned Software, distributed Open Source Code in conjunction with Owned Software or used Open Source Code, in each case in a manner that requires that any of the Owned Software (other than such Open Source Code) to be (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making derivative works, or (iii) redistributable at no charge or minimal charge.

(f)    The Company Group has taken commercially reasonable efforts consistent with industry standards for companies of the Company Group’s size that are designed to (i) protect the confidentiality, integrity and security of the IT Systems from any unauthorized use, access, interruption, or modification, and (ii) ensure that all IT Systems (A) operate and run in a reasonable and efficient business manner in all material respects, and (B) free from any virus, malware or programming, or design error or corruption of material defect. The IT Systems are sufficient for the current needs of the Company Group in all material respects. The Company Group has implemented and maintained commercially reasonable disaster recovery and business continuity plans, procedures and facilities, acted in compliance therewith, and has taken commercially reasonable steps to test such plans and procedures on a periodic basis.

(g)    To the knowledge of each Company Party, the Company Group is, and at all times since January 1, 2018 has been, in compliance with all Data Security Requirements in all material respects. The Company Group has in place, maintains and enforces commercially reasonable policies, procedures, and rules regarding data privacy, protection, and security as required by all Data Security Requirements. To the knowledge of each Company Party, since January 1, 2018, the Company Group has not experienced any incident in which Personal Information or Trade Secret was stolen or improperly accessed, used, processed, transferred, disclosed, destroyed, lost, or otherwise compromised, and the Company Group has not received any written complaints from any Person with respect thereto, except as would not be expected to have a Company Material Adverse Effect.

Section 4.22    Environmental Matters. Except, in each case, as would not be material to each Company Party and its Subsidiaries, taken as a whole:

(a)    Each Company Party and its Subsidiaries are, and since January 1, 2018 have been, in compliance in all material respects with all Environmental Laws, which includes and has included holding and complying in all material respects with all Permits required under Environmental Laws.

(b)    There are no Actions or notices of violation pending against or, to the knowledge of each Company Party, threatened in writing against such Company Party or any of its Subsidiaries alleging, and each Company Party and its Subsidiaries have not received any written notice, report or other information regarding, any material violations of or material liability under any Environmental Law or any material violations or material liability concerning any Hazardous Materials, nor is there any basis for any such claims or notices.

Section 4.23    Absence of Changes. From and after the date of the most recent Audited Financial Statement, no Company Material Adverse Effect shall have occurred and be continuing.

Section 4.24    Brokers’ Fees. Other than as set forth on Schedule 4.24, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar fee, commission or other similar payment in connection with the Transactions based upon arrangements made by either Company Party, any of their respective Subsidiaries or any of their respective Affiliates.

Section 4.25    Related Party Transactions. Except for the Contracts set forth on Schedule 4.25, there are no Contracts between either Company Party or any of its Subsidiaries, on the one hand, and any Affiliate, officer,

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director or holder of Equity Securities of such Company Party or any of its Subsidiaries or, to each Company Party’s knowledge, any Affiliate or family member of any of the foregoing, on the other hand, except in each case, for (a) employment agreements, fringe benefits and other compensation paid to directors, officers and employees consistent with previously established policies, (b) reimbursements of expenses incurred in connection with their employment or service (excluding from clause (a) and this clause (b) any loans made by a Company Party or its Subsidiaries to any officer, director, employee, member or stockholder and all related arrangements, including any pledge arrangements), and (c) amounts paid pursuant to Company Party Benefit Plans listed on Schedule 4.14(a).

Section 4.26    Proxy Statement / Prospectus; Information Provided. None of the information relating to either Company Party or its Subsidiaries supplied or to be supplied by such Company Party, or by any other Person acting on behalf of such Company Party, in writing specifically for inclusion in the Proxy Statement / Prospectus will, as of the date the Proxy Statement / Prospectus (or any amendment or supplement thereto) is first mailed to Acquiror’s stockholders, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that neither Company Party makes any representations or warranties as to the information contained in or omitted from the Proxy Statement / Prospectus (a) that is modified in any material respect by Acquiror or any of its Affiliates or Representatives without such Company Party’s prior written approval which is misleading by virtue of such modification or (b) in reliance upon and in conformity with information furnished in writing by or on behalf of Acquiror or any of its Affiliates specifically for inclusion in the Proxy Statement / Prospectus which is misleading by virtue of such reliance and conformity. All financial projections with respect to any member of the Company Group that were delivered by or on behalf of the Company Parties or their respective Representatives were prepared in good faith using assumptions that such Company Party believes to be reasonable. The Proxy Statement / Prospectus, insofar as it relates to information supplied by or on behalf of either Company Party related to such Company Party or its Subsidiaries for inclusion therein, will comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder.

Section 4.27    International Trade; Anti-Corruption.

(a)    No Company Party nor any of their respective Subsidiaries, nor, to the knowledge of each Company Party, any of their respective officers, directors or employees, nor any agents or other third-party representatives acting on behalf of such Company Party or any of its Subsidiaries, is currently, or has been in the last five years: (i) a Sanctioned Person; (ii) organized, resident or located in a Sanctioned Country; (iii) knowingly engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country; or (iv) otherwise in violation of applicable Sanctions Laws, or U.S. anti-boycott Laws (collectively, “Trade Controls”).

(b)    No Company Party nor any of their respective Subsidiaries, nor, to the knowledge of each Company Party, any of their respective officers, directors or employees, nor any agents or other third-party representatives acting on behalf of such Company Party or any of its Subsidiaries, has in the last five years made any unlawful payment or given, offered, promised, or authorized or agreed to give, or received, any money or thing of value, directly or indirectly, to or from any Government Official or other Person in violation of any Anti-Corruption Laws.

(c)    In the past five years, no Company Party nor any of their respective Subsidiaries has received from any Governmental Authority or any other Person any notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Authority; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Trade Controls or Anti-Corruption Laws. Each Company Party and its Subsidiaries have maintained and enforced policies, procedures and internal controls reasonably designed to ensure compliance with Anti-Corruption Laws and Trade Controls.

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ARTICLE V

REPRESENTATIONS AND WARRANTIES OF ACQUIROR PARTIES

Except as set forth in the Schedules to this Agreement dated as of the date of this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face) or in the SEC Reports filed or furnished by Acquiror prior to the date hereof (excluding any disclosures in such SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature), each Acquiror Party represents and warrants to the Company Parties as follows, in each case as of the date hereof and as of the Closing Date:

Section 5.01    Corporate Organization. Each Acquiror Party is duly incorporated or formed and is validly existing as a corporation or a limited liability company in good standing under the Laws of Delaware and has the corporate or limited liability company power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted, except (other than with respect to each Acquiror Party’s due organization and valid existence) as would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect. The copies of the organizational documents of each of the Acquiror Parties previously delivered by Acquiror to the Company Parties are true, correct and complete and are in effect as of the date of this Agreement. Each of the Acquiror Parties is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its respective organizational documents. Each of the Acquiror Parties is duly licensed or qualified and in good standing as a foreign corporation or foreign limited liability company, as applicable, in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 5.02    Due Authorization.

(a)    Each of the Acquiror Parties has all requisite corporate or entity power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and, upon receipt of the Acquiror Stockholder Approval, to perform its obligations hereunder and thereunder and to consummate the Transactions and the transactions contemplated thereby. The execution, delivery and performance of this Agreement and such Transaction Agreements and the consummation of the Transactions and the transactions contemplated thereby have been duly and validly authorized and approved by the board of directors or equivalent governing body of the applicable Acquiror Party and, except for the Acquiror Stockholder Approval, no other corporate or equivalent proceeding on the part of any Acquiror Party is necessary to authorize this Agreement or such Transaction Agreements or any Acquiror Party’s performance hereunder or thereunder. This Agreement has been, and each such Transaction Agreement to which such Acquiror Party will be party, duly and validly executed and delivered by such Acquiror Party and, assuming due authorization and execution by each other party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement to which such Acquiror Party will be party, will constitute a legal, valid and binding obligation of such Acquiror Party, enforceable against each Acquiror Party in accordance with its terms, subject to the Enforceability Exceptions.

(b)    At a meeting duly called and held, the Acquiror Board has: (i) determined that this Agreement and the transactions are fair to and in the best interests of Acquiror’s stockholders, (ii) approved the Transactions as a Business Combination, (iii) resolved to recommend to Acquiror’s stockholders approval of each of the Acquiror Stockholder Matters, and (iv) determined that the fair market value of the Company Parties is equal to at least 80% of the amount held in the Trust Account (excluding any deferred underwriting commissions and taxes payable on interest earned on the Trust Account) as of the date hereof.

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(c)    Assuming that a quorum (as determined pursuant to the Acquiror Organizational Documents) is present:

(i)    the Charter Proposal shall require approval by an affirmative vote of the holders of at least 65% of the outstanding Acquiror Common Stock entitled to vote thereupon (as determined pursuant to the Acquiror Organizational Documents) at a stockholders’ meeting duly called by the Acquiror Board and held for such purpose; and

(ii)    each of the Business Combination Proposal, NYSE Proposal, Bylaws Proposal, Equity Incentive Plan Proposal and Director Election Proposal shall require approval by an affirmative vote of the holders of at least a majority of the outstanding Acquiror Common Stock entitled to vote thereupon (as determined pursuant to the Acquiror Organizational Documents) at a stockholders’ meeting duly called by the Acquiror Board and held for such purpose.

(d)    The foregoing votes are the only votes of any of Acquiror’s capital stock necessary in connection with entry into this Agreement by Acquiror Parties and the consummation of the Transactions.

Section 5.03    No Conflict. The execution, delivery and performance of this Agreement and any Transaction Agreement to which any Acquiror Party is a party by such Acquiror Party and, upon receipt of the Acquiror Stockholder Approval, the consummation of the Transactions and the transactions contemplated thereby or by any Transaction Agreement do not and will not (a) conflict with or violate any provision of, or result in the breach of the Acquiror Organizational Documents or any organizational documents of any Subsidiaries of Acquiror, (b) conflict with or result in any violation of any provision of any Law or Governmental Order binding on or applicable to Acquiror, any Subsidiaries of Acquiror or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which Acquiror is a party or by which any of its assets or properties may be bound or affected, or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror or any Subsidiaries of Acquiror, except in the case of each of clauses (b) through (d) as would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 5.04    Litigation and Proceedings. There are no pending or, to the knowledge of Acquiror, threatened, Actions and, to the knowledge of Acquiror, there are no pending or threatened investigations, in each case, against any Acquiror Party, or otherwise affecting any Acquiror Party or their respective assets, which, if determined adversely, could, individually or in the aggregate, have an Acquiror Material Adverse Effect. There is no unsatisfied judgment or any open injunction binding upon any Acquiror Party which would, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect. The business of each of the Acquiror Parties has been conducted in all material respects in accordance with all applicable Laws. No Acquiror Party has received any written notice of any violation of Law.

Section 5.05    Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company Parties contained in this Agreement, no action by, consent, approval, permit or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of any Acquiror Party with respect to the execution or delivery and performance of this Agreement by each Acquiror Party or any Transaction Agreement to which any of the Acquiror Parties is a party, as applicable, or the consummation of the Transactions or the transactions contemplated thereby, except for (a) applicable requirements of the HSR Act, (b) the filing of the (i) BB Certificate of Merger and (ii) Myx Certificate of Merger, and (iii) the Acquiror Charter, each in accordance with the DGCL and DLLCA, (c) the filing with the

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SEC of (i) the Proxy Statement / Prospectus (and the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act or, if the preliminary Proxy Statement / Prospectus is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC) and (ii) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Transaction Agreements or the Transactions or the transactions contemplated thereby, (d) such filings with and approval of NYSE to permit the Acquiror Common Stock to be issued in connection with the transactions contemplated by this Agreement and the other Transaction Agreements to be listed on the NYSE, (e) the Acquiror Stockholder Approval, or (f) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

Section 5.06    Trust Account. As of the date hereof, there is at least $300,000,000 held in a trust account (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated as of November 24, 2020, by and between Acquiror and the Trustee on file with the SEC Reports of Acquiror as of the date of this Agreement (the “Trust Agreement”). Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, Acquiror Organizational Documents and Acquiror’s final prospectus, dated as of November 24, 2020 and filed with the SEC (File No. 333-249385 and 333-250943) on November 27, 2020 (the “IPO Prospectus”). Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. Acquiror has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, the Trustee, enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and to the knowledge of Acquiror, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no separate Contracts, side letters or other arrangements (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports filed or furnished by Acquiror to be inaccurate or that would entitle any Person (other than stockholders of Acquiror holding Acquiror Common Stock sold in Acquiror’s initial public offering who shall have elected to redeem their shares of Acquiror Common Stock pursuant to the Acquiror Organizational Documents and the underwriters of Acquiror’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. As of the date hereof, assuming the accuracy of the representations and warranties of the Company Parties contained herein and the compliance by the Company Parties with their obligations hereunder, no Acquiror Party has any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror on the Closing Date. There are no Actions pending with respect to the Trust Account. Since November 24, 2020, Acquiror has not released any money from the Trust Account (other than as permitted by the Trust Agreement). As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to the Acquiror Organizational Documents shall terminate, and, as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to the Acquiror Organizational Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the Transactions. Following the Effective Time, no stockholder of Acquiror shall be entitled to receive any amount from the Trust Account except to the extent such stockholder shall have elected to tender its shares of Acquiror Class A Common Stock for redemption pursuant to the Acquiror Stockholder Redemption.

Section 5.07    Brokers’ Fees. Other than as set forth on Schedule 5.07, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment in connection with the Transactions based upon arrangements made by Acquiror or any of its Affiliates, including Sponsor.

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Section 5.08    SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities.

(a)    Acquiror has filed or furnished in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC prior to the date of this Agreement (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, reports, schedules, forms, statements and other documents required to be filed or furnished with the SEC subsequent to the date of this Agreement (collectively, as they have been amended since the time of their filing and including all exhibits thereto, but excluding the Proxy Statement / Prospectus, the “Additional SEC Reports”). None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the Closing Date, then on the date of such filing) and none of the Additional SEC Reports as of their respective dates (or if amended or superseded by a filing prior to the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Acquiror as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended. No Acquiror Party has any material off-balance sheet arrangements that are not disclosed in the SEC Reports.

(b)    Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror is made known to Acquiror’s principal executive officer and its principal financial officer. To the knowledge of Acquiror, such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s financial statements included in Acquiror’s periodic reports required under the Exchange Act.

(c)    Acquiror has established and maintains systems of internal accounting controls that are designed to provide reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for Acquiror’s assets. Acquiror maintains books and records in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of Acquiror in all material respects.

(d)    There is no (i) “significant deficiency” in the internal controls over financial reporting of Acquiror, (ii) “material weakness” in the internal controls over financial reporting of Acquiror, or (iii) fraud, whether or not material, that involves management or other employees of Acquiror who have a significant role in the internal controls over financial reporting of Acquiror.

(e)    To the knowledge of Acquiror, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SEC Reports. To the knowledge of Acquiror, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.09    Business Activities.

(a)    Since its incorporation, Acquiror has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination or incidental thereto. Except as set forth in the

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Acquiror Organizational Documents, there is no agreement, commitment, or Governmental Order binding upon Acquiror or to which Acquiror is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or any acquisition of property by Acquiror or the conduct of business by Acquiror as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which would not reasonably be expected to have an Acquiror Material Adverse Effect. Each of BB Merger Sub and Myx Merger Sub were formed solely for the purpose of engaging in the Transactions, have not conducted any business prior to the date hereof and have no assets, liabilities or obligations of any nature other than those incident to their respective formations and pursuant to this Agreement and any Transaction Agreement to which such entities are a party, as applicable, and the other transactions contemplated by this Agreement and such Transaction Agreements, as applicable. Acquiror owns all of the issued and outstanding Equity Securities of each of BB Merger Sub and Myx Merger Sub.

(b)    Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, neither Acquiror nor any of its Subsidiaries has any interests, rights, obligations or liabilities with respect to, or is party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c)    Except for this Agreement and the agreements expressly contemplated hereby or with respect to advisors and consultants in connection with the Transactions (including any agreements permitted by Section 7.02 or as set forth on Schedule 5.09(c)), no Acquiror Party is and at no time has been, party to any Contract with any Person that would require payments by any Acquiror Party in excess of $100,000 in the aggregate with respect to any individual Contract or more than $500,000 in the aggregate when taken together with all other Contracts (other than this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 7.02) and Contracts set forth on Schedule 5.09(c)).

(d)    As of the date hereof, there is no liability, debt or obligation against Acquiror or its Subsidiaries, except for liabilities, debts or obligations (i) reflected or reserved for on Acquiror’s consolidated balance sheet as of September 30, 2020 or disclosed in the notes thereto, (ii) that have arisen since the date of Acquiror’s consolidated balance sheet as of September 30, 2020 in the ordinary course of the operation of business of Acquiror, (iii) arising under this Agreement or the performance by an Acquiror Party of its obligations hereunder, including the Acquiror Transaction Expenses, or (iv) that would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 5.10    Taxes.

(a)    All material Tax Returns required by Law to be filed by Acquiror and its Subsidiaries have been duly filed with the appropriate Governmental Authority, and all such Tax Returns are true, correct and complete in all material respects.

(b)    All material amounts of Taxes due and owing by Acquiror and its Subsidiaries (whether or not reflected on any Tax Return) have been duly paid to the appropriate Governmental Authority, and since September 30, 2020, neither Acquiror nor its Subsidiaries has incurred any material Tax liability outside the ordinary course of business.

(c)    Acquiror and each of its Subsidiaries has (i) withheld and deducted all material amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee, independent contractor, creditor, member, or any other third party, (ii) duly and timely remitted such amounts to the appropriate Governmental Authority, and (iii) complied in all material respects with applicable Laws with respect to Tax withholding, including all reporting and record keeping requirements.

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(d)     Neither Acquiror nor any of its Subsidiaries is engaged in any material audit, administrative proceeding or judicial proceeding with respect to Taxes. Neither Acquiror nor any of its Subsidiaries is the subject of any dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have been resolved, and no such claims have been threatened in writing. All material deficiencies for Taxes asserted or assessed in writing against Acquiror or its Subsidiaries have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of Acquiror or its Subsidiaries, and no written request for any such waiver or extension is currently pending.

(e)    Neither Acquiror nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for income tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(f)    There are no Liens with respect to Taxes on any of the assets of Acquiror or any of its Subsidiaries, other than Liens for Taxes not yet due and payable. Acquiror has not entered into any “closing agreement” or similar agreement or arrangement with a Governmental Authority relating to Taxes.

(g)    Neither Acquiror nor any of its Subsidiaries (i) has been a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes other than such a group for which Acquiror is the common parent, or (ii) has any material liability for or in respect of the Taxes of any Person (A) as a result of being a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes, including under Treasury Regulations Section 1.1502-6 (or any similar or corresponding provision of state, local or foreign Law) or (B) as a transferee or successor, by Contract, assumption or operation of law, or otherwise (except, in each case, for liabilities pursuant to customary commercial contracts entered into in the ordinary course of business and not primarily relating to Taxes).

(h)    Neither Acquiror nor any of its Subsidiaries is a party to, or bound by, or has any material obligation to any Governmental Authority or other Person under any Tax allocation, Tax sharing, Tax indemnification or similar agreement or arrangement (except, in each case, for liabilities pursuant to customary commercial contracts not primarily relating to Taxes).

(i)    Acquiror has not taken any action (nor permitted any action to be taken), and is not aware of any fact or circumstance, that would reasonably be expected to prevent the Mergers from qualifying for the Intended Income Tax Treatment.

(j)    Since its formation, Acquiror has been treated as a corporation that is a United States person for U.S. federal income tax purposes.

Section 5.11    Capitalization.

(a)    As of the date of this Agreement and without taking into effect the PIPE Investment, the authorized capital stock of Acquiror consists of 321,000,000 shares of capital stock, including (i) 300,000,000 shares of Acquiror Class A Common Stock, (ii) 20,000,000 shares of Acquiror Class B Common Stock, and (iii) 1,000,000 shares of preferred stock (“Acquiror Preferred Stock”) of which (A) 30,000,000 shares of Acquiror Class A Common Stock are issued and outstanding as of the date of this Agreement, (B) 7,500,000 shares of Acquiror Class B Common Stock are issued and outstanding as of the date of this Agreement, and (C) no shares of Acquiror Preferred Stock are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Acquiror Common Stock (I) have been duly authorized and validly issued and are fully paid and non-assessable, (II) were issued in compliance in all material respects with applicable Law, and (III) were not issued in breach or violation of any preemptive rights or Contract. As of the date hereof, Acquiror has issued 15,333,333 Acquiror Warrants that entitle the holder thereof to purchase Acquiror Class A Common

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Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the applicable warrant agreement.

(b)    Except for this Agreement, the Acquiror Warrants and the Subscription Agreements, or as set forth in Section 5.11(a), as of the date hereof, there are no Equity Securities of Acquiror authorized, reserved, issued or outstanding. Except as disclosed in the SEC Reports or the Acquiror Organizational Documents, there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any securities or equity interests of Acquiror. There are no outstanding bonds, debentures, notes or other indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Acquiror’s stockholders may vote. Except as disclosed in the SEC Reports, Acquiror is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to Acquiror Common Stock or any other equity interests of Acquiror.

(c)    Acquiror does not own any capital stock or any other equity interests in any other Person or have any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

Section 5.12    NYSE Stock Market Listing. The issued and outstanding units of Acquiror, each such unit comprised of one share of Acquiror Class A Common Stock and one-third of one Acquiror Warrant, are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “FRX.U”. The issued and outstanding shares of Acquiror Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “FRX”. The issued and outstanding Acquiror Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “FRX WS”. As of the date of this Agreement, Acquiror is in compliance in all material respects with the applicable NYSE corporate governance requirements for continued listing of the Acquiror Class A Common Stock and Acquiror Warrants. There is no Action pending or, to the knowledge of Acquiror, threatened against Acquiror by the NYSE or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Common Stock or Acquiror Warrants on the NYSE. None of Acquiror or its Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Class A Common Stock or Acquiror Warrants under the Exchange Act except as contemplated by this Agreement. Acquiror has not received any notice from the NYSE or the SEC regarding the revocation of such listing or otherwise regarding the delisting of the Acquiror Class A Common Stock from the NYSE or deregistering of the Acquiror Class A Common Stock with the SEC.

Section 5.13    PIPE Investment. Acquiror has delivered to the Company Parties true, correct and complete copies of each of the Subscription Agreements entered into by Acquiror with the applicable investors named therein (collectively, the “PIPE Investors”), pursuant to which the PIPE Investors have committed to provide equity financing to Acquiror solely for purposes of consummating the Transactions in the aggregate amount of $225,000,000 (the “PIPE Investment Amount”). To the knowledge of Acquiror, with respect to each PIPE Investor, the Subscription Agreements are in full force and effect and have not been withdrawn or terminated, or otherwise amended or modified, and no withdrawal, termination, amendment or modification is contemplated by Acquiror. Each Subscription Agreement is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, each PIPE Investor and neither the execution or delivery by any party thereto, nor the performance of any party’s obligations under any such Subscription Agreement violates any Laws. The Subscription Agreements provide that BB is a third-party beneficiary thereof. There are no other agreements, side letters, or arrangements between Acquiror and any PIPE Investor relating to any Subscription Agreement or the purchase by such PIPE Investor of securities of Acquiror, that could affect the obligation of the PIPE Investors to contribute to Acquiror the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements, and, as of the date hereof, Acquiror does not know of any facts or circumstances that

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may reasonably be expected to result in any of the conditions set forth in any Subscription Agreements not being satisfied, or the PIPE Investment Amount not being available to Acquiror, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror under any material term or condition of any Subscription Agreement and, as of the date hereof, Acquiror has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in the other agreements related to the Transactions) to the obligations of the PIPE Investors to contribute to Acquiror the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements on the terms therein. No fees, consideration or other discounts are payable or have been agreed by Acquiror or any of its Affiliates (including, from and after the Closing, the Surviving Entities and their respective Subsidiaries) to any PIPE Investor in respect of its portion of the PIPE Investment Amount, except as set forth in the Subscription Agreements.

Section 5.14    Related Party Transactions. Except as described in the SEC Reports, there are no transactions, Contracts, arrangements or understandings between any Acquiror Party, on the one hand, and any director, officer, employee, stockholder, equityholder, warrant holder or Affiliate of such Acquiror Party.

Section 5.15    Proxy Statement / Prospectus. None of the information relating to the Acquiror Parties supplied or to be supplied by any Acquiror Party, or by any other Person acting on behalf of any Acquiror Party, in writing specifically for inclusion in the Proxy Statement / Prospectus will, as of the date the Proxy Statement / Prospectus (or any amendment or supplement thereto) is first mailed to Acquiror’s stockholders, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that Acquiror makes no representations or warranties as to the information contained in or omitted from the Proxy Statement / Prospectus (a) that is modified in any material respect by a Company Party or any of its Subsidiaries or Representatives without the Acquiror’s prior written approval which is misleading by virtue of such modification or (b) in reliance upon and in conformity with information furnished in writing by or on behalf of a Company Party or any of its Subsidiaries specifically for inclusion in the Proxy Statement / Prospectus which is misleading by virtue of such reliance and conformity.

Section 5.16    Absence of Changes. From and after November 24, 2020, no Acquiror Material Adverse Effect shall have occurred and be continuing.

Section 5.17    Indebtedness. No Acquiror Party has any Indebtedness for borrowed money.

Section 5.18    Sponsor Agreement. Acquiror has delivered to the Company Parties a true, correct and complete copy of the Sponsor Agreement. The Sponsor Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Acquiror. The Sponsor Agreement is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, each other party thereto and neither the execution or delivery any party thereto, nor the performance of any party’s obligations under, the Sponsor Agreement violates any provision of, or results in the breach of or default under, or require any filing, registration or qualification under, any applicable Law. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror under any material term or condition of the Sponsor Agreement.

ARTICLE VI

COVENANTS OF THE COMPANY PARTIES

Section 6.01    Conduct of Business. From the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms (the “Interim Period”), each Company Party shall,

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and shall cause its Subsidiaries to, except as expressly required by this Agreement, as set forth on Schedule 6.01, as consented to in writing by Acquiror (which consent shall not be unreasonably conditioned, withheld or delayed), or as required by applicable Law (including COVID-19 Measures), use its commercially reasonable efforts to (i) conduct and operate its business in the ordinary course of business in all material respects, and (ii) maintain the existing relations and goodwill of such Company Party and its Subsidiaries with customers, suppliers, joint venture partners, distributors and creditors of such Company Party and its Subsidiaries in all material respects. Without limiting the generality of the foregoing, except as required by this Agreement, as set forth on Schedule 6.01, as consented to by Acquiror in writing (which, with respect to subclauses (c), (e), (h), (k), (r), (t), and (u), such consent shall not be unreasonably conditioned, withheld or delayed), or as required by applicable Law (including COVID-19 Measures), neither Company Party shall, and each Company Party shall cause its Subsidiaries not to, during the Interim Period:

(a)    change or amend its certificate of formation, limited liability company agreement, certificate of incorporation, bylaws or other organizational documents;

(b)    make, declare, set aside, establish a record date for or pay any dividend or distribution, other than any dividends or distributions from any wholly-owned Subsidiary of such Company Party either to such Company Party or any other wholly-owned Subsidiaries of such Company Party;

(c)    except for entries, modifications, amendments, waivers, terminations or non-renewals in the ordinary course of business, enter into, materially and adversely modify, materially and adversely amend, waive any material right under, terminate or fail to renew, any Contract of a type required to be listed on Schedule 4.12(a), in the case of BB or any of its Subsidiaries, or Schedule 4.13(a), in the case of Myx or any of its Subsidiaries (including, for clarity, any Contract that, if existing on the date hereof, would have been required to be listed on Schedule 4.12(a), in the case of BB or any of its Subsidiaries, or Schedule 4.13(a), in the case of Myx or any of its Subsidiaries) or any Lease to which such Company Party or its Subsidiaries is a party or by which it is bound;

(d)    (i) issue, deliver, sell, transfer, pledge or dispose of, or place any Lien (other than a Permitted Lien) on, any Equity Securities of such Company Party or any of its Subsidiaries (other than Equity Securities issued upon exercise of a BB Option, BB Warrant or Myx Warrant) or (ii) issue or grant any options, warrants or other rights to purchase or obtain any Equity Securities of such Company Party or its Subsidiaries;

(e)    sell, assign, transfer, convey, lease, exclusively license, abandon, allow to lapse or expire, subject to or grant any Lien (other than Permitted Liens) on, or otherwise dispose of, any material assets, rights or properties (including material Owned Intellectual Property) of the Company Group, other than (i) the expiration of Owned Intellectual Property in accordance with the applicable statutory term or abandonment of Owned Intellectual Property registrations or applications in the ordinary course of business, (ii) non-exclusive licenses of Owned Intellectual Property granted in the ordinary course consistent with past practices, (iii) the sale or provision of goods or services to customers in the ordinary course of business, or the sale, permission to lapse, abandonment, or other disposition of tangible assets or equipment deemed by such Company Party in its reasonable business judgment to be obsolete or not worth the costs of maintaining or registering the item, or (iv) transactions among a Company Party and its wholly-owned Subsidiaries or among its wholly-owned Subsidiaries;

(f)    disclose to any Person any Trade Secrets or any source code constituting Owned Intellectual Property (in each case, other than to Acquiror or its Representatives, or pursuant to a written confidentiality agreement entered into in the ordinary course of business, or in connection with the Transaction);

(g)    (i) cancel or compromise any claim or Indebtedness owed to such Company Party or any of its Subsidiaries, (ii) settle any pending or threatened Action, (A) if such settlement would require payment by such Company Party in an amount greater than $1,000,000, (B) to the extent such settlement includes an agreement to

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accept or concede injunctive relief restricting a Company Party in a manner materially adverse to such Company Party, (C) to the extent such settlement involves a Governmental Authority or alleged criminal wrongdoing, or (D) to the extent such settlement relates to Transaction Litigation, or (iii) agree to modify in any respect materially adverse to such Company Party and its Subsidiaries any confidentiality or similar Contract to which such Company Party or any of its Subsidiaries are a party;

(h)    except as otherwise required by the terms of any existing Company Party Benefit Plans set forth on Schedule 4.14(a) and as in effect on the date hereof, (i) materially increase the compensation or benefits of any current or former Key Employee, except for annual increases of less than 10% in base salary or hourly wage rates made in the ordinary course of business to Key Employees; (ii) make any grant or promise of any severance, retention or termination payment or arrangement to any Key Employee, except for any severance or termination payments in connection with the termination of any Key Employee in the ordinary course of business; (iii) make any change in the key management structure of such Company Party or any of its Subsidiaries, including the hiring of any individuals who would be, upon such hire, Key Employees, or the termination (other than for “cause” or due to death or disability) of Key Employees; (iv) take any action to accelerate any payments or benefits, or the funding of any payments or benefits, payable or to become payable to any Key Employees; or (v) establish, adopt, enter into, amend or terminate in any material respect any material Company Party Benefit Plan or any plan, agreement, program, policy, trust, fund, Contract or other arrangement that would be a Company Party Benefit Plan if it were in existence as of the date of this Agreement, other than in the ordinary course of business (and other than an employment offer letter that does not contain severance and/or a transaction or retention payment);

(i)    implement or announce any employee layoffs, furloughs, reductions in force, or similar actions that could implicate the WARN Act;

(j)    (i) negotiate, modify, extend, or enter into any CBA or (ii) recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any Company Party Employee of such Company Party or any of its Subsidiaries;

(k)    waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any individual who is a Key Employee as of the date hereof or with respect to any Trainer in connection with the termination of services thereof;

(l)    directly or indirectly acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by purchasing all of or a substantial equity interest in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or Person or division thereof, in each case, that would be material to the Company Group, taken as a whole, and other than in the ordinary course of business;

(m)    make any loans or advance any money or other property to any Person, except for (A) advances in the ordinary course of business to employees, officers or independent contractors of such Company Party or any of its Subsidiaries for expenses not to exceed $100,000 individually or $1,000,000 in the aggregate, (B) prepayments and deposits paid to suppliers of such Company Party or any of its Subsidiaries in the ordinary course of business, (C) trade credit extended to customers of such Company Party or any of its Subsidiaries in the ordinary course of business, and (D) loans or advances among a Company Party and its wholly-owned Subsidiaries or among the wholly-owned Subsidiaries;

(n)    redeem, purchase, repurchase or otherwise acquire, or offer to redeem, purchase, repurchase or acquire, any Equity Securities of such Company Party or any of its Subsidiaries, except for (i) the acquisition by such Company Party or any of its Subsidiaries of any Equity Securities of such Company Party or its Subsidiaries in connection with the forfeiture or cancellation of such interests and (ii) transactions between such Company Party and a wholly-owned Subsidiary of such Company Party or between wholly-owned Subsidiaries of such Company Party;

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(o)    adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any Equity Securities of such Company Party or any of its Subsidiaries, except for any such transaction by a wholly-owned Subsidiary of such Company Party that remains a wholly-owned Subsidiary of such Company Party after consummation of such transaction;

(p)    make any material change in accounting principles or methods of accounting, other than as may be required by GAAP;

(q)    adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such Company Party or any of its Subsidiaries (other than the Transactions);

(r)    make, change or revoke any Tax election in a manner inconsistent with past practice, adopt, change or revoke any accounting method with respect to Taxes, file or amend any Tax Return in a manner inconsistent with past practice, prosecute, settle or compromise any Tax liability or any Action, audit or other similar proceeding related to Taxes, enter into any closing agreement with respect to any Tax, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, or enter into any Tax allocation, Tax sharing, Tax indemnification or similar agreement or arrangement (other than any customary commercial agreement entered into in the ordinary course of business and not primarily relating to Taxes), in each case with respect to each item in this clause (r), to the extent such action would have a material and adverse impact on Acquiror or a Company Group;

(s)    (i) incur, create or assume any Indebtedness, (ii) modify the terms of any Indebtedness, or (iii) assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person for Indebtedness, in each case, other than any (w) Indebtedness in replacement of existing Indebtedness for borrowed money on terms substantially consistent with or more favorable to such Company Party or its applicable Subsidiary than the Indebtedness being replaced, (x) Indebtedness incurred in the ordinary course of business, the proceeds of which are used solely with respect to operational aspects of the Company Group and in an aggregate amount not to exceed $20,000,000, (y) Indebtedness incurred between such Company Party and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries, or (z) guarantees of Indebtedness of a wholly-owned Subsidiary of such Company Party otherwise incurred in compliance with this Section 6.01(s);

(t)    fail to maintain in full force and effect material insurance policies covering such Company Party and its Subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practices in a manner materially detrimental to such Company Party and its Subsidiaries;

(u)    enter into any Contract or amend in any material respect any existing Contract with any BB Pre-Closing Holders or Myx Pre-Closing Holders, any Person that is an Affiliate of any BB Pre-Closing Holders or Myx Pre-Closing Holders, or an Affiliate of such Company Party or its Subsidiaries (excluding any ordinary course payments of annual compensation, provision of benefits or reimbursement of expenses in respect of members or stockholders who are officers or directors of such Company Party or its Subsidiaries in their capacity as an officer or director); or

(v)    enter into any Contract, or otherwise become obligated, to do any action prohibited under Section 6.01(a) through (u).

Section 6.02    Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to a Company Party or any of its Subsidiaries by third parties that may be in a Company Party’s or any of its Subsidiaries’ possession from time to time, and except for any information which (a) relates to the negotiation of this Agreement or the Transactions, (b) is prohibited from being disclosed by applicable Law, or (c) in the opinion of legal counsel of a Company Party would result in the loss of attorney-

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client privilege or other privilege from disclosure, to the extent permitted by applicable Law (including COVID-19 Measures), each Company Party shall, and shall cause its Subsidiaries to, afford to Acquiror and its Representatives reasonable access during the Interim Period and with reasonable advance written notice, in such manner as to not interfere with the normal operation of such Company Party and its Subsidiaries, to all of their properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of such Company Party and its Subsidiaries, and shall use its and their commercially reasonably efforts to furnish such Representatives with all financial and operating data and other information concerning the affairs of such Company Party and its Subsidiaries that are in the possession of such Company Party or its Subsidiaries, in each case, as Acquiror and its Representatives may reasonably request solely for purposes of consummating the Transactions. Any request pursuant to this Section 6.02 shall be made in a time and manner so as not to delay the Closing. All information obtained by Acquiror and its Representatives under this Agreement shall be subject to the Confidentiality Agreements prior to the Closing.

Section 6.03    No Claim Against the Trust Account. Each Company Party, on behalf of itself and its respective Pre-Closing Holders and other Affiliates, represents and warrants that it has read the IPO Prospectus and other SEC Reports, the Acquiror Organizational Documents, and the Trust Agreement and understands that Acquiror established the Trust Account containing the proceeds of its initial public offering (the “IPO”) and the overallotment securities acquired by Acquiror’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Acquiror’s public stockholders (including overallotment shares acquired by Acquiror’s underwriters, the “Public Stockholders”), and that, except as otherwise described in the IPO Prospectus, Acquiror may disburse monies from the Trust Account only: (a) to the Public Stockholders if they elect to redeem their Acquiror shares in connection with the consummation of Acquiror’s initial Business Combination or in connection with an extension of Acquiror’s deadline to consummate a Business Combination; (b) to the Public Stockholders if Acquiror fails to consummate a Business Combination within 24 months after the closing of the IPO, subject to extension by an amendment to the Acquiror Organizational Documents; (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any franchise or income taxes, or (d) to Acquiror after or concurrently with the consummation of a Business Combination. Each Company Party, on behalf of itself and its respective Pre-Closing Holders and other Affiliates, acknowledges and agrees that, notwithstanding anything to the contrary in this Agreement, no Company Party, nor any of its Pre-Closing Holders or Affiliates, do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Acquiror or its Representatives, on the one hand, and such Company Party, its Pre-Closing Holders and their Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). The Company Parties, on behalf of themselves and their respective Pre-Closing Holders and other Affiliates, (i) hereby irrevocably waive any Released Claims that the Company Parties, the Pre-Closing Holders and their respective Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Acquiror or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever to the extent arising out of the Released Claims (including for an alleged breach of this Agreement or any other agreement with Acquiror or its Affiliates), (ii) agree and acknowledge that such irrevocable waiver is material to this Agreement and the Transactions and specifically relied upon by Acquiror to induce Acquiror to enter into this Agreement, and (iii) intend and understand such waiver to be valid, binding and enforceable against the Company Parties, the Pre-Closing Holders and their respective Affiliates under applicable Law. To the extent the Company Parties, the Pre-Closing Holders and their respective Affiliates commence any Action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Acquiror or its Representatives, which proceeding seeks, in whole or in part, monetary relief against Acquiror or its Representatives, the Company Parties, on behalf of themselves and their respective Pre-Closing Holders and other Affiliates, hereby acknowledge and agree that the Company Parties, the Pre-Closing Holders and their Affiliates’ sole remedy shall

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be against funds held outside of the Trust Account and that such claim shall not permit such Persons (or any Person claiming on any of their behalves or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. This Section 6.03 shall survive the termination of this Agreement for any reason.

Section 6.04    Proxy Statement / Prospectus.

(a)    As promptly as reasonably practicable following the date of this Agreement, (i) BB shall deliver to Acquiror the audited consolidated balance sheets of BB and its Subsidiaries as at December 31, 2020 and the related audited consolidated statements of income and comprehensive income, shareholders’ equity and cash flows for the years then ended, together with the auditor’s reports thereon, (ii) Myx shall deliver to Acquiror the audited consolidated balance sheets of Myx and its Subsidiaries as at December 31, 2020 and the related audited consolidated statements of income and comprehensive income, shareholders’ equity and cash flows for the years then ended, together with the auditor’s reports thereon, and (iii) each Company Party shall deliver to Acquiror any other audited or unaudited consolidated balance sheets and the related audited or unaudited consolidated statements of operations and comprehensive loss, convertible preferred stock and members’ deficit and cash flows of such Company Party and its Subsidiaries as of and for a year-to-date period ended as of the end of any other different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year, as applicable that is required to be included in the Proxy Statement / Prospectus. All such financial statements, together with any audited or unaudited consolidated balance sheet and the related audited or unaudited consolidated statements of operations and comprehensive loss, convertible preferred stock and members’ deficit and cash flows of each Company Party and its Subsidiaries as of and for a year-to-date period ended as of the end of a different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal quarter) that is required to be included in the Proxy Statement / Prospectus (A) will fairly present in all material respects the financial position of such Company Party and its Subsidiaries as at the date thereof, and the results of its operations, members’ equity and cash flows for the respective periods then ended (subject, in the case of any interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (B) will be prepared in conformity with GAAP applied on a consistent basis during the periods involved, (C) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB, with respect to BB, or AICPA, with respect to Myx, and (D) will comply in all material respects with the applicable accounting requirements and with the applicable rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable) for purposes of inclusion in the Registration Statement. Each Company Party shall be available to, and such Company Party and its Subsidiaries shall use its reasonable best efforts to make their officers and employees available to, in each case upon reasonable advance notice, Acquiror and its counsel in connection with (I) the drafting of the Proxy Statement / Prospectus and (II) responding in a timely manner to comments on the Proxy Statement / Prospectus from the SEC. Without limiting the generality of the foregoing, each Company Party shall reasonably cooperate with Acquiror in connection with the preparation for inclusion in the Proxy Statement / Prospectus of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC).

(b)    From and after the date on which the Proxy Statement / Prospectus is mailed to Acquiror’s stockholders, each Company Party will give Acquiror prompt written notice of any action taken or not taken by such Company Party or its Subsidiaries or of any development regarding such Company Party or its Subsidiaries, in any such case which is or becomes known by such Company Party, that would cause the Proxy Statement / Prospectus to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, that if any such action shall be taken or fail to be taken or such development shall otherwise occur, Acquiror and such Company Party shall cooperate fully to cause an amendment or supplement to be made promptly to the Proxy Statement / Prospectus, such that the Proxy Statement / Prospectus no longer contains an untrue statement of a material fact or omits to state to state a material fact necessary in order to make the statements, in light of the

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circumstances under which they were made, not misleading; provided, further, however, that no information received by Acquiror pursuant to this Section 6.04(b) shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Schedules.

Section 6.05    FIRPTA. At the Closing, (a) BB shall deliver to Acquiror a duly completed and executed certificate and accompanying notice to the IRS (along with authorization for Acquiror to provide such documentation to the IRS), dated as of the Closing Date, in form and substance reasonably satisfactory to Acquiror and conforming to the requirements of Treasury Regulations Section 1.897-2(h)(1)(i) and 1.1445-2(c)(3)(i), and (b) Myx shall deliver to Acquiror a duly completed and executed valid IRS Form W-9 from each Myx Pre-Closing Holder.

Section 6.06    Pay-off Letters. Myx shall obtain and provide to Acquiror fully executed copies of customary pay off letters relating to the Indebtedness outstanding under (a) the JPM Credit Facility, (b) the Palm MultiFund Note, (c) the Palm Qoz1 Note, and (d) the Palm Reimbursement Agreement (which pay-off letters shall each contain a customary statement that all Indebtedness outstanding under the JPM Credit Facility, Palm MultiFund Note, Palm Qoz1 Note or Palm Reimbursement Agreement, as applicable, and all related instruments evidencing such Indebtedness shall be terminated and all Liens and guarantees in connection therewith securing such Indebtedness shall be released and terminated) (the “Myx Debt Payoff Letters”), in each case, at least two Business Days prior to Closing.

Section 6.07    Company Party Approvals. Upon the terms set forth in this Agreement, each of BB and Myx shall, at its option, as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act, and in any event no later than five days after such effectiveness (a) seek to obtain the Required BB Member Approval and Required Myx Member Approval, as applicable, in the form of an irrevocable written consent (the “Written Consent”) of each of the holders of a Majority-in-Interest (as such term is defined in the BB Operating Agreement) of the BB Series A Preferred Units and the Myx Representative, as applicable (pursuant to the BB Support Agreement and the Myx Support Agreement, as applicable) or (b) in the event either Company Party determines it is not able to obtain the Written Consent, such Company Party shall call and hold a meeting of its members in order to obtain the Required BB Member Approval or the Required Myx Member Approval, as applicable, and such Company Party shall use its reasonable best efforts to take all other actions necessary or advisable to secure the Required BB Member Approval or the Required Myx Member Approval, as applicable, including enforcing the BB Support Agreement or the Myx Support Agreement, as applicable.

Section 6.08    No Acquiror Common Stock Transactions. Each Company Party acknowledges and agrees that it is aware, and that its Representatives are aware or, upon receipt of any material nonpublic information, will be advised of the restrictions imposed by Securities Laws on a Person possessing material nonpublic information about a publicly traded company. Each Company Party hereby agrees that, while it is in possession of such material nonpublic information, it shall not and it will cause its Subsidiaries and direct its directors, officers and its and their respective Affiliates not to purchase or sell any securities of Acquiror (other than engaging in the Transactions), communicate such information to any third party, take any other action with respect to Acquiror in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

ARTICLE VII

COVENANTS OF ACQUIROR

Section 7.01    Indemnification and Directors’ and Officers’ Insurance.

(a)    From and after the Effective Time, Acquiror shall, and shall cause the Surviving Entities to, indemnify and hold harmless each present and former director, manager and officer of each Company Party and

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each of their respective Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that such Company Party or its Subsidiaries would have been permitted under applicable Law and their respective certificate of incorporation, bylaws or other organizational documents in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall cause the Surviving Entities and each of their respective Subsidiaries to, (i) maintain for a period of not less than six years from the Effective Time provisions in its certificate of incorporation, bylaws and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors/managers that are no less favorable to those Persons than the provisions of such certificates of incorporation, bylaws and other organizational documents as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b)    Each Company Party shall or shall cause one or more of its Subsidiaries to purchase, at or prior to the Closing, and Acquiror shall or shall cause one or more of its Subsidiaries to maintain in effect for a period of six years from the Effective Time, directors’ and officers’ liability insurance covering those Persons who are currently covered by such Company Party’s or any of its Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Acquiror or its agents or representatives) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall Acquiror or its Subsidiaries be required to pay an aggregate premium for such insurance in excess of 300% of the annual premium payable in the aggregate by the Company Parties and their Subsidiaries for such insurance policy for the year ended December 31, 2020; provided, however, that (i) Acquiror may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time (the “D&O Tail”) and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 7.01 shall be continued in respect of such claim until the final disposition thereof.

(c)    Notwithstanding anything contained in this Agreement to the contrary, this Section 7.01 shall survive the consummation of the Mergers indefinitely and shall be binding, jointly and severally, on Acquiror, the Surviving Entities and all successors and assigns of Acquiror and the Surviving Entities. If Acquiror or the Surviving Entities or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Acquiror or the Surviving Entities, as the case may be, shall succeed to the obligations set forth in this Section 7.01.

Section 7.02    Conduct of Acquiror During the Interim Period.

(a)    During the Interim Period, except as set forth on Schedule 7.02, as required by this Agreement, as consented to by BB (after good faith consultation with Myx) in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as required by applicable Law (including COVID-19 Measures), Acquiror shall not and shall not permit BB Merger Sub or Myx Merger Sub to:

(i)    change, modify or amend the Trust Agreement, the Acquiror Organizational Documents or the organizational documents of BB Merger Sub or Myx Merger Sub;

(ii)    (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding Equity Securities of Acquiror, BB Merger Sub or Myx Merger Sub, (B) split, combine

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or reclassify any Equity Securities of Acquiror, BB Merger Sub or Myx Merger Sub, or (C) other than in connection with the Acquiror Stockholder Redemption or as otherwise required by Acquiror’s Organizational Documents in order to consummate the Transactions, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Equity Securities of Acquiror, BB Merger Sub or Myx Merger Sub;

(iii)    make, change or revoke any Tax election in a manner inconsistent with past practice, adopt, change or revoke any accounting method with respect to Taxes, file or amend any Tax Return in a manner inconsistent with past practice, prosecute, settle or compromise any Tax liability or any Action, audit or other similar proceeding related to any amount of Taxes, enter into any closing agreement with respect to any Tax, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, or enter into any Tax allocation, Tax sharing, Tax indemnification or similar agreement or arrangement (other than any customary commercial agreement entered into in the ordinary course of business and not primarily relating to Taxes), in each case with respect to each item in this clause (iii), to the extent such action would have a material and adverse impact on Acquiror or a Company Group;

(iv)    enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Acquiror (including, for the avoidance of doubt, (A) the Sponsor and (B) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(v)    waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability, in each case other than compromises or settlements in an aggregate amount not greater than $500,000; provided, that this Section 7.02(a)(v) will not apply with respect to any Transaction Litigation;

(vi)    incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of another Person, other than any indebtedness (A) for borrowed money or guarantee or (B) incurred among Acquiror, BB Merger Sub and Myx Merger Sub;

(vii)     (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any Equity Securities other than (y) issuance of Acquiror Class A Common Stock in connection with the exercise of any Acquiror Warrants outstanding on the date hereof, or (z) issuance of Acquiror Class A Common Stock at not less than $10 per share in connection with the transactions contemplated by the Subscription Agreements or (B) amend, modify or waive any of the terms or rights set forth in, any Acquiror Warrant or the applicable warrant agreement, including any amendment, modification or reduction of the warrant price set forth therein;

(viii)    make any material change in accounting principles or methods of accounting, other than as may be required by GAAP; or

(ix)    enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 7.02(a).

(b)    Notwithstanding anything in this Section 7.02 or this Agreement to the contrary, (i) nothing shall give BB, directly or indirectly, the right to control or direct the operations of any Acquiror Party and (ii) nothing set forth in this Agreement shall prohibit, or otherwise restrict the ability of, any Acquiror Party from using the funds held by Acquiror outside the Trust Account to pay any Acquiror expenses or liabilities or from otherwise distributing or paying over any funds held by Acquiror outside the Trust Account to the Sponsor or any of its Affiliates, in each case, prior to the Closing.

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(c)    During the Interim Period, Acquiror shall use its commercially reasonable efforts to, and shall cause its Subsidiaries to use their commercially reasonable efforts to, comply with, and continue performing under, as applicable, material Contracts to which Acquiror or its Subsidiaries may be a party.

Section 7.03    Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Acquiror or its Subsidiaries by third parties that may be in Acquiror’s or its Subsidiaries’ possession from time to time, and except for any information which in the opinion of legal counsel of Acquiror would result in the loss of attorney-client privilege or other privilege from disclosure, to the extent permitted by applicable Law (including COVID-19 Measures), Acquiror shall afford to BB, its Affiliates and their respective Representatives reasonable access during the Interim Period and with reasonable advance notice, to their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of Acquiror and its Subsidiaries, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of Acquiror that are in the possession of Acquiror, in each case as BB and its Representatives may reasonably request solely for purposes of consummating the Transactions. The Parties shall use reasonable best efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by BB, its Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreements prior to the BB Effective Time.

Section 7.04    Section 16 Matters. Prior to the Effective Time, Acquiror shall take all commercially reasonable steps as may be required (to the extent permitted under applicable Law) to cause any acquisition or disposition of the Acquiror Class A Common Stock that occurs or is deemed to occur by reason of or pursuant to the Transactions by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Acquiror to be exempt under Rule 16b-3 promulgated under the Exchange Act, including adopting resolutions and taking other steps in accordance with the No-Action Letter, dated as of January 12, 1999, issued by the SEC regarding such matters.

Section 7.05    Post-Closing Directors and Officers. Subject to the terms of the Acquiror Organizational Documents, the Acquiror Charter and the Acquiror Bylaws, Acquiror shall take all such action within its power as may be necessary or appropriate such that immediately following the Effective Time:

(a)    the Board of Directors of Acquiror shall initially include:

(i)    one director nominee to be designated by Sponsor pursuant to written notice to be delivered to BB as soon as reasonably practicable following the date of this Agreement, each of whom shall be reasonably acceptable to BB;

(ii)    such other director nominees to be designated by BB pursuant to written notice to Acquiror following the date of this Agreement; and

(b)    the initial officers of Acquiror shall be as set forth on Schedule 7.05(b) (which schedule may be modified from time to time in BB’s sole discretion prior to the Closing), who shall serve in such capacity in accordance with the terms of the Acquiror Charter and the Acquiror Bylaws following the Effective Time.

Section 7.06    Incentive Equity Plan. Prior to the Closing Date, Acquiror shall adopt, subject to approval of the stockholders of Acquiror: (a) a 2021 Incentive Award Plan, in the form attached hereto as Exhibit G, providing for the issuance of the number of shares of Acquiror Common Stock set forth therein, with such changes as may be agreed to in writing by Acquiror and BB (the “Incentive Equity Plan”); and (b) an employee stock purchase plan, in the form attached hereto as Exhibit H, providing for the issuance of the number of shares of Acquiror Common Stock set forth therein, with such changes as may be agreed to in writing by Acquiror and BB (the “ESPP”), in each case to be effective as of the Closing or as otherwise set forth in the applicable plan document. Within two Business Days following the expiration of the 60 day period following the date Acquiror has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company,

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Acquiror shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the Acquiror Common Stock issuable under the Incentive Equity Plan and the ESPP, and Acquiror shall use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Incentive Equity Plan and ESPP remain outstanding.

Section 7.07    Acquiror Bylaws and Charter. At the Effective Time (subject to approval by the stockholders of Acquiror of the same), Acquiror shall adopt the Acquiror Charter and the Acquiror Bylaws.

Section 7.08    PIPE Subscriptions. Unless otherwise approved in writing by BB (which approval shall not be unreasonably withheld, conditioned or delayed), and except for any of the following actions that would not increase conditionality or impose any new obligation on BB, Myx or Acquiror, reduce the PIPE Investment Amount or the subscription amount under any Subscription Agreement or reduce or impair the rights of Acquiror under any Subscription Agreement, Acquiror shall not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision); provided, that, in the case of any such assignment or transfer, the initial party to such Subscription Agreement remains bound by its obligations with respect thereto in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of shares of Acquiror Common Stock contemplated thereby.

Section 7.09    Acquiror Public Filings. From the date hereof through the Effective Time, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 7.10    NYSE Listing. From the date hereof through the Effective Time, Acquiror shall use its commercially reasonable efforts to ensure that Acquiror remains listed as a public company on the NYSE, and shall prepare and submit to NYSE a listing application, if required under NYSE rules, covering the shares of Acquiror Common Stock issuable in the Transactions, and shall obtain approval for the listing of such shares of Acquiror Common Stock and the Company Parties shall reasonably cooperate with Acquiror with respect to such listing.

Section 7.11    Employee Benefits.

(a)    Comparability. For a period of 12 months following the Closing Date, Acquiror shall cause the Surviving Acquiror Entity or the Surviving Myx Entity, as applicable, to provide each employee of Myx as of immediately prior to the Closing (each, a “Continuing Employee”) with (i) annual base salary or wages and incentive compensation opportunities (excluding any equity or equity-based incentive compensation) that are no less than the annual base salary, wages and incentive compensation opportunities (excluding any equity or equity-based incentive compensation), respectively, provided to such Continuing Employee immediately prior to the Closing Date, and (ii) employee benefits that are not less favorable in the aggregate to such Continuing Employee than those provided to such Continuing Employee immediately prior to the Closing Date.

(b)    Service Credit. From and after the Closing, Acquiror shall cause the Surviving Acquiror Entity or the Surviving Myx Entity, as applicable, to give or cause to be given to each Continuing Employee credit for purposes of eligibility to participate, vesting of employer 401(k) plan contributions, level of severance and vacation/paid time off (and for any other purposes as may be required under applicable Law), but not for benefit accrual purposes under any defined benefit pension plan, under each employee benefit plan, program or arrangement established or maintained by Acquiror under which Continuing Employees are eligible to participate on or after the Closing (“New Plan”) to the same extent and for the same purpose as such service with the applicable member of the Company Group or any predecessor thereof was credited on or prior to the Closing

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under the corresponding Company Party Benefit Plan; provided, however, that such credit need not be provided to the extent that such credit would result in any duplication of benefits for the same period of service.

(c)    Pre-Existing Conditions/Copayment Credit. With respect to each New Plan that is a group welfare benefit plan in which any Continuing Employee or spouse or dependent thereof may be eligible to participate on or after the Closing, Acquiror shall use commercially reasonable efforts to (i) waive, or cause its Affiliates or insurance carrier to waive, all limitations as to preexisting conditions, actively-at-work requirements, exclusions and waiting periods, if any, with respect to participation and coverage requirements applicable to each Continuing Employee or spouse or dependent thereof, and any other similar restrictions that would prevent immediate or full participation by such Continuing Employee or eligible spouse or dependent thereof, under such New Plan, to the same extent satisfied or waived under a comparable Company Party Benefit Plan in which such Continuing Employee participated, and (ii) provide or cause its Affiliates to provide credit to each Continuing Employee or eligible spouse or dependent thereof for any co-payments, deductibles, out-of-pocket expenses and for any lifetime maximums paid by such Continuing Employee or eligible spouse or dependent thereof under the comparable Company Party Benefit Plan during the relevant plan year up to and including the Closing to the same extent and for the same purpose as credited under such comparable Company Party Benefit Plan as if such amounts had been paid under such New Plan.

(d)    Limitations. The Company Parties and Acquiror acknowledge and agree that all provisions contained in this Section 7.11 are included for their sole benefit, and that nothing contained herein, express or implied, (i) is intended to confer any third-party beneficiary or other rights (including any right to continued employment for any period, to any particular term or condition of employment or to continued receipt of any specific employee benefit), or (ii) shall constitute an establishment, amendment to or any other modification of any New Plan, Company Party Benefit Plan or other employee benefit plan, or shall limit the right of Acquiror or any of its Affiliates to amend, terminate or otherwise modify any New Plan, Company Party Benefit Plan or other employee benefit plan following the Closing Date.

ARTICLE VIII

JOINT COVENANTS

Section 8.01    Efforts to Consummate.

(a)    Subject to the terms and conditions herein, each of the Parties shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the Transactions contemplated by this Agreement (including (i) the satisfaction of the closing conditions set forth in Article IX and (ii) using reasonable best efforts to obtain the PIPE Investment on the terms and subject to the conditions set forth in the Subscription Agreement). Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Authorities or other Persons necessary to consummate the Transactions and the transactions contemplated by the Transaction Agreements. Each Party shall (A) make all required filings pursuant to the HSR Act with respect to the Transactions promptly (and in any event within 10 Business Days) following the date of this Agreement and (B) respond as promptly as reasonably practicable to any requests by any Governmental Authority for additional information and documentary material that may be requested pursuant to the HSR Act. Acquiror shall promptly inform the Company Parties of any communication between any Acquiror Party, on the one hand, and any Governmental Authority, on the other hand, and the Company Parties shall promptly inform Acquiror of any communication between either Company Party, on the one hand, and any Governmental Authority, on the other hand, in either case, regarding any of the Transactions or any Transaction Agreement. Without limiting the foregoing, (x) the Parties agree to request early termination of all waiting periods applicable to the Transactions under the HSR Act, and (y) each Party and its respective Affiliates shall not extend any waiting period, review period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority

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not to consummate the Transactions, except with the prior written consent of the other Parties. The Company Parties will pay all filing fees in connection with the HSR Act when due and such fees shall be deemed 50% BB Transaction Expenses and 50% Acquiror Transaction Expenses. Notwithstanding anything to the contrary in this Agreement, nothing in this Section 8.01 or any other provision of this Agreement obligates any Party or any of its Affiliates to agree to (i) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities or assets of either Company Party or any of their respective Subsidiaries or any entity or asset of such Party or any of its Affiliates or any other Person or (ii) terminate, amend or assign any existing relationships and contractual rights or obligations. No Party shall agree to any of the measures in the foregoing sentence with respect to any other Party or any of its Affiliates, except with each of the other Parties’ prior written consent. During the Interim Period, the Acquiror Parties, on the one hand, and the Company Parties, on the other hand, shall give counsel for BB (in the case of any Acquiror Party) or Acquiror (in the case of the Company Parties), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Authority relating to the Transactions or the Transaction Agreements. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Authority in connection with the Transactions unless it consults with, in the case of Acquiror, BB, or, in the case of either Company Party, Acquiror, in advance and, to the extent not prohibited by such Governmental Authority, gives, in the case of Acquiror, BB, or, in the case of either Company Party, Acquiror, the opportunity to attend and participate in such meeting or discussion.

(b)    Notwithstanding anything to the contrary in the Agreement, (i) if this Section 8.01 conflicts with any other covenant or agreement in this Agreement that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict and (ii) in no event shall the Acquiror Parties or Company Parties be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which either Company Party or its Subsidiaries is a party.

(c)    During the Interim Period, Acquiror, on the one hand, and the Company Parties, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder proceedings (including derivative claims) relating to this Agreement, any Transaction Agreements or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of Acquiror, any of the Acquiror Parties or any of their respective Representatives (in their capacity as a representative of an Acquiror Party) or, in the case of the Company Parties, any member of the Company Group or any of their respective Representatives (in their capacity as a representative of a member of the Company Group). Acquiror and the Company Parties shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation (subject to a customary joint defense agreement), (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation, and (iv) reasonably cooperate with each other. Notwithstanding the foregoing, Acquiror shall, subject to and without limiting the covenants and agreements, and the rights of the Company Parties, set forth in the immediately preceding sentence, control the negotiation, defense and settlement of any such Transaction Litigation; provided, however, that in no event shall Acquiror settle or compromise any Transaction Litigation without the prior written consent of BB (not to be unreasonably withheld, conditioned or delayed). Without limiting the generality of the foregoing, in no event shall either Company Party, any of their respective Subsidiaries or any of their respective Representatives settle or compromise any Transaction Litigation without Acquiror’s prior written consent.

Section 8.02    Registration Statement; Proxy Statement / Prospectus; Special Meeting.

(a)    Registration Statement; Proxy Statement / Prospectus.

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(i)    As promptly as reasonably practicable following the execution and delivery of this Agreement, Acquiror shall, in accordance with this Section 8.02(a), and each Company Party will reasonably cooperate (including causing each of their Subsidiaries and Representatives to reasonably cooperate) with Acquiror, and provide to Acquiror all information regarding such Company Party, its Affiliates and its business that is necessary therefor, to prepare and file with the SEC, in preliminary form, a registration statement on Form S-4 or other applicable form (the “Registration Statement”) to be filed by Acquiror with the SEC pursuant to which shares of Acquiror Class A Common Stock issuable in the Mergers will be registered with the SEC, which shall include a proxy statement in connection with the Transactions (the “Proxy Statement / Prospectus”) to be sent to the stockholders of Acquiror in advance of the Special Meeting, for the purpose of, among other things: (A) providing Acquiror’s stockholders with the opportunity to redeem shares of Acquiror Class A Common Stock by tendering such shares for redemption not later than two Business Days prior to the originally scheduled date of the Special Meeting (the “Acquiror Stockholder Redemption”); and (B) soliciting proxies from holders of Acquiror Class A Common Stock to vote at the Special Meeting, as adjourned or postponed, in favor of the Acquiror Stockholder Matters. Without the prior written consent of BB, the Acquiror Stockholder Matters shall be the only matters (other than procedural matters) which Acquiror shall propose to be acted on by the Acquiror’s stockholders at the Special Meeting, as adjourned or postponed. The Proxy Statement / Prospectus will comply as to form and substance with the applicable requirements of the SEC and the rules and regulations thereunder and remain effective as long as is necessary to consummate the Transactions. Acquiror shall (I) file the definitive Proxy Statement / Prospectus with the SEC and (II) cause the Proxy Statement / Prospectus to be mailed to its stockholders of record, as of the record date to be established by the Acquiror Board in accordance with Section 8.02(b), as promptly as practicable (but in no event less than five Business Days except as otherwise required by applicable Law) following the earlier to occur of: (x) if the preliminary Proxy Statement / Prospectus is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act; or (y) if the preliminary Proxy Statement / Prospectus is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC (such earlier date, the “Proxy Clearance Date”).

(ii)    Prior to filing with the SEC, Acquiror will make available to the Company Parties and their respective counsel drafts of the Proxy Statement / Prospectus and any other documents to be filed with the SEC, both preliminary and final, and any amendment or supplement to the Proxy Statement / Prospectus or such other document and will provide the Company Parties and their respective counsel with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. Acquiror shall not file any such documents with the SEC without the prior consent of the Company Parties (such consent not to be unreasonably withheld, conditioned or delayed). Acquiror will advise BB promptly after it receives notice thereof, of: (A) the time when the Proxy Statement / Prospectus has been filed; (B) if the preliminary Proxy Statement / Prospectus is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act; (C) if the preliminary Proxy Statement / Prospectus is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC; (D) the filing of any supplement or amendment to the Proxy Statement / Prospectus; (E) any request by the SEC for amendment of the Proxy Statement / Prospectus; (F) any comments from the SEC relating to the Proxy Statement / Prospectus and responses thereto; (G) requests by the SEC for additional information; and (H) the issuance of any stop order or the suspension of the qualification of the Acquiror Class A Common Stock for offering or sale in any jurisdiction or of the initiation or written threat of any proceeding for any such purpose. Acquiror shall respond to any SEC comments on the Proxy Statement / Prospectus as promptly as practicable (and in any event within 10 Business Days following receipt by Acquiror of any such SEC comments except to the extent due to the failure by a Company Party to timely provide information required to respond to such SEC comments) and shall use its reasonable best efforts to have the Proxy Statement / Prospectus cleared by the SEC under the Exchange Act as promptly as practicable; provided, that prior to responding to any requests or comments from the SEC, Acquiror will make available to the Company

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Parties and their respective counsel drafts of any such response and provide the Company Parties and their respective counsel with a reasonable opportunity to comment on such drafts.

(iii)    If, at any time prior to the Special Meeting, there shall be discovered any information that should be set forth in an amendment or supplement to the Proxy Statement / Prospectus so that the Proxy Statement / Prospectus would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Acquiror shall promptly file an amendment or supplement to the Proxy Statement / Prospectus containing such information. Each Company Party will provide to Acquiror all information regarding such Company Party, its Affiliates and its business that is necessary for any filing contemplated by the immediately preceding sentence. If, at any time prior to the Closing, a Company Party discovers any information, event or circumstance relating to such Company Party, its business or any of its Affiliates, officers, directors or employees that should be set forth in an amendment or a supplement to the Proxy Statement / Prospectus so that the Proxy Statement / Prospectus would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then such Company Party shall promptly inform Acquiror of such information, event or circumstance and provide to Acquiror all information necessary to correct any such deficiencies.

(iv)    Acquiror shall make all necessary filings with respect to the Transactions under the Securities Act, the Exchange Act and applicable “blue sky” laws, and any rules and regulations thereunder. Each Company Party agrees to promptly provide Acquiror with all information concerning the business, management, operations and financial condition of such Company Party and its Subsidiaries, in each case, reasonably requested by Acquiror for inclusion in the Proxy Statement / Prospectus. Each of Acquiror and each Company Party agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement / Prospectus or any other statement, filing, notice or application made by or on behalf of Acquiror, each Company Party, or their respective Affiliates to any regulatory authority (including the NYSE) in connection with the Transactions.

(b)    Special Meeting.

(i)    Acquiror will take, in accordance with applicable Law, NYSE rules and its Organizational Documents, all action necessary to duly convene and hold a meeting of its shareholders (the “Special Meeting”) as promptly as reasonably practicable after the Proxy Clearance Date (and will establish a record date for, give notice of and commence the mailing of the Proxy Statement / Prospectus to the stockholders of Acquiror as promptly as practicable after the Proxy Clearance Date), to (i) consider and vote upon the approval of the Acquiror Stockholder Matters and to cause such vote to be taken and (ii) provide stockholders of Acquiror with the opportunity to elect to effect a Acquiror Share Redemption. Acquiror may only elect to postpone or adjourn such meeting if (x) a postponement or adjournment is required by Law, (y) as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement / Prospectus) there are insufficient shares of Acquiror Common Stock represented (either in person or by proxy) and voting to approve the Acquiror Stockholder Matters or to constitute a quorum necessary to conduct the business of the Special Meeting, or (z) Acquiror determines the payments for the Acquiror Share Redemption could reasonably be expected to cause the conditions in Section 9.03(d) to not be satisfied at the Closing. Acquiror shall, following the Proxy Clearance Date, use its reasonable best efforts to solicit from its stockholders proxies in favor of the Acquiror Stockholder Matters and shall include in the Proxy Statement / Prospectus the Acquiror Board Recommendation. Acquiror shall keep the Company Parties reasonably informed regarding all matters relating to the Acquiror Stockholder Matters and the Special Meeting, including by promptly furnishing any voting or proxy solicitation reports received by Acquiror in respect of such matters and similar updates regarding any redemptions.

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(ii)    Notwithstanding the foregoing, at any time prior to, but not after, obtaining approval of the Acquiror Stockholder Matters, solely in response to an Acquiror Intervening Event, the Acquiror Board may fail to make, amend, change, withdraw, modify, withhold or qualify the Acquiror Board Recommendation (any such action, a “Change in Recommendation”) if the Acquiror Board shall have determined in good faith, after consultation with its outside legal counsel, that, in response to such Acquiror Intervening Event, a failure to make a Change in Recommendation would violate its fiduciary duties under applicable Law; provided, that the Acquiror Board will not be entitled to make, or agree or resolve to make, a Change in Recommendation until (A) Acquiror delivers to the Company Parties a written notice (an “Acquiror Intervening Event Notice”) advising the Company Parties that the Acquiror Board proposes to take such action and containing the material facts underlying the Acquiror Board’s determination that an Acquiror Intervening Event has occurred, (B) until 5:00 p.m., Eastern Time, on the fifth Business Day immediately following the day on which Acquiror delivered the Acquiror Intervening Event Notice (such period from the time the Acquiror Intervening Event Notice is provided until 5:00 p.m. Eastern Time on the fifth Business Day immediately following the day on which Acquiror delivered the Acquiror Intervening Event Notice (it being understood that any material development with respect to an Acquiror Intervening Event shall require a new notice but with an additional three-Business Day (instead of five-Business Day) period from the date of such notice), the “Acquiror Intervening Event Notice Period”), Acquiror and its Representatives shall have negotiated in good faith with BB and its Representatives regarding any revisions or adjustments proposed by BB during the Acquiror Intervening Event Notice Period to the terms and conditions of this Agreement as would enable Acquiror to proceed with its recommendation of this Agreement and the Transactions and not make such Change in Recommendation, and (C) if BB requested negotiations in accordance with the foregoing clause (B), Acquiror may make a Change in Recommendation only if the Acquiror Board, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that BB shall have, prior to the expiration of the five-Business Day period, offered in writing in a manner that would form a binding Contract if accepted by Acquiror (and the other applicable parties hereto), reaffirms in good faith (after consultation with its outside legal counsel) that the failure to make an Acquiror Change in Recommendation would violate its fiduciary duties under applicable Law. For the avoidance of doubt, a Change in Recommendation will not affect Acquiror’s obligations pursuant to this Section 8.02 (other than as set forth in the immediately preceding sentence) or elsewhere in this Agreement.

Section 8.03    Exclusivity.

(a)    During the Interim Period, neither Company Party shall take, nor shall such Company Party permit any of its Affiliates or Representatives to take, whether directly or indirectly, (i) any action to solicit, initiate or engage in discussions or negotiations with, or enter into any agreement with, or encourage, or provide information to, any Person (other than Acquiror or any of its Affiliates or Representatives) concerning any merger or similar business combination transaction or sale of substantially all of the assets involving such Company Party or its Subsidiaries, taken as a whole (other than immaterial assets or assets sold in the ordinary course of business), or any other transaction that would prohibit or delay the Transactions (each such acquisition transaction, but excluding the Transactions, an “Acquisition Transaction”); provided, that the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 8.03(a) or (ii) any action in connection with a public offering of any Equity Securities of such Company Party or any of its Subsidiaries (or any Affiliate or successor of such Company Party or any of its Subsidiaries). Each Company Party shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction.

(b)    During the Interim Period, Acquiror shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in

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discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company Parties, their respective members or any of their respective Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination involving Acquiror (a “Alternate Business Combination Proposal”) other than with the Company Parties, their members and their respective Affiliates and Representatives; provided, that the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 8.03(b). Acquiror shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Alternate Business Combination Proposal.

Section 8.04    Tax Matters.

(a)    Purchase Price Allocation. For purposes of determining the U.S. federal income tax consequences of the Transactions, the parties agree to use any reasonable allocation of values among the assets of the Company Parties that is selected by Acquiror after the Closing; provided, that any allocation of value among the assets of Myx (other than (x) allocation matters that would not affect the character of the gain recognized by the Myx Pre-Closing Holders in connection with the Myx Merger; or (y) an allocation that does not assign a value to any asset of Myx (other than goodwill and going concern value) that is in excess of the book value of such asset as of the Closing; which allocations shall not require any prior written consent of the Myx Representative) shall require the prior written consent of the Myx Representative (not to be unreasonably withheld, conditioned or delayed); and any dispute between Acquiror and the Myx Representative regarding such value allocation may, after good faith efforts to resolve such dispute, be referred by either Acquiror or the Myx Representative to an independent third-party accounting or valuation firm of national standing for prompt resolution (such firm to be agreed upon by Acquiror and the Myx Representative).

(b)    Intended Tax Treatment.

(i)    For U.S. federal income tax purposes (and for purposes of any applicable state or local income tax that follows the U.S. federal income tax treatment), each of the Parties intends that the Mergers (along with other relevant transactions) will qualify for the Intended Income Tax Treatment (and that any cash received by Myx Pre-Closing Holders in connection with the Mergers will be treated as having been received in a transaction described in Section 351(b) of the Code). Further, the Parties intend that no amounts or value delivered in respect of BB Common Units, Myx Class A Units, Myx Class B Units or Myx Class C Units in connection with the Transactions will be treated as compensation or wages for applicable tax purposes. The Parties will prepare and file all Tax Returns consistent with the foregoing provisions of this Section 8.04(b)(i) and will not take any inconsistent position on any Tax Return or during the course of any Action, audit, or other similar proceeding with respect to Taxes, except as otherwise required by a determination within the meaning of Section 1313(a) of the Code (or any similar or corresponding provision of state or local Law) after making good faith efforts to defend the tax characterizations set forth in this Section 8.04(b)(i). Each of the Parties agrees to promptly notify all other Parties of any challenge to the Intended Income Tax Treatment by any Governmental Authority.

(ii)    No Party shall take or cause to be taken any action, or fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to prevent the Mergers from qualifying for the Intended Income Tax Treatment.

(iii)    The Acquiror Parties and the Company Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

(c)    Transfer Taxes. All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and

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the Transactions (“Transfer Taxes”) will be borne and paid by Acquiror. The Parties shall use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Transfer Tax that could be imposed in connection with the Transactions.

(d)    Certain Tax Matters.

(i)    Notwithstanding anything herein to the contrary, (A) BB shall exercise its contractual rights under Section 22(g) of the Agreement and Plan of Merger, dated December 28, 2020, by and among Beachbody Holdings, Inc., BB and Carl Daikeler, to cause Beachbody Holdings, Inc., in connection with the filing of its final U.S. federal income Tax Return, to apply for relief pursuant to Rev. Proc. 2013-30 to confirm that Beachbody Holdings, Inc.’s election pursuant to Section 1362(a) of the Code was effective as of November 13, 1998; and (B) the Parties agree to take all actions necessary to cause Myx to have a valid election under Section 754 of the Code in effect in the taxable period that includes the Closing Date. Promptly after the Mergers and on the Closing Date, Acquiror shall cause the interests that it holds in the Surviving Myx Entity to be contributed to Beachbody, LLC such that the Surviving Myx Entity will become a disregarded entity of Beachbody, LLC and the taxable year of the Myx partnership will end on the Closing Date.

(ii)    Following the Closing, the Myx Representative shall, at the expense of the Myx Pre-Closing Holders, prepare or cause to be prepared all Flow-Thru Income Tax Returns required to be filed after the Closing Date with respect to any taxable period ending on or prior to the Closing Date (“Pre-Closing Tax Period”). All such Tax Returns shall be prepared in a manner consistent with the past practices of Myx and its Subsidiaries, except as otherwise required by Law or as provided in this Agreement. At least 20 prior to the filing of any such Tax Return, the Myx Representative shall provide a draft copy of such Tax Return to Acquiror for its review and approval (not to be unreasonably withheld, conditioned or delayed). Acquiror shall (and shall cause its Affiliates to) reasonably cooperate with respect to filing any Tax Returns prepared by the Myx Representative pursuant to this Section 8.04(d)(ii).

(iii)    Without the consent of the Myx Representative (which consent shall not be unreasonably withheld, conditioned or delayed), except as otherwise provide by this Agreement, Acquiror shall not (and shall cause its Affiliates, including the Surviving Myx Entity, to not) (A) amend, file, re-file or otherwise modify any Flow-Thru Income Tax Return relating for a Pre-Closing Tax Period in a manner that gives rise to a liability for which a Myx Pre-Closing Holder is responsible, (B) enter into any closing agreement with respect to a Flow-Thru Income Tax Return for any Pre-Closing Tax Period that would give rise to a liability for which a Myx Pre-Closing Holder is responsible, (C) settle any Tax claim or assessment relating to a Flow-Thru Income Tax Return for any Pre-Closing Tax Period that would give rise to a liability for which a Myx Pre-Closing Holder is responsible, or (D) except to the extent requested by any Governmental Authority in connection with any good faith discussions relating to any Tax claim or assessment, extend or waive the limitation period applicable to any Tax claim or assessment in respect of a Flow-Thru Income Tax Return with for any Pre-Closing Tax Period (provided, that the limitation included in this clause (D) shall only apply in situations where Myx Pre-Closing Holders would be responsible for all Losses arising from the applicable claim or assessment).

(iv)    Acquiror shall deliver a written notice to the Myx Representative in writing promptly following any demand, claim, or notice of commencement of a claim, proposed adjustment, assessment, audit, examination or other administrative or court proceeding in each case with respect to a Flow-Thru Income Tax Return for a Pre-Closing Tax Period for which any Myx Pre-Closing Holder would reasonably be expected to be liable (“Myx Tax Proceeding”) and shall describe in reasonable detail the facts surrounding such Myx Tax Proceeding that are known by Acquiror and the nature of the relief sought, if any (the “Myx Tax Claim Notice”). The Myx Representative shall have the right to elect to exercise, at the expense of the Myx Pre-Closing Holders, control over the handling, disposition,

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and settlement of any Myx Tax Proceeding for which the Myx Pre-Closing Holders will bear all relevant Losses arising from such Myx Tax Proceeding, by giving written notice to Acquiror within 30 days after delivery by Acquiror to the Myx Representative of the Myx Tax Claim Notice; provided, however, that (A) the Myx Representative shall keep Acquiror reasonably informed regarding the conduct of the any Tax proceeding it controls hereunder, (B) the Myx Representative shall not settle or compromise any Myx Tax Proceeding without the prior written consent of Acquiror (which consent shall not be unreasonably withheld, conditioned or delayed), and (C) Acquiror shall have the right, at its own expense, to reasonably participate in the defense of such Myx Tax Proceeding. For the avoidance of doubt, Acquiror shall be entitled to control any Tax audit or other proceeding with respect to Myx or its Affiliates that the Myx Representative is not entitled to control; provided, that with respect to any Myx Tax Proceeding that Acquiror controls, (x) Acquiror shall keep the Myx Representative reasonably informed regarding the conduct of the relevant proceeding, (y) Acquiror shall not settle or compromise such Myx Tax Proceeding in a manner that gives rise to any liability for which a Myx Pre-Closing Holder is responsible without the prior written consent of the Myx Representative (which consent shall not be unreasonably withheld, conditioned or delayed), and (z) the Myx Representative shall have the right, at its own expense (to the extent permitted by applicable Law), to reasonably participate in the defense of such Myx Tax Proceeding. With respect to any “imputed underpayment” or similar amount that is imposed with respect to Myx and will be paid by Acquiror or its Affiliates, the Myx Representative shall, and shall cause the other Myx Pre-Closing Holders to, reasonably cooperate with Acquiror to reduce the amount of such imputed underpayment or similar amount that will be borne by Acquiror of its Affiliates.

(v)    For the avoidance of doubt, references to “Myx Pre-Closing Holders” in this Section 8.04 shall refer to such Persons in their capacity as such, and references to “liabilities for which Myx Pre-Closing Holders are responsible” shall not include references to liabilities for which Myx Pre-Closing Holders may indirectly bear the relevant liability by virtue of their ownership of equity interests in Acquiror.

(vi)    Acquiror either has already made, or will within ten (10) days from the date of this Agreement make, a valid and timely entity classification election on IRS Form 8832 to treat BB Merger Sub as a corporation for U.S. federal income tax purposes, which election shall be effective as of the date that BB Merger Sub was organized under Delaware Law.

Section 8.05    Confidentiality; Publicity.

(a)    Acquiror acknowledges that the information being provided to it in connection with this Agreement and the consummation of the Transactions is subject to the terms of the Confidentiality Agreements, the terms of which are incorporated herein by reference. The Confidentiality Agreements shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder and any other activities contemplated thereby. Each Company Party acknowledges that, in connection with the PIPE Investment, Acquiror shall be entitled to disclose, pursuant to the Exchange Act, any information contained in any presentation to the PIPE Investors, which information may include Confidential Information (as defined in the BB Confidentiality Agreement and the Myx Confidentiality Agreement, as applicable).

(b)    Subject to Section 8.05(c), none of the Parties nor any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the Transactions without the prior written consent of the other Parties, prior to the Closing; provided, however, that each Party may make any such announcement or other communication (i) if such announcement or other communication is required by applicable Law or the rules of any stock exchange, in which case the disclosing Party shall, to the extent permitted by applicable Law, first allow (A) BB, if the disclosing party is Acquiror or Myx, (B) Myx, if the disclosing party is Acquiror or BB, or (C) Acquiror, if the disclosing party is BB or Myx (prior to the Closing), to review such announcement or communication and the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith, (ii) to the extent such announcements or other

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communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 8.05, and (iii) to Governmental Authorities in connection with any Consents required to be made under this Agreement or in connection with the Transactions. Notwithstanding anything to the contrary in this Section 8.05 or otherwise in this Agreement, the Parties agree that the Sponsor, Acquiror and their respective Representatives may provide general information about the subject matter of this Agreement and the Transactions to any direct or indirect current or prospective investor (including in connection with the PIPE Investment) or in connection with normal fund raising or related marketing or informational or reporting activities, in each case, so long as such recipients are obligated to keep such information confidential.

(c)    The initial press release concerning this Agreement and the Transactions shall be a joint press release in the form agreed by BB (after good faith consultation with Myx) and Acquiror prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as practicable after the execution of this Agreement (but in any event within four Business Days thereafter). Promptly after the execution of this Agreement (but in any event within four Business Days thereafter), Acquiror shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Securities Laws, which BB (in good faith consultation with Myx) shall have the opportunity to review and comment upon prior to filing and Acquiror shall consider such comments in good faith. BB (after good faith consultation with Myx), Acquiror and the Sponsor shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by any of them) and, as promptly as practicable after the Closing (but in any event within four Business Days thereafter), issue a press release announcing the consummation of the Transactions (the “Closing Press Release”). Promptly after the Closing (but in any event within four Business Days after the Closing), Acquiror shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws, which the Sponsor shall have the opportunity to review and comment upon prior to filing and Acquiror shall consider in good faith such comments. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Press Release or the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.

Section 8.06    Post-Closing Cooperation; Further Assurances. Following the Closing, each Party shall, on the request of any other Party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the Transactions.

Section 8.07    Qualification as an Emerging Growth Company. Acquiror shall, at all times during the period from the date hereof until the Closing: (a) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) and (b) not take any action that would cause Acquiror to not qualify as an “emerging growth company” within the meaning of the JOBS Act.

ARTICLE IX

CONDITIONS TO OBLIGATIONS

Section 9.01    Conditions to Obligations of All Parties. The obligations of the Acquiror, BB, and solely with respect to Sections 9.01(a), (b), (c), and (e), Myx, to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such Parties:

(a)    HSR Approval. All applicable waiting periods (and any extensions thereof) under the HSR Act in respect of the Transactions shall have expired or been terminated.

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(b)    No Prohibition. There shall not be in force any Law or Governmental Order by any Governmental Authority of competent jurisdiction and having jurisdiction over the Parties with respect to the Transactions enjoining, prohibiting, or making illegal the consummation of the Transactions.

(c)    Stockholder Approval. Each of the Required Acquiror Stockholder Approval, the Required BB Member Approval and the Required Myx Member Approval shall have been obtained.

(d)    PIPE Investment. The PIPE Investment (and the funding of the PIPE Investment Amount) shall have been consummated or will be consummated substantially concurrently with the Closing in accordance with the terms of the applicable Subscription Agreements.

(e)    Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC that remains in effect with respect to the Registration Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC that remains pending.

(f)    NYSE. The Acquiror Class A Common Stock shall be listed or have been approved for listing on NYSE, subject only to official notice of issuance thereof.

Section 9.02    Additional Conditions to Obligations of Acquiror Parties. The obligations of the Acquiror Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:

(a)    Representations and Warranties.

(i)    Each of the representations and warranties of BB and Myx contained in Section 4.01 (Corporate Organization of the Company Parties), Section 4.02 (Subsidiaries), Section 4.03 (Due Authorization), Section 4.06 (Current Capitalization), Section 4.07 (Capitalization of Subsidiaries) and solely with respect to BB, Section 4.26 (Proxy Statement / Prospectus; Information Provided) (collectively, the “Company Group Specified Representations”) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the date of this Agreement and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, shall be true and correct in all material respects on and as of such earlier date). For purposes of determining whether a representation or warranty is true and correct in “all material respects” pursuant to this Section 9.02(a)(i), only effects on the combined Company Group as a whole (including each of (x) BB and its direct and indirect Subsidiaries and (y) Myx and its direct and indirect Subsidiaries) shall be considered.

(ii)    The representations and warranties contained in Section 4.23 (Absence of Changes) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date; provided, that for the avoidance of doubt, the words “Company Material Adverse Effect” in Section 4.23 shall consider only effects on the combined Company Group as a whole (including each of (x) BB and its direct and indirect Subsidiaries and (y) Myx and its direct and indirect Subsidiaries).

(iii)    Each of the representations and warranties contained in Article IV (other than the Company Group Specified Representations and the representations and warranties contained in Section 4.23) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) as of the date of this Agreement and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. For purposes of determining whether the failure of a

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representation and warranty to be true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect for purposes of this Section 9.02(a)(iii), only effects on the combined Company Group as a whole (including each of (x) BB and its direct and indirect Subsidiaries and (y) Myx and its direct and indirect Subsidiaries) shall be considered.

(b)    Agreements and Covenants. The covenants and agreements of BB and Myx in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects; provided, that for purposes of this Section 9.02(b), a covenant or agreement of BB or Myx shall only be deemed to have not been performed if BB or Myx, respectively, has materially breached such covenant or agreement and failed to cure within twenty (20) days after written notice of such breach has been delivered to BB or Myx (or if earlier, the Termination Date). For purposes of determining whether any covenant or agreement of BB or Myx, respectively, have been performed in all material respects, only effects on the combined Company Group as a whole (including each of (x) BB and its direct and indirect Subsidiaries and (y) Myx and its direct and indirect Subsidiaries) shall be considered.

(c)    Officer’s Certificate. BB shall have delivered to Acquiror a certificate signed by an officer of BB, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.02(a) and Section 9.02(b) have been fulfilled.

(d)    BB Series A Election Notice. The BB Series A Election Notice shall remain in full force and effect.

Section 9.03    Additional Conditions to the Obligations of BB. The obligation of BB to consummate, or cause to be consummated, the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by BB:

(a)    Representations and Warranties.

(i)     Each of the representations and warranties of the Acquiror Parties contained in Article V (other than the representations and warranties of the Acquiror Parties contained in Section 5.01 (Corporate Organization), Section 5.02 (Due Authorization) and Section 5.11 (Capitalization)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Acquiror Material Adverse Effect” or any similar limitation set forth therein) as of the date of this Agreement and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, an Acquiror Material Adverse Effect.

(ii)    Each of the representations and warranties of the Acquiror Parties contained in Section 5.01 (Corporate Organization), Section 5.02 (Due Authorization) and Section 5.11 (Capitalization) shall be true and correct (without giving any effect to any limitation as to “materiality” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, shall be true and correct in all material respects on and as of such earlier date).

(iii)    The representations and warranties of the Acquiror Parties contained in Section 5.16 (Absence of Changes) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date.

(b)    Agreements and Covenants. The covenants and agreements of the Acquiror Parties in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects; provided, that for purposes of this Section 9.03(b), a covenant or agreement of the Acquiror Parties shall only be

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deemed to have not been performed if the Acquiror Parties have materially breached such covenant or agreement and failed to cure within 20 days after written notice of such breach has been delivered to Acquiror (or if earlier, the Termination Date).

(c)    Officer’s Certificate. Acquiror shall have delivered to BB a certificate signed by an officer of Acquiror, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.03(a) and Section 9.03(b) have been fulfilled.

(d)    Available Closing Acquiror Cash. The Available Closing Acquiror Cash shall not be less than $350,000,000.

Section 9.04    Additional Conditions to the Obligations of Myx. The obligation of Myx to consummate, or cause to be consummated, the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Myx:

(a)    The covenants and agreements of BB and the Acquiror Parties contained in Section 8.04(b)(ii) shall have been performed by BB and the Acquiror Parties, except where the failure by BB or the Acquiror Parties to perform such covenants and agreements would not prevent the Myx Merger from qualifying as part of an exchange described in Section 351 of the Code;

(b)    The representations and warranties of the Acquiror Parties contained in Section 5.10(i) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Acquiror Material Adverse Effect” or any similar limitation set forth therein) as of the date of this Agreement and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, an Acquiror Material Adverse Effect; and

(c)    Each of Acquiror and BB shall have delivered to Myx a certificate signed by an officer of Acquiror and BB (as applicable), dated as of the Closing Date, certifying that, to the knowledge and belief of such officer of Acquiror (with respect to the performance of the Acquiror Parties) and BB (with respect to the performance of BB), the condition specified in Section 9.04(a) has been fulfilled, and Acquiror shall have delivered to Myx a certificate signed by an officer of Acquiror, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer of Acquiror, the condition specified in Section  9.04(b) has been fulfilled.

Section 9.05    Frustration of Conditions. A Party may not rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was due to the failure of such Party to perform any of its obligations under this Agreement.

ARTICLE X

TERMINATION/EFFECTIVENESS

Section 10.01    Termination. This Agreement may be validly terminated and the Transactions may be abandoned at any time prior to the Closing only as follows:

(a)    by mutual written agreement of Acquiror and BB;

(b)    by either Acquiror or BB, if there shall be in effect any (i) Law in any jurisdiction of competent authority or (ii) Governmental Order issued, promulgated, made, rendered or entered into by any court or other tribunal of competent jurisdiction, that, in the case of each of clauses (i) and (ii), permanently restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Mergers and in the case of any such Governmental

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Order, such Governmental Order shall have become final and non-appealable, except that the right to terminate this Agreement pursuant to this Section 10.01(b) will not be available to any Party that has failed to use its reasonable best efforts to resist, appeal, obtain consent pursuant to, resolve or lift, as applicable, such final and non-appealable order;

(c)    by Acquiror, BB or Myx, if the Effective Time has not occurred by 11:59 p.m., Eastern Time, on August 10, 2021 (the “Termination Date”); provided, that the Termination Date shall be automatically extended for an additional 60 days to the extent there is any delay to the applicable waiting or review periods, or any extension thereof, by any Governmental Authority or NYSE (including any specific request from any Governmental Authority or NYSE to delay filings or for additional time to review the Transactions) that would, or would reasonably be expected to, have the effect of delaying, impeding, hindering or preventing the review of the Transactions or issuance of clearance or approval from such Governmental Authority to the extent required to satisfy the condition set forth in Section 9.01(b); provided, further, that the right to terminate this Agreement pursuant to this Section 10.01(c) will not be available to any Party whose breach of any provision of this Agreement primarily causes or results in the failure of the Mergers to be consummated by such times;

(d)    by either Acquiror or BB, if Acquiror fails to obtain the Required Acquiror Stockholder Approval upon vote taken thereon at the Special Meeting (or at a meeting of its stockholders following any adjournment or postponement thereof);

(e)    by Acquiror, if BB has breached or failed to perform any of its (i) representations or warranties or (ii) covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 9.02(a), Section 9.02(b), or Section 9.04 to be satisfied and (B) is not capable of being cured by the Termination Date or, if capable of being cured by the Termination Date, is not cured by BB before the earlier of (I) the fifth Business Day immediately prior to the Termination Date and (II) the 30th day following receipt of written notice from Acquiror of such breach or failure to perform; provided, that Acquiror shall not have the right to terminate this Agreement pursuant to this Section 10.01(e) if it is then in material breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in the failure of a condition set forth in Section 9.03(a) or Section 9.03(b) to be satisfied;

(f)    by BB, if any Acquiror Party has breached or failed to perform any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 9.03(a) or Section 9.03(b) to be satisfied and (B) is not capable of being cured by the by the Termination Date or, if capable of being cured by the Termination Date, is not cured by such Acquiror Party, as applicable, before the earlier of (I) the fifth Business Day immediately prior to the Termination Date and (II) the 30th day following receipt of written notice from BB of such breach or failure to perform; provided, that BB shall not have the right to terminate this Agreement pursuant to this Section 10.01(f) if it is then in material breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in the failure of a condition set forth in Section 9.02(a) or Section 9.02(b) to be satisfied.

Section 10.02    Effect of Termination. Except as otherwise set forth in this Section 10.02, if this Agreement terminates pursuant to Section 10.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its respective Affiliates, officers, directors, employees or stockholders, other than liability of any Party for any Fraud or any willful and knowing material breach of this Agreement by such Party occurring prior to such termination. The provisions of Section 6.03 (No Claim Against the Trust Account), Section 8.05 (Confidentiality; Publicity), this Section 10.02 (Effect of Termination) and Article XI (collectively, the “Surviving Provisions”) and the Confidentiality Agreements, and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

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ARTICLE XI

MISCELLANEOUS

Section 11.01    Waiver. At any time and from time to time prior to the Effective Time, Acquiror and BB may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Party, as applicable, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto, and (c) subject to the requirements of applicable Law, waive compliance by the other Party with any of the agreements or conditions contained herein applicable to such Party (it being understood that each Acquiror Party shall be deemed a single Party for purposes of this Section 11.01). Any agreement on the part of Acquiror or BB to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

Section 11.02    Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a)    If to any Acquiror Party prior to the Closing, or to Acquiror after the Effective Time:

Forest Road Acquisition Corp.

1177 Avenue of the Americas, 5th Floor New York, NY 10036

Attention: Keith L. Horn

Telephone: (201) 988-1467

E-mail: khorn@loringcapitaladvisors.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

2049 Century Park East, Suite 3700

Los Angeles, CA 90067

Telephone: (310) 552-4355

Attention: Monica J. Shilling, P.C.

Email: monica.shilling@kirkland.com

and

Kirkland & Ellis LLP

1601 Elm Street

Dallas, TX 75201

Telephone: (214) 972-1770

Attention: Michael Considine, P.C.

Email: mpconsidine@kirkland.com

(b)    If to BB prior to the Closing, or to the Surviving Entities after the Effective Time, to:

The Beachbody Company Group, LLC

3301 Exposition Boulevard

Santa Monica, CA 90404

Attn: Jonathan Gelfand

E-mail: jgelfand@beachbody.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

885 Third Avenue

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New York, NY 10022

Attn: Justin Hamill, Steven Stokdyk

Email: justin.hamill@lw.com, steven.stokdyk@lw.com

and

Cozen O’Connor PC

One Liberty Place

1650 Market Street Suite 2800

Philadelphia, PA 19103

Attention: Michael J. Heller

Email: mheller@cozen.com

(c)    If to Myx prior to the Closing, to:

Myx Fitness Holdings, LLC

19 West Elm Street

Greenwich, CT 06830

Attn: James Walker, Vice Chairman

E-mail: jwalker@palmventures.com

with a copy (which shall not constitute notice) to:

Greenberg Traurig, P.A.

401 East Las Olas Blvd., Suite 2000

Fort Lauderdale, FL 33330

Attn: Matthew W. Miller

Email: millerma@gtlaw.com

(d)    If to the Myx Representative prior to Closing or after the Effective Time, to:

Myx Brands Holdings, LLC

19 West Elm Street

Greenwich, CT 06830

Attn: Jason Woody

E-mail: jwoody@palmventures.com

with a copy (which shall not constitute notice) to:

Greenberg Traurig, P.A.

401 East Las Olas Blvd., Suite 2000

Fort Lauderdale, FL 33330

Attn: Matthew W. Miller

Email: millerma@gtlaw.com

or to such other address or addresses as the Parties may from time to time designate in writing. Without limiting the foregoing, any Party may give any notice, request, instruction, demand, document or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice, request, instruction, demand, document or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.

Section 11.03    Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 11.03 shall be null and void, ab initio.

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Section 11.04    Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, that notwithstanding the foregoing (a) if the Closing occurs, the present and former officers and directors of BB, Myx and Acquiror (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 7.01, and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 11.14.

Section 11.05    Expenses. Except as otherwise provided herein, each Party shall bear its own expenses incurred in connection with this Agreement and the Transactions whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; provided, that if the Closing occurs, the Surviving Acquiror Entity shall bear and pay at or promptly after Closing all Acquiror Transaction Expenses and all BB Transaction Expenses.

Section 11.06    Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the internal substantive Laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 11.07    Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 11.08    Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes. The disclosure of any information shall not be deemed to constitute an acknowledgement that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 11.09    Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement), the Transaction Agreements (together with the Schedules and Exhibits thereto), the Non-Disclosure Agreement, by and between BB and Acquiror (as amended, modified or supplemented from time to time, the “BB Confidentiality Agreement”), and the Confidentiality Agreement, by and between Myx and Acquiror (as amended, modified or supplemented from time to time, the “Myx Confidentiality Agreement,” together with the BB Confidentiality Agreement, the “Confidentiality Agreements”), constitute the entire agreement among the Parties relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between the Parties except as expressly set forth or referenced in this Agreement and the Confidentiality Agreements.

Section 11.10    Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the Parties in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the

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Parties shall not restrict the ability of the board of directors or managers (or other body performing similar functions) of any of the Parties to terminate this Agreement in accordance with Section 10.01 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 11.10.

Section 11.11    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 11.12    Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the Transactions may be brought in federal and state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.12. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 11.13    Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur if the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (a) Acquiror and BB shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof and thereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.01, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the Transactions and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that neither of Acquiror nor BB, in seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.13, shall be required to provide any bond or other security in connection with any such injunction.

Section 11.14    Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Acquiror Parties or Company Parties under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions.

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Section 11.15    Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms apply in whole or in part at or after the Closing and then only with respect to any breaches occurring at or after the Closing and (b) this Article XI.

Section 11.16    Acknowledgements. Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that (a) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other Parties (and their respective Subsidiaries) for purposes of conducting such investigation; (b) the representations and warranties in Article IV constitute the sole and exclusive representations and warranties of the Company Parties in connection with the Transactions; (c) the representations and warranties in Article V constitute the sole and exclusive representations and warranties of the Acquiror Parties; (d) except for the representations and warranties in Article IV by the Company Parties and the representations and warranties in Article V by the Acquiror Parties, none of the Parties or any other Person makes, or has made, any other express or implied representation or warranty with respect to any Party (or any Party’s Subsidiaries), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the such Party or its Subsidiaries or the Transactions and all other representations and warranties of any kind or nature expressed or implied (including (i) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any Party or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party (or any Party’s Subsidiaries), and (ii) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party (or its Subsidiaries), or the quality, quantity or condition of any Party’s or its Subsidiaries’ assets) are specifically disclaimed by all Parties and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any Party or its Subsidiaries); and (e) each Party and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the representations and warranties in Article IV by the Company Parties and the representations and warranties in Article V by the Acquiror Parties. The foregoing does not limit any rights of any Party pursuant to any other Transaction Agreement against any other Party pursuant to such Transaction Agreement to which it is a party or an express third-party beneficiary thereof. Nothing in this Section 11.16 shall relieve any Party of liability in the case of Fraud or willful misconduct committed by such Party.

[Signature pages follow.]

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IN WITNESS WHEREOF, the Parties have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.

FOREST ROAD ACQUISITION CORP.

By:	/s/ Keith L. Horn
Name:	Keith L. Horn
Title:	Chief Executive Officer

BB MERGER SUB, LLC

By:	/s/ Keith L. Horn
Name:	Keith L. Horn
Title:	Chief Executive Officer

MFH MERGER SUB, LLC

By:	/s/ Keith L. Horn
Name:	Keith L. Horn
Title:	Chief Executive Officer

Signature Page to Agreement and Plan of Merger

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THE BEACHBODY COMPANY GROUP, LLC

By:	/s/ Carl Daikeler
Name:	Carl Daikeler
Title:	Chief Executive Officer

Signature Page to Agreement and Plan of Merger

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MYX FITNESS HOLDINGS, LLC

By:	/s/ James Walker
Name: James Walker Title: Vice Chairman

Signature Page to Agreement and Plan of Merger

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Exhibit A

Form of Acquiror Charter

[See attached.]

Exhibit A to Agreement and Plan of Merger

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Exhibit B

Form of Acquiror Bylaws

[See attached.]

Exhibit B to Agreement and Plan of Merger

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Exhibit C

Form of Registration Rights Agreement

[See attached.]

Exhibit C to Agreement and Plan of Merger

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Exhibit D

Form of BB Certificate of Merger

[See attached.]

Exhibit D to Agreement and Plan of Merger

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Exhibit E

Form of Myx Certificate of Merger

[See attached.]

Exhibit E to Agreement and Plan of Merger

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Exhibit F

Form of Acquiror Certificate of Merger

[See attached.]

Exhibit F to Agreement and Plan of Merger

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Exhibit G

Form of Incentive Equity Plan

[See attached.]

Exhibit G to Agreement and Plan of Merger

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Exhibit H

Form of ESPP

[See attached.]

Exhibit H to Agreement and Plan of Merger

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Annex A-2

Execution Version

SPONSOR AGREEMENT

This SPONSOR AGREEMENT (this “Agreement”), dated as of February 9, 2021, is made by and among Forest Road Acquisition Sponsor LLC, a Delaware limited liability company (“Sponsor”), Forest Road Acquisition Corp., a Delaware corporation (“Acquiror”), and The Beachbody Company Group, LLC, a Delaware limited liability company (the “Company”). Sponsor, Acquiror and the Company shall be referred to herein from time to time collectively as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

WHEREAS, as of the date hereof, Sponsor is a holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of 7,500,000 shares of Acquiror Common Stock and 5,333,333 Acquiror Warrants;

WHEREAS, Acquiror, the Company and certain other Persons party thereto entered into the Agreement and Plan of Merger, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”); and

WHEREAS, the Merger Agreement contemplates that the Parties will enter into this Agreement concurrently therewith, pursuant to which, among other things, Sponsor will (a) vote in favor of approval of the Merger Agreement and the transactions contemplated thereby and (b) agree to waive any adjustment to the conversion ratio set forth in the Acquiror Organizational Documents with respect to the Acquiror Class B Common Stock related to the issuance of Acquiror Class A Common Stock pursuant to the PIPE Investment.

NOW, THEREFORE, the Parties hereby agree as follows:

1. Binding Effect of Merger Agreement. Sponsor hereby acknowledges that it has read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. Sponsor shall be bound by and comply with Sections 8.03 (Exclusivity) and 8.05 (Confidentiality; Publicity) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if Sponsor was an original signatory to the Merger Agreement with respect to such provisions.

2. Registration Rights Agreement. At the Closing, the Sponsor and the Director Holders (as defined therein) shall deliver to the Company a duly executed copy of that certain Amended and Restated Registration Rights Agreement, by and among the Company, the Sponsor, certain of the Company’s stockholders or their respective affiliates, as applicable, the Director Holders and the Investor Stockholders (as defined therein), in substantially the form attached as Exhibit C to the Merger Agreement.

3. Agreement to Vote. Sponsor hereby agrees that from the date hereof until the earlier of (a) the Closing, and (b) the valid termination of the Merger Agreement in accordance with Section 10 thereof or the termination of this Agreement, (i) to vote (or cause to be voted) or execute and deliver a written consent (or cause a written consent to be executed and delivered) at any meeting of the shareholders of Acquiror, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of Acquiror is sought (and appear at any such meeting, in person or by proxy, or otherwise cause all of such holder’s Subject Acquiror Equity Securities to be counted as present thereat for purposes of establishing a quorum), all of Sponsor’s Acquiror Class B Common Stock (together with any other Equity Securities of Acquiror that Sponsor holds of record or beneficially as of the date of this Agreement or acquires record or beneficial ownership of after the date hereof, collectively, the “Subject Acquiror Equity Securities”) (A) in favor of the Acquiror Stockholder Matters, (B) against any merger agreement or merger, consolidation,

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combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Acquiror (other than the Merger Agreement and the Transactions), (C) against any proposal in opposition to approval of the Merger Agreement or in competition with or inconsistent with the Merger Agreement or the Transactions, (D) against any change in the business of Acquiror or the Acquiror Board (other than in connection with the Required Transaction Proposals), and (E) against any proposal, action or agreement that would (1) impede, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement or the Transactions, (2) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of any Acquiror Party under the Merger Agreement, (3) result in any of the conditions set forth in Article 9 of the Merger Agreement not being fulfilled or (4) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Acquiror, (ii) not to redeem, elect to redeem or tender or submit any of its Subject Acquiror Equity Securities for redemption in connection with the Merger Agreement or the Transactions, (iii) not to commit or agree to take any action inconsistent with the foregoing, (iv) to comply with, and fully perform all of its obligations, covenants and agreements set forth in, that certain Letter Agreement, dated as of November 24, 2020, by and among Acquiror, its officers, its directors and Sponsor (the “Voting Letter Agreement”), including the obligations of Sponsor pursuant to Section 1 therein not to redeem any shares of Acquiror Common Stock owned by Sponsor in connection with the Transactions, (v) not to modify or amend any Contract between or among Sponsor and any Affiliate of such Sponsor (other than Acquiror or any of its Subsidiaries), on the one hand, and Acquiror or any of Acquiror’s Subsidiaries, on the other hand, related to the Transactions, including, for the avoidance of doubt, the Voting Letter Agreement, and (vi) to comply with the transfer restrictions set forth in the Voting Letter Agreement irrespective of any release or waiver thereof, as if such transfer restrictions remain in effect until the valid termination of the Merger Agreement in accordance with Section 10 thereof or the termination of this Agreement (regardless of any earlier termination of such transfer restrictions set forth in the Voting Letter Agreement).

4. Vesting.

(a) Sponsor agrees that, as of immediately prior to (but subject to) the Closing, all of the shares of Acquiror Class B Common Stock and the shares of Acquiror Class A Common Stock and Acquiror Common Stock issuable upon conversion of such Acquiror Class B Common Stock in connection with the Closing held by Sponsor as of immediately prior to the Closing (the “Sponsor Shares”) shall be unvested and shall be subject to the vesting and forfeiture provisions set forth in this Section 4.

(b) 50% of the unvested Sponsor Shares owned by Sponsor (and its Affiliates and Permitted Transferees) as of the Closing shall vest (and shall not be subject to forfeiture) at the Closing.

(c) Performance Vesting Shares. The remaining 50% of unvested Sponsor Shares owned by Sponsor (and its Affiliates and Permitted Transferees) at Closing will be subject to the following vesting thresholds:

(i) 10% of the unvested Sponsor Shares owned by Sponsor (or its Affiliates and Permitted Transferees (as such term is defined in the Amended and Restated Registration Rights Agreement, dated as of the Closing Date, by and between the Company, Sponsor and the other parties thereto)) shall vest (and shall not be subject to forfeiture) upon the occurrence of Triggering Event I (the “$12 Sponsor Shares”). If Triggering Event I does not occur on or prior to the tenth anniversary of the Closing Date, the Sponsor Shares that were eligible to vest pursuant to this Section 4(c)(i) shall not vest, and shall be forfeited as provided in Section 4(c)(vi).

(ii) 10% of the unvested Sponsor Shares owned by Sponsor (or its Affiliates and Permitted Transferees) shall vest (and shall not be subject to forfeiture) upon the occurrence of Triggering Event II (the “$13 Sponsor Shares”). If Triggering Event II does not occur on or prior to the tenth anniversary of the Closing Date, the Sponsor Shares that were eligible to vest pursuant to this Section 4(c)(ii) shall not vest, and shall be forfeited as provided in Section 4(c)(vi).

(iii) 10% of the unvested Sponsor Shares owned by Sponsor (or its Affiliates and Permitted Transferees) shall vest (and shall not be subject to forfeiture) upon the occurrence of Triggering Event

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III (the “$14 Sponsor Shares”). If Triggering Event III does not occur on or prior to the tenth anniversary of the Closing Date, the Sponsor Shares that were eligible to vest pursuant to this Section 4(c)(iii) shall not vest, and shall be forfeited as provided in Section 4(c)(vi).

(iv) 10% of the unvested Sponsor Shares owned by Sponsor (or its Affiliates and Permitted Transferees) shall vest (and shall not be subject to forfeiture) upon the occurrence of Triggering Event IV (the “$15 Sponsor Shares”). If Triggering Event IV does not occur on or prior to the tenth anniversary of the Closing Date, the Sponsor Shares that were eligible to vest pursuant to this Section 4(c)(iv) shall not vest, and shall be forfeited as provided in Section 4(c)(vi).

(v) 10% of the unvested Sponsor Shares owned by Sponsor (or its Affiliates and Permitted Transferees) shall vest (and shall not be subject to forfeiture) upon the occurrence of Triggering Event V (the “$16 Sponsor Shares”). If Triggering Event V does not occur on or prior to the tenth anniversary of the Closing Date, the Sponsor Shares that were eligible to vest pursuant to this Section 4(c)(v) shall not vest, and shall be forfeited as provided in Section 4(c)(vi).

(vi) Any unvested Sponsor Shares that are forfeited pursuant to Section 4(c)(i) through Section 4(c)(v) shall be deemed transferred by the forfeiting holder to the Acquiror and shall be cancelled by Acquiror and cease to exist.

(d) In the event that there is a Company Sale after the Closing but on or prior to the tenth anniversary of the Closing Date that will result in the holders of Acquiror Common Stock receiving a Company Sale Price in excess of the applicable price per share attributable to any Triggering Event, then immediately prior to the consummation of the Company Sale, any such Triggering Event that has not previously occurred shall be and the related vesting conditions shall also be deemed to have occurred and the holders of such Sponsor Shares shall be eligible to participate in such Company Sale. For avoidance of doubt, assuming no prior Triggering Events have occurred, if the consideration in a Company Sale is cash: (i) if the Company Sale Price for acquisition of the Acquiror Common Stock is greater than $12.00 per share of Acquiror Common Stock but is equal to or less than $13.00 per share of Acquiror Common Stock, the $12 Sponsor Shares shall be deemed to have fully vested (and the $13 Sponsor Shares, the $14 Sponsor Shares, the $15 Sponsor Shares and the $16 Sponsor Shares shall be deemed forfeited and shall be cancelled by Acquiror); (ii) if the Company Sale Price for acquisition of the Acquiror Common Stock is greater than $13.00 per share of Acquiror Common Stock but is equal to or less than $14.00 per share of Acquiror Common Stock, the $12 Sponsor Shares and the $13 Sponsor Shares shall be deemed to have fully vested (and the $14 Sponsor Shares, the $15 Sponsor Shares and the $16 Sponsor Shares shall be deemed forfeited and shall be cancelled by Acquiror); (iii) if the Company Sale Price for acquisition of the Acquiror Common Stock is greater than $14.00 per share of Acquiror Common Stock but is equal to or less than $15.00 per share of Acquiror Common Stock, the $12 Sponsor Shares, the $13 Sponsor Shares and the $14 Sponsor Shares shall be deemed to have fully vested (and the $15 Sponsor Shares and the $16 Sponsor Shares shall be deemed forfeited and shall be cancelled by Acquiror); (iv) if the Company Sale Price for acquisition of the Acquiror Common Stock is greater than $15.00 per share of Acquiror Common Stock but is equal to or less than $16.00 per share of Acquiror Common Stock, the $12 Sponsor Shares, the $13 Sponsor Shares, the $14 Sponsor Shares and the $15 Sponsor Shares shall be deemed to have fully vested (and the $16 Sponsor Shares shall be deemed forfeited and shall be cancelled by Acquiror); and (v) if the Company Sale Price for acquisition of the Acquiror Common Stock is greater than $16.00 per share of Acquiror Common Stock, the $12 Sponsor Shares, the $13 Sponsor Shares, the $14 Sponsor Shares, the $15 Sponsor Shares and the $16 Sponsor Shares shall be deemed to have vested; provided, however, that if the Company Sale Price for acquisition of the Acquiror Common Stock is equal to or less than $12.00 per share of Acquiror Common Stock, then no Sponsor Shares shall be deemed to have vested and all such Sponsor Shares shall be deemed forfeited and shall be cancelled by Acquiror. Notwithstanding anything to the contrary herein, (x) in the event of any merger, sale, consolidation, recapitalization, equity transfer, restructuring, reorganization or other similar business transaction that does not constitute a Company Sale, any remaining unvested Sponsor Shares shall not be forfeited, shall remain outstanding, and shall remain subject to the remaining applicable vesting triggering events set forth above in Section 4(c), and (y) if the consideration in a Company Sale is

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equity securities of the surviving company or one of its affiliates that are (or will be at the closing of such Company Sale) publicly traded, any remaining unvested Sponsor Shares (not otherwise vested pursuant to Section 4(c)) shall not be forfeited and instead shall be converted into such equity securities in accordance with Section 4(f) and shall remain subject to the remaining applicable vesting triggering events set forth herein.

(e) Subject to the limitations contemplated herein, the Sponsor shall have all of the rights of a stockholder of the Acquiror with respect to the Sponsor Shares, including the right to receive dividends and/or distributions made to the holders of Acquiror Common Stock and to voting rights generally granted to holders of Acquiror Common Stock; provided, however, that the unvested Sponsor Shares shall not entitle the holder thereof to consideration in connection with any sale or other transaction (other than pursuant to Section 4(d)) and may not otherwise be offered, sold, transferred, redeemed, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) by Sponsor (other than to a Permitted Transferee), as the case may be, or be subject to execution, attachment or similar process, and shall bear a customary legend with respect to such transfer restrictions. Any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of such unvested Sponsor Shares shall be null and void. Upon the vesting of any Sponsor Shares in accordance with the terms herein, the Company shall promptly cause the removal of any such legend upon request by the holder thereof.

(f) If, and as often as, there are any changes in the Acquiror or the Sponsor Shares by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to Acquiror, Acquiror’s successor or the surviving entity of such transaction and the Acquiror Warrants, each as so changed. Sponsor will promptly inform the Company of any elections made by Sponsor under Section 83(b) of the Code in connection with the Closing with respect to Sponsor Shares held by Sponsor.

(g) Notwithstanding the provisions of Section 4(d), the Sponsor or its Permitted Transferees may transfer unvested Sponsor Shares to any Permitted Transferee.

(h) For purposes of this Section 4:

(i) “Company Sale” means (which, for the avoidance of doubt, shall not include the Transactions): (x) any transaction or series of related transactions that results in any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) acquiring Equity Securities that represent more than 50% of the total voting power of the then outstanding voting securities of Acquiror (or the equity interests of the surviving Person outstanding immediately after such transaction or transactions) or (y) a sale or disposition of all or substantially all of the assets of Acquiror and its Subsidiaries on a consolidated basis, in each case other than a transaction or series of related transactions which results in at least 50% of the combined voting power of the then outstanding voting securities of Acquiror (or any successor to Acquiror) immediately following the closing of such transaction (or series of related transactions) being beneficially owned, directly or indirectly, by individuals and entities (or Affiliates of such individuals and entities) who were the beneficial owners, respectively, of Equity Securities representing more than 50% of the total voting power of the then outstanding voting securities of Acquiror immediately prior to such transaction (or series of related transactions).

(i) “Company Sale Price” means the price per share for Acquiror Common Stock in a Company Sale. If and to the extent the price paid per share includes any escrows, holdbacks, deferred purchase price, earnouts or other contingent consideration, the Acquiror Board shall determine the price paid per share of Acquiror Common Stock in such Company Sale in good faith, including the affirmative vote of the Director appointed by Sponsor pursuant to Section 7.05(a)(i) of the Merger Agreement if he is then on the Acquiror Board. If and to the extent the price is payable in whole or in part with consideration other than cash, the price for such non-cash consideration shall be determined as follows:

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(x) with respect to any securities: (A) the average of the closing prices of the sales of the securities on all securities exchanges on which the securities may at the time be listed averaged over a period of 21 days consisting of the day as of which such value is being determined and the 20 consecutive business days prior to such day or (B) if the information in (A) is not practically available, the value of each such security shall be equal to the fair value thereof as of the date of valuation as determined by an independent, nationally recognized investment banking firm to be appointed with the mutual approval of Sponsor and the Acquiror Board on the basis of an orderly sale to a willing, unaffiliated buyer in an arm’s-length transaction, taking into account all factors determinative of value as the investment banking firm determines relevant and (y) with respect to any other non-cash assets, the fair value thereof as of the date of valuation as determined by an independent, nationally recognized investment banking firm to be appointed with the mutual approval of Sponsor and the Acquiror Board on the basis of an orderly sale to a willing, unaffiliated buyer in an arm’s-length transaction, taking into account all factors determinative of value as the investment banking firm determines relevant.

(ii) “Earn Out Period” means the date that is ten (10) years following the Closing Date.

(iii) “Triggering Event I” means the date, prior to the expiration of the Earn Out Period, on which the Acquiror Common Stock’s last sale price on the NYSE as reported by Bloomberg is greater than $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any consecutive thirty (30)-trading day period commencing at least one hundred and eighty (180) days after the Closing Date.

(iv) “Triggering Event II” means the date, prior to the expiration of the Earn Out Period, on which the Acquiror Common Stock’s last sale price on the NYSE as reported by Bloomberg is greater than $13.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any consecutive thirty (30)-trading day period commencing at least one hundred and eighty (180) days after the Closing Date.

(v) “Triggering Event III” means the date, prior to the expiration of the Earn Out Period, on which the Acquiror Common Stock’s last sale price on the NYSE as reported by Bloomberg is greater than $14.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any consecutive thirty (30)-trading day period commencing at least one hundred and eighty (180) days after the Closing Date.

(vi) “Triggering Event IV” means the date, prior to the expiration of the Earn Out Period, on which the Acquiror Common Stock’s last sale price on the NYSE as reported by Bloomberg is greater than $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any consecutive thirty (30)-trading day period commencing at least one hundred and eighty (180) days after the Closing Date.

(vii) “Triggering Event V” means the date, prior to the expiration of the Earn Out Period, on which the Acquiror Common Stock’s last sale price on the NYSE as reported by Bloomberg is greater than $16.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any consecutive thirty (30)-trading day period commencing at least one hundred and eighty (180) days after the Closing Date.

(viii) If a triggering event threshold is met all other triggering events with a lower threshold shall be deemed satisfied as well. By way of example, if Triggering Event IV occurs, then Triggering Event I, Triggering Event II, and Triggering Event III shall also be deemed to have occurred and Triggering Event V shall not have occurred.

5. Waiver of Anti-dilution Protection. Sponsor hereby (a) irrevocably and unconditionally waives, subject to and conditioned upon, the occurrence of the Closing, to the fullest extent permitted by Law and the Acquiror Organizational Documents and (b) agrees not to assert or perfect any rights to adjustment or other anti-dilution protections with respect to the rate that the Acquiror Class B Common Stock held by it converts into Acquiror

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Class A Common Stock pursuant to Section 4.3(b) of Acquiror’s Certificate of Incorporation or any other adjustment or anti-dilution protections that arise in connection with the issuance of Acquiror Class A Common Stock pursuant to the PIPE Investment.

6. Representations and Warranties. Sponsor represents and warrants to Acquiror and the Company as follows:

(a) Sponsor is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within Sponsor’s limited liability company powers and have been duly authorized by all necessary limited liability company actions on the part of Sponsor. This Agreement has been duly executed and delivered by Sponsor and, assuming due authorization, execution and delivery by the other Parties, this Agreement constitutes a legally valid and binding obligation of Sponsor, enforceable against Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(b) Sponsor is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of Sponsor’s shares of Acquiror Common Stock and Acquiror Warrants, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such shares of Acquiror Common Stock or Acquiror Warrants (other than transfer restrictions under the Securities Act)) affecting any such shares of Acquiror Common Stock or Acquiror Warrants, other than Liens pursuant to (i) this Agreement, (ii) the Acquiror Organizational Documents, (iii) the Merger Agreement, (iv) the Voting Letter Agreement or (v) any applicable securities Laws. Sponsor’s shares of Acquiror Common Stock and Acquiror Warrants are the only equity securities in Acquiror owned of record or beneficially by Sponsor on the date of this Agreement, and none of Sponsor’s shares of Acquiror Common Stock or Acquiror Warrants are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such shares of Acquiror Common Stock or Acquiror Warrants, except as provided hereunder and under the Voting Letter Agreement. Other than the Acquiror Warrants, Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of Acquiror or any equity securities convertible into, or which can be exchanged for, equity securities of Acquiror.

(c) The execution and delivery of this Agreement by Sponsor does not, and the performance by Sponsor of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of Sponsor, or (ii) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon Sponsor or Sponsor’s Subject Acquiror Equity Securities), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by Sponsor of its obligations under this Agreement.

(d) There are no Actions pending against Sponsor or, to Sponsor’s knowledge, threatened against Sponsor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by Sponsor of its obligations under this Agreement.

(e) Except as described on Schedule 5.07 to the Merger Agreement, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment in connection with the Transactions based upon arrangements made by Sponsor, for which Acquiror or any of its Affiliates may become liable.

(f) Except as set forth in the Acquiror’s final prospectus dated November 24, 2020 filed with the SEC, neither Sponsor nor, to the knowledge of Sponsor, any Person in which Sponsor has a direct or indirect legal, contractual or beneficial ownership of 5% or greater is party to, or has any rights with respect to or arising from, any Contract with Acquiror or its Subsidiaries.

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(g) Sponsor understands and acknowledges that each of Acquiror and each Company Party is entering into the Merger Agreement in reliance upon Sponsor’s execution and delivery of this Agreement.

7. Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the Effective Time and (b) the valid termination of the Merger Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement shall not affect any liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud, (ii) Sections 4 and 5 shall survive the termination of this Agreement pursuant to clause (a) of this Section 7, (iii) Sections 7 through 9 shall each survive the termination of this Agreement, and (iv) Sections 11 through 19 shall each survive the termination of this Agreement solely to the extent related to any surviving sections. For purposes of this Section 7, (A) “Willful Breach” means a material breach that is a consequence of an act undertaken or a failure to act by the breaching Party with the actual knowledge (as opposed to constructive, imputed or implied knowledge) that the taking of such act or such failure to act will constitute or cause a breach of this Agreement and (B) “Fraud” means an act or omission by a Party, and requires: (I) a false or incorrect representation or warranty expressly set forth in this Agreement, (II) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect, (III) an intention to deceive another Party, to induce him, her or it to enter into this Agreement, (IV) another Party’s justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement is the cause of such Party entering into this Agreement, and (V) causing such Party to suffer damage by reason of such reliance. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.

8. No Recourse. Each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Company Non-Party Affiliate or any Acquiror Non-Party Affiliate, and (b) none of the Company Non-Party Affiliates or the Acquiror Non-Party Affiliates shall have any liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby. For the purpose of this Section 8, (i) “Acquiror Non-Party Affiliate” means (A) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of either Acquiror or Sponsor and (B) each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any of the Persons referred to in the immediately preceding clause (i)(A) (other than, for the avoidance of doubt, Acquiror) and (ii) “Company Non-Party Affiliate” means (A) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of the Company or any of its Subsidiaries (other than, for the avoidance of doubt, the Company or any of its Subsidiaries) or any family member of the foregoing Persons and (B) each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any of the Persons in the immediately preceding clause (ii)(A) (other than, for the avoidance of doubt, the Company or any of its Subsidiaries).

9. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) Sponsor makes no agreement or understanding herein in any capacity other than in Sponsor’s capacity as a record holder and beneficial owner of the Subject Acquiror Equity Securities and (b) nothing herein will be construed to limit or affect any action or inaction expressly permitted under the Merger Agreement by any representative of Sponsor

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in such representative’s capacity as a member of the board of directors (or other similar governing body) of any Acquiror Party or as an officer, employee or fiduciary of any Acquiror Party or an Affiliate of Acquiror, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of such Acquiror Party.

10. Further Assurances. From time to time, at the Company’s request and without further consideration, each Party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by this Agreement. The Sponsor further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any action or claim, derivative or otherwise, against Acquiror, Acquiror’s Affiliates, the Company or the Company’s Affiliates or any of their respective successors and assigns challenging the transactions contemplated by this Agreement or the Merger Agreement.

11. Third-Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason of this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

12. Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the internal substantive Laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

13. Jurisdiction; WAIVER OF JURY TRIAL. Any Action based upon, arising out of or related to this Agreement or the Transactions may be brought in federal and state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 13. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

14. Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 14 shall be null and void, ab initio.

15. Amendment. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the Parties in the same manner as this Agreement and which makes reference to this Agreement.

16. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

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17. Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

If prior to the Closing, to Acquiror or Sponsor:

Forest Road Acquisition Corp.

1177 Avenue of the Americas, 5th Floor New York, NY 10036

Attention: Keith L. Horn

Telephone: (201) 988-1467

E-mail: khorn@loringcapitaladvisors.com

in each case, with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

2049 Century Park East, Suite 3700

Los Angeles, CA 90067

Attention: Monica J. Shilling, P.C.

Telephone: (310) 552-4355

Email: monica.shilling@kirkland.com

and

Kirkland & Ellis LLP

1601 Elm Street

Dallas, TX 75201

Attention: Michael Considine, P.C.

Telephone: (214) 972-1770

Email: mpconsidine@kirkland.com

If to the Company or, following the Closing, Acquiror or Sponsor:

The Beachbody Company Group, LLC

3301 Exposition Boulevard

Santa Monica, CA 90404

Attn: Jonathan Gelfand

E-mail: jgelfand@beachbody.com

with copies to:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

Attn: Justin Hamill, Steven Stokdyk

Email: justin.hamill@lw.com, steven.stokdyk@lw.com

or to such other address or addresses as the Parties may from time to time designate in writing. Without limiting the foregoing, any Party may give any notice, request, instruction, demand, document or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice, request, instruction, demand, document or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.

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18. Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

19. Entire Agreement. This Agreement constitutes the entire agreement among the Parties relating to the subject matter hereof and supersedes any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the subject matter hereof. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the subject matter hereof exist between the Parties except as expressly set forth or referenced herein.

[Signature Pages Follow]

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

FOREST ROAD ACQUISITION SPONSOR LLC

By:	/s/ Zachary Tarica
Name: Zachary Tarica
Title: Authorized Signatory

FOREST ROAD ACQUISITION CORP.

By:	/s/ Keith L. Horn
Name: Keith L. Horn
Title: Chief Executive Officer

Signature Page to Sponsor Agreement

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THE BEACHBODY COMPANY GROUP, LLC

By:	/s/ Carl Daikeler
Name: Carl Daikeler
Title: Chief Executive Officer

Signature Page to Sponsor Agreement

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Annex A-3

Execution Version

MEMBER SUPPORT AGREEMENT

This MEMBER SUPPORT AGREEMENT (this “Agreement”), dated as of February 9, 2021, is made by and among Forest Road Acquisition Corp., a Delaware corporation (“Acquiror”), the Persons set forth on Schedule I hereto (the “Raine Members”), the Persons set forth on Schedule II hereto (the “Daikeler Trust Members”, and together with the Raine Members, each a “Required Member” and collectively, the “Required Members”) and The Beachbody Company Group, LLC, a Delaware limited liability company (the “Company”). The Required Members, Acquiror and the Company shall be referred to herein from time to time collectively as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

WHEREAS, as of the date hereof, the Raine Members are the holders of Series A Preferred Units (as defined in the Amended and Restated Operating Agreement of the Company, the “Operating Agreement”) of such class and number of units of the Company as are indicated opposite each name on Schedule I attached hereto (together with any other Equity Securities of BB that any Raine Member holds of record or beneficially as of the date of this Agreement or acquires record or beneficial ownership of after the date hereof, collectively, the “Raine Equity Securities”);

WHEREAS, as of the date hereof, the Daikeler Trust Members are the holders of Common Units (as defined in the Operating Agreement) of such class and number of units of the Company as are indicated opposite each name on Schedule II attached hereto (together with the Raine Equity Securities and any other Equity Securities of BB that any Daikeler Trust Member holds of record or beneficially as of the date of this Agreement or acquires record or beneficial ownership of after the date hereof, collectively, “Subject BB Equity Securities”);

WHEREAS, Acquiror, the Company and certain other Persons party thereto entered into the Agreement and Plan of Merger, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”); and

WHEREAS, the Merger Agreement contemplates that the Parties will enter into this Agreement concurrently therewith, pursuant to which, among other things, the Required Members will vote in favor of approval of the Merger Agreement and the transactions contemplated thereby.

NOW, THEREFORE, the Parties hereby agree as follows:

1. Binding Effect of Merger Agreement. The Required Members hereby acknowledge that they have read the Merger Agreement and this Agreement and have had the opportunity to consult with their tax and legal advisors. The Required Members shall be bound by and comply with Sections 8.03(a) (Exclusivity) and 8.05 (Confidentiality; Publicity) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if the Required Members were each an original signatory to the Merger Agreement with respect to such provisions.

2. No Transfer. Until the Effective Time, the Required Members shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement / Prospectus or the Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any shares of Acquiror Common Stock or Acquiror Warrants owned by Required Members, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic

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consequences of ownership of any shares of Acquiror Common Stock or Acquiror Warrants owned by Required Members or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii).

3. Registration Rights Agreement. On the Closing Date, the Daikeler Trust Members and Raine Members shall deliver to the Company a duly executed copy of that certain Amended and Restated Registration Rights Agreement, by and among the Company, the Sponsor, and certain of the Company’s equityholders or their respective affiliates, including the Daikeler Trust Members and the Raine Members, in substantially the form attached as Exhibit C to the Merger Agreement.

4. Agreement to Vote. The Required Members hereby agree that from the date hereof until the earlier of (a) the Closing and (b) the valid termination of the Merger Agreement in accordance with Section 10 thereof or the termination of this Agreement:

(i) to vote (or cause to be voted) or execute and deliver a written consent (or cause a written consent to be executed and delivered) at any meeting of the members of BB, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the members of BB is sought (and appear at any such meeting, in person or by proxy, or otherwise cause all of such holder’s Subject BB Equity Securities to be counted as present thereat for purposes of establishing a quorum), all of such Required Member’s Subject BB Equity Securities:

(A) in favor of the Merger Agreement and the Transactions;

(B) to authorize and approve the Merger as a Deemed Liquidation Event pursuant to Section 4.12(d) of the Operating Agreement;

(C) to exercise the drag-along rights set forth in Section 11.3 of the Operating Agreement and Section 5.1 of the Rights Agreement;

(D) against any merger agreement or merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by BB (other than the Merger Agreement and the Transactions);

(E) against any proposal in opposition to approval of the Merger Agreement or in competition with or inconsistent with the Merger Agreement or the Transactions; and

(F) against any proposal, action or agreement that would (1) impede, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement or the Transactions, (2) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of BB under the Merger Agreement, (3) result in any of the conditions set forth in Article 9 of the Merger Agreement not being fulfilled or (4) change in any manner the distribution policy or capitalization of, including the voting rights of any class of equity security of, BB; and

(ii) not to commit or agree to take any action inconsistent with the foregoing.

5. Representations and Warranties. The Required Members severally and not jointly represent and warrant to Acquiror and the Company, and only with respect to itself, as follows:

(a) Such Required Member is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Required Member’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company, or organizational actions on the part of such Required Member. This Agreement has been duly executed and delivered by such Required Member and, assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes a legally valid and binding obligation of such Required Member, enforceable against such Required Member in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

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(b) Such Required Member is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of its Subject BB Equity Securities, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject BB Equity Securities (other than transfer restrictions under the Securities Act)) affecting any such Subject BB Equity Securities, other than Liens pursuant to (i) this Agreement, (ii) the Company’s Organizational Documents, (iii) the Merger Agreement, or (iv) any applicable securities Laws. Such Required Member’s Subject BB Equity Securities are the only equity securities of the Company owned of record or beneficially by such Required Member on the date of this Agreement, and none of such Required Member’s Subject BB Equity Securities are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject BB Equity Securities, except as provided hereunder. Such Required Member does not hold or own any rights to acquire (directly or indirectly) any equity securities of the Acquiror or any equity securities convertible into, or which can be exchanged for, equity securities of the Acquiror.

(c) The execution and delivery of this Agreement by such Required Member does not, and the performance by such Required Member of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of such Required Member, or (ii) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon such Required Member or such Required Member’s Subject BB Equity Securities), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Required Member of its obligations under this Agreement.

(d) There are no Actions pending against such Required Member or, to the knowledge of such Required Members, threatened against such Required Member, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Required Member of its obligations under this Agreement.

(e) Except as described on Schedule 4.24 to the Merger Agreement, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment in connection with the Transactions based upon arrangements made by such Required Member, for which the Company or any of its Affiliates may become liable.

(f) Such Required Member understands and acknowledges that each of Acquiror and each Company Party is entering into the Merger Agreement in reliance upon the Required Members’ execution and delivery of this Agreement.

6. Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the Effective Time and (b) the valid termination of the Merger Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement shall not affect any liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud, (ii) Sections 6 through 8 shall each survive the termination of this Agreement, and (iii) Sections 10 through 18 shall each survive the termination of this Agreement solely to the extent related to any surviving sections. For purposes of this Section 6, (A) “Willful Breach” means a material breach that is a consequence of an act undertaken or a failure to act by the breaching Party with the actual knowledge (as opposed to constructive, imputed or implied knowledge) that the taking of such act or such failure to act will constitute or cause a breach of this Agreement and (B) “Fraud” means an act or omission by a Party, and requires: (I) a false or incorrect representation or warranty expressly set forth in this Agreement, (II) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect, (III) an intention to deceive another Party, to induce him, her or it to enter into this Agreement, (IV) another Party’s justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement is the cause of such Party entering into this Agreement, and

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(V) causing such Party to suffer damage by reason of such reliance. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.

7. No Recourse. Each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Company Non-Party Affiliate or any Acquiror Non-Party Affiliate, and (b) none of the Company Non-Party Affiliates or the Acquiror Non-Party Affiliates shall have any liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby. For the purpose of this Section 7, (i) “Acquiror Non-Party Affiliate” means (A) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of either Acquiror or Sponsor and (B) each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any of the Persons referred to in the immediately preceding clause (i)(A) (other than, for the avoidance of doubt, Acquiror) and (ii) “Company Non-Party Affiliate” means (A) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of the Company or any of its Subsidiaries (other than, for the avoidance of doubt, the Company or any of its Subsidiaries) or any family member of the foregoing Persons and (B) each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any of the Persons in the immediately preceding clause (ii)(A) (other than, for the avoidance of doubt, the Company or any of its Subsidiaries).

8. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) the Required Members make no agreement or understanding herein in any capacity other than in the Required Members’ capacity as a record holder and beneficial owner of the Subject BB Equity Securities and (b) nothing herein will be construed to limit or affect any action or inaction expressly permitted under the Merger Agreement by any representative of the Required Members in such representative’s capacity as a member of the board of managers (or other similar governing body) of the Company or as an officer, employee or fiduciary of the Company or an Affiliate of the Company, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of the Company.

9. Further Assurances. From time to time, at the Company’s request and without further consideration, each Party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by this Agreement. The Required Members further agree not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any action or claim, derivative or otherwise, against Acquiror, Acquiror’s Affiliates, the Company or the Company’s Affiliates or any of their respective successors and assigns challenging the transactions contemplated by this Agreement or the Merger Agreement.

10. Third-Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason of this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

11. Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the internal substantive Laws of the State of Delaware applicable to contracts entered into and to be performed solely within

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such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

12. Jurisdiction; WAIVER OF JURY TRIAL. Any Action based upon, arising out of or related to this Agreement or the Transactions may be brought in federal and state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 12. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

13. Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 13 shall be null and void, ab initio.

14. Amendment. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the Parties in the same manner as this Agreement and which makes reference to this Agreement.

15. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

16. Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

If to the Company or, following the Closing, Acquiror:

The Beachbody Company Group, LLC

3301 Exposition Boulevard

Santa Monica, CA 90404

Attn: Jonathan Gelfand

E-mail: jgelfand@beachbody.com

with copies to:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

Attn: Justin Hamill, Steven Stokdyk

Email: justin.hamill@lw.com, steven.stokdyk@lw.com

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If prior to the Closing, to Acquiror:

Forest Road Acquisition Corp.

1177 Avenue of the Americas, 5th Floor

New York, NY 10036

Attention: Keith L. Horn

Telephone: (201) 988-1467

E-mail: khorn@loringcapitaladvisors.com

in each case, with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

2049 Century Park East, Suite 3700

Los Angeles, CA 90067

Attention: Monica J. Shilling, P.C.

Telephone: (310) 552-4355

Email: monica.shilling@kirkland.com

and

Kirkland & Ellis LLP

1601 Elm Street

Dallas, TX 75201

Attention: Michael Considine, P.C.

Telephone: (214) 972-1770

Email: mpconsidine@kirkland.com

If to the Raine Members:

c/o The Raine Group

65 East 55th Street, 24th Floor

New York, NY 10022

Attention: Alfred Chianese, Esq.

Email: legalteam@raine.com

with copies to:

Pillsbury Winthrop Shaw Pittman LLP

31 West 52nd Street

New York, NY 10019

Attention: Stephen B. Amdur

Email: stephen.amdur@pillsburylaw.com

If to the Daikeler Trust Members:

c/o The Beachbody Company Group, LLC

3301 Exposition Boulevard

Santa Monica, CA 90404

Attn: Jonathan Gelfand

E-mail: jgelfand@beachbody.com

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with copies to:

Cozen O’Connor PC

One Liberty Place

1650 Market Street Suite 2800

Philadelphia, PA 19103

Attention: Michael J. Heller

Email: mheller@cozen.com

or to such other address or addresses as the Parties may from time to time designate in writing. Without limiting the foregoing, any Party may give any notice, request, instruction, demand, document or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice, request, instruction, demand, document or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.

17. Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

18. Entire Agreement. This Agreement constitutes the entire agreement among the Parties relating to the subject matter hereof and supersedes any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the subject matter hereof. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the subject matter hereof exist between the Parties except as expressly set forth or referenced herein.

[Signature Pages Follow]

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

FOREST ROAD ACQUISITION CORP.
By:	/s/ Keith L. Horn
Name: Keith L. Horn
Title: Chief Executive Officer

Signature Page to Member Support Agreement

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THE BEACHBODY COMPANY GROUP, LLC
By:	/s/ Carl Daikeler
Name: Carl Daikeler
Title: Chief Executive Officer

Signature Page to Member Support Agreement

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REQUIRED MEMBERS:

RPIII RAINSANITY LP
By: RPIII Corp SPV Management LLC, its general partner
By:	/s/ Alfred Chianese
Name:	Alfred Chianese
Title:	Vice President
RPIII RAINSANITY CO-INVEST 1 LLC
By: Raine Associates III Corp (AIV 2) GP LP, its general manager
By:	/s/ Alfred Chianese
Name:	Alfred Chianese
Title:	Vice President
RPIII RAINSANITY CO-INVEST 2 LLC
By: Raine Associates III Corp (AIV 2) GP LP, its general manager
By:	/s/ Alfred Chianese
Name:	Alfred Chianese
Title:	Vice President
RPIII RAINSANITY CO-INVEST 3 LLC
By: Raine Associates III Corp (AIV 2) GP LP, its general manager
By:	/s/ Alfred Chianese
Name:	Alfred Chianese
Title:	Vice President

Signature Page to Member Support Agreement

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CARL DAIKELER & ISABELLE BROUSSEAU DAIKELER REVOCABLE TRUST
By: /s/ Carl Daikeler
Name: Carl Daikeler
Title: Trustee
AVA DAIKELER 2012 IRREVOCABLE TRUST
By: /s/ Michael J. Heller
Name: Michael J. Heller
Title: Trustee
DANIEL DAIKELER 2012 IRREVOCABLE TRUST
By: /s/ Michael J. Heller
Name: Michael J. Heller
Title: Trustee

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SCHEDULE I

Raine Members

Required Member	Class of Units	Number of Units
RPIII Rainsanity LP	Series A Preferred	8,558,514.565
RPIII Rainsanity Co-Invest 1 LLC	Series A Preferred	1,006,884.066
RPIII Rainsanity Co-Invest 2 LLC	Series A Preferred	302,065.220
RPIII Rainsanity Co-Invest 3 LLC	Series A Preferred	201,376.813

SCHEDULE II

Daikeler Trust Members

Required Member	Class of Units	Number of Units
Carl Daikeler & Isabelle Brousseau Daikeler Revocable Trust	Common	39,780,519.390
Ava Daikeler 2012 Irrevocable Trust	Common	1,131,165.430
Daniel Daikeler 2012 Irrevocable Trust	Common	1,131,165.430

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Annex A-4

Execution Version

MYX SUPPORT AGREEMENT

This MYX SUPPORT AGREEMENT (this “Agreement”), dated as of February 9, 2021, is made by and among Forest Road Acquisition Corp., a Delaware corporation (“Acquiror”), The Beachbody Company Group, LLC, a Delaware limited liability company (“Beachbody”), Myx Brands Holdings, LLC (“Myx Investor”), a Delaware limited liability company, and Myx Fitness Holdings, LLC, a Delaware limited liability company (the “Company”). Beachbody, Myx Investor, Acquiror and the Company shall be referred to herein from time to time collectively as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

WHEREAS, as of the date hereof, the Myx Investor is the holder of Class A Units (as such term is defined in the Operating Agreement of the Company, the “Operating Agreement”) of such class and number of units of the Company as are indicated on Schedule I attached hereto (together with any other Equity Securities of the Company that the Myx Investor holds of record or beneficially as of the date of this Agreement or acquires record or beneficial ownership of after the date hereof, collectively, the “Subject Myx Equity Securities”);

WHEREAS, Acquiror, Beachbody, the Company and certain other Persons party thereto entered into the Agreement and Plan of Merger, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”); and

WHEREAS, the Merger Agreement contemplates that the Parties will enter into this Agreement concurrently therewith, pursuant to which, among other things, Myx Investor will vote in favor of approval of the Merger Agreement and the transactions contemplated thereby.

NOW, THEREFORE, the Parties hereby agree as follows:

1. Binding Effect of Merger Agreement. Myx Investor hereby acknowledges that it has read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. Myx Investor shall be bound by and comply with Sections 8.03(a) (Exclusivity) and 8.05 (Confidentiality; Publicity) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if Myx Investor was an original signatory to the Merger Agreement with respect to such provisions.

2. No Transfer. Until the Effective Time, Myx Investor shall not (a) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement / Prospectus or the Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any shares of Acquiror Common Stock or Acquiror Warrants owned by Myx Investor, (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of Acquiror Common Stock or Acquiror Warrants owned by Myx Investor or (c) publicly announce any intention to effect any transaction specified in clause (a) or (b).

3. Agreement to Vote. Myx Investor hereby agrees that from the date hereof until the earlier of (a) the Closing and (b) the valid termination of the Merger Agreement in accordance with Section 10 thereof or the termination of this Agreement:

(i) to vote (or cause to be voted) or execute and deliver a written consent (or cause a written consent to be executed and delivered) at any meeting of the members of the Company, however called, or at any

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adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the members of the Company is sought (and appear at any such meeting, in person or by proxy, or otherwise cause all of such holder’s Subject Myx Equity Securities to be counted as present thereat for purposes of establishing a quorum), all of Myx Investor’s Subject Myx Equity Securities:

(A) in favor of the Merger Agreement and the Transactions;

(B) to authorize and approve the Merger as a Liquidation Event pursuant to the Operating Agreement;

(C) to exercise the drag-along rights set forth in Section 9.3 of the Operating Agreement;

(D) against any merger agreement or merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company (other than the Merger Agreement and the Transactions);

(E) against any proposal in opposition to approval of the Merger Agreement or in competition with or inconsistent with the Merger Agreement or the Transactions;

(F) against any change in the business of the Company or its Board of Managers (other than in connection with the Transactions); and

(G) against any proposal, action or agreement that would (1) impede, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement or the Transactions, (2) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of Myx under the Merger Agreement, (3) result in any of the conditions set forth in Article 9 of the Merger Agreement not being fulfilled or (4) change in any manner the distribution policy or capitalization of, including the voting rights of any class of equity security of, the Company; and

(ii) not to commit or agree to take any action inconsistent with the foregoing.

4. Representations and Warranties. Myx Investor represents and warrants to Acquiror, Beachbody and the Company as follows:

(a) Myx Investor is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within Myx Investor’s limited liability company powers and have been duly authorized by all necessary limited liability company actions on the part of Myx Investor. This Agreement has been duly executed and delivered by Myx Investor and, assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes a legally valid and binding obligation of Myx Investor, enforceable against Myx Investor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies);

(b) Myx Investor is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of its Subject Myx Equity Securities, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Myx Equity Securities (other than transfer restrictions under the Securities Act)) affecting any such Subject Myx Equity Securities, other than Liens pursuant to (i) this Agreement, (ii) the Company’s Organizational Documents, (iii) the Merger Agreement, or (iv) any applicable securities Laws. Myx Investor’s Subject Myx Equity Securities are the only equity securities of the Company owned of record or beneficially by Myx Investor on the date of this Agreement, and none of Myx Investor’s Subject Myx Equity Securities are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Myx Equity Securities, except as provided hereunder. Myx Investor does not hold or own any rights to acquire (directly or indirectly) any equity securities of the Acquiror or any equity securities convertible into, or which can be exchanged for, equity securities of the Acquiror.

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(c) The execution and delivery of this Agreement by Myx Investor does not, and the performance by Myx Investor of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of Myx Investor, or (ii) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon Myx Investor or Myx Investor’s Subject Myx Equity Securities), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by Myx Investor of its obligations under this Agreement.

(d) There are no Actions pending against Myx Investor or, to the knowledge of the Myx Investor, threatened against Myx Investor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by Myx Investor of its obligations under this Agreement.

(e) Except as described on Schedule 4.24 to the Merger Agreement, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment in connection with the Transactions based upon arrangements made by Myx Investor, for which Beachbody, the Company or any of its Affiliates may become liable.

(f) Myx Investor understands and acknowledges that each of Acquiror and each Company Party is entering into the Merger Agreement in reliance upon Myx Investor’s execution and delivery of this Agreement.

5. Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the Effective Time and (b) the valid termination of the Merger Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement shall not affect any liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud, (ii) Sections 5 through 7 shall each survive the termination of this Agreement, and (iii) Sections 9 through 17 shall each survive the termination of this Agreement solely to the extent related to any surviving sections. For purposes of this Section 5, (A) “Willful Breach” means a material breach that is a consequence of an act undertaken or a failure to act by the breaching Party with the actual knowledge (as opposed to constructive, imputed or implied knowledge) that the taking of such act or such failure to act will constitute or cause a breach of this Agreement and (B) “Fraud” means an act or omission by a Party, and requires: (I) a false or incorrect representation or warranty expressly set forth in this Agreement, (II) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect, (III) an intention to deceive another Party, to induce him, her or it to enter into this Agreement, (IV) another Party’s justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement is the cause of such Party entering into this Agreement, and (V) causing such Party to suffer damage by reason of such reliance. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.

6. No Recourse. Each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Company Non-Party Affiliate or any Acquiror Non-Party Affiliate, and (b) none of the Company Non-Party Affiliates or the Acquiror Non-Party Affiliates shall have any liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged

A-4-3

inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby. For the purpose of this Section 6, (i) “Acquiror Non-Party Affiliate” means (A) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of either Acquiror or Sponsor and (B) each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any of the Persons referred to in the immediately preceding clause (i)(A) (other than, for the avoidance of doubt, Acquiror) and (ii) “Company Non-Party Affiliate” means (A) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of the Company or any of its Subsidiaries (other than, for the avoidance of doubt, the Company or any of its Subsidiaries) or any family member of the foregoing Persons and (B) each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any of the Persons in the immediately preceding clause (ii)(A) (other than, for the avoidance of doubt, the Company or any of its Subsidiaries).

7. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) Myx Investor makes no agreement or understanding herein in any capacity other than in the Myx Investor’s capacity as a record holder and beneficial owner of the Subject Myx Equity Securities and (b) nothing herein will be construed to limit or affect any action or inaction expressly permitted under the Merger Agreement by any representative of Myx Investor in such representative’s capacity as a member of the board of directors (or other similar governing body) of any Acquiror Party or as an officer, employee or fiduciary of any Acquiror Party or an Affiliate of Acquiror, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of such Acquiror Party.

8. Further Assurances. From time to time, at the Company’s request and without further consideration, each Party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by this Agreement. Myx Investor further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any action or claim, derivative or otherwise, against Acquiror, Acquiror’s Affiliates, the Company or the Company’s Affiliates or any of their respective successors and assigns challenging the transactions contemplated by this Agreement or the Merger Agreement.

9. Third-Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason of this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

10. Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the internal substantive Laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

11. Jurisdiction; WAIVER OF JURY TRIAL. Any Action based upon, arising out of or related to this Agreement or the Transactions may be brought in federal and state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION

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BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

12. Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 12 shall be null and void, ab initio.

13. Amendment. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the Parties in the same manner as this Agreement and which makes reference to this Agreement.

14. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

15. Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

If to Beachbody or, following the Closing, the Company or Acquiror:

The Beachbody Company Group, LLC

3301 Exposition Boulevard

Santa Monica, CA 90404

Attn: Jonathan Gelfand

E-mail: jgelfand@beachbody.com

with copies to:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

Attn: Justin Hamill, Steven Stokdyk

Email: justin.hamill@lw.com, steven.stokdyk@lw.com

If prior to the Closing, to Acquiror:

Forest Road Acquisition Corp.

1177 Avenue of the Americas, 5th Floor

New York, NY 10036

Attention: Keith L. Horn

Telephone: (201) 988-1467

E-mail: khorn@loringcapitaladvisors.com

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in each case, with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

2049 Century Park East, Suite 3700

Los Angeles, CA 90067

Attention: Monica J. Shilling, P.C.

Telephone: (310) 552-4355

Email: monica.shilling@kirkland.com

and

Kirkland & Ellis LLP

1601 Elm Street

Dallas, TX 75201

Attention: Michael Considine, P.C.

Telephone: (214) 972-1770

Email: mpconsidine@kirkland.com

If to Myx Investor or, prior to the Closing, the Company:

Myx Brands Holdings, LLC

19 West Elm Street

Greenwich, CT 06830

Attention: Jason Woody

Email: jwoody@palmventures.com

with copies to:

Greenberg Traurig, P.A.

401 East Las Olas Blvd., Suite 2000

Fort Lauderdale, FL 33330

Attention: Matthew W. Miller

Email: millerma@gtlaw.com

or to such other address or addresses as the Parties may from time to time designate in writing. Without limiting the foregoing, any Party may give any notice, request, instruction, demand, document or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice, request, instruction, demand, document or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.

16. Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

17. Entire Agreement. This Agreement constitutes the entire agreement among the Parties relating to the subject matter hereof and supersedes any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the subject matter hereof. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the subject matter hereof exist between the Parties except as expressly set forth or referenced herein.

[Signature Pages Follow]

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

FOREST ROAD ACQUISITION CORP.

By:	/s/ Keith L. Horn
Name: Keith L. Horn
Title: Chief Executive Officer

Signature Page to Member Support Agreement

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THE BEACHBODY COMPANY GROUP, LLC

By:	/s/ Carl Daikeler
Name: Carl Daikeler
Title: Chief Executive Officer

Signature Page to Member Support Agreement

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MYX INVESTOR:

MYX BRANDS HOLDINGS, LLC

By:	/s/ Bradley Palmer
Name:	Bradley Palmer
Title:	President

MYX FITNESS HOLDINGS, LLC

By:	/s/ James Walker
Name:	James Walker
T\itle:	Vice Chairman

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SCHEDULE I

Member	Number of Class A Units
Myx Brands Holdings, LLC	8,089,363.46

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Annex B-1

Final Form

AMENDED & RESTATED

CERTIFICATE OF INCORPORATION

OF

THE BEACHBODY COMPANY, INC.

ARTICLE I

The name of the corporation is The Beachbody Company, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 2140 S. Dupont Highway, in the City of Camden, County of Kent, State of Delaware 19934, and the name of its registered agent at such address is Paracorp Incorporated.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) as it now exists or may hereafter be amended and supplemented.

ARTICLE IV

The total number of shares of capital stock that the Corporation shall have authority to issue is             , consisting of: (i)              shares of Class A common stock, having a par value of $0.0001 per share (the “Class A Common Stock”); (ii)              shares of Class X common stock, having a par value of $0.0001 per share (the “Class X Common Stock” and together with the Class A Common Stock, the “Class A/X Common Stock”); (iii)              shares of Class C common stock, having a par value of $0.0001 per share (the “Class C Common Stock” and together with the Class A Common Stock and the Class X Common Stock, the “Common Stock”); and (iv)              shares of preferred stock, having a par value of $0.0001 per share (the “Preferred Stock”).

ARTICLE V

The designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation are as follows:

A.	COMMON STOCK

1.    General. The voting, dividend, liquidation and other rights and powers of the Common Stock are subject to and qualified by the rights, powers and preferences of any series of Preferred Stock as may be designated by the Board of Directors of the Corporation (the “Board of Directors”) and outstanding from time to time.

2.    Voting. Except as otherwise provided herein or expressly required by law, each holder of Common Stock, as such, shall be entitled to vote on each matter submitted to a vote of stockholders and shall be entitled to one vote for each share of Class A Common Stock and, until the Sunset Date, ten votes for each share of Class X Common Stock, in each case, held of record by such holder as of the record date for determining stockholders entitled to vote on such matter. From and after the Sunset Date, each share of Class X Common Stock will entitle the record holder thereof to one vote on all matters on which stockholders generally are entitled to vote. Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designation (as defined below)) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designation) or pursuant to the DGCL. Except as otherwise required by law, shares of Class C Common Stock will not entitle the record holder thereof to any voting powers.

Subject to the rights of any holders of any outstanding series of Preferred Stock, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

Except as otherwise required in this Certificate of Incorporation or by applicable law, the holders of Common Stock (other than the holders of Class C Common Stock) will vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with the holders of Preferred Stock).

3.    Dividends.

(i)    Subject to applicable law and the rights and preferences of any holders of any outstanding series of Preferred Stock, the holders of Common Stock, as such, shall be entitled to the payment of dividends on the Common Stock when, as and if declared by the Board of Directors in accordance with applicable law.

(ii)    Dividends of cash or property may not be declared or paid on any class of Common Stock unless a dividend of the same amount per share and same type of cash or property (or combination thereof) per share is concurrently declared or paid on the other classes of Common Stock.

(iii)    In no event will any stock dividend, stock split, reverse stock split, combination of stock, reclassification or recapitalization be declared or made on any class of Common Stock (each, a “Stock Adjustment”) unless a corresponding Stock Adjustment for all other classes of Common Stock at the time outstanding is made in the same proportion and the same manner (unless the holders of shares representing a majority of the voting power of any such other class of Common Stock (voting separately as a single class) waive such requirement in advance and in writing, in which event no such Stock Adjustment need be made for such other class of Common Stock). Stock dividends with respect to each class of Common Stock may only be paid with shares of stock of the same class of Common Stock.

4.    Liquidation. Subject to the rights and preferences of any holders of any shares of any outstanding series of Preferred Stock, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder.

5.    Merger, Consolidation, Tender or Exchange Offer. Except as expressly provided in this Article V, all shares of Common Stock shall, as among each other, have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters (unless holders of shares representing a majority of the voting power of any class of Common Stock (voting separately as a single class) waive such requirement in

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advance and in writing to different treatment as to such class of Common Stock, in which event different treatment may be permitted for such class of Common Stock). Without limiting the generality of the foregoing, unless holders of shares representing a majority of the voting power of any class of Common Stock (voting separately as a single class) waive such requirement in advance and in writing to different treatment as to such class of Common Stock, in which event different treatment may be permitted for such class of Common Stock, (1) in the event of a merger, consolidation or other business combination requiring the approval of the holders of the Corporation’s capital stock entitled to vote thereon (whether or not the Corporation is the surviving entity), the holders of any class of Common Stock shall have the right to receive, or the right to elect to receive, the same form of consideration, if any, as the holders of any other class of Common Stock, and the holders of any class of Common Stock shall have the right to receive, or the right to elect to receive, at least the same amount of consideration, if any, on a per share basis as the holders of any other class of Common Stock, and (2) in the event of (a) any tender or exchange offer to acquire any shares of Common Stock by any third party pursuant to an agreement to which the Corporation is a party or (b) any tender or exchange offer by the Corporation to acquire any shares of Common Stock, pursuant to the terms of the applicable tender or exchange offer, the holders of any class of Common Stock shall have the right to receive, or the right to elect to receive, the same form of consideration, if any, as the holders of any other class of Common Stock, and the holders of any class of Common Stock shall have the right to receive, or the right to elect to receive, at least the same amount of consideration, if any, on a per share basis as the holders of any other class of Common Stock; provided that, for the purposes of the foregoing clauses (1) and (2) and notwithstanding the first sentence of this Article V, Section A.5, in the event any such consideration includes securities, (x) the consideration payable to holders of Class X Common Stock shall be deemed the same form of consideration and at least the same amount of consideration on a per share basis as the holders of Class A Common Stock and Class C Common Stock on a per share basis if the only difference in the per share distribution to the holders of Class X Common Stock is that each share of the securities distributed to such holders has ten times the voting power of each share of the securities distributed to the holder of a share of Class A Common Stock, and (y) the consideration payable to holders of Class C Common Stock shall be deemed the same form of consideration and at least the same amount of consideration on a per share basis as the holders of Class A/X Common Stock on a per share basis if the only difference in the per share distribution to the holders of Class C Common Stock is that the securities distributed to such holders have no voting power, except as otherwise required by applicable law.

6.    Transfer Rights. Subject to applicable law and the transfer restrictions set forth in Article VII of the bylaws of the Corporation (as such Bylaws may be amended from time to time, the “Bylaws”) and Article V, Section A.7 of this Certificate of Incorporation, shares of Common Stock and the rights and obligations associated therewith shall be fully transferable to any transferee.

7.    Conversion of Class X Common Stock.

(i)    Voluntary Conversion. Each share of Class X Common Stock shall be convertible into one share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the transfer agent of the Corporation.

(ii)    Automatic Conversion. A share of Class X Common Stock shall automatically, without any further action, convert into one share of Class A Common Stock upon a Transfer, other than to a Qualified Stockholder, of such share.

(iii)    Automatic Conversion of All Outstanding Class X Common Stock. Each share of Class X Common Stock shall automatically, without any further action, convert into one share of Class A Common Stock upon the earliest of (such date, the “Sunset Date”): (a) the date on which Carl Daikeler is no longer providing services to the Corporation as a senior executive officer or a director; and (b) the date as of which the Qualified Stockholders have sold, in the aggregate, more than 75% of the shares of Class X Common Stock that were held by the Qualified Stockholders as of immediately following the Effective Time (excluding, for clarity, any Permitted Transfer).

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(iv)    Final Conversion of Class X Common Stock. On the Sunset Date, each share of Class X Common Stock shall automatically, without any further action, convert into one share of Class A Common Stock. Following such conversion, the reissuance of all shares of Class X Common Stock shall be prohibited, and such shall be retired and cancelled in accordance with Section 243 of the DGCL and the filing with the Secretary of State of the State of Delaware required thereby, and upon such retirement and cancellation, all references to Class X Common Stock in this Certificate of Incorporation shall be eliminated.

(v)    Procedures. The Corporation may, from time to time, establish such policies and procedures relating to the conversion of Class X Common Stock into Class A Common Stock and the general administration of this multi-class stock structure, including the issuance of stock certificates (or the establishment of book-entry positions) with respect thereto, as it may deem reasonably necessary or advisable, and may from time to time request that holders of shares of Class X Common Stock furnish certifications, affidavits or other proof to the Corporation as it deems necessary to verify the ownership of Class X Common Stock and to confirm that a conversion into Class A Common Stock has not occurred. A determination in good faith by the Secretary of the Corporation that a Transfer results in a conversion into Class A Common Stock shall be conclusive and binding.

(vi)    Immediate Effect of Conversion. In the event of a conversion of shares of Class X Common Stock into shares of Class A Common Stock pursuant to this Article V, Section A.7, or upon the Sunset Date, such conversion(s) shall be deemed to have been made at the time that the Transfer of shares occurred or immediately upon the Sunset Date at 11:59 p.m. Eastern Time (unless such time is otherwise specified in accordance with Article IV, Section 7(iii)), as applicable. Upon any conversion of Class X Common Stock into Class A Common Stock, all rights of the holder of shares of Class X Common Stock shall cease and the person or persons in whose names or names the certificate or certificates (or book-entry position(s)) representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock. Shares of Class X Common Stock that are converted into shares of Class A Common Stock as provided in this Article V, Section A.7 shall be retired and may not be reissued.

(vii)    Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class X Common Stock, such number of shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class X Common Stock into shares of Class A Common Stock.

8.    No Further Issuances. Except for a dividend payable in accordance with Article V, Section A.3 or a subdivision of shares effectuated in accordance with Article V, Section A.3, the Corporation shall not at any time after the Effective Time issue any additional shares of Class X Common Stock, unless such issuance is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock. After the Sunset Date, the Corporation shall not issue any additional shares of Class X Common Stock.

9.    For purposes of this Article V, Section A, references to:

(i)    “Change of Control Issuance” means the issuance by the Corporation, in a transaction or series of related transactions, of voting securities to any person or persons acting as a group as contemplated in Rule 13d-5(b) under the Exchange Act (or any successor provision) that immediately prior to such transaction or series of related transactions held fifty percent (50%) or less of the total voting power of the outstanding voting securities of the Corporation (assuming Class A Common Stock and Class X Common Stock each have one vote per share), such that, immediately following such transaction or series of related transactions, such person or group of persons would hold more than fifty percent (50%) of the total voting power of the outstanding voting securities of the Corporation (assuming Class A Common Stock and Class X Common Stock each have one vote per share).

(ii)    “Change of Control Transaction” means (a) the sale, lease, exclusive license, exchange, or other disposition (other than liens and encumbrances created in the ordinary course of business, including liens or

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encumbrances to secure indebtedness for borrowed money that are approved by the Board of Directors, so long as no foreclosure occurs in respect of any such lien or encumbrance) of all or substantially all of the Corporation’s property and assets (which shall for such purpose include the property and assets of any direct or indirect subsidiary of the Corporation), provided that any sale, lease, exclusive license, exchange or other disposition of property or assets exclusively between or among the Corporation and any direct or indirect subsidiary or subsidiaries of the Corporation shall not be deemed a “Change of Control Transaction”; (b) the merger, consolidation, business combination, or other similar transaction of the Corporation with any other entity, other than a merger, consolidation, business combination, or other similar transaction that would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the outstanding voting securities of the Corporation or more than fifty percent (50%) of the total number of outstanding shares of the Corporation’s capital stock, in each case as outstanding immediately after such merger, consolidation, business combination, or other similar transaction, and the stockholders of the Corporation immediately prior to the merger, consolidation, business combination, or other similar transaction continuing to own voting securities of the Corporation, the surviving entity or its parent immediately following the merger, consolidation, business combination, or other similar transaction in substantially the same proportions (vis-à-vis each other) as such stockholders owned of the voting securities of the Corporation immediately prior to the transaction; (c) a recapitalization, liquidation, dissolution, or other similar transaction involving the Corporation, other than a recapitalization, liquidation, dissolution, or other similar transaction that would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Corporation or more than fifty percent (50%) of the total number of outstanding shares of the Corporation’s capital stock, in each case as outstanding immediately after such recapitalization, liquidation, dissolution or other similar transaction, and the stockholders of the Corporation immediately prior to the recapitalization, liquidation, dissolution or other similar transaction continuing to own voting securities of the Corporation, the surviving entity or its parent immediately following the recapitalization, liquidation, dissolution or other similar transaction in substantially the same proportions (vis-à-vis each other) as such stockholders owned of the voting securities of the Corporation immediately prior to the transaction; and (d) any Change of Control Issuance.

(iii)    “Family Member” means an individual’s spouse, ex-spouse, domestic partner, lineal (including by adoption) descendant or antecedent, brother or sister, the adopted child or adopted grandchild, or the spouse or domestic partner of any child, adopted child, grandchild or adopted grandchild of such individual.

(iv)    “Founder” means Carl Daikeler.

(v)    “Permitted Entity” means, with respect to a Qualified Stockholder, (a) a Permitted Trust solely for the benefit of (x) Qualified Stockholders and/or (y) any other Permitted Entity of such Qualified Stockholder, or (b) any general partnership, limited partnership, limited liability company, corporation or other entity exclusively owned by (x) a Qualified Stockholder and/or (y) any other Permitted Entity of such Qualified Stockholder.

(vi)    “Permitted Transfer” means, and is restricted to, any Transfer of a share of Class X Common Stock that satisfies the following requirements: (a) a Transfer by a Qualified Stockholder to (w) a Qualified Stockholder or any Permitted Entity of a Qualified Stockholder, (x) a Qualified Stockholder’s Family Members, (y) to a trust or trusts or other estate planning vehicle for the benefit of a Qualified Stockholder’s Family Members, in each case so long as such Qualified Stockholder continues to exercise Voting Control over such shares (provided, that if the Qualified Stockholder is an entity or a trust, references in this clause (y) to Family Members of a Qualified Stockholder shall be deemed to be references to the Family Members of the individual having Voting Control over the shares of Class X Common Stock held by such Qualified Stockholder), or (z) the Founder; or (b) a Transfer by a Permitted Entity of a Qualified Stockholder to (x) such Qualified Stockholder or (y) any other Permitted Entity of such Qualified Stockholder.

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(vii)    “Permitted Trust” means a bona fide trust where each trustee is (a) a Qualified Stockholder or (b) a professional in the business of providing trustee services, including private professional fiduciaries, trust companies and bank trust departments.

(viii)    “Qualified Stockholder” means (a) the registered holder of a share of Class X Common Stock immediately following the Effective Time; (b) the initial registered holder of any shares of Class X Common Stock that are originally issued by this Corporation pursuant to the exercise, conversion or settlement of a Right; (c) each natural person who Transfers shares of or Rights for Class X Common Stock to a Permitted Entity that is or becomes a Qualified Stockholder; (d) a transferee of shares of Class X Common Stock received in a Transfer that constitutes a Permitted Transfer other than pursuant to clauses (a)(x) of such definition; or (e) the Founder.

(ix)    “Rights” means any option, restricted stock unit, warrant, conversion right or contractual right of any kind to acquire (through purchase, conversion or otherwise) shares of the Corporation’s authorized but unissued capital stock (or issued but not outstanding capital stock).

(x)    “Transfer” means, with respect to a share of Class X Common Stock, any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, including, without limitation, a transfer to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control over such share by proxy or otherwise; provided that the following shall not be considered a “Transfer”: (w) the granting of a revocable proxy to officers or directors or agents of the Corporation with the approval and at the request of the Board of Directors in connection with actions to be taken at an annual or special meeting of stockholders; (x) entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Class X Common Stock that (A) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of this Corporation, (B) either has a term not exceeding one year or is terminable by the holder of the shares subject thereto at any time and (C) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner; (y) in connection with a Change of Control Transaction that has been approved by the Board of Directors, the entering into a support, voting, tender or similar agreement or arrangement (in each case, with or without the grant of a proxy) that has also been approved by the Board of Directors; or (z) the pledge of shares of Class X Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares; provided that a foreclosure on such shares or other similar action by the pledgee shall constitute a “Transfer” unless such foreclosure or similar action qualifies as a “Permitted Transfer”.

(xi)    “Voting Control” means the power (whether directly or indirectly) to vote or direct the voting of an equity interest, interest in a trust or other interest or security by proxy, voting agreement, or otherwise.

B.	PREFERRED STOCK

Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the creation and issuance of such series adopted by the Board of Directors as hereinafter provided.

Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designation relating thereto in accordance with the DGCL (a “Certificate of Designation”), to determine and fix the number of shares

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of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation and issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law and this Certificate of Incorporation (including any Certificate of Designation). Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any Certificate of Designation).

The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

ARTICLE VI

For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:

A.    At each annual meeting of stockholders of the Corporation beginning with the first annual meeting of stockholders following the filing and effectiveness of this Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), directors shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the year following the year of their election. Each director shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal in accordance with this Certificate of Incorporation. No decrease in the number of directors shall shorten the term of any incumbent director.

B.    Except as otherwise expressly provided by the DGCL or this Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors that shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors in accordance with the Bylaws.

C.    Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the Board of Directors or any individual director may be removed from office at any time, with or without cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.

D.    Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, except as otherwise provided by law, any vacancies on the Board of Directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of Preferred Stock), and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office until the expiration of the term or until his or her earlier death, resignation, retirement, disqualification, or removal.

E.    Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features

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of such directorships shall be governed by the terms of this Certificate of Incorporation (including any Certificate of Designation). Notwithstanding anything to the contrary in this Article VI, the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to paragraph B of this Article VI, and the total number of directors constituting the whole Board of Directors shall be automatically adjusted accordingly. Except as otherwise provided in the Certificate of Designation(s) in respect of one or more series of Preferred Stock, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such Certificate of Designation(s), the terms of office of all such additional directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

F.    In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws, subject to the power of the stockholders of the Corporation entitled to vote with respect thereto to adopt, amend or repeal the Bylaws. The stockholders of the Corporation shall also have the power to adopt, amend or repeal the Bylaws; provided, that in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Certificate of Incorporation (including any Certificate of Designation in respect of one or more series of Preferred Stock) or the Bylaws of the Corporation, the adoption, amendment or repeal of the Bylaws of the Corporation by the stockholders of the Corporation shall require the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote generally in an election of directors.

G.    The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

ARTICLE VII

A.    Any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders of the Corporation, and shall not be taken by written consent in lieu of a meeting. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL.

B.    Subject to the special rights of the holders of one or more series of Preferred Stock, and to the requirements of applicable law, special meetings of the stockholders of the Corporation may be called for any purpose or purposes, at any time only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors or the Chief Executive Officer, in each case, in accordance with the Bylaws, and shall not be called by any other person or persons. Any such special meeting so called may be postponed, rescheduled or cancelled by the Board of Directors or other person calling the meeting.

C.    Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes identified in the notice of meeting.

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ARTICLE VIII

No director of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this Article VIII, or the adoption of any provision of the Certificate of Incorporation of the Corporation inconsistent with this Article VIII, shall not adversely affect any right or protection of a director of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the stockholders of this Article VIII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

ARTICLE IX

A.    The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL, and instead the provisions of Article IX(B)-(D) below shall apply, for so long as the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act of 1934, as amended (the “Exchange Act”).

B.    The Corporation shall not engage in any business combination with any interested stockholder (as defined below) for a period of three years following the time that such stockholder became an interested stockholder, unless:

(1)    prior to such time, the Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

(2)    upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(3)    at or subsequent to such time, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

C.    The restrictions contained in the foregoing Article IX(B) shall not apply if:

(1)    a stockholder becomes an interested stockholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder and (ii) would not, at any time, within the three-year period immediately prior to the business combination between the Corporation and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership; or

(2)    the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the second sentence of this Article IX(C)(2), (ii) is with or by a person who either was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the Board of Directors and (iii) is approved by a majority of the

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directors then in office (but not less than one) who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to Section 251(f) of the DGCL, no vote of the stockholders of the Corporation is required), (y) a sale, lease, exchange, mortgage, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly owned subsidiary or to the Corporation) having an aggregate market value equal to fifty percent or more of either that aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation or (z) a proposed tender or exchange offer for 50% or more of the outstanding voting stock of the Corporation. The Corporation shall give not less than 20 days’ notice to all interested stockholders prior to the consummation of any of the transactions described in clause (x) or (y) of the second sentence of this Article IX(C)(2).

D.    For purposes of this Article IX, references to:

(1)    “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(2)    “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of the voting power thereof; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(3)    “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

a.    any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (a) with the interested stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation subsection (B) of this Article IX is not applicable to the surviving entity;

b.    any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

c.    any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (i) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (ii) pursuant to a merger under Section 251(g) of the DGCL; (iii) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (iv) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (v) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (iii) through (v) of this subsection

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shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

d.    any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

e.    any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (a) through (d) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(4)    “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of a corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this subsection (D) of Article IX, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(5)    “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; but “interested stockholder” shall not include (a) any Stockholder Party, any Stockholder Party Direct Transferee, any Stockholder Party Indirect Transferee or any of their respective affiliates or successors or any “group,” or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act, or (b) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation; provided, further, that in the case of clause (b) such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below.

(6)    “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

a.    beneficially owns such stock, directly or indirectly;

b.    has (i) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (ii) the

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right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

c.    has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (ii) of subsection (b) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

(7)    “person” means any individual, corporation, partnership, unincorporated association or other entity.

(8)    “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(9)    “Stockholder Party” means any Qualified Stockholder of the Corporation.

(10)     “Stockholder Party Direct Transferee” means any person that acquires (other than in a registered public offering) directly from any Stockholder Party or any of its successors or any “group,” or any member of any such group, of which such persons are a party under Rule 13d-5 of the Exchange Act beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.

(11)     “Stockholder Party Indirect Transferee” means any person that acquires (other than in a registered public offering) directly from any Stockholder Party Direct Transferee or any other Stockholder Party Indirect Transferee beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.

(12)     “voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of voting stock shall be calculated on the basis of the aggregate number of votes applicable to all shares of such voting stock, and by allocating to each share of voting stock, that number of votes to which such share is entitled.

ARTICLE X

The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article X shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by the Corporation of an undertaking by or on behalf of the director or officer receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation under this Article X. The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article X to directors and officers of the Corporation. The rights to indemnification and to the advancement of expenses conferred in this Article X shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of

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Incorporation, the Bylaws, any statute, agreement, vote of stockholders or disinterested directors or otherwise. Any repeal or modification of this Article X by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director, officer, employee or agent of the Corporation (collectively, the “Covered Persons”) existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

The Corporation hereby acknowledges that certain Covered Persons may have rights to indemnification and advancement of expenses (directly or through insurance obtained by any such entity) provided by one or more third parties (collectively, the “Other Indemnitors”), and which may include third parties for whom such Covered Person serves as a manager, member, officer, employee or agent. The Corporation hereby agrees and acknowledges that notwithstanding any such rights that a Covered Person may have with respect to any Other Indemnitor(s), (i) the Corporation is the indemnitor of first resort with respect to all Covered Persons and all obligations to indemnify and provide advancement of expenses to Covered Persons, (ii) the Corporation shall be required to indemnify and advance the full amount of expenses incurred by the Covered Persons, to the fullest extent required by law, the terms of this Certificate of Incorporation, the Bylaws, any agreement to which the Corporation is a party, any vote of the stockholders or the Board of Directors, or otherwise, without regard to any rights the Covered Persons may have against the Other Indemnitors and (iii) to the fullest extent permitted by law, the Corporation irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Other Indemnitors with respect to any claim for which the Covered Persons have sought indemnification from the Corporation shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of any such advancement or payment to all of the rights of recovery of the Covered Persons against the Corporation. These rights shall be a contract right, and the Other Indemnitors are express third party beneficiaries of the terms of this paragraph. Notwithstanding anything to the contrary herein, the obligations of the Corporation under this paragraph shall only apply to Covered Persons in their capacity as Covered Persons.

ARTICLE XI

A.    Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) and any appellate court thereof shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Bylaws or this Certificate of Incorporation (as either may be amended from time to time), (iv) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (v) any action, suit or proceeding asserting a claim against the Corporation or any current or former director, officer or stockholder governed by the internal affairs doctrine. If any action the subject matter of which is within the scope of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (a) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of the immediately preceding sentence and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. Notwithstanding the foregoing, the provisions of this Article XI(A) shall not apply to suits brought to enforce any liability or duty created by the Securities Act, the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction.

B.    Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

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C.    Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article XI.

ARTICLE XII

A.    In recognition and anticipation that (a) certain directors, principals, officers, employees and/or other representatives of an Exempted Person (as defined below) and its Affiliates (as defined below) may serve as directors, officers or agents of the Corporation, (b) an Exempted Person and its Affiliates, including (i) any portfolio company in which it or any of its investment fund Affiliates have made a debt or equity investment (and vice versa) or (ii) any of its limited partners, non-managing members or other similar direct or indirect investors may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (c) members of the Board of Directors who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates, including (i) any portfolio company in which they or any of their respective investment fund Affiliates have made a debt or equity investment (and vice versa) or (ii) any of their respective limited partners, non-managing members or other similar direct or indirect investors may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article XII are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any Exempted Person, Non-Employee Director or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

B.    Neither (i) any Exempted Person nor (ii) any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) or his or her Affiliates (other than the Corporation, any of its subsidiaries or their respective officers or employees) (the Persons (as defined below) identified in (i) and (ii) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any fiduciary duty to refrain from directly or indirectly (A) engaging in and possessing interests in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business in which the Corporation or any of its subsidiaries now engages or proposes to engage or (B) competing with the Corporation or any of its subsidiaries, on its own account, or in partnership with, or as an employee, officer, director or shareholder of any other Person (other than the Corporation or any of its subsidiaries), and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted from time to time by the laws of the State of Delaware, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity that may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section C of Article XII. Subject to Section C of Article XII, in the event that any Identified Person acquires knowledge of a potential transaction or matter that may be a corporate or other business opportunity for itself, herself or himself, or any of its or his or her Affiliates, and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty (fiduciary, contractual or otherwise) to communicate or present such transaction or matter to the Corporation or any of its subsidiaries, as the case may be and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any subsidiary of the Corporation for breach of any duty (fiduciary, contractual or otherwise) as a stockholder or director of the Corporation by reason of the fact that such Identified Person, directly or indirectly, pursues or acquires such opportunity for itself, herself or himself, directs such opportunity to another Person or does not present such opportunity to the Corporation or any of its subsidiaries (or its Affiliates).

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C.    The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of this Corporation) if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section B of this Article XII shall not apply to any such corporate opportunity.

D.    In addition to and notwithstanding the foregoing provisions of this Article XII, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (a) the Corporation is neither financially or legally able, nor contractually permitted to undertake, (b) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (c) is one in which the Corporation has no interest or reasonable expectancy.

E.    For purposes of this Article XII, (i) “Affiliate” means (a) in respect of an Exempted Person, any Person that, directly or indirectly, is controlled by such Exempted Person, controls such Exempted Person or is under common control with such Exempted Person and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation), (b) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (c) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; (ii) “Exempted Person” means (a) Forest Road Acquisition Sponsor LLC and its Affiliates and (b) RPIII Rainsanity LP, RPIII Rainsanity Co-Invest 1 LLC, RPIII Rainsanity Co-Invest 2 LLC, RPIII Rainsanity Co-Invest 3 LLC and their respective Affiliates; and (iii) “Person” means any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

F.    To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article XII.

ARTICLE XIII

A.    Notwithstanding anything contained in this Certificate of Incorporation to the contrary, in addition to any vote required by applicable law, the following provisions in this Certificate of Incorporation may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least a majority of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: Article V(B), Article VI, Article VII, Article VIII, Article IX, Article X, Article XI, Article XII and this Article XIII; provided, however, that any amendment that (x) increases the voting power of the Class X Common Stock pursuant to Article V, Section A.2 or (y) amends Article V, Section A.7 in a manner that adversely affects the holders of Class A Common Stock shall, in each case, require the affirmative vote of the holders of at least a majority of the total voting power of all then-outstanding shares of Class A Common Stock of the Corporation entitled to vote thereon, voting as a separate class.

B.    If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as

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to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

[Remainder of page intentionally left blank.]

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Annex B-2

Final Form

Amended and Restated

Bylaws

of

The Beachbody Company, Inc.

(a Delaware corporation)

Page

Article I - Corporate Offices		B-2-4

1.1	Registered Office	B-2-4
1.2	Other Offices	B-2-4

Article II - Meetings of Stockholders		B-2-4

2.1	Place of Meetings	B-2-4
2.2	Annual Meeting	B-2-4
2.3	Special Meeting	B-2-4
2.4	Notice of Business to be Brought before a Meeting.	B-2-4
2.5	Notice of Nominations for Election to the Board of Directors.	B-2-7
2.6	Additional Requirements for Valid Nomination of Candidates to Serve as Director and, if Elected, to be Seated as Directors.	B-2-9
2.7	Notice of Stockholders’ Meetings	B-2-11
2.8	Quorum	B-2-11
2.9	Adjourned Meeting; Notice	B-2-11
2.10	Conduct of Business	B-2-11
2.11	Voting	B-2-12
2.12	Record Date for Stockholder Meetings and Other Purposes	B-2-12
2.13	Proxies	B-2-13
2.14	List of Stockholders Entitled to Vote	B-2-13
2.15	Inspectors of Election	B-2-13
2.16	Delivery to the Corporation.	B-2-14

Article III - Directors		B-2-14

3.1	Powers	B-2-14
3.2	Number of Directors	B-2-14
3.3	Election, Qualification and Term of Office of Directors	B-2-14
3.4	Resignation and Vacancies	B-2-14
3.5	Place of Meetings; Meetings by Telephone	B-2-15
3.6	Regular Meetings	B-2-15
3.7	Special Meetings; Notice	B-2-15
3.8	Quorum	B-2-16
3.9	Board Action without a Meeting	B-2-16
3.10	Fees and Compensation of Directors	B-2-16

Article IV - Committees		B-2-16

4.1	Committees of Directors	B-2-16
4.2	Meetings and Actions of Committees	B-2-16
4.3	Subcommittees.	B-2-17

Article V - Officers		B-2-17

5.1	Officers	B-2-17
5.2	Appointment of Officers	B-2-17
5.3	Subordinate Officers	B-2-17
5.4	Removal and Resignation of Officers	B-2-17
5.5	Vacancies in Offices	B-2-18
5.6	Representation of Shares of Other Corporations	B-2-18

B-2-2

Page
5.7	Authority and Duties of Officers	B-2-18
5.8	Compensation.	B-2-18

Article VI - Records		B-2-18

Article VII - General Matters		B-2-19

7.1	Execution of Corporate Contracts and Instruments	B-2-19
7.2	Stock Certificates	B-2-19
7.3	Special Designation of Certificates.	B-2-19
7.4	Lost Certificates	B-2-19
7.5	Shares Without Certificates	B-2-20
7.6	Construction; Definitions	B-2-20
7.7	Dividends	B-2-20
7.8	Fiscal Year	B-2-20
7.9	Seal	B-2-20
7.10	Transfer of Stock	B-2-20
7.11	Stock Transfer Agreements	B-2-20
7.12	Lock-Up.	B-2-21
7.13	Registered Stockholders	B-2-22
7.14	Waiver of Notice	B-2-22

Article VIII - Notice		B-2-23

8.1	Delivery of Notice; Notice by Electronic Transmission	B-2-23

Article IX - Indemnification		B-2-23

9.1	Power to Indemnify in Actions, Suits or Proceedings other than Those by or in the Right of the Corporation	B-2-23
9.2	Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation	B-2-24
9.3	Authorization of Indemnification	B-2-24
9.4	Good Faith Defined	B-2-24
9.5	Indemnification by a Court	B-2-25
9.6	Expenses Payable in Advance	B-2-25
9.7	Nonexclusivity of Indemnification and Advancement of Expenses	B-2-25
9.8	Insurance	B-2-25
9.9	Certain Definitions	B-2-25
9.10	Survival of Indemnification and Advancement of Expenses	B-2-26
9.11	Limitation on Indemnification	B-2-26
9.12	Indemnification of Employees and Agents	B-2-26
9.13	Primacy of Indemnification	B-2-26

Article X - Amendments		B-2-27

Article XI - Definitions		B-2-27

B-2-3

Amended and Restated

Bylaws

of

The Beachbody Company, Inc.

Article I - Corporate Offices

1.1    Registered Office.

The address of the registered office of The Beachbody Company, Inc. (the “Corporation”) in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Corporation’s certificate of incorporation, as the same may be amended and/or restated from time to time (the “Certificate of Incorporation”).

1.2    Other Offices.

The Corporation may have additional offices at any place or places, within or outside the State of Delaware, as the Corporation’s board of directors (the “Board”) may from time to time establish or as the business of the Corporation may require.

Article II - Meetings of Stockholders

2.1    Place of Meetings.

Meetings of stockholders shall be held at any place within or outside the State of Delaware, designated by the Board. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office.

2.2    Annual Meeting.

The Board shall designate the date and time of the annual meeting. At the annual meeting, directors shall be elected and other proper business properly brought before the meeting in accordance with Section 2.4 of these bylaws may be transacted. The Board may postpone, reschedule or cancel any previously scheduled annual meeting of stockholders.

2.3    Special Meeting.

Special meetings of the stockholders may be called, postponed, rescheduled or cancelled only by such persons and only in such manner as set forth in the Certificate of Incorporation.

No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting.

2.4    Notice of Business to be Brought before a Meeting.

(i)    At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) specified in a notice of meeting given by or at the direction of the Board of Directors, (ii) if not specified in a notice of meeting, otherwise brought before the meeting by the Board of Directors or the Chairperson of the

B-2-4

Board or (iii) otherwise properly brought before the meeting by a stockholder present in person who (A) (1) was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.4 and at the time of the meeting, (2) is entitled to vote at the meeting, and (3) has complied with this Section 2.4 in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”). The foregoing clause (iii) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. For purposes of this Section 2.4, “present in person” shall mean that the stockholder proposing that the business be brought before the annual meeting of the Corporation, or a qualified representative of such proposing stockholder, appear at such annual meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. Stockholders seeking to nominate persons for election to the Board of Directors must comply with Section 2.5 and Section 2.6 and this Section 2.4 shall not be applicable to nominations except as expressly provided in Section 2.5 and Section 2.6.

(ii)    Without qualification, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.4. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting (which, in the case of the first annual meeting of stockholders following the Effective Time (as defined in the Corporation’s Certification of Incorporation), the date of the preceding year’s annual meeting shall be deemed to be             , 2020); provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made by the Corporation (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of Timely Notice as described above.

(iii)    To be in proper form for purposes of this Section 2.4, a stockholder’s notice to the Secretary shall set forth:

(a)    As to each Proposing Person (as defined below), (1) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (2) the class or series and number of shares of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (1) and (2) are referred to as “Stockholder Information”);

(b)    As to each Proposing Person, (1) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of shares of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or

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upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (2) any rights to dividends on the shares of any class or series of shares of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (3) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (4) any other material relationship between such Proposing Person, on the one hand, and the Corporation, any affiliate of the Corporation, on the other hand, (5) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (6) a representation that such Proposing Person intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or otherwise solicit proxies from stockholders in support of such proposal and (7) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (1) through (7) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner; and

(c)    As to each item of business that the stockholder proposes to bring before the annual meeting, (1) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (2) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws of the Corporation, the language of the proposed amendment), and (3) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other record or beneficial holder(s) or persons(s) who have a right to acquire beneficial ownership at any time in the future of the shares of any class or series of the Corporation or any other person or entity (including their names) in connection with the proposal of such business by such stockholder; and (4) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this paragraph (iii) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner.

For purposes of this Section 2.4, the term “Proposing Person” shall mean (i) the stockholder providing the notice of business proposed to be brought before an annual meeting, (ii) the beneficial owner or beneficial

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owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, and (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.

(iv)    A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(v)    Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.4. The presiding officer of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.4, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

(vi)    This Section 2.4 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made in accordance with Rule 14a-8 under the Exchange Act and included in the Corporation’s proxy statement. In addition to the requirements of this Section 2.4 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.4 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(vii)    For purposes of these Bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service, in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act or by such other means as is reasonably designed to inform the public or securityholders of the Corporation in general of such information including, without limitation, posting on the Corporation’s investor relations website.

2.5    Notice of Nominations for Election to the Board of Directors.

(i)    Subject in all respects to the provisions of the Certificate of Incorporation, nominations of any person for election to the Board of Directors at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (x) by or at the direction of the Board of Directors, including by any committee or persons authorized to do so by the Board of Directors or these bylaws, or (y) by a stockholder present in person (A) who was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with this Section 2.5 and Section 2.6 as to such notice and nomination. For purposes of this

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Section 2.5, “present in person” shall mean that the stockholder proposing that the business be brought before the meeting of the Corporation, or a qualified representative of such stockholder, appear at such meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. The foregoing clause (y) shall be the exclusive means for a stockholder to make any nomination of a person or persons for election to the Board of Directors at an annual meeting or special meeting.

(ii)     Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board of Directors at an annual meeting, the stockholder must (1) provide Timely Notice (as defined in Section 2.4) thereof in writing and in proper form to the Secretary of the Corporation, (2) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required to be set forth by this Section 2.5 and Section 2.6 and (3) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5 and Section 2.6.

(a)    Without qualification, if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling a special meeting in accordance with the Certificate of Incorporation, then for a stockholder to make any nomination of a person or persons for election to the Board of Directors at a special meeting, the stockholder must (i) provide timely notice thereof in writing and in proper form to the Secretary of the Corporation at the principal executive offices of the Corporation, (ii) provide the information with respect to such stockholder and its candidate for nomination as required by this Section 2.5 and Section 2.6 and (iii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5. To be timely, a stockholder’s notice for nominations to be made at a special meeting must be delivered to, or mailed and received at, the principal executive offices of the Corporation not earlier than the 120th day prior to such special meeting and not later than the 90th day prior to such special meeting or, if later, the 10th day following the day on which public disclosure (as defined in Section 2.4) of the date of such special meeting was first made.

(b)    In no event shall any adjournment or postponement of an annual meeting or special meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.

(c)    In no event may a Nominating Person provide Timely Notice with respect to a greater number of director candidates than are subject to election by shareholders at the applicable meeting. If the Corporation shall, subsequent to such notice, increase the number of directors subject to election at the meeting, such notice as to any additional nominees shall be due on the later of (i) the conclusion of the time period for Timely Notice, (ii) the date set forth in Section 2.5(ii)(b), or (iii) the tenth day following the date of public disclosure (as defined in Section 2.4) of such increase.

(iii)    To be in proper form for purposes of this Section 2.5, a stockholder’s notice to the Secretary shall set forth:

(a)    As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 2.4(iii)(a), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(a));

(b)    As to each Nominating Person, any Disclosable Interests (as defined in Section 2.4(iii)(b), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(b) and the disclosure with respect to the business to be brought before the meeting in Section 2.4(iii)(b) shall be made with respect to the election of directors at the meeting); and

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(c)    As to each candidate whom a Nominating Person proposes to nominate for election as a director, (A) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.5 and Section 2.6 if such candidate for nomination were a Nominating Person, (B) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (C) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or his or her respective associates or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant (the disclosures to be made pursuant to the foregoing clauses (A) through (C) are referred to as “Nominee Information”), and (D) a completed and signed questionnaire, representation and agreement as provided in Section 2.6(i).

For purposes of this Section 2.5, the term “Nominating Person” shall mean (i) the stockholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (iii) any other participant in such solicitation.

(iv)    A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.5 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any nomination or to submit any new nomination.

(v)    In addition to the requirements of this Section 2.5 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

2.6    Additional Requirements for Valid Nomination of Candidates to Serve as Director and, if Elected, to be Seated as Directors.

(i)    To be eligible to be a candidate for election as a director of the Corporation at an annual or special meeting, a candidate must be nominated in the manner prescribed in Section 2.5 and the candidate for nomination, whether nominated by the Board of Directors or by a stockholder of record, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board of Directors), to the Secretary at the principal executive offices of the Corporation, (i) a completed written questionnaire (in a form provided by the Corporation) with respect to the background,

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qualifications, stock ownership and independence of such proposed nominee, and such additional information with respect to such proposed nominee as would be required to be provided by the Corporation pursuant to Schedule 14A if such proposed nominee were a participant in the solicitation of proxies by the Corporation in connection with such annual or special meeting and (ii) a written representation and agreement (in form provided by the Corporation) that such candidate for nomination (A) is not and, if elected as a director during his or her term of office, will not become a party to (1) any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) or (2) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the Corporation, with such proposed nominee’s fiduciary duties under applicable law, (B) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director that has not been disclosed therein or to the Corporation, (C) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the Secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect), (D) if elected as director of the Corporation, intends to serve the entire term until the next meeting at which such candidate would face re-election and (E) consents to being named as a nominee in the Corporation’s proxy statement pursuant to Rule 14a-4(d) under the Exchange Act and any associated proxy card of the Corporation and agrees to serve if elected as a director.

(ii)    The Board of Directors may also require any proposed candidate for nomination as a Director to furnish such other information as may reasonably be requested by the Board of Directors in writing prior to the meeting of stockholders at which such candidate’s nomination is to be acted upon in order for the Board of Directors to determine the eligibility of such candidate for nomination to be an independent director of the Corporation in accordance with the Corporation’s Corporate Governance Guidelines.

(iii)    A candidate for nomination as a director shall further update and supplement the materials delivered pursuant to this Section 2.6, if necessary, so that the information provided or required to be provided pursuant to this Section 2.6 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation (or any other office specified by the Corporation in any public announcement) not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(iv)    No candidate shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with Section 2.5 and this Section 2.6, as applicable. The presiding officer at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with Section 2.5 and this Section 2.6, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of

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any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect.

(v)    Notwithstanding anything in these Bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Corporation unless nominated and elected in accordance with Section 2.5 and this Section  2.6.

2.7    Notice of Stockholders’ Meetings.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the notice of any meeting of stockholders shall be sent or otherwise given in accordance with Section 8.1 of these bylaws not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and time of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

2.8    Quorum.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, a quorum is not present or represented at any meeting of the stockholders, then either (i) the person presiding over the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall have power to recess the meeting or adjourn the meeting from time to time in the manner provided in Section 2.9 of these bylaws until a quorum is present or represented. At any recessed or adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

2.9    Adjourned Meeting; Notice.

When a meeting is adjourned to another time or place, unless these bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At any adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such meeting as of the record date so fixed for notice of such adjourned meeting.

2.10    Conduct of Business.

The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the person presiding over any meeting of stockholders shall have the right and authority to convene and (for any or

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no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures (which need not be in writing) and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the person presiding over the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present (including, without limitation, rules and procedures for removal of disruptive persons from the meeting); (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the person presiding over the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting (including, without limitation, determinations with respect to the administration and/or interpretation of any of the rules, regulations or procedures of the meeting, whether adopted by the Board or prescribed by the person presiding over the meeting), shall, if the facts warrant, determine and declare to the meeting that a matter of business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

2.11    Voting.

Except as may be otherwise provided in the Certificate of Incorporation, these bylaws or the DGCL, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder.

Except as otherwise provided by the Certificate of Incorporation, at all duly called or convened meetings of stockholders at which a quorum is present, for the election of directors, a plurality of the votes cast shall be sufficient to elect a director. Except as otherwise provided by the Certificate of Incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, each other matter presented to the stockholders at a duly called or convened meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes) on such matter.

2.12    Record Date for Stockholder Meetings and Other Purposes.

In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than 60 days nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting; and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any

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change, conversion or exchange of capital stock, or for the purposes of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

2.13    Proxies.

Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A proxy may be in the form of an electronic transmission that sets forth or is submitted with information from which it can be determined that the transmission was authorized by the stockholder.

2.14    List of Stockholders Entitled to Vote.

The Corporation shall prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal executive office. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.14 or to vote in person or by proxy at any meeting of stockholders.

2.15    Inspectors of Election.

Before any meeting of stockholders, the Corporation shall appoint an inspector or inspectors of election to act at the meeting or its adjournment and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If any person appointed as inspector or any alternate fails to appear or fails or refuses to act, then the person presiding over the meeting shall appoint a person to fill that vacancy.

Such inspectors shall:

(i)    determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting and the validity of any proxies and ballots;

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(ii)    count all votes or ballots;

(iii)    count and tabulate all votes;

(iv)    determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector(s); and

(v)    certify its or their determination of the number of shares represented at the meeting and its or their count of all votes and ballots.

Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspection with strict impartiality and according to the best of such inspector’s ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein. The inspectors of election may appoint such persons to assist them in performing their duties as they determine.

2.16    Delivery to the Corporation.

Whenever this Article II requires one or more persons (including a record or beneficial owner of stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered. For the avoidance of doubt, the Corporation expressly opts out of Section 116 of the DGCL with respect to the delivery of information and documents to the Corporation required by this Article II.

Article III - Directors

3.1    Powers.

Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

3.2    Number of Directors.

Subject to the Certificate of Incorporation, the total number of directors constituting the Board shall be determined from time to time by resolution of the Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.3    Election, Qualification and Term of Office of Directors.

Except as provided in Section 3.4 of these bylaws, and subject to the Certificate of Incorporation, each director, including a director elected to fill a vacancy or newly created directorship, shall hold office until the expiration of the term of the class, if any, for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, disqualification or removal in accordance with the Certificate of Incorporation. Directors need not be stockholders. The Certificate of Incorporation or these bylaws may prescribe qualifications for directors.

3.4    Resignation and Vacancies.

Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. The resignation shall take effect at the time specified therein or upon the happening of an event

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specified therein, and if no time or event is specified, at the time of its receipt. When one or more directors so resigns and the resignation is effective at a future date or upon the happening of an event to occur on a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in Section 3.3.

Unless otherwise provided in the Certificate of Incorporation or these bylaws, vacancies resulting from the death, resignation, disqualification or removal of any director, and newly created directorships resulting from any increase in the authorized number of directors shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

3.5    Place of Meetings; Meetings by Telephone.

The Board may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this bylaw shall constitute presence in person at the meeting.

3.6    Regular Meetings.

Regular meetings of the Board may be held within or outside the State of Delaware and at such time and at such place as which has been designated by the Board and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other means of electronic transmission. No further notice shall be required for regular meetings of the Board.

3.7    Special Meetings; Notice.

Special meetings of the Board for any purpose or purposes may be called at any time by the Chairperson of the Board, the Chief Executive Officer, the President, the Secretary or a majority of the total number of directors constituting the Board.

Notice of the time and place of special meetings shall be:

(i)	delivered personally by hand, by courier or by telephone;

(ii)	sent by United States first-class mail, postage prepaid;

(iii)	sent by facsimile or electronic mail; or

(iv)	sent by other means of electronic transmission,

directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, or other address for electronic transmission, as the case may be, as shown on the Corporation’s records.

If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile or electronic mail, or (iii) sent by other means of electronic transmission, it shall be delivered or sent at least 24 hours before the time of the holding of the meeting. If the notice is sent by U.S. mail, it shall be deposited in the U.S. mail at least four days before the time of the holding of the meeting. The notice need not specify the place

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of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.

3.8    Quorum.

At all meetings of the Board, unless otherwise provided by the Certificate of Incorporation, a majority of the total number of directors shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute, the Certificate of Incorporation or these bylaws. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

3.9    Board Action without a Meeting.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board, or the committee thereof, in the same paper or electronic form as the minutes are maintained. Such action by written consent or consent by electronic transmission shall have the same force and effect as a unanimous vote of the Board.

3.10    Fees and Compensation of Directors.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, the Board shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.

Article IV - Committees

4.1    Committees of Directors.

The Board may designate one or more committees, each committee to consist, of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, or (ii)  adopt, amend or repeal any bylaw of the Corporation.

4.2    Meetings and Actions of Committees.

Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:

(i)	Section 3.5 (place of meetings; meetings by telephone);

(ii)	Section 3.6 (regular meetings);

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(iii)	Section 3.7 (special meetings; notice);

(iv)	Section 3.9 (board action without a meeting); and

(v)	Section 7.14 (waiver of notice),

with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the Board and its members. However:

(i) the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee;

(ii) special meetings of committees may also be called by resolution of the Board or the chairperson of the applicable committee; and

(iii) the Board may adopt rules for the governance of any committee to override the provisions that would otherwise apply to the committee pursuant to this Section 4.2, provided that such rules do not violate the provisions of the Certificate of Incorporation or applicable law.

4.3    Subcommittees.

Unless otherwise provided in the Certificate of Incorporation, these bylaws, the resolutions of the Board designating the committee or the charter of such committee adopted by the Board, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

Article V - Officers

5.1    Officers.

The officers of the Corporation shall include a Chief Executive Officer, a President and a Secretary. The Corporation may also have, at the discretion of the Board, a Chairperson of the Board, a Vice Chairperson of the Board, a Chief Financial Officer, a Chief Operating Officer, a Treasurer, one or more Co-Presidents, one or more Vice Presidents, one or more Assistant Vice Presidents, one or more Assistant Treasurers, one or more Assistant Secretaries, and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same person. No officer need be a stockholder or director of the Corporation.

5.2    Appointment of Officers.

The Board shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these bylaws.

5.3    Subordinate Officers.

The Board may appoint, or empower the Chief Executive Officer or, in the absence of a Chief Executive Officer, the President, to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board may from time to time determine.

5.4    Removal and Resignation of Officers.

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board.

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Any officer may resign at any time by giving written notice to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

5.5    Vacancies in Offices.

Any vacancy occurring in any office of the Corporation shall be filled as provided in Section 5.2 or Section 5.3, as applicable.

5.6    Representation of Shares of Other Corporations.

The Chairperson of the Board, the Chief Executive Officer or the President of this Corporation, or any other person authorized by the Board, the Chief Executive Officer or the President, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all shares or voting securities of any other corporation or other person standing in the name of this Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

5.7    Authority and Duties of Officers.

All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.

5.8    Compensation.

The compensation of the officers of the Corporation for their services as such shall be fixed from time to time by or at the direction of the Board. An officer of the Corporation shall not be prevented from receiving compensation by reason of the fact that he or she is also a director of the Corporation.

Article VI - Records

A stock ledger consisting of one or more records in which the names of all of the Corporation’s stockholders of record, the address and number of shares registered in the name of each such stockholder, and all issuances and transfers of stock of the corporation are recorded in accordance with Section 224 of the DGCL shall be administered by or on behalf of the Corporation. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of stockholders specified in Sections 219 and 220 of the DGCL, (ii) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL, and (iii) record transfers of stock as governed by Article 8 of the Uniform Commercial Code as adopted in the State of Delaware.

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Article VII - General Matters

7.1    Execution of Corporate Contracts and Instruments.

The Board, except as otherwise provided in these bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances.

7.2    Stock Certificates.

The shares of the Corporation shall be represented by certificates, provided that the Board by resolution may provide that some or all of the shares of any class or series of stock of the Corporation shall be uncertificated. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two officers authorized to sign stock certificates representing the number of shares registered in certificate form. The Chairperson or Vice Chairperson of the Board, Chief Executive Officer, the President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

The Corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly paid shares, or upon the books and records of the Corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the Corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

7.3    Special Designation of Certificates.

If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or on the back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of uncertificated shares, set forth in a notice provided pursuant to Section 151 of the DGCL); provided, however, that except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face of back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of any uncertificated shares, included in the aforementioned notice) a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

7.4    Lost Certificates.

Except as provided in this Section 7.4, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to

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indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

7.5    Shares Without Certificates

The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.

7.6    Construction; Definitions.

Unless the context requires otherwise, the general provisions, rules of construction and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural and the plural number includes the singular.

7.7    Dividends.

The Board, subject to any restrictions contained in either (i) the DGCL or (ii) the Certificate of Incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock.

The Board may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

7.8    Fiscal Year.

The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.

7.9    Seal.

The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

7.10    Transfer of Stock.

Subject to the restrictions set forth in Section 7.12, shares of stock of the Corporation shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate person or persons (or by delivery of duly executed instructions with respect to uncertificated shares), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the persons from and to whom it was transferred.

7.11    Stock Transfer Agreements.

The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL or other applicable law.

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7.12     Lock-Up.

(i)    Subject to Section 7.12(ii), the holders (the “Lock-up Holders”) of common stock of the Corporation issued (a) as consideration pursuant to the mergers of (A) BB Merger Sub, LLC, a Delaware limited liability company (“BB Merger Sub”), with and into The Beachbody Company Group, LLC, a Delaware limited liability company (“TBCG”, and such merger, the “Initial Beachbody Merger”), (B) TBCG with and into the Corporation (the “Final Beachbody Merger”, and together with the Initial Beachbody Merger, collectively, the “Beachbody Transaction”), and (C) MFH Merger Sub, LLC a Delaware limited liability company (“Myx Merger Sub”), with and into Myx Fitness Holdings, LLC, a Delaware limited liability company (the “Myx Transaction”, and together with the Beachbody Transaction, the “Transactions”), or (b) to directors, officers and employees of the Corporation upon the settlement or exercise of warrants, stock options or other equity awards, and to warrantholders of the Corporation upon the settlement or exercise of such warrants, in each case outstanding as of immediately following the closing of the Transactions in respect of awards or warrants of TBCG outstanding immediately prior to the closing of the Beachbody Transaction (excluding, for the avoidance of doubt, the Acquiror Warrants (as defined in the Agreement and Plan of Merger, entered into by and among the Corporation, TBCG, BB Merger Sub, Myx Fitness Holdings, LLC, a Delaware limited liability company, and Myx Merger Sub, dated as of February 9, 2021, as amended from time to time (the “Merger Agreement”))) (such shares referred to in Section 7.12(i)(b), the “Beachbody Equity Award and Warrant Shares”), may not Transfer any Lock-up Shares until the end of the Lock-up Period (the “Lock-up”); provided, that the foregoing restriction shall not apply to (x) the exercise by any Lock-up Holder of any option to purchase shares of common stock of the Corporation pursuant to any equity compensation plan of the Corporation to the extent that such option would expire during the Lock-Up Period or (y) the sale of shares of common stock of the Corporation underlying any such option, to the extent necessary to satisfy any exercise price and/or tax obligations arising in connection with the exercise of such option; provided, further, that the net shares of common stock of the Corporation underlying any such options (i.e., following the application of subclauses (x) or (y) or any Corporation net settlement effectuated to satisfy any exercise price and/or tax obligations arising in connection with the exercise of such option) shall continue to be subject to the Lock-up.

(ii)    Notwithstanding the provisions set forth in Section 7.12(i), the Lock-up Holders or their respective Permitted Transferees may Transfer the Lock-up Shares during the Lock-up Period (a) to (i) the Corporation’s officers or directors, (ii) any affiliates or family members of the Corporation’s officers or directors, or (iii) the other Lock-up Holders or any direct or indirect partners, members or equity holders of the Lock-up Holders, any affiliates of the Lock-up Holders or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates; (b) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person or entity, or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) to the Corporation; or (f) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the Board or a duly authorized committee thereof or other similar transaction which results in all of the Corporation’s stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to the closing date of the Transactions.

(iii)    Notwithstanding the other provisions set forth in this Section 7.12 or in Article X, the Board (including the affirmative vote of the director appointed pursuant to Section 7.05(a)(i) of the Merger Agreement), in its sole discretion, may determine to waive, amend, or repeal the Lock-up obligations set forth herein, and notwithstanding Article X, any such waiver, amendment or repeal must be first approved by the Board in such manner; provided, however, that any such amendment that would have the effect of extending the duration of the Lock-Up Period as applied to Lock-Up Holders that received common stock of the Corporation in connection with the Myx Transaction shall, solely with respect to any such extension of the duration of the Lock-Up Period as applied to such Lock-Up Holders, require the consent of the Myx Representative (as defined in the Merger Agreement).

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(iv)    For purposes of this Section 7.12:

(a)    the term “Lock-up Period” means the period beginning on the closing date of the Transactions and ending on the date that is 180 days after the closing date of the Transactions;

(b)    the term “Lock-up Shares” means the shares of common stock held by the Lock-up Holders immediately following the closing of the Transactions (other than shares of common stock acquired in the public market or pursuant to a transaction exempt from registration under the Securities Act of 1933, as amended, pursuant to a subscription agreement where the issuance of common stock occurs on or after the closing of the Transactions) and the Beachbody Equity Awards and Warrant Shares; provided, that, for clarity, shares of common stock issued in connection with the PIPE Investment (as defined in the Merger Agreement) shall not constitute Lock-up Shares;

(c)    the term “Permitted Transferees” means, prior to the expiration of the Lock-up Period, any person or entity to whom such Lock-up Holder is permitted to transfer such shares of common stock prior to the expiration of the Lock-up Period pursuant to Section 7.12(ii); and

(a)    the term “Transfer” means the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

7.13    Registered Stockholders.

The Corporation:

(i)     shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner; and

(ii)    shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

7.14    Waiver of Notice.

Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these bylaws.

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Article VIII - Notice

8.1    Delivery of Notice; Notice by Electronic Transmission.

Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provisions of the DGCL, the Certificate of Incorporation, or these bylaws may be given in writing directed to the stockholder’s mailing address (or by electronic transmission directed to the stockholder’s electronic mail address, as applicable) as it appears on the records of the Corporation and shall be given (1) if mailed, when the notice is deposited in the U.S. mail, postage prepaid, (2) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address or (3) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail. A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation.

Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice or electronic transmission to the Corporation. Notwithstanding the provisions of this paragraph, the Corporation may give a notice by electronic mail in accordance with the first paragraph of this section without obtaining the consent required by this paragraph.

Any notice given pursuant to the preceding paragraph shall be deemed given:

(i)	if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;

(ii)	if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and

(iii)	if by any other form of electronic transmission, when directed to the stockholder.

Notwithstanding the foregoing, a notice may not be given by an electronic transmission from and after the time that (1) the Corporation is unable to deliver by such electronic transmission two consecutive notices given by the Corporation and (2) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice, provided, however, the inadvertent failure to discover such inability shall not invalidate any meeting or other action.

An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

Article IX - Indemnification

9.1    Power to Indemnify in Actions, Suits or Proceedings other than Those by or in the Right of the Corporation.

Subject to Section 9.3, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably

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believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

9.2    Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation.

Subject to Section 9.3, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

9.3    Authorization of Indemnification.

Any indemnification under this Article IX (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 9.1 or Section 9.2, as the case may be. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iv) by the stockholders. Such determination shall be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on behalf of the Corporation. To the extent, however, that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

9.4    Good Faith Defined.

For purposes of any determination under Section 9.3, a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person’s conduct was unlawful, if such person’s action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to such person by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The provisions of this Section 9.4 shall not be deemed to be exclusive or to limit in any way

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the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section 9.1 or 9.2, as the case may be.

9.5    Indemnification by a Court.

Notwithstanding any contrary determination in the specific case under Section 9.3, and notwithstanding the absence of any determination thereunder, any director or officer may apply to the Court of Chancery of the State of Delaware or any other court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Section 9.1 or 9.2. The basis of such indemnification by a court shall be a determination by such court that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 9.1 or Section 9.2, as the case may be. Neither a contrary determination in the specific case under Section 9.3 nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the director or officer seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Article IX shall be given to the Corporation promptly upon the filing of such application. If successful, in whole or in part, the director or officer seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.

9.6    Expenses Payable in Advance.

Expenses (including attorneys’ fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article IX. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate.

9.7    Nonexclusivity of Indemnification and Advancement of Expenses.

The indemnification and advancement of expenses provided by, or granted pursuant to, this Article IX shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation, these By-Laws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Section 9.1 or 9.2 shall be made to the fullest extent permitted by law. The provisions of this Article IX shall not be deemed to preclude the indemnification of any person who is not specified in Section 9.1 or Section 9.2 but whom the Corporation has the power or obligation to indemnify under the provisions of the DGCL, or otherwise.

9.8    Insurance.

The Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article IX.

9.9    Certain Definitions.

For purposes of this Article IX, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation

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or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers, so that any person who is or was a director or officer of such constituent corporation, or is or was a director or officer of such constituent corporation serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article IX with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. The term “another enterprise” as used in this Article IX shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. For purposes of this Article IX, references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article IX.

9.10    Survival of Indemnification and Advancement of Expenses.

The indemnification and advancement of expenses provided by, or granted pursuant to, this Article IX shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

9.11    Limitation on Indemnification.

Notwithstanding anything contained in this Article IX to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 9.5), the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) or advance expenses in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Corporation.

9.12    Indemnification of Employees and Agents.

The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article IX to directors and officers of the Corporation.

9.13    Primacy of Indemnification.

Notwithstanding that a director, officer, employee or agent of the Corporation (collectively, the “Covered Persons”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by other persons (collectively, the “Other Indemnitors”), with respect to the rights to indemnification, advancement of expenses and/or insurance set forth herein, the Corporation: (i) shall be the indemnitor of first resort (i.e., its obligations to Covered Persons are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by Covered Persons are secondary); and (ii) shall be required to advance the full amount of expenses incurred by Covered Persons and shall be liable for the full amount of all liabilities, without regard to any rights Covered Persons may have against any of the Other Indemnitors. No advancement or payment by the Other Indemnitors on behalf of Covered Persons with respect to any claim for which Covered Persons have sought indemnification from the Corporation shall affect the immediately preceding sentence, and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of Covered Persons against the Corporation. Notwithstanding anything to the contrary herein, the obligations of the Corporation under this Section 9.13 shall only apply to Covered Persons in their capacity as Covered Persons.

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Article X - Amendments

The Board is expressly empowered to adopt, amend or repeal the bylaws of the Corporation. The stockholders also shall have power to adopt, amend or repeal the bylaws of the Corporation; provided, however, that such action by stockholders shall require, in addition to any other vote required by the Certificate of Incorporation or applicable law, the affirmative vote of the holders of at least two-thirds of the voting power of all the then-outstanding shares of voting stock of the Corporation with the power to vote generally in an election of directors, voting together as a single class. Notwithstanding anything to the contrary set forth herein, any adoption, amendment or repeal of the proviso set forth in 7.12(iii) of these Bylaws shall require the consent of the Myx Representative.

Article XI - Definitions

As used in these bylaws, unless the context otherwise requires, the following terms shall have the following meanings:

An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

An “electronic mail” means an electronic transmission directed to a unique electronic mail address (which electronic mail shall be deemed to include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the Corporation who is available to assist with accessing such files and information).

An “electronic mail address” means a destination, commonly expressed as a string of characters, consisting of a unique user name or mailbox (commonly referred to as the “local part” of the address) and a reference to an internet domain (commonly referred to as the “domain part” of the address), whether or not displayed, to which electronic mail can be sent or delivered.

The term “person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

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Annex C

THE BEACHBODY COMPANY, INC.

FORM OF 2021 INCENTIVE AWARD PLAN

ARTICLE I.

PURPOSE

The Plan’s purpose is to enhance the Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. Capitalized terms used in the Plan are defined in Article XI.

ARTICLE II.

ELIGIBILITY

Service Providers are eligible to be granted Awards under the Plan, subject to the limitations described herein.

ARTICLE III.

ADMINISTRATION AND DELEGATION

3.1    Administration. The Plan is administered by the Administrator. The Administrator has authority to determine which Service Providers receive Awards, grant Awards and set Award terms and conditions, subject to the conditions and limitations in the Plan. The Administrator also has the authority to take all actions and make all determinations under the Plan, to interpret the Plan and Award Agreements and to adopt, amend and repeal Plan administrative rules, guidelines and practices as it deems advisable. The Administrator may correct defects and ambiguities, supply omissions and reconcile inconsistencies in the Plan or any Award Agreement as it deems necessary or appropriate to administer the Plan and any Awards. The Administrator’s determinations under the Plan are in its sole discretion and will be final and binding on all persons having or claiming any interest in the Plan or any Award.

3.2    Appointment of Committees. To the extent Applicable Laws permit, the Board or the Administrator may delegate any or all of its powers under the Plan to one or more Committees or committees of officers of the Company or any of its Subsidiaries. The Board or the Administrator, as applicable, may rescind any such delegation, abolish any such committee or Committee and/or re-vest in itself any previously delegated authority at any time.

ARTICLE IV.

STOCK AVAILABLE FOR AWARDS

4.1    Number of Shares. Subject to adjustment under Article VIII and the terms of this Article IV, the maximum number of Shares that may be issued pursuant to Awards under the Plan shall be equal to the Overall Share Limit. As of the Effective Date, the Company will cease granting awards under the Prior Plan; however, the Prior Plan Awards will remain subject to the terms of the Prior Plan. Shares issued under the Plan shall be Shares of Class A Common Stock, and may consist of authorized but unissued Shares, Shares purchased on the open market or treasury Shares.

4.2    Share Recycling. If all or any part of an Award expires, lapses or is terminated, exchanged for or settled in cash, surrendered, repurchased, canceled without having been fully exercised or forfeited, in any case, in a manner that results in the Company acquiring Shares covered by the Award at a price not greater than the price (as adjusted to reflect any Equity Restructuring) paid by the Participant for such Shares or not issuing any Shares covered by the Award, the unused Shares covered by the Award will, as applicable, become or again be available for Award grants under the Plan. Further, Shares delivered (either by actual delivery or attestation) to the Company by a Participant to satisfy the applicable exercise or purchase price of an Award and/or to satisfy any applicable tax withholding obligation with respect to an Award (including Shares retained by the Company from the Award being exercised or purchased and/or creating the tax obligation) will, as applicable, become or again be available for Award grants under the Plan. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not count against the Overall Share Limit. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under Section 4.1 and shall not be available for future grants of Awards: (a) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof; and (b) Shares purchased on the open market with the cash proceeds from the exercise of Options.

4.3    Incentive Stock Option Limitations. Notwithstanding anything to the contrary herein, no more than             1 Shares may be issued pursuant to the exercise of Incentive Stock Options.

4.4    Substitute Awards. In connection with an entity’s merger or consolidation with the Company or the Company’s acquisition of an entity’s property or stock, the Administrator may grant Awards in substitution for any options or other stock or stock-based awards granted before such merger or consolidation by such entity or its affiliate. Substitute Awards may be granted on such terms as the Administrator deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute Awards will not count against the Overall Share Limit (nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under the Plan as provided above), except that Shares acquired by exercise of substitute Incentive Stock Options will count against the maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options under the Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under the Plan as provided above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees, Consultants or Directors prior to such acquisition or combination.

4.5    Non-Employee Director Compensation. Notwithstanding any provision to the contrary in the Plan, the Administrator may establish compensation for non-employee Directors from time to time, subject to the limitations in the Plan. The sum of any cash compensation, or other compensation, and the value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of Awards granted to a non-employee Director as compensation for services as a non-employee Director during any fiscal year of the Company may not exceed $750,000 (which limits shall not apply to the compensation for any non-employee Director of the Company who serves in any capacity in addition to that of a non-employee Director for which he or she receives additional compensation).

[1]	NTD: To be determined once overall share limit is determined.

ARTICLE V.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

5.1    General. The Administrator may grant Options or Stock Appreciation Rights to Service Providers subject to the limitations in the Plan, including any limitations in the Plan that apply to Incentive Stock Options. A Stock Appreciation Right will entitle the Participant (or other person entitled to exercise the Stock Appreciation Right) to receive from the Company upon exercise of the exercisable portion of the Stock Appreciation Right an amount determined by multiplying the excess, if any, of the Fair Market Value of one Share on the date of exercise over the exercise price per Share of the Stock Appreciation Right by the number of Shares with respect to which the Stock Appreciation Right is exercised, subject to any limitations of the Plan or that the Administrator may impose and payable in cash, Shares valued at Fair Market Value or a combination of the two as the Administrator may determine or provide in the Award Agreement.

5.2    Exercise Price. The Administrator will establish each Option’s and Stock Appreciation Right’s exercise price and specify the exercise price in the Award Agreement. The exercise price will not be less than 100% of the Fair Market Value on the grant date of the Option (subject to Section 5.6) or Stock Appreciation Right. Notwithstanding the foregoing, in the case of an Option or a Stock Appreciation Right that is a Substitute Award, the exercise price per share of the Shares subject to such Option or Stock Appreciation Right, as applicable, may be less than the Fair Market Value per share on the date of grant; provided that the exercise price of any Substitute Award shall be determined in accordance with the applicable requirements of Sections 424 and 409A of the Code.

5.3    Duration. Each Option or Stock Appreciation Right will be exercisable at such times and as specified in the Award Agreement, provided that, subject to Section 5.6, the term of an Option or Stock Appreciation Right will not exceed ten years. Notwithstanding the foregoing and unless determined otherwise by the Company, in the event that on the last business day of the term of an Option or Stock Appreciation Right (other than an Incentive Stock Option) (i) the exercise of the Option or Stock Appreciation Right is prohibited by Applicable Law, as determined by the Company, or (ii) Shares may not be purchased or sold by the applicable Participant due to any Company insider trading policy (including blackout periods) or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the Option or Stock Appreciation Right shall be extended until the date that is 30 days after the end of the legal prohibition, black-out period or lock-up agreement, as determined by the Company; provided, however, in no event shall the extension last beyond the ten year term of the applicable Option or Stock Appreciation Right. Notwithstanding the foregoing, to the extent permitted under Applicable Laws, if the Participant, prior to the end of the term of an Option or Stock Appreciation Right, violates the non-competition, non-solicitation, confidentiality or other similar restrictive covenant provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company or any of its Subsidiaries, the right of the Participant and the Participant’s transferees to exercise any Option or Stock Appreciation Right issued to the Participant shall terminate immediately upon such violation, unless the Company otherwise determines.

5.4    Exercise. Options and Stock Appreciation Rights may be exercised by delivering to the Company a written notice of exercise, in a form the Administrator approves (which may be electronic), signed by the person authorized to exercise the Option or Stock Appreciation Right, together with, as applicable, payment in full (i) as specified in Section 5.5 for the number of Shares for which the Award is exercised and (ii) as specified in Section 9.5 for any applicable taxes. Unless the Administrator otherwise determines, an Option or Stock Appreciation Right may not be exercised for a fraction of a Share.

5.5    Payment Upon Exercise. Subject to Section 10.8, any Company insider trading policy (including blackout periods) and Applicable Laws, the exercise price of an Option must be paid by:

(a)    cash, wire transfer of immediately available funds or by check payable to the order of the Company, provided that the Company may limit the use of one of the foregoing payment forms if one or more of the payment forms below is permitted;

(b)    if there is a public market for Shares at the time of exercise, unless the Company otherwise determines, (i) delivery (including electronically or telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to pay the exercise price, or (ii) the Participant’s delivery to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to pay the exercise price; provided that such amount is paid to the Company at such time as may be required by the Administrator;

(c)    to the extent permitted by the Administrator, delivery (either by actual delivery or attestation) of Shares owned by the Participant valued at their Fair Market Value;

(d)    to the extent permitted by the Administrator, surrendering Shares then issuable upon the Option’s exercise valued at their Fair Market Value on the exercise date;

(e)    to the extent permitted by the Administrator, delivery of a promissory note or any other property that the Administrator determines is good and valuable consideration; or

(f)    to the extent permitted by the Company, any combination of the above payment forms approved by the Administrator.

5.6    Additional Terms of Incentive Stock Options. The Administrator may grant Incentive Stock Options only to employees of the Company, any of its present or future parent or subsidiary corporations, as defined in Sections 424(e) or (f) of the Code, respectively, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code. If an Incentive Stock Option is granted to a Greater Than 10% Stockholder, the exercise price will not be less than 110% of the Fair Market Value on the Option’s grant date, and the term of the Option will not exceed five years. All Incentive Stock Options will be subject to and construed consistently with Section 422 of the Code. By accepting an Incentive Stock Option, the Participant agrees to give prompt notice to the Company of dispositions or other transfers (other than in connection with a Change in Control) of Shares acquired under the Option made within (i) two years from the grant date of the Option or (ii) one year after the transfer of such Shares to the Participant, specifying the date of the disposition or other transfer and the amount the Participant realized, in cash, other property, assumption of indebtedness or other consideration, in such disposition or other transfer. Neither the Company nor the Administrator will be liable to a Participant, or any other party, if an Incentive Stock Option fails or ceases to qualify as an “incentive stock option” under Section 422 of the Code. Any Incentive Stock Option or portion thereof that fails to qualify as an “incentive stock option” under Section 422 of the Code for any reason, including becoming exercisable with respect to Shares having a fair market value exceeding the $100,000 limitation under Treasury Regulation Section 1.422-4, will be a Non-Qualified Stock Option.

ARTICLE VI.

RESTRICTED STOCK; RESTRICTED STOCK UNITS

6.1    General. The Administrator may grant Restricted Stock, or the right to purchase Restricted Stock, to any Service Provider, subject to the Company’s right to repurchase all or part of such Shares at their issue price or other stated or formula price from the Participant (or to require forfeiture of such Shares) if conditions the Administrator specifies in the Award Agreement are not satisfied before the end of the applicable restriction period or periods that the Administrator establishes for such Award. In addition, the Administrator may grant to Service Providers Restricted Stock Units, which may be subject to vesting and forfeiture conditions during the applicable restriction period or periods, as set forth in an Award Agreement.

6.2    Restricted Stock.

(a)    Dividends. Participants holding Shares of Restricted Stock will be entitled to all ordinary cash dividends paid with respect to such Shares, unless the Administrator provides otherwise in the Award Agreement. In addition, unless the Administrator provides otherwise, if any dividends or distributions are paid in Shares, or consist of a dividend or distribution to holders of Common Stock of property other than an ordinary cash dividend, the Shares or other property will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid. Notwithstanding anything to the contrary herein, with respect to any award of Restricted Stock, dividends which are paid to holders of Common Stock prior to vesting shall only be paid out to a Participant holding such Restricted Stock to the extent that the vesting conditions are subsequently satisfied. All such dividend payments will be made no later than March 15 of the calendar year following the calendar year in which the right to the dividend payment becomes nonforfeitable.

(b)    Stock Certificates. The Company may require that the Participant deposit in escrow with the Company (or its designee) any stock certificates issued in respect of Shares of Restricted Stock, together with a stock power endorsed in blank.

6.3    Restricted Stock Units.

(a)    Settlement. The Administrator may provide that settlement of Restricted Stock Units will occur upon or as soon as reasonably practicable after the Restricted Stock Units vest or will instead be deferred, on a mandatory basis or at the Participant’s election, in a manner intended to comply with Section 409A.

(b)    Stockholder Rights. A Participant will have no rights of a stockholder with respect to Shares subject to any Restricted Stock Unit unless and until the Shares are delivered in settlement of the Restricted Stock Unit.

ARTICLE VII.

OTHER STOCK OR CASH BASED AWARDS; DIVIDEND EQUIVALENTS

7.1    Other Stock or Cash Based Awards. Other Stock or Cash Based Awards may be granted to Participants, including Awards entitling Participants to receive Shares to be delivered in the future and including annual or other periodic or long-term cash bonus awards (whether based on specified Performance Criteria or otherwise), in each case subject to any conditions and limitations in the Plan. Such Other Stock or Cash Based Awards will also be available as a payment form in the settlement of other Awards, as standalone payments and as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock or Cash Based Awards may be paid in Shares, cash or other property, as the Administrator determines.

7.2    Dividend Equivalents. A grant of Restricted Stock Units or Other Stock or Cash Based Award may provide a Participant with the right to receive Dividend Equivalents, and no Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights. Dividend Equivalents may be paid currently or credited to an account for the Participant, settled in cash or Shares and subject to the same restrictions on transferability and forfeitability as the Award with to which the Dividend Equivalents are paid and subject to other terms and conditions as set forth in the Award Agreement. Notwithstanding anything to the contrary herein, Dividend Equivalents with respect to an Award shall only be paid out to a Participant to the extent that the vesting conditions are subsequently satisfied. All such Dividend Equivalent payments will be made no later than March 15 of the calendar year following calendar year in which the right to the Dividend Equivalent payment becomes nonforfeitable, unless determined otherwise by the Administrator or unless deferred in a manner intended to comply with Section 409A.

ARTICLE VIII.

ADJUSTMENTS FOR CHANGES IN COMMON STOCK

AND CERTAIN OTHER EVENTS

8.1    Equity Restructuring. In connection with any Equity Restructuring, notwithstanding anything to the contrary in this Article VIII, the Administrator will equitably adjust each outstanding Award as it deems appropriate to reflect the Equity Restructuring, which may include adjusting the number and type of securities subject to each outstanding Award and/or the Award’s exercise price or grant price (if applicable), granting new Awards to Participants, and making a cash payment to Participants. The adjustments provided under this Section 8.1 will be nondiscretionary and final and binding on the affected Participant and the Company; provided that the Administrator will determine whether an adjustment is equitable.

8.2    Corporate Transactions. In the event of any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), reorganization, merger, consolidation, combination, amalgamation, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Common Stock or other securities of the Company, Change in Control, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, other similar corporate transaction or event, other unusual or nonrecurring transaction or event affecting the Company or its financial statements or any change in any Applicable Laws or accounting principles, the Administrator, on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event (except that action to give effect to a change in Applicable Law or accounting principles may be made within a reasonable period of time after such change), is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to (x) prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any Award granted or issued under the Plan, (y) to facilitate such transaction or event or (z) give effect to such changes in Applicable Laws or accounting principles:

(a)    To provide for the cancellation of any such Award in exchange for either an amount of cash or other property with a value equal to the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights under the vested portion of such Award, as applicable; provided that, if the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights, in any case, is equal to or less than zero, then the Award may be terminated without payment;

(b)    To provide that such Award shall vest and, to the extent applicable, be exercisable as to all Shares covered thereby, notwithstanding anything to the contrary in the Plan or the provisions of such Award;

(c)    To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and/or applicable exercise or purchase price, in all cases, as determined by the Administrator;

(d)    To make adjustments in the number and type of Shares (or other securities or property) subject to outstanding Awards and/or with respect to which Awards may be granted under the Plan (including, but not limited to, adjustments of the limitations in Article IV on the maximum number and kind of shares which may be issued) and/or in the terms and conditions of (including the grant or exercise price or applicable performance goals), and the criteria included in, outstanding Awards;

(e)    To replace such Award with other rights or property selected by the Administrator; and/or

(f)    To provide that the Award will terminate and cannot vest, be exercised or become payable after the applicable event.

8.3    Effect of Non-Assumption in a Change in Control. Notwithstanding the provisions of Section 8.2, if a Change in Control occurs and a Participant’s Awards are not continued, converted, assumed, or replaced with a substantially similar award by (a) the Company, or (b) a successor entity or its parent or subsidiary (an “Assumption”), and provided that the Participant has not had a Termination of Service, then, immediately prior to the Change in Control, such Awards shall become fully vested, exercisable and/or payable, as applicable, and all forfeiture, repurchase and other restrictions on such Awards shall lapse, in which case, such Awards shall be canceled upon the consummation of the Change in Control in exchange for the right to receive the Change in Control consideration payable to other holders of Common Stock (i) which may be on such terms and conditions as apply generally to holders of Common Stock under the Change in Control documents (including, without limitation, any escrow, earn-out or other deferred consideration provisions) or such other terms and conditions as the Administrator may provide, and (ii) determined by reference to the number of Shares subject to such Awards and net of any applicable exercise price; provided that to the extent that any Awards constitute “nonqualified deferred compensation” that may not be paid upon the Change in Control under Section 409A without the imposition of taxes thereon under Section 409A, the timing of such payments shall be governed by the applicable Award Agreement (subject to any deferred consideration provisions applicable under the Change in Control documents); and provided, further, that if the amount to which a Participant would be entitled upon the settlement or exercise of such Award at the time of the Change in Control is equal to or less than zero, then such Award may be terminated without payment. The Administrator shall determine whether an Assumption of an Award has occurred in connection with a Change in Control.

8.4    Administrative Stand Still. In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other extraordinary transaction or change affecting the Shares or the Share price, including any Equity Restructuring or any securities offering or other similar transaction, for administrative convenience, the Administrator may refuse to permit the exercise of any Award for up to 60 days before or after such transaction.

8.5    General. Except as expressly provided in the Plan or the Administrator’s action under the Plan, no Participant will have any rights due to any subdivision or consolidation of Shares of any class, dividend payment, increase or decrease in the number of Shares of any class or dissolution, liquidation, merger, or consolidation of the Company or other corporation. Except as expressly provided with respect to an Equity Restructuring under Section 8.1 or the Administrator’s action under the Plan, no issuance by the Company of Shares of any class, or securities convertible into Shares of any class, will affect, and no adjustment will be made regarding, the number of Shares subject to an Award or the Award’s grant or exercise price. The existence of the Plan, any Award Agreements and the Awards granted hereunder will not affect or restrict in any way the Company’s right or power to make or authorize (i) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (ii) any merger, consolidation dissolution or liquidation of the Company or sale of Company assets or (iii) any sale or issuance of securities, including securities with rights superior to those of the Shares or securities convertible into or exchangeable for Shares. The Administrator may treat Participants and Awards (or portions thereof) differently under this Article VIII.

ARTICLE IX.

GENERAL PROVISIONS APPLICABLE TO AWARDS

9.1    Transferability. Except as the Administrator may determine or provide in an Award Agreement or otherwise for Awards other than Incentive Stock Options, Awards may not be sold, assigned, transferred, pledged or otherwise encumbered, either voluntarily or by operation of law, except for certain Designated Beneficiary designations, by will or the laws of descent and distribution, or, subject to the Administrator’s consent, pursuant to a domestic relations order, and, during the life of the Participant, will be exercisable only by the Participant. Any permitted transfer of an Award hereunder shall be without consideration, except as required by Applicable Law. References to a Participant, to the extent relevant in the context, will include references to a Participant’s authorized transferee that the Administrator specifically approves.

9.2    Documentation. Each Award will be evidenced in an Award Agreement, which may be written or electronic, as the Administrator determines. The Award Agreement will contain the terms and conditions applicable to an Award. Each Award may contain terms and conditions in addition to those set forth in the Plan.

9.3    Discretion. Except as the Plan otherwise provides, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award to a Participant need not be identical, and the Administrator need not treat Participants or Awards (or portions thereof) uniformly.

9.4    Termination of Status. The Administrator will determine how an authorized leave of absence or any other change or purported change in a Participant’s Service Provider status affects an Award and the extent to which, and the period during which, the Participant, the Participant’s legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award, if applicable.

9.5    Withholding. Each Participant must pay the Company, or make provision satisfactory to the Administrator for payment of, any taxes required by Applicable Law to be withheld in connection with such Participant’s Awards by the date of the event creating the tax liability. The Company may deduct an amount sufficient to satisfy such tax obligations based on the applicable statutory withholding rates (or such other rate as may be determined by the Company after considering any accounting consequences or costs) from any payment of any kind otherwise due to a Participant. In the absence of a contrary determination by the Company (or, with respect to withholding pursuant to clause (ii) below with respect to Awards held by individuals subject to Section 16 of the Exchange Act, a contrary determination by the Administrator), all tax withholding obligations will be calculated based on the minimum applicable statutory withholding rates. Subject to Section 10.8 and any Company insider trading policy (including blackout periods), Participants may satisfy such tax obligations (i) in cash, by wire transfer of immediately available funds, by check made payable to the order of the Company, provided that the Company may limit the use of the foregoing payment forms if one or more of the payment forms below is permitted, (ii) to the extent permitted by the Administrator, in whole or in part by delivery of Shares, including Shares delivered by attestation and Shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the date of delivery, (iii) if there is a public market for Shares at the time the tax obligations are satisfied, unless the Company otherwise determines, (A) delivery (including electronically or telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to satisfy the tax obligations, or (B) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to satisfy the tax withholding; provided that such amount is paid to the Company at such time as may be required by the Administrator, or (iv) to the extent permitted by the Company, any combination of the foregoing payment forms approved by the Administrator. Notwithstanding any other provision of the Plan, the number of Shares which may be so delivered or retained pursuant to clause (ii) of the immediately preceding sentence shall be limited to the number of Shares which have a Fair Market Value on the date of delivery or retention no greater than the aggregate amount of such liabilities based on the maximum individual statutory tax rate in the applicable jurisdiction at the time of such withholding (or such other rate as may be required to avoid the liability classification of the applicable award under generally accepted accounting principles in the United States of America). If any tax withholding obligation will be satisfied under clause (ii) above by the Company’s retention of Shares from the Award creating the tax obligation and there is a public market for Shares at the time the tax obligation is satisfied, the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on the applicable Participant’s behalf some or all of the Shares retained and to remit the proceeds of the sale to the Company or its designee, and each Participant’s acceptance of an Award under the Plan will constitute the Participant’s authorization to the Company and instruction and authorization to such brokerage firm to complete the transactions described in this sentence.

9.6    Amendment of Award; Repricing. The Administrator may amend, modify or terminate any outstanding Award, including by substituting another Award of the same or a different type, changing the exercise or settlement date, and converting an Incentive Stock Option to a Non-Qualified Stock Option. The

Participant’s consent to such action will be required unless (i) the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Award, or (ii) the change is permitted under Article VIII or pursuant to Section 10.6. Notwithstanding the foregoing or anything in the Plan to the contrary, the Administrator may, without the approval of the stockholders of the Company, reduce the exercise price per share of outstanding Options or Stock Appreciation Rights or cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price per share that is less than the exercise price per share of the original Options or Stock Appreciation Rights.

9.7    Conditions on Delivery of Stock. The Company will not be obligated to deliver any Shares under the Plan or remove restrictions from Shares previously delivered under the Plan until (i) all Award conditions have been met or removed to the Company’s satisfaction, (ii) as determined by the Company, all other legal matters regarding the issuance and delivery of such Shares have been satisfied, including any applicable securities laws and stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Administrator deems necessary or appropriate to satisfy any Applicable Laws. The Company’s inability to obtain authority from any regulatory body having jurisdiction, which the Administrator determines is necessary to the lawful issuance and sale of any securities, will relieve the Company of any liability for failing to issue or sell such Shares as to which such requisite authority has not been obtained.

9.8    Acceleration. The Administrator may at any time provide that any Award will become immediately vested and fully or partially exercisable, free of some or all restrictions or conditions, or otherwise fully or partially realizable.

9.9    Cash Settlement. Without limiting the generality of any other provision of the Plan, the Administrator may provide, in an Award Agreement or subsequent to the grant of an Award, in its discretion, that any Award may be settled in cash, Shares or a combination thereof.

9.10    Broker-Assisted Sales. In the event of a broker-assisted sale of Shares in connection with the payment of amounts owed by a Participant under or with respect to the Plan or Awards, including amounts to be paid under the final sentence of Section 9.5 above: (i) any Shares to be sold through the broker-assisted sale will be sold on the day the payment first becomes due, or as soon thereafter as practicable; (ii) such Shares may be sold as part of a block trade with other Participants in the Plan in which all Participants receive an average price; (iii) the applicable Participant will be responsible for all broker’s fees and other costs of sale, and by accepting an Award, each Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale; (iv) to the extent the Company or its designee receives proceeds of such sale that exceed the amount owed, the Company will pay such excess in cash to the applicable Participant as soon as reasonably practicable; (v) the Company and its designees are under no obligation to arrange for such sale at any particular price; and (vi) in the event the proceeds of such sale are insufficient to satisfy the Participant’s applicable obligation, the Participant may be required to pay immediately upon demand to the Company or its designee an amount in cash sufficient to satisfy any remaining portion of the Participant’s obligation.

ARTICLE X.

MISCELLANEOUS

10.1    No Right to Employment or Other Status. No person will have any claim or right to be granted an Award, and the grant of an Award will not be construed as giving a Participant the right to continued employment or any other relationship with the Company or any of its Subsidiaries. The Company and its Subsidiaries expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan or any Award, except as expressly provided in an Award Agreement or in the Plan.

10.2    No Rights as Stockholder; Certificates. Subject to the Award Agreement, no Participant or Designated Beneficiary will have any rights as a stockholder with respect to any Shares to be distributed under an Award until becoming the record holder of such Shares. Notwithstanding any other provision of the Plan, unless the Administrator otherwise determines or Applicable Laws require, the Company will not be required to deliver to any Participant certificates evidencing Shares issued in connection with any Award and instead such Shares may be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator). The Company may place legends on stock certificates issued under the Plan that the Administrator deems necessary or appropriate to comply with Applicable Laws.

10.3    Effective Date and Term of Plan. Unless earlier terminated by the Board, the Plan will become effective on the date the Board adopts the Plan (the “Effective Date”) and will remain in effect until the tenth anniversary of the Effective Date. Notwithstanding anything to the contrary in the Plan, an Incentive Stock Option may not be granted under the Plan after 10 years from the earlier of (i) the date the Board adopted the Plan or (ii) the date the Company’s stockholders approved the Plan, but Awards previously granted may extend beyond that date in accordance with the Plan. Notwithstanding anything to the contrary contained herein, if the Plan is not approved by the Company’s stockholders, the Plan will not become effective and no Awards will be granted under the Plan, and the Prior Plan will continue in full force and effect in accordance with its terms.

10.4    Amendment of Plan. The Administrator may amend, suspend or terminate the Plan at any time; provided that no amendment, other than an increase to the Overall Share Limit, may materially and adversely affect any Award outstanding at the time of such amendment without the affected Participant’s consent. No Awards may be granted under the Plan during any suspension period or after the Plan’s termination. Awards outstanding at the time of any Plan suspension or termination will continue to be governed by the Plan and the Award Agreement, as in effect before such suspension or termination. The Board will obtain stockholder approval of any Plan amendment to the extent necessary to comply with Applicable Laws.

10.5    Provisions for Foreign Participants. The Administrator may modify Awards granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to address differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

10.6    Section 409A.

(a)    General. The Company intends that all Awards be structured to comply with, or be exempt from, Section 409A, such that no adverse tax consequences, interest, or penalties under Section 409A apply. Notwithstanding anything in the Plan or any Award Agreement to the contrary, the Administrator may, without a Participant’s consent, amend this Plan or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and retroactive actions) as are necessary or appropriate to preserve the intended tax treatment of Awards, including any such actions intended to (A) exempt this Plan or any Award from Section 409A, or (B) comply with Section 409A, including regulations, guidance, compliance programs and other interpretative authority that may be issued after an Award’s grant date. The Company makes no representations or warranties as to an Award’s tax treatment under Section 409A or otherwise. The Company will have no obligation under this Section 10.6 or otherwise to avoid the taxes, penalties or interest under Section 409A with respect to any Award and will have no liability to any Participant or any other person if any Award, compensation or other benefits under the Plan are determined to constitute noncompliant “nonqualified deferred compensation” subject to taxes, penalties or interest under Section 409A.

(b)    Separation from Service. If an Award constitutes “nonqualified deferred compensation” under Section 409A, any payment or settlement of such Award upon a termination of a Participant’s Service Provider relationship will, to the extent necessary to avoid taxes under Section 409A, be made only upon the Participant’s “separation from service” (within the meaning of Section 409A), whether such “separation from service” occurs upon or after the termination of the Participant’s Service Provider relationship. For purposes of this Plan or any

Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms means a “separation from service.”

(c)    Payments to Specified Employees. Notwithstanding any contrary provision in the Plan or any Award Agreement, any payment(s) of “nonqualified deferred compensation” required to be made under an Award to a “specified employee” (as defined under Section 409A and as the Administrator determines) due to his or her “separation from service” will, to the extent necessary to avoid taxes under Section 409A(a)(2)(B)(i) of the Code, be delayed for the six-month period immediately following such “separation from service” (or, if earlier, until the specified employee’s death) and will instead be paid (as set forth in the Award Agreement) on the day immediately following such six-month period or as soon as administratively practicable thereafter (without interest). Any payments of “nonqualified deferred compensation” under such Award payable more than six months following the Participant’s “separation from service” will be paid at the time or times the payments are otherwise scheduled to be made.

10.7    Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, other employee or agent of the Company or any Subsidiary will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan or any Award, and such individual will not be personally liable with respect to the Plan because of any contract or other instrument executed in his or her capacity as an Administrator, director, officer, other employee or agent of the Company or any Subsidiary. The Company will indemnify and hold harmless each director, officer, other employee and agent of the Company or any Subsidiary that has been or will be granted or delegated any duty or power relating to the Plan’s administration or interpretation, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Administrator’s approval) arising from any act or omission concerning this Plan unless arising from such person’s own fraud or bad faith.

10.8    Lock-Up Period. The Company may, at the request of any underwriter representative or otherwise, in connection with registering the offering of any Company securities under the Securities Act, prohibit Participants from, directly or indirectly, selling or otherwise transferring any Shares or other Company securities during a period of up to 180 days following the effective date of a Company registration statement filed under the Securities Act, or such longer period as determined by the underwriter.

10.9    Data Privacy. As a condition for receiving any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this section by and among the Company and its Subsidiaries and affiliates exclusively for implementing, administering and managing the Participant’s participation in the Plan. The Company and its Subsidiaries and affiliates may hold certain personal information about a Participant, including the Participant’s name, address and telephone number; birthdate; social security, insurance number or other identification number; salary; nationality; job title(s); any Shares held in the Company or its Subsidiaries and affiliates; and Award details, to implement, manage and administer the Plan and Awards (the “Data”). The Company and its Subsidiaries and affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Participant’s participation in the Plan, and the Company and its Subsidiaries and affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration and management. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. The Data related to a Participant will be held only as long as necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data that the Company holds regarding such Participant, request additional information about the storage and processing of the Data regarding such Participant, recommend any necessary corrections to the Data regarding the Participant or refuse or withdraw the consents in this Section 10.9 in writing, without cost, by contacting the local human resources representative. If the Participant refuses or withdraws the consents in this Section 10.9, the Company may cancel Participant’s ability to participate in the Plan and, in the Administrator’s discretion, the Participant may forfeit any outstanding Awards. For more information on the consequences of refusing or withdrawing consent, Participants may contact their local human resources representative.

10.10    Severability. If any portion of the Plan or any action taken under it is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.

10.11    Governing Documents. If any contradiction occurs between the Plan and any Award Agreement or other written agreement between a Participant and the Company (or any Subsidiary) that the Administrator has approved, the Plan will govern, unless it is expressly specified in such Award Agreement or other written document that a specific provision of the Plan will not apply.

10.12    Governing Law. The Plan and all Awards will be governed by and interpreted in accordance with the laws of the State of Delaware, disregarding any state’s choice-of-law principles requiring the application of a jurisdiction’s laws other than the State of Delaware.

10.13    Claw-back Provisions. All Awards (including, without limitation, any proceeds, gains or other economic benefit actually or constructively received by Participant upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with Applicable Laws (including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder) as and to the extent set forth in such claw-back policy or the Award Agreement.

10.14    Titles and Headings. The titles and headings in the Plan are for convenience of reference only and, if any conflict, the Plan’s text, rather than such titles or headings, will control.

10.15    Conformity to Securities Laws. Participant acknowledges that the Plan is intended to conform to the extent necessary with Applicable Laws. Notwithstanding anything herein to the contrary, the Plan and all Awards will be administered only in conformance with Applicable Laws. To the extent Applicable Laws permit, the Plan and all Award Agreements will be deemed amended as necessary to conform to Applicable Laws.

10.16    Relationship to Other Benefits. No payment under the Plan will be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except as expressly provided in writing in such other plan or an agreement thereunder.

ARTICLE XI.

DEFINITIONS

As used in the Plan, the following words and phrases will have the following meanings:

11.1    “Administrator” means the Board or a Committee to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee.

11.2    “Applicable Laws” means the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws and rules of any foreign country or other jurisdiction where Awards are granted.

11.3    “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Dividend Equivalents, or Other Stock or Cash Based Awards.

11.4    “Award Agreement” means a written agreement evidencing an Award, which may be electronic, that contains such terms and conditions as the Administrator determines, consistent with and subject to the terms and conditions of the Plan.

11.5    “Board” means the Board of Directors of the Company.

11.6    “Change in Control” means and includes each of the following:

(a)    A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission or a transaction or series of transactions that meets the requirements of clauses (i) and (ii) of subsection (c) below) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its Subsidiaries, an employee benefit plan maintained by the Company or any of its Subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(b)    During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in subsections (a) or (c)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c)    The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i)    which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii)    after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or portion of any Award) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (a), (b) or (c) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

The Administrator shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

11.7    “Class A Common Stock” means the Class A common stock of the Company, par value of $0.0001 per share.

11.8    “Class X Common Stock” means the Class X common stock of the Company, par value of $0.0001 per share.

11.9    “Code” means the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

11.10    “Committee” means one or more committees or subcommittees of the Board, which may include one or more Company directors or executive officers, to the extent Applicable Laws permit. To the extent required to comply with the provisions of Rule 16b-3, it is intended that each member of the Committee will be, at the time the Committee takes any action with respect to an Award that is subject to Rule 16b-3, a “non-employee director” within the meaning of Rule 16b-3; however, a Committee member’s failure to qualify as a “non-employee director” within the meaning of Rule 16b-3 will not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.

11.11    “Common Stock” means the Class A Common Stock or the Class X Common Stock of the Company.

11.12    “Company” means The Beachbody Company, Inc., a Delaware corporation, or any successor.

11.13     “Consultant” means any consultant or advisor, engaged by the Company or any of its Subsidiaries to render services to such entity, who qualifies as a consultant or advisor under the applicable rules of Form S-8 Registration Statement.

11.14    “Designated Beneficiary” means the beneficiary or beneficiaries the Participant designates, in a manner the Administrator determines, to receive amounts due or exercise the Participant’s rights if the Participant dies or becomes incapacitated. Without a Participant’s effective designation, “Designated Beneficiary” will mean the Participant’s estate.

11.15    “Director” means a Board member.

11.16     “Dividend Equivalents” means a right granted to a Participant under the Plan to receive the equivalent value (in cash or Shares) of dividends paid on Shares.

11.17    “Employee” means any employee of the Company or its Subsidiaries.

11.18    “Equity Restructuring” means, as determined by the Administrator, a non-reciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off or recapitalization through a large, nonrecurring cash dividend, or other large, nonrecurring cash dividend, that affects the Shares (or other securities of the Company) or the share price of Common Stock (or other securities of the Company) and causes a change in the per share value of the Common Stock underlying outstanding Awards.

11.19    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

11.20    “Fair Market Value” means, as of any date, the value of a Share of Common Stock determined as follows: (a) if the Class A Common Stock is listed on any established stock exchange, its Fair Market Value will be the closing sales price for such Common Stock as quoted on such exchange for such date, or if no sale occurred on such date, the last day preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; (b) if the Class A Common Stock is not traded on a stock exchange but is quoted on a national market or other quotation system, the closing sales price on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; or (c) without an established market for the Class A Common Stock, the Administrator will determine the Fair Market Value in its discretion.

11.21     “Greater Than 10% Stockholder” means an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporation, as defined in Section 424(e) and (f) of the Code, respectively.

11.22    “Incentive Stock Option” means an Option intended to qualify as an “incentive stock option” as defined in Section 422 of the Code.

11.23    “Non-Qualified Stock Option” means an Option, or portion thereof, not intended or not qualifying as an Incentive Stock Option.

11.24    “Option” means an option to purchase Shares, which will either be an Incentive Stock Option or a Non-Qualified Stock Option.

11.25    “Other Stock or Cash Based Awards” means cash awards, awards of Shares, and other awards valued wholly or partially by referring to, or are otherwise based on, Shares or other property awarded to a Participant under Article VII.

11.26    “Overall Share Limit” means the sum of (a)             2 Shares, and (b) an annual increase on the first day of each calendar year beginning on and including January 1, 2022 and ending on and including January 1, 2031 equal to the lesser of (i) a number equal to 5% of the aggregate number of shares of Class A Common Stock and Class X Common Stock outstanding on the final day of the immediately preceding calendar year and (ii) such smaller number of Shares as is determined by the Board.

11.27     “Participant” means a Service Provider who has been granted an Award.

11.28    “Performance Criteria” mean the criteria (and adjustments) that the Administrator may select for an Award to establish performance goals for a performance period, which may include the following: net earnings or losses (either before or after one or more of interest, taxes, depreciation, amortization, and non-cash equity-based compensation expense); gross or net sales or revenue or sales or revenue growth; net income (either before or after taxes) or adjusted net income; profits (including but not limited to gross profits, net profits, profit growth, net operation profit or economic profit), profit return ratios or operating margin; budget or operating earnings (either before or after taxes or before or after allocation of corporate overhead and bonus); cash flow (including operating cash flow and free cash flow or cash flow return on capital); return on assets; return on capital or invested capital; cost of capital; return on stockholders’ equity; total stockholder return; return on sales; costs, reductions in costs and cost control measures; expenses; working capital; earnings or loss per share; adjusted earnings or loss per share; price per share or dividends per share (or appreciation in or maintenance of such price or dividends); regulatory achievements or compliance; implementation, completion or attainment of

[2]	NTD: To equal 10% of the outstanding shares of all classes of Company stock (Class As and Xs).

objectives relating to research, development, regulatory, commercial, or strategic milestones or developments; market share; economic value or economic value added models; division, group or corporate financial goals; customer satisfaction/growth; customer service; employee satisfaction; recruitment and maintenance of personnel; human resources management; supervision of litigation and other legal matters; strategic partnerships and transactions; financial ratios (including those measuring liquidity, activity, profitability or leverage); debt levels or reductions; sales-related goals; financing and other capital raising transactions; cash on hand; acquisition activity; investment sourcing activity; and marketing initiatives, any of which may be measured in absolute terms or as compared to any incremental increase or decrease. Such performance goals also may be based solely by reference to the Company’s performance or the performance of a Subsidiary, division, business segment or business unit of the Company or a Subsidiary, or based upon performance relative to performance of other companies or upon comparisons of any of the indicators of performance relative to performance of other companies.

11.29    “Plan” means this 2021 Incentive Award Plan.

11.30    “Prior Plan” means the Beachbody Company Group, LLC 2020 Equity Compensation Plan, as amended.

11.31    “Prior Plan Award” means an award outstanding under the Prior Plan as of the Effective Date.

11.32    “Restricted Stock” means Shares awarded to a Participant under Article VI subject to certain vesting conditions and other restrictions.

11.33    “Restricted Stock Unit” means an unfunded, unsecured right to receive, on the applicable settlement date, one Share or an amount in cash or other consideration determined by the Administrator to be of equal value as of such settlement date awarded to a Participant under Article VI subject to certain vesting conditions and other restrictions.

11.34    “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act.

11.35    “Section 409A” means Section 409A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder.

11.36     “Securities Act” means the Securities Act of 1933, as amended.

11.37    “Service Provider” means an Employee, Consultant or Director.

11.38    “Shares” means shares of Common Stock.

11.39    “Stock Appreciation Right” means a stock appreciation right granted under Article V.

11.40    “Subsidiary” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

11.41    “Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

11.42    “Termination of Service” means the date the Participant ceases to be a Service Provider.

* * * * *

Annex D

THE BEACHBODY COMPANY, INC.

FORM OF 2021 EMPLOYEE STOCK PURCHASE PLAN

ARTICLE I.

PURPOSE

The purposes of this The Beachbody Company, Inc. 2021 Employee Stock Purchase Plan (as it may be amended or restated from time to time, the “Plan”) are to assist Eligible Employees of The Beachbody Company, Inc., a Delaware corporation (the “Company”), and its Designated Subsidiaries in acquiring a stock ownership interest in the Company pursuant to a plan which is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423(b) of the Code, and to help Eligible Employees provide for their future security and to encourage them to remain in the employment of the Company and its Designated Subsidiaries.

ARTICLE II.

DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates. Masculine, feminine and neuter pronouns are used interchangeably and each comprehends the others.

2.1    “Administrator” shall mean the entity that conducts the general administration of the Plan as provided in Article XI. The term “Administrator” shall refer to the Committee unless the Board has assumed the authority for administration of the Plan as provided in Article XI.

2.2    “Applicable Law” shall mean the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws and rules of any foreign country or other jurisdiction where rights under this Plan are granted.

2.3    “Board” shall mean the Board of Directors of the Company.

2.4    “Change in Control” shall mean and include each of the following:

(a)    A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission or a transaction or series of transactions that meets the requirements of clauses (i) and (ii) of subsection (c) below) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its Subsidiaries, an employee benefit plan maintained by the Company or any of its Subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(b)    During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in subsections (a) or (c)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c)    The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i)    which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii)    after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any portion of any right that provides for the deferral of compensation that is subject to Section 409A of the Code, to the extent required to avoid the imposition of additional taxes under Section 409A of the Code, the transaction or event described in subsection (a), (b) or (c) with respect to such right (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such right (or portion thereof) if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

2.5    “Class A Common Stock” shall mean the Class A common stock of the Company, par value $0.0001 per share.

2.6    “Class X Common Stock” shall mean the Class X common stock of the Company, par value $0.0001 per share.

2.7    “Code” shall mean the Internal Revenue Code of 1986, as amended and the regulations issued thereunder.

2.8     “Common Stock” shall mean either the Class A Common Stock or Class X Common Stock of the Company, and such other securities of the Company that may be substituted therefor pursuant to Article VIII.

2.9    “Company” shall mean The Beachbody Company, Inc., a Delaware corporation, or any successor.

2.10    “Compensation” of an Eligible Employee shall mean the gross cash compensation received by such Eligible Employee as compensation for services to the Company or any Designated Subsidiary, including prior week adjustment and overtime payments, but excluding any commissions and periodic bonuses, vacation pay, holiday pay, jury duty pay, funeral leave pay, military leave pay, one-time bonuses (e.g., retention or sign on bonuses), education or tuition reimbursements, travel expenses, business and moving reimbursements, income received in connection with any stock options, stock appreciation rights, restricted stock, restricted stock units or other compensatory equity awards, fringe benefits, other special payments and all contributions made by the Company or any Designated Subsidiary for the Employee’s benefit under any employee benefit plan now or hereafter established.

2.11    “Designated Subsidiary” shall mean any Subsidiary designated by the Administrator in accordance with Section 11.3(b).

2.12    “Effective Date” shall mean the date the Plan is adopted by the Board.

2.13    “Eligible Employee” shall mean an Employee who does not, immediately after any rights under this Plan are granted, own (directly or through attribution) stock possessing 5% or more of the total combined voting power or value of all classes of Common Stock and other stock of the Company, a Parent or a Subsidiary (as determined under Section 423(b)(3) of the Code). For purposes of the foregoing sentence, the rules of Section 424(d) of the Code with regard to the attribution of stock ownership shall apply in determining the stock ownership of an individual, and stock that an Employee may purchase under outstanding options shall be treated as stock owned by the Employee; provided, however, that the Administrator may provide in an Offering Document that an Employee shall not be eligible to participate in an Offering Period if: (a) such Employee is a highly compensated employee within the meaning of Section 423(b)(4)(D) of the Code, (b) such Employee has not met a service requirement designated by the Administrator pursuant to Section 423(b)(4)(A) of the Code (which service requirement may not exceed two years), (c) such Employee’s customary employment is for 20 hours or less per week, (d) such Employee’s customary employment is for less than five months in any calendar year and/or (e) such Employee is a citizen or resident of a foreign jurisdiction and the grant of a right to purchase Common Stock under the Plan to such Employee would be prohibited under the laws of such foreign jurisdiction or the grant of a right to purchase Common Stock under the Plan to such Employee in compliance with the laws of such foreign jurisdiction would cause the Plan to violate the requirements of Section 423 of the Code, as determined by the Administrator in its sole discretion; provided, further, that any exclusion in clauses (a), (b), (c), (d) or (e) shall be applied in an identical manner under each Offering Period to all Employees, in accordance with Treasury Regulation Section 1.423-2(e).

2.14    “Employee” shall mean any officer or other employee (as defined in accordance with Section 3401(c) of the Code) of the Company or any Designated Subsidiary. “Employee” shall not include any director of the Company or a Designated Subsidiary who does not render services to the Company or a Designated Subsidiary as an employee within the meaning of Section 3401(c) of the Code. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company or Designated Subsidiary and meeting the requirements of Treasury Regulation Section 1.421-1(h)(2). Where the period of leave exceeds three months and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the first day immediately following such three-month period.

2.15    “Enrollment Date” shall mean the first Trading Day of each Offering Period, unless otherwise specified in the Offering Document.

2.16    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

2.17    “Fair Market Value” shall mean, as of any date, the value of a Share of Common Stock determined as follows: (a) if the Class A Common Stock is listed on any established stock exchange, its Fair Market Value will be the closing sales price for such Common Stock as quoted on such exchange for such date, or if no sale occurred on such date, the last day preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; (b) if the Class A Common Stock is not traded on a stock exchange but is quoted on a national market or other quotation system, the closing sales price on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; or (c) without an established market for the Class A Common Stock, the Administrator will determine the Fair Market Value in its discretion.

2.18    “Offering Document” shall have the meaning given to such term in Section 4.1.

2.19    “Offering Period” shall have the meaning given to such term in Section 4.1.

2.20    “Parent” shall mean any corporation, other than the Company, in an unbroken chain of corporations ending with the Company if, at the time of the determination, each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

2.21    “Participant” shall mean any Eligible Employee who has executed a subscription agreement and been granted rights to purchase Class A Common Stock pursuant to the Plan.

2.22    “Plan” shall mean this The Beachbody Company, Inc. 2021 Employee Stock Purchase Plan, as it may be amended from time to time.

2.23    “Purchase Date” shall mean the last Trading Day of each Purchase Period.

2.24    “Purchase Period” shall refer to one or more periods within an Offering Period, as designated in the applicable Offering Document; provided, however, that, in the event no Purchase Period is designated by the Administrator in the applicable Offering Document, the Purchase Period for each Offering Period covered by such Offering Document shall be the same as the applicable Offering Period.

2.25    “Purchase Price” shall mean the purchase price designated by the Administrator in the applicable Offering Document (which purchase price shall not be less than 85% of the Fair Market Value of a Share on the Enrollment Date or on the Purchase Date, whichever is lower); provided, however, that, in the event no purchase price is designated by the Administrator in the applicable Offering Document, the purchase price for the Offering Periods covered by such Offering Document shall be 85% of the Fair Market Value of a Share on the Enrollment Date or on the Purchase Date, whichever is lower; provided, further, that the Purchase Price may be adjusted by the Administrator pursuant to Article VIII and shall not be less than the par value of a Share.

2.26    “Securities Act” shall mean the Securities Act of 1933, as amended.

2.27    “Share” shall mean a share of Common Stock.

2.28    “Subsidiary” shall mean any corporation, other than the Company, in an unbroken chain of corporations beginning with the Company if, at the time of the determination, each of the corporations other than the last corporation in an unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain; provided, however, that a limited liability company or partnership may be treated as a Subsidiary to the extent either (a) such entity is treated as a disregarded entity under Treasury Regulation Section 301.7701-3(a) by reason of the Company or any other Subsidiary that is a corporation being the sole owner of such entity, or (b) such entity elects to be classified as a corporation under Treasury Regulation Section 301.7701-3(a) and such entity would otherwise qualify as a Subsidiary.

2.29     “Trading Day” shall mean a day on which national stock exchanges in the United States are open for trading.

ARTICLE III.

SHARES SUBJECT TO THE PLAN

3.1    Number of Shares. Subject to Article VIII, the aggregate number of shares of Class A Common Stock that may be issued pursuant to rights granted under the Plan shall be              Shares. In addition to the foregoing,

subject to Article VIII, on the first day of each calendar year beginning on and including January 1, 2022 and ending on and including January 1, 2031, the number of Shares available for issuance under the Plan shall be increased by that number of Shares equal to the lesser of (a) 1% of the aggregate number of shares of Class A Common Stock and Class X Common Stock outstanding on the final day of the immediately preceding calendar year and (b) such smaller number of Shares as determined by the Board. If any right granted under the Plan shall for any reason terminate without having been exercised, the Shares not purchased under such right shall again become available for issuance under the Plan. Notwithstanding anything in this Section 3.1 to the contrary, the number of Shares that may be issued or transferred pursuant to the rights granted under the Plan shall not exceed an aggregate of             2 Shares, subject to Article VIII.

3.2    Stock Distributed. Any Common Stock distributed pursuant to the Plan may consist, in whole or in part, of authorized and unissued Common Stock, treasury stock or Common Stock purchased on the open market.

ARTICLE IV.

OFFERING PERIODS; OFFERING DOCUMENTS; PURCHASE DATES

4.1    Offering Periods. The Administrator may from time to time grant or provide for the grant of rights to purchase Shares under the Plan to Eligible Employees during one or more periods (each, an “Offering Period”) selected by the Administrator. The terms and conditions applicable to each Offering Period shall be set forth in an “Offering Document” adopted by the Administrator, which Offering Document shall be in such form and shall contain such terms and conditions as the Administrator shall deem appropriate. The Administrator shall establish in each Offering Document one or more Purchase Periods during such Offering Period during which rights granted under the Plan shall be exercised and purchases of Shares carried out during such Offering Period in accordance with such Offering Document and the Plan. The provisions of separate Offering Periods under the Plan need not be identical.

4.2    Offering Documents. Each Offering Document with respect to an Offering Period shall specify (through incorporation of the provisions of this Plan by reference or otherwise):

(a)    the length of the Offering Period, which period shall not exceed 27 months;

(b)    the length of the Purchase Period(s) within the Offering Period;

(c)    in connection with each Offering Period that contains only one Purchase Period the maximum number of Shares that may be purchased by any Eligible Employee during such Offering Period, which, in the absence of a contrary designation by the Administrator, shall be 5000 Shares;

(d)    in connection with each Offering Period that contains more than one Purchase Period, the maximum aggregate number of Shares which may be purchased by any Eligible Employee during each Purchase Period, which, in the absence of a contrary designation by the Administrator, shall be 5000 Shares; and

(e)    such other provisions as the Administrator determines are appropriate, subject to the Plan.

ARTICLE V.

ELIGIBILITY AND PARTICIPATION

5.1    Eligibility. Any Eligible Employee who shall be employed by the Company or a Designated Subsidiary on a given Enrollment Date for an Offering Period shall be eligible to participate in the Plan during such Offering Period, subject to the requirements of this Article V and the limitations imposed by Section 423(b) of the Code.

[2]	NTD: ISO limit be determined once overall share limit is determined.

5.2    Enrollment in Plan.

(a)    Except as otherwise set forth herein or in an Offering Document or determined by the Administrator, an Eligible Employee may become a Participant in the Plan for an Offering Period by delivering a subscription agreement to the Company by such time prior to the Enrollment Date for such Offering Period (or such other date specified in the Offering Document) designated by the Administrator and in such form as the Company provides.

(b)    Each subscription agreement shall designate a whole percentage of such Eligible Employee’s Compensation to be withheld by the Company or the Designated Subsidiary employing such Eligible Employee on each payday during the Offering Period as payroll deductions under the Plan. The designated percentage may not be less than 1% and may not be more than the maximum percentage specified by the Administrator in the applicable Offering Document (which percentage shall be 15% in the absence of any such designation). The payroll deductions made for each Participant shall be credited to an account for such Participant under the Plan and shall be deposited with the general funds of the Company.

(c)    A Participant may decrease the percentage of Compensation designated in his or her subscription agreement, subject to the limits of this Section 5.2, or may suspend his or her payroll deductions, at any time during an Offering Period; provided, however, that the Administrator may limit the number of changes a Participant may make to his or her payroll deduction elections during each Offering Period in the applicable Offering Document (and in the absence of any specific designation by the Administrator, a Participant shall be allowed two decreases and one suspension (but no increases) to his or her payroll deduction elections during each Offering Period with respect to such Offering Period). Any such change or suspension of payroll deductions shall be effective with the first full payroll period following ten business days after the Company’s receipt of the new subscription agreement (or such shorter or longer period as may be specified by the Administrator in the applicable Offering Document). In the event a Participant suspends his or her payroll deductions, such Participant’s cumulative payroll deductions prior to the suspension shall remain in his or her account and shall be applied to the purchase of Shares on the next occurring Purchase Date and shall not be paid to such Participant unless he or she withdraws from participation in the Plan pursuant to Article VII.

(d)    Except as otherwise set forth in Section 5.8 or in an Offering Document or determined by the Administrator, a Participant may participate in the Plan only by means of payroll deduction and may not make contributions by lump sum payment for any Offering Period.

5.3    Payroll Deductions. Except as otherwise provided in the applicable Offering Document or Section 5.8, payroll deductions for a Participant shall commence on the first payroll following the Enrollment Date and shall end on the last payroll in the Offering Period to which the Participant’s authorization is applicable, unless sooner terminated by the Participant as provided in Article VII or suspended by the Participant or the Administrator as provided in Section 5.2 and Section 5.6, respectively.

5.4    Effect of Enrollment. A Participant’s completion of a subscription agreement will enroll such Participant in the Plan for each subsequent Offering Period on the terms contained therein until the Participant either submits a new subscription agreement, withdraws from participation under the Plan as provided in Article VII or otherwise becomes ineligible to participate in the Plan.

5.5    Limitation on Purchase of Common Stock. An Eligible Employee may be granted rights under the Plan only if such rights, together with any other rights granted to such Eligible Employee under “employee stock purchase plans” of the Company, any Parent or any Subsidiary, as specified by Section 423(b)(8) of the Code, do not permit such employee’s rights to purchase stock of the Company or any Parent or Subsidiary to accrue at a rate that exceeds $25,000 of the fair market value of such stock (determined as of the first day of the Offering Period during which such rights are granted) for each calendar year in which such rights are outstanding at any time. This limitation shall be applied in accordance with Section 423(b)(8) of the Code.

5.6    Suspension of Payroll Deductions. Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 5.5 or the other limitations set forth in this Plan, a Participant’s payroll deductions may be suspended by the Administrator at any time during an Offering Period. The balance of the amount credited to the account of each Participant that has not been applied to the purchase of Shares by reason of Section 423(b)(8) of the Code, Section 5.5 or the other limitations set forth in this Plan shall be paid to such Participant in one lump sum in cash as soon as reasonably practicable after the Purchase Date.

5.7    Foreign Employees. In order to facilitate participation in the Plan, the Administrator may provide for such special terms applicable to Participants who are citizens or residents of a foreign jurisdiction, or who are employed by a Designated Subsidiary outside of the United States, as the Administrator may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Such special terms may not be more favorable than the terms of rights granted under the Plan to Eligible Employees who are residents of the United States. Moreover, the Administrator may approve such supplements to, or amendments, restatements or alternative versions of, this Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of this Plan as in effect for any other purpose. No such special terms, supplements, amendments or restatements shall include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the stockholders of the Company.

5.8    Leave of Absence. During leaves of absence approved by the Company meeting the requirements of Treasury Regulation Section 1.421-1(h)(2) under the Code, a Participant may continue participation in the Plan by making cash payments to the Company on his or her normal payday equal to his or her authorized payroll deduction.

ARTICLE VI.

GRANT AND EXERCISE OF RIGHTS

6.1    Grant of Rights. On the Enrollment Date of each Offering Period, each Eligible Employee participating in such Offering Period shall be granted a right to purchase the maximum number of Shares specified under Section 4.2, subject to the limits in Section 5.5, and shall have the right to buy, on each Purchase Date during such Offering Period (at the applicable Purchase Price), such number of whole Shares as is determined by dividing (a) such Participant’s payroll deductions accumulated prior to such Purchase Date and retained in the Participant’s account as of the Purchase Date, by (b) the applicable Purchase Price (rounded down to the nearest Share). The right shall expire on the earlier of: (x) the last Purchase Date of such Offering Period, (y) last day of such Offering Period and (z) the date on which such Participant withdraws in accordance with Section 7.1 or Section 7.3.

6.2    Exercise of Rights. On each Purchase Date, each Participant’s accumulated payroll deductions and any other additional payments specifically provided for in the applicable Offering Document will be applied to the purchase of whole Shares, up to the maximum number of Shares permitted pursuant to the terms of the Plan and the applicable Offering Document, at the Purchase Price. No fractional Shares shall be issued upon the exercise of rights granted under the Plan, unless the Offering Document specifically provides otherwise. Any cash in lieu of fractional Shares remaining after the purchase of whole Shares upon exercise of a purchase right will be carried forward and applied toward the purchase of whole Shares for the following Offering Period. Shares issued pursuant to the Plan may be evidenced in such manner as the Administrator may determine and may be issued in certificated form or issued pursuant to book-entry procedures.

6.3    Pro Rata Allocation of Shares. If the Administrator determines that, on a given Purchase Date, the number of Shares with respect to which rights are to be exercised may exceed (a) the number of Shares that were available for issuance under the Plan on the Enrollment Date of the applicable Offering Period, or (b) the number of Shares available for issuance under the Plan on such Purchase Date, the Administrator may in its sole discretion provide that the Company shall make a pro rata allocation of the Shares available for purchase on such Enrollment Date or Purchase Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants for whom rights to purchase Shares are to be exercised pursuant to this Article VI on such Purchase Date, and shall either (i) continue all Offering Periods then in effect, or (ii) terminate any or all Offering Periods then in effect pursuant to Article IX. The Company may make pro rata allocation of the Shares available on the Enrollment Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional Shares for issuance under the Plan by the Company’s stockholders subsequent to such Enrollment Date. The balance of the amount credited to the account of each Participant that has not been applied to the purchase of Shares shall be paid to such Participant, without interest, in one lump sum in cash as soon as reasonably practicable after the Purchase Date.

6.4    Withholding. At the time a Participant’s rights under the Plan are exercised, in whole or in part, or at the time some or all of the Shares issued under the Plan is disposed of, the Participant must make adequate provision for the Company’s federal, state, or other tax withholding obligations, if any, that arise upon the exercise of the right or the disposition of the Shares. At any time, the Company may, but shall not be obligated to, withhold from the Participant’s compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Shares by the Participant.

6.5    Conditions to Issuance of Common Stock. The Company shall not be required to issue or deliver any certificate or certificates for, or make any book entries evidencing, Shares purchased upon the exercise of rights under the Plan prior to fulfillment of all of the following conditions:

(a)    The admission of such Shares to listing on all stock exchanges, if any, on which the Common Stock is then listed;

(b)    The completion of any registration or other qualification of such Shares under any state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, that the Administrator shall, in its absolute discretion, deem necessary or advisable;

(c)    The obtaining of any approval or other clearance from any state or federal governmental agency that the Administrator shall, in its absolute discretion, determine to be necessary or advisable;

(d)    The payment to the Company of all amounts that it is required to withhold under federal, state or local law upon exercise of the rights, if any; and

(e)    The lapse of such reasonable period of time following the exercise of the rights as the Administrator may from time to time establish for reasons of administrative convenience.

ARTICLE VII.

WITHDRAWAL; CESSATION OF ELIGIBILITY

7.1    Withdrawal. A Participant may withdraw all but not less than all of the payroll deductions credited to his or her account and not yet used to exercise his or her rights under the Plan at any time by giving written notice to the Company in a form acceptable to the Company no later than two weeks prior to the end of the Offering Period or, if earlier, the end of the Purchase Period (or such shorter or longer period as may be specified by the Administrator in the Offering Document). All of the Participant’s payroll deductions credited to his or her account during the Offering Period not yet used to exercise his or her rights under the Plan shall be paid to such Participant as soon as reasonably practicable after receipt of notice of withdrawal and such Participant’s rights for the Offering Period shall be automatically terminated, and no further payroll deductions for the purchase of Shares shall be made for such Offering Period. If a Participant withdraws from an Offering Period, payroll deductions shall not resume at the beginning of the next Offering Period unless the Participant is an Eligible Employee and timely delivers to the Company a new subscription agreement.

7.2    Future Participation. A Participant’s withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan that may hereafter be adopted by the Company or a Designated Subsidiary or in subsequent Offering Periods that commence after the termination of the Offering Period from which the Participant withdraws.

7.3    Cessation of Eligibility. Upon a Participant’s ceasing to be an Eligible Employee for any reason, he or she shall be deemed to have elected to withdraw from the Plan pursuant to this Article VII and the payroll deductions credited to such Participant’s account during the Offering Period shall be paid to such Participant or, in the case of his or her death, to the person or persons entitled thereto under Section 12.4, as soon as reasonably practicable, and such Participant’s rights for the Offering Period shall be automatically terminated.

ARTICLE VIII.

ADJUSTMENTS UPON CHANGES IN STOCK

8.1    Changes in Capitalization. Subject to Section 8.3, in the event that the Administrator determines that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), Change in Control, reorganization, merger, amalgamation, consolidation, combination, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event, as determined by the Administrator, affects the Common Stock such that an adjustment is determined by the Administrator to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any outstanding purchase rights under the Plan, the Administrator shall make equitable adjustments, if any, to reflect such change with respect to (a) the aggregate number and type of Shares (or other securities or property) that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 and the limitations established in each Offering Document pursuant to Section 4.2 on the maximum number of Shares that may be purchased); (b) the class(es) and number of Shares and price per Share subject to outstanding rights; and (c) the Purchase Price with respect to any outstanding rights.

8.2    Other Adjustments. Subject to Section 8.3, in the event of any transaction or event described in Section 8.1 or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate (including without limitation any Change in Control), or of changes in Applicable Law or accounting principles, the Administrator, in its discretion, and on such terms and conditions as it deems appropriate, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any right under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

(a)    To provide for either (i) termination of any outstanding right in exchange for an amount of cash, if any, equal to the amount that would have been obtained upon the exercise of such right had such right been currently exercisable or (ii) the replacement of such outstanding right with other rights or property selected by the Administrator in its sole discretion;

(b)    To provide that the outstanding rights under the Plan shall be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar rights covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(c)    To make adjustments in the number and type of Shares (or other securities or property) subject to outstanding rights under the Plan and/or in the terms and conditions of outstanding rights and rights that may be granted in the future;

(d)    To provide that Participants’ accumulated payroll deductions may be used to purchase Common Stock prior to the next occurring Purchase Date on such date as the Administrator determines in its sole discretion and the Participants’ rights under the ongoing Offering Period(s) shall be terminated; and

(e)    To provide that all outstanding rights shall terminate without being exercised.

8.3    No Adjustment Under Certain Circumstances. No adjustment or action described in this Article VIII or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Plan to fail to satisfy the requirements of Section 423 of the Code.

8.4    No Other Rights. Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided in the Plan or pursuant to action of the Administrator under the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares subject to outstanding rights under the Plan or the Purchase Price with respect to any outstanding rights.

ARTICLE IX.

AMENDMENT, MODIFICATION AND TERMINATION

9.1    Amendment, Modification and Termination. The Administrator may amend, suspend or terminate the Plan at any time and from time to time; provided, however, that approval of the Company’s stockholders shall be required to amend the Plan to: (a) increase the aggregate number, or change the type, of shares that may be sold pursuant to rights under the Plan under Section 3.1 (other than an adjustment as provided by Article VIII); (b) change the Plan in any manner that would be considered the adoption of a new plan within the meaning of Treasury regulation Section 1.423-2(c)(4); or (c) change the Plan in any manner that would cause the Plan to no longer be an “employee stock purchase plan” within the meaning of Section 423(b) of the Code.

9.2    Certain Changes to Plan. Without stockholder consent and without regard to whether any Participant rights may be considered to have been adversely affected, to the extent permitted by Section 423 of the Code, the Administrator shall be entitled to change or terminate the Offering Periods, limit the frequency and/or number of changes in the amount withheld from Compensation during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of payroll withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Administrator determines in its sole discretion to be advisable that are consistent with the Plan.

9.3    Actions In the Event of Unfavorable Financial Accounting Consequences. In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(a)    altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;

(b)    shortening any Offering Period so that the Offering Period ends on a new Purchase Date, including an Offering Period underway at the time of the Administrator action; and

(c)    allocating Shares.

Such modifications or amendments shall not require stockholder approval or the consent of any Participant.

9.4    Payments Upon Termination of Plan. Upon termination of the Plan, the balance in each Participant’s Plan account shall be refunded as soon as practicable after such termination, without any interest thereon.

ARTICLE X.

TERM OF PLAN

The Plan shall be effective on the Effective Date. The effectiveness of the Plan shall be subject to approval of the Plan by the stockholders of the Company within 12 months following the date the Plan is first approved by the Board. No right may be granted under the Plan prior to such stockholder approval. No rights may be granted under the Plan during any period of suspension of the Plan or after termination of the Plan.

ARTICLE XI.

ADMINISTRATION

11.1    Administrator. Unless otherwise determined by the Board, the Administrator of the Plan shall be the Compensation Committee of the Board (or another committee or a subcommittee of the Board to which the Board delegates administration of the Plan) (such committee, the “Committee”). The Board may at any time vest in the Board any authority or duties for administration of the Plan.

11.2    Action by the Administrator. Unless otherwise established by the Board or in any charter of the Administrator, a majority of the Administrator shall constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present and, subject to Applicable Law and the Bylaws of the Company, acts approved in writing by a majority of the Administrator in lieu of a meeting, shall be deemed the acts of the Administrator. Each member of the Administrator is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Designated Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

11.3    Authority of Administrator. The Administrator shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(a)    To determine when and how rights to purchase Shares shall be granted and the provisions of each offering of such rights (which need not be identical).

(b)    To designate from time to time which Subsidiaries of the Company shall be Designated Subsidiaries, which designation may be made without the approval of the stockholders of the Company.

(c)    To construe and interpret the Plan and rights granted under it, and to establish, amend and revoke rules and regulations for its administration. The Administrator, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(d)    To amend, suspend or terminate the Plan as provided in Article IX.

(e)    Generally, to exercise such powers and to perform such acts as the Administrator deems necessary or expedient to promote the best interests of the Company and its Subsidiaries and to carry out the intent that the Plan be treated as an “employee stock purchase plan” within the meaning of Section 423 of the Code.

11.4    Decisions Binding. The Administrator’s interpretation of the Plan, any rights granted pursuant to the Plan, any subscription agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding, and conclusive on all parties.

ARTICLE XII.

MISCELLANEOUS

12.1    Restriction upon Assignment. A right granted under the Plan shall not be transferable other than by will or the Applicable Laws of descent and distribution, and is exercisable during the Participant’s lifetime only by the Participant. Except as provided in Section 12.4 hereof, a right under the Plan may not be exercised to any extent except by the Participant. The Company shall not recognize and shall be under no duty to recognize any assignment or alienation of the Participant’s interest in the Plan, the Participant’s rights under the Plan or any rights thereunder.

12.2    Rights as a Stockholder. With respect to Shares subject to a right granted under the Plan, a Participant shall not be deemed to be a stockholder of the Company, and the Participant shall not have any of the rights or privileges of a stockholder, until such Shares have been issued to the Participant or his or her nominee following exercise of the Participant’s rights under the Plan. No adjustments shall be made for dividends (ordinary or extraordinary, whether in cash securities, or other property) or distribution or other rights for which the record date occurs prior to the date of such issuance, except as otherwise expressly provided herein or as determined by the Administrator.

12.3    Interest. No interest shall accrue on the payroll deductions or contributions of a Participant under the Plan.

12.4    Designation of Beneficiary.

(a)    A Participant may, in the manner determined by the Administrator, file a written designation of a beneficiary who is to receive any Shares and/or cash, if any, from the Participant’s account under the Plan in the event of such Participant’s death subsequent to a Purchase Date on which the Participant’s rights are exercised but prior to delivery to such Participant of such Shares and cash. In addition, a Participant may file a written designation of a beneficiary who is to receive any cash from the Participant’s account under the Plan in the event of such Participant’s death prior to exercise of the Participant’s rights under the Plan. If the Participant is married and resides in a community property state, a designation of a person other than the Participant’s spouse as his or her beneficiary shall not be effective without the prior written consent of the Participant’s spouse.

(b)    Such designation of beneficiary may be changed by the Participant at any time by written notice to the Company. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company shall deliver such Shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such Shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

12.5    Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

12.6    Equal Rights and Privileges. Subject to Section 5.7, all Eligible Employees will have equal rights and privileges under this Plan so that this Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Subject to Section 5.7, any provision of this Plan that is inconsistent with Section 423 of the Code will, without further act or amendment by the Company, the Board or the Administrator, be reformed to comply with the equal rights and privileges requirement of Section 423 of the Code.

12.7    Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

12.8    Reports. Statements of account shall be given to Participants at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of Shares purchased and the remaining cash balance, if any.

12.9    No Employment Rights. Nothing in the Plan shall be construed to give any person (including any Eligible Employee or Participant) the right to employment or service with (or to remain in the employ of) the Company or any Parent or Subsidiary thereof or affect the right of the Company or any Parent or Subsidiary thereof to terminate the employment of any person (including any Eligible Employee or Participant) at any time, with or without cause.

12.10    Notice of Disposition of Shares. Each Participant shall give prompt notice to the Company of any disposition or other transfer of any Shares purchased upon exercise of a right under the Plan if such disposition or transfer is made: (a) within two years from the Enrollment Date of the Offering Period in which the Shares were purchased or (b) within one year after the Purchase Date on which such Shares were purchased. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the Participant in such disposition or other transfer.

12.11    Governing Law. The Plan and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Delaware without regard to conflicts of laws thereof or of any other jurisdiction.

12.12    Electronic Forms. To the extent permitted by Applicable Law and in the discretion of the Administrator, an Eligible Employee may submit any form or notice as set forth herein by means of an electronic form approved by the Administrator. Before the commencement of an Offering Period, the Administrator shall prescribe the time limits within which any such electronic form shall be submitted to the Administrator with respect to such Offering Period in order to be a valid election.

*    *    *    *    *

Annex E

Execution Copy

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into on February 9, 2021, by and among Forest Road Acquisition Corp., a Delaware corporation (the “Company”) and the undersigned subscriber (“Subscriber”).

WHEREAS, concurrently with the execution of this Subscription Agreement, the Company and The Beachbody Company Group, LLC, a Delaware limited liability company (“Beachbody”) and Myx Fitness Holdings, LLC, a Delaware limited liability company (“Myx”), are, together with the other parties thereto, entering into a definitive agreement (as amended, modified, supplemented or waived from time to time, the “Transaction Agreement” and the transactions contemplated by the Transaction Agreement to be completed on and prior to the closing date thereof, the “Transactions”), pursuant to which, among other things, in the manner, and on the terms and subject to the conditions and exclusions set forth therein, effective as of the closing of the Transactions, Beachbody and Myx will combine with the Company in a series of mergers, with the Company surviving such mergers and Myx becoming a wholly-owned subsidiary of the Company;

WHEREAS, in connection with the Transactions, Subscriber desires to subscribe for and purchase from the Company, immediately prior to the consummation of the Transactions, that number of the Company’s Class A Common Stock, par value $0.0001 per share (the “Class A Common Shares”), set forth on the signature page hereto (the “Subscribed Shares”) for a purchase price of $10.00 per share (the “Per Share Price” and the aggregate of such Per Share Price for all Subscribed Shares being referred to herein as the “Purchase Price”), and the Company desires to issue and sell to Subscriber the Subscribed Shares in consideration of the payment of the Purchase Price by or on behalf of Subscriber to the Company; and

WHEREAS, on or about the date of this Subscription Agreement, the Company is entering into other subscription agreements (the “Other Subscription Agreements” and together with this Subscription Agreement, the “Subscription Agreements”) with certain other investors (the “Other Subscribers” and together with Subscriber, the “Subscribers”) in a form substantially similar to this Subscription Agreement, pursuant to which such Other Subscribers have agreed to purchase additional Class A Common Shares on the closing date of the Transaction.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Section 1. Subscription. Subject to the terms and conditions hereof, at the Closing (as defined below), Subscriber hereby agrees to subscribe for and purchase, and the Company hereby agrees to issue and sell to Subscriber, upon the payment of the Purchase Price, the Subscribed Shares (such subscription and issuance, the “Subscription”).

Section 2. Closing.

(a) The consummation of the Subscription contemplated hereby (the “Closing”) shall occur on the closing date of the Transactions (the “Closing Date”), immediately prior to or substantially concurrently with the consummation of the Transactions.

(b) At least five (5) Business Days before the anticipated Closing Date, the Company shall deliver written notice to Subscriber (the “Closing Notice”) specifying (i) the anticipated Closing Date and (ii) the wire instructions for delivery of the Purchase Price to the Company. No later than two (2) Business Days prior to the

Closing Date, Subscriber shall deliver the Purchase Price for the Subscribed Shares by wire transfer of United States dollars in immediately available funds to the account specified by the Company in the Closing Notice, such funds to be held by the Company in escrow until the Closing, and deliver to the Company such information as is reasonably requested in the Closing Notice in order for the Company to issue the Subscribed Shares to Subscriber, including, without limitation, the legal name of the person in whose name the Subscribed Shares are to be issued and a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8. Upon satisfaction (or, if applicable, waiver) of the conditions set forth in this Section 2, the Company shall deliver to Subscriber (i) at the Closing, the Subscribed Shares in book entry form, free and clear of any liens or other restrictions (other than those arising under this Subscription Agreement or applicable securities laws), in the name of Subscriber (or its nominee or custodian, as applicable, in accordance with its delivery instructions), and (ii) a copy of the records of the Company’s transfer agent showing the Subscriber (or such nominee or custodian, as applicable) as the owner of the Subscribed Shares on and as of the Closing Date In the event that the consummation of the Transactions does not occur within two (2) Business Days after the anticipated Closing Date specified in the Closing Notice (the Closing Outside Date”), unless otherwise agreed to in writing by the Company and the Subscriber, the Company shall promptly (but in no event later than two (2) Business Days after the Closing Outside Date) return the funds so delivered by Subscriber to the Company by wire transfer in immediately available funds to the account specified by Subscriber, and any book entries shall be deemed cancelled. Notwithstanding such return or cancellation (x) a failure to close on the anticipated Closing Date shall not, by itself, be deemed to be a failure of any of the conditions to Closing set forth in this Section 2 to be satisfied or waived on or prior to the Closing Date, and (y) unless and until this Subscription Agreement is terminated in accordance with Section 6 herein, Subscriber shall remain obligated (A) to redeliver funds to the Company in escrow following the Company’s delivery to Subscriber of a new Closing Notice and (B) to consummate the Closing upon satisfaction of the conditions set forth in this Section 2. For the purposes of this Subscription Agreement, “Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks are required or authorized to close in the State of New York.

(c) The Closing shall be subject to the satisfaction, or valid waiver by each of the parties hereto, of the conditions that, on the Closing Date:

(i)

no suspension of the qualification of the Subscribed Shares for offering or sale or trading in any jurisdiction, or initiation or threatening of any proceedings for any of such purposes, shall be deemed to have occurred and be continuing and the Subscribed Shares shall have been approved for listing on the New York Stock Exchange (“NYSE”), subject to official notice of issuance;

(ii)

all conditions precedent to the closing of the Transactions set forth in the Transaction Agreement, including all necessary approvals of the Company’s shareholders and regulatory approvals, if any, shall have been satisfied (as determined by the parties to the Transaction Agreement) or waived (other than those conditions which, by their nature, are to be satisfied at the closing of the Transactions pursuant to the Transaction Agreement or by the Closing itself, but subject to their satisfaction or valid waiver at the closing of the Transactions), and the closing of the Transactions shall occur substantially concurrently with or immediately following the Closing; and

(iii)

no court of competent jurisdiction shall have issued, enforced or entered any judgment or order which is then in effect and has the effect of making the consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby.

(d) In addition to the conditions set forth in Section 2(c), the obligation of the Company to consummate the Closing shall be subject to the satisfaction or valid waiver by the Company of the additional conditions that, on the Closing Date:

(i)

all representations and warranties of Subscriber contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect (as defined below), which representations and warranties shall be true and correct in all respects) at and as of the Closing Date; and

(ii)	Subscriber shall not be in material breach of any covenant, agreement or condition required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing.

(e) In addition to the conditions set forth in Section 2(c), the obligation of Subscriber to consummate the Closing shall be subject to the satisfaction or valid waiver by Subscriber of the additional conditions that, on the Closing Date:

(i)

all representations and warranties of the Company contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Company Material Adverse Effect (as defined below), which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (unless they specifically speak as of an earlier date, in which case they shall be true and correct in all respects (other than representations and warranties that are qualified as to Company Material Adverse Effect, which representations and warranties shall be true and correct in all respects) as of such date), other than, in each case, failures to be true and correct that would not result, individually or in the aggregate, in a Company Material Adverse Effect; and

(ii)

the Company shall not be in material breach of any covenant, agreement or condition required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing; provided, that this condition shall be deemed satisfied unless written notice of such noncompliance is provided by Subscriber to the Company and the Company fails to cure such noncompliance in all material respects within five (5) Business Days of receipt of such notice.

(iii)

The Transaction Agreement shall not have been amended, modified or waived by the Company in a manner that is materially adverse to Subscriber (in its capacity as such) without the written consent of Subscriber.

(f) Prior to or at the Closing, Subscriber shall deliver all such other information as is reasonably requested by the Company in order for the Company to issue the Subscribed Shares to Subscriber.

Section 3. Company Representations and Warranties. The Company represents and warrants to Subscriber and the Placement Agents (as defined below), as of the date hereof and the Closing Date, that:

(a) The Company (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) has the requisite power and authority to own, lease and operate its properties, to carry on its business as it is now being conducted and to enter into, deliver and perform its obligations under this Subscription Agreement, and (iii) is duly licensed or qualified to conduct its business and, if applicable, is in good standing under the laws of each jurisdiction (other than its jurisdiction of incorporation) in which the conduct of its business or the ownership of its properties or assets requires such license or qualification, except, with respect to the foregoing clause (iii), where the failure to be in good standing would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Subscription Agreement, a “Company Material Adverse Effect” means an event, change, development, occurrence, condition which would have a material adverse effect on the business, properties, financial condition, stockholders’ equity or results of operations of the combined company after giving effect to the transactions hereunder or under the Transaction Agreement, or prevents, materially impairs, materially delays or materially impedes the ability of the Company to enter into and timely perform its obligations under this Subscription Agreement or the Transaction Agreement, including the issuance and sale of the Subscribed Shares.

(b) The Subscribed Shares are duly authorized and, when issued and delivered to Subscriber against full payment therefor in accordance with the terms of this Subscription Agreement, will be validly issued, fully paid and non-assessable and will not have been issued in violation of any preemptive rights created under the Company’s organizational documents (as adopted on or prior to the Closing Date), by contract, or the laws of its jurisdiction of incorporation.

(c) This Subscription Agreement has been duly authorized, executed and delivered by the Company, and assuming the due authorization, execution and delivery of the same by Subscriber, this Subscription Agreement constitutes the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.

(d) The execution and delivery of this Subscription Agreement, the issuance and sale of the Subscribed Shares and the compliance by the Company with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject that would reasonably be expected to have a Company Material Adverse Effect or materially affect the validity of the Subscribed Shares or the legal authority of the Company to comply in all material respects with the terms of this Subscription Agreement; (ii) the organizational documents of the Company; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its properties that would reasonably be expected to have a Company Material Adverse Effect or materially affect the validity of the Subscribed Shares or the legal authority of the Company to comply in all material respects with the terms of this Subscription Agreement.

(e) Assuming the accuracy of the representations and warranties of Subscriber set forth in Section 4 of this Subscription Agreement, the Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization (including the NYSE) or other person in connection with the execution, delivery and performance of this Subscription Agreement (including, without limitation, the issuance of the Subscribed Shares), other than (i) notice filings required by applicable state securities laws, (ii), the filing of the Registration Statement pursuant to Section 5 below, (iii) those required by the NYSE, including with respect to obtaining stockholder approval, (iv) those required to consummate the Transactions as provided under the Transaction Agreement, (v) the filing of notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable, and (vi) the failure of which to obtain would not be reasonably likely to have a Company Material Adverse Effect.

(f) Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 4 of this Subscription Agreement, no registration under the Securities Act of 1933, as amended (the “Securities Act”), is required for the offer and sale of the Subscribed Shares by the Company to Subscriber and the Subscribed Shares are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws.

(g) Neither the Company nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Subscribed Shares.

(h) The Company has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other person to any broker’s or finder’s fee or any other commission or similar fee in connection with the transactions contemplated by this Subscription Agreement for which the Subscriber could become liable. Except for Credit Suisse Securities (USA) LLC, Cantor Fitzgerald & Co., Guggenheim Securities, LLC and The Raine Group LLC (collectively, the “Placement Agents”), no broker or finder is entitled to any brokerage or finder’s fee or commission solely in connection with the sale of the Subscribed Shares to Subscriber.

(i) As of their respective dates, all reports required to be filed by the Company with the U.S. Securities and Exchange Commission (the “SEC” or the Commission”) (such reports, the “SEC Reports”) complied in all material respects with the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. The Company timely filed each periodic report that the Company was required to file with the SEC since inception. A copy of each SEC Report is available to the Subscriber via the SEC’s EDGAR system. There are no outstanding or unresolved comments in comment letters received by the Company from the staff of the Division of Corporation Finance of the SEC with respect to any of the SEC Reports.

(j) As of the date hereof, the issued and outstanding Class A Common Shares of the Company are registered pursuant to Section 12(b) of the Exchange Act, and are listed for trading on the NYSE under the symbol “FRX” (it being understood that the trading symbol will be changed in connection with the Transaction). Except as disclosed in the SEC Reports, as of the date hereof, there is no suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company by NYSE or the SEC, respectively, to prohibit or terminate the listing of the Company’s shares on NYSE or to deregister the shares under the Exchange Act. The Company has taken no action that is designed to terminate the registration of the shares under the Exchange Act.

(k) Other than the Other Subscription Agreements, the Transaction Agreement and any other agreement contemplated by the Transaction Agreement, the Company has not entered into any side letter or similar agreement with any Other Subscriber or any other investor in connection with such Other Subscriber’s or investor’s direct or indirect investment in the Company (other than any side letter or similar agreement relating to the transfer to any investor of (i) securities of the Company by existing securityholders of the Company, which may be effectuated as a forfeiture to the Company and reissuance, or (ii) securities to be issued to the direct or indirect securityholders of the Company pursuant to the Merger Agreement). No Other Subscription Agreement includes terms and conditions that are materially more advantageous to any such Other Subscriber than the Subscriber hereunder, and such Other Subscription Agreements have not been amended or modified in any material respect following the date of this Subscription Agreement.

(l) Except for such matters as have not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, there is no (i) action, suit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge of the Company, threatened against the Company or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against the Company.

(m) The Company is in compliance with all applicable laws, except where such noncompliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has not received any written communication from a governmental entity alleging that the Company is not in compliance with or is in default or violation of any applicable law, except where such noncompliance, default or violation would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(n) As of the date hereof and as of immediately prior to the Transactions, the authorized capital stock of the Company is 321,000,000 shares, consisting of (a) 300,000,000 Class A Common Shares, (b) 20,000,000 shares of Class B common stock, par value $0.0001 per share (the “Existing Class B Shares”), and (c) 1,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Shares”). As of the date hereof: (i) no Preferred Shares are issued and outstanding; (ii) 30,000,000 Class A Common Shares are issued and outstanding; (iii) 7,500,000 shares of Existing Class B Shares are issued and outstanding; (iv) 5,333,333 warrants to purchase 5,333,333 Class A Common Shares (the “Private Placement Warrants”) are outstanding and (v) 10,000,000 warrants to purchase 10,000,000 Class A Common Shares (the “Public Warrants”) are outstanding. All (A) issued and outstanding Class A Common Shares and Existing Class B Shares have been duly authorized and validly issued, are fully paid and are non-assessable and are not subject to preemptive rights and (B) outstanding Private Placement Warrants and Public Warrants have been duly authorized and constitutes the valid and legally binding obligation of the Company, enforceable against the Company in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies. Except as set forth above and pursuant to the Other Subscription Agreements and the Transaction Agreement, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company any Class A Common Shares or shares of Class B common stock, or any other equity interests in the Company, or securities convertible into or exchangeable or exercisable for such equity interests.

(o) The Company is not, and immediately after receipt of payment for the Shares will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4. Subscriber Representations and Warranties. Subscriber represents and warrants to the Company and the Placement Agents, as of the date hereof and the Closing Date, that:

(a) Subscriber (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, and (ii) has the requisite power and authority to enter into and perform its obligations under this Subscription Agreement.

(b) This Subscription Agreement has been duly executed and delivered by Subscriber, and assuming the due authorization, execution and delivery of the same by the Company, this Subscription Agreement constitutes the valid and legally binding obligation of Subscriber, enforceable against Subscriber in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.

(c) The execution and delivery of this Subscription Agreement, the purchase of the Subscribed Shares and the compliance by Subscriber with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber is a party or by which Subscriber is bound or to which any of the property or assets of Subscriber is subject; (ii) the organizational documents of Subscriber; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Subscriber Material Adverse Effect. For purposes of this Subscription Agreement, a “Subscriber Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to Subscriber that would reasonably be expected to have a material adverse effect on Subscriber’s ability to consummate the transactions contemplated hereby, including the purchase of the Subscribed Shares.

(d) Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a) under the Securities Act), in each case, satisfying the applicable requirements set forth on Annex A, (ii) is acquiring the Subscribed Shares only for his, her or its own account and not for the account of others, or if the undersigned is subscribing for the Subscribed Shares as a fiduciary or agent for one or more investor accounts, the Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Subscribed Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information on Annex A). Subscriber is not an entity formed for the specific purpose of acquiring the Subscribed Shares, unless such newly formed entity is an entity in which all of the investors are institutional accredited investors, and is an “institutional account” as defined by FINRA Rule 4512(c).

(e) Subscriber understands that the Subscribed Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Subscribed Shares have not been registered under the Securities Act. Subscriber understands that the Subscribed Shares may not be offered, resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Company or a subsidiary thereof, or (ii) pursuant to an applicable exemption from the registration requirements of the Securities Act, and, in each of cases (i) and (ii), in accordance with any applicable securities laws of the applicable states and other jurisdictions of the United States, and as a result of these transfer restrictions, Subscriber may not be able to readily resell the Subscribed Shares and may be required to bear the financial risk of an investment in the Subscribed Shares for an indefinite period of time. Subscriber acknowledges and agrees that the Subscribed Shares will not be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act (“Rule 144”) until at least one year from the filing of “Form 10 information” with the Commission after the Closing Date. Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Subscribed Shares.

(f) Subscriber understands and agrees that Subscriber is purchasing the Subscribed Shares directly from the Company. Subscriber further acknowledges that there have not been, and Subscriber hereby agrees that it is not relying on, any representations, warranties, covenants or agreements made to Subscriber by the Company, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives, any other party to the Transactions or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of the Company expressly set forth in this Subscription Agreement. Subscriber acknowledges that certain information provided to Subscriber was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. No disclosure or offering document has been prepared by the Placement Agents or any of their respective affiliates in connection with the offer and sale of the Subscribed Shares. In connection with the issuance and sale of the Subscribed Shares, no Placement Agent has acted as a financial advisor or fiduciary to any Subscriber. None of the Placement Agents or any of their respective directors, officers, employees, representatives or controlling persons has made any independent investigation with respect to the Company, the Subscribed Shares or the completeness or accuracy of any information provided to the Subscriber. Subscriber agrees that neither of the Placement Agents, nor any of their respective affiliates or any of their or their respective affiliates’ control persons, officers, directors or employees, shall be liable to the Subscriber pursuant to this Subscription Agreement for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Subscribed Shares.

(g) In making its decision to purchase the Subscribed Shares, Subscriber has relied solely upon independent investigation made by Subscriber and the Company representations and warranties in Section 3. Subscriber acknowledges and agrees that Subscriber has received such information as Subscriber deems necessary in order to make an investment decision with respect to the Subscribed Shares, including with respect to the Company and its subsidiaries and the Transactions. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Subscriber and such undersigned’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Subscribed Shares. Without limiting the generality of the foregoing, the Subscriber acknowledges that it has reviewed the Company’s filings with the Commission and any disclosure documents provided by or on behalf of the Company in connection with this Subscription. Subscriber acknowledges and agrees that none of the Placement Agents, or any affiliate of the Placement Agents, has provided Subscriber with any information or advice with respect to the Subscribed Shares nor is such information or advice necessary or desired. None of the Placement Agents or any of their respective affiliates has made or makes any representation as to the Company or the quality or value of the Subscribed Shares and the Placement Agents and any of their respective affiliates may have acquired nonpublic information with respect to the Company which Subscriber agrees need not be provided to it. In connection with the issuance of the Subscribed Shares to Subscriber, none of the Placement Agents or any of their respective affiliates has acted as a financial advisor or fiduciary to Subscriber.

(h) Subscriber became aware of this offering of the Subscribed Shares solely by means of direct contact between Subscriber and the Company or their respective representatives or affiliates, or by means of contact from the Placement Agents and the Subscribed Shares were offered to Subscriber solely by direct contact between Subscriber and the Company or their respective representatives or affiliates. Subscriber did not become aware of this offering of the Subscribed Shares, nor were the Subscribed Shares offered to Subscriber, by any other means. Subscriber acknowledges that the Company represents and warrants that the Subscribed Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

(i) Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Subscribed Shares. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Subscribed Shares, and Subscriber has had an opportunity to seek, and has sought, such accounting, legal, business and tax advice as Subscriber has considered necessary to make an informed investment decision.

(j) Subscriber has analyzed and considered the risks of an investment in the Subscribed Shares and determined that the Subscribed Shares are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Company. Subscriber acknowledges specifically that a possibility of total loss exists.

(k) Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Subscribed Shares or made any findings or determination as to the fairness of this investment.

(l) Subscriber is not, and is not owned or controlled by or acting on behalf of (in connection with the Transactions), a Sanctioned Person. Subscriber is not a non-U.S. shell bank or providing banking services to a non-U.S. shell bank. Subscriber represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001 and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that it maintains, to the extent required, either directly or through the use of a third-party administrator, policies and procedures reasonably designed for the screening of any investors against Sanctions-related lists of blocked or restricted persons and to ensure that the funds held by Subscriber and used to purchase the Subscribed Shares are derived from lawful activities. For purposes of this Agreement, “Sanctioned Person” means at any time any person or entity: (a) listed on any Sanctions-related list of designated or blocked or restricted persons; (b) that is a national of, the government of, or any agency or instrumentality of the government of, or resident in, or organized under the laws of, a country or territory that is the target of comprehensive Sanctions from time to time (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region); or (c) owned or controlled by or acting on behalf of any of the foregoing. “Sanctions” means those trade, economic and financial sanctions laws, regulations, embargoes, and restrictive measures (in each case having the force of law) administered, enacted or enforced from time to time by (a) the United States (including without limitation the U.S. Department of the Treasury, Office of Foreign Assets Control, the U.S. Department of State, and the U.S. Department of Commerce), (b) the European Union and enforced by its member states, (c) the United Nations, (d) Her Majesty’s Treasury and (e) the Cayman Islands.

(m) Subscriber is not currently (and at all times through Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) acting for the purpose of acquiring, holding, voting or disposing of equity securities of the Company (within the meaning of Rule 13d-5(b)(1) under the Exchange Act).

(n) If Subscriber is an employee benefit plan that is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), a plan, an individual retirement account or other arrangement that is subject to section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) or an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a non-U.S. plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code, or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited Transactions provisions of ERISA or section 4975 of the Code, Subscriber represents and warrants that (i) it has not relied on the Company or any of its affiliates (the “Transactions Parties”) as the Plan’s fiduciary or for advice, with respect to its decision to acquire and hold the Subscribed Shares, and none of the Transactions Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Subscribed Shares and (ii) none of the acquisition, holding and/or transfer or disposition of the Subscribed Shares will result in a non-exempt prohibited Transactions under ERISA or Section 4975 of the Code or any similar law or regulation.

(o) Subscriber will have sufficient funds to pay the Purchase Price pursuant to Section 2.

(p) No broker or finder is entitled to any brokerage or finder’s fee or commission payable by Subscriber solely in connection with the sale of the Subscribed Shares to Subscriber based on any arrangement entered into by or on behalf of Subscriber.

(q) Subscriber acknowledges and is aware that (i) the Placement Agents are each acting as the Company’s joint placement agent, (ii) Credit Suisse Securities (USA) LLC is acting as capital markets advisor to Beachbody in connection with the Transaction and (iii) Credit Suisse Securities (USA) LLC has served in various commercial roles for Beachbody, its affiliates and certain funds and business development companies that Credit Suisse Securities (USA) LLC and its affiliates advise. Subscriber understands and acknowledges that Credit Suisse Securities (USA) LLC’s role as capital markets advisor to Beachbody may give rise to potential conflicts of interest or the appearance thereof.

Section 5. Registration of Subscribed Shares.

(a) The Company agrees that the Company will file with the Commission (at the Company’s sole cost and expense) a registration statement registering the resale of the Subscribed Shares (the “Registration Statement”) no later than thirty (30) calendar days after the Closing Date, and the Company shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) sixty (60) calendar days after the filing thereof (or, in the event the Commission reviews and has written comments to the Registration Statement, the ninetieth (90th) calendar day following the filing thereof) and (ii) the tenth (10th) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review ((i) and (ii) collectively, the “Effectiveness Deadline”); provided, that if such day falls on a Saturday, Sunday or other day that the Commission is closed for business, the Effectiveness Deadline shall be extended to the next Business Day on which the Commission is open for business. The Company will use its commercially reasonable efforts to provide a draft of the Registration Statement to the undersigned for review at least two (2) Business Days in advance of filing the Registration Statement; provided that, for the avoidance of doubt, in no event shall the Company be required to delay or postpone the filing of such Registration Statement as a result of or in connection with Subscriber’s review. Unless otherwise agreed to in writing by the Subscriber, Subscriber shall not be identified as a statutory underwriter in the Registration Statement unless requested by the Commission or another regulatory agency; provided, that if the Commission or another regulatory agency requests that a Subscriber be identified as a statutory underwriter in the Registration Statement, Subscriber will have the opportunity to withdraw from the Registration Statement upon its prompt written request to the Company. Notwithstanding the foregoing, if the Commission prevents the Company from including any or all of the shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Subscribed Shares by the applicable stockholders or otherwise, such Registration Statement shall register for resale such number of Subscribed Shares which is equal to the maximum number of Subscribed Shares as is permitted by the Commission. In such event, the number of Subscribed Shares to be registered for each selling stockholder named in the Registration Statement shall be reduced pro rata among all such selling stockholders and as promptly as practicable after being permitted to register additional Subscribed Shares under Rule 415 under the Securities Act, the Company shall amend the Registration Statement or file a new Registration Statement to register such Subscribed Shares not included in the Registration Statement and cause such amendment or Registration Statement to become effective as promptly as practicable. The Company agrees that, except for such times as the Company is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, the Company will use its commercially reasonable efforts to cause such Registration Statement to remain effective with respect to Subscriber until the earlier of (i) three (3) years from the issuance of the Subscribed Shares, (ii) the date on which all of the Subscribed Shares shall have been sold, or (iii) on the first date on which the undersigned can sell all of its Subscribed Shares (or shares received in exchange therefor) under Rule 144 without limitation as to the manner of sale or the amount of such securities that may be sold and without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable). If requested by Subscriber, the Company shall use its commercially reasonable efforts to (i) cause the removal of the restrictive legends from any Subscribed Shares being sold under the Registration Statement or pursuant to Rule 144 at the time of sale of such Subscribed Shares and (ii) cause its legal counsel to deliver an opinion, if necessary, to the transfer agent in connection with the instruction under subclause (i) to the effect that the removal of such restrictive legends in such circumstances may be effected under the Securities Act, in each case upon the receipt of customary representations and other documentation, if any, from the Holder as reasonably requested by the Company, its counsel or the transfer agent, establishing that restrictive legends are no longer required. From and after such time as the benefits of Rule 144 or any other similar rule or regulation of the Commission that may allow Subscriber to sell securities of the Company to the public without registration are available to holders of the Company’s common stock for so long as the Subscriber holds Subscribed Shares, the Company shall, at its expense, make and keep public information available, as those terms are understood and defined in Rule 144; use commercially reasonable efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act so long as the Company remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144 to enable Subscriber to sell the Subscribed Shares under Rule 144 for so long as the Subscriber holds any Subscribed Shares; and furnish to Subscriber, promptly upon Subscriber’s reasonable request, (i) a written statement by the Company, if true, that it has complied with the reporting requirements of Rule 144, the Securities Act, and the Exchange Act, (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested to permit Subscriber to sell such securities pursuant to Rule 144 without registration. “Subscribed Shares” shall be deemed to include, as of any date of determination, any equity security issued or issuable with respect to the Subscribed Shares by way of share split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event. “Holder” shall mean Subscriber or any affiliate of Subscriber to which the rights under this Section 5 shall have been assigned. The Company’s obligations to include the Subscribed Shares in the Registration Statement are contingent upon Subscriber furnishing in writing to the Company such information regarding Subscriber, the securities of the Company held by Subscriber and the intended method of disposition of the Subscribed Shares as shall be reasonably requested by the Company to effect the registration of the Subscribed Shares, and Subscriber shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations, including providing that the Company shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement as permitted hereunder; provided, however, that Subscriber shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Shares. In the case of the registration effected by the Company pursuant to this Subscription Agreement, the Company shall, upon reasonable request, inform Subscriber as to the status of such registration. Subscriber shall not be entitled to use the Registration Statement for an underwritten offering of Subscribed Shares. Notwithstanding anything to the contrary contained herein, the Company may delay or postpone filing of such Registration Statement, and from time to time require Subscriber not to sell under the Registration Statement or suspend the use or effectiveness of any such Registration Statement if it determines that in order for the registration statement to not contain a material misstatement or omission, an amendment thereto would be needed, or if such filing or use could materially affect a bona fide business or financing transaction of the Company or would require premature disclosure of information that could materially adversely affect the Company, or if the Commission issues any stop order suspending the effectiveness of any Registration Statement or indicates the intention to initiate any proceedings for such purpose (each such circumstance, a “Suspension Event”); provided, that, (w) the Company shall not so delay filing or so suspend the use of the Registration Statement for a period of more than sixty (60) consecutive days or more than two (2) times in any three hundred sixty (360) day period and (x) the Company shall use commercially reasonable efforts to make such registration statement available for the sale by the undersigned of such securities as soon as practicable thereafter.

(b) Upon receipt of any written notice from the Company (which notice shall not contain any material nonpublic information regarding the Company) of the occurrence of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, the undersigned agrees that (i) it will immediately discontinue offers and sales of the Subscribed Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until the undersigned receives copies of a supplemental or amended prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the Company unless otherwise required by law, subpoena or regulatory request or requirement. If so directed by the Company, the undersigned will deliver to the Company, or in the undersigned’s sole discretion destroy, all copies of the prospectus covering the Subscribed Shares in the undersigned’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Subscribed Shares shall not apply (w) to the extent the undersigned is required to retain a copy of such prospectus (A) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (B) in accordance with a bona fide pre-existing document retention policy or (x) to copies stored electronically on archival servers as a result of automatic data back-up.

(c) The Company shall advise Subscriber within five (5) business days:

(i)	when a Registration Statement or any amendment thereto has been filed with the Commission and when such Registration Statement or any post-effective amendment thereto has become effective;

(ii)	of any request by the Commission for amendments or supplements to any Registration Statement or the prospectus included therein or for additional information;

(iii)	of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

(iv)

of the receipt by the Company of any notification with respect to the suspension of the qualification of the Subscribed Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(v)

subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

Notwithstanding anything to the contrary set forth herein, the Company shall not, when so advising Subscriber of such events, provide Subscriber with any material, nonpublic information regarding the Company other than to the extent that providing notice to Subscriber of the occurrence of the events listed in (i) through (v) above constitutes material, nonpublic information regarding the Issuer.

(d) The Company shall use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable.

(e) Except for such times as the Company is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement as contemplated by this Subscription Agreement, the Company shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Subscribed Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(f) The Company shall use its commercially reasonable efforts to cause all Subscribed Shares to be listed on each securities exchange or market, if any, on which the Company’s common stock have been listed.

(g) The Company shall use its commercially reasonable efforts to take all other steps necessary to effect the registration of the Subscribed Shares required hereby.

Section 6. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (a) such date and time as the Transaction Agreement is validly terminated in accordance with its terms without being consummated, (b) upon the mutual written agreement of all parties hereto and Beachbody to terminate this Subscription Agreement or (c) by written notice from Subscriber given anytime on or after September 9, 2021, if the Closing has not occurred by such date and the terminating party’s breach was not the primary reason the Closing failed to occur by such date, (the termination events described in clauses (a)–(c) above, collectively, the “Termination Events”); provided, that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination or common law intentional fraud in the making of any representation or warranty hereunder, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach or fraud. The Company shall notify Subscriber of the termination of the Transaction Agreement promptly after the termination thereof. Upon the occurrence of any Termination Event, except as set forth in the proviso to the first sentence of this Section 6, this Subscription Agreement shall be void and of no further effect and any portion of the Purchase Price paid by the Subscriber to the Company in connection herewith shall promptly (and in any event within one business day) following the Termination Event be returned to the Subscriber.

Section 7. Trust Account Waiver. Subscriber hereby acknowledges that the Company has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Company’s public stockholders and the underwriters of the IPO. For and in consideration of the Company entering into this Subscription Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Subscriber hereby (a) agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets held in the Trust Account or distributions therefrom, and shall not make any claim against the Trust Account (including any distributions therefrom), arising out of this Subscription Agreement regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”), (b) irrevocably waives any Released Claims that it may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, this Subscription Agreement and (c) will not seek recourse against the Trust Account with respect to any Released Claims; provided, however, that nothing in this Section 7 shall (x) serve to limit or prohibit Subscriber’s right to pursue a claim against the Company for legal relief against assets held outside the Trust Account (so long as such claim would not affect the Company’s ability to fulfill its obligation to effectuate any redemption right with respect to any securities of the Company), for specific performance or other equitable relief, (y) serve to limit or prohibit any claims that the Subscriber may have in the future against the Company’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds) (so long as such claim would not affect Company’s ability to fulfill its obligation to effectuate any redemption right with respect to any securities of the Company) and (z) be deemed to limit any Subscriber’s right to distributions from the Trust Account in accordance with the Company’s amended and restated certificate of incorporation in respect of Class A Common Shares of the Company acquired by any means other than pursuant to this Subscription Agreement. Subscriber agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by the Company and its affiliates to induce the Company to enter into this Agreement, and Subscriber further intends and understands such waiver to be valid, binding and enforceable against Subscriber and each of its affiliates under applicable law. To the extent Subscriber or any of its affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to the Company or its representatives or affiliates, which proceeding seeks, in whole or in part, monetary relief against the Company or its representatives or affiliates, Subscriber hereby acknowledges and agrees that Subscriber’s and its affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit Subscriber or its affiliates (or any person claiming on any of their behalves or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein.

Section 8. Indemnity.

(a) Subject to Section 7 above, the Company agrees to indemnify and hold harmless, to the extent permitted by law, Subscriber, its directors, and officers, employees, and agents, and each person who controls Subscriber (within the meaning of the Securities Act or the Exchange Act) and each affiliate of Subscriber (within the meaning of Rule 405 under the Securities Act) from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, any reasonable external attorneys’ fees and expenses incurred in connection with defending or investigating any such action or claim) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus included in any Registration Statement or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by or on behalf of Subscriber expressly for use therein.

(b) Subscriber agrees, severally and not jointly with any person that is a party to the Other Subscription Agreements, to indemnify and hold harmless the Company, its directors, officers, employees and agents, and each person who controls the Company (within the meaning of the Securities Act or the Exchange Act) and each affiliate of the Company against any losses, claims, damages, liabilities and expenses (including, without limitation, reasonable external attorneys’ fees and expenses incurred in connection with defending or investigating any such action or claim) resulting from any untrue statement of material fact contained in the Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by or on behalf of the Subscriber expressly for use therein. In no event shall the liability of Subscriber be greater in amount than the dollar amount of the net proceeds received by Subscriber upon the sale of the Subscribed Shares purchased pursuant to this Subscription Agreement giving rise to such indemnification obligation.

(c) Any person entitled to indemnification herein shall (1) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (2) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent. An indemnifying party who elects not to assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(d) The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, agent, affiliate or controlling person of such indemnified party and shall survive the transfer of the Subscribed Shares purchased pursuant to this Subscription Agreement.

(e) If the indemnification provided under this Section 8 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, subject to Section 7, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by or on behalf of, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 8 from any person who was not guilty of such fraudulent misrepresentation. Any contribution pursuant to this Section 8(e) by any seller of Subscribed Shares shall be limited in amount to the amount of net proceeds received by such seller from the sale of such Subscribed Shares pursuant to the Registration Statement. Notwithstanding anything to the contrary herein, in no event will any party be liable for consequential, special, exemplary or punitive damages in connection with this Subscription Agreement.

Section 9. Miscellaneous.

(a) All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) when sent by electronic mail, on the date of transmission to such recipient, (iii) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (iv) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and, in each case, addressed to the intended recipient at its address or electronic mail address, as applicable, specified on the signature page hereof or to such electronic mail address or address as subsequently modified by written notice given in accordance with this Section 9(a).

(b) Subscriber acknowledges that the Company and the Placement Agents will rely on the acknowledgments, understandings, agreements, representations and warranties of Subscriber contained in this Subscription Agreement. Prior to the Closing, Subscriber agrees to promptly notify the Company and the Placement Agents if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of Subscriber set forth herein are no longer accurate in all material respects. Subscriber acknowledges and agrees that each purchase by Subscriber of Subscribed Shares from the Company will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notice) by Subscriber as of the time of such purchase. The Company acknowledges that Subscriber will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, the Company agrees to promptly notify Subscriber if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of the Company set forth herein are no longer accurate in all material respects.

(c) Each of the Company, the Placement Agents and Subscriber is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

(d) Subscriber shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.

(e) Neither this Subscription Agreement nor any rights that may accrue to Subscriber hereunder (other than the Subscribed Shares acquired hereunder and Subscriber’s rights under Section 5 hereof) may be transferred or assigned. Neither this Subscription Agreement nor any rights that may accrue to the Company hereunder may be transferred or assigned (provided, that, for the avoidance of doubt, the Company may transfer the Subscription Agreement and its rights hereunder solely in connection with the consummation of the Transactions and exclusively to another entity under the control of, or under common control with, the Company). Notwithstanding the foregoing, Subscriber may assign its rights and obligations under this Subscription Agreement to one or more of its affiliates (including other investment funds or accounts managed or advised by the investment manager who acts on behalf of Subscriber) or, with the Company’s prior written consent, to another person, provided that no such assignment shall relieve Subscriber of its obligations hereunder if any such assignee fails to perform such obligations.

(f) All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing. For the avoidance of doubt, if for any reason the Closing does not occur prior to the consummation of the Transactions, all representations, warranties, covenants and agreements of the parties hereunder shall survive the consummation of the Transactions and remain in full force and effect.

(g) The Company may request from Subscriber such additional information as the Company may reasonably deem necessary to evaluate the eligibility of Subscriber to acquire the Subscribed Shares and to register the Subscribed Shares for resale, and Subscriber shall provide such information as may be reasonably requested. Subscriber acknowledges that subject to the conditions set forth in Section 9(t), the Company may file a copy of this Subscription Agreement with the Commission as an exhibit to a periodic report of the Company or a registration statement of the Company.

(h) This Subscription Agreement may not be amended, modified or waived except by an instrument in writing, signed by each of the parties hereto.

(i) This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

(j) Except as otherwise provided herein (including the next sentence hereof), this Subscription Agreement is intended for the benefit of the parties hereto and their respective affiliates and their respective heirs, executors, administrators, successors, legal representatives, and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person. Except as set forth in Section 8, Section 9(b), Section 9(c), Section 9(e) and this Section 9(j), this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successor and assigns, and the parties hereto acknowledge that such persons so referenced are third party beneficiaries of this Subscription Agreement for the purposes of, and to the extent of, the rights granted to them, if any, pursuant to the applicable provisions.

(k) The parties hereto acknowledge and agree that (i) this Subscription Agreement is being entered into in order to induce the Company to execute and deliver the Transaction Agreement and (ii) irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached and that money or other legal remedies would not be an adequate remedy for such damage. It is accordingly agreed that the parties shall be entitled to equitable relief, including in the form of an injunction or injunctions to prevent breaches or threatened breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. The parties hereto acknowledge and agree that the Company shall be entitled to specifically enforce Subscriber’s obligations to fund the Purchase Price and the provisions of the Subscription Agreement, in each case, on the terms and subject to the conditions set forth herein. The parties hereto further acknowledge and agree: (x) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy; (y) not to assert that a remedy of specific enforcement pursuant to this Section 9(k) is unenforceable, invalid, contrary to applicable law or inequitable for any reason; and (z) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate. In connection with any proceeding for which the Company is being granted an award of money damages, the Subscriber agrees that such damages, to the extent payable by Subscriber, shall include, without limitation, damages related to the consideration that is or was to be paid to the Company under the Transaction Agreement and/or this Subscription Agreement and such damages are not limited to an award of out-of-pocket fees and expenses related to the Transaction Agreement and this Subscription Agreement.

(l) In any dispute arising out of or related to this Subscription Agreement, or any other agreement, document, instrument or certificate contemplated hereby, or any transactions contemplated hereby or thereby, the applicable adjudicating body shall award to the prevailing party, if any, the costs and external attorneys’ fees reasonably incurred by the prevailing party in connection with the dispute and the enforcement of its rights under this Subscription Agreement or any other agreement, document, instrument or certificate contemplated hereby and, if the adjudicating body determines a party to be the prevailing party under circumstances where the prevailing party won on some but not all of the claims and counterclaims, the adjudicating body may award the prevailing party an appropriate percentage of the costs and external attorneys’ fees reasonably incurred and documented by the prevailing party in connection with the adjudication and the enforcement of its rights under this Subscription Agreement or any other agreement, document, instrument or certificate contemplated hereby or thereby.

(m) If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

(n) No failure or delay by a party hereto in exercising any right, power or remedy under this Subscription Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Subscription Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Subscription Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

(o) This Subscription Agreement may be executed and delivered in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

(p) This Subscription Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the principles of conflicts of laws that would otherwise require the application of the law of any other state.

(q) EACH PARTY AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS SUBSCRIPTION AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS SUBSCRIPTION AGREEMENT.

(r) The parties agree that all disputes, legal actions, suits and proceedings arising out of or relating to this Subscription Agreement must be brought exclusively in the United States District Court for the Southern District of New York, the Supreme Court of the State of New York and the federal courts of the United States of America located in the State of New York (collectively the “Designated Courts”). Each party hereby consents and submits to the exclusive jurisdiction of the Designated Courts. No legal action, suit or proceeding with respect to this Subscription Agreement may be brought in any other forum. Each party hereby irrevocably waives all claims of immunity from jurisdiction, and any objection which such party may now or hereafter have to the laying of venue of any suit, action or proceeding in any Designated Court, including any right to object on the basis that any dispute, action, suit or proceeding brought in the Designated Courts has been brought in an improper or inconvenient forum or venue. Each of the parties also agrees that delivery of any process, summons, notice or document to a party hereof in compliance with Section 9(a) of this Subscription Agreement shall be effective service of process for any action, suit or proceeding in a Designated Court with respect to any matters to which the parties have submitted to jurisdiction as set forth above.

(s) This Subscription Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Subscription Agreement, or the negotiation, execution or performance of this Subscription Agreement, may only be brought against the entities that are expressly named as parties or third party beneficiaries hereto and then only with respect to the specific obligations set forth herein with respect to such party or third party beneficiary. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, affiliate, agent, attorney or other representative of any party hereto or of any affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Subscription Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby.

(t) The Company shall, by 9:00 a.m., New York City time, on the first (1st) Business Day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the Commission a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby and by the Other Subscription Agreements and the Transactions. Upon the issuance of the Disclosure Document, to the Company’s knowledge, Subscriber shall not be in possession of any material, nonpublic information regarding the Company received from the Company or any of its officers, directors, or employees or agents, and Subscriber shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral with Company, the Placement Agents, the Company or any of their respective affiliates in connection with the Transactions; provided, that the foregoing shall not apply to the extent that Subscriber or any of its affiliates are an investor in Beachbody as of the date hereof. Notwithstanding anything in this Subscription Agreement to the contrary, the Company (i) shall not publicly disclose the name of Subscriber or any of its affiliates or advisers, or include the name of Subscriber or any of its affiliates or advisers in any press release, without the prior written consent of Subscriber and (ii) shall not publicly disclose the name of Subscriber or any of its affiliates or advisers, or include the name of Subscriber or any of its affiliates or advisers in any filing with the Commission or any regulatory agency or trading market, without the prior written consent of Subscriber, except as required by the federal securities law, regulatory agency or under the regulations of NYSE. Subscriber will promptly provide any information reasonably requested by the Company or any of its affiliates for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the Commission).

(u) The obligations of Subscriber under this Subscription Agreement are several and not joint with the obligations of any Other Subscriber or any other investor under the Other Subscription Agreements, and Subscriber shall not be responsible in any way for the performance of the obligations of any Other Subscriber under this Subscription Agreement or any Other Subscriber or other investor under the Other Subscription Agreements. The decision of Subscriber to purchase Subscribed Shares pursuant to this Subscription Agreement has been made by Subscriber independently of any Other Subscriber or any other investor and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company or any of its subsidiaries which may have been made or given by any Other Subscriber or investor or by any agent or employee of any Other Subscriber or investor, and neither Subscriber nor any of its agents or employees shall have any liability to any Other Subscriber or investor (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Other Subscription Agreement, and no action taken by Subscriber or investor pursuant hereto or thereto, shall be deemed to constitute Subscriber and Other Subscribers or other investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that Subscriber and Other Subscribers or other investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Subscription Agreement and the Other Subscription Agreements. Subscriber acknowledges that no Other Subscriber has acted as agent for Subscriber in connection with making its investment hereunder and no Other Subscriber will be acting as agent of Subscriber in connection with monitoring its investment in the Subscribed Shares or enforcing its rights under this Subscription Agreement. Subscriber shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Subscription Agreement, and it shall not be necessary for any Other Subscriber or investor to be joined as an additional party in any proceeding for such purpose.

(v) The Subscriber hereby acknowledges and agrees that it will not, nor will any person acting at the Subscriber’s direction or pursuant to any understanding with the Subscriber, directly or indirectly offer, sell, pledge, contract to sell, sell any option, engage in hedging activities or execute any “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act of the Subscribed Shares until the consummation of the Transactions (or such earlier termination of this Subscription Agreement in accordance with its terms). For the avoidance of doubt, this Section 9(v) shall not apply to any sale (including the exercise of any redemption right) of securities of the Company (i) held by Subscriber, its controlled affiliates or any person or entity acting on behalf of Subscriber or any of its controlled affiliates prior to the execution of this Subscription Agreement or (ii) purchased by Subscriber, its controlled affiliates or any person or entity acting on behalf of Subscriber or any of its controlled affiliates in open market transactions after the execution of this Agreement. Notwithstanding the foregoing, (a) nothing herein shall prohibit other entities under common management with the Subscriber that have no knowledge of this Subscription Agreement or of the Subscriber’s participation in the subscription (including the Subscriber’s controlled affiliates and/or affiliates) from entering into any short sales and (b) in the case of a Subscriber that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Subscriber’s assets and the portfolio managers have no knowledge of the investment decisions made by the portfolio managers managing other portions of such Subscriber’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Class A Shares covered by this Subscription Agreement.

(w) If Subscriber is a Massachusetts Business Trust, a copy of the Agreement and Declaration of Trust of Subscriber or any affiliate thereof is on file with the Secretary of State of the Commonwealth of Massachusetts and notice is hereby given that the Subscription Agreement is executed on behalf of the trustees of Subscriber or any affiliate thereof as trustees and not individually and that the obligations of the Subscription Agreement are not binding on any of the trustees, officers or stockholders of Subscriber or any affiliate thereof individually but are binding only upon Subscriber or any affiliate thereof and its assets and property

[Signature pages follow]

IN WITNESS WHEREOF, each of the Company and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date first set forth above.

FOREST ROAD ACQUISITION CORP.

By:
Name:
Title:

Address for Notices:

ATTN:
EMAIL:

with a copy (not to constitute notice) to:

[Signature Page to Subscription Agreement]

SUBSCRIBER:

By:
Name:
Title:

Address for Notices:

Name in which shares are to be registered:

Number of Subscribed Shares subscribed for:

Price Per Subscribed Share:	$[•].00

Aggregate Purchase Price:	$

You must pay the Purchase Price by wire transfer of United States dollars in immediately available funds to the account of the Company specified by the Company in the Closing Notice.

[Signature Page to Subscription Agreement]

ANNEX A

ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER

This page should be completed by Subscriber

and constitutes a part of the Subscription Agreement.

A. QUALIFIED INSTITUTIONAL BUYER STATUS

(Please check the applicable subparagraphs):

☐	We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act (a “QIB”)).

OR

B. INSTITUTIONAL ACCREDITED INVESTOR STATUS

(Please check the applicable subparagraphs):

1.

☐ We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act, and have marked and initialed the appropriate box below indicating the provision under which we qualify as an “accredited investor.”

2.	☐ We are not a natural person.

Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. The Investor has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to the Investor and under which the Investor accordingly qualifies as an “accredited investor.”

☐	Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;

☐

Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐

Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5,000,000;

☐

Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

☐	Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person; or

☐	Any entity in which all of the equity owners are accredited investors meeting one or more of the above tests.

Annex F

AMENDED AND RESTATED

REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [            ], 2021, is made and entered into by and among The Beachbody Company, Inc., a Delaware corporation (the “Company”) (formerly known as Forest Road Acquisition Corp., a Delaware corporation), Forest Road Acquisition Sponsor LLC, a Delaware limited liability company (the “Sponsor”), certain equityholders of The Beachbody Company Group, LLC, a Delaware limited liability company (“Beachbody”) set forth on the signature pages hereto (such equityholders, the “Beachbody Holders”), and Kevin Mayer and [            ] (the “Director Holders” and, collectively with the Sponsor, the Beachbody Holders, and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 6.2 or Section 6.10 of this Agreement, the “Holders” and each, a “Holder”).

RECITALS

WHEREAS, the Company and the Sponsor are party to that certain Registration Rights Agreement, dated as of November 24, 2020 (the “Original RRA”);

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger, dated as of February 9, 2021, (as it may be amended or supplemented from time to time, the “Merger Agreement”), by and among the Company, Beachbody, Myx Fitness Holdings, LLC, a Delaware limited liability company, and the other parties thereto;

WHEREAS, on the date hereof, pursuant to the Merger Agreement, the Beachbody Holders received shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), of the Company and/or Class X common stock, par value $0.0001 per share (the “Class X Common Stock” and together with the Class A Common Stock, the “Common Stock”), of the Company;

WHEREAS, on the date hereof, certain stockholders purchased an aggregate of [●] shares of Class A Common Stock (the “Investor Shares”) in a transaction exempt from registration under the Securities Act pursuant to the respective Subscription Agreement, each dated as of February [●], 2021, entered into by and between the Company and each of the stockholders party thereto (each, a “Subscription Agreement” and, collectively, the “Subscription Agreements”);

WHEREAS, pursuant to Section 5.5 of the Original RRA, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the Holders (as defined in the Original RRA) of at least a majority-in-interest of the Registrable Securities (as defined in the Original RRA) at the time in question, and the Sponsor and the Director Holders are Holders in the aggregate of at least a majority-in-interest of the Registrable Securities as of the date hereof; and

WHEREAS, the Company, the Sponsor and the Director Holders desire to amend and restate the Original RRA in its entirety and enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

F-1

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1    Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or the Chief Financial Officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble hereto.

“Beachbody” shall have the meaning given in the Preamble hereto.

“Beachbody Holders” shall have the meaning given in the Preamble hereto.

“Beachbody Lock-up Period” shall mean the period beginning on the Closing Date and ending on [insert date]1.

“Block Trade” shall have the meaning given in Section 2.4.1.

“Board” shall mean the Board of Directors of the Company.

“Class A Common Stock” shall have the meaning given in the Recitals hereto.

“Class X Common Stock” shall have the meaning given in the Recitals hereto.

“Closing” shall have the meaning given in the Merger Agreement.

“Closing Date” shall have the meaning given in the Merger Agreement.

“Commission” shall mean the Securities and Exchange Commission.

“Common Stock” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Competing Registration Rights” shall have the meaning given in Section 6.7.

[1]	Insert the date that is 180 days after the Closing Date

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“Demanding Beachbody Holder” shall have the meaning given in Section 2.1.4.

“Demanding Sponsor Holders” shall have the meaning given in Section 2.1.4.

“Demanding Holder” shall have the meaning given in Section 2.1.4.

“Director Holders” shall have the meaning given in the Preamble hereto.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Form S-1 Shelf” shall have the meaning given in Section 2.1.1.

“Form S-3 Shelf” shall have the meaning given in Section 2.1.1.

“Holder Information” shall have the meaning given in Section 4.1.2.

“Holders” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.

“Insider Letter” shall mean the letter agreement, dated as of November 24, 2020, by and among the Company, the Sponsor and the other parties thereto.

“Investor Shares” shall have the meaning given in the Recitals hereto.

“Joinder” shall have the meaning given in Section 6.10.

“Lock-up” shall have the meaning given in Section 5.1.

“Lock-up Period” shall mean (i) with respect to the Sponsor Holders, the Sponsor Lock-up Period, and (ii) with respect to the Beachbody Holders and their respective Permitted Transferees, the Beachbody Lock-up Period.

“Lock-up Shares” shall mean with respect to (i) the Sponsor Holders, the shares of Common Stock and warrants for Common Stock (other than the warrants purchased by Sponsor pursuant to that certain Private Placement Warrants Purchase Agreement, dated as of November 24, 2020, between the Company and the Sponsor) held by the Sponsor Holders immediately following the Closing (other than shares of Common Stock acquired in the public market) and (ii) the Beachbody Holders and their respective Permitted Transferees, the shares of Common Stock held by the Beachbody Holders immediately following the Closing (other than shares of Common Stock acquired in the public market).

“Maximum Number of Securities” shall have the meaning given in Section 2.1.5.

“Merger Agreement” shall have the meaning given in the Recitals hereto.

“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“Original RRA” shall have the meaning given in the Recitals hereto.

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“Permitted Transferees” shall mean (a) with respect to the Sponsor Holders and their respective Permitted Transferees, (i) prior to the expiration of the applicable Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities prior to the expiration of the applicable Lock-up Period pursuant to the Insider Letter and (ii) after the expiration of the applicable Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter; (b) with respect to the Beachbody Holders and their respective Permitted Transferees, (i) prior to the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities prior to the expiration of the applicable Lock-up Period pursuant to Section 5.2 and (ii) after the expiration of the applicable Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter; and (c) with respect to all other Holders and their respective Permitted Transferees, any person or entity to whom such Holder of Registrable Securities is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter.

“Piggyback Registration” shall have the meaning given in Section 2.2.1.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) any outstanding shares of Common Stock or any other equity security (including warrants to purchase shares of Common Stock and shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by a Holder immediately following the Closing (including any securities distributable pursuant to the Merger Agreement); and (b) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (a) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B)(i) such securities shall have been otherwise transferred, (ii) new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and (iii) subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no volume or other restrictions or limitations including as to manner or timing of sale); and (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

F-4

“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:

(A)    all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Common Stock is then listed;

(B)    fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C)    printing, messenger, telephone and delivery expenses;

(D)    reasonable fees and disbursements of counsel for the Company;

(E)    reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F)    in an Underwritten Offering or other offering involving an Underwriter, reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders.

“Registration Statement” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holders” shall have the meaning given in Section 2.1.5.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf” shall mean the Form S-1 Shelf, the Form S-3 Shelf or any Subsequent Shelf Registration Statement, as the case may be.

“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“Sponsor” shall have the meaning given in the Preamble hereto.

“Sponsor Holders” shall mean the Sponsor and its Permitted Transferees who hold Registrable Securities.

“Sponsor Lock-up Period” shall mean with respect to the Lock-up Shares, the period ending on the earlier of (A) [insert date]2 and (B) subsequent to the Closing (as such term is defined in the Merger Agreement), (x) if the closing price of the Common Stock equals or exceeds $14.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading day period commencing at least 150 days after the Closing (as such term is defined in the Merger Agreement) or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

[2]	Insert the date that is one year after the Closing Date.

F-5

“Subsequent Shelf Registration Statement” shall have the meaning given in Section 2.1.2.

“Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal or as broker, placement agent or sales agent pursuant to a Registration and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.4.

“Withdrawal Notice” shall have the meaning given in Section 2.1.6.

ARTICLE II

REGISTRATIONS AND OFFERINGS

2.1    Shelf Registration.

2.1.1    Filing. The Company agrees that it will file with the Commission (at the Company’s sole cost and expense) a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) or a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), if the Company is then eligible to use a Form S-3 Shelf, in each case, covering the resale of all the Registrable Securities (determined as of two (2) business days prior to such filing) on a delayed or continuous basis no later than forty-five (45) calendar days after the Closing Date, and the Company shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) sixty (60) calendar days after the filing thereof (or, in the event the Commission reviews and has written comments to the Registration Statement, the ninetieth (90th) calendar day following the filing thereof) and (ii) the tenth (10th) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration Statement) to a Form S-3 Shelf as soon as practicable after the Company is eligible to use Form S-3. The Company’s obligation under this Section 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.4.

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2.1.2    Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two (2) business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration Statement shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. The Company’s obligation under this Section 2.1.2, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.3    Additional Registrable Securities. Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of a Sponsor Holder, a Beachbody Holder, or a Director Holder, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then available Shelf (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration Statement shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such Registrable Securities to be so covered twice per calendar year for each of the Sponsor Holders, the Beachbody Holders and the Director Holders.

2.1.4    Requests for Underwritten Shelf Takedowns. Subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, (a) a majority-in-interest of the Sponsor Holders (the “Demanding Sponsor Holders”) or (b) a Beachbody Holder (the “Demanding Beachbody Holder”) (any of the Demanding Sponsor Holders or such Demanding Beachbody Holder being in such case, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering or other coordinated offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with a total offering price reasonably expected to exceed, in the aggregate, $50 million (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Subject to Section 2.4.4, the Company shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the initial Demanding Holder’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Demanding Sponsor Holders and the Demanding Beachbody Holder may each demand not more than two (2) Underwritten Shelf Takedowns pursuant to this Section 2.1.4 in any twelve (12) month period. Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering.

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2.1.5    Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities that the Company desires to sell and all other shares of Common Stock or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other stockholders, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any shares of Common Stock or other equity securities proposed to be sold by Company or by other holders of Common Stock or other equity securities, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities.

2.1.6    Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that the a Sponsor Holder or a Beachbody Holder may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Sponsor Holders, the Beachbody Holders or any of their respective Permitted Transferees, as applicable. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown by the withdrawing Demanding Holder for purposes of Section 2.1.4, unless either (i) such Demanding Holder has not previously withdrawn any Underwritten Shelf Takedown or (ii) such Demanding Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown); provided that, if a Sponsor Holder or a Beachbody Holder elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by such Sponsor Holder or such Beachbody Holder, as applicable, for purposes of Section 2.1.4. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1.6, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.1.6.

2.2    Piggyback Registration.

2.2.1    Piggyback Rights. Subject to Section 2.4.3, if the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, an Underwritten Shelf

F-8

Takedown pursuant to Section 2.1), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan or (v) a Block Trade, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such registered offering, a “Piggyback Registration”). Subject to Section 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering.

2.2.2    Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock or other equity securities that the Company desires to sell, taken together with (i) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, exceeds the Maximum Number of Securities, then:

(a)    if the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities;

(b)    if the Registration or registered offering is pursuant to a demand by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities, if any, of such requesting persons or

F-9

entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities; and

(c)    if the Registration or registered offering and Underwritten Shelf Takedown is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1 hereof, then the Company shall include in any such Registration or registered offering securities in the priority set forth in Section 2.1.5.

2.2.3    Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.6) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include a Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.6), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

2.2.4    Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2.1.6, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1.4 hereof.

2.3    Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade), each Holder that participates in such Underwritten Offering agrees that it shall not Transfer any shares of Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the ninety (90)-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent. Each Holder participating in any Underwritten Offering agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).

2.4    Block Trades.

2.4.1    Notwithstanding any other provision of this Article II, but subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, if a Demanding Holder wishes to

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engage in an underwritten or other coordinated registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”), with a total offering price reasonably expected to exceed, in the aggregate, either (x) $25 million or (y) all remaining Registrable Securities held by the Demanding Holder, then such Demanding Holder only needs to notify the Company of the Block Trade at least five (5) business days prior to the day such offering is to commence and the Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade shall use commercially reasonable efforts to work with the Company and any Underwriters prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade.

2.4.2    Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade, a majority-in-interest of the Demanding Holders initiating such Block Trade shall have the right to submit a Withdrawal Notice to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Block Trade. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade prior to its withdrawal under this Section 2.4.2.

2.4.3    Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade initiated by a Demanding Holder pursuant to this Agreement.

2.4.4    The Demanding Holder in a Block Trade shall have the right to select the Underwriters for such Block Trade (which shall consist of one or more reputable nationally recognized investment banks).

2.4.5    A Holder in the aggregate may demand no more than two (2) Block Trades pursuant to this Section 2.4 in any twelve (12) month period. For the avoidance of doubt, any Block Trade effected pursuant to this Section 2.4 shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to Section 2.1.4 hereof.

ARTICLE III

COMPANY PROCEDURES

3.1    General Procedures. In connection with any Shelf and/or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1    prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities have ceased to be Registrable Securities;

3.1.2    prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least five percent (5%) of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

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3.1.3    prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4    prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5    cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed;

3.1.6    provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7    advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8    at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be (a) necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

3.1.9    notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4;

3.1.10    in the event of an Underwritten Offering, a Block Trade or sale by a broker, placement agent or sales agent pursuant to such Registration, permit a representative of the Holders, the Underwriters or other financial institutions facilitating such Underwritten Offering, Block Trade or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to

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participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration; provided, however, that such representatives, Underwriters or financial institutions agree to confidentiality arrangements in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information; and provided further, that the Company will not include the name of any Holder or any information regarding any Holder not participating in such sale pursuant to such Registration unless required by the Commission or any applicable law, rules or regulations.

3.1.11    obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade or sale by a broker, placement agent or sales agent pursuant to such Registration (subject to such broker, placement agent or sales agent providing such certification or representation reasonably requested by the Company’s independent registered public accountings and the Company’s counsel) in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12    in the event of an Underwritten Offering, a Block Trade or sale by a broker, placement agent or sales agent pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the broker, placement agents or sales agent, if any and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, broker, placement agent, sales agent or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters;

3.1.13    in the event of any Underwritten Offering, a Block Trade or sale by a broker, placement agent or sales agent pursuant to such Registration, enter into and perform its obligations under an underwriting or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or the broker, placement agent or sales agent of such offering or sale;

3.1.14    make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect);

3.1.15    with respect to an Underwritten Offering pursuant to Section 2.1.4, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

3.1.16    otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter or other sales agent or placement agent if such Underwriter or other sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration and an Underwriter.

3.2    Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

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3.3    Requirements for Participation in Registration Statement in Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No person or entity may participate in any Underwritten Offering or other offering involving a Registration and an Underwriter for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.4    Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.4.1    Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed.

3.4.2    Subject to Section 3.4.4, if the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (c) in the good faith judgment of the majority of the Board such Registration, be seriously detrimental to the Company and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.

3.4.3    Subject to Section 3.4.4, (a) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all reasonable efforts to maintain the effectiveness of the applicable Shelf Registration Statement, or (b) if, pursuant to Section 2.1.4, Holders have requested an Underwritten Shelf Takedown and the Company and Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.1.4 or 2.4.

3.4.4    The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to Section 3.4.2 or a registered offering pursuant to Section 3.4.3 shall be exercised by the Company, in the aggregate, on not more than two occasions or for more than sixty (60) consecutive calendar days or more than one hundred and twenty (120) total calendar days in each case, during any twelve (12)-month period.

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3.4.5    Notwithstanding anything to the contrary set forth herein, the Company shall not provide any Holder with any material, nonpublic information regarding the Company other than to the extent that providing notice to such Holder hereunder constitutes material, nonpublic information regarding the Company.

3.5    Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect). Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1    Indemnification.

4.1.1    The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and agents and each person or entity who controls such Holder (within the meaning of the Securities Act), against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2    In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each person or entity who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The

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Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3    Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4    The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5    If the indemnification provided under Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person or entity who was not guilty of such fraudulent misrepresentation.

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ARTICLE V

LOCK-UP

5.1    Lock-up. Subject to Section 5.2, the Beachbody Holders and the Sponsor Holders agree that they shall not Transfer any Lock-up Shares until the end of the applicable Lock-up Period (the “Lock-up”); provided, that the foregoing restriction shall not apply to (i) the exercise by any Holder of any option to purchase shares of Common Stock pursuant to any equity compensation plan of the Company to the extent that such option would expire during the applicable Lock-up Period or (ii) the sale of shares of Common Stock underlying any such option, to the extent necessary to satisfy any exercise price and/or tax obligations arising in connection with the exercise of such option; provided, further, that the net shares of Common Stock underlying any such options (i.e., following the application of subclauses (i) or (ii) or any Company net settlement effectuated to satisfy any exercise price and/or tax obligations arising in connection with the exercise of such option) shall continue to be subject to the Lock-up.

5.2    Permitted Transferees.

5.2.1    Notwithstanding the provisions set forth in Section 5.1, the Beachbody Holders or their Permitted Transferees may Transfer the Lock-up Shares during the applicable Lock-up Period (a) to (i) the Company’s officers or directors, (ii) any affiliates or family members of the Company’s officers or directors, or (iii) the Beachbody Holders or any direct or indirect partners, members or equity holders of the Beachbody Holders, any affiliates of the Beachbody Holders or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates; (b) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person or entity, or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by virtue of a Beachbody Holder’s organizational documents, upon dissolution of the such Beachbody Holder; (f) to the Company; or (g) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the Board or a duly authorized committee thereof or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares Common Stock for cash, securities or other property subsequent to the Closing Date; provided, however, that in the case of clauses (a) through (e) these permitted transferees must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions in this Article V.

5.2.2    Notwithstanding the provisions set forth in Section 5.1, the Sponsor Holders or their Permitted Transferees may Transfer the Lock-up Shares during the applicable Lock-up Period (a) to (i) the Sponsor’s officers or directors, (ii) any affiliates or family members of the Sponsor’s officers or directors, or (iii) the Sponsor Holders or any direct or indirect partners, members or equity holders of the Sponsor Holders, any affiliates of the Sponsor Holders or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates; (b) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person or entity, or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by virtue of a Sponsor Holder’s organizational documents, upon dissolution of the such Sponsor Holder; (f) to the Sponsor; or (g) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the Board or a duly authorized committee thereof or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares Common Stock for cash, securities or other property subsequent to the Closing Date; provided, however, that in the case of clauses (a) through (e) these permitted transferees must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions in this Article V.

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ARTICLE VI

MISCELLANEOUS

6.1    Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: [●], and, if to any Holder, at such Holder’s address, electronic mail address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 6.1.

6.2    Assignment; No Third Party Beneficiaries.

6.2.1    This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

6.2.2    Subject to Section 6.2.4 and Section 6.2.5, this Agreement and the rights, duties and obligations of a Holder hereunder may be assigned in whole or in part to such Holder’s Permitted Transferees; provided, that, with respect to the Beachbody Holders and the Sponsor Holders, the rights hereunder that are personal to such Holders may not be assigned or delegated in whole or in part, except that (x) each of the Beachbody Holders shall be permitted to transfer its rights hereunder as the Beachbody Holders to one or more affiliates or any direct or indirect partners, members or equity holders of such Beachbody Holder (it being understood that no such transfer shall reduce any rights of such Beachbody Holder or such transferees) and (y) each of the Sponsor Holders shall be permitted to transfer its rights hereunder as the Sponsor Holders to one or more affiliates or any direct or indirect partners, members or equity holders of such Sponsor Holder (it being understood that no such transfer shall reduce any rights of the Sponsor or such transferees).

6.2.3    This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

6.2.4    This Agreement shall not confer any rights or benefits on any persons or entities that are not parties hereto, other than as expressly set forth in this Agreement and Section 6.2.

6.2.5    No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 6.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 6.2 shall be null and void.

6.3    Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

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6.4    Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (1) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AND (2) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.

6.5    TRIAL BY JURY. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

6.6    Amendments and Modifications. Upon the written consent of (a) the Company and (b) the Holders of a majority of the total Registrable Securities, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of a majority-in-interest of the Sponsor Holders so long as the Sponsor Holders and their affiliates hold, in the aggregate, at least thirty-three percent (33%) of the outstanding shares of Common Stock of the Company held by such Sponsor Holders as of the date hereof; provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of each Beachbody Holder so long as such Beachbody Holder and its affiliates hold, in the aggregate, at least five percent (5%) of the outstanding shares of Common Stock of the Company; and provided, further, that any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

6.7    Other Registration Rights. Other than (i) the stockholders who have registration rights with respect to their Investor Shares pursuant to their respective Subscription Agreements and (ii) as provided in the Warrant Agreement, dated as of November 24, 2020, between the Company and Continental Stock Transfer & Trust Company, the Company represents and warrants that no person or entity, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person or entity. For so long as (a) the Sponsor Holders and their affiliates hold, in the aggregate, at least thirty-three percent (33%) of the outstanding shares of Common Stock of the Company held by such Sponsor Holders as of the date hereof, the Company hereby agrees and covenants that it will not grant rights to register any Common Stock (or securities convertible into or exchangeable for Common Stock) pursuant to the Securities Act that are more favorable, pari passu or senior to those granted to the Holders hereunder (such rights “Competing Registration Rights”) without the prior written consent of a majority-in-interest of the Sponsor Holders, and (b) a Beachbody Holder and its affiliates hold, in the aggregate, at least five percent (5%) of the outstanding shares of Common Stock of the Company, the Company hereby agrees and covenants that it will not grant Competing Registration Rights without the prior written consent of such Beachbody Holder. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

F-19

6.8    Term. This Agreement shall terminate on the earlier of (a) the tenth anniversary of the date of this Agreement or (b) with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.5 and Article IV shall survive any termination.

6.9    Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

6.10    Joinder. Each person or entity who becomes a Holder pursuant to Section 6.2 hereof must execute a joinder to this Agreement in the form of Exhibit A attached hereto (a “Joinder”).

6.11    Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

6.12    Entire Agreement; Restatement. This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. Upon the Closing, the Original RRA shall no longer be of any force or effect.

[SIGNATURE PAGES FOLLOW]

F-20

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY: The Beachbody Company, Inc. a Delaware corporation

By:
Name:
Title:

HOLDERS: Forest Road Acquisition Sponsor LLC a Delaware limited liability company

By:
Name:
Title:

[Entity Beachbody Holders][3] a [●]

By:
Name:
Title:

[Individual Beachbody Holders][4]

Kevin Mayer

[3]	To be updated to include all Beachbody Holders that are entities.
[4]	To be updated with names of each individual Beachbody Holder.

[Signature Page to Amended and Restated Registration Rights Agreement]

Schedule 1

Beachbody Holders

RPIII Rainsanity LP

RPIII Rainsanity Co-Invest 1 LLC

RPIII Rainsanity Co-Invest 2 LLC

RPIII Rainsanity Co-Invest 3 LLC

Carl Daikeler & Isabelle Brousseau Daikeler Revocable Trust

Ava Daikeler 2012 Irrevocable Trust

Daniel Daikeler 2012 Irrevocable Trust

Jonathan L. Congdon Revocable Trust

First American Trust of Nevada, LLC, Trustee of the Congdon Children’s Trust dated 10/30/2020 fbo Gigi Congdon

First American Trust of Nevada, LLC, Trustee of the Congdon Family Irrevocable Trust dated 10/30/2020

Michael J. Heller

Lauren & Michael Heller 2014 Trust

Tricia Small

Musch Trail Trust

Jonathan Gelfand

Exhibit A

REGISTRATION RIGHTS AGREEMENT JOINDER

The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Amended and Restated Registration Rights Agreement, dated as of [            ], 2021 (as the same may hereafter be amended, the “Registration Rights Agreement”), among The Beachbody Company, Inc., a Delaware corporation (the “Company”), and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.

By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s shares of Common Stock shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein.

Accordingly, the undersigned has executed and delivered this Joinder as of the                      day of                     , 20        .

Signature of Stockholder
Print Name of Stockholder Its:

Address:

Agreed and Accepted as of , 20

The Beachbody Company, Inc.

By:
Name:
Its:

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

The Registrant’s amended and restated certificate of incorporation provides that its directors, officers, employees and agents are entitled to be indemnified by the Registrant to the fullest extent permitted by Section 145 of the Delaware General Corporation Law (“DGCL”). Section 145 of the DGCL concerning indemnification of officers, directors, employees and agents is set forth below.

Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a)

A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)

A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)

To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d)

Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e)

Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former officers and directors or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)

The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g)

A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h)

For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i)

For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j)

The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)

The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any by law, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Registrant’s directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

In accordance with Section 102(b)(7) of the DGCL, the Registrant’s amended and restated certificate of incorporation, provides that no director shall be personally liable to the Registrant or any of its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors, except to the extent such limitation on or exemption from liability is not permitted under the DGCL. The effect of this provision on the Registrant’s amended and restated certificate of incorporation is to eliminate the Registrant’s rights and those of the stockholders (through stockholders’ derivative suits on the Registrant’s behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except, as restricted by Section 102(b)(7) of the DGCL. However, this provision does not limit or eliminate the Registrant’s rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care.

If the DGCL is amended to authorize corporate action further eliminating or limiting the liability of directors, then, in accordance with the Registrant’s amended and restated certificate of incorporation, the liability of the Registrant’s directors to it or its stockholders will be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or amendment of provisions of the Registrant’s amended and restated certificate of incorporation limiting or eliminating the liability of directors, whether by its stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits the Registrant to further limit or eliminate the liability of directors on a retroactive basis.

The Registrant’s amended and restated certificate of incorporation provides that it will, to the fullest extent authorized or permitted by applicable law, indemnify its current and former officers and directors, as well as those persons who, while directors or officers of its corporation, are or were serving as directors, officers, employees or agents of another entity, trust or other enterprise, including service with respect to an employee benefit plan, in connection with any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, against all expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by any such person in connection with any such proceeding.

Notwithstanding the foregoing, a person eligible for indemnification pursuant to the Registrant’s amended and restated certificate of incorporation will be indemnified by the Registrant in connection with a proceeding initiated by such person only if such proceeding was authorized by the Registrant’s board of directors, except for proceedings to enforce rights to indemnification.

The right to indemnification which is conferred by the Registrant’s amended and restated certificate of incorporation is a contract right that includes the right to be paid by the Registrant the expenses incurred in defending or otherwise participating in any proceeding referenced above in advance of its final disposition, provided, however, that if the DGCL requires, an advancement of expenses incurred by the Registrant’s officer or director (solely in the capacity as an officer or director of its corporation) will be made only upon delivery to the Registrant of an undertaking, by or on behalf of such officer or director, to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified for such expenses under the Registrant’s amended and restated certificate of incorporation or otherwise.

The rights to indemnification and advancement of expenses will not be deemed exclusive of any other rights which any person covered by the Registrant’s amended and restated certificate of incorporation may have or hereafter acquire under law, the Registrant’s amended and restated certificate of incorporation, the Registrant’s bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

Any repeal or amendment of provisions of the Registrant’s amended and restated certificate of incorporation affecting indemnification rights, whether by the Registrant’s stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits the Registrant to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision. The Registrant’s amended and restated certificate of incorporation permits it, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other that those specifically covered by the Registrant’s amended and restated certificate of incorporation.

The Registrant’s bylaws include provisions relating to the advancement of expenses and indemnification rights consistent with those set forth in the Registrant’s amended and restated certificate of incorporation. In addition, the Registrant’s bylaws provide for a right of indemnity to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by the Registrant within a specified period of time. The Registrant’s bylaws also permit it to purchase and maintain insurance, at its expense, to protect the Registrant and/or any director, officer, employee or agent of the Registrant’s corporation or another entity, trust or other enterprise against any expense, liability or loss, whether or not the Registrant would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Any repeal or amendment of provisions of the Registrant’s bylaws affecting indemnification rights, whether by the Registrant’s board of directors, stockholders or by changes in applicable law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits the Registrant to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing thereunder with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

The Registrant has entered into indemnification agreements with each of its officers and directors. These agreements require the Registrant to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the Registrant, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 21. Exhibits and Financial Statements Schedules.

Exhibit Number	Description of Exhibit

2.1†**	Agreement and Plan of Merger, dated as of February 9, 2021, by and among Forest Road Acquisition Corp., BB Merger Sub, Inc., Myx Merger Sub, LLC, The Beachbody Company Group, LLC, And Myx Fitness Holdings, LLC. (attached as Annex A-1 to the proxy statement/consent solicitation statement/prospectus which forms part of this Registration Statement).

3.1**	Form of Amended and Restated Certificate of Incorporation of The Beachbody Company, Inc. (included as Annex B-1 to the proxy statement/consent solicitation statement/prospectus which forms part of this Registration Statement).

3.2**	Form of Amended and Restated Bylaws of The Beachbody Company, Inc. (included as Annex B-2 to the proxy statement/consent solicitation statement/prospectus which forms part of this Registration Statement).

4.1	Warrant Agreement, dated November 24, 2020, by and between Forest Road Acquisition Corp. and Continental Stock Transfer & Trust Company, as warrant agent. (incorporated by reference to Exhibit 4.1 to Forest Road Acquisition Corp.’s Current Report on Form 8-K, filed on December 1, 2020).

5.1*	Legal opinion of Ellenoff Grossman & Schole LLP.

8.1*	Tax opinion of Ellenoff Grossman & Schole LLP.

10.1**	Form of Subscription Agreement (attached as Annex E to the proxy statement/consent solicitation statement/prospectus which forms part of this Registration Statement).

10.2**	Sponsor Agreement, dated as of February 9, 2021, by and among Forest Road Acquisition Corp., Forest Road Acquisition Sponsor LLC and The Beachbody Company Group, LLC (attached as Annex A-2 to the proxy statement/consent solicitation statement/prospectus which forms part of this Registration Statement).

10.3**	Member Support Agreement, dated as of February 9, 2021, by and among Forest Road Acquisition Corp., The Beachbody Company Group, LLC and certain equityholders of The Beachbody Company Group, LLC set forth therein (attached as Annex A-3 to the proxy statement/consent solicitation statement/prospectus which forms part of this Registration Statement).

10.4**	Myx Support Agreement, dated as of February 9, 2021, by and among Forest Road Acquisition Corp., Myx Fitness Holdings, LLC, The Beachbody Company Group, LLC and certain equityholders of Myx Fitness Holdings, LLC set forth therein (attached as Annex A-4 to the proxy statement/consent solicitation statement/prospectus which forms part of this Registration Statement).

10.5**	Form of Amended and Restated Registration Rights Agreement (included as Annex F to the proxy statement/consent solicitation statement/prospectus which forms part of this Registration Statement).

10.6#**	Form of The Beachbody Company, Inc. 2021 Incentive Award Plan (included as Annex C to the proxy statement/consent solicitation statement/prospectus which forms part of this Registration Statement).

10.7#**	Form of The Beachbody Company, Inc. Employee Stock Purchase Plan (included as Annex D to the proxy statement/consent solicitation statement/prospectus which forms part of this Registration Statement).

10.8	Administrative Support Agreement, dated November 24, 2020, by and between Forest Road Acquisition Corp. and The Forest Road Company, LLC (incorporated by reference to Exhibit 10.5 to Forest Road Acquisition Corp.’s Current Report on Form 8-K, filed on December 1, 2020).

10.9	Private Placement Warrant Purchase Agreement, dated November 24, 2020, by and between Forest Road Acquisition Corp. and The Forest Road Company, LLC (incorporated by reference to Exhibit 10.4 to Forest Road Acquisition Corp.’s Current Report on Form 8-K, filed on December 1, 2020).

10.10*	Offer of Employment Letter, dated January 20, 2017, by and between The Beachbody Company Group, LLC and Robert Gifford.

10.11*	Form of Non-Employee Director Compensation Program

10.12#*	Warrant Agreement, dated September 18, 2020, by and between The Beachbody Company Group, LLC and Akron Supplement, LLC.

10.13#*	Warrant Agreement, dated September 18, 2020, by and between The Beachbody Company Group, LLC and Schwarzenegger Blind Trust.

23.1**	Consent of WithumSmith+Brown, PC, independent registered public accounting firm of Forest Road Acquisition Corp.

23.2**	Consent of Ernst & Young LLP, independent registered public accounting firm of The Beachbody Company Group, LLC.

23.3*	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 5.1).

23.4*	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 8.1).

23.5**	Consent of WithumSmith+Brown, PC, independent registered public accounting firm of Myx Fitness Holdings, LLC.

24.1*	Power of Attorney (included on signature page to the initial filing of this registration statement).

99.1**	Form of Proxy Card.

99.2*	Consent of Kevin Mayer

99.3*	Consent of Mary Conlin

101.INS*	XBRL Instance Document.

101.SCH*	XBRL Taxonomy Extension Schema Document.

101.CAL*	XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF*	XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB*	XBRL Taxonomy Extension Label Linkbase Document.

101.PRE*	XBRL Taxonomy Extension Presentation Linkbase Document.

*	Previously filed.
**	Filed herewith.
#	Indicates a management contract or compensatory plan or agreement.
†

Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

§	Portions of this exhibit have been redacted in compliance with Regulation S-K Item 601(a)(6).

Item 22. Undertakings

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)

That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)

That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)

To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

(9)

To supply by means of a post-effective amendment all information concerning this transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

(10)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 19, 2021.

FOREST ROAD ACQUISITION CORP.

By:	/s/ Keith L. Horn
Name: Keith L. Horn
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement, as amended has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Keith L. Horn Keith L. Horn	Chief Executive Officer, Secretary and Director (Principal Executive Officer)	May 19, 2021

* Zachary Tarica	Chairperson of the Board of Directors and Chief Investment Officer	May 19, 2021

* Idan Shani	Chief Operating Officer	May 19, 2021

* Salil Mehta	Chief Financial Officer (Principal Financial and Accounting Officer)	May 19, 2021

* Thomas Staggs	Director and Chairperson of the Strategic Advisory Committee	May 19, 2021

* Peter Schlessel	Director	May 19, 2021

* Martin Luther King III	Director	May 19, 2021

* Teresa Miles Walsh	Director	May 19, 2021

* Sheila A. Stamps	Director	May 19, 2021

*/s/ Keith L. Horn Keith L. Horn
Attorney-In-Fact